As filed with the Securities and Exchange Commission on January 29, 2019

File No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10
FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934

Watford Holdings Ltd.
(Exact Name of Registrant as Specified in its Charter)

Bermuda (State or other jurisdiction of incorporation or organization)	98-1155442 (I.R.S. Employer Identification Number)
Waterloo House, 1st Floor
100 Pitts Bay Road, Pembroke HM 08
Bermuda

Registrant’s telephone number, including area code +1 441 278-3455

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common shares, par value $0.01 per share	The NASDAQ Global Market

Securities to be registered pursuant to Section 12(g) of the Act: None.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note
Watford Holdings Ltd. is filing this General Form for Registration of Securities on Form 10 to register our common shares, par value $0.01 per share, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, because we are seeking to list our common shares on The NASDAQ Global Market.  We have applied to list our common shares on The NASDAQ Global Market under the symbol “WTRE.”  We refer to the initial listing of our common shares on The NASDAQ Global Market throughout this registration statement as the “listing.”
Our filings with the U.S. Securities and Exchange Commission, or the SEC, including this registration statement, are available, free of charge, on the SEC’s website, www.sec.gov.
Once this registration statement becomes effective, we will become subject to the information and periodic reporting requirements of the Exchange Act, and will file annual, quarterly and other periodic reports, proxy statements and other information with the SEC. These periodic reports and other information will be available on the SEC’s website referred to above.
We maintain a website at http://www.watfordre.com/. Once this registration statement becomes effective, we will make the information filed with or furnished to the SEC available free of charge through our website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained in, included or referred to on, or accessible through, our website or any other website is not incorporated by reference into and does not constitute a part of this registration statement or any other report or documents we file with or furnish to the SEC.
Except as otherwise indicated, the information in this registration statement assumes the effectiveness of our amended bye-laws immediately prior to the listing of our common shares on the NASDAQ Global Market.
Implications of being an emerging growth company
As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company:

•
we are exempt from the requirement to obtain an attestation and report from our auditors on the assessment of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act;

•	we are permitted to provide less extensive disclosure about our executive compensation arrangements; and

•	we are not required to give our shareholders non-binding advisory votes on executive compensation or approval of golden parachute arrangements.
We may take advantage of these provisions for up to the last day of our fiscal year following the fifth anniversary of our completion of an initial public offering or such earlier time that we are no longer an emerging growth company. We will cease to be an emerging growth company upon the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1.07 billion, (ii) December 31 of the fiscal year that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common shares held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter and we have been publicly reporting for at least 12 months or (iii)

i

the date on which we have issued more than $1.07 billion in non-convertible debt during the preceding three-year period.
We may choose to take advantage of some but not all of these reduced burdens. We have taken advantage of reduced reporting requirements in this registration statement. Accordingly, the information contained herein may be different from the information prospective investors receive from our competitors that are public companies, or other public companies in which prospective investors have made an investment.
Certain defined terms
Unless the context suggests otherwise, any reference in this registration statement to:

•	“ACGL” refers to Arch Capital Group Ltd. and its controlled subsidiaries;

•	“Arch” refers to any one or more of the following direct or indirect subsidiaries of ACGL, as applicable in the context in which such term appears:

•	Arch Capital Services Inc., or ACS, which is a party to a services agreement with Watford Holdings (U.S.) Inc.;

•	Arch Insurance Group Inc., or AIGI, which is a party to certain quota share agreements with one or more of our operating subsidiaries;

•	Arch Investment Management Ltd., or AIM, which manages the majority of our investment grade portfolio;

•	Arch Reinsurance Company, or ARC, which is a party to certain quota share agreements with one or more of our operating subsidiaries and a services agreement with Watford Holdings (U.S.) Inc.;

•
Arch Reinsurance Europe Underwriting Designated Activity Company (formerly known as Arch Reinsurance Europe Underwriting Limited), or ARE, which is a party to certain quota share agreements with one or more of our operating subsidiaries;

•
Arch Reinsurance Ltd., or ARL, which is a party to certain quota share agreements with one or more of our operating subsidiaries and owned approximately 11% of our outstanding common shares as of September 30, 2018;

•	Arch Underwriters Inc., or AUI, which manages the underwriting business of our U.S. operating subsidiaries;

•	Arch Underwriters Ltd., or AUL, which manages the underwriting business of our non-U.S. operating subsidiaries, including Watford Re;

•	our “Investment Managers” refers to AIM, HPS or any other third-party investment managers that manage our investment grade portfolio or our non-investment grade portfolio from time to time;

•	“HPS” refers to HPS Investment Partners, LLC (formerly known as Highbridge Principal Strategies, LLC), which manages our non-investment grade portfolio;

•	“Watford,” “we,” “us” and “our” refers to Watford Holdings Ltd. and its subsidiaries;

•	“Watford Holdings” refers to our company, Watford Holdings Ltd., a Bermuda exempted company;

•	“Watford Holdings U.S.” refers to Watford Holdings (U.S.) Inc., a Delaware company and a wholly-owned subsidiary of our company;

•	“Watford Trust” refers to Watford Asset Trust I, a statutory trust organized under the laws of the State of Delaware;

•	“Watford Re” refers to Watford Re Ltd., a Bermuda domiciled insurance company and a wholly-owned subsidiary of our company;

•	“WIC” refers to Watford Insurance Company, a New Jersey domiciled insurance company and a wholly-owned subsidiary of our company;

•	“WICE” refers to Watford Insurance Company Europe Limited, a Gibraltar domiciled insurance company and a wholly-owned subsidiary of our company; and

•	“WSIC” refers to Watford Specialty Insurance Company, a New Jersey domiciled insurance company and a wholly-owned subsidiary of our company.
Certain abbreviations and definitions of certain insurance, reinsurance, financial and other terms used in this registration statement are defined in the “Glossary of Selected Reinsurance, Insurance and Investment Terms” section of this registration statement.
Registered trademarks and trademark applications
“Watford” and “Watford Re” are the subject of trademark registrations in the United States. Other brands, names and trademarks contained in this registration statement are the property of their respective owners. Solely for convenience, the trademarks, service marks and trade names are referred to in this registration statement without the SM and ® symbols, but such references are not intended to indicate, in any way, that the owner thereof will not assert, to the fullest extent under applicable law, such owner’s rights to these trademarks, service marks and trade names.
Market and industry data and forecasts
Certain market and industry data and forecasts included in this registration statement were obtained from independent market research, industry publications and surveys, governmental agencies and publicly available information. Industry surveys, publications and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. We have not independently verified any of the data from third-party sources, nor have we ascertained the underlying assumptions relied upon therein. Similarly, independent market research and industry forecasts, which we believe to be reliable based upon our management’s knowledge of the industry, have not been independently verified. While we are not aware of any misstatements regarding the market or industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Item 1A. Risk Factors.”

Cautionary Note Regarding Forward-Looking Statements
This registration statement contains forward-looking statements that are intended to enhance the reader’s ability to assess our future financial and business performance. These statements are based on the beliefs and assumptions of our management, and are subject to risks and uncertainties. Generally, statements that are not about historical facts, including statements concerning our possible or assumed future actions or results of operations are forward-looking statements. Forward-looking statements include, but are not limited to, statements that represent our beliefs, expectations or estimates concerning future operations, strategies, financial results or performance, financings, investments, acquisitions, expenditures or other developments and anticipated trends and competition in the markets in which we operate. Forward-looking statements can also be identified by the use of forward-looking terminology such as “may,” “believes,” “intends,” “anticipates,” “plans,” “estimates,” “expects,” “should” or similar expressions. For example, under “Item 1. Business-Recent Developments,” we have included certain preliminary estimates of our financial and operating results for the three months and year ended December 31, 2018. The estimates presented have not been audited, reviewed, compiled, nor have agreed-upon procedures been applied with respect to the preliminary financial data.
Forward-looking statements are not guarantees of performance and we caution prospective investors not to rely on them. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change. Actual results or other outcomes could differ materially from those expressed or implied in our forward-looking statements, as a result of several factors, including the following:

•	our limited operating history;

•	fluctuations in the results of our operations;

•	our ability to compete successfully with more established competitors;

•	our losses exceeding our reserves;

•	downgrades, potential downgrades or other negative actions by rating agencies;

•	our dependence on key executives and inability to attract qualified personnel, or the potential loss of Bermudian personnel as a result of Bermuda employment restrictions;

•	our dependence on letter of credit facilities that may not be available on commercially acceptable terms;

•	our potential inability to pay dividends or distributions;

•	our potential need for additional capital in the future and the potential unavailability of such capital to us on favorable terms or at all;

•	our dependence on clients’ evaluations of risks associated with such clients’ insurance underwriting;

•	the suspension or revocation of our subsidiaries’ insurance licenses;

•	Watford Holdings potentially being deemed an investment company under U.S. federal securities law;

•	the potential characterization of us and/or any of our subsidiaries as a passive foreign investment company, or PFIC;

•	our dependence on Arch for services critical to our underwriting operations;

•	changes to our strategic relationship with Arch or the termination by Arch of any of our services agreements or quota share agreements;

•	our dependence on HPS and AIM to implement our investment strategy;

•	the termination by HPS or AIM of any of our investment management agreements;

•	risks associated with our investment strategy being greater than those faced by competitors;

•	changes in the regulatory environment;

•	our potentially becoming subject to U.S. federal income taxation;

•	our potentially becoming subject to U.S. withholding and information reporting requirements under the U.S. Foreign Account Tax Compliance Act, or FATCA, provisions; and

•
the other risks identified in this registration statement, including, without limitation, those under the sections titled “Item 1A. Risk Factors,” “Item 2. Financial Information-Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Item 1. Business.”

Consequently, such forward-looking statements should be regarded solely as our current plans, estimates or belief as of the date of this registration statement. We do not intend, and do not undertake, any obligation to update any forward-looking statements to reflect future events or circumstances after the date of this registration statement. Given such limitations, prospective investors should not rely on these forward-looking statements in deciding whether to invest in our common shares.
Prospective investors should review carefully the section captioned “Item 1A. Risk Factors” in this registration statement for a more complete discussion of risks and uncertainties relating to an investment in our common shares.

v

Item 1. Business
Our company
We are a global property and casualty, or P&C, insurance and reinsurance company with approximately $1.2 billion in capital as of September 30, 2018 and with operations in Bermuda, the United States and Europe. Our strategy combines a diversified, casualty-focused underwriting portfolio, accessed through our multi-year, renewable strategic underwriting management relationship with Arch, with a disciplined investment strategy comprising primarily non-investment grade corporate credit assets, managed by HPS Investment Partners, LLC, or HPS. We have designed our investment strategy to complement the characteristics of our target underwriting portfolio in order to generate attractive risk-adjusted returns for our shareholders. Our strategy involves a greater degree of investment risk balanced with a less volatile underwriting portfolio, especially in relation to the amount of catastrophe exposure we assume, as compared with traditional insurers and reinsurers.
We were formed in Bermuda in the second quarter of 2013. In March 2014, we raised $1.1 billion in our initial funding and began underwriting reinsurance in the first half of 2014. Our operating subsidiaries all carry a financial strength rating of “A-” (Excellent) with a stable outlook from A.M. Best Company, or A.M. Best, which is the fourth highest of 15 ratings that A.M. Best confers. Each of our operating subsidiaries also carries a financial strength rating of “A” with a stable outlook from Kroll Bond Rating Agency, or KBRA, which is the sixth highest of 22 ratings that KBRA confers. These ratings are each intended to provide an independent opinion of an insurer’s ability to meet its obligations to policyholders and are not ratings of our common shares.
We manage our insurance and reinsurance underwriting through our relationship with Arch, which, through Arch Reinsurance Ltd., or ARL, is one of our founding equity investors. ARL, which is a subsidiary of Arch Capital Group Ltd., or ACGL, a leading global insurance and reinsurance company whose shares are listed on the NASDAQ Global Select Market under the symbol “ACGL,” invested $100 million in our common shares. ACGL had approximately $11.1 billion in capital and a market capitalization of approximately $12.1 billion as of September 30, 2018 and provides a full range of property, casualty and mortgage insurance and reinsurance lines, with a particular focus on writing specialty lines on a worldwide basis through operations in Bermuda, the United States, Canada, Europe, Australia and South Africa.
Our strategic relationship with Arch provides us with unique underwriting expertise and market access based upon our ability to leverage Arch’s global underwriting infrastructure and distribution platform and has enabled us to build a diversified global portfolio of insurance and reinsurance risks. Our operating subsidiaries have written an aggregate of approximately $2.5 billion in gross written premium from inception to September 30, 2018.
Our main operating subsidiary is Watford Re Ltd., or Watford Re, a Bermuda-based company that began writing business in early 2014 and is registered as a Class 4 insurer with the Bermuda Monetary Authority, or the BMA. Bermuda is one of the largest insurance and reinsurance centers in the world, particularly for P&C markets, providing insurance and reinsurance capacity for risks on a global basis. In addition to traditional P&C lines, Watford Re also writes mortgage insurance and reinsurance on a worldwide basis. Our Bermuda presence gives us direct and efficient access to reinsure these risks. In mid-2015, we formed and capitalized Watford Insurance Company Europe Limited, or WICE, in Gibraltar to conduct business in Europe. In December 2015, WICE began writing business with access to markets across the European Union, targeting both personal lines and commercial lines of P&C insurance.
In late 2015, we formed and capitalized Watford Specialty Insurance Company, or WSIC, a U.S.-based excess & surplus, or E&S, lines insurer. In April 2016, WSIC began writing insurance business in the U.S. E&S market, concentrating its efforts on commercial lines of property and casualty coverage, which it distributes through specialized insurance agents also known as program managers. We further expanded our U.S. capabilities in August 2016 through the acquisition and capitalization of Watford Insurance Company, or WIC, which has enabled us to access the larger admitted (or licensed) U.S. insurance market. Between WSIC and WIC, we are able to access the entire U.S. P&C insurance market, offering either admitted insurance products or E&S insurance products to service market demand.
The majority of our investments are allocated to non-investment grade corporate credit assets managed by HPS, which we refer to as our non-investment grade portfolio.
HPS is a global investment platform with a focus on non-investment grade credit. As shown in the chart below, HPS had approximately $46 billion of assets under management as of September 30, 2018. HPS manages our non-investment grade portfolio pursuant to investment guidelines formulated to complement our underwriting portfolio. The primary objective of our non-investment grade investment strategy is to generate attractive risk-adjusted returns comprising current interest income, trading gains and capital appreciation, with an emphasis on capital preservation. As of September 30, 2018, non-investment grade corporate credit comprised approximately 69% of our overall investment portfolio.
Total: $46 billion (Public Credit $17 billion; Private Credit $29 billion)
We refer to the remainder of our invested assets as our investment grade portfolio, which is primarily managed by Arch Investment Management Ltd., or AIM, a subsidiary of Arch that manages the investments of Arch’s own funds.
Our management team is led by John Rathgeber, a highly respected industry veteran with over 35 years of experience. Mr. Rathgeber served as the Chief Executive Officer of Arch Reinsurance Company, or ARC, Arch’s U.S. reinsurance operations, from its inception in 2001 until 2009. Mr. Rathgeber has also served as Vice Chairman of Arch Worldwide Reinsurance Group. In addition, we have recruited a management team that has significant senior leadership and underwriting experience in the insurance and reinsurance industry. We believe our management team’s industry experience is an important competitive advantage.
Since formation, we have meaningfully grown our business, generating sizable underwriting revenue and significant interest income. We believe that we are well-positioned to continue delivering prudent growth by balancing our complementary underwriting and investment strategies. From inception through September 30, 2018, our net written premiums and net interest income were as follows:

	Nine Months Ended September 30,	Year Ended December 31,			ITD
	2018	2017	2016	2015
	($ in thousands)
Net written premiums	$471,815	$553,117	$513,788	$465,959	$2,279,135
Net interest income	77,578	86,523	89,818	72,858	345,026
Competitive strengths
Global insurance and reinsurance company
We are a highly-rated global insurance and reinsurance company with a strong balance sheet and access to the key global insurance markets in Bermuda, Europe and the United States. We benefit from a multi-year, renewable strategic relationship with Arch, which sources opportunities and distributes our products through its global platform in accordance with our underwriting guidelines. The recent establishment of our U.S. and European insurance operations enables direct distribution of our products to our targeted clients, providing us with the flexibility to write on an insurance, reinsurance, or retrocessional basis depending upon the risk-adjusted pricing of particular markets.
Our book of specialty P&C lines is diversified by both territory and line of business. We believe our prudently underwritten, diversified, global book of insurance and reinsurance business is a competitive advantage.
Differentiated, balanced business model
We operate a differentiated, innovative business model compared to traditional insurers and reinsurers. The innovation in our total return business model is the marriage of the income generation potential of higher-coupon, corporate credit fixed income, fixed maturity investments with the underwriting of primarily lower volatility, medium- to long-tail casualty business. Our model is designed to create relatively stable and predictable cash flows from both underwriting (net premium receipts) and investments (interest income and scheduled principal repayments) to meet our underwriting liabilities, which should allow us to avoid being forced to sell assets at inopportune times.
Our dynamic, integrated approach to our underwriting and investments is reflected throughout our organization and enables us, through Arch and HPS, to be nimble and creative in evaluating risks on both sides of our balance sheet. We have engaged Arch and/or HPS, as applicable, to continuously evaluate underwriting and/or investment opportunities, as applicable, on our behalf, and, by leveraging their respective expertise and market access, we may increase or decrease our underwriting premium, adjust our mix of the underwriting portfolio, adjust investment leverage and/or adjust our mix of investment assets depending upon underwriting market conditions, credit market conditions or both. Our investment activities are complementary to our underwriting activities and provide us the ability to compete more effectively for insurance and reinsurance business.
We believe this hybrid approach makes us better equipped than traditional insurance and reinsurance companies to navigate the insurance and reinsurance underwriting cycles that have historically been experienced by the industry. During hard phases of the insurance and/or reinsurance cycles, through our strategic relationship with Arch we have the ability to increase our business volume to capture higher rate levels in the market. An example of this dynamic is our increased writings of European motor insurance, as rates have hardened in recent years.
Through our relationship with HPS, we have the ability to generate higher returns from investment income even when the industry is experiencing soft phases of the insurance and/or reinsurance cycles, and this higher investment income enables us to be competitive in writing soft cycle insurance and reinsurance business that might not otherwise meet our return thresholds.
Additionally, we maintain the ability to generate higher investment income returns when the credit markets provide attractive opportunities. In the period since our inception, while the insurance and reinsurance markets have been in a general softening phase, the credit investment market experienced both a widening and then a tightening of credit spreads.  See “-Our operations-Investment operations-Non-investment grade portfolio-Investment strategy.” As demonstrated by the chart below entitled “Deployment of Assets into Non-Investment Grade Investment Strategy,” our usage of borrowings to purchase additional assets in the non-investment grade portfolio increased as the Credit Suisse High Yield Index’s Spread-to-Worst widened, reflecting HPS’s view that these periods presented more attractive risk-adjusted investment opportunities, which generated increased net interest income. When credit spreads later tightened, assets were sold and the proceeds were used to repay borrowings from the credit facility.
In recognition of our hybrid, total return approach, Arch and HPS each share a portion of their management fees and performance fees related to services provided by Arch and HPS to Watford Re with the other pursuant to a fee sharing agreement. The fee sharing arrangement also provides a marginal alignment of interest benefit by encouraging and rewarding collaborative efforts by allowing both Arch and HPS to participate in the revenue generated by the components of our business that are managed by the other. We pay each of Arch and HPS the fees due under the respective services agreements and the fee sharing agreement does not affect the total amount of fees that we pay; we do not monitor, and we are not made aware of, the actual sharing payments between Arch and HPS. With the exception of the right to consent to any proposed amendment, we have no rights under the fee sharing agreement. We view the fee sharing agreement as a positive factor that strengthens the commitment of each of Arch and HPS to ensuring the quality of the services each performs on our behalf and fosters a cooperative approach to working toward our overall success; however, we neither consider the fee sharing agreement to be central to our business model nor depend on the fee sharing agreement to balance any potential conflicts of interest.
Our relationship with Arch
We believe that our strategic relationship with Arch provides us with a meaningful competitive advantage in both access and expense for our reinsurance business and in launching our recently initiated insurance business. We believe that our ability to leverage Arch’s risk evaluation expertise, global reach, broad distribution network and industry stature provides us with attractive underwriting opportunities that many of our principal competitors do not have the resources or infrastructure to access. On our behalf, Arch monitors opportunities that provide attractive risk-adjusted returns with a particular focus on product lines in which Arch has experience and expertise, particularly any which may have previously experienced adverse results and are therefore beginning to benefit from an increase in premium rates. Similarly, Arch’s underwriting acumen brings us value in determining product lines that due to market conditions are not providing adequate returns and for which writings should be reduced. For instance, because of the prolonged softening of the property catastrophe product line, we have purposely written less premium in that line versus what was originally planned.
As a result of our relationship with Arch, we are able to distribute our products through Arch’s worldwide platform on a variable cost basis, thus avoiding the fixed expense of maintaining our own global underwriting infrastructure. In addition to its $100 million equity investment in our company and its assumption of a minimum 15% share of risks underwritten by us, Arch is aligned with us through the premium-based fees it receives, and strategically through the ability to provide additional solutions to its clients.

The table below provides the fees and reimbursements we have paid to Arch for its services relating to our insurance and reinsurance operations for the three and nine months ended September 30, 2018 and 2017, and the years ended December 31, 2017, 2016 and 2015.

	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ended December 31,
	2018	2017	2018	2017	2017	2016	2015
	($ in thousands)
Fees and Reimbursements to Arch	$10,182	$8,209	$29,066	$25,524	$34,375	$28,840	$19,625
Strong balance sheet
We have a strong balance sheet, unencumbered by many of the legacy exposures the industry assumed in the past, and we are committed to preserving our financial strength. In addition, we utilize low operating leverage and have limited catastrophe exposure. As of September 30, 2018, our total assets were $3.4 billion and our invested assets totaled $2.8 billion across our investment strategies. Our $1.2 billion total capitalization (which includes our preference shares) provides us with the flexibility to engage in attractive underwriting and investment opportunities while maintaining our financial strength.
Variable cost structure
For our underwriting operations, we are able to access Arch’s worldwide underwriting platform which allows us to operate on a predominantly premium-based, variable cost expense structure, incurring operational and underwriting expense only as premiums are written, thus avoiding the fixed expense of maintaining our own global underwriting staff and infrastructure. To date, this access has permitted us to achieve a lower expense ratio than most of our competitors. Our fixed costs are largely limited to supporting enterprise risk management and corporate management functions. This is a meaningful advantage versus other industry participants who face rising expense ratios as market cycles cause premium volumes to decline. This variable cost structure provides us flexibility in managing expenses, which is of particular benefit in the highly competitive, cyclical reinsurance markets in which we operate and for our recently formed insurance operations as we ramp up their premium writings. Further, to the extent Arch continues to develop and grow its platform and capabilities, we benefit through increased opportunities to write attractive business without adding to our fixed cost expenses.
Similarly, we have outsourced our investment management to HPS and AIM and we feel that the structure of the compensation we pay to these managers, comprising a variable, asset-based component in both cases and an incentive-based fee for HPS, provides benefits to us both in terms of aligning interests and providing cost-effective access to the expertise required to execute our chosen investment strategy.
Experienced management team
Our senior management team has an average of over 25 years of experience in the insurance industry. Our senior management team is led by John Rathgeber, who has over 35 years of experience in the reinsurance industry as an underwriter, actuary, risk manager and senior executive. Mr. Rathgeber helped found ARC, Arch’s U.S. reinsurance operations, where he served as the Chief Executive Officer from its inception in 2001 until the fall of 2009, at which point he assumed the role of Vice Chairman of Reinsurance for Arch, the position he retained until leaving Arch to join us in early 2014.
In addition, our management team includes our Chief Operating Officer, Chief Financial Officer, and Chief Risk Officer. Our team has significant senior leadership and underwriting experience in the insurance and reinsurance industry, with vast expertise in operations, financial analysis and reporting, treasury, risk management and actuarial analysis.
Our board of directors has deep insurance, reinsurance and financial services industry experience
We have an experienced board of directors comprising accomplished industry veterans who collectively bring decades of experience from their prior roles operating and working in insurance, reinsurance and other financial services companies. Our board of directors currently consists of five independent directors, two directors appointed by Arch and our Chief Executive Officer.
Strategy
Execute a dynamic business model focused on total returns
We are a total return-driven insurance and reinsurance company. We strive to deliver attractive long-term returns to our shareholders by writing a diversified underwriting portfolio through a proven, disciplined approach, augmented by an investment strategy comprising primarily non-investment grade fixed income corporate credit assets and designed to complement our target underwriting business mix. We feel that this combination enhances our opportunity to thoughtfully deploy our capital in the most effective manner and to produce attractive risk-adjusted returns across both sides of the balance sheet, thereby maximizing the total return for our shareholders.
Build an insurance platform that supplements our reinsurance business
In 2015, we expanded our platform to include P&C insurance business in the United States and European markets. The business we access at the insurance level generally has lower acquisition costs than similar business accessed at the reinsurance level, and provides other operating efficiencies. In addition, we expect that our insurance business will produce further diversification benefits resulting in lower volatility of our underwriting results.
The table below shows the net written insurance premiums generated by our insurance business for the three and nine months ended September 30, 2018 and 2017, and the years ended December 31, 2017, 2016 and 2015. We intend to continue to grow our insurance business opportunistically by leveraging our strategic relationship with Arch.

	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ended December 31,
	2018	2017	2018	2017	2017	2016	2015
	($ in thousands)
Insurance programs and coinsurance - net written premiums	$34,720	$35,268	$103,372	$75,165	$103,213	$55,909	$10,196
Capitalize on the expertise and infrastructure of Arch, our exclusive underwriting manager
We have partnered with Arch to source and manage our underwriting portfolio in accordance with our underwriting guidelines. We believe this relationship will enable us to execute our chosen, casualty-focused underwriting strategy based on Arch’s expertise in our target lines of business. This arrangement provides us with access to Arch’s global underwriting infrastructure and distribution platform, and has allowed us to quickly build a global portfolio of diversified insurance and reinsurance risks.
Pursue an investment approach that complements our underwriting strategy
Our investment strategy seeks to generate attractive risk-adjusted returns comprising interest income, trading gains and capital appreciation with an emphasis on capital preservation. This investment strategy complements our underwriting portfolio, which predominantly targets medium- to long-tail casualty business. Our non-investment grade portfolio, which is managed by HPS, consists of high yielding corporate credit assets. Our goal in pursuing this strategy is to generate superior investment returns, as compared with investment returns achieved by our peers, through disciplined and prudent credit risk analysis and proper pricing for the risk assumed. We seek to achieve risk-adjusted returns that exceed those of typical reinsurer investment portfolios while also producing stable cash flows from scheduled interest payments. Our lower volatility, casualty-focused underwriting portfolio should have predictability in terms of the timing of payments to insurance claimants, thereby mitigating the risk of having to sell assets during times of temporary investment market stresses.
Maintain a robust risk management program
We have a strong risk management function, overseen by our Chief Risk Officer. We benefit from our ability to leverage the risk management infrastructures in place within each of Arch and HPS. We regularly receive relevant exposure and modeling information from Arch and HPS. On that data we overlay our proprietary analytics, tailored risk appetites and controls for an integrated approach to monitoring and reviewing our exposures. We maintain active oversight of our underwriting and investment management service providers at both the management and board level.
Conservative approach to underwriting risk
We have designed our underwriting and investment strategies toward the goal of maintaining our balance sheet strength on a long-term basis through varying phases of market cycles. We target a medium-to long-term, lower volatility underwriting portfolio with tightly managed natural catastrophe exposure. We seek to limit our modeled probable maximum loss, or PML, for property catastrophe exposures for each peak peril and peak zone from a 1-in-250 year occurrence to no more than 10% of the value of our total shareholders’ equity plus our contingently redeemable preference shares, or our total capital, which is less than most of our principal reinsurance competitors. As of September 30, 2018, this modeled net PML was 2.3% of our total capital. Our conscious effort to limit our catastrophe exposure lowers the volatility of our overall underwriting portfolio and provides greater certainty as to future claims-related payout patterns and timing. Our casualty-focused portfolio’s payout pattern is slower than that of most of our competitors due to the longer tail lines of business we write, and that slower payout pattern provides us with the potential for greater investment income on those premiums, thereby providing us an underwriting modeling advantage when competing for those target lines of business.
We have a robust process for setting loss reserves, leveraging the established processes and procedures employed by Arch, making our own analyses and judgments, and through periodic reviews by external actuarial firms. We also regularly monitor our investment portfolios, including performance of the underlying credits, overall liquidity and how well that liquidity matches with the projected claims payments related to our underwriting portfolio. Being prudent stewards of our balance sheet allows us to maintain the confidence of all of our constituents and thereby to position ourselves to better achieve our goals.
Recent developments
The following information reflects our preliminary expectations with respect to our financial and operating results for the three months and year ended December 31, 2018. The estimates presented below have not been audited, reviewed, compiled, nor have agreed-upon procedures been applied with respect to the preliminary financial data.  These preliminary financial and operating results are subject to revision as we complete the preparation of our 2018 year-end financial statements (including all required disclosures) and as the 2018 year-end audit is completed, which revisions could be material.

	(Estimated / Unaudited)	(Unaudited)	(Estimated / Unaudited)	(Audited)
	Three Months Ended		Year Ended
	December 31, 2018	September 30, 2018	December 31, 2018	December 31, 2017
	($ in millions, except percentages and share amounts)
Net premiums earned	$147.0	$135.6	$578.9	$531.7
Underwriting income (loss) (1)	(22.7)	(0.9)	(25.8)	(66.6)
Combined ratio	115.4%	100.7%	104.5%	112.6%

Net interest income (2)	30.0	27.4	107.5	86.5
Net realized gains (losses)	4.6	4.0	(4.8)	0.7
Net unrealized gains (losses)	(102.2)	(7.6)	(109.0)	0.4
Net investment income (loss) (3)	(61.1)	21.4	(6.3)	72.7

Non-recurring direct listing expenses	(9.0)	—	(9.0)	—

Net income (loss) available to common shareholders	(95.3)	18.8	(54.5)	(8.9)

Earnings (loss) per share - basic and diluted	$(4.20)	$0.83	$(2.40)	$(0.39)
Book value per share - basic and diluted	$39.22	$43.44	$39.22	$41.79
(1) Underwriting income (loss) is a non-U.S. GAAP financial measure and is calculated as net premiums earned, less loss and loss adjustment expenses, acquisition expenses and general and administrative expenses.
(2) Net interest income is calculated as interest income, less investment management fees - related parties and borrowings and miscellaneous other investment expenses.
(3) Net investment income (loss) is calculated as the sum of net interest income, net realized gains (losses), net unrealized gains (losses), less investment performance fees - related parties.

•
The estimated combined ratio was 115.4% for the three months ended December 31, 2018, comprised of an estimated 87.9% loss ratio, an estimated 23.4% acquisition expense ratio and an estimated 4.1% general and administrative expense ratio. The elevated combined ratio was primarily driven by property losses from Hurricane Michael, California Wildfires, and other 2018 catastrophe events across the globe.  The property losses net of reinsurance recoveries for these events is estimated at $16 million.  Additionally, our underwriting results were adversely affected by liability losses from the same events.

•
Estimated net investment loss for the three months ended December 31, 2018 was $61.1 million, compared to net investment income of $21.4 million for the three months ended September 30, 2018. While net interest income for the three months ended December 31, 2018 increased by an estimated 9.5% versus the three months ended September 30, 2018, credit spreads widened meaningfully during the quarter resulting in estimated unrealized losses on investments of $102.2 million;

•	Estimated non-recurring expenses of $9.0 million related to legal, advisory and accounting expenses associated with the initial listing of our common shares on The NASDAQ Global Market.
The estimates presented above are not necessarily indicative of any future period and should be read together with the sections entitled “Cautionary Note Regarding Forward-Looking Statements,” “Item 1A. Risk Factors,” “Item 2. Financial Information” and our consolidated financial statements and notes thereto included elsewhere in this registration statement. The preliminary financial and operating data presented in this Recent Developments section of this registration statement has been prepared by, and is the responsibility of, Watford’s management. PricewaterhouseCoopers Ltd. has not audited, reviewed, compiled, or applied agreed-upon procedures with respect to the preliminary financial data. Accordingly, PricewaterhouseCoopers Ltd. does not express an opinion or any other form of assurance with respect thereto.
Our operations
Underwriting operations
Through our underwriting operations we are able to offer a variety of P&C insurance and reinsurance products on a global basis. We target an underwriting portfolio that is diversified by line of business and geography, with a focus on medium- to long-tail casualty business. Given the recent inception of our insurance operations, our underwriting portfolio to-date has been predominantly reinsurance, although we expect our insurance writings to increase going forward. We have built a diversified, low volatility portfolio by purposely limiting our modeled natural catastrophe exposure to a level lower than many other insurers and reinsurers. As of September 30, 2018, our largest peril and zone modeled net PML from a 1-in-250 year occurrence was 2.3% of our total capital. Our strategy is to operate in lines of business in which underwriting skill and specialized knowledge can make a meaningful difference in operating results.
We have been well-received in the market and successful in writing what we believe to be attractive underwriting opportunities. We benefit from Arch’s broad underwriting expertise and worldwide distribution network. Arch’s global, multi-line market presence facilitates the ability for it to strategically adapt our mix of business by geography, product line or type as we or Arch perceive potential opportunities. In addition, as a result of our “A-” (Excellent) rating from A.M. Best and our “A” rating from KBRA, as well as our strong balance sheet, we are well-positioned to increase our premium volume in favorable market cycles, creating additional attractive underwriting opportunities.
Similar to other reinsurers and to other insurers writing business through program managers, we do not separately evaluate each individual risk assumed and are, therefore, largely dependent upon the original underwriting decisions made by the ceding companies and program managers in accordance with agreed underwriting guidelines. However, we believe Arch’s experience in portfolio risk selection and detailed monitoring of cedants and program managers provides us with a competitive advantage.
Our Bermuda-based operating subsidiary, Watford Re, writes a broad range of P&C coverages. In addition to traditional P&C lines, Watford Re also writes mortgage insurance and reinsurance on a worldwide basis. Our reinsurance business leverages Arch’s global underwriting platform to distribute a wide variety of products covering lines of business around the world. We write business for third-party cedants and also assume a significant portion of our business as a reinsurance or retrocession of business that Arch has underwritten for its own portfolio and that also meets our underwriting guidelines and return metrics. The table below provides the percentage of our total gross written premium assumed from Arch for the three and nine months ended September 30, 2018 and 2017, and the years ended December 31, 2017, 2016 and 2015.

	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ended December 31,
	2018	2017	2018	2017	2017	2016	2015
Gross written premium assumed from Arch	34.4%	40.9%	35.2%	49.0%	48.2%	63.3%	66.8%
Arch competes with us and will continue to underwrite business for its own distinct portfolios in accordance with its own policies, strategies and business plans. In sourcing insurance and reinsurance opportunities through its worldwide platform, Arch evaluates the perceived risk exposure pursuant to its proprietary underwriting methodology, and then models the required pricing based on both its and our underwriting criteria. In furtherance of our underwriting philosophy to pursue lines of business in which underwriting knowledge and expertise can drive attractive returns, our underwriting guidelines are based largely on Arch’s own, leveraging the experience of Arch’s underwriting professionals. Our underwriting guidelines differ from Arch’s in several aspects, most notably in that our guidelines purposely limit catastrophe risk and our portfolio focus is on mid- to long-tail casualty and other lines of business with similar tenor, whereas Arch’s target business mix includes more catastrophe exposure and a higher percentage of shorter-tail lines.
In underwriting business on our behalf, Arch fundamentally employs the same qualitative and quantitative evaluation and selection criteria for our underwriting portfolio as it does for its own account and each potential contract is evaluated qualitatively and quantitatively for both Arch’s portfolio and ours. For each opportunity that passes Arch’s qualitative and quantitative screening, when performing the pricing evaluation of a contract on our behalf, Arch applies our investment return assumptions to determine our expected return on the allocated capital for each such business opportunity.  The determination by Arch as to whether to offer only Arch capacity, only our capacity, or both as side-by-side capacity, depends on the result of the pricing analysis using differing investment assumptions for us and Arch, reflecting our differentiated investment strategies. The mid- to long-tail business on which we focus can benefit from a higher return on the premium float and thus, certain opportunities that meet our metrics may not meet those of insurers and reinsurers like Arch with a more traditional investment strategy. In underwriting operations, “float” arises when premiums are received before losses and other expenses are paid and is an interval that sometimes extends over many years. During that time, the insurer invests the premiums, earns interest income and may generate capital gains and losses. In order to provide solutions to its reinsurance brokers and potential insurance clients, Arch has a strategic incentive to place that business with us rather than simply declining to provide capacity to the broker or potential client in such circumstances.
Other than with respect to renewals of business previously written by our underwriting subsidiaries, Arch is not required to allocate any particular business opportunities to us, but we believe that Arch has strong incentives to allocate attractive business to us, based on Arch’s $100 million investment in our common shares, our contractual arrangements through which Arch earns premium-based fees and a profit commission for business written on our behalf, and as well as Arch’s ability to offer potential clients additional solutions, thus gaining a strategic benefit in the competitive, syndicated reinsurance market in which it is often necessary to be on an expiring contract in order to have the opportunity to bid to provide capacity at the next annual renewal.
Through our relationship with Arch, we have built a diversified portfolio of medium- to long-tail commercial lines casualty, other specialty and property risks. Our underwriting segment captures the results of our underwriting lines of business, which are comprised of specialty products on a worldwide basis. Our four major lines of business are described as follows:

•
Casualty reinsurance: coverage provided to ceding company clients on third-party liability and workers’ compensation exposures, primarily on a treaty basis. Business written includes coverages such as: executive assurance, medical malpractice liability, other professional liability, workers’ compensation, excess and umbrella liability and excess auto liability.

•
Other specialty reinsurance: coverage provided to ceding company clients for personal and commercial auto (other than excess auto liability), mortgage, surety, accident and health, workers’ compensation catastrophe, agriculture and marine and aviation.

•
Property catastrophe reinsurance: protects ceding company clients for most catastrophic losses that are covered in the underlying policies. Perils covered may include hurricane, earthquake, flood, tornado, hail and fire, and coverage for other perils on a case-by-case basis. Property catastrophe reinsurance provides coverage on an excess of loss basis when aggregate losses and loss adjustment expense from a single occurrence of a covered peril exceed the retention specified in the contract.

•
Insurance programs and coinsurance: targeting program managers and/or coinsurers with unique expertise and niche products offering primary and excess general liability, umbrella liability, professional liability, workers’ compensation, personal and commercial automobile, inland marine and property business with minimal catastrophe exposure.

Our insurance operations are conducted in the United States and Europe. We established our insurance platform as a complement to our reinsurance strategy to expand our distribution channels. Our insurance strategy is focused on pursuing attractive underwriting opportunities in the U.S. and European insurance markets and we view our insurance platform as having the potential to provide meaningful premium growth.
In the United States, we are authorized to write commercial P&C lines of business in both the admitted market and the E&S market through our WIC and WSIC subsidiaries, respectively. In Europe, we write direct insurance and co-insurance business, primarily in personal P&C lines, through lead insurers and program managers that develop and distribute specialized insurance products for our WICE subsidiary.
We operate and monitor our lines of business through our underwriting segment. The table below provides a breakdown of our gross written premiums for the three and nine months ended September 30, 2018 and 2017:

	Three Months Ended September 30, 2018				Nine Months Ended September 30,
	2018		2017		2018		2017
	Amount	%	Amount	%	Amount	%	Amount	%
	($ in thousands)
Casualty reinsurance	$80,274	43.4%	$82,322	49.5%	$222,636	38.8%	$231,896	49.1%
Other specialty reinsurance	37,434	20.2%	35,625	21.4%	151,083	26.3%	131,723	27.8%
Property catastrophe reinsurance	1,353	0.7%	3,924	2.4%	8,740	1.5%	12,017	2.5%
Insurance programs and coinsurance	65,972	35.7%	44,327	26.7%	191,619	33.4%	97,495	20.6%
Total	$185,033	100.0%	$166,198	100.0%	$574,078	100.0%	$473,131	100.0%
The table below provides a breakdown of our gross written premiums for the years ended December 31, 2017, 2016 and 2015:

	Year Ended December 31,
	2017		2016		2015
	Amount	%	Amount	%	Amount	%
	($ in thousands)
Casualty reinsurance	$284,481	47.4%	$331,127	61.9%	$338,383	69.2%
Other specialty reinsurance	169,100	28.2%	125,404	23.4%	125,635	25.7%
Property catastrophe reinsurance	12,740	2.1%	11,756	2.2%	12,716	2.6%
Insurance programs and coinsurance	133,983	22.3%	66,807	12.5%	12,165	2.5%
Total	$600,304	100.0%	$535,094	100.0%	$488,899	100.0%

Reinsurance operations
Watford Re is a licensed, Class 4 Bermuda-based reinsurer operating under the supervision of the BMA. Arch serves as our exclusive reinsurance portfolio manager and provides reinsurance-related services including exposure modeling, loss reserve recommendations, claims handling and other related services as part of our long-term services agreements with them. All reinsurance contracts are bound on our behalf by designated employees made available to us by Arch, or, in certain circumstances, by Watford Re management.
We assume reinsurance from third-party cedants or from Arch entities on a reinsurance or retrocessional basis. The retrocessions from Arch are from its reinsurance operations in the United States, Bermuda, Europe, and Australia, levering Arch’s distribution and local expertise in its markets. We also have provided, and may continue to provide, reinsurance to Arch’s insurance operations in the United States, the United Kingdom and elsewhere.
Insurance operations
In 2015 and 2016, we established insurance operations in Europe and the United States. These insurance operations provide additional points of access to our target lines of business, with the potential added benefit for lower acquisition costs and other distribution efficiencies. All of our insurance subsidiaries carry our A.M. Best “A-” (Excellent) rating and our KBRA “A” rating and through them we pursue insurance product lines similar to those we target through our reinsurance operations.
In the United States, our principal insurance subsidiaries are WSIC and its wholly-owned subsidiary, WIC, both of which are domiciled in New Jersey. WSIC is an eligible E&S lines insurer in all 50 states and the District of Columbia. WIC is an admitted insurer in all 50 states and the District of Columbia. Following our acquisition of WIC in 2016, we have expanded our certificates of authority to cover a broad range of lines of business in 43 states and the District of Columbia, and we are in the process of similarly expanding our authority in the remaining seven states. Both WSIC and WIC are located in Morristown, New Jersey. Through WSIC and WIC we have the flexibility to access both the E&S and admitted sectors of the U.S. P&C market. Our U.S. insurance subsidiaries concentrate primarily on commercial casualty lines of insurance and have initiated writing business through select program managers.
Our insurance operations in Europe are conducted through WICE, which has its principal office in the British Overseas Territory of Gibraltar. WICE was formed to provide access to insurance risks across the European Union. WICE concentrates on U.K. and Western European risks, predominantly in personal lines of insurance but will also entertain commercial casualty lines.
Our goal within our insurance operations is to be a valued, long-term capacity partner with a select group of well-established, proven program managers, with our integrated total return strategy providing them with competitive solutions for their clients. We have a strong market position as an “A-” rated carrier with approximately $1.2 billion in capital. Many of the insurers providing capacity to program managers are neither as substantially capitalized nor as highly rated as we are; having a strong insurance partner gives program managers an edge when promoting products to clients.
We believe that our ability to enter insurance markets on a largely variable cost basis, unburdened by the fixed costs that would otherwise be required to create a standalone insurance operation, provides us with another significant and fundamental advantage. We benefit from AUI’s and AUL’s industry contacts and market acumen to identify, attract, and retain those program managers who satisfy our guidelines in terms of reputation, technical track record and quality of administration. While we benefit from AUI’s and AUL’s infrastructure, our acquisition and administrative costs are largely based on premiums actually produced.
Subject to our overall underwriting guidelines, on our behalf, AUL, for WICE, or AUI, for WSIC and WIC, thoroughly diligences each prospective program manager and approves underwriting guidelines for each specific line and class of business before delegation of the underwriting and/or claims-handling authority to any such program manager. We believe that by stringently vetting potential program managers we can advantageously and efficiently access a broad customer base while maintaining underwriting control and discipline. Fundamentally, AUL and AUI employ the same evaluation and selection criteria in scrutinizing our prospective program managers as they do for Arch’s own account. The determination by AUL and AUI as to whether to offer our policies, Arch’s policies, or both, depends on the result of the pricing analysis using the differing return assumptions of each company. On an ongoing basis, we and AUL or AUI, as applicable, monitor the business produced and financial condition of each program manager through periodic audits of underwriting, claims and operations.
Sourcing and underwriting
We have a strategic relationship pursuant to which Arch assists us in our pursuit of a highly disciplined underwriting approach, targeting lines of business that we believe will allow us to generate attractive risk-adjusted returns throughout industry market cycles. On our behalf, Arch continuously monitors the broad insurance and reinsurance market for opportunities. Specifically, Arch monitors opportunities that are anticipated to provide attractive risk-adjusted returns with a particular focus on product lines which may have previously experienced adverse results and are therefore beginning to benefit from an increase in premium rates, and thus provide a potentially beneficial time to enter, or increase activity in, those markets. Similarly, on our behalf, Arch analyzes the market for softening product lines for which the applicable rates may provide less attractive risk-adjusted returns and potentially reduces our exposure to such lines accordingly at renewal.
Our strategy is to operate in lines of business in which underwriting expertise can make a meaningful difference in operating results. We are opportunistic in our pursuit of underwriting risks and binding business where we believe we have a competitive advantage in risk evaluation, distribution, investment strategy, or a combination of these factors. Our recent establishment of U.S. and European insurance operations enables us to directly access similar types of underlying risk premium as we underwrite as reinsurance, with what we believe to be better risk-adjusted pricing. Accessing premium through our insurance operations should also provide the benefit of lower acquisitions costs.
Our underwriting philosophy is based on prudent risk selection, risk diversification, and comprehensive pricing analysis. We believe that the key to our approach is adherence to underwriting rigor across all types of business we underwrite. We employ a disciplined, analytical approach to underwriting. As part of the underwriting process, a variety of factors are typically assessed, including: (i) adequacy of underlying rates combined with the expected return on equity for a given insurance or reinsurance program; (ii) the industry reputation, track record, perceived financial strength and stability of the proposed client, or program manager in the case of our insurance business; (iii) the likelihood of establishing a long-term relationship with the client or program manager; (iv) the specialized knowledge and access to business that they possess; (v) the geographic area in which the client or program manager does business, together with our aggregate exposures in that area; (vi) historical loss data for the client or program manager; and (vii) projections of future loss frequency and severity.
Pursuant to our underwriting guidelines, we target an underwriting portfolio with tightly managed natural catastrophe exposure. We currently seek to limit our modeled PML for property catastrophe exposures for each peak peril and peak zone from a 1-in-250 year occurrence to no more than 10% of our total capital, which is less than most of our principal reinsurance competitors. Our conscious effort to limit our catastrophe exposure lowers the volatility of our overall underwriting portfolio and provides greater certainty as to future claims-related payout patterns and timing, dovetailing well with our non-investment grade investment strategy by minimizing the possibility of needing to sell investments at inopportune times in the investment market cycles.

We believe that our experienced senior management, combined with Arch’s underwriting expertise and broad market access, allows us to identify business with attractive risk-reward characteristics. As new underwriting opportunities are identified, we explore the suitability of underwriting the new business in order to take advantage of perceived market trends, particularly in lines of business for which Arch already possesses deep underwriting expertise.
Policy service and claims management
Arch provides underwriting services, portfolio management, exposure modeling, loss reserve recommendations, claims-handling, legal oversight, regulatory compliance, policy issuance and development, underwriting systems review, program manager audits, accounting support and administrative support, in each case, subject to the terms and conditions of our services agreements with Arch, including our underwriting and operational guidelines, as well as the oversight of our management and board of directors.
We believe that handling claims is an important component of customer service through which we can differentiate ourselves from our competitors. The ability to handle claims in accordance with industry best practices and standards fosters credibility in the market both with customers and with program managers. Through this arrangement with Arch, we gain access on a very cost-effective basis to highly experienced underwriting, claims, and support function professionals and benefit from the exemplary customer service reputation Arch has earned over its 16-year history.
In administering claims on our behalf, Arch may engage third-party claims-handling firms to monitor, adjust and pay claims up to designated approval levels. Arch provides close supervision over any such third-party managers. Claims-handling firms are monitored and audited on an ongoing basis. When considering any proposed claims-handling delegation, Arch evaluates the candidate’s expertise, track record, staffing adequacy, reputation and licensing as required.
Reinsurance relationships
We have entered into outward quota share reinsurance agreements with Arch for each of our operating subsidiaries, which we believe provides a strong alignment of interest through Arch’s assuming a direct and meaningful sharing of the risk it underwrites for us. Subject to limited exceptions, Arch participates in a minimum 15% interest in all risks written by us, either by its own original participation, writing a companion line with us, or by accepting a minimum 15% quota share participation on all other contracts.
From time to time, we purchase third-party reinsurance when deemed advantageous from a portfolio management standpoint. We only use reinsurers carrying an “A-” or higher rating from A.M. Best or Standard & Poor’s or, alternatively, reinsurers that provide sufficient collateral to mitigate credit risk exposure.
Investment operations
Overview
Our invested assets are funded with our capital, accumulated net underwriting float, reinvested net interest income, net capital gains and borrowings to purchase investments. These invested assets are allocated between our non-investment grade portfolio and our investment grade portfolio. As of September 30, 2018, our non-investment grade portfolio represented approximately 69% of our invested assets and our investment grade portfolio represented approximately 31% of our invested assets. Our investment operations are monitored by our Chief Risk Officer and the investment committee of our board of directors.
Our non-investment grade portfolio is comprised principally of corporate credit assets managed by HPS pursuant to separate investment management agreements with Watford Re, Watford Asset Trust I, or Watford Trust, and each of our insurance subsidiaries. Each such investment management agreement with HPS includes investment guidelines. Subject to these guidelines, HPS makes all investment decisions with respect to our non-investment grade portfolio on our behalf. Our non-investment grade investment strategy and guidelines are formulated to complement our target underwriting portfolio, being designed to meet the projected payout characteristics of the medium- to long-tail, lower-volatility underwriting portfolio we underwrite.
The remainder of our investment portfolio is invested in investment grade assets, the largest portion of which is managed by AIM. We also have several investment-grade accounts managed by third-party managers.
The following chart shows the breakdown of our total investments among our non-investment grade portfolio and our investment grade portfolio as of September 30, 2018:
Total: 2,776.0 million

The following chart shows the breakdown of our investments by rating within our total investment portfolio as of September 30, 2018:
Total: 2,776.0 million
Investment grade ratings, such as “BBB” and above, indicate the applicable rating agency’s view that the investment has a low risk of credit default and that the obligor has at least adequate capacity to meet its financial commitments on the obligation.
Ratings below investment-grade, such as “BB”, “B” and “CCC,” indicate the applicable rating agency’s view that the investment is speculative, that the obligor is more vulnerable than investment grade-rated obligors, and that, in the event of adverse business, financial, or economic conditions, the obligor is less likely to have the capacity to meet its financial commitments on the obligation. Based on published criteria, a “BB” rating reflects the applicable rating agency’s view that, while the obligation is less vulnerable to non-payment than other speculative issues, it faces major ongoing uncertainties or exposure to adverse business, financial, or economic conditions which could lead to the obligor’s inadequate capacity to meet its financial commitment on the obligation. A rating of “B” reflects the applicable rating agency’s view that the obligor currently has the capacity to meet its financial commitment on the obligation, but adverse business, financial, or economic conditions will likely impair the obligor’s capacity or willingness to meet its financial commitment on the obligation. A rating of “CCC” indicates the applicable rating agency’s view that the obligation is currently vulnerable to non-payment and is dependent upon favorable business, financial, and economic conditions for the obligor to meet its financial commitment on the obligation. A rating below “CCC” indicates the applicable rating agency’s view that the obligation is currently highly vulnerable to non-payment.
A portion of our investment portfolio consists of assets that do not have a rating from one of the major rating agencies. Just as is done in connection with a potential investment in a rated debt obligation, when offered the opportunity to invest our assets into an unrated obligation, HPS thoroughly evaluates the obligor and the potential investment and makes a determination as to the inherent risks and whether the terms provide an attractive risk-adjusted return. A debt issuer may choose to forgo obtaining a rating for a number of reasons, particularly if the debt issuer is doing a small privately placed transaction for which the ratings fees would be a burdensome expense or if the desired transaction date does not allow sufficient time for the completion of the rating process.

It is also possible that a prospective issuer or the terms of the proposed obligation would not meet the rating agency requirements for the level of rating desired by the obligor company.
The following table shows the components of our net investment income (loss) on investments for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	($ in thousands)
Interest income	$38,704	$31,181	$109,830	$88,198
Investment management fees - related parties	(4,314)	(5,316)	(12,616)	(14,996)
Borrowing and miscellaneous other investment expenses	(6,993)	(3,891)	(19,636)	(10,855)
Net interest income	27,397	21,974	77,578	62,347
Realized and unrealized gain (loss) on investments	(3,617)	2,510	(16,237)	12,686
Investment performance fees - related parties	(2,407)	(3,713)	(6,606)	(11,052)
Net investment income (loss)	$21,373	$20,771	$54,735	$63,981

	Year Ended December 31,
	2017	2016	2015
	($ in thousands)
Interest income	$125,463	$122,378	$94,619
Investment management fees - related parties	(21,451)	(16,563)	(16,024)
Borrowing and miscellaneous other investment expenses	(17,489)	(15,997)	(5,737)
Net interest income	86,523	89,818	72,858
Realized and unrealized gain (loss) on investments	1,120	80,643	(81,337)
Investment performance fees - related parties	(14,905)	(24,065)	—
Net investment income (loss)	$72,738	$146,396	$(8,479)
Non-investment grade portfolio
Background on HPS. HPS is a global investment firm with a focus on non-investment grade credit. Established in 2007, HPS has over 100 investment professionals and over 250 total employees. HPS manages capital for sophisticated investors, including financial institutions, public and corporate pension funds, sovereign wealth funds, funds of funds, endowments, foundations and family offices, as well as individuals. HPS is headquartered in New York with ten additional offices globally. HPS has approximately $46 billion of assets under management as of September 30, 2018.
HPS was originally formed as a unit of Highbridge, a subsidiary of JPMorgan Asset Management Holdings Inc., and formerly known as Highbridge Principal Strategies, LLC. In March 2016, the principals of HPS acquired the firm from JPMorgan Asset Management Holdings Inc., which retained Highbridge’s hedge fund strategies.
Investment strategy. Our non-investment grade portfolio seeks to generate attractive risk-adjusted returns comprising current interest income, trading gains and capital appreciation, with an emphasis on capital preservation. To execute the non-investment grade component of our investment strategy, we mandated HPS with a strategy that (i) is designed to meet the projected payout characteristics of the medium- to long-term, lower-volatility underwriting portfolio we underwrite and (ii) seeks to achieve risk-adjusted returns that exceed those of typical reinsurer investment portfolios by focusing on non-investment grade assets, with the flexibility to invest a limited portion of this portfolio in less liquid assets. Specifically, we seek to achieve investment returns that exceed those returns achieved by our competitors from their fixed-income portfolios, and we seek to achieve those superior returns with less investment portfolio volatility than experienced by certain peers’ investment portfolios that have the potential for returns commensurate with our investment returns. We believe this strategy provides us with risk-adjusted returns that are both attractive and appropriate given our underwriting portfolio.
HPS manages our non-investment grade corporate credit assets, including bank loans and high yield bonds, and may also invest in other instruments such as mezzanine debt, equities, credit default swaps, structured credit instruments and other derivative products. Our non-investment grade portfolio seeks to generate attractive risk-adjusted returns comprising current interest income, trading gains and capital appreciation, with an emphasis on capital preservation. Pursuant to these investment guidelines, HPS is permitted to hedge the assets in our non-investment grade portfolio to reduce volatility and protect against systemic risks, as well as to enter into opportunistic short positions. Other than cash and cash equivalents, investment positions with a single issuer will comprise no more than 7.5% of the aggregate Long Market Value (defined as the value of the long investments of the portfolio of Watford Re or Watford Trust, valued using the methodologies set forth in Watford Re’s or Watford Trust’s investment management agreement with HPS, as applicable) of our non-investment grade portfolio. Positions established primarily for hedging purposes (including, without limitation, index positions) are not subject to this limit, and capital structure arbitrage positions in an issuer are deemed separate investments for the purposes of these limitations.
Through this strategy, we seek to achieve risk-adjusted returns that exceed those of typical reinsurer investment portfolios by focusing on non-investment grade assets, with the flexibility to invest a limited portion of this portfolio in less liquid assets. Limited positions in equity securities are also permitted, subject to our non-investment grade investment guidelines, which are an integral component of each applicable investment management agreement. Generally, any equity investments are not expected, in the aggregate, to represent more than 10% of the Long Market Value of our non-investment grade portfolio, and are expected to be focused on either a value-oriented approach or a catalyst to a realization event, which include restructurings, lawsuits and regulatory changes, among other examples. Equity investments resulting in ownership exceeding 18.5% of the outstanding equity securities of an issuer, measured at the time of investment, will require our prior approval. HPS may also utilize other investment instruments for our non-investment grade portfolio, subject to our non-investment grade investment guidelines.
The non-investment grade investment guidelines under Watford Trust’s and our insurance subsidiaries’ respective investment management agreements with HPS also contain certain limitations relating to, among other things, the concentration of investments and utilization of leverage. For more information, see “Item 7. Certain Relationships and Related Transactions, and Director Independence-Agreements with HPS-Investment management agreements.” As of September 30, 2018, HPS was in compliance with all non-investment grade investment guidelines.
In order to implement our non-investment grade investment strategy, HPS may also, from time to time and upon consultation with us, invest a portion of our non-investment grade portfolio in investment funds managed by HPS. While there is no codified limit on the portion of our non-investment grade portfolio that may be invested in funds managed by HPS, we only expect to invest additional assets from our non-investment grade portfolio in funds managed by HPS to the extent that HPS, in consultation with us, determines that such investment would provide economic, tax, regulatory or other benefits to us (for instance, such as allowing us to access a strategy that we would not have been able to efficiently access other than through investment in such a fund). To the extent that any such assets are invested directly or indirectly in funds managed by HPS, such assets invested in funds managed by HPS are part of our non-investment grade portfolio. We pay HPS performance and management fees on the assets in our non-investment grade portfolio. Such fees are calculated on the non-investment grade portfolio as a whole such that the assets, if any, invested in HPS-managed funds were to increase in value in a given period but the non-investment grade portfolio as a whole were to decrease during such period, we would not owe HPS a performance fee for such period. Similarly, if the assets, if any, invested in HPS-managed funds were to decrease in value in a given period but the non-investment grade portfolio as a whole were to increase during such period, we would owe HPS a performance fee for such period. We do not pay HPS any separate or additional fees with respect to any such assets invested in HPS-managed funds. As of September 30, 2018 and December 31, 2017, our non-investment grade portfolio held $48.4 million and $49.6 million, respectively, in an investment fund managed by HPS. As of the years ended December 31, 2016 and 2015, our non-investment grade portfolio did not have any investments in funds managed by HPS.
When evaluating an insurer’s financial strength and determining minimum capital requirements, rating agencies and applicable regulators typically assign capital charges to not only the underwriting portfolio but also to the different classes of investment assets held by that insurer, based on the perceived level of risk and volatility. Our non-investment grade assets are viewed as riskier than investment-grade assets and thereby carry higher capital charges than those assigned to investment grade assets, and therefore we may be required to hold more capital than similarly-sized traditional insurers and reinsurers, and it is possible that, for certain atypical, non-investment grade assets, we might receive minimal or no regulatory capital credit. While our strategy involves a greater degree of investment risk than is typical for traditional insurers and reinsurers, in our overall enterprise risk management framework, such increased investment risk is balanced with the more predictable timing of claims payments inherent in our underwriting portfolio, especially in relation to the lesser amount of catastrophe exposure we assume, as compared with the amount of such catastrophe risk assumed by many of our insurance and reinsurance peers. Our having a mid- to long-tail underwriting portfolio reduces, but does not entirely eliminate, the risk of needing to sell investment assets into an inopportune market cycle in order to generate cash for claims payments.
In undertaking this strategy, based on the interest rate and/or credit spread environment as of any given quarter-end, we may periodically be required to absorb mark-to-market movements in our asset valuation on our financial statements. Our model is designed to create relatively stable and predictable cash flows from both underwriting and interest income to meet insurance liabilities, which should allow us to avoid being forced to sell assets at inopportune times.
The following chart shows the composition of our non-investment grade portfolio as of September 30, 2018:
Total: $1,928.3 million

Our investment guidelines permit HPS to utilize leverage in managing assets of Watford Re and Watford Trust (but not WICE, WSIC or WIC). Any such leverage, expressed as the excess of the value of the long investments of the portfolio of Watford Re or Watford Trust (valued using the methodologies set forth in Watford Re’s or Watford Trust’s investment management agreement with HPS, as applicable, and referred to as the Long Market Value), as applicable, over the net asset value of the portfolio as a percentage of the net asset value of the portfolio, is generally not to exceed 80%. See “Item 7. Certain Relationships and Related Transactions, and Director Independence-Agreements with HPS-Investment management agreements.” Leverage may take a variety of forms, including borrowings to purchase additional assets, trading on margin total return swaps and other derivatives, and the use of inherently leveraged instruments. Depending on the extent of the leverage utilized for our non-investment grade portfolio, the net value of our investment assets will increase or decrease at a greater rate than if leverage were not utilized.
The following chart shows the use of borrowings in our non-investment grade portfolio since 2014 and the Credit Suisse High Yield Index’s Spread-to-Worst since 2014. The spread-to-worst of the index is defined as the weighted average spread-to-worst of the bonds included in the index, where the spread-to-worst for each bond is the difference between the yield-to-worst for that bond and the yield of a U.S. Treasury security with a comparable maturity. The yield-to-worst for each bond is determined by computing the yield for that bond at all possible principal repayment dates, including the maturity date and each redemption date. The minimum of these calculated yields is the yield-to-worst, provided that, by definition, the yield must be above the yield of a U.S. Treasury security with a maturity date comparable to the bond’s yield-to-worst principal repayment date.
In the period since our inception, the credit-focused investment market experienced both a widening and then a tightening of credit spreads. As shown on the chart below, HPS, on our behalf, increased the deployment of assets into our credit-focused strategy through borrowings from our credit facility during the period in which credit spreads widened and then contracted the deployment of assets accordingly when credit spreads tightened. As demonstrated by the “Non-Investment Grade Portfolio Borrowing Ratio” chart below, our usage of borrowings to purchase additional assets in the non-investment grade portfolio increased as the Credit Suisse High Yield Index’s Spread-to-Worst widened, reflecting HPS’s view that these periods presented more attractive investment opportunities. When credit spreads later tightened, HPS, on our behalf, sold assets and we used the proceeds to repay borrowings from the credit facility.

Non-Investment Grade Portfolio Borrowing Ratio

Borrowing Ratio
Credit Suisse High Yield Spread-to-Worst
950
850
750
650
550
450
350
—%
—%
4.7%
7.6%
9.4%
30.7%
43.5%
27.4%
27.9%
21.0%
17.2%
12.4%
14.8%
20.3%
14.5%
20.3%
20.1%
2014Q2
2014Q3
2014Q4
2015Q1
2015Q2
2015Q3
2015Q4
2016Q1
2016Q2
2016Q3
2016Q4
2017Q1
2017Q2
2017Q3
2017Q4
2018Q1
2018Q2
2018Q3

In the chart above, the term “Borrowing Ratio” represents borrowings to purchase investments divided by the market value of the non-investment grade portfolio net of these borrowings. From time to time, HPS takes short positions, and hedges or leverages the portfolio exposure through derivative instruments or otherwise. The chart above does not reflect the value of short positions or leverage inherent in derivative positions, and thus may not be fully reflective of the market exposure of the portfolio at any given time.

The charts below compare our return on our non-investment grade portfolio to the benchmarks of the Credit Suisse High Yield Index and Leveraged Loan Index performance. Because our non-investment grade portfolio contains both high yield bonds and leveraged loans, we show a comparison of our non-investment grade portfolio returns to a 50/50 blend of the Credit Suisse High Yield Index and Leveraged Loan Index. Notwithstanding this comparison, the actual relative percentage composition of our non-investment grade portfolio is not designed to be a 50/50 allocation between high yield bonds and leveraged loans and it is unlikely that the composition of our non-investment grade portfolio will ever equal that metric.

	From Inception Through September 30, 2018
	Returns	Annualized (2)	Volatility (3)
CS HY Index	22.2%	4.6%	2.7%
CS LL Index	19.9%	4.1%	1.3%
50/50 LL/HY	21.1%	4.4%	2.0%
Watford (1)	25.9%	5.2%	1.9%
(1) Represents Watford’s net investment return on its HPS managed, non-investment grade portfolio. Net investment return in calculated as net investment income divided by average net invested assets from the non-investment grade portfolio. Net invested assets is calculated as the sum of total investments, accrued investment income and receivables for securities sold, less revolving credit agreement borrowings, payable for securities purchased and payable for securities sold short.
(2) Annualized return calculated as (1+ ITD Return)^(1/4.5 years)-1
(3) Volatility is calculated as the standard deviation of the quarterly returns over the period from inception through September 30, 2018.
Our non-investment grade portfolio may purchase or short-sell securities without an offsetting position in a related security based on HPS’s determination that a particular security is undervalued or overvalued. Our non-investment grade portfolio may engage in interest rate hedging using swaps, treasuries, interest rate futures or other derivative instruments. Additionally, our non-

investment grade portfolio may employ single name and index credit derivatives in an attempt to hedge credit exposure.
HPS combines a disciplined investment approach with a substantial platform for transaction sourcing. Through this platform, HPS’s investment professionals seek to identify and invest in a select number of investment opportunities. HPS is required to adhere to our non-investment grade portfolio’s investment guidelines and provides us with regular non-investment grade portfolio risk and performance updates, and provides a risk and performance review to our board of directors on a quarterly basis.
HPS’s investment process is driven by a rigorous investment screening and selection process, with the stated objective of generating attractive risk-adjusted returns comprising current interest income, trading gains and capital appreciation, with an emphasis on capital preservation. As part of HPS’s investment process, HPS manages our non-investment grade portfolio in accordance with the non-investment grade investment guidelines. HPS’s investment process emphasizes fundamental analysis and due diligence by seeking to evaluate potential investments based upon review and analysis of available public and private information including: (i) historical financial information; (ii) financial projections; (iii) business, sector and industry diligence; and (iv) legal analysis of the company and investment documentation. When possible, HPS seeks to achieve robust asset coverage in its investments.
Since our inception in 2014, starting with our initial $1.13 billion capital raise, HPS has methodically deployed the assets that we have allocated to our non-investment grade portfolio as market opportunities arose. As a result, until our non-investment grade allocation of our initial capital and underwriting float was fully deployed by HPS, our historical investment income was not reflective of a fully invested non-investment grade portfolio. The following chart depicts the deployment of the portion of our assets allocated to this non-investment grade investment strategy, including a breakout of the amount of borrowings related to purchases of non-investment grade investments in this portfolio and the commensurate increase in net interest income during the period of higher asset deployment into our credit-focused strategy. In the chart below and throughout this registration statement, in connection with our non-investment grade portfolio, the term “net non-investment grade assets” are our total invested assets allocated to our non-investment grade investment strategy less borrowings to purchase such investments, and “net interest income” is interest income net management fees paid to HPS and borrowing costs.

The investments in our non-investment grade portfolio in 2014 were predominantly leveraged loans, based on HPS’s then-current view of the relative value of those assets versus bonds. Since that time, the proportion in bonds has grown to approximately one-half of the non-investment grade portfolio as of September 30, 2018, which is in line with our investment targets. The following chart shows the size and composition of our non-investment grade portfolio since the commencement of portfolio operations in 2014.

The table below provides the compensation to HPS incurred for the three and nine months ended September 30, 2018 and 2017, and the years ended December 31, 2017, 2016 and 2015.

	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ended December 31,
	2018	2017	2018	2017	2017	2016	2015
	($ in thousands)
Investment management fees and performance fees to HPS	$6,415	$8,937	$18,334	$25,746	$35,732	$40,392	$16,024
Investment grade portfolio
In conducting our underwriting business, we maintain a portion of our assets in investment grade securities and cash. The size of our investment grade portfolio and the amount we hold in cash will vary over time based on the business we write. We hold a certain amount of investment grade securities and short-term investments, largely to satisfy regulatory requirements for our U.S. insurance subsidiaries or to post as collateral for certain of Watford Re’s clients for commercial reasons or to obtain regulatory credit for the reinsurance they purchase. As of September 30, 2018, approximately 4.3% of our investment grade portfolio was held in our U.S. subsidiaries, 92.2% was posted as collateral and the remaining 3.5% were discretionary investments.
Our investment grade portfolio is primarily managed by AIM, with certain accounts managed by third-party managers, and generally holds corporate credits assets, government bonds, and asset and mortgage-backed securities. AIM and each third-party manager manages our investment grade portfolio pursuant to investment management agreements that it has entered into with Watford Re and each of our operating subsidiaries. For a discussion of our agreements with AIM, see “Item 7.

Certain Relationships and Related Transactions, and Director Independence-Agreements with Arch-Investment management agreements.” Subject to our investment guidelines for this portfolio, AIM and these third-party managers make all applicable investment decisions on our behalf.
As of September 30, 2018, we had $2,776.0 million of invested assets, with $847.6 million in our investment grade portfolio, of which $775.5 million were investment grade assets managed by AIM. The following chart describes the composition of our investment grade portfolio as of September 30, 2018:
Total: $847.6 million

The table below provides the compensation to AIM for the three and nine months ended September 30, 2018 and 2017, and the years ended December 31, 2017, 2016 and 2015.

	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ended December 31,
	2018	2017	2018	2017	2017	2016	2015
	($ in thousands)
Investment management fees to AIM	$306	$92	$888	$302	$624	$236	$—
Industry overview
Background
Insurance and reinsurance companies derive substantially all of their revenues from net earned premiums, interest income and net gains and losses from investment securities. Gross written premiums represent amounts, net of acquisition costs, received from policyholders (in insurance) and ceding companies (in reinsurance). Net earned premiums represent the portion of net premiums (gross written premiums less premiums ceded for reinsurance purchased from third parties) which are recognized as revenue over the period of time that coverage is provided (i.e., ratably over the life of the policy). In underwriting operations, “float” arises when premiums are received before losses and other expenses are paid and is an interval that sometimes extends over many years. During that time, the insurer invests the premiums, earns interest income and may generate capital gains and losses.

The type of coverage and source of premiums are often classified based on how long an insurer may have between the policy period and when losses are settled under the policy. The length of time between receiving premiums and paying out claims, commonly referred to as the “tail,” can significantly affect how profitable float can be. Long-tail losses pay out over longer periods of time, providing the insurance or reinsurance company the opportunity to generate significant investment earnings. Short-tail losses pay out over shorter periods of time, providing the insurance or reinsurance company with a reduced opportunity to generate investment earnings. As of September 30, 2018, the modeled duration of our claims reserves was approximately 4.9 years.
The broader P&C insurance and reinsurance market has long been subject to market cycles. “Soft” markets occur when the supply of insurance capital in a given market or territory is greater than the amount of insurance capital necessary to meet the coverage needs of the insureds in that market. When this occurs, insurance prices tend to decline and policy terms and conditions become more favorable to the insured. Conversely, there are periods when there is not enough insurance capital in the market to meet that insurance need, leading to a “hard” market during which insurance prices generally rise and policy terms and conditions become more favorable to the insurer.
Reinsurance
Reinsurance is an arrangement in which a reinsurance company agrees to indemnify an insurance company, the “cedant,” against all or a portion of the insurance exposures underwritten by the cedant under one or more insurance underlying contracts. Reinsurance does not discharge the cedant from its liability to policyholders; rather, it reimburses the cedant for covered losses. Reinsurance can provide a cedant with several benefits, including a reduction in its net liability on individual exposures or classes of exposures or a reduction in operating leverage as measured by the ratio of net premiums and reserves to capital. Reinsurance also provides a cedant with additional underwriting capacity by permitting it to accept larger exposures and write more business than otherwise would be acceptable to policyholders or regulators relative to the cedant’s financial resources. Cedants can use reinsurance to manage their overall risk profile or to create additional underwriting capacity, allowing them to accept larger risks or to write more business than would otherwise be possible, absent an increase in their capital or surplus. Reinsurers may also purchase reinsurance. Such transactions are termed “retrocessions” with the ceding (purchasing) reinsurer being the “retrocedant” and the assuming (selling) reinsurer the “retrocessionaire.” Other than terminology, reinsurance and retrocession operate in a similar manner.
According to A.M. Best, non-life net premiums written in the global reinsurance market has grown by 15.1% to $153 billion from 2012 to 2017. As indicated in the chart below, reinsurance industry capital has increased in recent years primarily due to favorable loss reserve development and the lack of major catastrophe events recently.

Source: Aon Benfield Analytics
Given the increase in dedicated reinsurance capital and the slower increase in reinsurance net premiums written, the global reinsurance market has seen a decrease in projected underwriting profitability. This represents an advantage for total return insurers such as us who have an increased potential to generate higher returns from investment income than traditional reinsurers.
Insurance
P&C insurance companies provide insurance coverage under a policy in exchange for premiums paid by the customer. An insurance policy is a contract between the insurance company and the insured under which the insurance company agrees to pay for losses suffered by the insured, or a third-party claimant, that are covered under the insurance contract. Property insurance, which covers the insured for losses to the insured’s property, is generally considered to be short-tailed. Casualty insurance, which covers the insured against liability claims by third parties, is generally considered to be medium- to long-tailed.
In 2017, global P&C direct premiums written totaled approximately $2.23 trillion and according to A.M. Best, the U.S. P&C insurance industry is the largest P&C market in the world by premium volume. In 2017, the U.S. P&C insurance market generated $642 billion, or approximately 29% of P&C direct premiums written worldwide.

Source: Prepared by management based on information obtained from A.M. Best.
The U.S. P&C insurance industry is further subdivided between the standard lines market (also referred to as the admitted market) and the non-standard lines market (also referred to as the non-admitted, excess-and-surplus lines or E&S market). Admitted insurers are those that hold licenses to write the particular lines (types) of insurance coverage in each state in which they write business, and they thereby are subject to each such state’s regulatory authority. In contrast, E&S insurers receive broad permission to write excess-and-surplus lines business from the regulator in each state in which they write business, but are subject to certain rules that govern the E&S market, such as no admitted insurer being willing to write the coverage on equivalent terms.
In 2017, E&S direct premiums written in the U.S. P&C insurance market totaled approximately $45 billion. This market functions as a supplemental market that covers hard-to-place, higher-risk and unique classes of business that do not fit standard lines insurers’ underwriting guidelines. Unlike admitted insurers, E&S insurers are subject to only limited rate and form regulations by the state insurance regulators. E&S insurance companies may negotiate price and coverage on a risk-by-risk basis whereas standard lines insurance carriers are subject to various regulations, including rate and policy form filings, which limit price and coverage flexibility. This allows the unique qualities of the underlying risk to be fully evaluated and underwritten and provides the E&S insurer with greater flexibility to customize pricing and terms and conditions to meet the needs of the insured. Competition in the E&S market tends to focus less on price than in the standard lines insurance market and more on other value-based considerations such as availability, terms of coverage, customer service and underwriting expertise. Because of these characteristics, the E&S market is attractive to us and provides us with flexibility in product design where we feel that our integrated strategy gives us a competitive advantage in devising client solutions.

Competition
Insurers and reinsurers generally compete on the basis of many factors, including premium charges, general reputation, perceived financial strength, terms and conditions of the products offered, general service level, speed of claims payment, experience in the particular line of insurance to be written and ratings assigned by independent rating agencies. Watford Re, as well as each of our other operating subsidiaries, carries a financial strength rating of “A-” (Excellent) from A.M. Best and “A” from KBRA.
The insurance and reinsurance industry is highly competitive. We compete with major U.S. and non-U.S. insurers and reinsurers, many of which have greater financial, marketing and management resources than we do, as well as other potential providers of capital willing to assume insurance or reinsurance risk. We also compete with new companies that continue to be formed to enter the insurance and reinsurance markets. In addition, continued consolidation within the industry will further enhance the already competitive underwriting environment. These consolidated entities may use their enhanced market power and broader capital base to negotiate price reductions for products and services that compete with ours and we may experience rate declines and possibly write less business. In our underwriting business, we compete with insurers that provide specialty P&C lines of insurance and reinsurance, including, among others: Aspen Insurance Holdings Limited, AXIS Capital Holdings Limited, Berkshire Hathaway, Inc., Chubb Limited, Everest Re Group Ltd., Fairfax Financial Holdings Limited, Greenlight Capital Re, Ltd., Hannover Rückversicherung AG, Lloyd’s, Markel Corporation, Munich Re Group, PartnerRe Ltd., RenaissanceRe Holdings Ltd., Third Point Reinsurance Ltd., Transatlantic Reinsurance Company and AXA XL Ltd.
See “Item 1A. Risk Factors-Risks related to our insurance and reinsurance business-We operate in a highly competitive environment and we may not be able to compete successfully in our industry.”
Employees
In accordance with our strategy to maintain an efficient operational structure with minimal fixed expenses, we have chosen to operate largely through experienced service partners, each of which is paid on a variable cost basis and which are monitored by our senior management team.
As of September 30, 2018, we had ten full-time employees, eight of whom were based in Bermuda, one of whom was based in the United States and one of whom was based in Europe. In addition, pursuant to our services agreements with Arch, as of September 30, 2018, there were thirty-five designated employees of both Arch and us who were provided to us on a non-exclusive basis to perform various services in connection with our insurance and reinsurance operations (including seven that were designated as officers of WSIC and/or WIC and, in such capacities, negotiate and bind reinsurance, execute documentation and perform other related functions for WSIC and/or WIC, as applicable). We believe that our employee relations are good. None of our employees are subject to collective bargaining agreements and we are not aware of any current efforts to implement such agreements.
Information technology
Pursuant to our services agreements with Arch, Arch is responsible for the connectivity and maintenance of our information technology systems in Bermuda, the United States and Europe. These are the same systems that Arch utilizes for its own operations, accounting and to service its underwriting portfolios. Arch maintains the secure information technology environment, including secure Internet connections and electronic data transmission.
Such information technology and application systems are an important part of our underwriting process and our ability to compete successfully. We license the majority of our systems and data from third parties. Arch’s information technology team constantly monitors the system for breaches or failures, including those resulting from a cyberattack on us or our business partners and service providers.
We use our information technology systems to process, transmit, store and protect our electronic information, financial data and proprietary models that we utilize in our business and for the communications between our employees and our business, banking and investment partners.
Arch has established and implemented security measures, controls and procedures that it believes are appropriate to safeguard its and our information technology systems and to prevent unauthorized access to such systems and any data processed or stored in such systems, and our system is periodically evaluated and tested by expert third parties for the adequacy of such systems, controls and procedures. In addition, we have established, and continue to augment, a business continuity plan which is designed to ensure that we are able to maintain all aspects of our key business processes functioning in the midst of certain disruptive events, including any disruptions to or breaches of our information technology systems. Our business continuity plan has been tested and evaluated for adequacy.
Legal proceedings
See “Item 8. Legal Proceedings.”

Our corporate structure
The following chart presents a summary overview of our corporate structure.
Regulation
Bermuda insurance regulation
The Insurance Act, pursuant to which the BMA regulates Watford Re, provides that no person shall carry on insurance or reinsurance business in or from within Bermuda, unless registered under the Insurance Act by the BMA. The Insurance Act does not distinguish between insurers and reinsurers: companies are registered under the Insurance Act as “insurers.” The Insurance Act uses the defined term “insurance business” to include reinsurance.
The BMA is required by the Insurance Act to determine whether the applicant is a fit and proper body to be engaged in the insurance or reinsurance business and, in particular, whether it has, or has available to it, adequate knowledge and expertise. The registration of an applicant as an insurer is subject to its complying with the terms of its registration and such other conditions as the BMA may impose at any time.

The Insurance Act imposes solvency and liquidity standards on Bermuda insurance and reinsurance companies, as well as auditing and reporting requirements. The Insurance Act also grants to the BMA powers to supervise, investigate and intervene in the affairs of insurance and reinsurance companies.
Certain significant aspects of the Bermuda insurance and reinsurance regulatory framework are set forth below.
Classification of insurers
The Insurance Act distinguishes between insurers and reinsurers carrying on long-term business, insurers and reinsurers carrying on general business and insurers and reinsurers carrying on special purpose business. There are six classifications of insurers and reinsurers carrying on general business, ranging from Class 1 insurers (pure captives subject to the lightest regulation) to Class 4 insurers (large commercial carriers subject to the most stringent regulation). Watford Re is licensed as a Class 4 insurer in Bermuda and is regulated as such under the Insurance Act.
Classification as a Class 4 insurer
A body corporate is registrable as a Class 4 insurer where (i) it has at the time of its application for registration, or will have before it carries on insurance or reinsurance business, a total statutory capital and surplus of not less than U.S. $100 million; and (ii) it intends to carry on general insurance and/or reinsurance business, including excess liability business or property catastrophe reinsurance business.
Minimum paid up share capital
Class 4 insurers are required to maintain fully paid-up share capital of at least U.S. $1 million.
Principal office and principal representative
As a Class 4 insurer, Watford Re is required to maintain a head and a principal office in Bermuda and to appoint and maintain a principal representative in Bermuda. For the purposes of the Insurance Act, the principal office of Watford Re is located at Waterloo House, 1st Floor, 100 Pitts Bay Road, Pembroke HM 08, Bermuda. Watford Re’s principal representative is Robert Hawley, the Chief Financial Officer of Watford Re.
Without a reason acceptable to the BMA, a Class 4 insurer may not terminate the appointment of its principal representative, and the principal representative may not cease to act as such, unless 30 days’ notice in writing to the BMA is given of the intention to do so.
It is the duty of the principal representative to forthwith notify the BMA where the principal representative reaches the view that there is a likelihood of the Class 4 insurer becoming insolvent, or on it coming to the knowledge of the principal representative, or the principal representative has reasonable grounds for believing that a reportable “event” has occurred. Examples of a reportable “event” include a failure by the Class 4 insurer to comply substantially with a condition imposed upon it by the BMA relating to a solvency margin or a liquidity or other ratio, a significant loss reasonably likely to cause the Class 4 insurer to fail to comply with its enhanced capital requirement (discussed below) and the occurrence of a “material change” (as such term is defined under the Insurance Act) in its business operations.
Within 14 days of such notification to the BMA, the principal representative must furnish the BMA with a written report setting out all the particulars of the case that are available to the principal representative.
Where there has been a significant loss which is reasonably likely to cause the Class 4 insurer to fail to comply with its enhanced capital requirement, the principal representative must also furnish the BMA with a capital and solvency return reflecting an enhanced capital requirement prepared using post-loss data. The principal representative must provide this within 45 days of notifying the BMA regarding the loss.
Furthermore, where a notification has been made to the BMA regarding a material change, the principal representative has 30 days from the date of such notification to furnish the BMA with unaudited interim statutory financial statements in relation to such period as the BMA may require, together with a general business solvency certificate in respect of those statements.
Head office
As a Class 4 insurer, Watford Re is required to maintain its head office in Bermuda and its insurance business must be directed and managed from Bermuda. In determining whether Watford Re satisfies this requirement, the BMA shall consider, among other things, the following factors: (i) where the underwriting, risk management and operational decision making of Watford Re occurs; (ii) whether the presence of senior executives who are responsible for, and involved in, the decision making related to the insurance business of Watford Re are located in Bermuda; and (iii) where meetings of the board of directors of Watford Re occur. In making its determination, the BMA may also have regard to: (i) the location where management of Watford Re meets to effect policy decisions of Watford Re; (ii) the residence of the officers, insurance managers or employees of Watford Re; and (iii) the residence of one or more directors of Watford Re in Bermuda. This provision does not apply to an insurer that has a permit to conduct business in Bermuda under the Companies Act or the Non-Resident Insurance Undertakings Act 1967.
Loss reserve specialist
As a Class 4 insurer, Watford Re is required to appoint an individual approved by the BMA to be its loss reserve specialist. In order to qualify as an approved loss reserve specialist, the applicant must be an individual qualified to provide an opinion in accordance with the requirements of the Insurance Act and the BMA must be satisfied that the individual is fit and proper to hold such an appointment.
A Class 4 insurer is required to submit annually an opinion of its approved loss reserve specialist with its capital and solvency return. The loss reserve specialist’s opinion must state, among other things, whether or not the aggregate amount of technical provisions shown in the statutory economic balance sheet as at the end of the relevant financial year: (i) meets the requirements of the Insurance Act and (ii) makes reasonable provision for the total technical provisions of the insurer or reinsurer under the terms of its insurance or reinsurance contracts and agreements.
Annual financial statements
Watford Re is required to prepare and submit, on an annual basis, audited GAAP and statutory financial statements, as defined below.
The Insurance Act prescribes rules for the preparation and substance of statutory financial statements (which include, in statutory form, a balance sheet, an income statement, a statement of capital and surplus and notes thereto). The statutory financial statements include detailed information and analysis regarding premiums, claims, reinsurance and investments of the insurer or reinsurer.
In addition, Watford Re is also required to prepare and submit to the BMA financial statements which have been prepared under generally accepted accounting principles or international financial reporting standards, or GAAP financial statements. Watford Re’s annual GAAP financial statements and the auditor’s report thereon, and the statutory financial statements are required to be filed with the BMA within four months from the end of the relevant financial year (unless specifically extended with the approval of the BMA). The statutory financial statements do not form a part of the public records maintained by the BMA, but the GAAP financial statements are available for public inspection.

Declaration of compliance
At the time of filing its statutory financial statements, a Class 4 insurer is also required to deliver to the BMA a declaration of compliance, in such form and with such content as may be prescribed by the BMA, declaring whether or not the Class 4 insurer has, with respect to the preceding financial year: (i) complied with all requirements of the minimum criteria applicable to it; (ii) complied with the minimum margin of solvency as at its financial year end; (iii) complied with the applicable enhanced capital requirements as at its financial year end; (iv) complied with applicable conditions, directions and restrictions on, or approvals granted to, the Class 4 insurer; and (v) complied with the minimum liquidity ratio as at its financial year end. The declaration of compliance is required to be signed by two directors of the Class 4 insurer and if the Class 4 insurer has failed to comply with any of the requirements referenced in (i) through (v) above, the Class 4 insurer will be required to provide the BMA with particulars of such failure in writing. A Class 4 insurer shall be liable to a civil penalty by way of a fine for failure to comply with a duty imposed on it in connection with the delivery of the declaration of compliance.
Annual statutory financial return and annual capital and solvency return
As a Class 4 insurer, Watford Re is required to file with the BMA a statutory financial return no later than four months after its financial year end (unless specifically extended with the approval of the BMA). The statutory financial return of a Class 4 insurer shall consist of: (i) an insurer information sheet; (ii) an auditor’s report; (iii) the statutory financial statements; and (iv) notes to the statutory financial statements.
The insurer information sheet shall state, among other matters: (i) whether the general purpose financial statements of Watford Re for the relevant year have been audited and an unqualified opinion issued; (ii) the minimum margin of solvency applying to Watford Re and whether such margin was met; (iii) whether or not the minimum liquidity ratio applying to Watford Re for the relevant year was met; and (iv) whether or not Watford Re has complied with every condition attached to its certificate of registration. The insurer information sheet shall state if any of the questions identified in items (ii), (iii) or (iv) above is answered in the negative, whether or not Watford Re has taken corrective action in any case and, where Watford Re has taken such action, describe the action in an attached statement.
The directors are required to certify whether the minimum solvency margin has been met, and the independent approved auditor is required to state whether in its opinion it was reasonable for the directors to make this certification.
Where an insurer’s accounts have been audited for any purpose other than compliance with the Insurance Act, a statement to that effect must be filed with the statutory financial return.
In addition, each year Watford Re is required to file with the BMA a capital and solvency return along with its annual statutory financial return. The prescribed form of capital and solvency return comprises Watford Re’s Bermuda Solvency Capital Requirement, or BSCR, model or an approved internal capital model in lieu thereof (more fully described below), a schedule of fixed income and equity investments by BSCR rating, a schedule of funds held by ceding reinsurers in segregated accounts/trusts by BSCR rating, a schedule of net loss and loss expense provisions by line of business, a schedule of geographic diversification of net loss and loss expense provisions, a schedule of premiums written by line of business, a schedule of geographic diversification of net premiums written by line of business, a schedule of risk management, a schedule of fixed income securities, a schedule of commercial insurer’s solvency self-assessment, a schedule of catastrophe risk return, a schedule of loss triangles or reconciliation of net loss reserves, a schedule of eligible capital, a statutory economic balance sheet, the loss reserve specialist’s opinion, a schedule of regulated non-insurance financial operating entities, a schedule of solvency, a schedule of particulars of ceded reinsurance, a schedule of cash and cash equivalent counterparty analysis, a schedule of currency risk and a schedule of concentration risk.

Neither the statutory financial return nor the capital and solvency return is available for public inspection.
Quarterly financial return
As a Class 4 insurer, Watford Re is required to prepare and file quarterly financial returns with the BMA on or before the last day of the months of May, August and November of each year. The quarterly financial returns consist of: (i) quarterly unaudited financial statements for each financial quarter (which must minimally include a balance sheet and income statement and must also be recent and not reflect a financial position that exceeds two months); (ii) a list and details of material intra-group transactions that Watford Re is a party to and Watford Re’s risk concentrations that have materialized since the most recent quarterly or annual financial returns, details surrounding all intra-group reinsurance and retrocession arrangements and other intra-group risk transfer insurance business arrangements that have materialized since the most recent quarterly or annual financial returns; and (iii) details of the ten largest exposures to unaffiliated counterparties and any other unaffiliated counterparty exposures exceeding 10% of Watford Re’s statutory capital and surplus.
Public disclosures
Pursuant to recent amendments to the Insurance Act all commercial insurers, reinsurers, insurance groups and reinsurance groups are required to prepare and file with the BMA, and also publish on their website, a financial condition report. The BMA has discretion to approve modifications and exemptions to the public disclosure rules, on application by the insurer or reinsurer if, among other things, the BMA is satisfied that the disclosure of certain information will result in a competitive disadvantage or compromise confidentiality obligations of the insurer or reinsurer.
Independent approved auditor
A Class 4 insurer must appoint an independent auditor who will audit and report on the Class 4 insurer’s GAAP financial statements and provide audit assurance that its statutory financial statements were derived from its GAAP financial statements, each of which are required to be filed annually with the BMA.
Non-insurance business
No Class 4 insurer may engage in non-insurance business, unless that non-insurance business is ancillary to its core business. Non-insurance business means any business other than insurance or reinsurance business and includes carrying on investment business, managing an investment fund as operator, carrying on business as a fund administrator, carrying on banking business, underwriting debt or securities or otherwise engaging in investment banking, engaging in commercial or industrial activities and carrying on the business of management, sales or leasing of real property.
Minimum solvency margin and enhanced capital requirements
The Insurance Act provides that the value of the statutory assets of an insurer must exceed the value of its statutory liabilities by an amount greater than its prescribed minimum solvency margin, or MSM.
The MSM that must be maintained by a Class 4 insurer with respect to its general business is the greater of (i) $100 million or (ii) 50% of net premiums written (with a credit for reinsurance ceded not exceeding 25% of gross premiums) or (iii) 15% of net loss and loss expense provisions and other insurance reserves or (iv) 25% of the ECR as reported at the end of the relevant year.
Class 4 insurers are also required to maintain available statutory economic capital and surplus at a level equal to or in excess of its ECR which is established by reference to either the BSCR model or an approved internal capital model.

The BSCR model is a risk-based capital model which provides a method for determining an insurer’s capital requirements (statutory economic capital and surplus) by taking into account the risk characteristics of different aspects of Watford Re’s business. The BSCR formula establishes capital requirements for ten categories of risk: fixed income investment risk, equity investment risk, interest rate/liquidity risk, currency risk, concentration risk, premium risk, reserve risk, credit risk, catastrophe risk and operational risk. For each category, the capital requirement is determined by applying factors to asset, premium, reserve, creditor, probable maximum loss and operation items, with higher factors applied to items with greater underlying risk and lower factors for less risky items.
While not specifically referred to in the Insurance Act (or required thereunder), the BMA has also established a target capital level, or TCL, for each Class 4 insurer equal to 120% of its ECR. The TCL serves as an early warning tool for the BMA and failure to maintain statutory capital at least equal to the TCL will likely result in increased regulatory oversight.
Any Class 4 insurer which at any time fails to meet its MSM requirements must, upon becoming aware of such failure, immediately notify the BMA and, within 14 days thereafter, file a written report with the BMA containing particulars of the circumstances that gave rise to the failure and setting out its plan detailing specific actions to be taken and the expected timeframe in which Watford Re intends to rectify the failure.
Any Class 4 insurer which at any time fails to meet its applicable enhanced capital requirement shall upon becoming aware of that failure, or of having reason to believe that such a failure has occurred, immediately notify the BMA in writing and within 14 days of such notification file with the BMA a written report containing particulars of the circumstances leading to the failure; and a plan detailing the manner, specific actions to be taken and time within which Watford Re intends to rectify the failure and within 45 days of becoming aware of that failure, or of having reason to believe that such a failure has occurred, furnish the BMA with: (i) unaudited statutory economic balance sheets and unaudited interim statutory financial statements prepared in accordance with GAAP covering such period as the BMA may require; (ii) the opinion of a loss reserve specialist in relation to the total general business insurance technical provisions as set out in the economic balance sheet, where applicable; (iii) a general business solvency certificate in respect of the financial statements; and (iv) a capital and solvency return reflecting an enhanced capital requirement prepared using post-failure data where applicable.
Eligible capital
To enable the BMA to better assess the quality of the Class 4 insurer’s capital resources, a Class 4 insurer is required to disclose the makeup of its capital in accordance with the “3-tiered eligible capital system.” Under this system, all of the Class 4 insurer’s capital instruments will be classified as either basic or ancillary capital which in turn will be classified into one of three tiers based on their “loss absorbency” characteristics. Highest quality capital will be classified Tier 1 Capital and lesser quality capital will be classified as either Tier 2 Capital or Tier 3 Capital. Under this regime, up to certain specified percentages of Tier 1, Tier 2 and Tier 3 Capital may be used to support the Class 4 insurer’s MSM, ECR and TCL.
The characteristics of the capital instruments that must be satisfied to qualify as Tier 1, Tier 2 and Tier 3 Capital are set out in the Insurance (Eligible Capital) Rules 2012, and amendments thereto. Under these rules, Tier 1, Tier 2 and Tier 3 Capital may, until January 1, 2026, include capital instruments that do not satisfy the requirement that the instrument be non-redeemable or settled only with the issuance of an instrument of equal or higher quality upon a breach, or if it would cause a breach, of the ECR.

Minimum liquidity ratio
The Insurance Act provides a minimum liquidity ratio for general business insurers and reinsurers. A Class 4 insurer engaged in general business is required to maintain the value of its relevant assets at not less than 75% of the amount of its relevant liabilities. Relevant assets include cash and time deposits, quoted investments, unquoted bonds and debentures, first liens on real estate, investment income due and accrued, accounts and premiums receivable, reinsurance balances receivable, funds held by ceding reinsurers and any other assets which the BMA, on application in any particular case made to it with reasons, accepts in that case.
Certain categories of assets which, unless specifically permitted by the BMA, do not automatically qualify as relevant assets, such as unquoted equity securities, investments in and advances to affiliates and real estate and collateral loans.
The relevant liabilities include total general business insurance and reinsurance reserves and total other liabilities less deferred income tax and letters of credit and guarantees.
Code of conduct
The Insurance Code of Conduct, or the Insurance Code prescribes the duties, standards, procedures and sound business principles which must be complied with by all insurers and reinsurers registered under the Insurance Act. Failure to comply with the requirements of the Insurance Code will be taken into account by the BMA in determining whether an insurer or reinsurer is conducting its business in a sound and prudent manner as prescribed by the Insurance Act, may result in the BMA exercising its powers of intervention and investigation (see below) and will be a factor in calculating the operational risk charge under the insurer or reinsurer’s BSCR or approved internal model.
Restrictions on dividends and distributions
A Class 4 insurer is prohibited from declaring or paying a dividend if it is in breach of its MSM, ECR or minimum liquidity ratio or if the declaration or payment of such dividend would cause such a breach. Where a Class 4 insurer fails to meet its MSM or minimum liquidity ratio on the last day of any financial year, it will be prohibited from declaring or paying any dividends during the next financial year without the approval of the BMA.
In addition, a Class 4 insurer is prohibited from declaring or paying in any financial year dividends of more than 25% of its total statutory capital and surplus (as shown on its previous financial year’s statutory balance sheet), unless it files (at least seven days before payment of such dividends) with the BMA an affidavit signed by at least two directors (one of whom must be a Bermuda-resident director if any of the Class 4 insurer’s directors are resident in Bermuda) and the principal representative stating that it will continue to meet its solvency margin and minimum liquidity ratio. Where such an affidavit is filed, it shall be available for public inspection at the offices of the BMA.
Reduction of capital
A Class 4 insurer may not reduce its total statutory capital by 15% or more, as set out in its previous year’s financial statements, unless it has received the prior approval of the BMA. Total statutory capital consists of the insurer’s paid in share capital and its contributed surplus (sometimes called additional paid in capital) and any other fixed capital designated by the BMA as statutory capital (such as letters of credit).
A Class 4 insurer seeking to reduce its statutory capital by 15% or more, as set out in its previous year’s financial statements, is also required to submit an affidavit signed by at least two directors (one of whom must be a Bermuda-resident director if any of the Class 4 insurer’s directors are resident in Bermuda) and the principal representative stating that the proposed reduction will not cause it to fail its relevant margins and such other information as the BMA may require. Where such an affidavit is filed, it shall be available for public inspection at the offices of the BMA.

Supervision, investigation and intervention
The BMA may, by notice in writing served on a registered person or a designated insurer or reinsurer, require the registered person or designated insurer or reinsurer to provide such information and/or documentation as the BMA may reasonably require with respect to matters that are likely to be material to the performance of its supervisory functions under the Insurance Act. In addition, it may require the auditor, underwriter, accountant or any other person with relevant professional skill of such registered person or a designated insurer or reinsurer to prepare a report on any aspect pertaining thereto. In the case of a report, the person so appointed shall immediately give the BMA written notice of any fact or matter of which he becomes aware or which indicates to him that any condition attaching to his registration under the Insurance Act is not or has not, or may not be or may not have been fulfilled and that such matters are likely to be material to the performance of its functions under the Insurance Act. If it appears to the BMA to be desirable in the interests of the clients of a registered person or relevant insurance or reinsurance group, the BMA may also exercise these powers in relation to subsidiaries, parent companies and other affiliates of the registered person or designated insurer or reinsurer.
If the BMA deems it necessary to protect the interests of the policyholders or potential policyholders of an insurer, reinsurer, insurance group or reinsurance group, it may appoint one or more competent persons to investigate and report on the nature, conduct or state of the insurer, reinsurer, insurance group or reinsurance group’s business, or any aspect thereof, or the ownership or control of the insurer, reinsurer, insurance group or reinsurance group. If the person so appointed thinks it necessary for the purposes of his investigation, he may also investigate the business of any person who is or has been, at any relevant time, a member of the insurance group or reinsurance group or of a partnership of which the person being investigated is a member. In this regard, it shall be the duty of every person who is or was a controller, officer, employee, agent, banker, auditor, accountant, barrister, attorney or insurance manager to produce to the person appointed such documentation as he may reasonably require for the purpose of the investigation, and to attend and answer questions relevant to the investigation and to otherwise provide such assistance as may be necessary in connection therewith.
Where the BMA suspects that a person has failed to properly register under the Insurance Act or that a registered person or designated insurer or reinsurer has failed to comply with a requirement of the Insurance Act or that a person is not, or is no longer, a fit and proper person to perform functions in relation to a regulated activity, it may, by notice in writing, carry out an investigation into such person (or any other person connected thereto). In connection therewith, the BMA may require every person who is or was a controller, officer, employee, agent, banker, auditor, accountant, barrister, attorney or insurance manager to make a report and produce such documents in his care, custody and control and to attend before the BMA to answer questions relevant to the BMA’s investigation and to take such actions as the BMA may direct. The BMA may also enter any premises for the purposes of carrying out its investigation and may petition the court for a warrant if: (i) it believes a person has failed to comply with a notice served on him; (ii) there are reasonable grounds for suspecting the incompleteness of any information or documentation produced in response to such notice; or (iii) that its directions will not be complied with or that any relevant documents would be removed, tampered with or destroyed.
If it appears to the BMA that the business of the registered insurer or reinsurer is being conducted in a way that there is a significant risk of the insurer or reinsurer becoming insolvent or unable to meet its obligations to its policyholders, or that the insurer or reinsurer is in breach of the Insurance Act or any conditions imposed upon its registration, or the minimum criteria stipulated in the Insurance Act is not or has not been fulfilled in respect of a registered insurer or reinsurer, or that a person has become a controller without providing the BMA with the appropriate notice or in contravention of a notice of objection, or the registered insurer or reinsurer is in breach of its ECR, the BMA may issue such directions as it deems desirable for safeguarding the interests of the policyholders or potential policyholders of the insurer, reinsurer, insurance group or reinsurance group. The BMA may, among other things, direct an insurer or reinsurer: (i) not to take on any new insurance or reinsurance business; (ii) not to vary any insurance or reinsurance contract if the effect would be to increase its liabilities; (iii) not to make certain investments; (iv) to realize certain investments; (v) to maintain or transfer to the custody of a specified bank, certain assets; (vi) not to declare or pay any dividends or other distributions or to restrict the making of such payments; (vii) to limit its premium income; (viii) not to enter into any specified transaction with any specified persons or persons of a specified class; (ix) to provide such written particulars relating to the financial circumstances of the insurer or reinsurer as the BMA thinks fit; (x) to obtain the opinion of a loss reserve specialist and to submit it to the BMA; and (xi) to remove a controller or officer.
Fit and proper controller
The BMA maintains supervision over the controllers of all registered insurers and reinsurers in Bermuda.
A controller includes: (i) the managing director of the registered insurer, reinsurer or its parent company; (ii) the chief executive of the registered insurer, reinsurer, or of its parent company; (iii) a 10%, 20%, 33% or 50% shareholder controller; and (iv) any person in accordance with whose directions or instructions the directors of the registered insurer, reinsurer, or of its parent company are accustomed to act.
The definition of shareholder controller is set out in the Insurance Act, but generally refers to: (i) a person who holds 10% or more of the shares carrying rights to vote at a shareholders’ meeting of the registered insurer, reinsurer, or its parent company; (ii) a person who is entitled to exercise 10% or more of the voting power at any shareholders’ meeting of such registered insurer, reinsurer, or its parent company; or (iii) a person who is able to exercise significant influence over the management of the registered insurer, reinsurer, or its parent company by virtue of its shareholding or its entitlement to exercise, or control the exercise of, the voting power at any shareholders’ meeting.
A shareholder controller that owns 10% or more, but less than 20% of the shares as described above is defined as a 10% shareholder controller. A shareholder controller that owns 20% or more, but less than 33% of the shares as described above is defined as a 20% shareholder controller. A shareholder controller that owns 33% or more but less than 50% of the shares as described above is defined as a 33% shareholder controller. A shareholder controller that owns 50% or more of the shares as described above is defined as a 50% shareholder controller.
As our shares are currently not traded on a recognized stock exchange (i.e., private companies), the Insurance Act prohibits any person from becoming a controller of any description, unless he or she has first served on the BMA notice, in writing, stating that he or she intends to become such a controller and the BMA has either, before the end of 45 days following the date of notification, provided notice to the proposed controller that it does not object to his or her becoming such a controller or the full 45 days has elapsed without the BMA filing an objection. A shareholder controller of such insurer or reinsurer shall not reduce or dispose of its holdings such that it will cease to be a 50%, 33%, 20% or 10% shareholder unless that shareholder controller has served on the BMA a notice in writing that it intends to do so. Any person who contravenes the Insurance Act by failing to give notice or knowingly becoming a controller of any description before the required 45 days has elapsed, or disposing of shares and as a result ceasing to be a shareholder controller without notifying the BMA of their intention to do so, is guilty of an offense and liable to a fine of U.S. $25,000 on summary conviction.
Once our shares are traded on a recognized stock exchange, which includes NASDAQ, any person who becomes a 10%, 20%, 33% or 50% shareholder controller of us shall be required, within 45 days, to notify the BMA in writing that he or she has become such a controller. A shareholder controller is also required to serve notice in writing on the BMA within 45 days of reducing or disposing of shares such that it ceases to be a 50%, 33%, 20% or 10% shareholder controller. Any person who fails to give any such notice is guilty of an offense and shall be liable on summary conviction to a fine of U.S. $25,000.
The BMA may file a notice of objection to any person who has become a controller of any description where it appears that such person is not or is no longer, a fit and proper person to be a controller of the registered insurer or reinsurer. Before issuing a notice of objection, the BMA is required to serve upon the person concerned a preliminary written notice stating the BMA’s intention to issue formal notice of objection and the reasons for which it appears that the person is not or no longer considered a fit and proper person. Upon receipt of the preliminary written notice, the person served may, within 28 days, file written representations with the BMA, which shall be taken into account by the BMA in making their final determination. Any person who continues to be a controller of any description after having received a notice of objection shall be guilty of an offense and shall be liable on summary conviction to a fine of U.S. $25,000 (and a continuing fine of U.S. $500 per day for each day that the offense is continuing) or, if convicted on indictment, to a fine of U.S. $100,000 or two years in prison or both.
Notification of material changes
All registered insurers and reinsurers are required to give notice to the BMA of their intention to effect a material change within the meaning of the Insurance Act. For the purposes of the Insurance Act, the following changes are material: (i) the transfer or acquisition of insurance or reinsurance business being part of a scheme falling within, or any transaction relating to a scheme of arrangement under, Section 25 of the Insurance Act or Section 99 of the Companies Act; (ii) the amalgamation with or acquisition of another firm; (iii) engaging in unrelated business that is retail business; (iv) the acquisition of a controlling interest in an undertaking that is engaged in non-insurance or non-reinsurance business which offers services and products to persons who are not affiliates of the insurer or reinsurer; (v) outsourcing all or substantially all of the company’s actuarial, risk management compliance and internal audit functions; (vi) outsourcing all or a material part of an insurer or reinsurer’s underwriting activity; (vii) the transfer other than by way of reinsurance of all or substantially all of a line of business; (viii) the expansion into a material new line of business; (ix) the sale of an insurer or reinsurer; and (x) outsourcing the role of the chief executive or senior executive performing the duties of underwriting, actuarial, risk management, compliance, internal audit, finance or investment matters.
No registered insurer or reinsurer shall take any steps to give effect to a material change, unless it has first served notice on the BMA that it intends to effect such material change and before the end of 30 days, either the BMA has notified such company in writing that it has no objection to such change or that period has lapsed without the BMA having issued a notice of objection.
Before issuing a notice of objection, the BMA is required to serve upon the person concerned a preliminary written notice stating the BMA’s intention to issue a formal notice of objection. Upon receipt of the preliminary written notice, the person served may, within 28 days, file written representations with the BMA which shall be taken into account by the BMA in making their final determination.
Notification by registered person of change of controllers and officers
Watford Re, as a Class 4 insurer, is required to give written notice to the BMA of the fact that a person has become, or ceased to be, a controller or officer of the Class 4 insurer within 45 days of becoming aware of such fact. An officer in relation to a registered insurer or reinsurer means a director, chief executive or senior executive performing duties of underwriting, actuarial, risk management, compliance, internal audit, finance or investment matters.
Group supervision
The BMA may, in respect of an insurance group, determine whether it is appropriate for it to act as its group supervisor. An insurance group is defined as a group of companies that conducts insurance business. The Authority may make such determination where it ascertains that: (i) the group is headed by a “specified insurer” (that is to say, it is headed by either a Class 3A, Class 3B or Class 4 general business insurer or a Class C, Class D or Class E long-term insurer or another class of insurer designated by order of the BMA); (ii) where the insurance group is not headed by a “specified insurer,” where it is headed by a parent company which is incorporated in Bermuda; or (iii) where the parent company of the group is not a Bermuda company, in circumstances where the BMA is satisfied that the insurance group is directed and managed from Bermuda or the insurer with the largest balance sheet total is a specified insurer.
Where the BMA determines that it should act as the group supervisor, it shall designate a specified insurer that is a member of the insurance group to be the designated insurer, or the Designated Insurer, and it shall give to the Designated Insurer and other applicable insurance regulatory authority written notice of its intention to act as group supervisor. Before the BMA makes a final determination whether or not to act as group supervisor, it shall take into account any written representations made by the Designated Insurer submitted within such period as is specified in the notice.
The BMA may exclude any company that is a member of an insurance group from group supervision on the application of the Designated Insurer, or on its own initiative, provided the BMA is satisfied that: (i) the company is situated in a country or territory where there are legal impediments to cooperation and exchange of information; (ii) the financial operations of the company have a negligible impact on insurance group operations; or (iii) the inclusion of the company would be inappropriate with respect to the objectives of group supervision.
The BMA may, on its own initiative or on the application of the relevant Designated Insurer, include within group supervision a company that is a member of the group that is not on the Register of Group Particulars (described below) if it is satisfied the financial operations of the company in question may have a material impact on the insurance group’s operations and its inclusion would be appropriate having regard to the objectives of group supervision.
Once the BMA has been designated as group supervisor, the Designated Insurer must ensure that the insurance group of which it is a member appoints: (i) an individual approved by the BMA who is qualified as a group actuary to provide an opinion on the insurance group’s insurance technical provisions in accordance with the requirements of Schedule XIV “Group Statutory Economic Balance Sheet” of the Insurance (Prudential Standards) (Insurance Group Solvency Requirement) Rules 2011; and (ii) an auditor approved by the BMA to audit the financial statements of the group.
Pursuant to its powers under the Insurance Act, the BMA will maintain a register of particulars for every insurance group, or the Register of Group Particulars, for which it acts as the group supervisor, detailing the names and addresses of: (i) the Designated Insurer; (ii) each member company of the insurance group falling within the scope of group supervision; (iii) the principal representative of the insurance group in Bermuda; (iv) other competent authorities supervising other member companies of the insurance group; and (v) the insurance group auditors. The Designated Insurer must immediately notify the BMA of any changes to the above details entered on the Register of Group Particulars.
As group supervisor, the BMA will perform a number of supervisory functions including: (i) coordinating the gathering and dissemination of relevant or essential information for going concerns and emergency situations, including the dissemination of information which is of importance for the supervisory task of other competent authorities; (ii) carrying out supervisory reviews and assessments of the insurance group; (iii) carrying out assessments of the insurance group’s compliance with the rules on solvency, risk concentration, intra-group transactions and good governance procedures; (iv) planning and coordinating through regular meetings held at least annually (or by other appropriate means) with other competent authorities, supervisory activities in respect of the insurance group, both as a going concern and in emergency situations; (v) coordinating enforcement actions that may need to be taken against the insurance group or any of its members; and (vi) planning and coordinating meetings of colleges of supervisors in order to facilitate the carrying out of the functions described above.
The BMA may, for the purposes of group supervision, make rules applying to Designated Insurers which take into account any activities of the insurance group of which they are members or of other members of the insurance group. Such rules may make provision for the assessment of the financial situation of the insurance group; the solvency position of the insurance group (including the imposition of prudential standards in relation to enhanced capital requirements, capital and solvency returns, insurance reserves and eligible capital that must be complied with by the Designated Insurers); the system of governance and risk management of the insurance group; intra-group transactions and risk concentrations; and supervisory reporting and disclosure in respect of the insurance group.
Watford Re was designated by the BMA as a Designated Insurer on May 5, 2017 and as such we are currently subject to group supervision.
Disclosure of information
In addition to powers under the Insurance Act to investigate the affairs of an insurer or reinsurer, the BMA may require certain information from an insurer or reinsurer (or certain other persons) to be produced to the BMA. Further, the BMA has been given powers to assist other regulatory authorities, including foreign insurance regulatory authorities, with their investigations involving insurance and reinsurance companies in Bermuda if it is satisfied that the assistance being requested is in connection with the discharge of regulatory responsibilities and that such cooperation is in the public interest. The grounds for disclosure are limited and the Insurance Act provides for sanctions for breach of the statutory duty of confidentiality.
Cancellation of insurer or reinsurer’s registration
An insurer or reinsurer’s registration may be canceled by the BMA on certain grounds specified in the Insurance Act. Failure by the insurer or reinsurer to comply with its obligations under the Insurance Act, or if the BMA believes that the insurer or reinsurer has not been carrying on business in accordance with sound insurance or reinsurance principles, would be such grounds.
Certain other Bermuda law considerations
All Bermuda exempted companies are exempt from certain Bermuda laws restricting the percentage of share capital that may be held by non-Bermudians. However, exempted companies may not participate in certain business transactions, including: (i) the acquisition or holding of land in Bermuda except that required for their business held by way of lease or tenancy for a term not exceeding 50 years or, with the consent of the Minister of Economic Development granted in his discretion, land by way of lease or tenancy for a term not exceeding 21 years in order to provide accommodation or recreational facilities for its officers and employees; (ii) the taking of mortgages on land in Bermuda to secure an amount in excess of B.D.$50,000 without the consent of the relevant Ministers; (iii) the acquisition of any bonds or debentures secured by any land in Bermuda, other bonds or debentures issued by the Bermuda government or a public authority; or (iv) the carrying on of business of any kind in Bermuda, except in furtherance of their business carried on outside Bermuda or under license granted by the Minister of Economic Development. Generally, it is not permitted without a special license granted by the Minister to insure or reinsure Bermuda domestic risks or risks of persons of, in or based in Bermuda.
All Bermuda companies must comply with the provisions of the Companies Act regulating the payment of dividends and making distributions from contributed surplus. A company may not declare or pay a dividend, or make a distribution out of contributed surplus, if there are reasonable grounds for believing that (i) it is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) the realizable value of its assets would thereby be less than its liabilities.

United States insurance regulation
General
In common with other insurers, our U.S.-based subsidiaries are subject to extensive governmental regulation and supervision in the various states and jurisdictions in which they are domiciled and licensed and/or approved to conduct business. The laws and regulations of the state of domicile have the most significant impact on operations. This regulation and supervision is designed to protect policyholders rather than investors. Generally, regulatory authorities have broad regulatory powers over such matters as licenses, standards of solvency, premium rates, policy forms, marketing practices, claims practices, investments, security deposits, methods of accounting, form and content of financial statements, reserves and provisions for unearned premiums, unpaid losses and loss adjustment expenses, reinsurance, minimum capital and surplus requirements, dividends and other distributions to shareholders, periodic examinations and annual and other report filings. In addition, transactions among affiliates, including reinsurance agreements or arrangements, as well as certain third-party transactions, require prior regulatory approval from, or prior notice to and no disapproval by, the applicable regulator under certain circumstances. Certain insurance regulatory requirements are highlighted below. In addition, regulatory authorities conduct periodic financial, claims and market conduct examinations.
Increased federal or state regulatory scrutiny could lead to new legal precedents, new regulations, new practices, or regulatory actions or investigations, which could adversely affect our financial condition and operating results.
Credit for reinsurance
Except for certain mandated provisions that must be included in order for a ceding company to obtain credit for reinsurance ceded, the terms and conditions of reinsurance agreements generally are not subject to regulation by any governmental authority. This contrasts with admitted primary insurance policies and agreements, the rates and terms of which generally are regulated by state insurance regulators.
Certain provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, provide that only the state in which a primary insurer is domiciled may regulate the financial statement credit for reinsurance taken by that primary insurer.
A primary insurer ordinarily will enter into a reinsurance agreement only if it can obtain credit for the reinsurance ceded on its U.S. statutory-basis financial statements. In general, credit for reinsurance is allowed in the following circumstances: if the reinsurer is licensed in the state in which the primary insurer is domiciled; if the reinsurer is an “accredited” or otherwise approved reinsurer in the state in which the primary insurer is domiciled; in some instances, if the reinsurer (i) is domiciled in a state that is deemed to have substantially similar credit for reinsurance standards as the state in which the primary insurer is domiciled and (ii) meets certain financial requirements; or if none of the above applies, to the extent that the reinsurance obligations of the reinsurer are collateralized appropriately, typically through the posting of a letter of credit for the benefit of the primary insurer or the deposit of assets into a trust fund established for the benefit of the primary insurer.
WIC is an admitted insurer in 50 states and the District of Columbia. WSIC is eligible to issue insurance on an excess and surplus lines basis in 50 states and the District of Columbia. Watford Re does not expect to become licensed, accredited or so approved in any U.S. jurisdiction.
Holding company acts
All states have enacted legislation that regulates insurance holding company systems. These regulations generally provide that each insurance company in the system is required to register with the insurance department of its state of domicile and furnish information concerning the operations of companies within the holding company system which may materially affect the operations, management or financial condition of the insurers within the system. All transactions within a holding company system affecting insurers must be fair and reasonable. Notice to the state insurance departments is required prior to the consummation of certain material transactions between an insurer and any entity in its holding company system. In addition, certain of such transactions cannot be consummated without the applicable insurance department’s prior approval, or its failure to disapprove after receiving notice. The holding company acts also prohibit any person from directly or indirectly acquiring control of a U.S. insurance company unless that person has filed an application with specified information with the insurance company’s domiciliary commissioner and has obtained the commissioner’s prior approval. Under most states’ statutes, including New Jersey (the state of domicile of our U.S. insurance subsidiaries), acquiring 10% or more of the voting securities of an insurance company or its parent company is presumptively considered an acquisition of control of the insurance company, although such presumption may be rebutted, as was the case for us, with Arch filing a disclaimer of control in connection with WSIC and WIC. Accordingly, any person or entity that acquires, directly or indirectly, 10% or more of our voting securities without the prior approval of the commissioner will be in violation of these laws and may be subject to injunctive action requiring the disposition or seizure of those securities by the commissioner or prohibiting the voting of those securities, or to other actions that may be taken by the commissioner. In 2010, the National Association of Insurance Commissioners, or the NAIC, adopted amendments to the Insurance Holding Company System Regulatory Act and Regulation, which, among other changes, introduce the concept of “enterprise risk” within an insurance holding company system. If and when the amendments are adopted by a particular state, the amended Insurance Holding Company System Regulatory Act and Regulation would impose more extensive informational requirements on parents and other affiliates of licensed insurers or reinsurers with the purpose of protecting them from enterprise risk, including requiring an annual enterprise risk report by the ultimate controlling person identifying the material risks within the insurance holding company system that could pose enterprise risk to the licensed companies. The amended Insurance Holding Company System Regulatory Act also requires any controlling person of a U.S. insurance company seeking to divest its controlling interest in the insurance company to file with the commissioner a confidential notice of the proposed divestiture at least 30 days prior to the cessation of control; after receipt of the notice, the commissioner shall determine those instances in which the parties seeking to divest or to acquire a controlling interest will be required to file for or obtain approval of the transaction. The amended Insurance Holding Company System Regulatory Act and Regulation must be adopted by the individual states for the new requirements to apply to U.S. domestic insurers and reinsurers. To date, every state and the District of Columbia have enacted legislation adopting the amended Insurance Holding Company System Regulatory Act in some form.
Enterprise risk
The NAIC has increased its focus on risks within an insurer’s holding company system that may pose enterprise risk to the insurer. “Enterprise risk” is defined as any activity, circumstance, event or series of events involving one or more affiliates of an insurer that, if not remedied promptly, is likely to have a material adverse effect upon the financial condition or the liquidity of the insurer or its insurance holding company system as a whole. As noted above, in 2010, the NAIC adopted amendments to its Model Insurance Holding Company System Regulatory Act and Regulation, which include, among other amendments, a requirement for the ultimate controlling person to file an enterprise risk report annually. In 2012, the NAIC adopted the Risk Management and Own Risk and Solvency Assessment, or ORSA, Model Act, which requires domestic insurers to maintain a risk management framework and establishes a legal requirement for domestic insurers to conduct an ORSA in accordance with the NAIC’s ORSA Guidance Manual. The ORSA Model Act provides that domestic insurers, or their insurance group, must regularly conduct an ORSA consistent with a process comparable to the ORSA Guidance Manual process. The ORSA Model Act also provides that, no more than once a year, an insurer’s domiciliary regulator may request that an insurer submit an ORSA summary report, or any combination of reports that together contain the information described in the ORSA Guidance Manual, with respect to the insurer and/or the insurance group of which it is a member. If and when the ORSA Model Act is adopted by an individual state, the state may impose additional internal review and regulatory filing requirements on licensed insurers and their parent companies.
Regulation of dividends and other payments from insurance subsidiaries
The ability of an insurer to pay dividends or make other distributions is subject to insurance regulatory limitations of the insurance company’s state of domicile. Generally, such laws limit the payment of dividends or other distributions above a specified level. Dividends or other distributions in excess of such thresholds are “extraordinary” and are subject to prior regulatory approval. Such dividends or distributions may be subject to applicable withholding or other taxes. See “Item 2. Financial Information-Management’s Discussion and Analysis of Financial Condition and Results of Operations-Financial condition, liquidity and capital resources-Liquidity and capital resources” and Note 20 - “Statutory information” of the notes accompanying our financial statements.
Insurance regulatory information system ratios
The NAIC Insurance Regulatory Information System, or the IRIS, was developed by a committee of state insurance regulators and is intended primarily to assist state insurance departments in executing their statutory mandates to oversee the financial condition of insurance companies operating in their respective states. IRIS identifies 13 property/casualty industry ratios (referred to as IRIS ratios) and specifies usual ranges and identifies unusual values for each ratio. Departure from the usual values of the IRIS ratios can lead to inquiries from individual state insurance commissioners as to certain aspects of an insurer’s business.
Accreditation
The NAIC has instituted its Financial Regulation Accreditation Standards Program, or FRASP, in response to federal initiatives to regulate the business of insurance. FRASP provides a set of standards designed to establish effective state regulation of the financial condition of insurance companies. Under FRASP, a state must adopt certain laws and regulations, institute required regulatory practices and procedures, and have adequate personnel to enforce such items in order to become an “accredited” state. If a state is not accredited, other states may not accept certain financial examination reports of insurers prepared solely by the regulatory agency in such unaccredited state. New Jersey, the state in which our insurance subsidiaries are domiciled, is an accredited state.
Risk-based capital requirements
In order to enhance the regulation of insurer solvency, the NAIC adopted in December 1993 a formula and model law to implement risk-based capital requirements for property and casualty insurance companies. These risk-based capital requirements are designed to assess capital adequacy and to raise the level of protection that statutory surplus provides for policyholder obligations. The risk-based capital model for property and casualty insurance companies measures three major areas of risk facing property and casualty insurers: underwriting, which encompasses the risk of adverse loss developments and inadequate pricing; declines in asset values arising from credit risk; and declines in asset values arising from investment risks.
An insurer will be subject to varying degrees of regulatory action depending on how its statutory surplus compares to its risk-based capital calculation. For equity investments in an insurance company affiliate, the risk-based capital requirements for the equity securities of such affiliate would generally be our U.S.-based subsidiaries’ proportionate share of the affiliate’s risk-based capital requirement.
Under the approved formula, an insurer’s total adjusted capital is compared to its authorized control level risk-based capital. If this ratio is above a minimum threshold, no company or regulatory action is necessary. Below this threshold are four distinct action levels at which a regulator can intervene with increasing degrees of authority over an insurer as the ratio of surplus to risk-based capital requirement decreases. The four action levels include: insurer is required to submit a plan for corrective action; insurer is subject to examination, analysis and specific corrective action; regulators may place insurer under regulatory control; and regulators are required to place insurer under regulatory control.
Each of our U.S. subsidiaries’ surplus (as calculated for statutory purposes) is above the risk-based capital thresholds that would require either company or regulatory action.
Guaranty funds and assigned risk plans
Most states require all admitted insurance companies to participate in their respective guaranty funds which cover certain claims against insolvent insurers. Solvent insurers licensed in these states are required to cover the losses paid on behalf of insolvent insurers by the guaranty funds and are generally subject to annual assessments in the states by the guaranty funds to cover these losses. Participation in state-assigned risk plans may take the form of reinsuring a portion of a pool of policies or the direct issuance of policies to insureds. The calculation of an insurer’s participation in these plans is usually based on the amount of premium for that type of coverage that was written by the insurer on a voluntary basis. Assigned risk pools tend to produce losses which result in assessments to insurers writing the same lines on a voluntary basis.
Federal regulation
Although state regulation is the dominant form of regulation for insurance and reinsurance business, the federal government in recent years has shown some concern over the adequacy of state regulation. It is not possible to predict the future impact of any potential federal regulations or other possible laws or regulations on our U.S.-based subsidiaries’ capital and operations, and such laws or regulations could materially adversely affect their business. In addition, a number of federal laws affect and apply to the insurance industry, including various privacy laws and the economic and trade sanctions implemented by the Office of Foreign Assets Control, or OFAC. OFAC maintains and enforces economic sanctions against certain foreign countries and groups and prohibits U.S. persons from engaging in certain transactions with certain persons or entities. OFAC has imposed civil penalties on persons, including insurance and reinsurance companies, arising from violations of its economic sanctions program.
The Dodd-Frank Wall Street Reform and Consumer Protection Act
The Dodd-Frank Act created the Federal Insurance Office, or FIO, within the Department of Treasury, which is not a federal regulator or supervisor of insurance, but monitors the insurance industry for systemic risk, administers the Terrorism Risk Insurance Program Reauthorization Act of 2015, or TRIPRA, consults with the states regarding insurance matters and develops federal policy on aspects of international insurance matters. In addition, FIO is authorized to assist the Treasury Secretary in negotiating “covered agreements” between the U.S. and one or more foreign governments or regulatory authorities that address insurance prudential measures. Where a state law is inconsistent with a “covered agreement” and provides less favorable treatment to foreign insurers than U.S. companies, the FIO Director may preempt conflicting state law. In 2013, the FIO issued two reports relating to the insurance industry, one on modernization of the insurance regulatory system and one on the impact of Part II of the Nonadmitted and Reinsurance Reform Act of 2010. In December 2014, the FIO issued a report on the vital role that the global reinsurance market plays in supporting insurance in the United States. The impact that these reports will have on the regulation of insurance, if any, is yet to be determined. The Dodd-Frank Act also created a uniform system for non-admitted insurance premium tax payments based on the home state of the policyholder and provides for single state regulation for financial solvency and credit for reinsurance as discussed above.

The Dodd-Frank Act established the Consumer Finance Protection Bureau, or the CFPB, to regulate the offering and provision of consumer financial products and services under federal law. Pursuant to the Dodd-Frank Act, the CFPB is charged with rulemaking and enforcement with respect to enumerated consumer laws. The Dodd-Frank Act also granted to the CFPB certain supervisory powers with respect to “covered persons” and “service providers,” as defined by the Act.
Terrorism Risk Insurance Program Reauthorization Act of 2015
The Terrorism Risk Insurance Act of 2002 was amended and extended again by TRIPRA through December 31, 2020. TRIPRA provides a federal backstop for insurance-related losses resulting from certain acts of terrorism on U.S. soil or against certain U.S. air carriers, vessels or foreign missions. Under TRIPRA, all U.S.-based property and casualty insurers are required to make terrorism insurance coverage available in specified commercial property and casualty insurance lines. Under TRIPRA, the federal government will pay 85% of covered losses after (i) aggregate industry insured losses resulting from the act of terrorism exceeds a statutorily prescribed program trigger, and (ii) an insurer’s losses exceed a deductible determined by a statutorily prescribed formula, up to a combined annual aggregate limit for the federal government and all insurers of $100 billion. The program trigger for calendar year 2015 is $100 million and will increase by $20 million per year until it becomes $200 million in 2020. Beginning January 1, 2016, the 85% federal share will decrease by 1% per year until it becomes 80% in 2020. If an act (or acts) of terrorism result in covered losses exceeding the $100 billion annual limit, insurers with losses exceeding their deductibles will not be responsible for additional losses. An insurer’s deductible for each year is based on the insurer’s (together with those of its affiliates) direct commercial earned premiums for property and casualty insurance, excluding certain lines of business such as commercial auto, surety, professional liability and earthquake lines of business, for the prior calendar year multiplied by a specified percentage. The specified percentage for 2015 through 2020 is 20%. Our U.S.-based property and casualty insurers, WIC and WSIC, are subject to TRIPRA.
The Gramm-Leach-Bliley Act
The Gramm-Leach-Bliley Act of 1999, or the GLBA, which implements fundamental changes in the regulation of the financial services industry in the United States, was enacted on November 12, 1999. The GLBA permits mergers that combine commercial banks, insurers and securities firms under one holding company, a “financial holding company.” Bank holding companies and other entities that qualify and elect to be treated as financial holding companies may engage in activities, and acquire companies engaged in activities, that are “financial” in nature or “incidental” or “complementary” to such financial activities. Such financial activities include acting as principal, agent or broker in the underwriting and sale of life, property, casualty and other forms of insurance and annuities.
Until the passage of the GLBA, the Glass-Steagall Act of 1933 had limited the ability of banks to engage in securities-related businesses, and the Bank Holding Company Act of 1956 had restricted banks from being affiliated with insurers. Since passage of the GLBA, among other things, bank holding companies may acquire insurers, and insurance holding companies may acquire banks. The ability of banks to affiliate with insurers may affect our U.S. subsidiaries’ product lines by substantially increasing the number, size and financial strength of potential competitors.
The GLBA also imposes privacy requirements on financial institutions, such as insurance companies, including obligations to protect and safeguard consumers’ non-public personal information and records, and limitations on the re-use of such information. Federal regulatory agencies have issued Interagency Guidelines Establishing Information Security Standards, or “Security Guidelines,” and interagency regulations regarding financial privacy, or “Privacy Rule,” implementing sections of GLBA. The Security Guidelines establish standards relating to administrative, technical, and physical safeguards to ensure the security, confidentiality, integrity, and the proper disposal of consumer information. The Privacy Rule limits a financial institution’s disclosure of non-public personal information to unaffiliated third parties unless certain notice requirements are met and the consumer does not elect to prevent or “opt out” of the disclosure. The Privacy Rule also requires that privacy notices provided to customers and consumers describe the financial institutions’ policies and practices to protect the confidentiality and security of the information. Many states have enacted legislation implementing GLBA and establishing information security regulation. Many states have enacted privacy and data security laws which impose compliance obligations beyond GLBA, including obligations to protect social security numbers and provide notification in the event that a security breach results in a reasonable belief that unauthorized persons may have obtained access to consumer non-public information.
Legislative and regulatory proposals
From time to time, various regulatory and legislative changes have been, and will be, proposed in the insurance and reinsurance industry. Among the proposals that have been considered are the possible introduction of federal regulation in addition to, or in lieu of, the current system of state regulation of insurers and the NAIC. In addition, there are a variety of proposals being considered by various state legislatures. Two ongoing areas of work at the NAIC are model rules relating to corporate governance and consideration of enhanced methods of group supervision.
Gibraltar insurance regulation
General
The Gibraltar Financial Services Commission, or the GFSC, regulates insurance and reinsurance companies, firms carrying out insurance mediation activities and insurance managers operating in Gibraltar. Insurance and reinsurance companies operate principally under the Financial Services (Insurance Companies) Act 1987 and, since January 1, 2016, also under the Financial Services (Insurance Companies) (Solvency II Directive) Act 2015. Insurance intermediaries and insurance managers operate principally under the Financial Services (Investment & Fiduciary Services) Act 1989. In addition, insurance companies, intermediaries and managers are subject to a range of further laws and regulations.
On July 28, 2015, WICE was licensed by the GFSC. It holds permissions to write the following classes and is authorized to do business in the following territories:

•	United Kingdom: 3 (Land Vehicles), 10 (Motor Vehicle Liability);

•	France: 1 (Accident), 3 (Land Vehicles), 8 (Fire and Natural Forces), 9 (Damage to Property), 10 (Motor Vehicle Liability), 13 (General Liability); and

•	Ireland: 1 (Accident), 3 (Land Vehicles), 8 (Fire and Natural Forces), 9 (Damage to Property), 10 (Motor Vehicle Liability), 13 (General Liability).
The GFSC’s mission statement states that its mission is “to provide financial services regulation in an effective and efficient manner in order to promote good business, protect the public from financial loss and enhance Gibraltar’s reputation as a quality financial centre.” Underpinning this mission statement, the GFSC’s regulatory objectives are the promotion of market confidence, the reduction of systemic risk, the promotion of public awareness, the protection of the good reputation of Gibraltar, the protection of consumers and the reduction of financial crime.
The GFSC is responsible both for supervising the application of prudential standards and the conduct of firms across the Gibraltar financial services sector. This includes, but is not limited to banks, insurance companies, insurance intermediaries, e-money issuers, payment service institutions, investment firms, fund service providers, funds, fiduciary service providers and auditors.
Gibraltar financial service firms, including insurance and reinsurance companies, which passport their services into another EU member state are also subject to the conduct and general good provision in that member state, as set out by the host state regulator.

Financial resources
WICE is required to have adequate financial assets and to file quarterly returns to the GFSC. WICE adopts the Standard Formula as postulated under Solvency II to calculate its regulatory solvency capital requirement, or SCR. In addition to this, WICE is required to carry out its own risk and solvency assessment, or ORSA, at least annually, taking into account its specific risk profile and risk appetite to formulate an internal view of the appropriate level of capital.
The calculation of the SCR takes account of market risk, insurance risk (underwriting and reserving), counterparty risk and operational risk. The ORSA also takes account of other risks facing the business, such as liquidity risk and group risk.
The GFSC requires insurance and reinsurance companies to maintain an appropriate buffer above the SCR, but this is not prescriptive. The buffer is expected to be appropriate to the risk profile and type of business written.
WICE maintains a level of capital which is above both the SCR and the internally derived view of capital required.
Financial services compensation scheme
The Financial Services Compensation Scheme, or FSCS, is a scheme established under FSMA to compensate eligible policyholders of insurance and reinsurance companies who may become insolvent. The FSCS is funded by the levies that it has the power to impose on all insurers and reinsurers. As a motor insurer writing into the U.K. market, WICE contributes to the FSCS.
Motor insurance bureau
The Motor Insurance Bureau in the United Kingdom, or MIB, and the Motor Insurance Bureau Ireland, or MIBI, provide compensation where an individual is injured by an uninsured driver. As an insurance and reinsurance company writing motor business into the U.K. and Ireland, WICE is a member of both the MIB and the MIBI and pays the appropriate levies.
Additional restrictions
When granting a license, the GFSC issues a Notice of Requirements, or NOR, which imposes further restrictions on a licensee over and above those set out in legislation. The key restrictions applicable to WICE include the following:
Restriction on business to be written
WICE is required to obtain prior written approval of the GFSC if it plans to make any significant change to the business that it writes.
Restrictions on transactions with connected parties
WICE is required to obtain prior written consent from the GFSC if it enters into certain transactions with connected parties. This includes: (i) agreements which will result in payments in excess of $40,000; (ii) the acquisition of property in excess of $40,000; (iii) other property-related arrangements including, but not limited to, mortgages, charges and leases above $40,000; (iv) undertaking any liability to meet an obligation of a connected party; (v) loans to connected parties exceeding $40,000; and (vi) entering into or varying a reinsurance agreement with a connected party without giving the GFSC 14 days prior written notice.
Changes to WICE’s operations
WICE must inform the GFSC of any significant change in its insurance or reinsurance arrangements, a change in the name of its bankers or the address of the branch where the account is held, or a change in its auditors.

Provision of information
WICE must send to the GFSC, within 14 days, copies of insurance or reinsurance agreements, agreements for the provision of insurance management services or changes to agreements and new or revised agreements with investment managers.
Restriction on dividends
WICE is required to notify the GFSC of any proposal to declare or pay a dividend and is required to provide relevant financial information which has been considered by its board of directors in considering this proposal. WICE is not permitted to pay any such dividend within 14 days of such notice to the GFSC.
In order to obtain regulatory approval for the payment of a dividend, WICE must demonstrate that it will continue to meet its SCR and its internal view of capital following the payment of such dividend.
Other matters
The NOR imposes a requirement on WICE to comply with certain other matters:

•	A business plan must be submitted prior to December 1 of each financial year;

•	WICE must obtain an annual independent actuarial review of loss reserves;

•	WICE must provide the GFSC with a copy of any management report provided by its auditors within two weeks of receipt;

•	WICE must submit to the GFSC copies of board of director and committee minutes and board of directors and committee packs on a quarterly basis once the meetings have been held; and

•	WICE must hold quarterly meetings of its board of directors.
European Union considerations
Through its authorization in Gibraltar, which is a British Overseas Territory of the U.K. and therefore able to benefit from certain rights available to Member States of the EU, WICE’s authorization is recognized throughout the European Economic Area, subject only to certain notification and application requirements. This authorization enables WICE to provide services or to establish a branch in any other Member State of the EU, where such entity will be subject to the insurance regulations of each such Member State with respect to the conduct of its business in such Member State, but remain subject only to the financial, prudential and operational supervision by the GFSC. The framework for the passporting of services and the establishment of branches in Member States of the EU was generally set forth, and remains subject to, directives adopted by the Council, the legislative body of the European Union, which directives are then implemented in each Member State. WICE currently passports under the Freedom of Services provisions into the United Kingdom, France and Ireland.
The recent U.K. referendum in favor of an exit from the European Union, commonly referred to as “Brexit,” may adversely impact our European operations by limiting or removing WICE’s current ability to flexibly transact insurance business across the borders of European Union members. Alternative avenues to distribute our insurance products in Europe exist but may prove to be more costly and/or less economical, and a reduction in premium writings from Europe would have an adverse effect on our business, financial condition and results of operations.

Item 1A. Risk Factors
Investing in our common shares involves risks. Prospective investors should carefully consider the risks described below, as well as other information contained in this registration statement before making an investment decision. The risks described below are not the only ones we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect us in the future. Any of the following risks could materially adversely affect our business, financial condition, results of operations or cash flows. In such case, the trading price of our common shares may decline and investors may lose all or part of their original investments.
Risks related to our insurance and reinsurance business
We operate in a highly competitive environment and we may not be able to compete successfully in our industry.
The insurance and reinsurance industry is highly competitive. We compete with major U.S. and non-U.S. insurers and reinsurers, many of which have greater financial, marketing and management resources than we do, as well as other potential providers of capital willing to assume insurance and/or reinsurance risk. In our underwriting business, we compete with insurers that provide specialty P&C lines of insurance and reinsurance, including, among others: Aspen Insurance Holdings Limited, AXIS Capital Holdings Limited, Berkshire Hathaway, Inc., Chubb Limited, Everest Re Group Ltd., Fairfax Financial Holdings Limited, Greenlight Capital Re, Ltd., Hannover Rückversicherung AG, Lloyd’s, Markel Corporation, Munich Re Group, PartnerRe Ltd., RenaissanceRe Holdings Ltd., Third Point Reinsurance Ltd., Transatlantic Reinsurance Company and AXA XL Ltd. Additionally, other companies may enter the sectors of the markets in which we operate. We do not believe that we have a significant market share in any of our markets.
Financial institutions and other capital markets participants also offer alternative products and services similar to our own or alternative products that compete with insurance and reinsurance products, such as insurance/risk-linked securities, catastrophe bonds and derivatives. In recent years, capital market participants have been increasingly active in the reinsurance market and markets for related risks and are beginning to make forays into the insurance market.
Competition may have adverse consequences for us, including fewer contracts written, lower premium rates, increased expenses for customer acquisition and retention and less favorable policy terms and conditions. Our competitive position is based on many factors, including our perceived overall financial strength, ratings assigned by an independent rating agency, geographic scope of business, client and broker relationships, premiums charged, contract terms and conditions, products and services offered (including the ability to design customized programs) and appropriate and timely claim payments, as well as the reputation, experience and qualifications of the managers of our underwriting business and our employees. We may not be successful in competing with others on any of these bases and the intensity of competition in our industry may erode profitability and result in less favorable policy terms and conditions for insurance and reinsurance companies generally, including us.
We also compete with new companies that continue to be formed to enter the insurance and reinsurance markets. In addition, continued consolidation within the industry may further enhance the already competitive underwriting environment. Any such consolidated entities may use their enhanced market power and broader capital base to negotiate price reductions for products and services that we offer or that compete with ours and we may experience rate declines and possibly write less business. We could incur greater expenses relating to customer acquisition and retention, reducing our operating margins. In addition, insurance companies that merge may be able to spread their risks across a larger capital base so that they require less reinsurance. Insurance and reinsurance intermediaries could also consolidate, potentially adversely impacting our ability to access business and distribute our products. We could also experience more robust competition from larger, better capitalized competitors, which could include ACGL or current or future affiliates of ACGL. Arch competes with us and will continue to underwrite business for its own distinct portfolios in accordance with its own policies, strategies and business plans. Our business may be adversely impacted by the entry of other companies into the lines of business in which we operate.
The insurance and reinsurance industry is highly cyclical and we expect to continue to experience periods characterized by excess underwriting capacity and unfavorable premium rates.
Historically, insurers and reinsurers have experienced significant fluctuations in operating results due to competition, frequency of occurrence or severity of catastrophic events, levels of capacity, general economic conditions, changes in equity, debt and other investment markets, changes in legislation, case law and prevailing concepts of liability and other factors. In particular, demand for reinsurance is influenced significantly by the underwriting results of primary insurers and prevailing general economic conditions. The industry-wide availability of insurance and reinsurance products is related to prevailing prices and levels of surplus capacity (supply) that, in turn, may fluctuate in response to changes in rates of return being realized in the industry on both the underwriting and investment sides of the business. As a result, the insurance and reinsurance business historically has been a cyclical industry characterized by periods of intense price competition due to excessive underwriting capacity, as well as periods when shortages of capacity permitted favorable premium levels and changes in terms and conditions. The supply of insurance and reinsurance capacity has increased over the past several years and may increase further, either as a result of capital provided by new entrants or by the commitment of additional capital by existing insurers or reinsurers.
We may enter lines of business that may prove to be less favorable or profitable than anticipated due to economic or other factors beyond our control.
In seeking attractive underwriting opportunities, we may enter lines of business that we model as being profitable and accretive to our underwriting portfolio but that ultimately may prove to be less favorable or profitable than anticipated due to economic or other factors beyond our control. For example, we have increased our mortgage reinsurance and European motor insurance business based on the current profitable nature of those businesses. However, if those lines of business cease to be profitable in the future, it could adversely affect our business. Furthermore, the results of certain lines of business we write may be more susceptible than others to macroeconomic conditions. For instance, mortgage insurance and reinsurance losses result when a borrower becomes unable to continue to make mortgage payments and the home of such borrower cannot be sold for an amount that covers unpaid principal and interest and the expenses of the sale. Deteriorating economic conditions increase the likelihood that borrowers will have insufficient income to pay their mortgages and can adversely affect housing values leading to losses on mortgage insurance and reinsurance contracts.
The insurance and reinsurance industry is from time to time subject to regulatory, legislative, judicial or other unforeseen developments, which could adversely affect our business.
From time to time, various regulatory and legislative changes have been proposed in the insurance and reinsurance industry. Among the proposals that are presently being considered is the possible introduction of global regulatory standards for the amount of capital that insurance groups must maintain across the group.
The recent turmoil in the financial markets has increased the likelihood of changes in the way the financial services industry is regulated. Governmental authorities in the United States and worldwide have become increasingly interested in potential risks posed by the insurance industry as a whole and to commercial and financial systems in general. While we cannot predict the exact nature, timing or scope of possible governmental initiatives, there may be increased regulatory intervention in our industry in the future. For example, the U.S. federal government has increased its scrutiny of the insurance regulatory framework in recent years and some state legislators have considered or enacted laws that will alter and likely increase state regulation of insurance and reinsurance companies and holding companies.
In July 2010, the U.S. government passed the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, which, among other things, created the Federal Insurance Office to be located within the U.S. Department of the Treasury, with the authority to monitor nearly all aspects of the insurance industry, and changed the regulatory framework for non-admitted insurance and reinsurance. It is difficult to predict the ultimate impact of the Dodd-Frank Act and whether it or any future modifications to the Dodd-Frank Act will positively or negatively affect our business plans. Similarly, government-sponsored enterprises, or GSEs, are operating under the conservatorship of the Federal Housing Finance Agency. In 2015, GSEs expanded their mortgage credit risk transfer programs; such transactions led to increased opportunities for multiline property and casualty reinsurers, such as us, as well as capital markets participants. The U.S. Congress is examining the role of GSEs in the U.S. housing market and may implement structural and other changes to GSEs. Changes in the roles of GSEs or their practices could have a material adverse effect on our mortgage reinsurance premium volumes. We may also be adversely affected as a result of new or revised legislation, or regulations imposed by the U.S. Securities and Exchange Commission, or the SEC, the U.S. Commodity Futures Trading Commission, or the CFTC, the U.S. Internal Revenue Service, or the IRS, other U.S. or non-U.S. governmental regulatory authorities or self-regulatory organizations that supervise the financial markets. Additionally, there is a possibility that, in the future, we may be subject to new or revised legislation or regulations that may be enforced by entirely new governmental agencies. The National Association of Insurance Commissioners, or the NAIC, which is an association of the insurance commissioners of all 50 states and the District of Columbia, regularly reexamines existing laws and regulations. There are also a variety of proposals being considered by various state legislatures.
The insurance industry is also affected by political, judicial and legal developments that result in new or expanded theories of liability. These or other changes could impose new financial obligations on us by extending coverage beyond our underwriting intent or otherwise require us to make unplanned modifications to the products and services that we provide, or cause the delay or cancellation of products and services that we provide. In some instances, these changes may not become apparent until sometime after we have issued insurance or reinsurance contracts that are affected by the changes. As a result, the full extent of liability under our insurance or reinsurance contracts may not be known for many years after a contract is issued.
Our products and services are ultimately distributed to individual and business customers. From time to time, consumer advocacy groups or the media may focus attention on insurance and reinsurance products and services, thereby subjecting the industry to periodic negative publicity. We also may be negatively impacted if competitors in one or more of our markets engage in practices resulting in increased public attention to our business. These factors may further increase our costs of doing business and adversely affect our profitability by impeding our ability to market our products and services, requiring us to change our products or services or by increasing the regulatory burdens under which we operate.
While Watford Re, our main operating subsidiary, is licensed as a Class 4 insurer in Bermuda and is authorized to do business in Bermuda, changes in the laws and regulations in the jurisdictions in which our customers are domiciled may have an impact on our business. For example, European Union legislation known as “Solvency II,” which now governs the prudential regulation of insurers and reinsurers in the European Union, was implemented on January 1, 2016. Solvency II requires insurers and reinsurers in the European Union to meet risk-based solvency requirements. It also imposes group solvency and governance requirements on groups with insurers or reinsurers operating in the European Economic Area. WICE is currently subject to Solvency II. Further, Solvency II equivalent legislation has been introduced in Bermuda. The cost of compliance with existing laws and regulations is expensive and should we become subject to additional rules and regulations, including Solvency II amendments, there can be no assurance that we will be able to comply fully with, or obtain desired exemptions from, such laws and regulations that govern the conduct of our business. Failure to comply with, or to obtain desired authorizations and/or exemptions under, any applicable laws could result in restrictions on our ability to do business or to undertake activities that are regulated in one or more of the jurisdictions in which we operate and could subject us to fines and other sanctions.
When evaluating an insurer’s financial strength and determining minimum capital requirements, rating agencies and applicable regulators typically assign capital charges to different classes of investment assets based on the perceived level of risk and volatility. Non-investment grade assets carry higher capital charges than those assigned to investment grade assets, and therefore we may be required to hold more capital than similarly-sized traditional insurers and reinsurers, and it is possible that, for certain atypical, non-investment grade assets, we might receive minimal or no regulatory capital credit. While our strategy involves a greater degree of investment risk, it is balanced with a less volatile underwriting portfolio, especially in relation to the amount of catastrophe exposure we assume.
Underwriting risks and reserving for losses are based on probabilities and related modeling, which are subject to inherent volatility in financial markets and other uncertainties.
Our success is dependent upon our ability to accurately assess the risks associated with the businesses that we insure and reinsure. In making underwriting decisions and establishing reserves for loss and loss adjustment expenses, we make estimates that involve actuarial and statistical projections of the ultimate settlement value and administration costs of losses. We began operations in March 2014 and thus we have a limited operating history and loss experience from which to directly extrapolate reserves. We utilize actuarial models, as well as available historical insurance industry loss experience and loss development patterns, to assist in the establishment of our estimates. Most or all of the factors utilized in determining these estimates are not directly quantifiable, particularly on a prospective basis, and the effects of these and unforeseen factors could negatively impact our ability to accurately assess the risks of the policies that we write. Changes in the assumptions inherent within these models or used by management could lead to a future increase in our estimate of ultimate losses on business we have written.
As of September 30, 2018, our consolidated reserves for unpaid losses and loss adjustment expenses, net of unpaid losses and loss adjustment expenses recoverable, were $895.4 million. Such reserves were established in accordance with applicable insurance laws and U.S. GAAP. However, as described in more detail above, loss reserves are inherently subject to uncertainty and any estimates and assumptions made as part of the reserving process could prove to be inaccurate.
In addition, there may be significant reporting lags between the occurrence of the insured event and the time it is actually reported to the insurer and additional lags between the time of reporting and final settlement of claims. Unfavorable developments in any of these factors, when recognized, could cause the then-current level of reserves to be inadequate.
In addition, the estimation of loss reserves is also more difficult during times of adverse economic and market conditions due to unexpected changes in behavior of claimants and policyholders, including an increase in fraudulent reporting of exposures or losses, reduced maintenance of insured properties or increased frequency of small claims. Potential changes in the level of inflation also result in an increased level of uncertainty in our estimation of loss reserves. As a result, actual losses and loss adjustment expenses paid will likely deviate, perhaps substantially, from the reserve estimates reflected in our financial statements.
Adverse conditions in the financial markets, such as disruptions, uncertainty or volatility in the capital and credit markets, may adversely affect the liquidity of our investment portfolio and, moreover, may result in realized and unrealized investment losses that could have a material adverse effect on our loss reserves, financial position and business. Furthermore, a default by one of several large institutions that are dependent on one another to meet their liquidity or operational needs, so that a default by one institution causes a series of defaults by other institutions (sometimes referred to as a “systemic risk”), may expose us to insurance or investment exposures that could have a material adverse effect on our results of operations and financial condition. Potential changes in the level of inflation also result in an increased level of uncertainty in our estimation of loss reserves. As a result, actual losses and loss adjustment expenses paid will likely deviate, perhaps substantially, from the reserve estimates reflected in our financial statements. Our policyholders, cedants, reinsurers and retrocessionaires may also be affected by such adverse conditions, which could adversely affect their ability to meet their obligations to us.
If our loss reserves prove to be inadequate, we will be required to increase loss reserves at the time of such determination with a corresponding reduction in our net income in the period in which the deficiency becomes known. It is possible that claims in respect of events that have occurred could exceed our claim reserves and have a material adverse effect on our results of operations, in a particular period, or on our financial condition in general. Adverse economic conditions could also have a material impact on the frequency and severity of claims and therefore could negatively impact our underwriting returns. As a compounding factor, although most insurance contracts have policy limits, the nature of P&C insurance and reinsurance is such that losses we are required to pay can exceed policy limits for a variety of reasons, thereby adversely affecting our financial condition.
For further discussion of our reserve experience, please see “Item 2. Financial Information-Management’s Discussion and Analysis of Financial Condition and Results of Operations-Critical accounting policies, estimates and recent accounting pronouncements” and “Item 2. Financial Information-Management’s Discussion and Analysis of Financial Condition and Results of Operations-Reserves for losses and loss adjustment expenses.”
The availability of reinsurance and retrocessional coverage may be limited and counterparty credit and other risks associated with our reinsurance arrangements may result in losses which could adversely affect our financial condition and results of operations.
For the purposes of managing risk, we use reinsurance and also may use retrocessional arrangements. In the normal course of business, our insurance subsidiaries cede a portion of their premiums through pro rata, excess of loss or facultative reinsurance agreements. Watford Re purchases a limited amount of retrocessional coverage as part of its aggregate risk management program and cedes certain business to Arch. The availability and cost of reinsurance and retrocessional protection is subject to market conditions, which are beyond our control. As a result of such market conditions and other factors, we may not be able to successfully mitigate risk through reinsurance and retrocessional arrangements.
Further, we are subject to credit risk with respect to our reinsurance and retrocessions because the ceding of risk to reinsurers and retrocessionaires does not relieve us of our liability to the clients or companies we insure or reinsure. We monitor the financial condition of our reinsurers and attempt to place coverages only with carriers we view as substantial and financially sound. An inability of our reinsurers or retrocessionaires to meet their obligations to us could have a material adverse effect on our financial condition and results of operations. Our losses for a given event or occurrence may increase if our reinsurers or retrocessionaires dispute or fail to meet their obligations to us or the reinsurance or retrocessional protections purchased by us are exhausted or are otherwise unavailable for any reason. Our failure to establish adequate reinsurance or retrocessional arrangements or the failure of our existing reinsurance or retrocessional arrangements to protect us from overly concentrated risk exposure could adversely affect our financial condition and results of operations.
In our normal business operations we assume a degree of credit risk from insurance and reinsurance intermediaries and service providers, which exposes us to potential liability.
In accordance with industry practice, we frequently pay amounts owed on claims under our insurance and reinsurance contracts to brokers, third-party claims administrators, program administrators, coinsurers, managing general agents and other similar producers, administrators and intermediaries. We entrust these entities to remit those amounts to our cedants, policyholders, third-party claimants or other service providers pursuant to our directions. In some jurisdictions, if certain of these producers, administrators or intermediaries fail to make such payment, we may remain liable for the deficiency, notwithstanding the obligation of the producer, administrator or intermediary to make such payment. Likewise, in certain jurisdictions, when the insured or ceding company pays the premiums for these contracts to certain of these producers, administrators or intermediaries for payment to us, these premiums are considered to have been paid and the insured or ceding company will no longer be liable to us for those amounts, whether or not we have actually received the premiums from the producer, administrator or intermediary.
The risk associated with underwriting on a delegated authority basis, such as through reinsurance of risks underwritten by primary insurers and through delegation of underwriting authority to program administrators, can adversely affect our business.
Like other reinsurers insuring risks underwritten by primary insurers and insurers writing business with program administrators, managing general agents, coinsurers and other similar relationships, we do not separately evaluate each of the individual risks assumed by us. Therefore, we are largely dependent on the original underwriting decisions made by our ceding companies, program administrators, managing general agents and coinsurers in accordance with agreed underwriting guidelines. We are subject to the risk that the ceding companies or these other producers may not have adequately evaluated the risks to be insured or reinsured and that the premiums may not adequately compensate us for the risks we assume. We do not separately evaluate or handle each of the individual claims that may be made on the underlying insurance contracts. Therefore, we are dependent on the original claims decisions and claims-handling made by our clients and other producers. To the extent that a client or other producer fails to evaluate adequately the insured exposures or to appropriately handle the individual claims made thereunder, our financial condition and results of operations could be significantly and negatively affected.
Risks related to our company
We began operations in March 2014 and, therefore, only limited historical information is available for investors to evaluate our performance or a potential investment in our shares.
There is little historical information available to help prospective investors evaluate our performance or an investment in our shares. In general, insurance and reinsurance companies in their early stages of development present substantial business and financial risks and may incur meaningful operating losses. In general, these companies must successfully develop business relationships, establish operating and risk management procedures, hire staff, install management information systems and processes and complete other tasks appropriate for the conduct of their intended business activities. In particular, our ability to implement our underwriting strategy depends on, among other things, our ability to:

•	retain our relationships with Arch and HPS;

•	attract customers;

•	attract and retain personnel with underwriting, actuarial and credit analysis expertise;

•	maintain commercially acceptable claims-paying ability ratings;

•	evaluate effectively the risks that we assume under the policies and contracts that we write; and

•	execute our business plan in a timely manner, the failure of which may result in an adverse tax characterization of our company.
The failure or difficulty with any of the foregoing could adversely affect our ability to implement our underwriting strategy and, therefore, our business and results of operations.

The preparation of our financial statements requires us to make many estimates and judgments, which, if inaccurate, could cause volatility in our results of operations.
Our consolidated financial statements have been prepared in accordance with U.S. GAAP. The preparation of consolidated financial statements requires us to make many estimates and judgments that affect the reported amounts of assets, liabilities (including reserves), revenues, expenses, and related disclosures of contingent liabilities. On an ongoing basis, we periodically evaluate our estimates, including those related to revenue recognition, insurance, reinsurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation. We base our estimates on our historical experience, where possible, on historical industry data and on various other assumptions, which form the basis for our judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Estimates and judgments for a relatively new company, like us, are more difficult to make than those made in a mature company since relatively limited historical information on our portfolio is available.
Loss and loss adjustment expense reserves are estimates at a given time of the losses that an insurer or reinsurer ultimately expects to pay in respect of claims, based on facts and circumstances then known, predictions of future events, estimates of future trends in claim severity and other variable factors such as inflation. We believe that the process to estimate loss and loss adjustment expenses is subjective and complex. Our estimations of reserves, as a recently formed company, may be inherently less reliable than the reserve estimations of a company with an established loss history. Due to our relatively short operating history, our loss experience is limited and reliable evidence of changes in trends of numbers of claims incurred, average settlement amounts, numbers of claims outstanding and average losses per claim may take years to develop. In addition, the possibility of future litigation or legislative change that may affect interpretation of policy terms further increases the degree of uncertainty in the reserving process. The uncertainties inherent in the reserving process, together with the potential for unforeseen developments, including changes in laws and the prevailing interpretation of policy terms, may result in losses and loss expenses materially different from the reserves initially established. Changes to prior year reserves will affect current underwriting results by increasing net income if the prior year reserves prove to be redundant or by decreasing net income if the prior year reserves prove to be insufficient. Actual claims and claims-related expenses paid may, and likely will, deviate, perhaps substantially, from the reserve estimates reflected in our financial statements.
We also expect volatility in results in periods in which significant loss events occur because U.S. GAAP does not permit insurers or reinsurers to reserve for loss events until they have occurred and are expected to give rise to a claim. As a result, we are not allowed to record contingency reserves to account for expected future losses. We anticipate that claims arising from future events may require the establishment of substantial reserves from time to time.
The failure of any of the loss limitation methods we employ could have a material adverse effect on our financial condition or results of operations.
In our underwriting operations, we seek to limit our loss exposure through various mechanisms. For example, we write a number of contracts on an excess of loss basis, adhere to maximum limitations on business written in defined geographic zones, generally limit program size for each client/program manager and selectively purchase reinsurance. In addition, in the case of reinsurance treaties, we may seek per occurrence limitations or loss ratio caps to limit the impact of losses from any one event or series of events.
We cannot be certain that any of these loss limitation methods will be effective. For instance, geographic zone limitations involve significant underwriting judgments, including the determination of the area of the zones and the inclusion of a particular policy within a particular zone’s limits. In spite of our loss limitation efforts, one or more catastrophic or other events could result in claims that substantially exceed our expectations. There also can be no assurance that various provisions of our policies, such as limitations or exclusions from coverage or choice of forum, will be enforceable in the manner we intend. For example, it is possible that a court, arbitrator or regulatory authority could nullify or void an exclusion or limitation, or legislation could be enacted modifying or barring the use of these exclusions and limitations. Disputes relating to coverage and choice of legal forum may also arise. It is possible that any loss limitation protections set forth in our policies could be ineffective or voided, which, in either case, could have a material adverse effect on our financial condition or our results of operations.
We depend heavily on the performance of Arch, HPS and other third-party service providers under their respective agreements. In particular, we rely on Arch for services critical to our underwriting operations and we depend upon HPS to manage the investments of the funds in our non-investment grade portfolio.
We rely on Arch (including AIM), HPS and other third-party service providers for significant functions required to operate our business and execute our business plan. See “Item 7. Certain Relationships and Related Transactions, and Director Independence-Agreements with Arch,” “Item 7. Certain Relationships and Related Transactions, and Director Independence-Agreements with HPS,” “-Risks related to Arch” and “-Risks related to HPS and the HPS-managed non-investment grade portfolio.” The failure of one or more third-party service providers to perform or, moreover, the negligence, error, action or omission of any third-party service providers in performing their respective obligations, could cause us to suffer, among other things, financial loss, disruption of business, liability to third parties, regulatory intervention and reputational damage, any of which could have a material adverse effect on our business, financial condition and results of operations.
Our business is dependent upon insurance and reinsurance brokers, intermediaries and program administrators and the loss of these important relationships could materially adversely affect our ability to market our products and services.
We market our policies and contracts primarily through a limited number of brokers, intermediaries and program administrators. Some of our competitors may be more attractive to our sources of business by virtue of having higher financial strength ratings, offering a larger variety of products, setting lower prices for insurance coverage, offering higher commissions and/or having had longer-term relationships with the brokers and program administrators than we have. This may adversely impact our ability to attract and retain brokers or program administrators to market our products. The failure or inability of brokers or program administrators to market our products successfully, or loss of all or a substantial portion of the business provided by these brokers and program administrators, could have a material adverse impact on our business, financial condition and results of operations.
We could be materially adversely affected to the extent that third parties to whom we delegate authority for underwriting, claims-handling or other services exceed their authorities, commit fraud or otherwise breach obligations owed to us.
We authorize program administrators, managing general agents, coinsurers and other similar agents and service providers to write business on our behalf within underwriting authorities prescribed by us. See “-Risks related to Arch” and “Item 7. Certain Relationships and Related Transactions, and Director Independence-Agreements with Arch.” We rely on the underwriting controls of these producers to write business within the underwriting authorities provided by us. Although we monitor such business on an ongoing basis, our monitoring efforts may not be adequate or our service providers or agents may exceed their underwriting authorities or otherwise breach obligations owed to us. In addition, our service providers, agents, insureds or other third parties may commit fraud or otherwise breach their obligations to us. To the extent that our service providers, agents, our insureds or other third parties exceed their underwriting authorities, commit fraud or otherwise breach obligations owed to us in the future, our financial condition and results of operations could be materially adversely affected.

We are exposed to credit risk related to our cedants and policyholders in certain of our underwriting operations.
In addition to exposure to credit risk related to our non-investment grade portfolio, reinsurance recoverables and reliance on brokers and other agents (each discussed elsewhere in this section), we are exposed to credit risk in other areas of our business related to our policyholders. In certain circumstances, we are exposed to credit risk if we write policies that have deductibles or that require our policyholder to reimburse us for any claims payments. Under these policies, we are typically obligated to pay the claimant the full amount of the claim and the policyholder is contractually obligated to reimburse us for the deductible or claim amount, which can be a set amount per claim and/or an aggregate amount for all covered claims. As such, we are exposed to credit risk from the policyholder. Additionally, we may write retrospectively rated policies (i.e., policies in which premiums are adjusted after the policy period based on the actual loss experience of the policyholder during the policy period) or policies in which the premium is subject to adjustments after the exposure period to reflect the actual exposures written. In any such instance, we are exposed to policyholder or cedant credit risk to the extent the adjusted premium is greater than the original premium. The inability or failure of our policyholders to meet their obligations to us could have a material adverse effect on our financial condition and results of operations.
We may not be able to write as much premium as expected on business with the desired level of targeted profitability.
Factors that may inhibit or preclude us from accessing desirable business sufficient to meet our targeted premium or profitability levels include, among others:

•	general soft conditions in the insurance and reinsurance markets that depress premium rates and/or broaden coverage terms, which reduce expected returns;

•	difficulty penetrating reinsurance clients’ program structures due to established relationships between such clients (or their intermediaries) and reinsurers previously on the programs;

•	difficulty in signing program administrators to handle our insurance products due to established relationships between those program administrators and their incumbent insurers;

•
difficulty in selling our insurance products to prospective policyholders through our selected program administrators due to existing relationships between such policyholders and their current insurers;

•
possible unwillingness of prospective clients (or their intermediaries) to accept our products based on competitors’ higher ratings, our limited experience and performance history or concerns about our investment strategy; and

•
competition for business opportunities, including with ACGL. Arch is not contractually obligated to allocate any particular new business opportunity to us, even if it would meet our underwriting criteria. See “-Risks related to Arch.”

As a result of the foregoing, we may write a lesser volume of business and/or write business at lower than our targeted level of profitability. This could negatively affect our business and results of operations. If there is insufficient demand for the insurance or reinsurance products that we intend to write, we may amend our business strategy to focus on other types of insurance or reinsurance products, for which we may need to obtain additional licenses or regulatory approvals. There can be no assurances that we will be successful in achieving targeted premium volumes or profitability even if we amend our business strategy.

The inability to attract and retain key employees, as well as the effects of Bermuda employment restrictions, could negatively impact our business strategy and our business.
Our success has been, and will continue to be, dependent on our ability to retain the services of our existing key employees and to attract and retain additional qualified personnel in the future. The pool of talent from which we actively recruit is limited. In addition, under Bermuda law, only persons who are Bermudians, spouses of Bermudians, holders of a permanent resident’s certificate, holders of a working resident’s certificate or persons who are exempt pursuant to the Incentives for Job Makers Act 2011, as amended, or the IJM Act (“exempted persons”), may engage in gainful occupation in Bermuda without a work permit issued by the Bermuda Government. Except for our Chief Executive Officer and other “chief” officer positions (where the advertising requirement is automatically waived) or where specifically waived, a work permit will only be granted or renewed upon showing that, after proper public advertisement, no Bermudian (or spouse of a Bermudian or a holder of a permanent resident’s certificate or holder of a working resident’s certificate) is available who meets the minimum standards reasonably required by the employer. A work permit is issued with an expiry date, and no assurances can be given that any work permit will be issued or, if issued, renewed upon the expiration of the relevant term.
Based on current governmental policy, it is unlikely that initial or extension applications in respect of persons holding “chief” officer positions will be denied. We have been designated by the Bermuda Government under the IJM Act as a company whose senior executives can be exempt from work permit control. This designation will remain in force provided we continue to meet the criteria for such designation under the IJM Act. All of our key officers in Bermuda are exempted persons. If, however, work permits are not obtained, or are not renewed, for our principal Bermuda-based employees and we are unable to recruit an adequate replacement or replace any such key employee within a reasonable period of time, our business may be significantly and negatively affected.
Although, to date, we have not experienced difficulties in attracting and retaining key personnel, the inability to attract and retain qualified personnel could have a material adverse effect on our financial condition and results of operations. Our future success depends to a significant extent upon the continued services of key employees in Bermuda and our ability to attract and retain key employees to implement our long-term business strategy. The loss of the services of our key executive officers or any inability to hire and retain talented personnel could delay or prevent us from fully implementing our business strategy and would significantly and negatively affect our business. We do not currently plan to maintain key man life insurance with respect to any of our management. If any member of senior management or other key employee dies or becomes incapacitated or leaves our company, we would bear the cost of locating a replacement for that individual.
A downgrade or withdrawal of our financial strength ratings by insurance rating agencies could adversely affect the volume and quality of business presented to us and could negatively impact our relationships with clients and the sales of our products.
Companies, insurers and reinsurance brokers use ratings from independent ratings agencies as an important means of assessing the financial strength and quality of insurers and reinsurers. A.M. Best has assigned us a financial strength rating of “A-” (Excellent), which is the fourth highest of 15 ratings that A.M. Best issues. Each of our operating subsidiaries also carries a financial strength rating of “A” with a stable outlook from KBRA, which is the sixth highest of 22 ratings that KBRA confers. These ratings reflect the respective rating agency’s opinion of our financial strength, operating performance and ability to meet obligations. It is not an evaluation directed toward the protection of investors or a recommendation to buy, sell or hold our shares. Each of A.M. Best and KBRA periodically reviews our applicable rating, and may revise it downward or revoke it at its sole discretion based primarily on its analysis of our balance sheet strength, operating performance and business profile. Factors which may affect such an analysis include:

•	if we change our business practice from our business plan;

•	if our relationship with Arch changes, including any possible ratings effect if ACGL determines to no longer consolidate our results into its financial statements;

•	if our relationship with HPS changes;

•	if unfavorable financial or market trends impact us;

•	if our actual losses exceed our loss reserves;

•	if we are unable to obtain and retain key personnel;

•	if our investments incur significant losses;

•	if our financial results fail to meet, as applicable, A.M. Best’s or KBRA’s minimum expectations for our current rating; and/or

•	if either A.M. Best or KBRA alters its respective assessment methodologies in a manner that would adversely affect our rating.
In light of the difficulties experienced recently by many financial institutions, including our competitors in the insurance industry, we believe it is also possible that rating agencies may heighten the level of scrutiny they apply when analyzing companies in our industry, may increase the frequency and scope of their reviews, may request additional information from the companies that they rate and may adjust upward the capital and other requirements employed in their models and rating methodology for maintenance of certain rating levels.
These ratings are often a key factor in the decision by an insured or a broker/intermediary regarding whether to place business with a particular insurance or reinsurance provider. A ratings downgrade or the potential for such a downgrade, or failure to obtain a necessary rating, could adversely affect our relationships with agents, brokers, wholesalers, intermediaries, clients and other distributors of our existing products and services, as well as new sales of our products and services. In addition, under certain of the reinsurance agreements we write, upon the occurrence of a ratings downgrade or other specified triggering event, such as a reduction in surplus by specified amounts during specified periods, our ceding company clients may become entitled to certain rights, including, among other things, the right to terminate the subject reinsurance agreement and/or to require that our reinsurance company post additional collateral, which may adversely affect our liquidity position and our profitability. Any ratings downgrade or failure to obtain a necessary rating could adversely affect our ability to compete in our markets, could cause our premiums and earnings to decrease and could have a material adverse effect on our financial condition and results of operations. In addition, a downgrade in our rating would, in certain cases, constitute an event of default under our letter of credit facility.
If we are unsuccessful in managing our underwriting operations and investments in relation to each other, our ability to conduct our business could be significantly and negatively affected.
Our ability to forecast and manage the respective risks in our underwriting operations and our investments are crucial to our success. We may be unable to access underwriting business and investments that complement each other in the manner assumed by our pricing models. Our underwriting operations require us to forecast payments, liabilities and collateral requirements, and our investment operations require forecasting interest income, required collateral for investment leverage, and principal gains and losses.
In particular, as a recently formed company, we have a limited operating history. As a result, limited company historical information exists related to our experience in forecasting the timing of claims payments and maintaining adequate reserves to meet anticipated liabilities under our insurance and reinsurance policies.

If our modeling and expectations with respect to our underwriting or investments are incorrect, or if we are unable to adjust our exposure to the risks associated with either, we could be forced to attempt to liquidate some of our investments at an inopportune time in the markets, or to forego certain investments or certain opportunities to effect changes to our overall strategy in our underwriting operations that we otherwise may have been able to pursue.
A single or series of insurable events could result in simultaneous, correlated and substantial losses from underwriting operations and investment losses, which would adversely affect our financial condition and results of operations.
Our underlying business model is predicated upon the belief that risks associated with our underwriting operations and the investments of the investment portfolios are generally uncorrelated. However, a single or series of insurable events potentially could create simultaneous, correlated and substantial losses from underwriting operations due to claims associated with such event(s), as well as investment losses resulting in part from disruptions to capital markets, the combination of which would adversely affect our business and results of operations. Neither the investment management agreements nor the investment guidelines prohibit our Investment Managers from investing in assets with a risk profile that might prove correlated to our underwriting operations.
Claims for natural catastrophic events or unanticipated losses from war, terrorism and political instability could cause large losses and substantial volatility in our results of operations and could have a material adverse effect on our financial position and results of operations.
Catastrophes directly impact our property business and can be caused by various events, including hurricanes, floods, tsunamis, windstorms, earthquakes, hailstorms, tornados, explosions, severe winter weather, fires, droughts and other natural disasters. Catastrophes can also cause losses in non-property business such as workers’ compensation or general liability. We seek to limit our modeled PML for property catastrophe exposures for each peak peril and peak zone from a 1-in-250 year occurrence to no more than 10% of our total capital. Depending on business opportunities and the mix of business that may comprise our underwriting portfolio, we may seek to adjust our self-imposed limitations on probable maximum loss for catastrophe-exposed property business. There can be no assurance that we will not suffer losses greater than 10% of our total capital from one or more catastrophic events in any one given geographic zone due to several factors, including the inherent uncertainties in estimating the frequency and severity of such events, potential inaccuracies and inadequacies in the data provided by clients and brokers, the limitations and inaccuracies of modeling techniques and the limitations of historical data used to estimate future losses, or as a result of a decision to change the percentage of shareholders’ equity exposed to a single modeled catastrophic event.
Our estimated PML is determined through the use of modeling techniques but we have aggregate exposures to natural catastrophic events that are in excess of the 1-in-250 year probability interval modeled occurrence loss amount to which we manage our catastrophe risk and our estimate does not represent our total potential loss for such exposures. Catastrophe modeling is an inexact discipline despite its use of a mix of historical data, scientific theory and mathematical methods. There is considerable uncertainty in the data and parameter inputs for insurance industry catastrophe models. In that regard, there is no universal standard in the preparation of insured data for use in the models and the running of modeling software. The accuracy of the models depends heavily on the availability of detailed insured loss data from actual recent large catastrophes.
Due to the limited number of such events historically, as well as other uncertainties such as the impact of climate change, there is significant potential for substantial differences between the modeled loss estimate and actual company experience for a single large catastrophic event. Over the past several years, changing weather patterns and climatic conditions, such as global warming, have added to the unpredictability and frequency of natural disasters in certain parts of the world and created additional uncertainty as to future trends and exposures. Although the loss experience of catastrophe insurers and reinsurers has historically been characterized as low frequency, there is a growing consensus today that climate change increases the frequency and severity of extreme weather events and, in recent years, the frequency of major catastrophes appears to have increased. Furthermore, the potential difference between our modeled loss estimate and actual company experience could be even greater for perils with less modeled annual frequency, such as a U.S. earthquake, or less modeled annual severity, such as a European windstorm. We also rely upon third-party estimates of industry insured exposures and there is significant variation possible around the relationship between our loss and that of the industry following a catastrophic event.
In addition to the natural property catastrophe exposures described above, we believe that economic and geographic trends affecting insured property, including inflation, property value appreciation and geographic concentration, tend to generally increase the size of losses from catastrophic events over time. Actual losses from future catastrophic events may vary materially from our modeled estimates due to the inherent uncertainties in making such determinations resulting from several factors, including the potential inaccuracies and inadequacies in the data provided by clients, brokers and ceding companies, the modeling techniques and the application of such techniques, the contingent nature of business interruption exposures, the effects of any resultant demand surge on claims activity and attendant coverage issues.
While we seek to limit our modeled net PML for natural property catastrophe exposures, we do have exposure under various lines of business to unexpected, large losses resulting from future man-made catastrophic events, such as acts of war, acts of terrorism and political instability. These risks are inherently unpredictable. It is difficult to predict the timing of such events with statistical certainty or to estimate the amount of loss any given occurrence will generate. In certain instances, we specifically insure and reinsure risks resulting from acts of terrorism. Even in cases where we attempt to exclude losses from terrorism and certain other similar risks from some coverages written by us, we may not be successful in doing so. Moreover, irrespective of the clarity and inclusiveness of policy language, there can be no assurance that a court or arbitration panel will not limit enforceability of policy language or otherwise issue a ruling adverse to us.
Claims for natural or man-made catastrophic events, or an unusual frequency of smaller losses in a particular period, could expose us to large losses and cause substantial volatility in our results of operations, which could have a material adverse effect on our ability to write new business and could cause the value of our common shares to fluctuate widely. Accordingly, we can offer no assurance that our available capital will be adequate to cover any such losses if they materialize. It is not possible to eliminate completely our exposure to unforecasted or unpredictable events and to the extent that losses from such risks occur, our financial condition and results of operations could be materially adversely affected.
In addition, our actual losses from catastrophic events may increase if we have reinsured some or all of our exposures and our reinsurers fail to meet their obligations or the reinsurance protections purchased are exhausted or are otherwise unavailable.
For a further discussion, see “Item 2. Financial Information-Management’s Discussion and Analysis of Financial Condition and Results of Operations-Underwriting, natural and man-made catastrophic events.”
The failure to maintain our credit and letter of credit facilities or to have adequate available collateral in connection with reinsurance contracts may negatively affect our ability to successfully implement our business strategy.
We currently have access to an $800 million credit facility that provides for borrowings and a $100 million letter of credit facility that provides for the issuance of letters of credit. These facilities allow us to borrow for investment and general purposes and also to provide collateral to counterparties in the form of letters of credit. If such facilities were to become unavailable, we might be required to liquidate investment assets at inopportune times, forcing us to realize investment losses.

Additionally, the unavailability of such facilities may limit our ability to borrow funds for investment purposes, thereby reducing our investment income, or prevent us from writing certain classes of business where collateral in the form of letters of credit is required.
In particular, our primary reinsurance operating subsidiary, Watford Re, is neither licensed nor admitted as a reinsurer in any jurisdiction other than Bermuda nor is it licensed or admitted as an insurer in any jurisdiction in the United States. Certain jurisdictions, including in the United States, may not permit our insurance company clients to take full statutory credit for reinsurance obtained from unlicensed or non-admitted insurers unless appropriate collateral is provided. In addition, ceding companies, including Arch, may require additional collateral to mitigate counterparty risk irrespective of regulatory requirements. As a result, we are generally required either to post collateral or to provide a letter of credit in connection with this portion of our business. We have and intend to maintain letter of credit facilities and/or trust arrangements to meet these collateral requirements.
An event of default under our credit or letter of credit facilities (including as a result of events that are beyond our control) may require us to liquidate assets held in these facilities, have an adverse effect on our liquidity position as the facilities have a security interest in the collateral posted, or require us to take other material actions. Any such forced sale of these investment assets could negatively affect our return on our investment portfolios, which could negatively affect the types and amount of business we choose to underwrite. A default under our credit or letter of credit facilities may cause the facilities to exercise control over the collateral posted, negatively affecting our ability to earn investment income or to pay claims or other operating expenses. Additionally, a default under any of these facilities may have a negative impact on our relationships with regulators, rating agencies and banking counterparties.
Our results of operations will fluctuate from period to period and, in any given period, may not be indicative of our long-term prospects.
Our operating results can be expected to fluctuate from period to period. Fluctuations result from a variety of factors, including: (i) insurance and reinsurance contract pricing; (ii) our assessment of the quality of available underwriting opportunities; (iii) the volume and mix of products we underwrite; (iv) loss experience on the policies we write; (v) our ability to execute our risk management strategy; and (vi) the performance of our investment portfolios.
In particular, we seek to underwrite products and make investments to achieve favorable return on average equity over the long term. In addition, our opportunistic nature and focus on long-term growth in book value may result in fluctuations in total premiums written and results of operations from period to period as we concentrate on underwriting contracts that we believe will generate attractive long-term results. Accordingly, our short-term results of operations may not be indicative of our long-term prospects.
Returns on business written by us may, and likely will, deviate from the return on equity modeled at the time the policy or contract was written, perhaps substantially.
Insurance by its nature entails risk and uncertainty. Reinsurance risks may be even more difficult to assess than insurance risks because, especially with respect to treaty business, the reinsurance underwriter is one step removed from the underlying risks being assumed, which are underwritten by the cedants’ underwriters.
Actual investment returns on our investment capital and underwriting cash flows may deviate substantially from the investment income assumptions utilized in modeling the insurance or reinsurance contracts we write, thus leading to different economic results than anticipated. Additionally, the collateral actually required to write a contract along with the associated costs of collateral may prove to be significantly different than modeled.

Accordingly, returns on business written by us may, and likely will, deviate, whether positively or negatively, from the return on equity modeled at the time the policy was written, sometimes substantially.
Our operational structure remains under development.
We have recently expanded our operations, adding both a Gibraltar-based platform and a United States-based platform, with licensed companies in each jurisdiction able to write primary insurance, reinsurance or both. Each of our operating subsidiaries has entered into a services agreement with Arch. Similarly, each of our operating subsidiaries and Watford Trust has entered into investment management agreements with (i) HPS for the management of our non-investment grade investment portfolio and (ii) AIM, HPS and/or third-party managers for the management of our investment grade portfolio. In connection with our overseas expansion, we have hired senior managers to oversee those operations. In addition to our continuing process to develop and implement our operational structure and enterprise risk management framework, including exposure management, financial reporting, information technology and internal controls for Watford Re, we are proceeding with a similar effort to incorporate this framework into our U.S. and Gibraltar insurance subsidiaries with the goal of integrating this functionality into a consolidated architecture with which we conduct our overall business activities. Our management controls may not be adequate to identify or eliminate exposures. There can be no assurance that the development of our operational structure or the implementation of our enterprise risk management, or ERM, framework will proceed smoothly or on our projected timetable or achieve the aforementioned goals.
Technology breaches or failures, including those resulting from a cyberattack on us or our service providers and program administrators, could disrupt or otherwise negatively impact our business.
We rely on the information technology systems of our service providers and program administrators to process, transmit, store and protect the electronic information, financial data and proprietary models that are critical to our business. We also license certain key systems and data from third parties, and cannot be certain that we will continue to have access to such third-party systems and data, or those of comparable providers, or that our information technology or application systems will operate as intended. These systems are vulnerable to data breaches, interruptions or failures due to events that may be beyond the control of our service providers, including, but not limited to, natural disasters, theft, terrorist attacks, computer viruses, hackers, errors in usage, general technology failures, defects, failures or interruptions, including those caused by worms, viruses, phishing or power failures. Systemic failures in any of these systems could result in mistakes made in the confirmation or settlement of transactions, or in transactions not being properly booked, evaluated or accounted for. Any such defect or failure, or similar disruption, could cause us to suffer, among other things, financial loss, disruption of business, liability to third parties, regulatory intervention and reputational damage, any of which could have a material adverse effect on our business, financial condition and results of operations. Because we rely on the technology systems of our service providers and program administrators for many critical functions, including connecting with our customers, service providers and program administrators, if such systems were to fail or become outmoded, we could experience a significant disruption in our operations and in the business we receive and process, which could adversely affect our results of operations and financial condition. We have received no assurances, and no assurances can be made by us, that unauthorized access to our data or to any of the information technology systems used by us or by our service providers and program administrators will not occur.
Our liquidity position is affected by our underwriting, investment and internal operations, and adverse developments in any of these inputs could have a significantly negative impact on our business and liquidity.
We actively manage our liquidity position. Specifically, we maintain most of our investment assets in fixed-income investments, write a medium- to long-tailed underwriting portfolio and seek to limit our exposure to catastrophes and other events that could cause the need for large claims payouts in a short timeframe. Any adverse liquidity scenario could cause us to realize investment losses or could otherwise harm our business and financial conditions.
We seek to maintain a liquidity position that mitigates the risk of insufficient funds as liabilities come due or having to dispose of investment assets at inopportune times. However, there can be no certainty that we will achieve optimal monitoring and planning of our liquidity position. In particular, our liquidity position is adversely affected by the collateral we post to support our underwriting operations, investment leverage and letters of credit. Collateral posted to any counterparty is otherwise unavailable to other counterparties, which limits the pool of unencumbered assets available to meet liabilities or collateral requirements.
Currency fluctuations could result in exchange losses and negatively impact our business.
Our functional currency is the U.S. dollar. However, because we insure and reinsure financial obligations created or incurred outside of the United States, we write a portion of our business and receive premiums in currencies other than the U.S. dollar. Consequently, we may experience exchange losses to the extent our foreign currency exposure is not hedged or is not sufficiently hedged, which could significantly and negatively affect our business. We make determinations as to whether to hedge our foreign currency exposure on a case-by-case basis.
Any future acquisitions, growth or expansion of our operations may expose us to risks.
We may, in the future, make acquisitions either of other companies or selected blocks of business, expand our business lines or enter into joint ventures. Any future acquisitions may expose us to challenges and risks, including:

•	integrating financial and operational reporting systems and establishing satisfactory budgetary and other financial controls;

•
funding increased capital needs, overhead expenses or cash flow shortages that may occur if anticipated sales and revenues are not realized or are delayed, whether by general economic or market conditions or unforeseen internal difficulties;

•	obtaining management personnel required for expanded operations;

•	obtaining necessary regulatory permissions;

•	the value of assets acquired being lower than expected or diminishing due to credit defaults or changes in interest rates and liabilities assumed being greater than expected;

•	the assets and liabilities we may acquire being subject to foreign currency exchange rate fluctuation; and

•	financial exposures in the event that the sellers of the entities we acquire are unable or unwilling to meet their indemnification, reinsurance and other obligations to us.
Our failure to manage these operational challenges and risks successfully may impact our results of operations. In addition, if the reserves established by us, as they relate to any acquired book of business, prove to be inadequate, then subject to whatever recourse we may have against the seller or reinsurers, we may be responsible for adverse development in such reserves.
Our business is subject to risks related to litigation.
We may from time to time be subject to a variety of legal actions relating to our current and past business operations, including, but not limited to: (i) disputes over coverage or claims adjudication, including claims by our policyholders alleging that we have acted in bad faith in the administration of claims; (ii) disputes with our cedants or producers over compensation; and (iii) disputes over termination of contracts and related claims.

Multi-party or class action claims may present additional exposure to substantial economic, non-economic or punitive damage awards. The loss of even one of these claims, if it resulted in a significant damage award or a judicial ruling that was otherwise detrimental, could create a precedent in the industry that could have a material adverse effect on our results of operations and financial condition. This risk of potential liability may make reasonable settlements of claims more difficult to obtain. We cannot determine with any certainty what new theories of recovery may evolve or what their impact may be on our business.
Risks related to Arch
We rely on Arch for services critical to our underwriting operations. The termination of one or more of our agreements with Arch may cause disruption in our business and/or materially adversely affect our financial results.
Our operating subsidiaries have entered into services agreements with Arch pursuant to which Arch provides services critical to our underwriting operations, including underwriting, accounting, collections, actuarial, reserve recommendations, claims, legal, information technology and other administrative services. Each services agreement has a term ending on December 31, 2025 and, if neither party gives notice of non-renewal at least 24 months prior to the expiration of the initial term, the term will automatically renew for a five-year period following the initial term, and thereafter the term will continue to renew for successive five-year periods unless either party gives notice of non-renewal at least 24 months before the end of the then-current term. In addition, each services agreement is subject to earlier termination upon the occurrence of certain events. See “Item 7. Certain Relationships and Related Transactions, and Director Independence-Agreements with Arch-Services agreements.” Accordingly, we rely almost entirely on Arch and the various designated employees made available to us by Arch under the services agreements for our underwriting operations. Our operating subsidiaries have also entered into investment management agreements with AIM pursuant to which AIM manages the largest portion of our investment grade investment portfolios. These agreements have initial terms of one year and renew automatically, but can be cancelled by either party upon 45 days prior written notice. See “Item 7. Certain Relationships and Related Transactions, and Director Independence-Agreements with Arch-Investment management agreements.” If any of our services agreements or investment management agreements with Arch is terminated, we would be required to hire staff to provide such services ourselves or retain a third party to provide such services, and no assurances can be made that we would be able to do so in a timely, efficient or cost effective manner. We could therefore suffer, among other things, non-renewals and loss of business, financial loss, disruption of business, liability to third parties, regulatory intervention and reputational damage, any of which could have a material adverse effect on our business, financial condition and results of operations.
ACGL is not responsible for our operating results and our results of operations should be expected to differ substantially from ACGL’s results of operations.
Our strategy is determined by our board of directors and differs from ACGL’s strategy. Our management and our board of directors are responsible for our overall profitability and we are solely responsible for our liabilities and commitments. ACGL does not guarantee or provide credit support for us or for any of our subsidiaries and ACGL’s financial exposure to our company is limited to its investment in our common equity and counterparty credit risk (mitigated by collateral) arising from reinsurance transactions. ACGL’s past results are not representative of the results we may achieve and our future results of operations should be expected to differ substantially from ACGL’s future results of operations.
ACGL competes with us and there are potential conflicts of interests.
ACGL competes with us to underwrite business for its portfolio in accordance with its underwriting guidelines, policies, strategies and business plans. Our arrangements with ACGL do not and should not be construed to create a joint venture between us and ACGL.

Under the terms of the services agreements, we have authorized Arch and designated employees made available to us by Arch to underwrite business on our behalf within our underwriting guidelines as set forth in such services agreements. Arch is not required to allocate any business opportunities to us. Arch will continue to underwrite business for its own distinct portfolios in accordance with its own policies, strategies and business plans. Other than with respect to renewals of business previously recommended to, and written by, our underwriting subsidiaries, Arch may, in its discretion, authorize for its own account or for the accounts of any of its affiliates up to the full amount of an offered participation notwithstanding that such participation would also be suitable for our subsidiaries. Arch may also provide underwriting services similar to those provided to us under the services agreements to third parties that also compete with us for business.
Additionally, for so long as Arch is entitled to appoint at least one director to our board of directors, the matters specified under “Item 7. Certain Relationships and Related Transactions, and Director Independence-Common shareholders agreement-Arch board seats” will require the affirmative vote of at least one director appointed by Arch. Arch is also entitled to have at least one director appointed by Arch serve on each committee of the board of directors. The directors appointed by Arch may have interests that are different from, or in addition to, the interests of our shareholders. In addition, Arch may have interests that differ from or conflict with ours and those of our other shareholders.
Our underwriting subsidiaries have entered into reinsurance and retrocession contracts covering exposures of ACGL, which could result in losses.
Certain business written by us provides reinsurance or retrocessional cover for ACGL, and thus we may pay losses pursuant to such reinsurance and retrocession contracts that serve to reduce the net loss suffered by ACGL related to the underlying exposures. If business written by us to provide reinsurance or retrocessional cover for ACGL is not profitable, our financial condition and results of operations could be significantly and adversely impacted.
As a Class 4 insurer, Watford Re is required to appoint an individual approved by the BMA to be its loss reserve specialist. Watford Re has appointed, and may from time to time appoint, as its loss reserve specialist an individual who also performs services for ACGL, which services are performed for ACGL as part of a larger engagement between ACGL and the independent consulting firm that employs such loss reserve specialist. As part of the agreement between us and such independent consulting firm, we have agreed to allow Watford Re’s loss reserve specialist to utilize the data analysis performed by him and the independent consulting firm that employs him for the benefit of the ACGL engagement to the extent such data relates to business ceded from ACGL to us. An analysis performed by a specialist who does not also perform services for ACGL could result in different reserve recommendations.
Certain provisions of the services agreements may result in circumstances where profit commissions payable to Arch do not correlate directly with profit earned by our applicable operating subsidiary.
Under each of the services agreements, Arch is entitled to receive a profit commission for each underwriting year, calculated annually and payable in arrears in four installments over four years, with adjustments for the following 15 years. The profit commission for each underwriting year is calculated based upon performance relating only to such underwriting year and any losses experienced by the applicable operating subsidiaries with respect to a given underwriting year will affect only the calculation of profit commission payable in respect of that underwriting year for such operating subsidiaries. If the underwriting results of a particular underwriting year deteriorate over time, future installments related to that particular underwriting year will be reduced accordingly, and to the extent that such deterioration would cause that underwriting year’s profit commission to be less than amounts already received in respect thereof by Arch, the installment of profit commission under that particular services agreement for such underwriting year that are payable in subsequent years will be reduced commensurately. However, such reduction will not affect the calculation of profit commission due with respect to any prior or subsequent underwriting year, and only will apply with regard to that particular services agreement. As a result, Arch may be entitled to receive profit commissions from one or more of our operating subsidiaries with respect to profitable underwriting years, if any, without considering whether or to what extent we may have been unprofitable in other underwriting years or whether we would be profitable if profits were calculated on a cumulative basis from the date of our inception.
In addition, the profit commission formula has certain parameters such as assumed internal expenses and investment returns as pre-agreed assumptions. Actual internal expenses and investment returns may deviate, sometimes substantially, from those in the profit commission formula. To the extent our actual expenses are greater than those assumed in the applicable services agreement profit commission calculation, we may be required to pay a profit commission for underwriting years that are ultimately not profitable to us.
Furthermore, in certain instances, for example, if we direct Arch to take any actions or make any changes that we believe are necessary to satisfy a rating agency requirement or to respond to a projected shortfall in the minimum annual premium requirements set forth in a particular services agreement, Arch may timely elect to exclude the underwriting results of such non-conforming business from the calculation of Arch’s profit commission. In such event, Arch will continue to be responsible to administer such business; however, if such excluded business causes our overall insurance or reinsurance portfolio to be unprofitable and, but for such excluded business, the applicable insurance or reinsurance portfolio would have been profitable, Arch will be entitled to receive its profit commission under the applicable services agreement on the profitable insurance or reinsurance portfolio that excludes such excluded business.
Arch may take actions in the future that cause its and our interests to be less aligned.
Arch may choose to dispose of some or all of our common shares held by it at any time or from time to time after the initial listing of our common shares on the NASDAQ Global Market and it may choose to dispose of some or all of our preference shares held by it at any time or from time to time after the earlier to occur of (i) March 31, 2019 and (ii) the consummation of an initial public offering of our preference shares in the United States or a listing of our preference shares on a U.S. national securities exchange. Any disposal of our common shares by Arch will cause the interests of Arch to be less aligned with our interests, and could adversely affect our ratings and/or our reputation, all of which could significantly and negatively affect our business.
We could be materially adversely affected to the extent that Arch exceeds its authority under the services agreements or otherwise fails to comply with the terms of the services agreements.
Pursuant to the services agreements, Arch and its designated employees are authorized to underwrite business on our behalf in accordance with the related underwriting guidelines established by us. We rely upon the underwriting controls of Arch to supervise designated employees writing business. Although we monitor such business on an ongoing basis, our monitoring efforts may not be adequate to prevent Arch or the designated employees from exceeding their authority, committing fraud or otherwise failing to comply with the terms of the services agreements and related underwriting guidelines. Arch also performs claims management services for us, including establishment and adjustment of case reserves and payment of claims. To the extent that Arch and/or the designated employees exceed their authorities, commit fraud or otherwise fail to comply with the terms of the services agreements and related underwriting guidelines, our financial condition and results of operations could be materially adversely affected.

Subject to our investment guidelines, AIM has broad discretion in managing the assets in our investment grade portfolio we allocate to AIM. The performance of our investment grade portfolio largely depends on the ability of AIM to select and manage appropriate investment grade investments.
AIM manages the largest portion of the assets of our investment grade portfolio into which we contribute certain of our invested assets and, subject to our investment grade investment guidelines, has broad investment discretion. The performance of our investment grade portfolio depends on the ability of AIM to select and manage appropriate investments within the agreed investment guidelines. The failure of AIM or any third party appointed by AIM to perform adequately could result in losses or less profitable investments than anticipated, each of which could significantly and negatively affect our business.
Risks related to our investments
The performance of our investments is highly dependent upon conditions in the global economy or financial markets that are outside of our Investment Managers’ control and can be difficult to predict.
The performance of our investments may be affected by general economic or financial market conditions and risks, such as interest rates, availability of credit, inflation rates, economic uncertainty, changes in laws (including laws relating to taxation), trade barriers, commodity prices, currency exchange rates and controls, and national and international political circumstances (including wars, terrorist acts or security operations), any of which could have a material negative impact on our investments. These factors, among others, may affect the level and volatility of securities prices and the liquidity of our investments, which could reduce our investment returns and negatively impact our results of operations and financial condition. Unpredictable or unstable economic or financial market conditions or declines in current economic or financial conditions may also result in reduced opportunities to find suitable risk-adjusted investments to deploy capital or make it more difficult to exit and realize value from existing investments. Such conditions could prevent our Investment Managers from successfully executing their investment strategies or could cause assets in the investment portfolios to be disposed of at a loss.
While overall economic and financial market conditions have slowly improved from the depths of the U.S. recession, there continues to be concern about the prospects for renewed growth in the U.S. economy. There can be no assurance that the economy will improve or that market conditions will not begin to deteriorate once again. In addition, turbulence in international markets and economies may negatively affect the U.S. economy and financial markets.
Conversely, if the economy recovers faster than our Investment Managers expect or the recovery outperforms our Investment Managers’ expectations, there may be reduced investment opportunities or a reduced ability to acquire investments on favorable terms. Markets can correlate strongly at times in ways that are difficult for a manager to predict, so even a well-diversified approach may not protect an investment portfolio from significant losses under certain market conditions.
We depend upon HPS to manage the investments of the funds in our non-investment grade portfolio and upon AIM, HPS and other Investment Managers to manage the investments of the funds in our investment grade portfolio. Our Investment Managers, their affiliates or any of their respective principals or other employees may engage in investment and trading activities for their own accounts and for the accounts of others, which could cause various conflicts of interest to arise that may not be resolved in our favor.
We depend upon HPS to manage the investments in our non-investment grade portfolio, into which we contribute a substantial majority of our invested assets. Each HPS non-investment grade portfolio investment management agreement has a current term ending on December 31, 2025 and, if neither party gives notice of non-renewal at least 24 months prior to the expiration of the current term, the term will automatically renew for a five-year period following the current term, and thereafter the term will continue to renew for successive five-year periods unless either party gives notice of non-renewal at least 24 months before the end of the then-current term. In addition, each non-investment grade portfolio investment management agreement is subject to earlier termination upon the occurrence of certain events. See “Item 7. Certain Relationships and Related Transactions, and Director Independence-Agreements with HPS-Investment management agreements.” We depend upon AIM, HPS and third-party investment managers to manage the investments in our investment grade portfolio, into which we also contribute a portion of our invested assets. As a result, the diminution or loss of our Investment Managers’ services could negatively impact the investment portfolios and, accordingly, our results of operations and financial condition.
None of our Investment Managers or their affiliates or any of their respective principals or other employees are obligated to devote any specific amount of time or effort to managing the investment portfolios we have allocated to them. Each of them may engage in investment and trading activities for their own accounts and for the accounts of others. Additionally, there is no specific limit in the investment management agreements with our Investment Managers as to the number of accounts which may be managed or advised by our Investment Managers. Our Investment Managers manage and expect to continue to manage other funds and accounts which may have objectives similar to or different from ours. Our Investment Managers are not required to provide us with the same fee structures, investment objectives and policies of their other accounts, which could cause our Investment Managers to effect trading in one portfolio or account that may have an adverse effect on another, including those in which we have invested. Other than with regard to our non-investment grade portfolio and the investment grade separate account they manage for us, we are not entitled to inspect the trading records of HPS or its principals or employees. Similarly, other than with regard to our investment grade portfolio, we are not entitled to inspect the trading records of AIM, our other Investment Managers or their respective principals or employees. The investment management agreements with our Investment Managers do not impose any specific obligations or requirements concerning allocation of investment opportunities to us or any restriction on the nature or timing of investments for our account and for other accounts. Various conflicts of interest could arise which may not be resolved in our favor and accordingly, could adversely affect our results of operations and financial condition. For instance, the funds and other accounts managed by our Investment Managers and their affiliates may employ a substantially identical strategy as that employed by us. Such funds and accounts may compete with us for allocation of investments. Investment opportunities that may be potentially appropriate for us may also be appropriate for the other of our Investment Managers’ funds or accounts and there can be no assurance that we will be allocated those investment opportunities. The investments of our company and such other funds or accounts may not be parallel due to different leverage, fee structures, inflows and outflows of capital, variations in strategy, redemption/withdrawal rights and applicable business and regulatory considerations. Such other funds and accounts may invest in different parts of an issuer’s capital structure from our company (e.g., with the other funds and accounts occupying the more senior parts of the capital structure), thereby creating conflicts of interest which would be amplified if the issuer’s financial conditions became impaired. Such other funds and accounts may take short positions on issuers to which we have long exposure, and vice versa. In addition, such other funds and accounts may enter into or exit an investment at different times, and on different terms, than we do and such actions may adversely impact us.
Our Investment Managers each have broad discretionary authority to determine how the funds in our investment portfolios are invested, and are not required to conduct any minimum level of research or analysis in connection with making investment decisions for us.
Pursuant to the applicable non-investment grade investment guidelines, HPS has broad discretionary authority to determine how the funds in our non-investment grade portfolio are invested. Similarly, in our investment grade portfolio, AIM, HPS and our other Investment Managers each has broad discretionary authority within their respective investment guidelines to determine how the funds in their respective allocations of our investment grade portfolio are invested. While their investment efforts may be supported by the fundamental research of issuers, sectors, markets and financial instruments, none of our Investment Managers is required to conduct any minimum level of research or analysis in connection with making investment decisions for us. Our Investment Managers may from time to time instead make investment decisions based upon other factors. In such a circumstance, our Investment Managers would invest opportunistically without the due diligence or analysis that may be utilized with respect to other investments. For example, our Investment Managers may purchase or sell certain instruments based solely on our Investment Managers’ anticipation of general market trends or trends relating to a specific instrument without conducting any analysis or research or, in some cases, our Investment Managers may disregard available analysis and research relating to such instruments.
The success of our investment portfolios is dependent on each of our Investment Managers’ ability to develop and implement appropriate systems and procedures to control investment-related operational risks.
HPS’s non-investment grade investment management business is dynamic and complex. As a result, certain operational exposures are intrinsic to its operations, especially given the volume, diversity and complexity of transactions that HPS enters into daily. Our non-investment grade portfolio investments are highly dependent on HPS’s ability to process, on a daily basis, a high volume of transactions across numerous and diverse markets. Consequently, we rely heavily on financial, accounting and other data processing systems of HPS. The inability of these systems to accommodate an increasing volume, diversity and complexity of transactions could constrain the ability of HPS to properly manage the non-investment grade portfolio and/or its portion of the investment grade portfolio.
Our Investment Managers rely extensively on computer programs and systems to trade, clear and settle securities transactions, to evaluate certain securities based on real-time trading information, to monitor their portfolios and to generate risk management and other reports that are critical to their oversight of our investment portfolios. Certain of our Investment Managers’ operations interface with or depend on systems operated by third parties, including their prime brokers and market counterparties, exchanges and similar clearance and settlement facilities, and other parties, and our Investment Managers may not be in a position to verify the exposures or reliability of third-party systems. Our Investment Managers’ and third parties’ programs and systems may be subject to defects, failures or interruptions, including those caused by worms, viruses, phishing and power failures. Systemic failures in any of these systems could result in mistakes made in the confirmation or settlement of transactions, or in transactions not being properly booked, evaluated or accounted for. Any such defect or failure, or similar disruption, could cause our Investment Managers to suffer, among other things, financial loss, disruption of businesses, liability to third parties, regulatory intervention and reputational damage, any of which could have a material adverse effect on our investments.
Our business could be significantly and negatively affected in the event that one or more of our Investment Managers is unable to transfer or does not timely transfer funds to us necessary for us to make payments under our insurance or reinsurance contracts or to fulfill our other obligations.
Upon notification by us or by Arch on our behalf, each of our Investment Managers is obligated to transfer funds to us necessary for us to make payments under our insurance or reinsurance contracts and fulfill our other obligations. Moreover, at various times, the markets for investment products held in our investment portfolios may be “thin” or illiquid, making the sale at desired prices or in desired quantities difficult or impossible. In the event that one or more of our Investment Managers fail to make such a transfer or cannot liquidate investment products in the applicable portfolio in order to make such a transfer, we may have insufficient resources to make payments under our insurance or reinsurance contracts or otherwise fulfill our obligations, which could significantly and negatively affect our business.
Errors or misconduct by employees of our Investment Managers or their third-party service providers could cause significant losses to our investments.
Our Investment Managers rely on a substantial number of their respective personnel, as well as certain counterparties and third-party service providers. Accordingly, risks associated with errors by such personnel, counterparties and third-party service providers are inherent in our business and operations and in those of our investment portfolios. In addition, employee misconduct could occur, including binding us to transactions that exceed authorized limits or present unacceptable risks and unauthorized investment activities or concealing unsuccessful investment activities, which, in any case, could result in unknown and unmanaged risks or losses. Given the volume of transactions executed by the Investment Managers on behalf of the investment portfolios, potential investors should assume that trading errors (and similar errors) will occur and that the investment portfolios will be responsible for any resulting losses, even if such losses result from the negligence of the Investment Managers or their affiliates. Losses could also result from actions by counterparties or third-party service providers, including failing to recognize trades and misappropriating assets. In addition, employees, counterparties and third-party service providers could improperly use or disclose confidential information, which could result in litigation or serious financial harm, including limiting our business prospects.
Although our Investment Managers have each adopted measures to prevent and detect employee errors and misconduct and to select reliable third-party service providers, it is not always possible to deter such misconduct, and the precautions the Investment Managers take to detect and prevent such misconduct may not be effective in all cases. From time to time, our Investment Managers or their affiliates may elect to voluntarily reimburse the investment portfolios for losses suffered as a result of certain trade errors. However, notwithstanding the previous sentence, potential investors should not carry the expectation that a reimbursement will ever take place and, in evaluating the investment, no decisions should be made in reliance on the Investment Managers making any reimbursements to the investment portfolios for losses suffered as a result of such trade errors.
Our investment management agreements with HPS provide that, to the fullest extent permitted by law, we will indemnify and hold harmless HPS and any of its members, managers, officers, partners, affiliates and employees (each, an HPS Indemnified Person) from and against any losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification and the cost of pursuing any insurance providers (collectively, HPS-related Losses) suffered or sustained by an HPS Indemnified Person, except those HPS-related Losses resulting from an action or inaction or mistake of judgment taken by an HPS Indemnified Person that constituted fraud, gross negligence or intentional misconduct, in each case, as determined in a final non-appealable judgment by a court of competent jurisdiction. In addition, our investment management agreements with HPS provide that no HPS Indemnified Person will be liable to us for any HPS-related Losses suffered by us in connection with any matters to which the investment management agreements with HPS relate, including, but not limited to, trading losses, except those HPS-related Losses resulting from (x) such HPS Indemnified Person’s gross negligence or intentional misconduct or (y) material intentional breaches of the applicable investment guidelines by HPS, which breaches are not cured within 90 days of the earlier of (A) the date on which HPS becomes aware of such breach and (B) the date on which we notify HPS of such breach. Each of the investment management agreements with HPS provides that no breach of the related investment guidelines shall be deemed to have occurred if (i) we have agreed in writing to an amendment to such investment guidelines such that HPS’s actions under the amended investment guidelines would not constitute a breach of such guidelines, (ii) such actions were approved by our Chief Executive Officer or Chief Risk Officer in writing or (iii) such actions were taken pursuant to our instructions.

Our investment management agreements with AIM provide that neither AIM nor any of its directors, officers, employees, shareholders and agents will be liable to us for any losses, liabilities, claims, causes of action, costs, damages or expenses, including reasonable attorneys’ fees (collectively, AIM-related Losses) arising from, or caused by, AIM’s negligence or material breach of the investment managements with AIM, to the extent such AIM-related Losses arise from, or are caused by, our acts or omissions.
We or one or more of our Investment Managers may become subject to third-party litigation that could result in significant liabilities, litigation-related expenses and reputational harm, which could have an adverse effect on our investments.
One or more of our Investment Managers may be named as a defendant(s) in civil proceedings. The outcome of any legal proceedings, which may materially adversely affect the value of our non-investment grade portfolio or our investment grade portfolio, may be impossible to anticipate, and such proceedings may continue without resolution for long periods of time. Any litigation may consume substantial amounts of any such Investment Manager’s time and attention, and that time and the devotion of these resources to litigation may, at times, be disproportionate to the amounts at stake in the litigation. Accordingly, any such litigation could adversely affect our business and results of operations and the value of our investments.
We may be named as a defendant in civil proceedings as a result of our having one or more of our Investment Managers manage our non-investment grade portfolio or our investment grade portfolio. The expense of defending against claims by third parties and paying any amounts pursuant to settlements or judgments would generally be borne by us, would increase our costs and would reduce net assets.
Additionally, one or more of our Investment Managers could effect investments through vehicles that could subject us to creditors’ claims. Under the non-investment grade investment guidelines, HPS is permitted to effect investments on behalf of the non-investment grade portfolio through limited partnerships, limited liability companies, corporations or other vehicles sponsored or managed by HPS or its affiliates or third parties. A creditor having a claim that relates to a particular investment held by any such vehicle may be able to satisfy such claim against all assets of such vehicle, without regard to our rights with respect to such vehicle.
Our Investment Managers from time to time may be restricted or prohibited from trading in the securities of certain companies.
As part of their respective investment management activities, our Investment Managers may, from time to time, come into possession of material non-public information. For example, HPS may place a representative on the board of directors of a company in which our non-investment grade portfolio has invested or may sign a confidentiality agreement in the context of a contemplated transaction. Alternatively, in their personal capacity, employees of our Investment Managers may sit on a company’s board of directors or hold a significant personal interest in a company. In such a circumstance, such Investment Manager may be considered an “insider” for the purpose of the U.S. federal securities laws and, accordingly, may be restricted or prohibited from trading securities of such company, including securities that we may already own. In addition, our Investment Managers’ compliance departments may impose internal trading restrictions on the securities of a particular issuer, even if trading in those securities is not strictly prohibited as a matter of law. If a restriction is in place, it may result in missed investment opportunities and may result in a loss of value, including a total loss, of an existing investment.

The ability of our Investment Managers to use “soft dollars” and to select any broker-dealer, including themselves or their affiliates, may provide our Investment Managers, when selecting broker-dealers, with an incentive to take into account the soft-dollar benefits available from the broker-dealers or pose other conflicts of interest.
Subject to the terms of the investment management agreements with our Investment Managers, as applicable, our Investment Managers are permitted to select any broker or dealer, including themselves or their affiliates, in connection with any investment or any trade. In choosing brokers and dealers, none of our Investment Managers is required to consider any particular criteria. Our Investment Managers are not required to select the broker or dealer that charges the lowest transaction cost, even if that broker provides execution quality comparable to other brokers or dealers. Our Investment Managers may consider the value of various services or products, beyond execution, that a broker-dealer provides to us or our Investment Managers. Our Investment Managers and/or their delegates are authorized to effect transactions for their respective portfolios through affiliated broker-dealers and the affiliated broker-dealers may retain commissions in connection with effecting such agency transactions, even though other broker-dealers may be willing to effect transactions for us at lower commission rates than those charged by affiliated broker-dealers. Our Investment Managers’ rights to use soft dollars may give them an incentive to select brokers or dealers for our transactions, or to negotiate commission rates or other execution terms, in a manner that takes into account the soft dollar benefits received by them rather than giving exclusive consideration to the interests of our investment portfolio and, accordingly, may create a conflict.
The investment portfolios are exposed to risks that prime brokers, custodians, clearing agents, exchanges, clearing houses and other financial intermediaries and guarantors may default on their obligations.
Prime brokers, custodians, clearing agents, exchanges, clearing houses and other financial intermediaries and guarantors may default on their obligations due to bankruptcy, insolvency, lack of liquidity, adverse economic conditions, operational failure, fraud or other reasons. Any default of this nature could have a significant and negative effect on the investment portfolios. For example, assets may be left on deposit with brokers and banks, and not held by a bank custodian. Rule 15c3-3 under the Exchange Act requires a broker-dealer to segregate a customer’s securities from the broker-dealer’s own assets. If the broker-dealer fails to do so, there is a risk of loss of the assets held by the broker-dealer in the event of the broker-dealer’s bankruptcy. In the event of a failure of a broker-dealer to segregate assets, the U.S. Securities Investor Protection Corporation provides a maximum of $500,000 of account insurance per customer, subject to a limit of $250,000 for cash. Since our assets on deposit usually will exceed these amounts, we may receive only a pro rata share of the remaining assets deposited with the failed broker-dealer. Foreign broker-dealers that may not be subject to investor protection regulations may also be utilized. In the event of the failure or insolvency of a foreign broker-dealer, the portion of our assets on deposit that are recoverable may be extremely limited.
The funds in the investment portfolios are and will continue to be invested in securities and loans of issuers and borrowers organized or based outside the United States, which may prove riskier than securities and loans of U.S. issuers and borrowers.
Funds in the investment portfolios are and will continue to be invested in securities and loans of issuers and borrowers organized or based outside the United States, which may be subject to a variety of exposures and other special considerations not affecting securities and loans of U.S. issuers and borrowers. Many non-U.S. securities markets are not as developed or efficient as those in the United States. Securities of some non-U.S. issuers are less liquid and more volatile than securities of comparable U.S. issuers. Similarly, volume and liquidity in many non-U.S. securities markets are less than in the United States and, at times, price volatility can be greater than in the United States. Non-U.S. issuers and borrowers may be subject to less stringent financial reporting and informational disclosure standards, practices and requirements than those applicable to U.S. issuers and borrowers. In addition, there are increasing market concerns as to the potential default of government issuers. Should governments default on their obligations, there could be a negative impact on both government securities and non-government investments held within the country of default.
Furthermore, investments in non-U.S. markets may be in non-U.S. dollar-denominated assets. Consequently, any non-U.S. dollar investments in the investment portfolios would be subject to any changes in exchange control regulations and, furthermore, may experience exchange losses to the extent that foreign currency exposure is not hedged or is not sufficiently hedged against changes in currency rates. Forward contracts on currencies, as well as purchase put or call options on currencies, may be entered into in various markets. There can be no guarantee that instruments suitable for hedging currency or market shifts will be available at any given time or will be able to be liquidated at any given time. In addition, any currency hedging transactions entered into may include a credit component, pursuant to which the hedging counterparty may be granted a security interest in certain of our assets. Such security interest may include an undivided interest in all of our assets, and may not be limited solely to the assets to which the hedge relates. Accordingly, in such a case, if a default occurs with respect to a currency hedging transaction relating to certain of our assets, then the hedging counterparty could lay claim to an interest in all of our assets, including those not related to the hedging transaction.
There may be costs in connection with conversions between various currencies. Currency exchange dealers realize a profit based on the difference between the prices at which they are buying and selling various currencies. A dealer normally will offer to sell currency at one rate, while offering a lesser rate upon immediate resale of that currency to the dealer. Currency exchange transactions will be conducted either on a spot (i.e., cash) basis at the spot rate prevailing in the currency exchange market, or through entering into forward or options contracts to purchase or sell the currencies needed. We anticipate that certain of the currency exchange transactions will occur at the time securities and loans are purchased and will be executed through the local broker or custodian.
The investment portfolios are exposed to risk that the underlying debtor/borrower of debt securities or loans held by the investment portfolios may not make interest or principal payments when they become due, or that the debtor/borrower makes a material misrepresentation or omission.
A fundamental risk associated with the investment portfolios is the risk that a corporate debtor will be unable to make principal and interest payments when due. Companies in which the funds in the investment portfolios are invested could deteriorate as a result of an adverse development in their business, a change in the competitive environment, an economic downturn, or legal, tax or regulatory changes, among other factors. As a result, companies which were expected to be stable may experience financial or business difficulties, including operating at a loss or having significant variations in operating results or requiring substantial additional capital to support their operations or to maintain their competitive position.
The companies in which the funds in the non-investment grade portfolio are invested may be highly leveraged, which may have significant consequences to these corporations or companies and the non-investment grade portfolio. For example, a highly leveraged company may be (i) limited in its ability to borrow money for its working capital, capital expenditures, debt service requirements, strategic initiatives or other purposes; (ii) required to dedicate a substantial portion of its cash flow from operations to the repayment of its indebtedness, thereby reducing funds available for other purposes; and (iii) more highly leveraged than some of its competitors, which may place it at a competitive disadvantage.
Highly leveraged companies may also be subject to restrictive financial and operating covenants, which may preclude favorable business activities or the financing of future operations or capital needs. However, highly leveraged corporations or companies whose loans do not subject them to financial and operating covenants may be subject to a separate set of risks.
Instead of using proceeds of debt to make strategic investments or invest in operating or financial assets, or for working capital, a corporation or company may use such proceeds to pay a dividend to stockholders. As a result, these companies may have limited capital to respond to changing conditions and to take advantage of business opportunities. A highly leveraged corporation or company is subject to increased exposure to adverse economic factors, such as a significant rise in interest rates, a severe downturn in the economy or deterioration in the condition of that company or its industry.
A company may be forced to take other actions to satisfy its obligations if it is unable to generate sufficient cash flow to meet principal and interest payments. The company may try reducing or delaying capital expenditures, selling assets, seeking additional capital or restructuring or refinancing indebtedness. The value of an investment in such company could be significantly reduced or even eliminated if such strategies are not successful and do not permit the company to meet its scheduled debt service obligations.
Further, the continuing conditions in the worldwide credit markets could adversely affect the companies in which the funds in the investment portfolios are invested. Certain companies may not be able to refinance existing leverage or access the additional capital they may need to grow or maintain their businesses in the current financial markets.
Funds in the non-investment grade portfolio may be invested in loans that have limited mandatory amortization requirements. While such a loan may obligate the borrower to repay the loan out of asset sale proceeds or with annual excess cash flow, such requirements may be subject to substantial limitations and/or “baskets” that would allow a portfolio company to retain such proceeds or cash flow, thereby extending the expected weighted average life of the investment. In addition, a low level of amortization of any debt over the life of the investment may increase the risk that the borrower will not be able to repay or refinance loans when they come due.
Investments made using funds in the investment portfolios may be subject to early redemption features, refinancing options, prepayment options or similar provisions which, in each case, could result in an issuer repaying the principal on an obligation earlier than expected. This may happen when there is a decline in interest rates, or when performance allows refinancing with lower cost debt. Should conditions in the credit market revert to the conditions that existed in the early part of 2007, early prepayments of debt could increase. To the extent early prepayments increase, they may have a material adverse effect on our investment objectives and the profits on capital invested in fixed income investments.
Moreover, companies in which funds in the investment portfolios may be invested may face intense competition, including competition from companies with greater financial resources, more extensive development, manufacturing, marketing and other capabilities, and a larger number of qualified personnel.
Additionally, there is risk associated with debt investing due to the possibility of material misrepresentation or omission on the part of the borrower. Such inaccuracy or incompleteness may adversely affect the valuation of the collateral underlying the loans or may adversely affect the ability to perfect or effectuate a lien on the collateral securing the loan. The accuracy and completeness of representations made by borrowers will be relied upon to the extent reasonable, but cannot guarantee such accuracy or completeness. Under certain circumstances, payments made by a borrower in connection with a debt may be reclaimed if any such payment or distribution is later determined to have been a fraudulent conveyance.

Uncertainty relating to the LIBOR calculation process and potential phasing out of LIBOR after 2021 may adversely affect the value of our investment portfolio and may further affect our ability to enter into borrowing arrangements bearing a floating rate of interest.
Regulators and law enforcement agencies in the UK and elsewhere are conducting civil and criminal investigations into whether the banks that contribute to the British Bankers’ Association (BBA) in connection with the calculation of daily LIBOR may have been under-reporting or otherwise manipulating or attempting to manipulate LIBOR. A number of BBA member banks have entered into settlements with their regulators and law enforcement agencies with respect to this alleged manipulation of LIBOR.
Actions by the BBA, regulators or law enforcement agencies may result in changes to the manner in which LIBOR is determined or the establishment of alternative reference rates. For example, on July 27, 2017, the U.K. Financial Conduct Authority announced that it intends to stop persuading or compelling banks to submit LIBOR rates after 2021. At this time, it is not possible to predict the effect of any such changes, any establishment of alternative reference rates or any other reforms to LIBOR that may be enacted in the UK or elsewhere. Uncertainty as to the nature of such potential changes, alternative reference rates or other reforms may adversely affect the trading market for LIBOR-based loans and securities, including those held in our investment portfolio and may further adversely affect our ability to enter into borrowing arrangements bearing a floating rate of interest. As of September 30, 2018, approximately 54% of our invested assets were floating rate investments, some of which were referenced to LIBOR.
Subject to our investment guidelines, HPS has broad discretion in managing a portion of the assets in our investment grade portfolio. The performance of this portion of our investment grade portfolio largely depends on the ability of HPS to select and manage appropriate investment grade investments.
HPS manages a portion of the assets in our investment grade portfolio as a recently-created separate managed account into which we contribute certain of our invested assets. Subject to our investment grade investment guidelines, HPS has broad investment discretion. The performance of the portion of our investment grade portfolio managed by HPS depends on the ability of HPS to select and manage appropriate investments within the agreed investment guidelines. The failure of HPS or any third party appointed by HPS to perform adequately could result in losses or less profitable investments than anticipated, each of which could significantly and negatively affect our business.
Risks related to HPS and the HPS-managed non-investment grade portfolio
HPS utilizes investment strategies and employs trading techniques that involve inherent exposures, which could result in substantial losses to our non-investment grade portfolio and, as a result, to us.
The non-investment grade investments, investment strategies and trading techniques utilized by HPS are more speculative, volatile and, in certain cases, less liquid than the investments made by a more traditional reinsurer. To the extent any of our non-investment grade portfolio investments generate losses, or gains are reduced by transaction costs, embedded expenses or currency fluctuations, the negative impact on the non-investment grade portfolio could adversely affect our results of operations and financial condition.
Under the non-investment grade investment guidelines, HPS is permitted to use a variety of derivatives and other financial instruments both for investment purposes and for risk management purposes. However, HPS is not obligated to, and may choose not to, hedge against risks. Although hedging transactions may be entered into to seek to reduce risk, those transactions may result in a poorer overall performance than if such hedging transactions had not been entered into.

Funds in our non-investment grade portfolio may from time to time be invested in the following investments, among others:

•	fixed income investments, including, without limitation, corporate debt such as secured and unsecured loans, high yield bonds and structured credit instruments;

•	loans of portfolio securities;

•	subordinated loans;

•	credit default swaps;

•	equity securities;

•	equity interests;

•	equity swaps;

•	hedging transactions, including derivatives;

•	short positions, including on individual names or indices;

•	non-public, restricted and illiquid securities;

•	equity and credit index options;

•	futures and options;

•	call options and put options, on “covered” or “non-covered” bases;

•	contracts for differences;

•	co-investments and joint ventures;

•
special opportunity investments, including, without limitation, as investments in types of activities (such as oil and gas exploration), various types of litigation claims and consumer receivables (such as automobile loans and real estate), commercial receivables, equipment and other leases, residential and commercial mortgage loans, as well as other financial instruments that provide for the contractual or conditional payment of an obligation; and

•	other derivative instruments, including those that are not presently contemplated for use or that are currently not available, but that may be developed.
For a discussion of the investments in which HPS has invested the funds in our non-investment grade portfolio from our initial funding in March 2014 until the present, see “Item 1. Business-Our operations-Investment operations-Non-investment grade portfolio-Investment strategy.”
Other than as set forth in the non-investment grade investment guidelines, HPS is not prohibited from concentrating investments in particular types of positions or strategies. At times, the non-investment grade portfolio may have an unusually high concentration in certain types of positions because of HPS’s investment methods and strategies. The investment risk of a portfolio that is concentrated in particular positions or strategies is greater than if the portfolio is invested in a more diversified manner.

Our investments differ from those of many insurers and reinsurers because our non-investment grade portfolio is predominantly invested in corporate credit investments, which can be speculative and volatile and which could increase the riskiness and volatility of our results. In addition, the use of financial leverage could increase the riskiness of our non-investment grade portfolio’s investment strategy and volatility of our net income.
We derive a significant portion of our income from our non-investment grade portfolio investments, and our operating results depend to a significant degree on the performance of those investments. HPS, subject to the non-investment grade investment guidelines, has broad discretion to manage the assets of the non-investment grade portfolio into which we contribute a substantial portion of our invested assets. The non-investment grade portfolio is composed of investments in a combination of loans, debt and equity securities, derivatives and other investment products. The prices of securities and other investment products are volatile, and the volatility of our investments is increased by the use of leverage, leading to significantly greater exposures. Given the leveraged nature of the non-investment grade portfolio, a relatively small price movement may result in immediate and substantial losses to our non-investment grade portfolio.
Certain markets in which funds in the non-investment grade portfolio are invested are extremely competitive for attractive investment opportunities, which may limit investment opportunities, and if any of those markets were to become less attractive, HPS may be forced to liquidate positions in those markets under conditions of reduced liquidity.
The funds in the non-investment grade portfolio are invested in competitive markets and, on our behalf, HPS may be unable to identify or successfully pursue attractive investment opportunities in those environments. Among other factors, competition for suitable investments from other pooled investment vehicles, the public debt syndication markets and other investors may reduce the availability of investment opportunities. There has been significant growth in the number of firms organized to make such investments and there are relatively few barriers to entry, which may result in increased competition in obtaining suitable investments or an increase in the number of investors that are attempting to purchase or sell similar positions simultaneously. Some of these competitors may have access to greater amounts of capital and to capital that may be committed for longer periods of time or may have different return thresholds, and thus these competitors may have unique advantages. In addition, competitors may have incurred, or may in the future incur, leverage to finance their investments at levels or on terms more favorable than those available to HPS in regard to the funds in the non-investment grade portfolio. Significant expenses may be incurred in connection with the identification of investment opportunities and investigating other potential investments that are ultimately not consummated, including expenses relating to due diligence, transportation and legal, accounting and other professional services, as well as the fees of other advisers. If many investment funds that pursue similar strategies were forced to liquidate positions at the same time, market liquidity would be reduced, which may cause prices to drop, volatility to increase and losses to be exacerbated.
We do not control the decisions of HPS, and HPS may invest the assets in our non-investment grade portfolio in its discretion within the framework of the applicable non-investment grade investment guidelines. The performance of our non-investment grade portfolio depends on the ability of HPS to select and manage appropriate investments.
HPS manages the assets of the non-investment grade portfolio into which we contribute substantially all of our subsidiaries’ invested assets and, subject to the non-investment grade investment guidelines, HPS has broad investment discretion. We have delegated to HPS authority to make decisions regarding non-investment grade investments. The current terms of our investment management agreements with HPS end on December 31, 2025, though, subject to certain restrictions set forth in such agreements, either party can terminate the arrangement prior to this date. See “Item 7. Certain Relationships and Related Transactions, and Director Independence-Agreements with HPS.”

The performance of our non-investment grade portfolio depends on the ability of HPS to select and manage appropriate investments. The failure of HPS or any of its key personnel to perform adequately could increase the level of risk to which our investments are exposed and could result in losses or less profitable investments than anticipated, each of which could significantly and negatively affect our business.
Changes to our non-investment grade investment guidelines would require our consent and the consent of Arch and HPS.
Pursuant to the investment management agreements with HPS, changes to the non-investment grade investment guidelines will only be permitted with the mutual consent of Arch, HPS and us. If future changes to our overall underwriting strategy require us to change the non-investment grade investment guidelines, we would be unable to make those changes without the consent of Arch and HPS so long as the investment management agreements with HPS are in effect. Accordingly, we may have to forego opportunities in our underwriting operations that we otherwise may have been able to pursue if we are unable to get the necessary consent or are unable to get the necessary consent in a timely manner.
Our investment management agreements with HPS contain performance fee compensation, which may create incentives that are not aligned with ours, and may adversely affect our financial results.
Pursuant to the investment management agreements with HPS, we are obligated to pay HPS management fees and performance fees. The performance fees may create an incentive for HPS to make investments that are more speculative than would be the case in the absence of such performance fee. HPS may, in its sole discretion, change the allocation of the funds in the non-investment grade portfolio among investments at any time without notifying us, and may be incentivized to allocate capital to investments with greater incentive fee rates.
In addition, compensation arrangements for portfolio managers employed by HPS typically include a performance-based component. These performance-based compensation arrangements may create an incentive for HPS to engage in transactions that focus on the potential for short-term gains rather than long-term growth and those that are more risky or speculative. In addition, since the performance fee is calculated on a basis that includes unrealized appreciation, it may be greater than if it were based solely on realized gains. See “Item 7. Certain Relationships and Related Transactions, and Director Independence-Agreements with HPS-Investment management agreements.”
The compensation received by HPS, its principals or its employees with respect to the non-investment grade portfolio may be different from the compensation received with respect to other HPS accounts investing in the same instruments. If the compensation to be received from another HPS account is greater than the compensation received from us, then HPS will have an incentive to favor the other HPS account over ours. Similarly, in instances where certain employees of HPS are responsible for investing assets on behalf of multiple accounts, if the compensation to be received by such employees with respect to certain other HPS accounts is greater than the compensation to be received with respect to the non-investment grade portfolio, then the employees may have an incentive to favor the other HPS accounts, including in the allocation of investment opportunities. To the extent our non-investment grade portfolio and other HPS accounts invest in the same instruments, if another HPS account takes advantage of a trading opportunity, that opportunity may not be available for our non-investment grade portfolio or may not be available at attractive rates or quantities.

Our non-investment grade portfolio may bear performance fees even if we experience a net loss for the corresponding period.
The performance fee payable to HPS is based on interest income and realized and unrealized gains and losses of the non-investment grade portfolio as of the end of the applicable period for which such compensation is calculated.
Because the performance of our non-investment grade portfolio only accounts for a part of our overall performance for any given period, performance fees may be payable to HPS even if we experience no gain or a net loss for that period if expenses or losses (e.g., payments made in satisfaction of insurance or reinsurance claims, or investment losses on the investment grade portfolio) more than offset any positive returns on our non-investment grade portfolio for that period.
We rely upon HPS for calculation of the fees due to HPS under the investment management agreements with HPS despite HPS’s potential conflict.
Although we rely on expert investment industry valuation firms, or Valuation Agents, to provide periodic valuations for the assets and liabilities of our non-investment grade portfolio, pursuant to the investment management agreements with HPS and in accordance with the detailed methodology set forth therein, HPS determines the valuation of the non-investment grade portfolio for purposes of calculation of the management fees and performance fees it receives. In determining such portfolio valuation, if HPS concludes that market prices or quotations or pricing methodologies do not represent the fair value of particular securities or investments or if no quotation exists, HPS is authorized in its good faith discretion to assign a value to such securities or investments. In such cases, if we so request, HPS is required to provide evidence supporting such valuation. Subject to audit verification, for the purpose of fee calculations, the value of our non-investment grade portfolio as determined by HPS is binding on us in the absence of bad faith or manifest error. Because the management fees and performance fees payable to HPS are based on the values that HPS assigned to such investments and the HPS valuation may differ from the valuation calculated by independent sources, a conflict of interest between HPS and us may arise.
Our non-investment grade portfolio investments are subject to higher aggregate transaction costs than those of an investment grade fixed income portfolio, which could reduce our investment returns.
Our non-investment grade portfolio is invested in accordance with the investment strategy described in this registration statement. See “Item 1. Business-Our operations-Investment operations-Non-investment grade portfolio-Investment strategy.” Over time, this investment strategy is likely to involve more active trading than a typical insurer or reinsurer. We incur certain fees and expenses in connection with HPS’s investing of our non-investment grade portfolio, such as for its day-to-day operations, including brokerage commissions and other transaction costs payable to its brokers. Additionally, HPS’s trading decisions may be made on the basis of short-term market considerations. Therefore, the turnover rate of our non-investment grade portfolio could be significant, requiring substantial commissions and fees. We are also obligated to pay or reimburse certain of HPS’s operating, legal, accounting and auditing fees and other expenses related to its management of our non-investment grade portfolio. Payment of these expenses reduces our returns and are payable regardless of whether we realize any profits.
Our non-investment grade portfolio may not achieve the historical results obtained in the past by any HPS-managed investment vehicles or accounts, and a positive return on our non-investment grade portfolio does not necessarily ensure a positive return on an investment in our shares.
Our non-investment grade portfolio has only a limited operating history upon which we or prospective investors can evaluate its anticipated future performance. Past performance is not indicative of future results, and our non-investment grade portfolio may not achieve results comparable to those that HPS has achieved in the past with a similar investment strategy. Accordingly, potential investors in our shares should draw no conclusions from the prior performance of HPS, its investment professionals or any of its affiliates, and should not expect our non-investment grade portfolio to achieve similar returns. Additionally, because the performance of our non-investment grade portfolio is only one component of our overall performance, a positive return on these investments does not necessarily ensure a positive return on an investment in our shares.
The non-investment grade portfolio may hold non-traditional and complex fixed income and other financial instruments, which exposes us to increased risks and could result in substantial losses to the non-investment grade portfolio and, as a result, to us.
General risks related to debt instruments
The non-investment grade portfolio holds debt instruments, which could result in substantial losses to the portfolio and, as a result, to us. It is anticipated that certain debt instruments held in the non-investment grade portfolio will become non-performing and possibly default. The non-investment grade portfolio may hold debt investments that are secured or unsecured. Unsecured debt investments do not have any collateral supporting the issuer’s obligation to repay the loan. When we invest in unsecured debt, our ability to influence a portfolio company’s affairs, especially during periods of financial distress or following insolvency, is likely to be substantially less than that of senior secured creditors.
Secured debt investments may be subject to the risk that our security interests in the underlying collateral are not properly or fully perfected. Furthermore, the collateral securing debt investments will often be subject to casualty or devaluation risks. If a secured loan is foreclosed, we could become part owner of any collateral, and would bear the costs and liabilities associated with owning and disposing of the collateral. As a result, we may be exposed to losses resulting from default and foreclosure. Any costs or delays involved in the effectuation of a foreclosure of the loan or a liquidation of the underlying assets will further reduce the proceeds and thus increase the loss. There is no assurance that the value of the assets collateralizing a loan will be correctly evaluated. In the event of a reorganization or liquidation proceeding relating to the borrower, all or part of the amounts advanced to the borrower may be lost and any repayment may be significantly delayed. There is no guarantee that the protection of our interests will be adequate, including the validity or to enforceability of the loan and the maintenance of the anticipated priority and perfection of the applicable security interests. Furthermore, claims could be asserted that might interfere with enforcement of our rights.
Subordinated loans
We may invest in subordinated debt. If a portfolio company defaults on such debt or on debt senior to our investment, or in the event of the bankruptcy of a portfolio company, the investment held by us will be recovered only after the senior debt is repaid in full. Under the terms of typical subordination agreements, senior creditors may be able to block the acceleration of the subordinated debt or the exercise by holders of subordinated debt of other rights they may have as creditors. Accordingly, we may not be able to take the steps necessary or sufficient to protect our investments in a timely manner or at all. If a portfolio company declares bankruptcy, we may not have any recourse to the assets of the portfolio company, or the assets of the portfolio company may not be sufficient to cover our investment. Further, HPS’s ability to amend the terms of our investments, assign the investments, exercise its remedies and control decisions made in bankruptcy proceedings will be limited. The level of risk associated with investments in subordinated debt increases if such investments are in distressed issuers.

Debt held on an assignment or participation basis
The non-investment grade portfolio may hold private and public debt owed by companies on either an assignment or participation basis. When funds in the non-investment grade portfolio are invested on a participation basis with a seller, there is exposure to additional risks that (i) there may be no direct access to the relevant borrower and information provided by the participation seller must be relied upon; (ii) generally there will be no right directly to enforce compliance by the borrower with the terms of the loan agreement, no rights of set-off against the borrower and no right to object to certain changes to the loan agreement agreed to by the participation seller; and (iii) there may be no right to benefit directly from the collateral supporting the related loan and rights of set-off the borrower has against the seller.
As described above, when funds in the non-investment grade portfolio are invested on a participation basis, we may not directly benefit from the collateral supporting the related loan obligation. As a result, we would assume the credit risk of both the obligor and the selling institution, which would remain the legal owner of record of the applicable loan. Participations are typically sold strictly without recourse to the selling institution, and the selling institution will generally make no representations or warranties about the underlying loan, the portfolio companies and the terms of the loans or any collateral securing the loans. Furthermore, certain loans have restrictions on assignments and participations, which may negatively impact our ability to exit from all or part of our investment in a loan.
High yield bonds
The non-investment grade portfolio may hold high yield bonds which are rated in the lower rating categories by the various credit rating agencies. These instruments are subject to greater risk of loss of principal and interest than higher-rated securities and are generally considered to be speculative with respect to the issuers’ capacity to pay interest and repay principal. They are also generally considered to be subject to greater risk than securities with higher ratings in the event of deterioration of general economic conditions. Because investors generally perceive that there are greater risks associated with the lower-rated securities, the yields and prices of such securities may tend to fluctuate more than those of higher-rated securities. The market for lower-rated securities is thinner and less active than that for higher-rated securities, which can adversely affect the prices at which these securities can be sold. In addition, adverse publicity and investor perceptions about lower-rated securities, whether or not based on fundamental analysis, may contribute to a decrease in the value and liquidity of such lower-rated securities.
The non-investment grade portfolio may also hold low-rated or unrated debt securities. Such securities may offer higher yields than higher-rated securities, but may generally involve greater volatility of price, lower liquidity, and risk of principal and income, including the possibility of default by, or bankruptcy of, the issuers of the securities.
Structured credit instruments
The non-investment grade portfolio may hold structured credit instruments, including collateralized debt obligations, collateralized loan obligations, collateralized bond obligations, collateralized mortgage obligations and other similar securities. These may be fixed pools or may be “market value” or managed pools of collateral, including commercial loans, high yield and investment grade debt, structured securities and derivative instruments relating to debt. The pools are typically separated into tranches representing different degrees of credit quality, with lower rated tranches being subordinate to senior tranches. The senior tranches, which represent the highest credit quality in the pool, have the greatest collateralization and pay the lowest spreads over treasuries. Lower-rated tranches represent lower degrees of credit quality and pay higher spreads over treasuries to compensate for the attendant risks. Structured securities are extremely complex and are subject to risks related to, among other things, changes in interest rates, the rate of defaults in the collateral pool, the exercise of redemption rights by more senior tranches, the possibility that a settlement of a transaction does not take place as expected, the possibility that a transaction proves unenforceable in law, including in bankruptcy, unexpected losses arising from deficiencies in a firm’s management information, support and control systems and procedures and the possibility that a liquid market will not exist for the sale of such structured securities.
Secured loans
Funds in the non-investment grade portfolio may be invested in senior secured loans. These obligations are subject to unique risks, including: (i) the possible invalidation of an investment transaction as a fraudulent conveyance under relevant creditors’ rights laws; (ii) so-called lender-liability claims by the obligor; (iii) environmental liabilities that may arise with respect to collateral securing of the obligations; and (iv) limitations on the ability to directly enforce compliance by the obligor with the terms of the instrument evidencing such loan obligation, or to enforce any rights of set-off against the obligor.
Equity trading
HPS may engage in equity trading in the non-investment grade portfolio that may result in varied returns and could result in substantial losses to that portfolio and, as a result, to us. The value of equity securities generally will vary with the performance of the issuer and movements in the equity markets. As a result, the non-investment grade portfolio may decline in value if the equity securities and equity-like securities of issuers whose performance diverges from HPS’s expectations or if equity markets generally move in a single direction and HPS has not hedged against such a general move.
Derivative instruments
Under the non-investment grade investment guidelines, which generally provide that our non-investment grade portfolio will primarily be invested in corporate debt instruments, HPS is permitted to hold a portion of its investment objective indirectly through derivatives transactions (each, a Synthetic Asset) effected for the benefit of the non-investment grade portfolio including, without limitation, total return swaps and credit derivatives. These instruments are subject to a maximum per-investment limitation of 10% of the Long Market Value of the non-investment grade portfolio, excluding positions established primarily for hedging purposes which are not subject to a size limitation. Long Market Value refers to the value of the long investments of the portfolio using the methodologies set forth in the applicable investment management agreements.
Each Synthetic Asset references one or more reference obligations or indices, including leveraged loans, high yield bonds, second-lien term loans and other debt financings or securities or indices related thereto (each, a Reference Obligation). Exposure to such Reference Obligations through Synthetic Assets presents risks in addition to those resulting from direct purchases of the securities or investments. A contractual relationship will exist only with a counterparty, and not with any issuer or borrower (each, a Reference Entity) of a Reference Obligation, unless an event of default occurs with respect to any such Reference Obligation, in which event physical settlement applies and the counterparty is required to deliver the Reference Obligation. If delivery of the Reference Obligation is not taken from the counterparty by HPS, there will be no right directly to enforce compliance by the Reference Entity with the terms of any such Reference Obligation and no rights of set-off against the Reference Entity. In the event of the insolvency of the counterparty, we will be treated as a general creditor of the counterparty and will not have any claim of title with respect to the Reference Obligations. Consequently, we will be subject to the credit risk of the counterparty, as well as that of the Reference Entity. As a result, entering into Synthetic Assets and similar transactions subjects us to an additional degree of risk with respect to defaults by the counterparty, as well as by the respective Reference Entities. Such “counterparty risk” is accentuated for contracts with longer maturities where events may intervene to prevent settlement, or where transactions are concentrated with a single counterparty or small group of counterparties. The non-investment grade investment guidelines do not contain restrictions on dealing with any particular counterparty or from concentrating any or all transactions with one counterparty. While the intent is that non-

investment grade portfolio returns in connection with Synthetic Assets will reflect those of each related Reference Obligation, as a result of the terms of the individual Synthetic Asset instruments (including interest and other transaction costs paid to the counterparty) and the assumption of the credit risk of the counterparty, the Synthetic Assets will likely have a different expected return, a different (and potentially greater) probability of default and different expected loss and recovery characteristics following a default. Synthetic Assets are expected to be less liquid and not as tradable as other collateral obligations and may be subject to more variability between their market value and actual sale price of the underlying Reference Obligation than other collateral obligations. In addition, there is no assurance that a buyer will be available or a termination value will be immediately determinable if a Synthetic Asset is sold or terminated. It is expected that any Synthetic Assets in the non-investment grade portfolio will not be able to be transferred without the consent of the applicable counterparty. If market quotations cannot be obtained with respect to a particular Reference Obligation, the termination value of the related transaction may be zero and the value of the entire investment in such Synthetic Asset may be reduced to zero.
We have entered into swap agreements with hedging counterparties based on the Master Agreement published by the International Swaps and Derivatives Association Inc., or ISDA. The ISDA Master Agreement has “events of default” and “termination events” and an unwind methodology that is applicable to both parties. The determination as to whether an “event of default” or “termination event” has occurred is generally made by the relevant ISDA Determinations Committee. All determinations made by ISDA Determinations Committees are governed by the Determinations Committees Rules.
If the relevant ISDA Determinations Committee determines that an “event of default” or “termination event” occurs with respect to either party, the non-defaulting or non-affected party has a right to designate an “early termination date,” and the party will use a standard valuation methodology in the ISDA Master Agreement to determine the termination price for all the Synthetic Assets. Depending upon the market conditions when the early termination date is designated, the unwind price may be zero and the entire investment in such Synthetic Asset may be reduced to zero.
HPS may take advantage of opportunities with respect to certain Synthetic Assets that are not presently contemplated for use or that are currently not available, but that may be developed, to the extent such opportunities are both consistent with the non-investment grade investment guidelines and legally permissible. Special risks may apply to instruments that the funds in the non-investment grade portfolio are invested in at a later date that cannot be determined at this time. For example, risks with respect to credit derivatives may include determining whether an event will trigger payment under the contract and whether such payment will offset the loss or payment due under another instrument. In the past, buyers and sellers of credit derivatives have found that a trigger event in one contract may not match the trigger event in another contract, exposing the buyer or the seller to further risk. Other Synthetic Assets may be subject to various types of risks, including market risk, liquidity risk, the risk of non-performance by the counterparty, including risks related to the financial soundness and creditworthiness of the counterparty, legal risk and operations risk.
In addition, the Dodd-Frank Act creates a regulatory framework for oversight of derivatives transactions by the CFTC and the SEC and modifies the existing regulation of futures markets. It is difficult to predict the ultimate impact of the Dodd-Frank Act and the full extent of the impact it will have on the non-investment grade portfolio is unclear. However, the Dodd-Frank Act contemplates that where appropriate in light of the outstanding risks, trading liquidity and other factors, swaps (broadly defined to include most derivative instruments other than futures) generally will be required to be cleared through a registered clearing facility and traded on a designated exchange or swap execution facility. The derivatives counterparties to the derivative products held by the non-investment grade portfolio may be subject to new capital, margin and business conduct requirements imposed as a result of the Dodd-Frank Act, which may increase the transaction costs or make it more difficult for the non-investment grade portfolio to hold derivatives investments on favorable terms or at all. See “-Risks related to regulation of us and our operating subsidiaries.”
The trading of over-the-counter derivatives subjects the non-investment grade portfolio to a variety of risks, including: (i) counterparty risk; (ii) basis risk; (iii) interest rate risk; (iv) settlement risk; (v) legal risk; (vi) credit spread risk; and (vii) operational risk. Counterparty risk is the risk that one of the counterparties to the derivative products held by the non-investment grade portfolio might default on its obligation to pay or perform generally on its obligations. Basis risk is the risk attributable to the movements in the spread between the derivative contract price and the future price of the underlying instrument. Interest rate risk is the general risk associated with movements in interest rates. Settlement risk is the risk that a settlement of a transaction does not take place as expected. Legal risk is the risk that a transaction proves unenforceable in law, including, but not limited to, because it has been inadequately documented. Credit spread risk is the general risk associated with movements in credit spreads. Operational risk is the risk of unexpected losses arising from deficiencies in a firm’s management information, support and control systems and procedures. Swaps and other transactions in over-the-counter derivatives may involve other risks as well, including the risk that there may be no exchange market on which to close out an open position. It may be impossible to transfer or otherwise liquidate an existing position, to assess the value of a position or to assess the risk.
Futures
HPS may utilize futures and options thereon. Futures markets are highly volatile and are influenced by factors such as changing supply and demand relationships, governmental programs and policies, national and international political and economic events and changes in interest rates. In addition, because of the low margin deposits normally required in futures trading, a high degree of leverage is typical of a futures trading account. As a result, a relatively small price movement in a futures contract may result in substantial losses to the trader. Moreover, exchange-traded futures positions are marked to the market pricing each day and variation margin payments must be paid to or by a trader. Futures trading may also be illiquid, and certain commodity exchanges do not permit trading in particular commodities at prices that represent a fluctuation in price during a single day’s trading beyond certain set limits. If prices fluctuate during a single day’s trading beyond those limits, which conditions have in the past sometimes lasted for several days with respect to certain contracts, HPS could be prevented from promptly liquidating unfavorable positions and thus subject the non-investment grade portfolio and, as a result, us, to substantial losses. In addition, the CFTC and various exchanges impose speculative position limits on the number of positions that investors may directly or indirectly hold or control in particular commodities.
Options
HPS may utilize equity options and non-equity options, including options on futures contracts. Specific market movements of the securities, futures contracts or other instruments underlying an option cannot be predicted accurately. The purchaser of an option is subject to the risk of losing the entire purchase price of the option. The writer of an option is subject to the risk of loss resulting from the difference between the premium received for the option and the price of the futures contract or security underlying the option which the writer must purchase or deliver upon exercise of the option. Trading of options involves risks substantially similar to those involved in trading futures contracts or margined securities, in that options are speculative and highly leveraged. Pursuant to the non-investment grade investment guidelines, HPS may also utilize options on baskets of securities and stock.
Convertible securities
The funds in the non-investment grade portfolio may be invested in convertible securities. Because of their embedded equity component, the value of convertible securities is sensitive to changes in equity volatility and price. A decrease in equity volatility and price could result in losses to the non-

investment grade portfolio. The debt characteristics of convertible securities also expose the non-investment grade portfolio to changes in interest rates and credit spreads. The value of the convertible securities may fall when interest rates rise or credit spreads widen. Such exposures may be unhedged or only partially hedged.
Certain of our investments, particularly in the non-investment grade portfolio, are illiquid and are difficult to sell, or to sell in significant amounts at acceptable prices, to generate cash to meet our needs.
Our investments in certain securities and loans, including certain fixed income and structured securities and loans and other investments, may be illiquid due to contractual provisions or investment market conditions. These assets are generally ineligible to be used as collateral for credit facilities, prime brokerage arrangements and letter of credit facilities.
At various times, the markets for investment products held or proposed to be held in the investment portfolios may be “thin” or illiquid, making purchase or sale at desired prices or in desired quantities difficult or impossible, especially in the case of non-publicly traded or illiquid securities such as securities purchased in private placements. While the investment grade portfolio is invested solely in publicly-traded fixed-income securities, funds in the non-investment grade portfolio may be invested in securities of U.S. or non-U.S. open-ended or closed-ended investment companies, partnerships and other collective investment vehicles. Most partnerships and collective investment vehicles provide for redemption of interests only at specified intervals. Consequently, it is not possible to liquidate those interests other than at the specified dates. Additionally, trading restricted and illiquid securities often requires more time and results in higher brokerage charges or dealer discounts, considerably worse pricing and other expenses than does trading eligible securities on national securities exchanges or that are otherwise more liquid. Positions in such restricted or illiquid securities may not readily be able to be exited, including due to contractual prohibitions. Restricted securities may sell at a price lower than similar securities that are not subject to restrictions on resale. Additionally, trading can be suspended as required by an exchange. Each exchange typically has the right to suspend or limit trading in all securities, futures and other instruments that it lists. Such a suspension might render it impossible for the applicable investment manager to liquidate positions and, accordingly, expose one or both of the investment portfolios to losses.
Furthermore, restricted securities held in the non-investment grade portfolio might also have to be registered in order to be disposed of, resulting in additional expense and delay. Adverse market conditions could impede a public offering or listing of securities. If we require significant amounts of cash on short notice in excess of anticipated cash requirements, then we may have difficulty selling these investments in a timely manner or difficulty pledging these assets as collateral to meet counterparty demands or we may be forced to sell or terminate them at unfavorable values.
Use of margin and other forms of financial leverage in the non-investment grade portfolio could result in substantial losses to that portfolio.
HPS uses leverage in managing the non-investment grade portfolio. Leverage may take a variety of forms, including total return swaps and other derivatives, loans for borrowed money, trading on margin and the use of inherently leveraged instruments. Accordingly, a relatively small price movement could have a disproportionately large effect in relation to the capital invested and could result in immediate and substantial losses. Using borrowed money to purchase investments (including through margin loans) provides the non-investment grade portfolio with the advantages of leverage, but exposes it to increased capital risk and higher current expenses. Any gain in the value of securities or investments purchased with borrowed money or income earned from these investments that exceeds interest paid on the amount borrowed would cause the non-investment grade portfolio’s net asset value to increase faster than would otherwise be the case. Conversely, any decline in the value of the securities or investments purchased would cause the non-investment grade portfolio’s net asset value to decrease faster than would otherwise be the case.

We provide collateral to the lenders from which funds are borrowed. This may expose the non-investment grade portfolio to the risk that, for whatever reason, including, without limitation, the default, insolvency, negligence, misconduct or fraud of such lenders, the ownership of such interests may not be reacquired upon the repayment of such loans or we may not otherwise be made whole for any losses. Also, we may forfeit all or a portion of our collateral if we default on such loans. While we have borrowed and intend to borrow only from lenders believed to be creditworthy, recent history underscores the risk that lenders’ creditworthiness could deteriorate extremely rapidly and unexpectedly under certain circumstances and there can be no absolute certainty that such lenders will return such interests to us upon the repayment of such loans.
In certain economic environments, HPS may be unable to obtain the leverage it might otherwise desire to utilize or the financial terms on which leverage is available may be unattractive to HPS in investing the funds in the non-investment grade portfolio.
In addition, in support of our underwriting operations, we may provide letters of credit or other forms of collateral to our clients. In order to provide this collateral, we are required to grant a security interest in a portion of our investment portfolios. Granting such a security interest may impede or limit our ability to obtain additional leverage or meet other collateral demands. Without access to leverage, we may be unable to achieve our investment objectives.
Funds in the non-investment grade portfolio may be used in short sales, which are subject to potential increased regulation and will subject the non-investment grade portfolio to the potential for significant losses.
Funds in the non-investment grade portfolio may be used in short sales, which involve selling securities that are not owned by the short seller, with an obligation to replace those securities at a later date. Short selling allows an investor to profit from a decline in market price to the extent the decline exceeds the transaction costs and the costs of borrowing the securities. A short sale creates the risk of a theoretically unlimited loss, in that the price of the underlying security could theoretically increase without limit, thus increasing the cost to the investor of buying those securities to cover the short position. In certain circumstances, the investor may be unable to maintain the ability to borrow securities that it has sold short, and could be forced to purchase securities at suboptimal prices in the open market to return to the lender. Purchasing securities to close out a short position can itself cause the price of the securities to rise further, thereby exacerbating the loss.
The ability to execute a short selling strategy may be materially adversely impacted by new temporary or permanent rules, interpretations, prohibitions and restrictions. Based in part as a response to adverse market conditions, short sale transactions have been subject to increased regulatory scrutiny, and many jurisdictions recently imposed restrictions and reporting requirements on short selling. Temporary restrictions or prohibitions on short selling activity may be imposed by regulatory authorities with little or no advance notice and may impact prior and future trading activities. Additionally, the SEC, its non-U.S. counterparts, other governmental authorities or self-regulatory organizations may at any time promulgate permanent rules or interpretations consistent with those temporary restrictions or that impose additional or different temporary or permanent limitations, prohibitions or reporting requirements. The various short selling limitations, prohibitions or reporting requirements may not be consistent and may have different effective periods. They may prevent HPS from successfully implementing its investment strategies and may provide transparency to our competitors as to our positions, thereby having a detrimental impact on our investments. We are unable to predict how additional restrictions on short selling may impact the investment methods and strategies with respect to the funds in the non-investment grade portfolio.
In addition, traditional lenders of securities might be less likely to lend securities under certain market conditions. As a result, HPS may not be able to pursue a short selling strategy effectively due to a limited supply of securities available for borrowing, and may also incur additional costs in connection with short sale transactions.
Funds in the non-investment grade portfolio could be invested in products that could create an exposure to “lender liability” litigation risk, which is a risk that is still evolving and, therefore, difficult to measure.
Recently, several judicial decisions in the United States have upheld the right of borrowers to sue lending institutions, or lender liability. Generally, lender liability is founded upon the premise that an institutional lender has violated an implied or contractual duty of good faith and fair dealing owed to the borrower or has assumed a degree of control over the borrower resulting in a creation of a fiduciary duty owed to the borrower or its other creditors or shareholders. While believed to be unlikely, investments in the non-investment grade portfolio may create exposure to lender liability risk.
Under U.S. legal principles, if a lender or bondholder (i) intentionally takes an action that results in the undercapitalization of a borrower or issuer to the detriment of the borrower’s or issuer’s other creditors; (ii) engages in deceptive conduct or fraud, makes misrepresentations, or breaches fiduciary duties, to the detriment of such creditors; (iii) uses its influence as a stockholder or creditor to dominate or control a borrower or its board of directors or an issuer or its board of directors to the detriment of other creditors of such borrower or issuer; or (iv) engages in other inequitable conduct to the detriment of such other creditors, a bankruptcy court may equitably subordinate the claim of the offending lender or bondholder or, if such claim is assigned by the offending lender or bondholder, a court may subordinate the claim of an assignee. For example, if a lender engaged in wrongful conduct that warrants equitable subordination of its claim against the borrower, and the lender subsequently assigns its claim to us, such claim asserted by us may be equitably subordinated based on the lender’s conduct. Because funds in the non-investment grade portfolio may be invested in several positions in the same, different or overlapping levels of a portfolio company’s capital structure, we may be subject to claims from creditors of a portfolio company that the investments should be equitably subordinated to the payment of other obligations of the portfolio company by reason of our conduct or that of HPS.
In addition, under certain circumstances, a U.S. bankruptcy court could also recharacterize claims held by us as equity interests and thereby subject such claims to the lower priority afforded equity claims in certain restructuring scenarios, or void and subsequently assign the claims, in which case it is possible that we would not be able to enforce the claims against the debtor.
Our non-investment grade portfolio may from time to time hold significant investments in particular securities and loans that could subject us to additional regulatory requirements.
From time to time, the non-investment grade portfolio may invest in significant stakes in particular securities and loans. If that stake exceeds certain percentage or value limits, we may be required to file certain reports with a governmental agency or comply with other regulatory requirements. In many cases, the positions of HPS will be aggregated for purposes of determining the applicability of these limits. Compliance with these filing and other requirements may result in additional costs to us. Certain of these filings are subject to review that may require a delay in the acquisition of the securities or loans. In some cases, we may be required to cease buying or selling the subject security for a specified period and may face potential fines or disgorgement penalties. To avoid or mitigate the potential cost, review or delay in connection with these filings and related regulations, HPS may limit the size of our stake in certain securities or loans. Additionally, large holdings of a publicly traded security may be difficult to rapidly dispose of if such positions would preclude the use of certain exemptions or exceptions from regulation. A need or desire to take limited stakes in certain securities or loans or dispose of securities or loans over an extended period may result in lost investment opportunities, including potentially exposing investment returns to risks of downward movement in market prices, adversely affecting our returns.

Extensive regulation of HPS by governmental organizations creates the potential for disruptive and intrusive investigations, significant liabilities and reputational harm, which could have an adverse effect on our non-investment grade portfolio investments.
HPS’s business is subject to extensive and complex regulation by governmental organizations. The regulatory bodies with jurisdiction over HPS generally have the authority to conduct investigations and administrative proceedings, and to grant or cancel HPS’s authority to carry on its business. HPS is currently registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended, or the Advisers Act, and thus is subject to the corresponding regulation and oversight. For example, registered investment advisers must comply with enhanced recordkeeping requirements and are subject to the SEC’s inspection authority. These increased obligations may divert HPS’s time, attention and resources from portfolio management activities.
From time to time, HPS is contacted in connection with investigations by regulatory or governmental authorities into certain matters, including trading in particular securities or types of securities by HPS, its affiliates or their employees. Investigations and administrative proceedings can result in fines, disgorgement of profits, suspension of personnel and other sanctions, including censure, the issuance of cease-and-desist orders and the suspension or expulsion from applicable licenses or memberships. For example, failure to comply with the obligations imposed by the Advisers Act, including, to the extent applicable, recordkeeping, advertising and operating requirements, disclosure obligations and prohibitions on fraudulent activities could result in investigations, sanctions and reputational damage, any of which could have a material adverse effect on our investments. See “-Risks related to our investments-Errors or misconduct by employees of our Investment Managers or their third-party service providers could cause significant losses to our investments.”
The non-investment grade investment strategy may be implemented by investing, from time to time, a portion of our non-investment grade portfolio in investment funds managed by HPS.
In order to implement our non-investment grade investment strategy, HPS may, from time to time and upon consultation with us, invest a portion of the portfolio in investment funds managed by HPS. In doing so, we seek to efficiently access the HPS investment platform, but these investments may accrue additional benefits to HPS that do not also accrue to us. In addition, our non-investment grade portfolio’s investment in an HPS fund may make such investment fund more attractive to other investors, for instance, by making such investment fund operationally viable or more financially stable. Consequently, our non-investment grade portfolio’s investment may serve to attract third-party investors, resulting in increased fees and/or incentive allocations from such third-party investors being paid to HPS. While there is no codified limit on the portion of our non-investment grade portfolio that may be invested in funds managed by HPS, we only expect to invest additional assets from our non-investment grade portfolio in funds managed by HPS to the extent that HPS, in consultation with us, determines that such investment would allow us to access an attractive risk profile that would not be available to us outside of a fund framework, or which might provide economic, tax, regulatory or other benefits to us.
Due to the accounting treatment of certain assets in our non-investment grade portfolio, fluctuations in interest rates or changes in credit spreads could result in non-cash balance sheet reductions and non-cash losses in our statement of operations.
We account for certain assets in our non-investment grade portfolio, including our derivative contracts, by applying the mark-to-market accounting treatment required for these assets. We could therefore recognize incremental liabilities between reporting periods resulting from increases or decreases in interest rates or changes in the credit spread environment, which could result in us recognizing a non-cash loss in our consolidated statements of operations and a consequent non-cash decrease in our equity between reporting periods. Any such decrease could be substantial.

We depend upon key personnel employed by HPS to manage our non-investment grade portfolio.
Since we depend upon HPS to manage our non-investment grade portfolio, we depend upon the ability of key personnel of HPS to develop and implement appropriate investment strategies in accordance with the applicable investment guidelines. The diminution or loss of their services could delay or prevent HPS from fully implementing its investment strategy and, consequently, could significantly and negatively affect our results of operations and financial condition. If HPS were to lose the services of key personnel, or if such key personnel failed to devote adequate time and attention to HPS due to its other obligations and business activities or for any other reason, the consequence to HPS and, accordingly, our non-investment grade portfolio, could be material and adverse.
The performance of our non-investment grade portfolio is also highly dependent on the ability of HPS to attract new employees and to retain existing employees.
We could be subject to regulatory restrictions under the Bank Holding Company Act of 1956 if we were deemed to be an investment vehicle sponsored or managed by HPS.
HPS was originally formed as a unit of Highbridge Capital Management, LLC, or Highbridge, a subsidiary of JPMorgan Asset Management Holdings Inc. In March 2016, the principals of HPS acquired the firm from JPMorgan Asset Management Holdings Inc., which retained Highbridge’s hedge fund strategies. JPMorgan Chase & Co. (which we refer to, together with its affiliates, including JPMorgan Asset Management Holdings Inc., as JPM) is subject to regulation under state and Federal law, including the Bank Holding Company Act of 1956, as amended, or the BHCA, and regulations of the Federal Reserve Board. Although HPS is now treated as independent from JPM, for certain purposes under the BHCA, HPS continues to be deemed indirectly controlled by JPM solely for purposes of the BHCA.
Under the U.S. Gramm-Leach-Bliley Act, or the GLBA, enacted in 1999, bank holding companies meeting certain eligibility criteria may elect to become “financial holding companies,” which may engage in any activities that are “financial in nature,” as well as in additional activities that the Federal Reserve Board and the U.S. Treasury Department determine are financial in nature or incidental or complementary to financial activities. Under the GLBA, “financial activities” specifically include insurance, securities underwriting and dealing, merchant banking, investment advisory and lending activities. JPM elected to become a financial holding company as of March 13, 2000.
Because HPS is treated for certain purposes as indirectly controlled by JPM under the BHCA, investment vehicles that are sponsored or managed by HPS may be deemed to be indirectly “controlled” by JPM for purposes of the BHCA. In the event that such an investment vehicle sponsored or managed by HPS were deemed “controlled,” the investment vehicle’s permissible investments would be limited, including limits on the amount of the investment vehicle’s equity investment in a particular fund or other issuer, and the length of time that the investment vehicle may hold such an investment. During any time that an investment vehicle sponsored or managed by HPS were deemed “controlled,” for purposes of calculating maximum permitted ownership under various statutes, positions held by the investment vehicle would be aggregated with positions held by JPM, entities controlled by JPM and certain accounts managed by affiliates of JPM.
Investment vehicles that are sponsored or managed by HPS are also treated as affiliates of JPM’s banking subsidiaries for purposes of Sections 23A and 23B of the U.S. Federal Reserve Act, as amended. Those sections require that banking subsidiaries of JPM comply with certain standards and restrictions in dealing with their affiliates.
If Watford Re were deemed to be an investment vehicle that was sponsored or managed by HPS, the foregoing limitations and restrictions could be applicable with respect to the management by HPS of our non-investment grade portfolio.

Risks related to regulation of us and our operating subsidiaries
Any suspension or revocation of Watford Re’s license as a Bermuda Class 4 insurer would materially impact our ability to do business and implement our business strategy.
Our main operating subsidiary, Watford Re, is licensed as an insurer and reinsurer only in Bermuda and has been designated as the “designated insurer” for group supervision purposes. Watford Re is a registered Bermuda Class 4 insurer. As such, it is subject to regulation and supervision in Bermuda. Bermuda insurance statutes, regulations and policies of the BMA require Watford Re to, among other things:

•	maintain minimum levels of capital and surplus;

•	prescribe and meet solvency standards;

•	restrict dividends and distributions;

•	limit transfers of ownership and issuances of shares or changes in control of Watford Holdings, as sole shareholder of Watford Re; and

•	provide for periodic examinations of Watford Re and Watford Holdings and each entity’s financial condition and the review of actuarial reports related to such examination periods.
These statutes and regulations may, in effect, restrict our ability to write insurance and reinsurance policies, to distribute funds and to pursue our investment strategy.
In addition, the BMA could suspend or revoke Watford Re’s Class 4 license in certain circumstances, including circumstances in which (i) it is shown that false, misleading or inaccurate information has been supplied to the BMA by Watford Re or on its behalf for the purposes of any provision of the Insurance Act 1978, and related rules and regulations, or the Insurance Act; (ii) we have ceased to carry on business; (iii) Watford Re has persistently failed to pay fees due under the Insurance Act; (iv) Watford Re has been shown to have not complied with a condition attached to its registration or with a requirement made of us under the Insurance Act; (v) we are convicted of an offense against a provision of the Insurance Act; (vi) Watford Re is, in the opinion of the BMA, found not to have been carrying on business in accordance with sound insurance principles; or (vii) any of the minimum criteria for registration under the Insurance Act is not or will not have been fulfilled. The suspension or revocation of Watford Re’s license to do business as an insurance company in Bermuda for any reason would negatively impact our reputation in the marketplace and could have a material adverse effect on our results of operations. If the BMA suspended or revoked Watford Re’s license, we could also lose our exemption under the Investment Company Act of 1940, or the Investment Company Act, or our ability to rely on an exemption or exclusion under the Investment Company Act. See “-We are subject to the risk of possibly being deemed an investment company under U.S. federal securities law.”
If Watford Re becomes subject to insurance statutes and regulations in jurisdictions other than Bermuda or if there is a change in Bermuda law or regulations or the application of Bermuda law or regulations, there could be a significant and negative impact on our business.
Watford Re, our Bermuda operating subsidiary, is a registered Bermuda Class 4 insurer. As such, it is subject to regulation and supervision in Bermuda. See “Item 1. Business-Regulation-Bermuda insurance regulation.”
Bermuda’s statutes and regulations may restrict our ability to write insurance and reinsurance policies, distribute funds and pursue our investment strategy. We do not presently intend for Watford Re to be admitted to do business in the United States, the United Kingdom or any jurisdiction other than Bermuda. We cannot assure prospective investors that insurance regulators in the United States, the United Kingdom or elsewhere will not review the activities of Watford Re or its subsidiaries or agents and assert that Watford Re is subject to such jurisdiction’s licensing requirements.
Generally, Bermuda insurance statutes and regulations applicable to Watford Re are less restrictive than those that would be applicable if they were governed by the laws of any states in the United States. If in the future Watford Re became subject to any insurance laws of the United States or any state thereof or of any other jurisdiction, we cannot assure prospective investors that we would be in compliance with such laws or that complying with such laws would not have a significant and negative effect on our business.
The process of obtaining licenses is very time consuming and costly and Watford Re may not be able to become licensed in jurisdictions other than Bermuda should we choose to do so. The modification of the conduct of our business that would result if we were required or chose to become licensed in certain jurisdictions could significantly and negatively affect our financial condition and results of operations. In addition, our inability to comply with insurance statutes and regulations could significantly and adversely affect our financial condition and results of operations by limiting our ability to conduct business, as well as subject us to penalties and fines.
Because Watford Re is a Bermuda company, it is subject to changes in Bermuda law and regulation that may have an adverse impact on our operations, including through the imposition of tax liability or increased regulatory supervision. In addition, Watford Re will be exposed to any changes in the political environment in Bermuda. While we cannot predict the future impact on our operations of changes in the laws and regulations to which we are or may become subject, any such changes could have a material adverse effect on our business, financial condition and results of operations.
Our non-Bermuda operating insurance subsidiaries are subject to regulation in various jurisdictions, and violations of existing regulations or material changes in the regulation of their operations could adversely affect us.
Our non-Bermuda operating insurance subsidiaries that are not domiciled or licensed in Bermuda are subject to government regulation in each of the jurisdictions in which they respectively are licensed or authorized to do business. Governmental agencies have broad administrative power to regulate many aspects of the insurance business, which may include trade and claim practices, accounting methods, premium rates, marketing practices, claims practices, advertising, policy forms, and capital adequacy. These agencies are concerned primarily with the protection of policyholders rather than shareholders. Governmental agencies may censure us, impose fines, additional capital requirements or limitations on our operations, and/or impose criminal sanctions for violation of regulatory requirements. Moreover, insurance laws and regulations, among other things: (i) establish solvency requirements, including minimum reserves and capital and surplus requirements; (ii) limit the amount of dividends, tax distributions, intercompany loans and other payments our insurance subsidiaries can make without prior regulatory approval; (iii) impose restrictions on the amount and type of investments we may hold; (iv) require assessments through guaranty funds to pay claims of insolvent insurance companies; and (v) require participation in state-assigned risk plans which may take the form of reinsuring a portion of a pool of policies or the direct issuance of policies to insureds.
U.S. operating subsidiaries
Our U.S.-domiciled operating subsidiaries write insurance in the United States. These subsidiaries are subject to extensive regulation under state statutes which delegate regulatory, supervisory and administrative powers to state insurance commissioners. Such regulation generally is designed to protect policyholders rather than investors and may require insurers to maintain certain product offerings even though the insurer prefers to discontinue such writings.

In addition, virtually all U.S. states require insurers licensed to do business therein to bear a portion of contingent and incurred claim handling expenses and the unfunded amount of “covered” claim and unearned premium obligations of impaired or insolvent insurance companies, either up to the policy’s limit, the applicable guaranty fund covered claim obligation cap or 100% of statutorily defined workers’ compensation benefits, subject to applicable deductibles. These obligations are funded by assessments, made on a retrospective, prospective or prefunded basis, which are levied by guaranty associations within the state, up to prescribed limits (typically 2% of “net direct written premium”), on all member insurers in the state on the basis of the proportionate share of the premiums written by member insurers in certain covered lines of business in which the impaired, insolvent or failed insurer was engaged. Accordingly, the total amount of assessments levied on us by the states in which we are licensed to write insurance may increase as we increase our premiums written. In addition, as a condition to the ability to conduct business in certain states (and within the jurisdiction of some local governments), insurance companies are subject to or required to participate in various premium-based or loss-based insurance-related assessments, including mandatory insurance pools, mandatory assigned-risk facilities, underwriting associations, workers’ compensation second-injury funds, reinsurance funds and other state insurance facilities. Although we may be entitled to take premium tax credit (or offsets), recover policy surcharges or include assessments in future premium rate structures for payments we make under these facilities, the effect of these assessments and insurance-related arrangements, or changes in them, could reduce our profitability in any given period or limit our ability to grow our business.
We periodically review our corporate structure so that we can optimally deploy our capital. Changes in that structure require regulatory approval. Delays or failure in obtaining any of these approvals could limit the amount of insurance that we can write in the United States.
Gibraltar operating subsidiary
WICE is subject to substantial regulation in the jurisdictions in which it is licensed or authorized to do business. In addition, the recent U.K. referendum in favor of an exit from the European Union, commonly referred to as “Brexit,” may adversely impact our European operations by limiting or removing WICE’s current ability to flexibly transact insurance business across the borders of European Union members. Alternative avenues to distribute our insurance products in Europe exist but may prove to be more costly and/or less economical, and a reduction in premium writings from Europe would have an adverse effect on our business, financial condition and results of operations.
We are subject to the risk of possibly being deemed an investment company under U.S. federal securities law.
In the United States, the Investment Company Act regulates certain companies that invest in, hold or trade securities. Section 3(a)(1)(A) of the Investment Company Act defines an “investment company” as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act defines an “investment company” as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. federal government securities and cash items) on an unconsolidated basis (the “40% Test”). Excluded from the definition of “investment securities” under Section 3(a)(2) of the Investment Company Act are, among other things, U.S. federal government securities and securities issued by majority-owned subsidiaries that are neither themselves investment companies nor relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act. The value of our investment securities, together with any securities issued by our wholly-owned or majority-owned subsidiaries excepted from the definition of investment company pursuant to Section 3(c)(1) or 3(c)(7) of the Investment Company Act will represent less than 40% of the value of our total assets on an unconsolidated basis (exclusive of U.S. federal government securities and cash items). We plan to regularly monitor our asset pool to ensure continuing and ongoing compliance with the 40% Test. In addition, we are not an investment company under Section 3(a)(1)(A) of the Investment Company Act because we are neither engaged primarily nor do we hold ourselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, we are primarily engaged in the non-investment company insurance and reinsurance businesses of our direct and indirect subsidiaries, including through Watford Re.
Watford Re currently relies and intends to continue to rely on Rule 3a-6, which is an exemption from the definition of an investment company under the Investment Company Act for an entity organized and regulated as a foreign insurance company that is engaged primarily and predominately in the writing of insurance agreements or the reinsurance of risks on insurance agreements. The law in this area is subjective, and there is a lack of guidance as to the meaning of “primarily and predominately” under Rule 3a-6. For example, there is no standard for the amount of premiums that must be written relative to the level of an entity’s capital in order to qualify for the exemption. If this exemption was deemed inapplicable and no other exemption or exclusion was available, we would likely have to register under the Investment Company Act as an investment company, which, under the Investment Company Act, would require an order from the SEC since we are a non-U.S. domiciled company. Our inability to obtain such an order could have a significant adverse impact on our business.
Registered investment companies are subject to extensive, restrictive and potentially adverse regulation relating to, among other things, operating methods, management, capital structure, leverage, dividends and transactions with affiliates, and are not permitted to operate their businesses in the manner in which we operate our business. In addition, the Investment Company Act generally prohibits registered investment companies from paying performance-based compensation to investment managers (such as HPS). Accordingly, if we are determined to be an investment company required to register under the Investment Company Act, our relationship with HPS, our investments and our operations could be significantly and adversely affected.
Furthermore, if at any time it was established that we had been operating as an investment company in violation of the registration requirements of the Investment Company Act, there would be a risk, among other material adverse consequences, that we could become subject to monetary penalties or injunctive relief, or both; that we could be unable to enforce contracts with third parties; that third parties could seek to obtain rescission of transactions with us undertaken during the period in which it was established that we were an unregistered investment company; or that our insurance license could be revoked or suspended.
To the extent that applicable laws and regulations change in the future so that contracts we write are deemed not to be insurance or reinsurance contracts, we will be at greater risk of not qualifying for an exemption or exclusion for the definition of an investment company under the Investment Company Act. Additionally, it is possible that our becoming classified or required to register as an investment company would result in the suspension or revocation of our insurance or reinsurance licenses.
Bermuda and New Jersey insurance laws regarding the change of control of insurance companies may limit the acquisition of our shares.
Under Bermuda law, for so long as Watford Holdings has an operating subsidiary registered under the Insurance Act, the BMA may at any time object to a person holding 10% or more of our common shares if it appears to the BMA that the person is not or is no longer fit and proper to be such a holder, by written notice to such person. In such a case, the BMA may require the shareholder to reduce its holding of our common shares and direct, among other things, that such shareholder’s voting rights attaching to the common shares shall not be exercisable. A person who does not comply with such a notice or direction from the BMA will be guilty of an offense. This may discourage potential acquisition proposals and may delay, deter or prevent a change of control of our company, including through transactions, and in particular unsolicited transactions, that some or all of our shareholders might consider to be desirable.
Our U.S. insurance subsidiaries are domiciled in New Jersey, where the acquisition of 10% or more of the voting securities of an insurance company or its parent company is presumptively considered an acquisition of control of the insurance company, although such presumption may be rebutted. Accordingly, any person or entity that acquires, directly or indirectly, 10% or more of our voting securities without the prior approval of the Commissioner of the New Jersey Department of Banking and Insurance will be in violation of these laws and may be subject to injunctive action requiring the disposition or seizure of those securities by the Commissioner or prohibiting the voting of those securities, or to other actions that may be taken by such Commissioner.
The international nature of our business subjects us to additional applicable laws and regulations, the violation of which could adversely affect our operations.
We must comply with all applicable economic sanctions and anti-bribery laws and regulations of the United States and other foreign jurisdictions where we operate, including the U.K. and the European Community. U.S. laws and regulations applicable to us include the economic trade sanctions laws and regulations administered by the U.S. Treasury’s Office of Foreign Assets Control, as well as certain laws administered by the U.S. Department of State. In addition, we are subject to the Foreign Corrupt Practices Act and other anti-bribery laws such as the U.K. Bribery Act that generally bar corrupt payments or unreasonable gifts to foreign governments or officials. Although we have policies and controls in place that are designed to ensure compliance with these laws and regulations, it is possible that an employee or intermediary could fail to comply with applicable laws and regulations. In such event, we could be exposed to civil penalties, criminal penalties and other sanctions, including fines or other punitive actions. In addition, such violations could damage our business and/or our reputation. Such criminal or civil sanctions, penalties, other sanctions and damage to our business and/or reputation could have a material adverse effect on our financial condition and results of operations.
In addition, if we or any of our operating subsidiaries were to become subject to the laws of a new jurisdiction in which such entity is not presently admitted to sell insurance products, our company or such subsidiary may not be in compliance with the laws of the new jurisdiction. In addition, we could, at any time and in any jurisdiction, face individual, group and class action lawsuits by our policyholders and others for alleged violations of applicable laws and regulations. Any such litigation or failure to comply with applicable laws could result in the imposition of significant restrictions on our ability to do business and could also result in suspensions, injunctions, monetary damages, fines or other sanctions, any or all of which could adversely affect our financial condition and results of operations.
Risks related to taxation
Watford Holdings, Watford Re or any of our non-U.S. subsidiaries may be or become subject to U.S. federal income taxation if they are deemed to be conducting a U.S. trade or business.
If Watford Holdings, Watford Re or any of our other non-U.S. subsidiaries were treated as engaged in a trade or business within the United States, such entity would be subject to U.S. federal income taxation on income that is effectively connected with such trade or business and U.S. branch profits tax on its dividend equivalent amount (generally, its after-tax effectively connected income). Based on the past, current and anticipated activities of Watford Holdings, Watford Re and our other non-U.S. subsidiaries, we believe that each of Watford Holdings, Watford Re and our other non-U.S. subsidiaries should not be treated as engaged or as having engaged in a trade or business within the United States. However, there are no definitive standards provided by the Internal Revenue Code of 1986, as amended, or the Code, regulations or court decisions as to the specific activities that constitute the conduct of a trade or business within the United States, and any such determination is essentially factual in nature. Therefore, there can be no assurance that the U.S.

Internal Revenue Service, or the IRS, will not successfully contend that Watford Holdings, Watford Re, or any other non-U.S. subsidiary is engaged, has been engaged or will be engaged in a trade or business within the United States by reason of such entity’s activities, including its insurance-related activities and its investment activities and any activities performed on such entity’s behalf. Any such U.S. federal income taxation and U.S. branch profits tax would result in substantial tax liabilities and consequently would have a materially adverse effect upon Watford Holdings and Watford Re’s results of operations. Even if Watford Holdings, Watford Re and our non-U.S. subsidiaries are not and have not been engaged in a trade or business within the United States, they will nonetheless be subject to U.S. federal income taxation on certain fixed or determinable annual or periodical gains, profits and income (such as dividends and certain interest on investments) derived from sources within the United States, and could be subject to tax in other jurisdictions in which we operate.
U.S. Holders may be subject to certain adverse tax consequences based on the application of rules regarding passive foreign investment companies, or PFICs.
Significant potential adverse U.S. federal income tax consequences generally apply to any United States person who owns shares in a PFIC. Although not entirely free from doubt due to a lack of directly governing authority, we currently believe that Watford Holdings and Watford Re should not be treated as PFICs because we believe that Watford Re’s income qualifies for an exception to the PFIC rules for income that is derived in the active conduct of an insurance business by a corporation satisfying certain requirements, which we refer to as the Insurance Company Exception. However, because of a lack of clarity regarding the scope of the Insurance Company Exception resulting from recently enacted tax legislation, described further below, there is significant uncertainty as to whether the Insurance Company Exception applies to Watford Holdings and Watford Re. Furthermore, there are no regulations or other definitive authority interpreting certain aspects of the Insurance Company Exception and, in particular, its application to Watford Re’s particular circumstances, including its arrangement with AUL. As a result, the IRS could seek to characterize Watford Holdings and Watford Re as PFICs. Because of the lack of clarity regarding the Insurance Company Exception, we can provide no assurances that the IRS will not seek to treat Watford Holdings and Watford Re as PFICs.
The United States Tax Cuts and Jobs Act, or the TCJA, which was enacted into law in December of 2017, modified certain aspects of the U.S. Internal Revenue Code, including a number of provisions that impact insurance companies. In particular, the TCJA modified the Insurance Company Exception so that, with respect to taxable years beginning after December 31, 2017, only a “qualifying insurance corporation” is eligible for the exception. The TCJA generally defines a qualifying insurance corporation as a foreign corporation that would be subject to U.S. federal income tax as an insurance company if it were a domestic corporation and whose “applicable insurance liabilities” constitute more than 25% of the company’s total assets, determined on the basis of a financial statement of the company that meets certain requirements.
Applicable insurance liabilities for a property and casualty company are generally defined to include loss and loss adjustment expenses. There is a lack of clarity regarding whether this reference to “loss and loss adjustment expenses” in the TCJA refers to loss and loss adjustment expenses paid in the relevant year or the company’s reserves representing liabilities for loss and loss adjustment expenses relating to unpaid claims. Because the TCJA uses the term in the context of defining “applicable insurance liabilities,” and because the Joint Explanatory Statement accompanying the conference committee report of the TCJA indicates that the term “applicable insurance liabilities” is intended to include reserves for property and casualty insurance contracts, Watford Holdings believes that the reference to loss and loss adjustment expenses should be understood as a reference to a company’s reserves and intends to apply the requirement in this manner. However, there can be no assurance that the IRS will agree with Watford Holdings’ interpretation of the Insurance Company Exception, and, if the IRS were to successfully challenge such interpretation, Watford Holdings and Watford Re would likely be treated as PFICs.

In addition, the application of the TCJA’s definition of “qualifying insurance corporation” is not clear in other respects. For example, the PFIC rules include a look-through rule under which a foreign corporation that owns 25% or more of the stock of another corporation is generally treated as directly holding its proportionate share of the assets and directly recognizing its proportionate share of the income of the second corporation for purposes of determining if the first corporation is a PFIC. It is not entirely clear how this look-through rule interacts with the definition of a qualifying insurance corporation, and in particular whether companies within a corporate group must individually satisfy the requirements to be treated as qualifying insurance corporations or whether the group must satisfy these requirements on an aggregate basis after applying the look-through rule. As a result of these uncertainties, it is possible that the IRS could apply the qualifying insurance corporation test in a manner that could adversely impact Watford’s qualification for the Insurance Company Exception.
As a result, although we believe that Watford Holdings and Watford Re should meet the requirements to be treated as qualifying insurance corporations, no assurance can be provided that the IRS will not successfully challenge this qualification, in which case such companies would be treated as PFICs. If Watford Holdings and Watford Re are treated as PFICs, U.S. shareholders would also be subject to the PFIC regime with respect to any other non-U.S. subsidiary of Watford Holdings that is treated as a PFIC. Moreover, the TCJA contemplates that the IRS will provide additional guidance on the application of the qualifying insurance company requirement, and it is possible that any forthcoming guidance issued by the IRS could adversely impact Watford Holdings’ or Watford Re’s eligibility for the Insurance Company Exception.
Furthermore, the TCJA did not clarify certain significant issues regarding the requirements for a company to satisfy the Insurance Company Exception. In particular, there is no currently effective guidance clarifying when an insurance company is treated engaged in the active conduct of an insurance business. In April 2015, the IRS issued proposed Treasury Regulations, or the Proposed Regulations, that, if finalized in their current form, would adversely impact the ability of Watford Holdings and Watford Re to qualify for the Insurance Company Exception.
As a result of these uncertainties regarding the application of the PFIC rules to Watford Holdings and the possibility of future guidance, Watford Holdings and Watford Re may take certain actions that they otherwise would not take in order to avoid being treated as PFICs. For example, if Watford Re does not write a sufficient level of insurance, we could distribute capital that would otherwise be retained and invested in order to reduce the risk that Watford Holdings or Watford Re could be classified as a PFIC.
Prospective investors are urged to consult their own tax advisors to assess their tolerance of the risk that Watford Holdings or Watford Re will be classified as PFICs.
If Watford Holdings and Watford Re are classified as PFICs, a U.S. Holder (as defined below) generally will be subject to a special tax and an interest charge upon the sale of its shares or receipt of an “excess distribution” with respect to its shares, in addition to other adverse tax consequences. A U.S. Holder is a beneficial owner of our shares that, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of the source; or

•
a trust, if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all of its substantial decisions, or if a valid election to be treated as a United States person is in effect with respect to such trust.

Such adverse tax consequences to U.S. Holders of shares of stock in a PFIC may be mitigated if such shareholder is able to make: (i) a timely qualified electing fund election with respect to our shares (a “QEF election”); or (ii) a mark-to-market election with respect to the first taxable year in which such entity is determined to be a PFIC during the U.S. Holder’s holding period in our shares. The availability of these elections is uncertain as a matter of law and, in certain cases, requires us to provide certain information to our shareholders. In addition, shareholders may be required to make certain filings in order to preserve their ability to make the QEF election on a retroactive basis if it is believed that a company is not a PFIC but it is later determined that the company is a PFIC. Shareholders should consult with their tax advisors regarding these elections.
We expect to monitor our activities and the activities of our subsidiaries with a view towards concluding whether Watford Holdings is a PFIC, and will notify our shareholders annually of whether we believe that Watford Holdings is likely to be treated as a PFIC. In addition, we intend to provide shareholders upon request with any identifying information about our subsidiaries that is reasonably required for shareholders to file a protective statement preserving their right to make a retroactive QEF election with respect to such subsidiaries. If we conclude in any year that Watford Holdings is likely to be treated as a PFIC, we intend to provide to our shareholders the information required by them to make a QEF election with respect to Watford Holdings, Watford Re or, as applicable, any direct or indirect controlled subsidiary of Watford Holdings or Watford Re that also may be a PFIC. Furthermore, Watford Holdings, Watford Re, or its direct or indirect subsidiaries may make investments in other entities that are treated as PFICs with respect to a U.S. Holder, such as a fund or portfolio investment that is itself classified as a corporation for U.S. federal income tax purposes. If we conclude in any year that Watford Holdings is likely to be treated as a PFIC, we intend to use commercially reasonable efforts to cause any such lower-tier PFICs to provide information that is necessary for U.S. Holders to make a separate QEF election with respect to such entity. However, if we do not control any such lower-tier PFIC, we may not be able to cause such entity to provide such information, in which case a QEF election with respect to such entity generally will not be available.
Certain U.S. Holders may be subject to adverse tax consequences if Watford Holdings, Watford Re, or any of our non-U.S. subsidiaries is treated as a controlled foreign corporation, or a CFC and such U.S. Holder is treated as a 10% U.S. Shareholder of such CFC.
Our prospective investors should be aware that Watford Holdings, Watford Re and any of our non-U.S. subsidiaries could each be treated as a CFC. As a result, any United States person that owns 10% or more (directly, indirectly or constructively, as determined for U.S. federal income tax purposes) of the total combined voting power or the total value of all classes of stock of Watford Holdings, Watford Re or any other non-U.S. subsidiary, or that is a partner in a U.S. partnership that owns such stock, or a U.S. 10% Shareholder, could be required to include in income, on a current basis (whether or not distributed), its pro rata share of the “subpart F income” and certain other categories of income of Watford Holdings, Watford Re or any such subsidiary. The TCJA made certain changes to the U.S. federal income tax laws regarding CFCs. In particular, the TCJA (i) expanded the definition of a U.S. 10% Shareholder to include shareholders that own 10% or more of the CFC by value, in addition to shareholders that own more than 10% of the CFC by vote, and (ii) broadened the attribution rules that apply in determining if a person is a U.S. 10% Shareholder and if a company is a CFC. These changes to the CFC rules generally make it more likely that a company will be treated as a CFC, and as a result there is a significant likelihood that Watford Holdings and its non-U.S. subsidiaries will be treated as CFCs under these provisions. Although we have structured our ownership with certain voting limitation provisions that were intended to reduce the risk that U.S. Holders would be treated as U.S. 10% Shareholders under the CFC rules in existence prior to the TCJA, as described in “Item 11. Description of Registrant’s Securities To Be Registered-Description of Share Capital-Common shares,” “-Preference shares,” and “-Common shares-Voting rights,” under the currently applicable CFC rules these voting limitations do not prevent a U.S. Holder from being treated as a U.S. 10% Shareholder if the U.S. Holder owns 10% or more of our stock by value, directly, indirectly, or constructively. Prospective investors are urged to consult their own tax advisors regarding the potential consequences if a U.S. Holder or any person related to that holder is treated as a U.S. 10% Shareholder of Watford Holdings, Watford Re or any of our non-U.S. subsidiaries.
U.S. Holders could be subject to adverse tax consequences under the related person insurance income, or RPII, rules.
If Watford Holdings, Watford Re or any other non-U.S. subsidiary is treated as recognizing RPII in a taxable year and such company is treated as a CFC for purposes of the RPII rules, each U.S. person that holds Watford Holdings shares (even one share) directly or indirectly through non-U.S. entities as of the last day in such taxable year must generally include in gross income (whether or not distributed) its pro rata share of such RPII determined as if the RPII were distributed proportionately only to all such U.S. persons (with certain adjustments). For this purpose, a non-U.S. company is treated as a CFC if U.S. persons in the aggregate own, directly or indirectly, 25% or more of the total voting power or value of such company at any time during the taxable year. RPII generally includes any income of a non-U.S. corporation attributable to insuring or reinsuring risks of a U.S. person that owns, directly, indirectly or constructively, stock of such non-U.S. corporation, or risks of a person that is related to such a U.S. person. For this purpose, (1) a person is related to another person if such person controls, or is controlled by, such other person, or if both are controlled by the same persons, and (2) “control” of a corporation means ownership (or deemed ownership) of stock possessing more than 50% of the total voting power or value of such corporation’s stock and “control” of a partnership, trust or estate for U.S. federal income tax purposes means ownership (or deemed ownership) of more than 50% by value of the beneficial interests in such partnership, trust or estate. We believe that it is likely that Watford Re and each non-U.S. subsidiary have met certain de minimis safe harbors and therefore have not been subject to RPII rules. However, no assurance can be provided that Watford Holdings, Watford Re or any of their non-U.S. subsidiaries will qualify for these safe harbors, and accordingly we cannot assure prospective investors that the RPII rules will not apply to them. Prospective investors should consult with their own tax advisors regarding the potential risk of RPII inclusions as a result of an investment in Watford Holdings.
Tax-exempt U.S. Holders may recognize unrelated business taxable income in respect of their ownership of our common shares.
A tax-exempt U.S. Holder may recognize unrelated business taxable income if a portion of the subpart F insurance income of Watford Re or any other non-U.S. subsidiary is allocated to such organization. In general, subpart F insurance income will be allocated to a tax-exempt U.S. Holder if either (i) Watford Re or any non-U.S. subsidiary is a CFC and the tax-exempt U.S. Holder is a U.S. 10% Shareholder of such company, or (ii) there is RPII and certain exceptions do not apply.
Prospective tax-exempt investors should consult with their own tax advisors regarding the potential risk of unrelated business taxable income as a result of an investment in Watford Holdings.
Changes in U.S. federal tax laws, which may be retroactive, including the finalization of proposed Treasury Regulations, could occur after the initial listing of our common shares on the NASDAQ Global Market and could subject Watford Holdings, Watford Re or U.S. Holders to U.S. federal income taxation on the earnings of Watford Holdings, Watford Re or our subsidiaries or could otherwise adversely impact Watford Holdings and its subsidiaries or shareholders.
The tax laws and interpretations regarding whether a company is engaged in a U.S. trade or business, whether a company is a PFIC (including whether it qualifies for the Insurance Company Exception) or whether a company is a CFC earning subpart F income or RPII, are subject to change, possibly on a retroactive basis. In particular, the TCJA included various provisions that impact the U.S. federal income taxation of insurance companies and their shareholders, and forthcoming guidance issues by the IRS, including regarding the scope of the Insurance Company Exception, could adversely impact the taxation of such persons. Furthermore, there are no regulations currently in effect regarding the application of the PFIC rules to an insurance company, and it is possible that the IRS may issue new regulations or pronouncements interpreting or clarifying such rules. The IRS previously announced that it intends to scrutinize the activities of purported insurance companies organized outside of the United States, including insurance companies that invest a significant portion of their assets in alternative investment strategies, and will apply the PFIC rules where it determines that a non-U.S. corporation is not an insurance company for U.S. federal income tax purposes. Moreover, the IRS has issued the Proposed Regulations, that, if finalized in their current form, could adversely impact the ability of Watford Holdings and Watford Re to qualify for the Insurance Company Exception. As a result, the IRS may release guidance interpreting the TCJA’s changes to the Insurance Company Exception, finalize the Proposed Regulations or release other guidance that could adversely impact the ability of Watford Holdings and Watford Re to qualify for the Insurance Company Exception. Such guidance could apply on either a prospective or retroactive basis. It is also possible that the U.S. Congress could pass additional legislation that impacts the taxation of Watford Holdings and its subsidiaries and shareholders.
We are not able to predict if and when the Proposed Regulations will be finalized, if, when or in what form any additional guidance will be provided by the IRS, or whether any such guidance will have a retroactive effect. If Watford Holdings’ and Watford Re’s organization and operations do not satisfy the requirements imposed by the Insurance Company Exception as modified by further TCJA guidance, the Proposed Regulations when finalized or any other IRS guidance, Watford Holdings and Watford Re could be required to modify their organization and operations in order to qualify for the Insurance Company Exception in light of such IRS guidance. There is no assurance that Watford Holdings or Watford Re will successfully implement such modifications in all circumstances. As a result, even if Watford Holdings and Watford Re satisfy the Insurance Company Exception under current law upon the initial listing of our common shares on the NASDAQ Global Market, it is possible that Watford Holdings and Watford Re could be treated as PFICs under forthcoming IRS guidance. Prospective investors are urged to consult their own tax advisors in assessing their tolerance of this risk.
The operations of our U.S. subsidiaries could be adversely impacted by the U.S. base erosion and anti-abuse tax.
The TCJA imposed a new base erosion and anti-abuse tax, or the BEAT, with respect to taxable years beginning after December 31, 2017. The BEAT generally imposes a minimum tax on U.S. taxpayers that make certain deductible payments to non-U.S. affiliates, including premiums paid by U.S. taxpayers for reinsurance that reduce the gross premiums taxable to them. As a result, the BEAT could significantly increase the effective U.S. tax rate on our U.S. subsidiaries as a result of the provision of reinsurance by certain of our non-U.S. subsidiaries to such U.S. subsidiaries. The BEAT only applies to corporate groups whose U.S. operations generate $500 million in gross revenues on average over the preceding three years, and Watford Holdings does not currently expect its U.S. subsidiaries to exceed this threshold in the current year. As a result, Watford Holdings does not expect the BEAT to apply to its U.S. subsidiaries at the present time. However, as the operations of Watford Holdings’ U.S. subsidiaries continue to expand, such subsidiaries may become subject to the BEAT, which could reduce the ability of such companies to enter into affiliate reinsurance transactions without a significant increase in the U.S. federal income tax liabilities of such subsidiaries.
Information may be required to ensure compliance with FATCA.
The Foreign Account Tax Compliance Act, or FATCA, imposes a withholding tax of 30% on (i) U.S.-source interest, dividends and certain other types of income, and (ii) the gross proceeds from the sale or disposition of assets which produce such types of income, which are received by a foreign financial institution, or FFI (as a beneficial owner or an intermediary), unless such FFI enters into an agreement with the IRS to obtain certain information as to the identity of the direct and indirect owners of accounts in such institution and satisfies certain other requirements.

Alternatively, a 30% withholding tax may be imposed on the above payments to certain non-financial foreign entities, or NFFEs (as a beneficial owner or an intermediary), which do not (i) certify to each respective withholding agent that they have no “substantial U.S. owners” (i.e., a U.S. 10% direct or indirect shareholder), or (ii) provide such withholding agent with the certain information as to the identity of such substantial U.S. owners.
Withholding on U.S.-source interest, dividends and certain other types of income applies currently, and withholding on gross proceeds will apply beginning on January 1, 2019.
We believe and take the position that we are an NFFE and not an FFI. However, because such a determination depends in part on our future operations, no assurance can be given that the IRS would not assert, or that a court would not uphold, a different characterization of our FATCA status.
The United States has negotiated intergovernmental agreements, or IGAs, to implement FATCA with a number of jurisdictions. Bermuda has entered into a “Model 2” IGA, or the Bermuda IGA, with the United States.
We have complied and intend to continue to comply with the Bermuda IGA and/or FATCA, as applicable, and to report all necessary information regarding substantial U.S. owners to the relevant authority. Any substantial U.S. owner will be required to provide such identifying information as is required to enable the company to comply. Shareholders who fail to provide such information could be subject to: (i) bearing the cost of the withholding tax burden imposed on us as a result of such shareholders’ failure to furnish the required information; (ii) a forced sale of their shares; or (iii) a redemption of their shares.
Should we determine that we are an FFI under the Bermuda IGA, we will be directed to register with the IRS and will be required to comply with the requirements of FATCA and will report all necessary information regarding all U.S. Holders of our shares. Assuming registration and compliance with the terms of an agreement with the IRS pursuant to the Bermuda IGA, an FFI generally would be treated as FATCA-compliant and not subject to withholding. An FFI that satisfies the eligibility, information reporting and other requirements of the Bermuda IGA will not generally be subject to the regular FATCA reporting and withholding obligations discussed above.
Prospective investors are urged to consult their own tax advisors as to the filing and information requirements that may be imposed on them in respect of their ownership of our shares.
Watford Holdings or Watford Re may become subject to taxation in Bermuda after March 31, 2035, which would have a significant and negative effect on Watford Holdings and Watford Re’s business and results of operations.
At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by Watford Holdings or Watford Re or by our shareholders in respect of our shares. We have obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax will not, until March 31, 2035, be applicable to us or to any of our operations or to our shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or is payable by us in respect of real property owned or leased by us in Bermuda. The same assurance has been obtained with respect to Watford Re. Given the limited duration of any assurance by the Minister of Finance, neither Watford Holdings nor Watford Re can be certain that it will not be subject to any Bermuda taxes after March 31, 2035. Watford Holdings’ and Watford Re’s business and results of operations would be significantly and negatively affected if either of them were to become subject to taxation in Bermuda.

The impact of Bermuda’s commitment to the Organization for Economic Cooperation and Development to eliminate harmful tax practices is uncertain and could adversely affect Watford Holdings’ or Watford Re’s tax status in Bermuda.
The Organization for Economic Cooperation and Development, or the OECD, has published reports and launched a global dialogue among member and non-member countries on measures to limit harmful tax competition. These measures are largely directed at counteracting the effects of tax havens and preferential tax regimes in countries around the world. According to the OECD, Bermuda is a jurisdiction that has substantially implemented the internationally agreed tax standard and as such is listed on the OECD “white list.” However, neither Watford Holdings nor Watford Re is able to predict whether any changes will be made to this classification or whether any such changes will subject Watford Holdings or Watford Re to additional taxes.
We may become subject to increased taxation in Bermuda and other countries as a result of the OECD’s plan on “base erosion and profit shifting.”
The OECD, with the support of the G20, initiated the “base erosion and profit shifting,” or BEPS, project in 2013 in response to concerns that international tax standards have not kept pace with changes in global business practices and that changes are needed to international tax laws to address situations where multinationals may pay little or no tax in certain jurisdictions by shifting profits away from jurisdictions where the activities creating those profits may take place. In October 2015, the OECD issued “final reports” in connection with the BEPS project. The final reports have been approved for adoption by the G20 finance ministers in November 2015. The final reports provide the basis for international standards for corporate taxation that are designed to prevent, among other things, the artificial shifting of income to tax havens and low-tax jurisdictions, the erosion of the tax base through interest deductions on intercompany debt and the artificial avoidance of permanent establishments (i.e., tax nexus with a jurisdiction). The measures also contemplate the development of a multilateral instrument to incorporate and facilitate changes to tax treaties. The multilateral instrument has since been negotiated and agreed by over 100 participating states. Furthermore, in addition to the final reports, the OECD has also published further guidance on interest deductibility and country by country reporting (in December 2016) and a discussion draft on the attribution of profits to permanent establishments (in October 2015).
Legislation to adopt these standards has been enacted or is currently under consideration in a number of jurisdictions to implement these standards, including country by country reporting. As a result, our income may be taxed in jurisdictions where it is not currently taxed and at higher rates of tax than currently taxed, which may substantially increase our effective tax rate. Also, the adoption of these standards may increase the complexity and costs associated with tax compliance and adversely affect our financial position and results of operation.
We may become subject to the proposed financial transactions tax.
On February 14, 2013, the European Commission published the Commission’s Proposal, a proposal for a Directive for a common financial transactions tax, or FTT, in Belgium, Germany, Estonia, Greece, Spain, France, Italy, Austria, Portugal, Slovenia and Slovakia (the participating Member States). However, Estonia has since stated that it will not participate. The Commission’s Proposal has very broad scope and could, if introduced, apply to certain dealings in shares (including secondary market transactions) in certain circumstances.
Under the Commission’s Proposal, the FTT could apply in certain circumstances to persons both within and outside of the participating Member States. Generally, it would apply to certain dealings in shares where at least one party is a financial institution, and at least one party is established in a participating Member State. A financial institution may be, or be deemed to be, “established” in a participating Member State in a broad range of circumstances, including (a) by transacting with a person established in a participating Member State or (b) where the financial instrument which is subject to the dealings is issued in a participating Member State. However, the FTT proposal remains subject to negotiation between the participating Member States. It may therefore be altered prior to any implementation, the timing of which remains unclear. Additional EU Member States may decide to participate.
Prospective holders of shares are advised to seek their own professional advice in relation to the FTT.
We may become subject to the U.K. diverted profits tax.
The U.K. Diverted Profits Tax, or the DPT, which was introduced in 2015, generally applies where (a) a non-U.K. company carrying on an activity in the U.K. structures its affairs so as to avoid a U.K. taxable presence; or (b) a company which is taxable in the U.K. creates a tax advantage by means of transactions which have insufficient economic substance. The corresponding “diverted profits” are subject to U.K. tax at 25%. The precise effect of the DPT is still unclear and subject to a number of uncertainties. As a result, there can be no assurance that we will not be subject to additional tax as a result of the DPT.
Changes in tax laws could adversely affect the business of Watford Holdings and Watford Re.
Watford Holdings and Watford Re are subject to extensive tax laws and regulations. New tax laws and regulations and changes in existing tax laws and regulations are continuously being enacted that could result in increased tax expenditures in the future. Many of these tax liabilities are subject to audits by the respective taxing authorities. These audits may result in additional taxes as well as interest and penalties.
Risks related to our common shares
We are a holding company with no significant operations or assets other than our ownership of our four operating subsidiaries and we depend on the ability of our subsidiaries to meet our ongoing cash requirements.
We are a holding company and do not have any significant operations or assets other than our four operating subsidiaries. Generally, we depend on our available cash resources, liquid investments and dividends or other distributions from our subsidiaries to make payments, including the payment of debt service obligations and operating expenses we may incur and any payments of dividends, redemption amounts or liquidation amounts with respect to our preference shares and common shares and to fund any share repurchase program our board of directors might determine to institute. Dividends and other permitted distributions from our subsidiaries will be our primary, if not only, source of funds to meet ongoing cash requirements, including general corporate expenses. The ability of our subsidiaries to declare and pay dividends is subject to regulatory restrictions and could be constrained by our dependence on financial strength ratings from independent rating agencies.
The declaration and payment of dividends by Bermuda-regulated entities are limited under Bermuda law. Watford Re would be prohibited from declaring or paying dividends if it were in breach of its enhanced capital requirement, or ECR, minimum solvency margin or minimum liquidity ratio or if the declaration or payment of such dividend would cause such a breach. Where an insurer fails to meet its minimum solvency margin or minimum liquidity ratio on the last day of any financial year, it is prohibited from declaring or paying any dividends during the next financial year without the approval of the BMA in its absolute discretion. Further, unless it files with the BMA an affidavit stating that it will continue to meet its minimum solvency margin and minimum liquidity ratio as required by the Insurance Act, Watford Re is prohibited from declaring or paying in any financial year dividends of more than 25% of its total statutory capital and surplus (as shown on its previous financial year’s statutory balance sheet). Watford Re will be required to obtain the BMA’s prior approval for a reduction by 15% or more of the total statutory capital as set forth in its previous year’s financial statements.

Our U.S. and Gibraltar insurance subsidiaries are subject to similar insurance laws and regulations in the jurisdictions in which they operate. The ability of these insurance subsidiaries to pay dividends or make distributions is also dependent on their ability to meet applicable regulatory standards.
Each of our respective A.M. Best and KBRA ratings also depends to a large extent on the capitalization levels of our operating subsidiaries. The inability of our subsidiaries to pay dividends in an amount sufficient to enable us to meet any cash requirements at the holding company level could have an adverse effect on our ability to meet our obligations.
Our common shares have no prior public market, an active trading market may not develop or continue to be liquid and the market price of our common shares may be volatile.
We expect our common shares to be listed and traded on the NASDAQ Global Market. Prior to the listing on the NASDAQ Global Market, there has not been a public market for our common shares, and an active market for our common shares may not develop or be sustained after the listing, which could depress the market price of our common shares and could affect the ability of our shareholders to sell their shares. In the absence of an active public trading market, investors may not be able to liquidate their investments in our common shares. An inactive market may also impair our ability to raise capital by selling our common shares, our ability to motivate our employees through equity incentive awards and our ability to acquire other companies, products or technologies by using our common shares as consideration. In addition, we cannot predict the prices at which our common shares may trade on the NASDAQ Global Market following the listing of our common shares, and the market price of our common shares may fluctuate significantly in response to various factors, some of which are beyond our control. The stock markets have from time to time experienced extreme volatility that has been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common shares. In addition to the factors discussed elsewhere in this registration statement, the factors that could affect our share price are:

•	general market conditions;

•	domestic and international economic factors unrelated to our performance;

•	actual or anticipated fluctuations in our quarterly operating results, including as a result of catastrophes or our investment performance;

•	changes in or failure to meet publicly disclosed expectations as to our future financial performance;

•	changes in securities analysts’ estimates of our financial performance or lack of research and reports by industry analysts;

•	action by institutional shareholders or other large shareholders, including future sales;

•	speculation in the press or investment community;

•	investor perception of us and our industry;

•	changes in market valuations or earnings of similar companies;

•	announcements by us, our service providers or our competitors of significant products, contracts, acquisitions or strategic partnerships;

•	any future sales of our common shares or other securities;

•	potential characterization of us or any of our subsidiaries as a PFIC;

•	regulatory developments; and

•	additions or departures of key personnel.
Furthermore, all common shares beneficially owned by persons who are not our affiliates and have beneficially owned such shares for at least one year may be sold immediately after our initial listing on the NASDAQ Global Market by these existing shareholders in accordance with Rule 144 of the Securities Act. However, there can be no assurance that any of these existing shareholders will sell any or all of their common shares and there may initially be a lack of supply of, or demand for, our common shares on the NASDAQ Global Market. In the case of a lack of supply of our common shares offered in the market, the trading price of our common shares may rise to an unsustainable level, particularly in instances where institutional investors may be discouraged from purchasing our common shares because they are unable to purchase a block of our common shares in the open market due to a potential unwillingness of our existing shareholders to sell the amount of common shares at the price offered by such investors and the greater influence individual investors have in setting the trading price. In the case of a lack of market demand for our common shares, the trading price of our common shares could decline significantly and rapidly after our listing.
In the past, following periods of volatility in the market price of a company’s securities, class action litigation has often been instituted against such company. Any litigation of this type brought against us could result in substantial costs and a diversion of our management’s attention and resources, which would harm our business, operating results and financial condition.
If securities or industry analysts do not publish research or publish misleading or unfavorable research about our business, our share price and trading volume could decline.
The trading market for our common shares will depend in part on the research and reports that securities or industry analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. If there is limited or no coverage of our company by securities or industry analysts, the trading price for our shares would be negatively impacted. In the event we obtain securities or industry analyst coverage or if one or more of these analysts downgrades our shares or publishes misleading or unfavorable research about our business, our share price would likely decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our shares could decrease, which could cause our share price or trading volume to decline.
Future sales of shares by existing shareholders could cause our share price to decline.
Sales of substantial amounts of our common shares in the public market following the listing of our common shares on the NASDAQ Global Market, or the perception that these sales could occur, could cause the market price of our common shares to decline. As of the date of this registration statement, we had 22,682,875 issued and outstanding common shares. The 22,682,875 common shares issued and outstanding as of the date of this registration statement will be restricted securities within the meaning of Rule 144 under the Securities Act, but will be eligible for resale subject to applicable volume, manner of sale, holding period and other limitations of Rule 144. Moreover, following the listing of our common shares on the NASDAQ Global Market, there will be outstanding warrants to purchase an aggregate of 1,704,691 common shares, at an exercise price of $75.24 per share as of September 30, 2018, and an aggregate of 907,315 common shares reserved for future grant or issuance under the 2018 Incentive Plan.
After this registration statement becomes effective, we intend to file one or more registration statements under the Securities Act to register the common shares to be issued under the 2018 Incentive Plan and, as a result, all common shares acquired upon vesting or exercise of awards granted under the 2018 Incentive Plan would also be freely tradable under the Securities Act, unless acquired by our affiliates.
Certain existing holders of our common shares and warrants have registration rights, subject to some conditions, to require us to file registration statements covering the sale of their shares or to include their shares in registration statements that we may file for ourselves or other shareholders in the future. In the event that we register the common shares for the holders of registration rights, they can be freely sold in the public market upon issuance.
Under Bermuda law, members of the board of directors are permitted to participate in decisions in which they have interests.
Under Bermuda law, directors are not required to recuse themselves from voting on matters in which they have an interest. Our directors may have interests that are different from, or in addition to, the interests of our shareholders. So long as our directors disclose their interests in a matter under consideration by the board of directors in accordance with Bermuda law, they will be entitled to participate in the deliberation on and vote in respect of that matter.
The share voting limitations that are contained in our bye-laws may result in our shareholders having fewer voting rights than a shareholder would otherwise have been entitled to based upon such shareholder’s economic interest in our company.
Our bye-laws provide that any person owning more than 9.9% of the issued and outstanding shares will be limited to voting (directly, indirectly or constructively, as determined for U.S. federal income tax purposes) that number of shares equal to 9.9% of the total combined voting power of all classes of shares entitled to vote, unless the voting restriction with respect to such holder is waived by the board of directors. Because of the constructive ownership provisions of the Code, this requirement may have the effect of reducing the voting rights of an investor whether or not that investor directly, indirectly or constructively holds of record more than 9.9% of our common shares. Further, the board of directors has the authority to request certain information from any investor for the purpose of determining whether that investor’s voting rights are to be reduced. Failure by an investor to respond to such a notice, or submission by such investor of incomplete or inaccurate information, would give the board of directors discretion to disregard all votes attached to such investor’s shares.
We may want or need additional capital in the future, which may not be available to us on satisfactory terms, if at all. Furthermore, the raising of additional capital could dilute our shareholders’ ownership interests in our company and may cause the value of the shares to decline.
We may want or need to raise additional capital in the future through offerings of debt or equity securities or otherwise in order to, among other uses:

•	pay claims;

•	operate and expand our business;

•	to the extent declared, pay dividends (including the payment of dividends to the holders of our preference shares);

•	replace or improve capital in the event of significant reinsurance losses or adverse reserve developments;

•	fund liquidity needs caused by investment losses;

•	satisfy letters of credit or guarantee bond requirements that may be imposed by our clients or by regulators;

•	meet rating agency or regulatory capital requirements; and

•	respond to competitive pressures.
Our ability to underwrite is largely dependent upon the quality of our claims paying and financial strength ratings as evaluated by independent rating agencies. To the extent that the funds generated by our ongoing operations are insufficient or unavailable to cover our liquidity requirements, whether due to regulatory or contractual restrictions, underwriting or investment losses or otherwise, we may need to raise additional funds through financing. If we cannot obtain adequate capital or sources of credit on favorable terms, or at all, our business, results of operations and financial condition could be adversely affected.
Markets in the United States and elsewhere have from time to time experienced extreme volatility and disruption due in part to financial stresses affecting the liquidity of the banking system and the financial markets generally. These circumstances have reduced access to the public and private equity and debt markets. Any future equity or debt financing may not be available on terms that are favorable to us, if at all. Disruptions, uncertainty or volatility in the capital and credit markets may also limit our access to capital required to operate our business. Such market conditions may limit our ability to access the capital necessary to develop our business and replace, in a timely manner, our letters of credit facilities upon maturity.
In the future, we may issue additional common shares or other equity or debt securities convertible into common shares in connection with a financing, acquisition, litigation settlement or employee arrangement or otherwise. Any additional capital raised through the sale of equity could dilute our shareholders’ ownership interest, cause the value of our shareholders’ investments to decline and cause the trading price of our common shares to decline. Additional capital raised through the issuance of equity or debt may result in creditors or other investors having rights, preferences and privileges that are senior to those of our shareholders.
Additionally, if we issue a large number of our common shares in connection with future acquisitions, financings or other circumstances, the market price of our common shares could decline significantly.
If the ownership of our common shares were to become highly concentrated, shareholders could be prevented from influencing significant corporate decisions.
Following the listing of our common shares on the NASDAQ Global Market, Arch and HPS, including employees or persons otherwise affiliated with Arch and HPS, will beneficially own approximately 13.3% in the aggregate of our issued and outstanding common shares on a fully diluted basis, taking into account the warrants held by Arch and HPS that will be exercisable for an aggregate of 1,704,691 common shares following the listing. As a result, Arch and HPS, including employees or persons otherwise affiliated with Arch and HPS, could exercise significant influence over all matters requiring shareholder approval for the foreseeable future, including approval of significant corporate transactions, which may reduce the market price of our common shares.
The enforcement of civil liabilities against us may be difficult.
We are a Bermuda company and some of our officers and directors are residents of various jurisdictions outside the United States. All or a substantial portion of our assets and the assets of those persons may be located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon those persons or to enforce in U.S. courts judgments obtained against those persons.
Watford Holdings (U.S.) Inc., or Watford Holdings U.S., is our agent for service of process with respect to actions based on offers and sales of securities made in the United States. We have been advised by our special Bermuda legal counsel, Conyers Dill & Pearman Limited, that the United States and Bermuda do not currently have a treaty providing for reciprocal recognition and enforcement of judgments of U.S. courts in civil and commercial matters and that a final judgment for the payment of money rendered by a court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would, therefore, not be automatically enforceable in Bermuda. We also have been advised by Conyers Dill & Pearman Limited that a final and conclusive judgment obtained in a court in the United States under which a sum of money is payable as compensatory damages (i.e., not being a sum claimed by a revenue authority for taxes or other charges of a similar nature by a governmental authority, or in respect of a fine or penalty or multiple or punitive damages) may be the subject of an action on a debt in the Supreme Court of Bermuda under the common law doctrine of obligation.
Such an action should be successful upon proof that the sum of money is due and payable and without having to prove the facts supporting the underlying judgment, as long as: (i) the court which gave the judgment had proper jurisdiction over the parties to such judgment; (ii) such court did not contravene the rules of natural justice of Bermuda; (iii) such judgment was not obtained by fraud; (iv) the enforcement of the judgment would not be contrary to the public policy of Bermuda; (v) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of Bermuda; and (vi) there is due compliance with the correct procedures under Bermuda law.
A Bermuda court may impose civil liability on us or our directors or officers in a suit brought in the Supreme Court of Bermuda against us or such persons with respect to a violation of U.S. federal securities laws, provided that the facts surrounding such violation would constitute or give rise to a cause of action under Bermuda law.
Our bye-laws contain provisions that could impede an attempt to replace or remove the board of directors or management or delay or prevent the sale of our company, which could diminish the value of our common shares or prevent our shareholders from receiving premium prices for their shares in an unsolicited takeover.
Our bye-laws contain certain provisions that could delay or prevent changes in the board of directors or management or a change of control that a shareholder might consider favorable. These provisions may encourage companies interested in acquiring us to negotiate in advance with our board of directors, since the board of directors has the authority to overrule the operation of several of the limitations. Even in the absence of a takeover attempt, these provisions may adversely affect the value of our common shares if they are viewed as discouraging takeover attempts in the future. For example, provisions in the bye-laws that could delay or prevent a change in the board of directors or management or change in control include:

•	the authorized number of directors may be increased by resolution adopted by the affirmative vote of a majority of the board of directors;

•	Arch has the right to appoint two individuals to serve as directors on our board of directors, subject to certain conditions;

•
following the listing of our common shares on the NASDAQ Global Market, the board of directors will be a classified board in which the directors of the class elected at each annual general meeting holds office for a term of three years, with the term of each class expiring at successive annual general meetings of shareholders;

•
shareholders have the ability to remove directors for cause and only with the approval of a majority of the total combined voting power of the issued and outstanding shares entitled to vote for the election of directors;

•
any vacancy on our board of directors may be filled at the meeting at which such director is removed upon the affirmative vote of the holders of a majority of the total combined voting power of the issued and outstanding shares entitled to vote. In the absence of such election or appointment, the board of directors may fill the vacancy. In the event the vacancy to be filled is for a director appointed by Arch, then Arch shall have the right to appoint the director to fill such vacancy;

•	a plurality of the votes cast is required for the election of directors;

•	shareholder action may only be taken at an annual meeting or special meeting of shareholders and may not be taken by written consent in lieu of a meeting;

•	advance notice of shareholders’ proposals is required in connection with annual general meetings;

•	a supermajority vote of shareholders is required to effect certain amendments to our bye-laws;

•
we are prohibited from engaging in a business combination with a person who acquires at least 15% of our common shares for a period of three years from the date such person acquired such common shares unless such business combination is approved prior to the acquisition by our board of directors and shareholders;

•
subject to any resolution of our shareholders to the contrary, our board of directors is permitted to issue any of our authorized but unissued shares and to fix the price, rights, preferences, privileges and restrictions of any such shares without any further vote or action by our shareholders;

•
the quorum required for a general meeting of shareholders is two or more persons present in person at the start of the meeting and representing in person or by proxy not less than a majority of the total combined voting power of the issued and outstanding shares entitled to vote; and

•
subject to limited exceptions, each holder of shares generally will be limited to voting (directly, indirectly or constructively, as determined for U.S. federal income tax purposes) that number of shares equal to 9.9% of the total combined voting power of all classes of shares of our company entitled to vote.

Any such provision could prevent our shareholders from receiving the benefit from any premium to the market price of our common shares offered by a bidder in a takeover context.
Moreover, jurisdictions in which our subsidiaries are domiciled have laws and regulations that require regulatory approval of a change in control of an insurer or an insurer’s holding company. Where such laws apply to us and our subsidiaries, there can be no effective change in our control unless the person seeking to acquire control has filed a statement with the regulators and has obtained prior approval for the proposed change from such regulators. The usual measure for a presumptive change in control pursuant to these laws is the acquisition of 10% or more of the voting power of the insurance company or its parent, although this presumption is rebuttable. Consequently, a person may not acquire 10% or more of our common shares without the prior approval of insurance regulators in the state in which our subsidiaries are domiciled. For a discussion of Bermuda-specific restrictions, see “-Risks related to regulation of us and our operating subsidiaries-Bermuda and New Jersey insurance laws regarding the change of control of insurance companies may limit the acquisition of our shares.”
U.S. persons who own our shares may have more difficulty in protecting their interests than U.S. persons who are shareholders of a U.S. corporation.
See “Item 11. Description of Registrant’s Securities To Be Registered-Comparison of Shareholder Rights” for a summary of certain significant provisions of the Companies Act and our bye-laws that differ in certain respects from provisions of Delaware corporate law.
We may repurchase common shares without shareholder consent.
Under our bye-laws and subject to Bermuda law, if the board of directors determines, from time to time and at any time, that ownership of shares by any shareholders may result in any adverse tax, regulatory or legal consequence to us or any of our subsidiaries, then the board of directors may, in its absolute discretion, determine the extent to which it is necessary or advisable to require the sale by such shareholders in order to avoid or cure such violation or adverse consequences (the shares subject to such determination, the repurchase securities). If the board of directors has determined it is necessary or advisable to require the sale by such shareholders of such repurchase securities, it may provide written notice to the affected shareholders setting forth the amount and nature of the repurchase securities and the identity of the affected shareholders holding such repurchase securities. We have the option, but not the obligation, to elect to purchase all or part of the repurchase securities at the lower of (i) the price (as determined in the sole and absolute discretion of the board of directors) at which such repurchase securities were acquired by the applicable shareholder or (ii) the fair market value of the repurchase securities on the business day immediately prior to the date we send the repurchase notice.
We do not intend to pay dividends on our common shares and, consequently, the ability of our shareholders to achieve a return on their investments will depend on appreciation in the price of our common shares.
We do not intend to declare and pay dividends on our share capital for the foreseeable future. We currently intend to invest our future earnings, if any, to fund our growth. Therefore, investors are not likely to receive any dividends on their common shares for the foreseeable future and the success of an investment in our common shares will depend upon any future appreciation in their value. There is no guarantee that our common shares will appreciate in value or even maintain the price at which our shareholders have purchased their shares.
We are an emerging growth company and any decision on our part to comply with certain reduced disclosure and other requirements applicable to emerging growth companies could make our common shares less attractive to investors.
We are an “emerging growth company,” as defined in the JOBS Act enacted in April 2012 and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting and other requirements applicable to other public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
We expect to qualify as an emerging growth company after this registration statement becomes effective and will remain an emerging growth company until the earliest of (i) the last day of our fiscal year following the fifth anniversary of our completion of an initial public offering; (ii) the last day of our fiscal year in which we have annual gross revenue of $1.07 billion or more; (iii) the date on which we have, during the previous three-year period, issued more than $1.07 billion in non-convertible debt; and (iv) the date on which we are deemed to be a “large accelerated filer,” which will occur at such time as we (a) have an aggregate worldwide market value of common equity securities held by non-affiliates of $700 million or more as of the last business day of our most recently completed second fiscal quarter, (b) have been required to file annual, quarterly and current reports under the Exchange Act for a period of at least 12 calendar months and (c) have filed at least one annual report pursuant to the Exchange Act.
We cannot predict whether investors will find our common shares less attractive if we choose to rely on one or more of these exemptions or if our decision to avail ourselves of the reduced requirements may make it more difficult for investors and securities analysts to evaluate our company. If some investors find our common shares less attractive as a result of our decision to utilize one or more of the exemptions available to us as an emerging growth company, there may be a less active trading market for our common shares and the market price of our common shares may be adversely affected.

Fulfilling our obligations incident to being a public company, including with respect to the requirements of and related rules under the Sarbanes-Oxley Act, will be expensive and time-consuming, and any delays or difficulties in satisfying these obligations could have a material adverse effect on our future results of operations and our share price.
We have historically operated as a private company and have not been subject to the same financial and other reporting and corporate governance requirements as a public company. After this registration statement becomes effective, we will be required to file annual, quarterly and other reports with the SEC. We will need to prepare and timely file financial statements that comply with SEC reporting requirements. We will also be subject to other reporting and corporate governance requirements, under the listing standards of The NASDAQ Stock Market LLC, or the NASDAQ Stock Market, and the Sarbanes-Oxley Act, which will impose significant new compliance costs and obligations upon us. The changes necessitated by becoming a public company will require a significant commitment of additional resources and management oversight, which will increase our operating costs, including as a result of our engagement of a third party to assist us in developing our internal audit function. These changes will also place significant additional demands on our finance and accounting staff, who may not have prior public company experience or experience working for a newly public company, and on our financial accounting and information systems. We may, in the future, hire additional accounting and financial staff with public company reporting experience and related technical accounting knowledge. Other expenses associated with being a public company include increases in auditing, accounting and legal fees and expenses, investor relations expenses, increased directors’ fees and director and officer liability insurance costs, registrar and transfer agent fees and listing fees, as well as other expenses. As a public company, we will be required, among other things, to:

•	prepare and file periodic reports, and distribute other shareholder communications, in compliance with the federal securities laws and the NASDAQ Stock Market rules;

•	define and expand the roles and duties of our board of directors and its committees;

•	institute more comprehensive compliance, investor relations and internal audit functions; and

•
evaluate and maintain our system of internal control over financial reporting, and report on management’s assessment thereof, in compliance with rules and regulations of the SEC and the Public Company Accounting Oversight Board.

In particular, after this registration statement becomes effective, the Sarbanes-Oxley Act will require us to document and test the effectiveness of our internal control over financial reporting in accordance with an established internal control framework, and to report on our conclusions as to the effectiveness of our internal controls commencing with our second annual report after the listing of our common shares on the NASDAQ Global Market. Likewise, our independent registered public accounting firm will be required to provide an attestation report on the effectiveness of our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act unless we choose to utilize the exemption from such attestation requirement available to emerging growth companies. As described above, we expect to qualify as an emerging growth company after this registration statement becomes effective. In addition, after this registration statement becomes effective, we will be required under the Exchange Act to maintain disclosure controls and procedures and internal control over financial reporting. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. If we are unable to conclude that we have effective internal control over financial reporting, investors could lose confidence in the reliability of our financial statements. This could result in a decrease in the value of our common shares. Failure to comply with the Sarbanes-Oxley Act could potentially subject us to sanctions or investigations by the SEC, the NASDAQ Stock Market or other regulatory authorities.

Item 2. Financial Information
Selected Financial and Other Information
The tables below present summary financial and operating data as of and for the periods indicated. The following information is only a summary and should be read in conjunction with “-Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the accompanying notes included elsewhere in this registration statement.
The consolidated balance sheet data as of December 31, 2017, 2016 and 2015, and the consolidated income statement data for the years ended December 31, 2017, 2016 and 2015 have been derived from our audited consolidated financial statements included elsewhere in this registration statement.
The consolidated balance sheet data as of September 30, 2018 and the consolidated income statement data for the three and nine months ended September 30, 2018 and 2017 have been derived from our unaudited interim consolidated financial statements included elsewhere in this registration statement. Our unaudited interim consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements. In the opinion of our management, our unaudited interim consolidated financial statements include all adjustments, consisting of only normal and recurring adjustments, necessary for a fair statement of the information set forth herein.
These historical results are not necessarily indicative of the results that may be expected for any future period.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Selected statement of operations data:	($ in thousands)
Gross premiums written	$185,033	$166,198	$574,078	$473,131
Net premiums written	151,677	153,727	471,815	437,816
Net premiums earned	135,624	128,629	431,889	401,380
Net interest income	27,397	21,974	77,578	62,347
Net investment income (loss)	21,373	20,771	54,735	63,981
Total revenues	157,700	150,137	488,716	467,738
Net income (loss) before preferred dividends	23,746	(13,239)	55,467	25,426
Preferred dividends	(4,909)	(4,909)	(14,724)	(14,724)
Net income (loss) available to common shareholders	$18,837	$(18,148)	$40,743	$10,702
Other data:
Underwriting income (loss) (1)	$(912)	$(35,293)	$(3,180)	$(41,870)
Adjusted underwriting income (loss) (2)	738	(33,634)	2,012	(36,604)

Net interest income return on average net assets under management (3)	1.3%	1.2%	3.9%	3.6%
Non-investment grade portfolio (3)	1.7%	1.6%	5.1%	4.6%
Investment grade portfolio (3)	0.5%	0.3%	1.4%	0.8%

Net investment income return on average total investments (4)	0.8%	0.9%	2.1%	3.0%
Non-investment grade portfolio (4)	1.1%	1.2%	3.4%	3.7%
Investment grade portfolio (4)	0.4%	(0.1)%	0.1%	0.4%

Net investment income return on average net assets under management (3)	1.1%	1.1%	2.8%	3.7%
Non-investment grade portfolio (3)	1.4%	1.6%	4.2%	4.9%
Investment grade portfolio (3)	0.4%	(0.1)%	0.1%	0.4%

Basic and diluted earnings (loss) per share (5)	$0.83	$(0.80)	$1.80	$0.47
Annualized return on average equity (6)	7.7%	(7.4)%	5.6%	1.5%
(1) Underwriting income (loss) is a non-U.S. GAAP financial measure and is calculated as net premiums earned, less loss and loss adjustment expenses, acquisition expenses and general and administrative expenses. Refer to “-Management’s Discussion and Analysis of Financial Condition and Results of Operations-Reconciliation of non-U.S. GAAP financial measures” for a reconciliation of underwriting income (loss) to net income (loss) available to common shareholders.
(2) Adjusted underwriting income (loss) is a non-U.S. GAAP financial measure and is calculated as underwriting income (loss), plus other underwriting income (loss) and excluding certain corporate expenses. Refer to “-Management’s Discussion and Analysis of Financial Condition and Results of Operations-Reconciliation of non-U.S. GAAP financial measures” for a reconciliation of adjusted underwriting income to underwriting income (loss).
(3) Net interest income return on average net assets under management and net investment income return on average net assets under management are calculated by dividing net interest income, and net investment income (loss), respectively, by average net assets under management. Net assets under management is calculated as the sum of total investments, accrued investment income and receivables for securities sold, less revolving credit agreement borrowings, payable for securities purchased and payable for securities sold short. For the three and nine month periods, average net assets under management is calculated using the averages of each quarterly period. However, for the investment grade portfolio component of these returns, revolving credit agreement borrowings are not subtracted from the net assets under management calculation. The separate components of these returns (non-investment grade portfolio and investment grade portfolio) are non-U.S. GAAP financial measures. Refer to “-Management’s Discussion and Analysis of Financial Condition and Results of Operations-Reconciliation of non-U.S. GAAP financial measures” for a reconciliation of these components of our net interest income return on average net assets under management and net investment income return on average net assets under management.

(4) Net investment income return on average total investments is calculated by dividing net investment income by average total investments per the balance sheet. For the three and nine month periods, average total investments is calculated using the averages of each quarterly period. The separate components of these returns (non-investment grade portfolio and investment grade portfolio) are non-U.S. GAAP financial measures. Refer to “-Management’s Discussion and Analysis of Financial Condition and Results of Operations-Reconciliation of non-U.S. GAAP financial measures” for a reconciliation of these components of our net investment income return on average total investments.
(5) Earnings (loss) per share is based on the weighted average number of common shares outstanding during the period. The weighted average number of common shares excludes shares issuable upon the exercise of the warrants currently held by Arch and HPS. These warrants are exercisable at any time following the listing of our common shares on the NASDAQ Global Market for an aggregate of 975,503 and 729,188 common shares, respectively. The exercise price of the warrants is determined at the date of exercise based on a formula that is premised on investors in our original private placement achieving a target return of 15%; as of September 30, 2018, the exercise price was $75.24 per share. The warrants expire on March 31, 2020. For more information, see “Item 7. Certain Relationships and Related Transactions, and Director Independence-Our original private placement-Warrants.”
(6) Annualized return on average equity represents net income (loss) expressed as a percentage of average common shareholders’ equity during the period. Annualized return on average equity for the three and nine months ended September 30, 2018 and 2017 is calculated by extrapolating the quarterly return on average equity over a twelve month period. For the three and nine month periods, the average common shareholders’ equity is calculated as the average of the beginning and ending common shareholders’ equity of each quarterly period.

	Year Ended December 31,
	2017	2016	2015
Selected statement of operations data:	($ in thousands)
Gross premiums written	$600,304	$535,094	$488,899
Net premiums written	553,117	513,788	465,959
Net premiums earned	531,726	467,970	397,852
Net interest income	86,523	89,818	72,858
Net investment income (loss)	72,738	146,396	(8,479)
Total revenues	607,644	618,112	393,841
Net income (loss) before preferred dividends	10,741	146,734	(14,065)
Preferred dividends	(19,633)	(19,634)	(19,633)
Net income (loss) available to common shareholders	$(8,892)	$127,100	$(33,698)
Other data:
Underwriting income (loss) (1)	$(66,576)	$(8,300)	$(8,177)
Adjusted underwriting income (loss) (2)	(59,745)	(1,624)	(2,418)

Net interest income return on average net assets under management (3)	4.9%	6.3%	6.3%
Non-investment grade portfolio (3)	6.3%	8.5%	7.2%
Investment grade portfolio (3)	1.1%	0.4%	—%

Net investment income return on average total investments (4)	3.2%	8.0%	(0.6)%
Non-investment grade portfolio (4)	4.5%	10.2%	(0.7)%
Investment grade portfolio (4)	(0.1)%	(0.4)%	—%

Net investment income return on average net assets under management (3)	4.1%	10.3%	(0.7)%
Non-investment grade portfolio (3)	5.8%	14.2%	(0.8)%
Investment grade portfolio (3)	(0.1)%	(0.4)%	—%

Basic and diluted earnings (loss) per share (5)	$(0.39)	$5.60	$(1.49)
Return on average equity (6)	(0.9)%	14.3%	(3.9)%
(1) Underwriting income (loss) is a non-U.S. GAAP financial measure and is calculated as net premiums earned, less loss and loss adjustment expenses, acquisition expenses and general and administrative expenses. Refer to “-Management’s Discussion and Analysis of Financial Condition and Results of Operations-Reconciliation of non-U.S. GAAP financial measures” for a reconciliation of underwriting income (loss) to net income (loss) available to common shareholders.

(2) Adjusted underwriting income (loss) is a non-U.S. GAAP financial measure and is calculated as underwriting income (loss), plus other underwriting income (loss) and excluding certain corporate expenses. Refer to “-Management’s Discussion and Analysis of Financial Condition and Results of Operations-Reconciliation of non-U.S. GAAP financial measures” for a reconciliation of adjusted underwriting income to underwriting income (loss).
(3) Net interest income return on average net assets under management and net investment income return on average net assets under management are calculated by dividing net interest income, and net investment income (loss), respectively, by average net assets under management. Net assets under management is calculated as the sum of total investments, accrued investment income and receivables for securities sold, less revolving credit agreement borrowings, payable for securities purchased and payable for securities sold short. For the twelve month period, average net assets under management is calculated using the averages of each quarterly period. However, for the investment grade portfolio component of these returns, revolving credit agreement borrowings are not subtracted from the net assets under management calculation. The separate components of these returns (non-investment grade portfolio and investment grade portfolio) are non-U.S. GAAP financial measures. Refer to “-Management’s Discussion and Analysis of Financial Condition and Results of Operations-Reconciliation of non-U.S. GAAP financial measures” for a reconciliation of these components of our net interest income return on average net assets under management and net investment income return on average net assets under management.
(4) Net investment income return on average total investments is calculated by dividing net investment income by average total investments per the balance sheet. For the twelve month period, average total investments is calculated using the averages of each quarterly period. The separate components of these returns (non-investment grade portfolio and investment grade portfolio) are non-U.S. GAAP financial measures. Refer to “-Management’s Discussion and Analysis of Financial Condition and Results of Operations-Reconciliation of non-U.S. GAAP financial measures” for a reconciliation of these components of our net investment income return on average total investments.
(5) Earnings (loss) per share is based on the weighted average number of common shares outstanding during the period. The weighted average number of common shares excludes shares issuable upon the exercise of the warrants currently held by Arch and HPS. These warrants are exercisable at any time following the listing of our common shares on the NASDAQ Global Market for an aggregate of 975,503 and 729,188 common shares, respectively. The exercise price of the warrants is determined at the date of exercise based on a formula that is premised on investors in our original private placement achieving a target return of 15%; as of September 30, 2018, the exercise price was $75.24 per share. The warrants expire on March 31, 2020. For more information, see “Item 7. Certain Relationships and Related Transactions, and Director Independence-Our original private placement-Warrants.”
(6) Return on average equity represents net income (loss) expressed as a percentage of average common shareholders’ equity during the period. For the twelve month period, the average common shareholders’ equity is calculated as the average of the beginning and ending common shareholders’ equity of each quarterly period.

	September 30,	December 31,
	2018	2017	2016	2015
Selected balance sheet data:	($ in thousands, except for share and per share data)
Total investments	$2,775,980	$2,496,215	$1,923,549	$1,682,731
Net assets under management (1)	2,060,863	1,924,809	1,606,952	1,237,152
Premiums receivable	217,582	177,492	189,911	162,263
Cash and cash equivalents	64,684	54,503	74,893	108,550
Total Assets	3,419,452	3,014,583	2,382,750	2,122,438
Reserves for losses and loss adjustment expenses	962,927	798,262	510,809	290,997
Unearned premiums	407,957	330,644	293,480	249,980
Revolving credit agreement borrowings	623,942	549,165	258,861	435,278
Total liabilities	2,213,198	1,846,079	1,205,126	1,072,208
Contingently redeemable preferred shares	220,899	220,622	220,253	219,882
Total shareholders’ equity	985,355	947,882	957,371	830,348
Book value per share data:
Book value per share - basic and diluted (2)	$43.44	$41.79	$42.21	$36.61
Growth in basic and diluted book value per share (3)	4.0%	(1.0)%	15.3%	(3.9)%
Weighted average common shares outstanding basic and diluted	22,682,875	22,682,875	22,682,875	22,682,875
(1) Net assets under management is calculated as the sum of total investments, accrued investment income and receivables for securities sold, less revolving credit agreement borrowings, payable for securities purchased and payable for securities sold short.
(2) Basic and diluted book value per share is calculated by dividing shareholder’s equity by the number of issued and outstanding shares at period end.
(3) Growth in basic and diluted book value per share is calculated as the percentage change in value of beginning and ending basic and diluted book value per share over the reporting period.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Underwriting and other ratios:	($ in thousands, except for share and per share data)
Loss ratio (1)	71.5%	96.1%	72.3%	79.6%
Acquisition expense ratio (2)	24.9%	27.1%	24.7%	26.7%
General and administrative expense ratio (3)	4.3%	4.3%	3.8%	4.1%
Combined ratio (4)	100.7%	127.5%	100.8%	110.4%

Adjusted loss ratio (5)	71.1%	95.5%	71.9%	79.2%
Adjusted acquisition expense ratio (5)	24.8%	26.9%	24.6%	26.5%
Adjusted general and administrative expense ratio (5)	3.6%	3.5%	3.0%	3.4%
Adjusted combined ratio (5)	99.5%	125.9%	99.5%	109.1%
(1) Loss ratio is calculated by dividing loss and loss adjustment expenses by net premiums earned.
(2) Acquisition expense ratio is calculated by dividing acquisition expenses by net premiums earned.
(3) General and administrative expense ratio is calculated by dividing general and administrative expenses by net premiums earned.
(4) Combined ratio is calculated by dividing the sum of loss and loss adjustment expenses, acquisition expenses and general and administrative expenses by net premiums earned, or equivalently, by adding the loss ratio, acquisition expense ratio and general and administrative expense ratio.
(5) Adjusted combined ratio is a non-U.S. GAAP financial measure and is calculated by dividing the sum of loss and loss adjustment expenses, acquisition expenses and general and administrative expenses, excluding the effects of certain corporate expenses, by the sum of net premiums earned and other underwriting income (loss). Adjusted loss ratio, adjusted acquisition expense ratio and adjusted general and administrative expense ratio are components of our adjusted combined ratio. Adjusted loss ratio is calculated by dividing loss and loss adjustment expenses by the sum of net premiums earned and other underwriting income (loss). Adjusted acquisition expense ratio is calculated by dividing acquisition expenses by the sum of net premiums earned and other underwriting income (loss). Adjusted general and administrative expense ratio is calculated by dividing general and administrative expenses, excluding the effects of certain corporate expenses, by the sum of net premiums earned and other underwriting income (loss). Refer to “-Management’s Discussion and Analysis of Financial Condition and Results of Operations-Reconciliation of non-U.S. GAAP financial measures” for a reconciliation of our adjusted combined ratio to our combined ratio, as well as related reconciliations of our adjusted loss ratio, adjusted acquisition expense ratio and adjusted general and administrative expense ratio to our loss ratio, acquisition expense ratio and general and administrative expense ratio, respectively.

	Year Ended December 31,
	2017	2016	2015
Underwriting and other ratios:	($ in thousands, except for share and per share data)
Loss ratio (1)	82.1%	68.7%	69.8%
Acquisition expense ratio (2)	26.5%	29.2%	29.3%
General and administrative expense ratio (3)	4.0%	3.8%	3.0%
Combined ratio (4)	112.6%	101.7%	102.1%

Adjusted loss ratio (5)	81.6%	68.2%	69.0%
Adjusted acquisition expense ratio (5)	26.3%	29.0%	28.9%
Adjusted general and administrative expense ratio (5)	3.3%	3.2%	2.6%
Adjusted combined ratio (5)	111.2%	100.4%	100.5%
(1) Loss ratio is calculated by dividing loss and loss adjustment expenses by net premiums earned.
(2) Acquisition expense ratio is calculated by dividing acquisition expenses by net premiums earned.
(3) General and administrative expense ratio is calculated by dividing general and administrative expenses by net premiums earned.
(4) Combined ratio is calculated by dividing the sum of loss and loss adjustment expenses, acquisition expenses and general and administrative expenses by net premiums earned, or equivalently, by adding the loss ratio, acquisition expense ratio and general and administrative expense ratio.
(5) Adjusted combined ratio is a non-U.S. GAAP financial measure and is calculated by dividing the sum of loss and loss adjustment expenses, acquisition expenses and general and administrative expenses, excluding the effects of certain corporate expenses, by the sum of net premiums earned and other underwriting income (loss). Adjusted loss ratio, adjusted acquisition expense ratio and adjusted general and administrative expense ratio are components of our adjusted combined ratio. Adjusted loss ratio is calculated by dividing loss and loss adjustment expenses by the sum of net premiums earned and other underwriting income (loss). Adjusted acquisition expense ratio is calculated by dividing acquisition expenses by the sum of net premiums earned and other underwriting income (loss). Adjusted general and administrative expense ratio is calculated by dividing general and administrative expenses, excluding the effects of certain corporate expenses, by the sum of net premiums earned and other underwriting income (loss). Refer to “-Management’s Discussion and Analysis of Financial Condition and Results of Operations-Reconciliation of non-U.S. GAAP financial measures” for a reconciliation of our adjusted combined ratio to our combined ratio, as well as related reconciliations of our adjusted loss ratio, adjusted acquisition expense ratio and adjusted general and administrative expense ratio to our loss ratio, acquisition expense ratio and general and administrative expense ratio, respectively.

Management’s Discussion and Analysis of Financial Condition and Results of Operations
The following discussion and analysis contains forward-looking statements which involve inherent risks and uncertainties. All statements other than statements of historical fact are forward-looking statements. These statements are based on our current assessment of risks and uncertainties. Actual results may differ materially from those expressed or implied in these statements and, therefore, undue reliance should not be placed on them. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed in this registration statement, including the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Item 1A. Risk Factors.”
This discussion and analysis should be read in conjunction with our audited consolidated financial statements and notes thereto included elsewhere in this registration statement. Tabular amounts are in U.S. Dollars in thousands, except share amounts, unless otherwise noted.
Overview
We are a global P&C insurance and reinsurance company with approximately $1.2 billion in total capital as of September 30, 2018, comprised of $220.9 million of contingently redeemable preference shares and $985.4 million of common shareholders’ equity. Through operations in Bermuda, the United States and Europe, we write insurance and reinsurance on a worldwide basis. Our objective is to deliver attractive returns to shareholders by combining disciplined underwriting with superior investment management. Our strategy combines a diversified, casualty-focused underwriting portfolio, accessed through our multi-year, renewable strategic underwriting management relationship with Arch, with a disciplined investment strategy comprising primarily non-investment grade corporate credit assets, managed by HPS. In addition, we have a services arrangement with AIM to manage our investment grade portfolio.
While we are positioned to provide a full range of P&C lines, we focus on writing specialty lines of business. We believe that our experienced management team, our relationship with Arch and our strong capital base have enabled us to successfully compete and establish a meaningful presence in the insurance and reinsurance markets in which we participate.
We seek to generate an attractive return on average equity across the relevant insurance and investment cycles. We opportunistically seek to underwrite new lines that fit our return profile while maintaining a disciplined underwriting approach.
Current outlook
The current insurance and reinsurance market environment is extremely competitive and reflects a prolonged period of low prices and continued pressure to broaden terms and conditions, though the 2017 and 2018 catastrophe events seem to have somewhat dampened the downward pricing pressure. While the insurance and reinsurance market historically has been subject to pricing and capacity cycles, the overall market has not experienced true cyclicality in the period since our inception of operations in 2014. Over the past several years, the industry has witnessed a gradual rate softening in response to a surplus of industry capital and a number of years of benign catastrophe activity, and this market dynamic has led to reduced underwriting profitability.  However, due to the hurricane, wildfire and earthquake activity over the past two years, pricing on certain product lines appears to be firming and becoming more attractive on a risk-adjusted basis. Against this backdrop, we are selectively growing our business in areas that we believe present attractive opportunities.
In this market environment, our Bermuda reinsurance platform has maintained its premium volume while reshaping its portfolio in response to market conditions. We have developed a portfolio with concentrations in professional liability, multiline, workers compensation, and motor product lines through reinsurance cedants on a worldwide basis and retrocessions of Arch. We continue to deploy resources opportunistically in product lines that meet our risk and return profile.
Our insurance underwriting platforms in the United States and Europe are growing. In Europe, WICE began writing P&C insurance in December 2015, concentrating on personal lines but also writing commercial casualty lines accessed through specialized insurance agents known as program administrators and coinsurance relationships, and, in 2017, WICE contributed a meaningful premium volume to our portfolio.
In the United States, we began writing excess and surplus lines through our non-admitted carrier, WSIC, in April 2016. In August 2016, we gained access to the larger admitted insurance market in the United States, through the acquisition of WIC, further expanding our U.S. insurance capabilities. We are growing our U.S. insurance business through a select group of program administrators.
Arch, our underwriting manager, continuously monitors the broad reinsurance and insurance markets for opportunities.  Specifically, Arch monitors opportunities that provide attractive risk-adjusted returns with a particular focus on product lines, such as European motor insurance, which may have previously experienced adverse results, have benefited from an increase in premium rates, and thus provide a reasonable basis to increase activity in those markets.  Similarly, by reason of the soft market pricing in the property catastrophe product line, we have purposely written less premium in that line of business versus what we had originally projected. Following the severe 2017 Atlantic hurricanes, earthquake activity and U.S. wildfires, the property catastrophe market pricing and terms and conditions have improved marginally but not enough to entice us to provide more capacity. While these several recent actions demonstrate purposeful increases or decreases in underwriting activity in response to market dynamics, it is also important to recognize that certain product lines are written for the diversification effect they provide.
When facing soft phases of the insurance and/or reinsurance cycles, we continue to have the ability to generate higher returns from investment income through our relationship with HPS.  For example, during the latter half of 2015 as the insurance and reinsurance markets continued their multi-year softening, credit spreads widened and were viewed by HPS as providing an attractive risk-adjusted return, and consequently we increased borrowings to purchase additional non-investment grade investments. When credit spreads later tightened, assets were sold and the proceeds were used to repay borrowings.
In managing our business, we are mindful that changing climate and economic conditions could have a material impact on the frequency and severity of claims and, therefore, could negatively impact our underwriting results. In addition, volatility in the financial markets, or even lack thereof, could cause fluctuations in investment returns, reported net income and shareholders’ equity. We consider the potential impact of economic trends in our insurance and reinsurance loss reserve estimation process and in determining our investment strategies, with a continued focus on meeting our obligations to our insureds.
Recent developments
We have included certain preliminary estimates of our financial and operating results for the three months and year ended December 31, 2018 under “Item 1. Business-Recent Developments.”
Our outsourced business model
We have engaged Arch and HPS to perform certain services for us that are essential to the results of our operations, and have entered into long-term, renewable contracts with each in order to ensure continued access to these services. For our underwriting operations, Arch provides underwriting services including sourcing and evaluating underwriting opportunities as well as related services such as claims-handling, loss control, exposure management, portfolio management, modeling, statistical, actuarial, and administrative support services, in each case, subject to our underwriting and operational guidelines and the oversight of our senior management and board of directors. With regard to our investments, HPS manages our non-investment grade portfolio while AIM manages the largest portion of our investment grade portfolio, in each case subject to compliance with our investment guidelines and the oversight of our senior management and board of directors. We outsource these functions in order to cost-effectively leverage the respective expertise and strong market positions of our trusted partners. Through our association with Arch, we access Arch’s worldwide platform on a variable cost basis, thus avoiding the fixed expense of maintaining a multi-line platform for our underwriting operations. Similarly, we believe that the terms of service and structure of the compensation we pay to HPS and AIM provide benefits to us both in terms of cost-effective access to the expertise required to execute our investment strategy and in aligning interests.
Natural catastrophe risk
While we are more casualty-focused and assume less catastrophe exposure than many of our peers, we do underwrite a limited amount of natural catastrophe risk in order to balance and diversify our underwriting portfolio. We carefully monitor our natural catastrophe risk globally for all perils and regions where we believe our underwriting portfolio might have significant exposure.
Limited operating history and comparability of results
We were incorporated in July 2013 and completed our initial funding and began underwriting business in the first quarter of 2014. Our initial underwriting activities focused on writing reinsurance. In 2015, we began our insurance business in connection with the establishment of our U.S. and European insurance platforms. As a result, we have a limited operating history and, given our underwriting and investment strategies, are exposed to volatility in our results of operations that may not be apparent from a review of our historical results. Period-to-period comparisons of our results of operations may not be meaningful. In addition, the amount of premiums written may vary from year to year and period to period as a result of any number of factors, including changes in market conditions and our view of the long-term profit potential of individual lines of business.
Financial measures and ratios
Our management and board of directors use financial indicators and ratios in evaluating our performance and measuring the overall growth in value generated for our common shareholders. The key financial measures that we believe are meaningful in analyzing our performance are: underwriting income (loss), combined ratio, adjusted underwriting income (loss), adjusted combined ratio, net interest income, net interest income return on average net assets under management, net investment income (loss), net investment income return on average total investments, net investment income return on average net assets under management, book value per share, growth in book value per share and return on average equity.

The table below shows the key performance indicators for the three and nine months ended September 30, 2018 and 2017, and the years ended December 31, 2017, 2016 and 2015, and descriptions of each financial measure shown follow the table:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	($ in thousands, except percentages and share amounts)
Key underwriting metrics:
Underwriting income (loss)	$(912)	$(35,293)	$(3,180)	$(41,870)
Combined ratio	100.7%	127.5%	100.8%	110.4%
Adjusted underwriting income (loss)	$738	$(33,634)	$2,012	$(36,604)
Adjusted combined ratio	99.5%	125.9%	99.5%	109.1%
Key investment return metrics:
Net interest income	$27,397	$21,974	$77,578	$62,347
Net interest income return on average net assets under management (1)	1.3%	1.2%	3.9%	3.6%
Non-investment grade portfolio (1)	1.7%	1.6%	5.1%	4.6%
Investment grade portfolio (1)	0.5%	0.3%	1.4%	0.8%
Net investment income (loss)	$21,373	$20,771	$54,735	$63,981
Net investment income return on average total investments (2)	0.8%	0.9%	2.1%	3.0%
Non-investment grade portfolio (2)	1.1%	1.2%	3.4%	3.7%
Investment grade portfolio (2)	0.4%	(0.1)%	0.1%	0.4%
Net investment income return on average net assets under management (1)	1.1%	1.1%	2.8%	3.7%
Non-investment grade portfolio (1)	1.4%	1.6%	4.2%	4.9%
Investment grade portfolio (1)	0.4%	(0.1)%	0.1%	0.4%
Key shareholders’ value creation metrics:
Book value per share - basic and diluted	$43.44	$42.65	$43.44	$42.65
Growth in basic and diluted book value per share (3)	1.8%	(1.9)%	4.0%	1.1%
Annualized return on average equity (4)	7.7%	(7.4)%	5.6%	1.5%
(1) Net interest income return on average net assets under management and net investment income return on average net assets under management are calculated by dividing net interest income, and net investment income (loss), respectively, by average net assets under management. Net assets under management is calculated as the sum of total investments, accrued investment income and receivables for securities sold, less revolving credit agreement borrowings, payable for securities purchased and payable for securities sold short. For the three and nine month periods, average net assets under management is calculated using the averages of each quarterly period. However, for the investment grade portfolio component of these returns, revolving credit agreement borrowings are not subtracted from the net assets under management calculation. The separate components of these returns (non-investment grade portfolio and investment grade portfolio) are non-U.S. GAAP financial measures. Refer to “-Reconciliation of non-U.S. GAAP financial measures” for a reconciliation of these components of our net interest income return on average net assets under management and net investment income return on average net assets under management.
(2) Net investment income return on average total investments is calculated by dividing net investment income by average total investments per the balance sheet. For the three and nine month periods, average total investments is calculated using the averages of each quarterly period. The separate components of these returns (non-investment grade portfolio and investment grade portfolio) are non-U.S. GAAP financial measures. Refer to “-Reconciliation of non-U.S. GAAP financial measures” for a reconciliation of these components of our net investment income return on average total investments.
(3) Growth in basic and diluted book value per share is calculated as the percentage change in value of beginning and ending basic and diluted book value per share over the reporting period.
(4) Annualized return on average equity represents net income (loss) expressed as a percentage of average common shareholders’ equity during the period. Annualized return on average equity for the three and nine months ended September 30, 2018 and 2017 is calculated by extrapolating the quarterly return on average equity over a twelve month period. For the three and nine month periods, the average common shareholders’ equity is calculated as the average of the beginning and ending common shareholders’ equity of each quarterly period.

	Year Ended December 31,
	2017	2016	2015
	($ in thousands, except percentages and share amounts)
Key underwriting metrics:
Underwriting income (loss)	$(66,576)	$(8,300)	$(8,177)
Combined ratio	112.6%	101.7%	102.1%
Adjusted underwriting income (loss)	$(59,745)	$(1,624)	$(2,418)
Adjusted combined ratio	111.2%	100.4%	100.5%
Key investment return metrics:
Net interest income	$86,523	$89,818	$72,858
Net interest income return on average net assets under management (1)	4.9%	6.3%	6.3%
Non-investment grade portfolio (1)	6.3%	8.5%	7.2%
Investment grade portfolio (1)	1.1%	0.4%	—%
Net investment income (loss)	$72,738	$146,396	$(8,479)
Net investment income return on average total investments (2)	3.2%	8.0%	(0.6)%
Non-investment grade portfolio (2)	4.5%	10.2%	(0.7)%
Investment grade portfolio (2)	(0.1)%	(0.4)%	—%
Net investment income return on average net assets under management (1)	4.1%	10.3%	(0.7)%
Non-investment grade portfolio (1)	5.8%	14.2%	(0.8)%
Investment grade portfolio (1)	(0.1)%	(0.4)%	—%
Key shareholders’ value creation metrics:
Book value per share - basic and diluted	$41.79	$42.21	$36.61
Growth in basic and diluted book value per share (3)	(1.0)%	15.3%	(3.9)%
Return on average equity (4)	(0.9)%	14.3%	(3.9)%
(1) Net interest income return on average net assets under management and net investment income return on average net assets under management are calculated by dividing net interest income, and net investment income (loss), respectively, by average net assets under management. Net assets under management is calculated as the sum of total investments, accrued investment income and receivables for securities sold, less revolving credit agreement borrowings, payable for securities purchased and payable for securities sold short. For the twelve month period, average net assets under management is calculated using the averages of each quarterly period. However, for the investment grade portfolio component of these returns, revolving credit agreement borrowings are not subtracted from the net assets under management calculation. The separate components of these returns (non-investment grade portfolio and investment grade portfolio) are non-U.S. GAAP financial measures. Refer to “-Reconciliation of non-U.S. GAAP financial measures” for a reconciliation of these components of our net interest income return on average net assets under management and net investment income return on average net assets under management.
(2) Net investment income return on average total investments is calculated by dividing net investment income by average total investments per the balance sheet. For the twelve month period, average total investments is calculated using the averages of each quarterly period. The separate components of these returns (non-investment grade portfolio and investment grade portfolio) are non-U.S. GAAP financial measures. Refer to “-Reconciliation of non-U.S. GAAP financial measures” for a reconciliation of these components of our net investment income return on average total investments.
(3) Growth in basic and diluted book value per share is calculated as the percentage change in value of beginning and ending basic and diluted book value per share over the reporting period.
(4) Return on average equity represents net income (loss) expressed as a percentage of average common shareholders’ equity during the period. For the twelve month period, the average common shareholders’ equity is calculated as the average of the beginning and ending common shareholders’ equity of each quarterly period.
Underwriting income (loss)
Underwriting income (loss) is a non-U.S. GAAP financial measure. We define underwriting income (loss) as net premiums earned less loss and loss adjustment expenses, acquisition expenses and general and administrative expenses. Underwriting income (loss) is one of the ways we evaluate the performance of our underwriting segment, and does not include other underwriting income (loss), net investment income (loss), net foreign exchange gains (losses), income tax expenses and preferred dividends. Although these items are an integral part of our operations, with the exception of other underwriting income (loss) they are independent of the underwriting process and result, in large part, from general economic and financial market conditions. We include other underwriting income (loss) in our adjusted underwriting income (loss), as described in more detail below. See “-Reconciliation of non-U.S. GAAP financial measures” for a reconciliation of underwriting income to net income (loss) available to common shareholders.
Combined ratio
The combined ratio is calculated as the sum of loss and loss adjustment expenses, acquisition expenses and general and administrative expenses, divided by net premiums earned, or equivalently, as the sum of the loss ratio, acquisition expense ratio and general and administrative expense ratio. The combined ratio is a measure of underwriting profitability but does not include other underwriting income or net investment income earned on underwriting cash flows.
Adjusted underwriting income (loss)
Adjusted underwriting income (loss) is a non-U.S. GAAP financial measure. We define adjusted underwriting income (loss) as underwriting income (loss) plus other underwriting income (loss) less certain corporate expenses. Adjusted underwriting income (loss) is one of the ways we evaluate the performance of our underwriting segment. We include other underwriting income (loss), as our underwriting strategy allows us to enter into government-sponsored enterprise credit-risk sharing transactions. Certain corporate expenses are generally comprised of non-recurring costs of the holding company, such as costs associated with the initial setup of subsidiaries, as well as costs associated with the ongoing operations of the holding company such as salaries of certain executives. See “-Reconciliation of non-U.S. GAAP financial measures” for a reconciliation of adjusted underwriting income to net income (loss) available to common shareholders.
Adjusted combined ratio
Adjusted combined ratio is a non-U.S. GAAP financial measure. The adjusted combined ratio is calculated as the sum of loss and loss adjustment expenses, acquisition expenses and general and administrative expenses less certain corporate expenses, divided by the sum of net premiums earned and other underwriting income (loss). This ratio is a measure of our underwriting and operational profitability but does not include certain corporate expenses, or net investment income earned on underwriting cash flows. Certain corporate expenses are generally comprised of non-recurring costs of the holding company, such as costs associated with the initial setup of subsidiaries, as well as costs associated with the ongoing operations of the holding company such as salaries of certain executives. See “-Reconciliation of non-U.S. GAAP financial measures” for a reconciliation of our adjusted combined ratio to our combined ratio.
Net interest income and net investment income (loss)
Net interest income and net investment income (loss) are important contributors to our financial results. These key investment metrics are impacted by the performance of our investment managers as well as the state of the overall financial markets. Net interest income and net investment income (loss) for the three and nine months ended September 30, 2018 and 2017, and the years ended December 31, 2017, 2016 and 2015 were comprised of the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	($ in thousands)
Interest income	$38,704	$31,181	$109,830	$88,198
Investment management fees - related parties	(4,314)	(5,316)	(12,616)	(14,996)
Borrowings and miscellaneous other investment expenses	(6,993)	(3,891)	(19,636)	(10,855)
Net interest income	27,397	21,974	77,578	62,347
Net realized gains (losses)	4,004	(1,696)	(9,387)	1,568
Net unrealized gains (losses)	(7,621)	4,206	(6,850)	11,118
Investment performance fees - related parties	(2,407)	(3,713)	(6,606)	(11,052)
Net investment income (loss)	$21,373	$20,771	$54,735	$63,981

Net interest income return on average net assets under management (1)	1.3%	1.2%	3.9%	3.6%
Non-investment grade portfolio (1)	1.7%	1.6%	5.1%	4.6%
Investment grade portfolio (1)	0.5%	0.3%	1.4%	0.8%

Net investment income return on average total investments (2)	0.8%	0.9%	2.1%	3.0%
Non-investment grade portfolio (2)	1.1%	1.2%	3.4%	3.7%
Investment grade portfolio (2)	0.4%	(0.1)%	0.1%	0.4%

Net investment income return on average net assets under management(1)	1.1%	1.1%	2.8%	3.7%
Non-investment grade portfolio (1)	1.4%	1.6%	4.2%	4.9%
Investment grade portfolio (1)	0.4%	(0.1)%	0.1%	0.4%
(1) Net interest income return on average net assets under management and net investment income return on average net assets under management are calculated by dividing net interest income, and net investment income (loss), respectively, by average net assets under management. Net assets under management is calculated as the sum of total investments, accrued investment income and receivables for securities sold, less revolving credit agreement borrowings, payable for securities purchased and payable for securities sold short. For the three and nine month periods, average net assets under management is calculated using the averages of each quarterly period. However, for the investment grade portfolio component of these returns, revolving credit agreement borrowings are not subtracted from the net assets under management calculation. The separate components of these returns (non-investment grade portfolio and investment grade portfolio) are non-U.S. GAAP financial measures. Refer to “-Reconciliation of non-U.S. GAAP financial measures” for a reconciliation of these components of our net interest income return on average net assets under management and net investment income return on average net assets under management.
(2) Net investment income return on average total investments is calculated by dividing net investment income by average total investments per the balance sheet. For the three and nine month periods, average total investments is calculated using the averages of each quarterly period. The separate components of these returns (non-investment grade portfolio and investment grade portfolio) are non-U.S. GAAP financial measures. Refer to “-Reconciliation of non-U.S. GAAP financial measures” for a reconciliation of these components of our net investment income return on average total investments.

	Year Ended December 31,
	2017	2016	2015
	($ in thousands)
Interest income	$125,463	$122,378	$94,619
Investment management fees - related parties	(21,451)	(16,563)	(16,024)
Borrowings and miscellaneous other investment expenses	(17,489)	(15,997)	(5,737)
Net interest income	86,523	89,818	72,858
Net realized gains (losses)	722	(24,483)	1,753
Net unrealized gains (losses)	398	105,126	(83,090)
Investment performance fees - related parties	(14,905)	(24,065)	—
Net investment income (loss)	$72,738	$146,396	$(8,479)

Net interest income return on average net assets under management (1)	4.9%	6.3%	6.3%
Non-investment grade portfolio (1)	6.3%	8.5%	7.2%
Investment grade portfolio (1)	1.1%	0.4%	—%

Net investment income return on average total investments (2)	3.2%	8.0%	(0.6)%
Non-investment grade portfolio (2)	4.5%	10.2%	(0.7)%
Investment grade portfolio (2)	(0.1)%	(0.4)%	—%

Net investment income return on average net assets under management(1)	4.1%	10.3%	(0.7)%
Non-investment grade portfolio (1)	5.8%	14.2%	(0.8)%
Investment grade portfolio (1)	(0.1)%	(0.4)%	—%
(1) Net interest income return on average net assets under management and net investment income return on average net assets under management are calculated by dividing net interest income, and net investment income (loss), respectively, by average net assets under management. Net assets under management is calculated as the sum of total investments, accrued investment income and receivables for securities sold, less revolving credit agreement borrowings, payable for securities purchased and payable for securities sold short. For the twelve month period, average net assets under management is calculated using the averages of each quarterly period. However, for the investment grade portfolio component of these returns, revolving credit agreement borrowings are not subtracted from the net assets under management calculation. The separate components of these returns (non-investment grade portfolio and investment grade portfolio) are non-U.S. GAAP financial measures. Refer to “-Reconciliation of non-U.S. GAAP financial measures” for a reconciliation of these components of our net interest income return on average net assets under management and net investment income return on average net assets under management.
(2) Net investment income return on average total investments is calculated by dividing net investment income by average total investments per the balance sheet. For the twelve month period, average total investments is calculated using the averages of each quarterly period. The separate components of these returns (non-investment grade portfolio and investment grade portfolio) are non-U.S. GAAP financial measures. Refer to “-Reconciliation of non-U.S. GAAP financial measures” for a reconciliation of these components of our net investment income return on average total investments.
Net interest income return on average net assets under management
Net interest income return on average net assets under management is calculated by dividing net interest income by average net assets under management. Net assets under management is calculated as the sum of total investments, accrued investment income and receivables for securities sold, less revolving credit agreement borrowings, payable for securities purchased and payable for securities sold short. Net interest income return on average net assets under management is a key indicator by which we measure the performance of our investment managers.
Net investment income return on average total investments
Net investment income return on average total investments is calculated by dividing net investment income (loss) by average total investments per the balance sheet. Net investment income return on average total investments is a key indicator by which we measure the performance of our investment managers.
Net investment income return on average net assets under management
Net investment income return on average net assets under management is calculated by dividing net investment income (loss) by average net assets under management. Net assets under management is calculated as the sum of total investments, accrued investment income and receivables for securities sold, less revolving credit agreement borrowings, payable for securities purchased and payable for securities sold short. Net investment income return on average net assets under management is a key indicator by which we measure the performance of our investment managers.
Non-investment grade portfolio and investment grade portfolio components of our certain investment metrics
In order to provide further detail regarding our key investment metrics, we also present the non-investment grade portfolio and investment grade portfolio components of our net interest income return on average net assets under management, net investment income return on average total investments and net investment income return on average net assets under management.  In the calculation of the investment grade portfolio component of our net interest income return on average net assets under management and net investment income return on average net assets under management, revolving credit agreement borrowings are not subtracted from the calculation.  The separate components of these returns are non-U.S. GAAP financial measures.  See “-Reconciliation of non-U.S. GAAP financial measures” for a reconciliation of net interest income return on average net assets under management, net investment income return on average total investments and net investment income return on average net assets under management.
Growth in basic and diluted book value per share
Basic and diluted book value per share is calculated by dividing common shareholders’ equity by the number of issued and outstanding shares at the end of each reporting period. We calculate growth in basic and diluted book value per share as the percentage change in value of beginning and ending basic and diluted book value per share over the reporting period.
We measure our long-term financial success by our ability to compound growth in basic and diluted book value per share at an attractive rate of return. We believe that long-term growth in basic and diluted book value per share is the most comprehensive measure of our success because it includes all underwriting, operating and investing results.
Return on average equity
Return on average equity is net income (loss) expressed as a percentage of average common shareholders’ equity during the period and is used to measure profitability. Our goal is to generate an attractive long-term return on our common shareholders’ equity.
Comment on non-U.S. GAAP financial measures
Throughout this registration statement, we present our operations in the way we believe will be the most meaningful and useful to investors, analysts, rating agencies and others who will use our financial information in evaluating the performance of our company. This presentation includes the use of underwriting income (loss), adjusted underwriting income (loss), adjusted combined ratio and the separate components of our investment returns (non-investment grade investment portfolio and investment grade investment portfolio). The presentation of these metrics constitutes non-U.S. GAAP financial measures as defined by applicable SEC rules. We believe that this presentation enables investors and other users of our financial information to analyze our performance in a manner similar to how management analyzes performance. We also believe that this presentation follows industry practice and, therefore, allows the users of financial information to compare our performance with our industry peer group. See “-Reconciliation of non-U.S. GAAP financial measures” for reconciliations of our non-U.S. GAAP financial measures.
Components of our results of operations
Revenues
We derive our revenues from two principal sources:

•	premiums from our insurance and reinsurance lines of business; and

•	income from investments.
Premiums from our insurance and reinsurance lines of business are directly related to the number, type, size and pricing of contracts we write. Premiums are earned over the contract period in proportion to the period of risk covered which is typically 12 to 24 months.
Income from our investments is comprised of interest income and net realized and unrealized gains (losses), less investment related expenses as described below.
Expenses
Our expenses consist primarily of the following:

•	loss and loss adjustment expenses;

•	acquisition expenses;

•	investment related expenses; and

•	general and administrative expenses.
Loss and loss adjustment expenses are a function of the amount and type of contracts and policies we write and of the loss experience of the underlying coverage. Loss and loss adjustment expenses are based on an actuarial analysis of the estimated losses, including losses incurred during the period and changes in estimates from prior periods. Depending on the nature of the contract, loss and loss adjustment expenses may be paid over a period of years.
Acquisition expenses consist primarily of brokerage fees, ceding commissions, premium taxes, underwriting fees payable to Arch under our services agreements and other direct expenses that relate to our contracts and policies and are presented net of commissions received from reinsurance we purchase. We amortize deferred acquisition expenses over the related contract term in the same proportion that the premiums are earned. Our acquisition expenses may also include profit commissions paid to our sources of business in the event of favorable underwriting experience.
Investment-related expenses primarily consist of management and performance fees we pay to our investment managers, HPS and AIM, as well as interest and other expenses on borrowings from our credit facilities when used to finance a portion of our investments. The fee structure that we pay to HPS related to our non-investment grade portfolio was reduced beginning on January 1, 2018. We currently pay a management fee to HPS related to its management of our non-investment grade portfolio on a quarterly basis equal to 1.0% of net assets under management. Beginning January 1, 2020, to the extent the aggregate net asset value of the HPS-managed non-investment grade portfolio assets exceeds $1.5 billion, the management fee shall be calculated at a blended annual rate equal to (i) 1.0% of the initial $1.5 billion in net asset value plus (ii) seventy-five basis points (0.75%) of the excess of aggregate net asset value over $1.5 billion, subject to a minimum blended management fee rate of eighty-five basis points (0.85%) on the aggregate net asset value of the HPS-managed non-investment grade portfolio assets. In addition, on an annual basis, subject to then-applicable high water marks, HPS receives a base performance fee equal to 10% of the income generated on the non-investment grade portfolio, and is eligible to earn an additional performance fee equal to 25% of any such investment income in excess of a net 10% return to us after deduction for paid and accrued management fees and base performance fees, with the total performance fees not to exceed 17.5% of the Income (as defined in the investment management agreements relating to Watford Re, WICE and Watford Trust) or Aggregate Income (as defined in the investment management agreements relating to WSIC and WIC), as applicable. If this reduced fee structure had been in place as of January 1, 2015, we estimate that it would have reduced the aggregate fees we paid HPS during 2017, 2016 and 2015 by approximately $10.3 million, $4.9 million and $5.3 million.
We have also recently engaged HPS to manage a portion of our investment grade portfolio as a recently-created separate managed account. As this separate managed account is funded, we will pay HPS a management fee equal to 0.60% per annum on the assets in the separate managed account. We also pay AIM monthly asset management fees related to the assets it manages for us. We are not obligated to pay performance fees to any of the Investment Managers managing our investment grade portfolios. We include the HPS non-investment grade portfolio base management fee and the AIM investment grade portfolio management fee in “investment management fees - related parties” in our consolidated statement of income, and as management fees are accrued and paid to HPS in connection with its management of a portion of our investment grade portfolio, we will include such fees therein as well. We include interest and other expenses on borrowings in “borrowing and miscellaneous other investment expenses” in our consolidated statement of income. The HPS non-investment grade portfolio performance fee, if applicable, is shown on a separate line in our consolidated statement of income. For more information regarding the calculation of these fees, as well as the fee structure and fees to HPS related to its management of our non-investment grade portfolio prior to the reduction on January 1, 2018, see “Item 7. Certain Relationships and Related Transactions, and Director Independence-Agreements with HPS-Investment management agreements” and “Item 7. Certain Relationships and Related Transactions, and Director Independence-Agreements with Arch-Investment management agreements.”
General and administrative expenses consist of salaries and benefits and related costs, legal and accounting fees, travel and client entertainment, fees relating to our letter of credit facilities, information technology, occupancy, the cost of employees made available to us by Arch under the services agreements, and other general operating expenses.
Reportable segment
We report results under one segment, which we refer to as our “underwriting segment.” Our underwriting segment captures the results of our underwriting lines of business, which are comprised of specialty products on a worldwide basis. We also have a corporate function that includes certain operating expenses related to corporate activities referred to as certain corporate expenses. Certain corporate expenses are generally comprised of non-recurring costs of the holding company, such as costs associated with the initial setup of subsidiaries, as well as costs associated with the ongoing operations of the holding company such as salaries of certain executives (refer to “- Reconciliation of non-U.S. GAAP financial measures” for a discussion about certain corporate expenses).

Consolidated results - three and nine months ended September 30, 2018 and 2017
The following table summarizes our results of operations for the three and nine months ended September 30, 2018 and 2017:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2018	2017	% Change	2018	2017	% Change
	($ in thousands)
Gross premiums written	$185,033	$166,198	11.3%	$574,078	$473,131	21.3%
Gross premiums ceded	(33,356)	(12,471)		(102,263)	(35,315)
Net premiums written	151,677	153,727	(1.3)%	471,815	437,816	7.8%
Net premiums earned	135,624	128,629	5.4%	431,889	401,380	7.6%
Loss and loss adjustment expenses	(96,957)	(123,581)	(21.5)%	(312,087)	(319,612)	(2.4)%
Acquisition expenses	(33,778)	(34,835)	(3.0)%	(106,708)	(107,191)	(0.5)%
General and administrative expenses (1)	(5,801)	(5,506)		(16,274)	(16,447)
Underwriting income (loss) (2)	(912)	(35,293)	(97.4)%	(3,180)	(41,870)	(92.4)%
Other underwriting income (loss)	703	737		2,092	2,377
Interest income	38,704	31,181		109,830	88,198
Investment management fees - related parties	(4,314)	(5,316)		(12,616)	(14,996)
Borrowing and miscellaneous other investment expenses	(6,993)	(3,891)		(19,636)	(10,855)
Net interest income	27,397	21,974		77,578	62,347
Realized and unrealized gain (loss) on investments	(3,617)	2,510		(16,237)	12,686
Investment performance fees - related parties	(2,407)	(3,713)		(6,606)	(11,052)
Net investment income (loss)	21,373	20,771		54,735	63,981
Net foreign exchange gains (losses)	2,582	567		1,847	959
Income tax expense	—	(21)		(27)	(21)
Net income (loss) before preferred dividends	23,746	(13,239)		55,467	25,426
Preferred dividends	(4,909)	(4,909)		(14,724)	(14,724)
Net income (loss) available to common shareholders	$18,837	$(18,148)	(203.8)%	$40,743	$10,702	280.7%

Net interest income return on average net assets under management (3)	1.3%	1.2%		3.9%	3.6%
Non-investment grade portfolio (3)	1.7%	1.6%		5.1%	4.6%
Investment grade portfolio (3)	0.5%	0.3%		1.4%	0.8%
Net investment income return on average total investments (4)	0.8%	0.9%		2.1%	3.0%
Non-investment grade portfolio (4)	1.1%	1.2%		3.4%	3.7%
Investment grade portfolio (4)	0.4%	(0.1)%		0.1%	0.4%
Net investment income return on average net assets under management (3)	1.1%	1.1%		2.8%	3.7%
Non-investment grade portfolio (3)	1.4%	1.6%		4.2%	4.9%
Investment grade portfolio (3)	0.4%	(0.1)%		0.1%	0.4%

	Three Months Ended September 30,			Nine Months Ended September 30,
	2018	2017	% Point Change	2018	2017	% Point Change
	($ in thousands)
Loss ratio	71.5%	96.1%	(24.6)%	72.3%	79.6%	(7.3)%
Acquisition expense ratio	24.9%	27.1%	(2.2)%	24.7%	26.7%	(2.0)%
General & administrative expense ratio	4.3%	4.3%	—%	3.8%	4.1%	(0.3)%
Combined ratio	100.7%	127.5%	(26.8)%	100.8%	110.4%	(9.6)%
Adjusted underwriting income (loss) (2)	$738	$(33,634)		$2,012	$(36,604)
Adjusted combined ratio (2)	99.5%	125.9%	(26.4)%	99.5%	109.1%	(9.6)%
Annualized return on average equity (5)	7.7%	(7.4)%	15.1%	5.6%	1.5%	4.2%
(1) General and administrative expenses include certain corporate expenses. Refer to “Reconciliation of non-U.S. GAAP financial measures-Reconciliation of the adjusted combined ratio,” for a discussion of these corporate expenses.
(2) Underwriting income (loss), adjusted underwriting income (loss) and the adjusted combined ratio are non-U.S. GAAP financial measures. Refer to “Reconciliation of non-U.S. GAAP financial measures” for a reconciliation of our underwriting income (loss) to net income (loss) available to common shareholders in accordance with U.S. GAAP, a reconciliation of our adjusted underwriting income (loss) to underwriting income (loss) and a reconciliation of our adjusted combined ratio to our combined ratio.
(3) Net interest income return on average net assets under management and net investment income return on average net assets under management are calculated by dividing net interest income, and net investment income (loss), respectively, by average net assets under management. Net assets under management is calculated as the sum of total investments, accrued investment income and receivables for securities sold, less revolving credit agreement borrowings, payable for securities purchased and payable for securities sold short. For the three and nine month periods, average net assets under management is calculated using the averages of each quarterly period. However, for the investment grade portfolio component of these returns, revolving credit agreement borrowings are not subtracted from the net assets under management calculation. The separate components of these returns (non-investment grade portfolio and investment grade portfolio) are non-U.S. GAAP financial measures. Refer to “-Reconciliation of non-U.S. GAAP financial measures” for a reconciliation of these components of our net interest income return on average net assets under management and net investment income return on average net assets under management.
(4) Net investment income return on average total investments is calculated by dividing net investment income by average total investments per the balance sheet. For the three and nine month periods, average total investments is calculated using the averages of each quarterly period. The separate components of these returns (non-investment grade portfolio and investment grade portfolio) are non-U.S. GAAP financial measures. Refer to “-Reconciliation of non-U.S. GAAP financial measures” for a reconciliation of these components of our net investment income return on average total investments.
(5) Annualized return on average equity represents net income (loss) expressed as a percentage of average common shareholders’ equity during the period. Annualized return on average equity for the three and nine ended September 30, 2018 and 2017 is calculated by extrapolating the quarterly return on average equity over a twelve month period. For the three and nine periods, the average common shareholders’ equity is calculated as the average of the beginning and ending common shareholders’ equity of each quarterly period.
Results for the three months ended September 30, 2018 and 2017:
Net income available to common shareholders was $18.8 million for the three months ended September 30, 2018, compared to a net loss of $18.1 million for the three months ended September 30, 2017, an increase of $37.0 million. The increase in net income was primarily driven by an improved underwriting result, foreign exchange gains and higher net investment income.
The underwriting loss for the 2018 third quarter improved by $34.4 million, or 97.4%, to $0.9 million. The combined ratio in the quarter was 100.7%, 26.8 points lower versus a year prior. The 2018 third quarter underwriting result reflected catastrophe losses of $2.9 million, primarily relating to Hurricane Florence and Typhoon Jebi as well as $2.3 million of prior year favorable loss reserve development. In comparison, the 2017 third quarter sustained $20.5 million of catastrophe losses relating to Hurricanes Harvey, Irma and Maria and unfavorable development of $15.8 million on prior accident year loss reserves.
Net investment income for the 2018 third quarter increased by $0.6 million, or 2.9%, to $21.4 million. While there was a 24.7% increase in net interest income primarily due to a higher net invested asset base, there were $3.6 million of realized and unrealized losses versus gains of $2.5 million in the comparable prior period. The realized and unrealized losses were primarily due to the impact of rising interest rates on the market value of the overall portfolio and a net market value decline on the positions in the non-investment grade portfolio.
Results for the nine months ended September 30, 2018 and 2017:
Net income available to common shareholders was $40.7 million for the nine months ended September 30, 2018, compared to $10.7 million for the nine months ended September 30, 2017, an increase of $30.0 million. The increase in net income was primarily driven by an improved underwriting result and foreign exchange gains, offset in part by lower net investment income.
The underwriting loss for the nine months ended September 30, 2018 improved by $38.7 million, or 92.4%, to $3.2 million. The combined ratio for the nine months ended September 30, 2018 of 100.8%, was 9.6 points lower than a year prior. The improvement in the 2018 period underwriting result reflected lower catastrophe losses and favorable loss reserve development. The comparable 2017 period sustained $20.5 million of catastrophe losses relating to Hurricanes Harvey, Irma and Maria and unfavorable development of $17.5 million on prior accident year loss reserves.
Net investment income for the nine months ended September 30, 2018 decreased by $9.2 million, or 14.5%, to $54.7 million. While there was a 24.4% increase in net interest income, primarily due to a higher net invested asset base, there were $16.2 million of realized and unrealized losses versus gains of $12.7 million of realized and unrealized gains in the comparable prior period. The realized and unrealized losses were primarily due to the impact of rising interest rates on the market value of the overall portfolio and a net market value decline on the positions in the non-investment grade portfolio.
Premiums
Our underwriting segment captures the results of our underwriting lines of business, which are comprised of specialty products on a worldwide basis. Our four major lines of business are described as follows:

•
Casualty reinsurance: coverage provided to ceding company clients on third-party liability and workers’ compensation exposures, primarily on a treaty basis. Business written includes coverages such as: executive assurance, medical malpractice liability, other professional liability, workers’ compensation, excess and umbrella liability and excess auto liability.

•
Other specialty reinsurance: coverage provided to ceding company clients for personal and commercial auto (other than excess auto liability), mortgage, surety, accident and health, workers’ compensation catastrophe, agriculture, marine and aviation.

•
Property catastrophe reinsurance: protects ceding company clients for most catastrophic losses that are covered in the underlying policies. Perils covered may include hurricane, earthquake, flood, tornado, hail and fire, and coverage for other perils on a case-by-case basis. Property catastrophe reinsurance provides coverage on an excess of loss basis when aggregate losses and loss adjustment expense from a single occurrence of a covered peril exceed the retention specified in the contract.

•
Insurance programs and coinsurance: targeting program managers and/or coinsurers with unique expertise and niche products offering primary and excess general liability, umbrella liability, professional liability, workers’ compensation, personal and commercial automobile, inland marine and property business with minimal catastrophe exposure.

Gross premiums written
Gross premiums written for the three and nine months ended September 30, 2018 and 2017 were as follows:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2018		2017		2018		2017
	Amount	%	Amount	%	Amount	%	Amount	%
	($ in thousands)
Casualty reinsurance	$80,274	43.4%	$82,322	49.5%	$222,636	38.8%	$231,896	49.1%
Other specialty reinsurance	37,434	20.2%	35,625	21.4%	151,083	26.3%	131,723	27.8%
Property catastrophe reinsurance	1,353	0.7%	3,924	2.4%	8,740	1.5%	12,017	2.5%
Insurance programs and coinsurance	65,972	35.7%	44,327	26.7%	191,619	33.4%	97,495	20.6%
Total	$185,033	100.0%	$166,198	100.0%	$574,078	100.0%	$473,131	100.0%
Results for the three months ended September 30, 2018 and 2017:
Gross premiums written were $185.0 million for the three months ended September 30, 2018 compared to $166.2 million for the three months ended September 30, 2017, an increase of $18.8 million, or 11.3%. Our third quarter 2018 premium growth was due to the continued expansion of our U.S. and European insurance programs and coinsurance, while our reinsurance portfolio premiums decreased slightly, in line with our view of the relative market opportunities. WICE grew its insurance gross premiums written by $6.8 million, or 17.1%, to $46.4 million. Our WSIC and WIC platforms grew insurance program gross premiums written by $14.9 million, or 318.3%, to $19.5 million.
Results for the nine months ended September 30, 2018 and 2017:
Gross premiums written were $574.1 million for the nine months ended September 30, 2018 compared to $473.1 million for the nine months ended September 30, 2017, an increase of $100.9 million, or 21.3%. Our 2018 premium growth was due to the continued expansion of our U.S. and European insurance programs and coinsurance, while reinsurance premiums increased slightly due to the renewal of a large multi-year other specialty reinsurance contract. WICE grew its insurance gross premiums written by $48.8 million, or 55.2%, to $137.2 million. Our WSIC and WIC platforms grew insurance program gross premiums written by $45.3 million, or 498.5%, to $54.4 million.
Premiums ceded
Results for the three months ended September 30, 2018 and 2017:
Premiums ceded were $33.4 million, or 18.0% of gross premiums written for the three months ended September 30, 2018, compared to $12.5 million, or 7.5%, for the three months ended September 30, 2017. This increase was driven by the restructuring of a U.K. motor program at January 1, 2018. WICE wrote a larger gross line, but ceded a share of the program with a panel of highly rated reinsurers.
Results for the nine months ended September 30, 2018 and 2017:
Premiums ceded were $102.3 million, or 17.8% of gross premiums written for the nine months ended September 30, 2018, compared to $35.3 million, or 7.5%, for the nine months ended September 30, 2017. On January 1, 2018, as the result of the restructuring of a U.K. motor program, WICE wrote a larger gross line and arranged quota share reinsurance with a panel of highly rated reinsurers.

The premiums ceded relate primarily to outward quota share reinsurance and retrocession agreements to Arch as well as to other unrelated third parties. See “Item 7. Certain Relationships and Related Transactions, and Director Independence-Agreements with Arch-Reinsurance and retrocession agreements-Outward quota share retrocession and reinsurance agreements.”
Net premiums written
Net premiums written for the three and nine months ended September 30, 2018 and 2017 were as follows:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2018		2017		2018		2017
	Amount	%	Amount	%	Amount	%	Amount	%
	($ in thousands)
Casualty reinsurance	$80,149	52.8%	$81,525	53.1%	$221,669	47.0%	$229,652	52.4%
Other specialty reinsurance	35,466	23.4%	33,035	21.5%	138,259	29.3%	121,243	27.7%
Property catastrophe reinsurance	1,342	0.9%	3,899	2.5%	8,515	1.8%	11,756	2.7%
Insurance programs and coinsurance	34,720	22.9%	35,268	22.9%	103,372	21.9%	75,165	17.2%
Total	$151,677	100.0%	$153,727	100.0%	$471,815	100.0%	$437,816	100.0%
Results for the three months ended September 30, 2018 and 2017:
Net premiums written were $151.7 million for the three months ended September 30, 2018 compared to $153.7 million for the three months ended September 30, 2017, a decrease of $2.0 million or 1.3%. Insurance program and coinsurance premiums decreased $0.5 million, or 1.6%, to $34.7 million and represented 22.9% of net premiums written versus 22.8% in the prior period. Reinsurance premiums declined $1.5 million, or 1.3%, to $117.0 million in line with the reduction in gross premiums written.
Results for the nine months ended September 30, 2018 and 2017:
Net premiums written were $471.8 million for the nine months ended September 30, 2018 compared to $437.8 million for the nine months ended September 30, 2017, an increase of $34.0 million or 7.8%. Our first three quarters of 2018 net premium growth was due to the continued expansion of our U.S. and European insurance programs and coinsurance, while reinsurance premiums increased slightly due to the renewal of a large multi-year other specialty reinsurance contract. Insurance programs and coinsurance premiums increased $28.2 million, or 37.5%, to $103.4 million and represented 21.9% of net premiums written versus 17.2% in the prior period.

Net premiums earned
Net premiums earned for the three and nine months ended September 30, 2018 and 2017 were as follows:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2018		2017		2018		2017
	Amount	%	Amount	%	Amount	%	Amount	%
	($ in thousands)
Casualty reinsurance	$63,292	46.7%	$71,513	55.6%	$206,532	47.8%	$239,316	59.6%
Other specialty reinsurance	36,987	27.3%	30,702	23.9%	125,271	29.0%	101,082	25.2%
Property catastrophe reinsurance	2,481	1.8%	4,749	3.7%	7,443	1.7%	10,034	2.5%
Insurance programs and coinsurance	32,864	24.2%	21,665	16.8%	92,643	21.5%	50,948	12.7%
Total	$135,624	100.0%	$128,629	100.0%	$431,889	100.0%	$401,380	100.0%
Results for the three months ended September 30, 2018 and 2017:
Net premiums earned were $135.6 million for the three months ended September 30, 2018, compared to $128.6 million for the three months ended September 30, 2017, an increase of $7.0 million, or 5.4%. The growth in the 2018 earned premium was primarily due to the continued expansion of business written by our insurance platforms offset by decreases in our Casualty and Property catastrophe reinsurance lines of business.
Results for the nine months ended September 30, 2018 and 2017:
Net premiums earned were $431.9 million for the nine months ended September 30, 2018, compared to $401.4 million for the nine months ended September 30, 2017, an increase of $30.5 million, or 7.6%. The growth in the 2018 earned premium was primarily due to the continued expansion of business written by our insurance platforms offset by decreases in our Casualty and Property catastrophe reinsurance lines of business.
Loss ratio
The following table shows the components of our loss and loss adjustment expenses for the three and nine months ended September 30, 2018 and 2017:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2018		2017		2018		2017
	Loss and Loss Adjust. Expenses	% of Earned Premium	Loss and Loss Adjust. Expenses	% of Earned Premium	Loss and Loss Adjust. Expenses	% of Earned Premium	Loss and Loss Adjust. Expenses	% of Earned Premium
	($ in thousands)
Current year	$99,215	73.2%	$107,737	83.8%	$314,381	72.8%	$302,115	75.3%
Prior year development (favorable)/adverse	(2,258)	(1.7)%	15,844	12.3%	(2,294)	(0.5)%	17,497	4.4%
Loss and loss adjustment expenses	$96,957	71.5%	$123,581	96.1%	$312,087	72.3%	$319,612	79.6%
Results for the three months ended September 30, 2018 and 2017:
Our loss and loss adjustment expense ratio was 71.5% for the three months ended September 30, 2018, compared to a loss and loss adjustment expense ratio of 96.1% for the three months ended September 30, 2017. The 2018 third quarter underwriting result reflected catastrophe losses of $2.9 million, primarily relating to Hurricane Florence and Typhoon Jebi as well as $2.3 million of prior year favorable loss reserve development. In comparison, the 2017 third quarter sustained $20.5 million of catastrophe losses relating to Hurricanes Harvey, Irma and Maria and unfavorable development of $15.8 million on prior accident year loss reserves.
Results for the nine months ended September 30, 2018 and 2017:
Our loss and loss adjustment expense ratio was 72.3% for the nine months ended September 30, 2018, compared to 79.6% for the nine months ended September 30, 2017. The improvement in the 2018 period underwriting result reflected lower catastrophe losses and net favorable loss reserve development. The comparable 2017 period sustained $20.5 million of catastrophe losses relating to Hurricanes Harvey, Irma and Maria and unfavorable development of $17.5 million on prior accident year loss reserves.
Acquisition expense ratio
Results for the three months ended September 30, 2018 and 2017:
Our acquisition expense ratio was 24.9% for the three months ended September 30, 2018, compared to 27.1% for the three months ended September 30, 2017, a decrease of 2.2 points. The lower acquisition expense ratio was largely driven by an increased percentage of insurance net premiums earned and a greater percentage of premiums earned on certain reinsurance contracts with higher loss ratios and corresponding lower acquisition expenses.
Results for the nine months ended September 30, 2018 and 2017:
Our acquisition expense ratio was 24.7% for the nine months ended September 30, 2018, compared to 26.7% for the nine months ended September 30, 2017, a decrease of 2.0 percentage points. The lower acquisition expense ratio was largely driven by an increased percentage of insurance net premiums earned and a greater percentage of premiums earned on certain reinsurance contracts with higher loss ratios and corresponding lower acquisition expenses.
General and administrative expense ratio
Results for the three months ended September 30, 2018 and 2017:
Our general and administrative expense ratio was 4.3% for the three months ended September 30, 2018, compared to 4.3% for the three months ended September 30, 2017. While the general and administrative expense ratio remained consistent with the prior year, an increase in expenses reimbursable to Arch was offset by a reduction in fees pertaining to letters of credit outstanding. Starting mid-2017, we altered our strategy for meeting collateral requirements by posting collateral into trusts more frequently than incurring the costs of posting letters of credit.
Results for the nine months ended September 30, 2018 and 2017:
Our general and administrative expense ratio was 3.8% for the nine months ended September 30, 2018, compared to 4.1% for the nine months ended September 30, 2017, a decrease of 0.3 percentage points. The decrease in the general and administrative expense ratio was primarily driven by having a lesser amount of letters of credit issued and outstanding. Starting mid-2017, we altered our strategy for meeting collateral requirements by posting collateral into trusts more frequently than incurring the costs of posting letters of credit.
Combined ratio
Results for the three months ended September 30, 2018 and 2017:
For the three months ended September 30, 2018, our combined ratio was 100.7%, compared to 127.5% for the three months ended September 30, 2017, a decrease of 26.8 points. The decrease was driven by a 24.6 point decrease in the loss ratio and a 2.2 point decrease in the acquisition expense ratio versus the prior period, as described above.
Results for the nine months ended September 30, 2018 and 2017:
For the nine months ended September 30, 2018, our combined ratio was 100.8%, compared to 110.4% for the nine months ended September 30, 2017, a decrease of 9.6 points. The decrease was driven by a 7.3 point decrease in the loss ratio, a 2.0 point decrease in the acquisition expense ratio and a 0.3 point decrease in the general and administrative expense ratio, as described above.

Investing results
The following table summarizes the components of total investment income for the three and nine months ended September 30, 2018 and 2017:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	($ in thousands)
Interest income	$38,704	$31,181	$109,830	$88,198
Investment management fees - related parties	(4,314)	(5,316)	(12,616)	(14,996)
Borrowing and miscellaneous other investment expenses	(6,993)	(3,891)	(19,636)	(10,855)
Net interest income	27,397	21,974	77,578	62,347
Net realized gains (losses)	4,004	(1,696)	(9,387)	1,568
Net unrealized gains (losses)	(7,621)	4,206	(6,850)	11,118
Investment performance fees - related parties	(2,407)	(3,713)	(6,606)	(11,052)
Net investment income (loss)	$21,373	$20,771	$54,735	$63,981

Net interest income return on average net assets under management(1)	1.3%	1.2%	3.9%	3.6%
Non-investment grade portfolio (1)	1.7%	1.6%	5.1%	4.6%
Investment grade portfolio (1)	0.5%	0.3%	1.4%	0.8%

Net investment income return on average total investments (2)	0.8%	0.9%	2.1%	3.0%
Non-investment grade portfolio (2)	1.1%	1.2%	3.4%	3.7%
Investment grade portfolio (2)	0.4%	(0.1)%	0.1%	0.4%

Net investment income return on average net assets under management (1)	1.1%	1.1%	2.8%	3.7%
Non-investment grade portfolio (1)	1.4%	1.6%	4.2%	4.9%
Investment grade portfolio (1)	0.4%	(0.1)%	0.1%	0.4%
(1) Net interest income return on average net assets under management and net investment income return on average net assets under management are calculated by dividing net interest income, and net investment income (loss), respectively, by average net assets under management. Net assets under management is calculated as the sum of total investments, accrued investment income and receivables for securities sold, less revolving credit agreement borrowings, payable for securities purchased and payable for securities sold short. For the three and nine month periods, average net assets under management is calculated using the averages of each quarterly period. However, for the investment grade portfolio component of these returns, revolving credit agreement borrowings are not subtracted from the net assets under management calculation. The separate components of these returns (non-investment grade portfolio and investment grade portfolio) are non-U.S. GAAP financial measures. Refer to “-Reconciliation of non-U.S. GAAP financial measures” for a reconciliation of these components of our net interest income return on average net assets under management and net investment income return on average net assets under management.
(2) Net investment income return on average total investments is calculated by dividing net investment income by average total investments per the balance sheet. For the three and nine month periods, average total investments is calculated using the averages of each quarterly period. The separate components of these returns (non-investment grade portfolio and investment grade portfolio) are non-U.S. GAAP financial measures. Refer to “-Reconciliation of non-U.S. GAAP financial measures” for a reconciliation of these components of our net investment income return on average total investments.
Results for the three months ended September 30, 2018 and 2017:
Net investment income was $21.4 million for the three months ended September 30, 2018, compared to net investment income of $20.8 million for the three months ended September 30, 2017, an increase of $0.6 million, or 2.9%. The third quarter 2018 net investment income return on average net assets under management was 1.1% as compared to 1.1% a year prior. While there was a 24.7% increase in net interest income, there were $3.6 million of net realized and unrealized losses versus net realized and unrealized gains of $2.5 million in the comparable prior period. The net realized and unrealized losses were primarily due to the impact of rising interest rates on the market value of the overall portfolio and a net market value decline on the positions in the non-investment grade portfolio. The investment results for the third quarter of 2018 also reflect the benefit of the revised fee structure with HPS. For more information, see “Item 7. Certain Relationships and Related Transactions, and Director Independence-Agreements with HPS-Investment management agreements.”
The third quarter 2018 net interest income return on average net assets under management was 1.3% as compared to 1.2% for the prior year. Net interest income benefited from an increase in the amount of net assets under management as well as the revised HPS fee structure.
Results for the nine months ended September 30, 2018 and 2017:
Net investment income was $54.7 million for the nine months ended September 30, 2018, compared to net investment income of $64.0 million for the nine months ended September 30, 2017, a decrease of $9.2 million, or 14.5%. The net investment income return on average net assets under management was 2.8% as compared to 3.7% for the comparable period a year prior. While there was a 24.4% increase in net interest income, there were $16.2 million of net realized and unrealized losses versus net realized and unrealized gains of $12.7 million in the comparable prior period. The net realized and unrealized losses were primarily due to the impact of rising interest rates on the market value of the overall portfolio and a net market value decline on the positions in the non-investment grade portfolio. The investment results also reflect the benefit of the revised fee structure with HPS. For more information, see “Item 7. Certain Relationships and Related Transactions-Agreements with HPS-Investment management agreements.”
The nine months ended September 30, 2018 net interest income return on average net assets under management was 3.9% as compared to 3.6% for the prior year comparable period. Net interest income benefited from an increase in the amount of net assets under management as well as the revised HPS fee structure.
Growth in basic and diluted book value per share
Basic and diluted book value per common share was $43.44 as of September 30, 2018, compared to $42.67 per share as of June 30, 2018, an increase of $0.77 or 1.8%. The increase in basic and diluted book value per share was driven by net investment income of $21.4 million during the three months ended September 30, 2018, offset in part by an underwriting loss of $0.9 million.
Basic and diluted book value per common share was $43.44 as of September 30, 2018, compared to $41.79 per share as of December 31, 2017, an increase of $1.65 or 3.9%. The increase in basic and diluted book value per share was driven by net investment income of $54.7 million during the nine months ended September 30, 2018, offset in part by an underwriting loss of $3.2 million.
Return on average equity
Results for the three months ended September 30, 2018 and 2017:
Our annualized return on average equity was 7.7% for the three months ended September 30, 2018, compared to (7.4)% for the three months ended September 30, 2017. The increase in return on average equity was driven by an improvement in underwriting results of $34.3 million compared to the same quarter in 2017.
Results for the nine months ended September 30, 2018 and 2017:
Our annualized return on average equity was 5.6% for the nine months ended September 30, 2018, compared to 1.5% for the nine months ended September 30, 2017. The increase in return on average equity was driven by an improvement in underwriting results of $38.7 million, offset in part by a $9.2 million reduction of net investment compared to the same period in 2017.

Consolidated results - for years ended December 31, 2017, 2016 and 2015
The following table summarizes our results of operations for the years ended December 31, 2017, 2016 and 2015:

	Year Ended December 31,
	2017	% Change	2016	% Change	2015
	($ in thousands)
Gross premiums written	$600,304	12.2%	$535,094	9.4%	488,899
Gross premiums ceded	(47,187)		(21,306)		(22,940)
Net premiums written	553,117	7.7%	513,788	10.3%	465,959
Net premiums earned	531,726	13.6%	467,970	17.6%	397,852
Loss and loss adjustment expenses	(436,402)		(321,581)		(277,659)
Acquisition expenses	(140,726)		(136,733)		(116,441)
General and administrative expenses (1)	(21,174)		(17,956)		(11,929)
Underwriting income (loss) (2)	(66,576)	702.1%	(8,300)	(1.5)%	(8,177)
Other underwriting income (loss)	3,180		3,746		4,468
Interest income	125,463		122,378		94,619
Investment management fees - related parties	(21,451)		(16,563)		(16,024)
Borrowing and miscellaneous other investment expenses	(17,489)		(15,997)		(5,737)
Net interest income	86,523		89,818		72,858
Realized and unrealized gain (loss) on investments	1,120		80,643		(81,337)
Investment performance fees - related parties	(14,905)		(24,065)		—
Net investment income (loss)	72,738		146,396		(8,479)
Net foreign exchange gains (losses)	1,420		4,893		(1,877)
Income tax expense	(21)		(1)		—
Net income (loss) before preferred dividends	10,741		146,734		(14,065)
Preferred dividends	(19,633)		(19,634)		(19,633)
Net income (loss) available to common shareholders	$(8,892)	(107.0)%	$127,100	477.2%	$(33,698)
Net interest income return on average net assets under management (3)	4.9%		6.3%		6.3%
Non-investment grade portfolio (3)	6.3%		8.5%		7.2%
Investment grade portfolio (3)	1.1%		0.4%		—%
Net investment income return on average total investments (4)	3.2%		8.0%		(0.6)%
Non-investment grade portfolio (4)	4.5%		10.2%		(0.7)%
Investment grade portfolio (4)	(0.1)%		(0.4)%		—%
Net investment income return on average net assets under management (3)	4.1%		10.3%		(0.7)%
Non-investment grade portfolio (3)	5.8%		14.2%		(0.8)%
Investment grade portfolio (3)	(0.1)%		(0.4)%		—%

	Year Ended December 31,
	2017	% Point Change	2016	% Point Change	2015
	($ in thousands)
Loss ratio	82.1%	13.4%	68.7%	(1.1)%	69.8%
Acquisition expense ratio	26.5%	(2.7)%	29.2%	(0.1)%	29.3%
General & administrative expense ratio	4.0%	0.2%	3.8%	0.8%	3.0%
Combined ratio	112.6%	10.9%	101.7%	(0.4)%	102.1%

Adjusted underwriting income (loss)(2)	$(59,745)		$(1,624)		$(2,418)
Adjusted combined ratio (2)	111.2%	10.8%	100.4%	(0.1)%	100.5%
Return on average equity (5)	(0.9)%		14.3%		(3.9)%
(1) General and administrative expenses include certain corporate expenses. Refer to “Reconciliation of non-U.S. GAAP financial measures-Reconciliation of the adjusted combined ratio,” for a discussion of these certain corporate expenses.
(2) Underwriting income (loss), adjusted underwriting income (loss) and the adjusted combined ratio are non-U.S. GAAP financial measures. Refer to “Reconciliation of non-U.S. GAAP financial measures” for a reconciliation of our underwriting income (loss) to net income (loss) available to common shareholders in accordance with U.S. GAAP, a reconciliation of our adjusted underwriting income (loss) to underwriting income (loss) and a reconciliation of our adjusted combined ratio to our combined ratio.
(3) Net interest income return on average net assets under management and net investment income return on average net assets under management are calculated by dividing net interest income, and net investment income (loss), respectively, by average net assets under management. Net assets under management is calculated as the sum of total investments, accrued investment income and receivables for securities sold, less revolving credit agreement borrowings, payable for securities purchased and payable for securities sold short. For the twelve month period, average net assets under management is calculated using the averages of each quarterly period. However, for the investment grade portfolio component of these returns, revolving credit agreement borrowings are not subtracted from the net assets under management calculation. The separate components of these returns (non-investment grade portfolio and investment grade portfolio) are non-U.S. GAAP financial measures. Refer to “-Reconciliation of non-U.S. GAAP financial measures” for a reconciliation of these components of our net interest income return on average net assets under management and net investment income return on average net assets under management.
(4) Net investment income return on average total investments is calculated by dividing net investment income by average total investments per the balance sheet. For the twelve month period, average total investments is calculated using the averages of each quarterly period. The separate components of these returns (non-investment grade portfolio and investment grade portfolio) are non-U.S. GAAP financial measures. Refer to “-Reconciliation of non-U.S. GAAP financial measures” for a reconciliation of these components of our net investment income return on average total investments.
(5) Return on average equity represents net income (loss) expressed as a percentage of average common shareholders’ equity during the period. The average common shareholders’ equity is calculated as the average of the beginning and ending common shareholders’ equity of each quarterly period.
2017 versus 2016: Net loss attributable to common shareholders was $8.9 million for the year ended December 31, 2017, compared to net income of $127.1 million for the year ended December 31, 2016, a decrease of $136.0 million. The decrease in net income was driven by a higher underwriting loss and a decrease in net investment income as compared to 2016. The 2017 underwriting loss of $66.6 million was primarily driven by catastrophe losses and prior-period loss reserve development. During 2017, net investment income decreased by $73.7 million, or 50.3%, to $72.7 million. Our 2017 net interest income of $86.5 million was relatively flat compared to the prior year; however, net realized and unrealized gains were substantially lower compared to 2016, primarily as a result of a more stable credit spread environment in the non-investment grade market.
2016 versus 2015: Net income available to common shareholders was $127.1 million for the year ended December 31, 2016, compared to a net loss of $33.7 million for the year ended December 31, 2015, a change of $160.8 million. The increase in net income was primarily driven by strong investment results, largely attributable to a recovery of the fair value of our investments from 2015’s unrealized loss position. This was offset in part by a 2016 underwriting loss of $8.3 million, inclusive of $2.9 million in certain corporate expenses.

Premiums
Our underwriting segment captures the results of our underwriting lines of business, which are comprised of specialty products on a worldwide basis. Our four major lines of business are described as follows:

•
Casualty reinsurance: coverage provided to ceding company clients on third-party liability and workers’ compensation exposures, primarily on a treaty basis. Business written includes coverages such as: executive assurance, medical malpractice liability, other professional liability, workers’ compensation, excess and umbrella liability and excess auto liability.

•
Other specialty reinsurance: coverage provided to ceding company clients for personal and commercial auto (other than excess auto liability), mortgage, surety, accident and health, workers’ compensation catastrophe, agriculture, marine and aviation.

•
Property catastrophe reinsurance: protects ceding company clients for most catastrophic losses that are covered in the underlying policies. Perils covered may include hurricane, earthquake, flood, tornado, hail and fire, and coverage for other perils on a case-by-case basis. Property catastrophe reinsurance provides coverage on an excess of loss basis when aggregate losses and loss adjustment expense from a single occurrence of a covered peril exceed the retention specified in the contract.

•
Insurance programs and coinsurance: targeting program managers and/or coinsurers with unique expertise and niche products offering primary and excess general liability, umbrella liability, professional liability, workers’ compensation, personal and commercial automobile, inland marine and property business with minimal catastrophe exposure.

Gross premiums written
Gross premiums written for the years ended December 31, 2017, 2016 and 2015 were as follows:

	Year Ended December 31,
	2017		2016		2015
	Amount	%	Amount	%	Amount	%
	($ in thousands)
Casualty reinsurance	$284,481	47.4%	$331,127	61.9%	$338,383	69.2%
Other specialty reinsurance	169,100	28.2%	125,404	23.4%	125,635	25.7%
Property catastrophe reinsurance	12,740	2.1%	11,756	2.2%	12,716	2.6%
Insurance programs and coinsurance	133,983	22.3%	66,807	12.5%	12,165	2.5%
Total	$600,304	100.0%	$535,094	100.0%	$488,899	100.0%
2017 versus 2016: Gross premiums written were $600.3 million for the year ended December 31, 2017 compared to $535.1 million for the year ended December 31, 2016, an increase of $65.2 million, or 12.2%. Our 2017 premium growth was due to the continued expansion of our U.S. and European insurance programs and coinsurance, while our reinsurance portfolio remained stable overall. However, within reinsurance, we grew our other specialty business by 34.8% and reduced our casualty business by 14.1%, which was reflective of our view of the relative market opportunities. During 2017, WICE grew its insurance gross premiums written by $58.0 million, or 100.9%, to $115.5 million. In addition, during 2017 our U.S. WSIC and WIC platforms grew their insurance program gross premiums written by $9.0 million, or 96.8%, to $18.3 million.
2016 versus 2015: Gross premiums written were $535.1 million for the year ended December 31, 2016 compared to $488.9 million for the year ended December 31, 2015, an increase of $46.2 million, or 9.4%. Our 2016 premium growth was due to the continued expansion of our U.S. and European insurance programs and coinsurance while our reinsurance portfolio remained stable. During 2016, WICE grew its insurance gross premiums written by $45.4 million, or 372%, to $57.5 million. In addition, WSIC commenced operations in April 2016 and wrote $9.3 million of insurance program business during the year.
Premiums ceded
Premiums ceded were $47.2 million, or 7.9% of gross premiums written for the year ended December 31, 2017, compared to $21.3 million, or 4.0%, and $22.9 million, or 4.7%, for the years ended December 31, 2016 and 2015, respectively. Premiums ceded primarily related to our outward quota share retrocession agreements with Arch, with the increase in ceded premium driven by higher cessions from WICE and WSIC. See “Item 7. Certain Relationships and Related Transactions, and Director Independence-Agreements with Arch-Reinsurance and retrocession agreements-Outward quota share retrocession and reinsurance agreements.”
Net premiums written
Net premiums written for the years ended December 31, 2017, 2016 and 2015 were as follows:

	Year Ended December 31,
	2017		2016		2015
	Amount	%	Amount	%	Amount	%
	($ in thousands)
Casualty reinsurance	$281,783	50.9%	$329,149	64.1%	$333,680	71.6%
Other specialty reinsurance	155,666	28.1%	117,267	22.8%	109,643	23.5%
Property catastrophe reinsurance	12,455	2.3%	11,463	2.2%	12,440	2.7%
Insurance programs and coinsurance	103,213	18.7%	55,909	10.9%	10,196	2.2%
Total	$553,117	100.0%	$513,788	100.0%	$465,959	100.0%
2017 versus 2016: Net premiums written were $553.1 million for the year ended December 31, 2017 compared to $513.8 million for the year ended December 31, 2016, an increase of $39.3 million or 7.6%. Our 2017 premium growth was due to the continued expansion of our U.S. and European insurance programs and coinsurance while our reinsurance portfolio remained stable overall. However, within reinsurance, we grew our other specialty business by 32.7% and reduced our casualty business by 14.4%, which was reflective of our view of the relative market opportunities. During 2017, WICE grew its insurance net premiums written by $3.9 million, or 49.1% to $11.8 million. In addition, during 2017 our U.S. WSIC and WIC platforms grew their insurance program net premiums written by $6.1 million or 107% to $11.8 million, after cessions to Arch of $6.5 million.
2016 versus 2015: Net premiums written were $513.8 million for the year ended December 31, 2016 compared to $466.0 million for the year ended December 31, 2015, an increase of $47.8 million, or 10.3%. Our 2016 premium growth was due to the continued expansion of our U.S. and European insurance programs and coinsurance while our reinsurance portfolio remained stable. During 2016, WICE grew its net insurance premiums by $6.4 million to $7.9 million. In addition, WSIC commenced operations in April 2016 and wrote net written premiums of $5.7 million, after cessions to Arch of $3.6 million, of insurance program business during the year.

Net premiums earned
Net premiums earned for the years ended December 31, 2017, 2016 and 2015 were as follows:

	Year Ended December 31,
	2017		2016		2015
	Amount	%	Amount	%	Amount	%
	($ in thousands)
Casualty reinsurance	$308,526	58.0%	$320,769	68.5%	$285,067	71.6%
Other specialty reinsurance	134,855	25.4%	101,435	21.7%	98,449	24.7%
Property catastrophe reinsurance	12,690	2.4%	11,421	2.4%	12,540	3.2%
Insurance programs and coinsurance	75,655	14.2%	34,345	7.4%	1,796	0.5%
Total	$531,726	100.0%	$467,970	100.0%	$397,852	100.0%
2017 versus 2016: Net premiums earned were $531.7 million for the year ended December 31, 2017, compared to $468.0 million for the year ended December 31, 2016, an increase of $63.8 million or 13.6% over the prior year. The growth in the 2017 earned premium was due to the aggregate effect of earned premium recognition relating to premiums written in both 2017 and prior periods, as well as the growth of the WICE and WSIC platforms.
2016 versus 2015: Net premiums earned were $468.0 million for the year ended December 31, 2016, compared to $397.9 million for the year ended December 31, 2015, an increase of $70.1 million, or 17.6% over the prior year. The growth in the 2016 earned premium was due to the aggregate effect of earned premium recognition relating to premiums written in both 2016 and prior periods, as well as the growth of the WICE and WSIC platforms.
Loss ratio
The following table shows the components of our loss and loss adjustment expenses for the years ended December 31, 2017, 2016 and 2015:

	Year Ended December 31,
	2017		2016		2015
	Loss and Loss Adjustment Expenses	% of Earned Premiums	Loss and Loss Adjustment Expenses	% of Earned Premiums	Loss and Loss Adjustment Expenses	% of Earned Premiums
	($ in thousands)
Current year	$399,530	75.2%	$318,523	68.0%	$278,414	70.0%
Prior year development (favorable)/adverse	36,872	6.9%	3,058	0.7%	(755)	(0.2)%
Loss and loss adjustment expenses	$436,402	82.1%	$321,581	68.7%	$277,659	69.8%
2017 versus 2016: Our loss ratio was 82.1% for the year ended December 31, 2017, compared to 68.7% for the year ended December 31, 2016. The increase in the 2017 loss ratio was driven by property catastrophe losses of $33.2 million and a net increase of $36.9 million in loss reserves related to prior periods.
The net unfavorable prior year development was driven by casualty reinsurance and other specialty reinsurance contracts. Casualty reinsurance experienced net unfavorable development of $12.6 million on our U.K. Motor excess-of-loss portfolio primarily due to the U.K. Ministry of Justice’s reduction of the discount rate known as the “Ogden” rate, used to determine the present value of future medical costs and lost earnings when determining lump-sum court awards. The Ogden rate was reduced from 2.5% to negative 0.75%, and this change resulted in claims development in 2017 being higher than expected. Casualty reinsurance experienced an additional net unfavorable development of $21.2 million, driven by adverse development on certain multi-line and professional liability contracts.
Other specialty reinsurance experienced net unfavorable development of $5.2 million primarily due to worse than expected emergence on nonstandard and U.K. motor quota share contracts. The remaining lines had net favorable prior year development of $2.2 million due to better than expected emergence of reported losses.
2016 versus 2015: Our loss ratio was 68.7% for the year ended December 31, 2016, compared to 69.8% for the year ended December 31, 2015. The 2016 loss ratio reflected changes in the line of business earned premium composition compared to 2015, and a net increase of $3.1 million in loss reserves related to prior periods.
Acquisition expense ratio
2017 versus 2016: Our acquisition expense ratio was 26.5% for the year ended December 31, 2017, a reduction of 2.7% from the prior year ended December 31, 2016. The lower acquisition expense ratio was largely driven by a change in mix of business and a reduction in accrued ceding commissions on certain contracts that incurred adverse development during the year.
2016 versus 2015: Our acquisition expense ratio was 29.2% for the year ended December 31, 2016, approximately level with the acquisition expense ratio of 29.3% for the year ended December 31, 2015.
General and administrative expense ratio
2017 versus 2016: Our general and administrative expense ratio was 4.0% for the year ended December 31, 2017, compared to 3.8% for the year ended December 31, 2016. The increase in the general and administrative expense ratio was primarily driven by increased corporate expenses and additional employee expenses resulting from the growth and expansion of our U.S. and European insurance programs and coinsurance line.
2016 versus 2015: Our general and administrative expense ratio was 3.8% for the year ended December 31, 2016, compared to 3.0% for the year ended December 31, 2015. The increase in the general and administrative expense ratio was driven by certain corporate expenses and additional employee expenses resulting from the growth and expansion of our U.S. and European insurance programs and coinsurance line.
Combined ratio
2017 versus 2016: Our combined ratio was 112.6% for the year ended December 31, 2017, compared to 101.7% and 102.1% for the year ended December 31, 2016 and 2015, respectively. In 2017, the 13.4 point increase in the loss ratio and 0.2 point increase in the general and administrative expense ratio was partially offset by the 2.7 point decrease in acquisition expense ratio versus the prior period, as described above. In 2016, the 1.1 point reduction in the loss ratio was partially offset by the 0.8 point increase in the general and administrative expense ratio versus the prior period.

Investing results
The following table summarizes the components of total investment income:

	Year Ended December 31,
	2017	2016	2015
	($ in thousands)
Interest income	$125,463	$122,378	$94,619
Investment management fees - related parties	(21,451)	(16,563)	(16,024)
Borrowing and miscellaneous other investment expenses	(17,489)	(15,997)	(5,737)
Net interest income	86,523	89,818	72,858
Net realized gains (losses)	722	(24,483)	1,753
Net unrealized gains (losses)	398	105,126	(83,090)
Investment performance fees - related parties	(14,905)	(24,065)	—
Net investment income (loss)	$72,738	$146,396	$(8,479)

Net interest income return on average net assets under management (1)	4.9%	6.3%	6.3%
Non-investment grade portfolio (1)	6.3%	8.5%	7.2%
Investment grade portfolio (1)	1.1%	0.4%	—%
Net investment income return on average total investments (2)	3.2%	8.0%	(0.6)%
Non-investment grade portfolio (2)	4.5%	10.2%	(0.7)%
Investment grade portfolio (2)	(0.1)%	(0.4)%	—%
Net investment income return on average net assets under management (1)	4.1%	10.3%	(0.7)%
Non-investment grade portfolio (1)	5.8%	14.2%	(0.8)%
Investment grade portfolio (1)	(0.1)%	(0.4)%	—%
(1) Net interest income return on average net assets under management and net investment income return on average net assets under management are calculated by dividing net interest income, and net investment income (loss), respectively, by average net assets under management. Net assets under management is calculated as the sum of total investments, accrued investment income and receivables for securities sold, less revolving credit agreement borrowings, payable for securities purchased and payable for securities sold short. For the twelve month period, average net assets under management is calculated using the averages of each quarterly period. However, for the investment grade portfolio component of these returns, revolving credit agreement borrowings are not subtracted from the net assets under management calculation. The separate components of these returns (non-investment grade portfolio and investment grade portfolio) are non-U.S. GAAP financial measures. Refer to “-Reconciliation of non-U.S. GAAP financial measures” for a reconciliation of these components of our net interest income return on average net assets under management and net investment income return on average net assets under management.
(2) Net investment income return on average total investments is calculated by dividing net investment income by average total investments per the balance sheet. For the twelve month period, average total investments is calculated using the averages of each quarterly period. The separate components of these returns (non-investment grade portfolio and investment grade portfolio) are non-U.S. GAAP financial measures. Refer to “-Reconciliation of non-U.S. GAAP financial measures” for a reconciliation of these components of our net investment income return on average total investments.
2017 versus 2016: Net investment income was $72.7 million for the year ended December 31, 2017 compared to net investment income of $146.4 million for the year ended December 31, 2016, a decrease of $73.7 million or 50.3%. The 2017 net investment income return on average net assets under management was 4.1% as compared to 10.3% for the prior year. In contrast to 2016, which saw significant tightening in credit spreads generating sizable unrealized gains, the lower 2017 investment return was largely attributable to credit spreads remaining relatively stable.
In 2017, net interest income benefited slightly from an increase in the average net assets under management base. The 2017 net interest yield was 4.9% versus 6.3% in 2016, which was reflective of tightened credit spreads in our non-investment grade portfolio as well as an increase in our allocation to our lower-yielding investment grade portfolio for regulatory and other commercial reasons. Investment performance fees decreased by $9.2 million commensurate with our overall lower net investment income.
2016 versus 2015: Net investment income was $146.4 million for the year ended December 31, 2016 compared to a net investment loss of $8.5 million for the year ended December 31, 2015, an increase of $154.9 million. The 2016 net investment income return on average net assets under management was 10.3% as compared to (0.7)% for the prior year. During the course of 2016, high yield bond credit spreads narrowed significantly resulting in a substantial improvement in our unrealized gain (loss) position. In addition, 2016 net interest income benefited from an increase in the average net assets under management base. The net interest income return in 2016 was 6.3%, which was unchanged from the prior period. The 2016 unrealized gains noted above were partially offset by $24.5 million of realized losses and $24.1 million in performance fees.
Growth in basic and diluted book value per share
2017 versus 2016: Basic and diluted book value per common share was $41.79 as of December 31, 2017, compared to $42.21 per share as of December 31, 2016, a decrease of $0.42 or 1.0%. The reduction in basic and diluted book value per share was driven by a 2017 underwriting loss of $66.6 million and reduction in net investment income of $73.7 million, or 50.3%, to $72.7 million, compared to 2016.
2016 versus 2015: Basic and diluted book value per common share was $42.21 as of December 31, 2016, compared to $36.61 per share as of December 31, 2015, an increase of $5.60 or 15.3%. The growth in book value per share was driven by $146.4 million in net investment income offset in part by an underwriting loss of $8.3 million, as described above. The 2016 underwriting loss was inclusive of $2.9 million in certain corporate expenses relating to the establishment of our U.S. and European insurance platforms.
Return on average equity
2017 versus 2016: Our return on average equity was (0.9)% for the year ended December 31, 2017, compared to 14.3% for the year ended December 31, 2016. The reduction in return on average equity was driven by a 2017 underwriting loss of $66.6 million and reduction in net investment income of $73.7 million, or 50.3%, to $72.7 million as compared to 2016.
2016 versus 2015: Our return on average equity was 14.3% for the year ended December 31, 2016, compared to (3.9)% for the year ended December 31, 2015. The increase was driven by net investment income of $146.4 million, offset in part by an underwriting loss of $8.3 million.
Reconciliation of non-U.S. GAAP financial measures
Underwriting income (loss), adjusted underwriting income (loss), adjusted combined ratio and the non-investment grade portfolio and investment grade portfolio components of our investment returns (net interest income return on average net assets under management, and net investment income return on average net assets under management and on average total investments, respectively) are non-U.S. GAAP financial measures. We use these measures, together with the GAAP financial statements, to provide information that assists with analyzing our performance. As a result, certain income and expense items are excluded from these measures in an effort to allow an effective analysis. With respect to expenses, we do not view certain operating expenses related to corporate activities, referred to as certain corporate expenses, as part of our underwriting activities. These expenses are generally comprised of non-recurring costs of the holding company, such as costs associated with the initial setup of subsidiaries, as well as costs associated with the ongoing operations of the holding company such as salaries of certain executives. The following are descriptions of each of the non-U.S. GAAP financial measures used by us.

Underwriting income (loss) is useful in evaluating our underwriting performance, without regard to other underwriting income (losses), net investment income (losses), net foreign exchange gains (losses), income tax expenses and preferred dividends.
Adjusted underwriting income (loss) is useful in evaluating our underwriting performance, without regard to net investment income (losses), net foreign exchange gains (losses), income tax expenses, preferred dividends and certain corporate expenses (which are described in more detail above). We define underwriting income (loss) as net premiums earned, less loss and loss adjustment expenses, acquisition expenses and general and administrative expenses, and we define adjusted underwriting income (loss) as underwriting income (loss) plus other underwriting income (loss) less certain corporate expenses. Our adjusted combined ratio is a key indicator of our profitability, without regard to certain corporate expenses. We calculate the adjusted combined ratio by dividing the sum of loss and loss adjustment expenses, acquisition expenses and general and administrative expenses less certain corporate expenses by the sum of net premiums earned and other underwriting income (loss).
The non-investment grade portfolio and investment grade portfolio components of our investment returns (net interest income return on average net assets under management, and net investment income return on average net assets under management and on average total investments, respectively) are useful in evaluating our investment performance. The non-investment grade portfolio component of these investment returns reflect the performance of our investment strategy under HPS, which includes the use of leverage. The investment grade portfolio component of these investment returns reflect the performance of the investment portfolios that predominantly support our underwriting collateral.
We use underwriting income (loss), adjusted underwriting income (loss) and the adjusted combined ratio and the separate components of our returns (non-investment grade portfolio and investment grade portfolio) as internal performance measures in the management of our operations because we believe they give us and users of our financial information useful insight into our results of operations and our underlying business performance. Underwriting income (loss) and adjusted underwriting (income) loss should not be viewed as a substitute for net income (loss) calculated in accordance with U.S. GAAP, and our adjusted combined ratio should not be viewed as a substitute for our combined ratio. Furthermore, other companies may define these measures differently.

Reconciliation of underwriting income (loss) and adjusted underwriting income (loss)
Underwriting income (loss) reconciles to net income (loss) available to common shareholders, and adjusted underwriting income (loss) reconciles to underwriting income (loss), for the three and nine months ended September 30, 2018 and 2017, and the years ending December 31, 2017, 2016, and 2015 as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	($ in thousands)
Net income (loss) available to common shareholders	$18,837	$(18,148)	$40,743	$10,702
Preferred dividends	4,909	4,909	14,724	14,724
Net income (loss) before dividends	23,746	(13,239)	55,467	25,426
Income tax expense	—	21	27	21
Net foreign exchange (gains) losses	(2,582)	(567)	(1,847)	(959)
Net investment (income) loss	(21,373)	(20,771)	(54,735)	(63,981)
Other underwriting (income) loss	(703)	(737)	(2,092)	(2,377)
Underwriting income (loss)	(912)	(35,293)	(3,180)	(41,870)
Certain corporate expenses	947	922	3,100	2,889
Other underwriting income (loss)	703	737	2,092	2,377
Adjusted underwriting income (loss)	$738	$(33,634)	$2,012	$(36,604)

	Year Ended December 31,
	2017	2016	2015
	($ in thousands)
Net income (loss) available to common shareholders	$(8,892)	$127,100	$(33,698)
Preferred dividends	19,633	19,634	19,633
Net income (loss) before dividends	10,741	146,734	(14,065)
Income tax expense	21	1	—
Net foreign exchange (gains) losses	(1,420)	(4,893)	1,877
Net investment (income) loss	(72,738)	(146,396)	8,479
Other underwriting (income) loss	(3,180)	(3,746)	(4,468)
Underwriting income (loss)	(66,576)	(8,300)	(8,177)
Certain corporate expenses	3,651	2,930	1,291
Other underwriting income (loss)	3,180	3,746	4,468
Adjusted underwriting income (loss)	$(59,745)	$(1,624)	$(2,418)

Reconciliation of the adjusted combined ratio
The adjusted combined ratio reconciles to the combined ratio for the three and nine months ended September 30, 2018 and 2017, and the years ending December 31, 2017, 2016, and 2015 as follows:

	Three Months Ended September 30,
	2018			2017
	Amount	Adjustment	As Adjusted	Amount	Adjustment	As Adjusted
	($ in thousands)
Losses and loss adjustment expenses	$96,957	$—	$96,957	$123,581	$—	$123,581
Acquisition expenses	33,778	—	33,778	34,835	—	34,835
General & administrative expenses (1)	5,801	(947)	4,854	5,506	(922)	4,584
Net earned premium (1)(2)	135,624	$703	136,327	128,629	$737	129,366

Loss ratio	71.5%			96.1%
Acquisition expense ratio	24.9%			27.1%
General & administrative expense ratio (1)	4.3%			4.3%
Combined ratio	100.7%			127.5%
Adjusted loss ratio			71.1%			95.5%
Adjusted acquisition expense ratio			24.8%			26.9%
Adjusted general & administrative expense ratio			3.6%			3.5%
Adjusted combined ratio			99.5%			125.9%
(1) Adjustments include certain corporate expenses, which are deducted from general and administrative expenses, and other underwriting income (loss), which is added to net earned premiums.
(2) The adjustment to net earned premium relates to “other underwriting income” from underwriting contracts accounted for as derivatives.

	Nine Months Ended September 30,
	2018			2017
	Amount	Adjustment	As Adjusted	Amount	Adjustment	As Adjusted
	($ in thousands)
Losses and loss adjustment expenses	$312,087	$—	$312,087	$319,612	$—	$319,612
Acquisition expenses	106,708	—	106,708	107,191	—	107,191
General & administrative expenses (1)	16,274	(3,100)	13,174	16,447	(2,889)	13,558
Net earned premium (1)(2)	431,889	2,092	433,981	401,380	2,377	403,757

Loss ratio	72.3%			79.6%
Acquisition expense ratio	24.7%			26.7%
General & administrative expense ratio (1)	3.8%			4.1%
Combined ratio	100.8%			110.4%
Adjusted loss ratio			71.9%			79.2%
Adjusted acquisition expense ratio			24.6%			26.5%
Adjusted general & administrative expense ratio			3.0%			3.4%
Adjusted combined ratio			99.5%			109.1%
(1) Adjustments include certain corporate expenses, which are deducted from general and administrative expenses, and other underwriting income (loss), which is added to net earned premiums.
(2) The adjustment to net earned premium relates to “other underwriting income” from underwriting contracts accounted for as derivatives.

	Year ended December 31,
	2017			2016			2015
	Amount	Adjustment	As Adjusted	Amount	Adjustment	As Adjusted	Amount	Adjustment	As Adjusted
	($ in thousands)
Losses and loss adjustment expenses	$436,402	$—	$436,402	$321,581	$—	$321,581	$277,659	$—	$277,659
Acquisition expenses	140,726	—	140,726	136,733	—	136,733	116,441	—	116,441
General & administrative expenses (1)	21,174	(3,651)	17,523	17,956	(2,930)	15,026	11,929	(1,291)	10,638
Net earned premium (1)(2)	531,726	3,180	534,906	467,970	3,746	471,716	397,852	4,468	402,320

Loss ratio	82.1%			68.7%			69.8%
Acquisition expense ratio	26.5%			29.2%			29.3%
General & administrative expense ratio (1)	4.0%			3.8%			3.0%
Combined ratio	112.6%			101.7%			102.1%
Adjusted loss ratio			81.6%			68.2%			69.0%
Adjusted acquisition expense ratio			26.3%			29.0%			28.9%
Adjusted general & administrative expense ratio			3.3%			3.2%			2.6%
Adjusted combined ratio			111.2%			100.4%			100.5%
(1) Adjustments include certain corporate expenses, which are deducted from general and administrative expenses, and other underwriting income (loss), which is added to net earned premiums.
(2) The adjustment to net earned premium relates to “other underwriting income” from underwriting contracts accounted for as derivatives.

Reconciliation of the non-investment grade portfolio and investment grade portfolio components of our investment returns
The non-investment grade portfolio and the investment grade portfolio components of our investment returns for the three and nine months ended September 30, 2018 and 2017, and the years ending December 31, 2017, 2016, and 2015 as follows:

	Three Months Ended September 30, 2018				Three Months Ended September 30, 2017
	Non-Investment Grade	Investment Grade	Cost of U/W Collateral (3)	Total	Non-Investment Grade	Investment Grade	Cost of U/W Collateral (3)	Total
	($ in thousands)
Interest income	$34,338	$4,366	$—	$38,704	$29,976	$1,205	$—	$31,181
Investment management fees - related parties	(4,008)	(306)	—	(4,314)	(5,224)	(92)	—	(5,316)
Borrowing and miscellaneous other investment expenses	(4,050)	(80)	(2,863)	(6,993)	(3,776)	388	(503)	(3,891)
Net interest income	26,280	3,980	(2,863)	27,397	20,976	1,501	(503)	21,974
Realized and unrealized gains (losses) on investments	(3,034)	(583)	—	(3,617)	4,677	(2,167)	—	2,510
Investment performance fees - related parties	(2,407)	—	—	(2,407)	(3,713)	—	—	(3,713)
Net investment income (loss)	$20,839	$3,397	$(2,863)	$21,373	$21,940	$(666)	$(503)	$20,771

Average total investments (1)	$1,924,657	$827,085	$—	$2,751,742	$1,792,359	$577,589	$—	$2,369,948
Average net assets under management (2)	1,501,943	827,058	(295,647)	2,033,353	1,350,606	579,213	(119,458)	1,810,361

Net interest income return on average net assets under management (2)	1.7%	0.5%		1.3%	1.6%	0.3%		1.2%
Net investment income return on average total investments (1)	1.1%	0.4%		0.8%	1.2%	(0.1)%		0.9%
Net investment income return on average net assets under management (2)	1.4%	0.4%	(1.0)%	1.1%	1.6%	(0.1)%	(0.4)%	1.1%
(1) Net investment income return on average total investments is calculated by dividing net investment income by average total investments per the balance sheet. For the three month periods, average total investments is calculated using the averages of each quarterly period.
(2) Net interest income return on average net assets under management and net investment income return on average net assets under management are calculated by dividing net interest income, and net investment income (loss), respectively, by average net assets under management. For the non-investment grade component of investment returns and total investment returns, net assets under management is calculated as the sum of total investments, accrued investment income and receivables for securities sold, less total revolving credit agreement borrowings, payable for securities purchased and payable for securities sold short. However, for the investment grade portfolio component of these returns, revolving credit agreement borrowings are not subtracted from the net assets under management calculation.
(3) The cost of underwriting capital is calculated as the revolving credit agreement expenses for the investment grade portfolios divided by the average total revolving credit agreement borrowings for the investment grade portfolios during the period.

	Nine Months Ended September 30, 2018				Nine Months Ended September 30, 2017
	Non-Investment Grade	Investment Grade	Cost of U/W Collateral (3)	Total	Non-Investment Grade	Investment Grade	Cost of U/W Collateral (3)	Total
	($ in thousands)
Interest income	$97,594	$12,236	$—	$109,830	$84,518	$3,680	$—	$88,198
Investment management fees - related parties	(11,728)	(888)	—	(12,616)	(14,694)	(302)	—	(14,996)
Borrowing and miscellaneous other investment expenses	(11,575)	(274)	(7,787)	(19,636)	(10,674)	322	(503)	(10,855)
Net interest income	74,291	11,074	(7,787)	77,578	59,150	3,700	(503)	62,347
Realized and unrealized gains (losses) on investments	(5,758)	(10,479)	—	(16,237)	14,326	(1,640)	—	12,686
Investment performance fees - related parties	(6,606)	—	—	(6,606)	(11,052)	—	—	(11,052)
Net investment income (loss)	$61,927	$595	$(7,787)	$54,735	$62,424	$2,060	$(503)	$63,981

Average total investments (1)	$1,833,712	$799,012	$—	$2,632,723	$1,671,829	$488,277	$—	$2,160,106
Average net assets under management (2)	1,465,590	801,481	(282,191)	1,984,879	1,282,387	489,399	(39,819)	1,731,966

Net interest income return on average net assets under management (2)	5.1%	1.4%		3.9%	4.6%	0.8%		3.6%
Net investment income return on average total investments (1)	3.4%	0.1%		2.1%	3.7%	0.4%		3.0%
Net investment income return on average net assets under management (2)	4.2%	0.1%	(2.8)%	2.8%	4.9%	0.4%	(1.3)%	3.7%
(1) Net investment income return on average total investments is calculated by dividing net investment income by average total investments per the balance sheet. For the nine month period, average total investments is calculated using the averages of each quarterly period.
(2) Net interest income return on average net assets under management and net investment income return on average net assets under management are calculated by dividing net interest income, and net investment income (loss), respectively, by average net assets under management. For the non-investment grade component of investment returns and total investment returns, net assets under management is calculated as the sum of total investments, accrued investment income and receivables for securities sold, less total revolving credit agreement borrowings, payable for securities purchased and payable for securities sold short. However, for the investment grade portfolio component of these returns, revolving credit agreement borrowings are not subtracted from the net assets under management calculation.
(3) The cost of underwriting capital is calculated as the revolving credit agreement expenses for the investment grade portfolios divided by the average total revolving credit agreement borrowings for the investment grade portfolios during the period.

	Year Ended December 31, 2017				Year Ended December 31, 2016			Year Ended December 31, 2015
	Non-Investment Grade	Investment Grade	Cost of U/W Collateral (3)	Total	Non-Investment Grade	Investment Grade	Total	Non-Investment Grade	Investment Grade	Total
	($ in thousands)
Interest income	$118,263	$7,200	$—	$125,463	$120,461	$1,917	$122,378	$94,533	$86	$94,619
Investment management fees - related parties	(20,827)	(624)	—	(21,451)	(16,327)	(236)	(16,563)	(16,024)	—	(16,024)
Borrowing and miscellaneous other investment expenses	(14,816)	(287)	(2,386)	(17,489)	(15,888)	(109)	(15,997)	(5,673)	(64)	(5,737)
Net interest income	82,620	6,289	(2,386)	86,523	88,246	1,572	89,818	72,836	22	72,858
Realized and unrealized gains (losses) on investments	8,018	(6,898)	—	1,120	83,761	(3,118)	80,643	(81,336)	(1)	(81,337)
Investment performance fees - related parties	(14,905)	—	—	(14,905)	(24,065)	—	(24,065)	—	—	—
Net investment income (loss)	$75,733	$(609)	$(2,386)	$72,738	$147,942	$(1,546)	$146,396	$(8,500)	$21	$(8,479)

Average total investments (1)	$1,701,162	$547,307	$—	$2,248,469	$1,445,451	$388,488	$1,833,939	$1,263,612	$141,241	$1,404,853
Average net assets under management (2)	1,314,708	548,797	(91,407)	1,772,098	1,038,432	388,791	1,427,223	1,009,797	141,244	1,151,041

Net interest income return on average net assets under management (2)	6.3%	1.1%		4.9%	8.5%	0.4%	6.3%	7.2%	—%	6.3%
Net investment income return on average total investments (1)	4.5%	(0.1)%		3.2%	10.2%	(0.4)%	8.0%	(0.7)%	—%	(0.6)%
Net investment income return on average net assets under management (2)	5.8%	(0.1)%	(2.6)%	4.1%	14.2%	(0.4)%	10.3%	(0.8)%	—%	(0.7)%
(1) Net investment income return on average total investments is calculated by dividing net investment income by average total investments per the balance sheet. For the twelve month period, average total investments is calculated using the averages of each quarterly period.
(2) Net interest income return on average net assets under management and net investment income return on average net assets under management are calculated by dividing net interest income, and net investment income (loss), respectively, by average net assets under management. For the non-investment grade component of investment returns and total investment returns, net assets under management is calculated as the sum of total investments, accrued investment income and receivables for securities sold, less total revolving credit agreement borrowings, payable for securities purchased and payable for securities sold short. However, for the investment grade portfolio component of these returns, revolving credit agreement borrowings are not subtracted from the net assets under management calculation.
(3) The cost of underwriting capital is calculated as the revolving credit agreement expenses for the investment grade portfolios divided by the average total revolving credit agreement borrowings for the investment grade portfolios during the period.

	As of September 30, 2018				As of September 30, 2017
	Non-Investment Grade	Investment Grade	Cost of U/W Collateral	Total	Non-Investment Grade	Investment Grade	Cost of U/W Collateral	Total
	($ in thousands)
Average total investments - QTD	$1,924,657	$827,085	$—	$2,751,742	$1,792,359	$577,589	$—	$2,369,948
Average total investments - YTD	1,833,712	799,012	—	2,632,723	1,671,829	488,277	—	2,160,106

Average net assets under management - QTD	$1,501,943	$827,058	$(295,647)	$2,033,353	$1,350,606	$579,213	$(119,458)	$1,810,361
Average net assets under management - YTD	1,465,590	801,481	(282,191)	1,984,879	1,282,387	489,399	(39,819)	1,731,966

Total investments	$1,928,336	$847,644	$—	$2,775,980	$1,826,266	$704,634	$—	$2,530,900
Accrued Investment Income	14,082	3,568	—	17,650	12,057	1,661	—	13,718
Receivable for Securities Sold	35,956	197	—	36,153	73,772	279	—	74,051
Less: Payable for Securities Purchased	127,708	7,982	—	135,690	211,065	—	—	211,065
Less: Payable for Securities Sold Short	9,288	—	—	9,288	72,682	—		72,682
Less: Revolving credit agreement borrowings	322,455	—	301,487	623,942	235,826	—	238,916	474,742
Net assets under management	$1,518,923	$843,427	$(301,487)	$2,060,863	$1,392,522	$706,574	$(238,916)	$1,860,180

	As of December 31, 2017				As of December 31, 2016			As of December 31, 2015
	Non-Investment Grade	Investment Grade	Cost of U/W Collateral	Total	Non-Investment Grade	Investment Grade	Total	Non-Investment Grade	Investment Grade	Total
	($ in thousands)
Average total investments - YTD	$1,701,162	$547,307	$—	$2,248,469	$1,445,451	$388,488	$1,833,939	$1,263,612	$141,241	$1,404,853
Average net assets under management - YTD	1,314,708	548,797	(91,407)	1,772,098	1,038,432	388,791	1,427,223	1,009,797	141,244	1,151,041

Total investments	$1,752,056	$744,159	$—	$2,496,215	$1,490,729	$432,820	$1,923,549	$1,435,657	$247,074	$1,682,731
Accrued Investment Income	15,034	3,227	—	18,261	16,308	709	17,017	19,236	13	19,249
Receivable for Securities Sold	36,355	19	—	36,374	1,326	—	1,326	34,095	—	34,095
Less: Payable for Securities Purchased	42,501	—	—	42,501	42,922	—	42,922	33,062	—	33,062
Less: Payable for Securities Sold Short	34,375	—	—	34,375	33,157	—	33,157	30,583	—	30,583
Less: Revolving credit agreement borrowings	295,749	—	253,416	549,165	258,861	—	258,861	435,278	—	435,278
Net assets under management	$1,430,820	$747,405	$(253,416)	$1,924,809	$1,173,423	$433,529	$1,606,952	$990,065	$247,087	$1,237,152

Critical accounting policies, estimates and recent accounting pronouncements
The preparation of consolidated financial statements in accordance with GAAP requires us to make many estimates and judgments that affect the reported amounts of assets, liabilities (including reserves), revenues and expenses, and related disclosures of contingent liabilities. On an ongoing basis, we evaluate our estimates, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, and fair value measurements. We base our estimates on historical experience, where possible, and on various other assumptions that we believe to be reasonable under the circumstances, which form the basis for our judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Estimates and judgments for a relatively new company, like our company, are even more difficult to make than those made in a mature company since we have compiled relatively limited historical information through September 30, 2018. Actual results will differ from these estimates and such differences may be material. We believe that the following critical accounting policies affect significant estimates used in the preparation of our consolidated financial statements.
Reserves for losses and loss adjustment expenses
We are required by applicable insurance laws and regulations and U.S. GAAP to establish reserves for losses and loss adjustment expenses, or “loss reserves,” that arise from the business we underwrite. Loss reserves are balance sheet liabilities representing estimates of future amounts required to pay losses and loss adjustment expenses for insured or reinsured events which have occurred at or before the balance sheet date. Loss reserves do not reflect contingency reserve allowances to account for future loss occurrences. Losses arising from future events will be estimated and recognized at the time the losses are incurred and could be substantial. We do not currently discount our reserves for losses and loss adjustment expenses in our financial statement presentation.
Loss reserves are comprised of (1) case reserves for claims reported, (2) additional case reserves, or ACRs, and (3) reserves for estimated loss and loss adjustment expenses that have been incurred by insureds and reinsureds, but not yet reported to the insurer or reinsurer, including unknown future developments on loss and loss adjustment expenses which are known to the insurer or reinsurer, or IBNR, reserves. Loss reserves are established to provide for loss adjustment expenses and represent the estimated expense of settling claims, including legal and other fees and the general expenses of administering the claims adjustment process. Periodically, adjustments to the reported or case reserves may be made as additional information regarding the claims is reported or payments are made.
IBNR reserves are established to provide for incurred claims which have not yet been reported at the balance sheet date as well as to adjust for any projected variance in case reserving. Actuaries estimate ultimate losses and loss adjustment expenses using various generally accepted actuarial methods applied to known losses and other relevant information. Like case reserves, IBNR reserves are adjusted as additional information becomes known or payments are made. The process of estimating reserves involves a considerable degree of judgment by management and, as of any given date, is inherently uncertain.
Estimates of ultimate losses and loss adjustment expenses are generally determined by extrapolation of claim emergence and settlement patterns observed in the past that can reasonably be expected to persist into the future. In forecasting ultimate losses and loss adjustment expenses with respect to any line of business, past experience with respect to that line of business is the primary resource, developed through both industry and company experience, but cannot be relied upon in isolation. Uncertainties in estimating ultimate losses and loss adjustment expenses are magnified by the time lag between when a claim actually occurs and when it is reported and settled. This time lag is sometimes referred to as the “claim-tail.” The claim-tail for most property coverages is typically short (usually several months up to a few years). The claim-tail for certain professional liability, executive assurance and health care coverages, which are generally written on a claims-made basis, is typically longer than property coverages but shorter than casualty lines. The claim-tail for liability/casualty coverages, such as general liability, products liability, multiple peril coverage and workers’ compensation, may be especially long as claims are often reported and ultimately paid or settled years, or even decades, after the related loss events occur. During the claims reporting and settlement period, additional facts regarding coverages written in prior accident years, as well as about actual claims and trends, may become known and, as a result, management may adjust its reserves. If management determines that an adjustment is appropriate, the adjustment is recorded in the accounting period in which such determination is made in accordance with U.S. GAAP. Accordingly, if loss reserves need to be increased or decreased in the future from amounts currently established, future results of operations would be negatively or positively impacted, respectively.
In addition, the inherent uncertainties of estimating such reserves are even greater for our reinsurance lines of business, due primarily to the following factors: (1) the claim-tail for reinsurers is generally longer because claims are first reported to the ceding company and then to the reinsurer through one or more intermediaries, (2) the reliance on premium estimates, where reports have not been received from the ceding company, in the reserving process, (3) the potential for writing a number of reinsurance contracts with different ceding companies with the same exposure to a single loss event, (4) the diversity of loss development patterns among different types of reinsurance contracts, (5) the necessary reliance on the ceding companies for information regarding reported claims and (6) the differing reserving practices among ceding companies.
In determining ultimate losses and loss adjustment expenses, the cost to indemnify claimants, provide needed legal defense and other services for insureds and administer the investigation and adjustment of claims are considered. These claim costs are influenced by many factors that change over time, such as expanded coverage definitions as a result of new court decisions, inflation in costs to repair or replace damaged property, inflation in the cost of medical services and legislated changes in statutory benefits, as well as by the particular, unique facts that pertain to each claim. As a result, the rate at which claims arose in the past and the costs to settle them may not always be representative of what will occur in the future. The factors influencing changes in claim costs are often difficult to isolate or quantify and developments in paid and incurred losses are frequently subject to multiple and conflicting interpretations. Changes in coverage terms or claims-handling practices may also cause future experience and/or development patterns to vary from the past. A key objective of actuaries in developing estimates of ultimate losses and loss adjustment expenses, and resulting IBNR reserves, is to identify aberrations and systemic changes occurring within historical experience and accurately adjust for them so that the future can be projected reliably. Pricing actuaries devote considerable effort to understanding and analyzing a ceding company and program administrator’s operations and loss history during the underwriting of the business, using a combination of ceding company, program administrator, and industry statistics. Such statistics normally include historical premium and loss data by class of business, individual claim information for larger claims, distributions of insurance limits provided, loss reporting and payment patterns, and rate change history. Because of the factors previously discussed, this process requires the substantial use of informed judgment and is inherently uncertain.
As mentioned above, with regard to reinsurance, there can be a considerable time lag from the time a claim is reported to a ceding company to the time it is reported to the reinsurer. The lag can be several years in some cases and may be attributed to a number of reasons; including the time it takes to investigate a claim, delays associated with the litigation process, the deterioration in a claimant’s physical condition many years after an accident occurs, the case reserving approach of the ceding company, etc. In the reserving process, we assume that such lags are predictable, on average, over time and therefore the lags are contemplated in the loss reporting patterns used in their actuarial methods. This means that reserves for our reinsurance lines of business must rely on estimates for a longer period of time than for our insurance lines of business. Backlogs in the recording of assumed reinsurance can also complicate the accuracy of loss reserve estimation. As of

September 30, 2018, there were no significant backlogs related to the processing of assumed reinsurance information for our reinsurance lines of business.
Although loss reserves are initially determined based on underwriting and pricing analysis, we apply several generally accepted actuarial methods, as discussed below, on a quarterly basis. Each quarter, as part of the reserving process, actuaries at our operations reaffirm that the assumptions used in the reserving process continue to form a sound basis for projection of liabilities. If actual loss activity differs substantially from expectations based on historical information, an adjustment to loss reserves may be supported. Estimated loss reserves for more mature underwriting years are based more on actual loss activity and historical patterns than on the initial assumptions based on pricing indications. More recent underwriting years rely more heavily on internal pricing assumptions. We place more or less reliance on a particular actuarial method based on the facts and circumstances at the time the estimates of loss reserves are made.
These methods generally fall into one of the following categories or are hybrids of one or more of the following categories:

•
Expected loss methods: these methods are based on the assumption that ultimate losses vary proportionately with premiums. Expected loss and loss adjustment expense ratios are typically developed based upon the information derived by underwriters and actuaries during the initial pricing of the business, supplemented by industry data available from organizations, such as statistical bureaus and consulting firms, where appropriate. These ratios consider, among other things, rate changes and changes in terms and conditions that have been observed in the market. Expected loss methods are useful for estimating ultimate losses and loss adjustment expenses in the early years of long-tailed lines of business, when little or no paid or incurred loss information is available, and is commonly applied when limited loss experience exists for a company.

•
Historical incurred loss development methods: these methods assume that the ratio of losses in one period to losses in an earlier period will remain constant in the future. These methods use incurred losses (i.e., the sum of cumulative historical loss payments plus outstanding case reserves) over discrete periods of time to estimate future losses. Historical incurred loss development methods may be preferable to historical paid loss development methods because they explicitly take into account open cases and the claims adjusters’ evaluations of the cost to settle all known claims. However, historical incurred loss development methods necessarily assume that case reserving practices are consistently applied over time. Therefore, when there have been significant changes in how case reserves are established, using incurred loss data to project ultimate losses may be less reliable than other methods.

•
Historical paid loss development methods: these methods, like historical incurred loss development methods, assume that the ratio of losses in one period to losses in an earlier period will remain constant. These methods use historical loss payments over discrete periods of time to estimate future losses and necessarily assume that factors that have affected paid losses in the past, such as inflation or the effects of litigation, will remain constant in the future. Because historical paid loss development methods do not use incurred losses to estimate ultimate losses, they may be more reliable than the other methods that use incurred losses in situations where there are significant changes in how incurred losses are established by a company’s claims adjusters. However, historical paid loss development methods are more leveraged (meaning that small changes in payments have a larger impact on estimates of ultimate losses) than actuarial methods that use incurred losses because cumulative loss payments take much longer to equal the expected ultimate losses than cumulative incurred amounts. In addition, and for similar reasons, historical paid loss development methods are often slow to react to situations when new or different factors arise than those that have affected paid losses in the past.

•
Adjusted historical paid and incurred loss development methods: these methods take traditional historical paid and incurred loss development methods and adjust them for the estimated impact of changes from historical levels in factors such as inflation, the speed of claim payments or the adequacy of case reserves. Adjusted historical paid and incurred loss development methods are often more reliable methods of predicting ultimate losses in periods of significant change, provided the actuaries can develop methods to reasonably quantify the impact of changes. As such, these methods utilize more judgment than historical paid and incurred loss development methods.

•
Bornhuetter-Ferguson, or B-F, paid and incurred loss methods: these methods utilize actual paid and incurred losses and expected patterns of paid and incurred losses, taking the initial expected ultimate losses into account to determine an estimate of expected ultimate losses. The B-F paid and incurred loss methods are useful when there are few reported claims and a relatively less stable pattern of reported losses.

•
Additional analysis: other methodologies are often used in the reserving process for specific types of claims or events, such as catastrophic or other specific major events. These include vendor catastrophe models, which are typically used in the estimation of loss reserves at the early stage of known catastrophic events before information has been reported to an insurer or reinsurer, and analysis of specific industry events, such as large lawsuits or claims.

In the initial reserving process for short-tail lines, consisting of property catastrophe and other exposures, we rely on a combination of the reserving methods discussed above. For known catastrophic events, our reserving process also includes the usage of catastrophe models and a heavy reliance on analysis that includes ceding company inquiries and management judgment. The development of property losses may be: (i) unstable, especially where there is high catastrophic exposure; (ii) characterized by high severity, low frequency losses for excess and catastrophe-exposed business; and/or (iii) highly correlated across contracts. As time passes, for a given underwriting year, additional weight is given to the paid and incurred B-F loss development methods and historical paid and incurred loss development methods in the reserving process. We make a number of key assumptions in reserving for short-tail lines, including that: (i) historical paid and reported development patterns are stable; (ii) catastrophe models provide useful information about our exposure to catastrophic events that have occurred; and (iii) our underwriters’ judgment and guidance received from ceding companies as to potential loss exposures may be relied on. The expected loss ratios used in the initial reserving process for our property exposures will vary over time due to changes in pricing, reinsurance structure, estimates of catastrophe losses, terms and conditions and geographical distribution. As losses in property lines are reported relatively quickly, expected loss ratios are selected for the current underwriting year incorporating the experience for earlier underwriting years, adjusted for rate changes, inflation, changes in reinsurance programs, expectations about present and future market conditions and expected attritional losses based on modeling. Due to the short-tail nature of property business, reported loss experience emerges quickly and ultimate losses are known in a comparatively short period of time.
In the initial reserving process for medium-tail and long-tail lines, consisting of casualty, other specialty, and other exposures, we primarily rely on the expected loss method. The development of medium-tail and long-tail business may be unstable, especially if there are high severity major events, with business written on an excess of loss basis typically having a longer tail than business written on a pro rata basis. As time passes, for a given exposure, additional weight is given to the paid and incurred B-F loss development methods and historical paid and incurred loss development methods in the reserving process. We make a number of key assumptions in reserving for medium-tail and long-tail lines, including that the pricing loss ratio is the best estimate of the ultimate loss ratio at the time the contract is entered into, historical paid and reported development patterns are stable and our claims personnel and underwriters’ analysis of our exposure to major events are assumed to be our best estimate of our exposure to the known claims on those events. The expected loss ratios used in initial reserving process for medium-tail and long-tail contracts will vary over time due to changes in pricing, terms and conditions and reinsurance structure. As the credibility of historical experience for earlier underwriting years increases, the experience from these underwriting years will be used in the actuarial analysis to determine future underwriting year expected loss ratios, adjusted for changes in pricing, loss trends, terms and conditions and reinsurance structure.
Our reinsurance business receives reports of claims notices from ceding companies and record case reserves based upon the amount of reserves recommended by the ceding company. Case reserves on known events may be supplemented by ACRs, which are often estimated by our reinsurance operations’ claims personnel ahead of official notification from the ceding company, or when our reinsurance operations’ judgment regarding the size or severity of the known event differs from the ceding company. In certain instances, our reinsurance operations establish ACRs even when the ceding company does not report any liability on a known event. In addition, specific claim information reported by ceding companies or obtained through claim audits can alert our reinsurance operations to emerging trends such as changing legal interpretations of coverage and liability, claims from unexpected sources or classes of business, and significant changes in the frequency or severity of individual claims.
Our reinsurance business relies heavily on information reported by ceding companies, as discussed above. In order to determine the accuracy and completeness of such information, underwriters, actuaries, and claims personnel at our reinsurance operations often perform audits of ceding companies and regularly review information received from ceding companies for unusual or unexpected results. Material findings are usually discussed with the ceding companies. Our reinsurance operations sometimes encounter situations where they determine that a claim presentation from a ceding company is not in accordance with contract terms. In these situations, our reinsurance operations attempt to resolve the dispute with the ceding company. Most situations are resolved amicably and without the need for litigation or arbitration. However, in the infrequent situations where a resolution is not possible, our reinsurance operations will vigorously defend their position in such disputes.
For our insurance program and coinsurance line of business, Arch’s claim personnel, under our service arrangements, determine whether to establish a case reserve for the estimated amount of the ultimate settlement of individual claims. The estimate reflects the judgment of claims personnel based on general corporate reserving practices, the experience and knowledge of such personnel regarding the nature and value of the specific type of claim and, where appropriate, advice of counsel. We contract with a number of outside third-party administrators in the claims process who, in certain cases, have limited authority to establish case reserves. The work of these administrators is reviewed and monitored by such claims personnel.
As of September 30, 2018, we did not make any significant changes in our methodologies or assumptions as described above. Our loss reserves, net of unpaid losses and loss adjustment expenses recoverable from reinsurers by type were as follows:

	September 30,	December 31,
	2018	2017	2016	2015
	($ in thousands)
Case Reserves	$371,522	$293,464	$135,216	$70,074
IBNR Reserves	523,921	464,942	354,075	209,352
Total net reserves	$895,443	$758,406	$489,291	$279,426

The loss reserves by major line of business, net of unpaid losses and loss adjustment expenses recoverable, were as follows:

	September 30,	December 31,
	2018	2017	2016	2015
	($ in thousands)
Casualty reinsurance	$656,391	$572,775	$395,533	$225,890
Other specialty reinsurance	137,141	112,589	67,157	48,268
Property catastrophe reinsurance	12,737	19,836	7,050	5,268
Insurance programs and coinsurance	89,174	53,206	19,551	—
Total net reserves	$895,443	$758,406	$489,291	$279,426
Potential Variability in Loss Reserves
The tables below summarize the effect of reasonably likely scenarios on the key actuarial assumptions used to estimate our loss reserves, net of unpaid losses and loss adjustment expenses recoverable, at December 31, 2017 by line of business. The scenarios shown in the tables summarize the effect of (i) changes to the expected loss ratio selections used at December 31, 2017, which represent loss ratio point increases or decreases to the expected loss ratios used, and (ii) changes to the loss development patterns used in our reserving process at December 31, 2017, which represent claims reporting that is either slower or faster than the reporting patterns used. We believe that the illustrated sensitivities are indicative of the potential variability inherent in the estimation process of those parameters. The results show the impact of varying each key actuarial assumption using the chosen sensitivity on our IBNR reserves, on a net basis and across all accident years.
Each of the impacts set forth in the tables is estimated individually, without consideration for any correlation among key assumptions or among lines of business. Therefore, it would be inappropriate to take each of the amounts and add them together in an attempt to estimate total volatility. While we believe the variations in the expected loss ratios and loss development patterns presented could be reasonably expected, our own historical data regarding variability is generally limited and actual variations may be greater or less than these amounts. It is also important to note that the variations are not meant to be a “best-case” or “worst-case” series of scenarios and, therefore, it is possible that future variations in our loss reserves may be more or less than the amounts set forth above.  While we believe that these are reasonably likely scenarios, we do not believe this sensitivity analysis should be considered an actual reserve range.

Development Pattern	Expected Loss Ratio
Increase (decrease) in loss reserves, net:	($ in thousands)
Casualty Reinsurance	10% Lower	Unchanged	10% Higher

6 Months Shorter	$(96,308)	$(43,216)	$9,877
Unchanged	(62,857)	—	54,332
6 Months Longer	(27,635)	36,738	101,110

Other Specialty Reinsurance	5% Lower	Unchanged	5% Higher

6 Months Shorter	$(6,370)	$(2,948)	$659
Unchanged	(4,451)	—	3,592
6 Months Longer	(663)	3,792	7,432

Property Catastrophe Reinsurance	5% Lower	Unchanged	5% Higher

6 Months Shorter	$(700)	$(383)	$(66)
Unchanged	(396)	—	396
6 Months Longer	58	571	1,085

Insurance and Coinsurance	5% Lower	Unchanged	5% Higher

6 Months Shorter	$(3,137)	$(720)	$1,694
Unchanged	(2,460)	—	2,456
6 Months Longer	(557)	2,034	4,621
Ceded reinsurance
In the normal course of business, our insurance subsidiaries may cede premium on a quota share or excess of loss basis through treaty or facultative reinsurance agreements. Our reinsurance subsidiary may also obtain reinsurance whereby another reinsurer contractually agrees to indemnify us for the ceded portion of certain reinsurance risks we had assumed. Such arrangements, where one reinsurer provides reinsurance to another reinsurer, are usually referred to as “retrocessional reinsurance” arrangements. Such arrangements reduce the effect of individual or aggregate losses to the ceding company. In our case, we also cede business to Arch, as an alignment of interest mechanism. Reinsurance recoverables are recorded as assets, predicated on the reinsurers’ ability to meet their obligations under the reinsurance agreements. If the reinsurers are unable to satisfy their obligations under the agreements, our insurance or reinsurance operations would be liable for such defaulted amounts.
We have historically reinsured a portion of our exposures, paying to reinsurers a part of the premiums received on the policies we write. On a consolidated basis, ceded premiums written, as a percentage of gross premiums written for the three and nine months ended September 30, 2018 and 2017, and the years ended December 31, 2017, 2016 and 2015 were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ended December 31,
	2018	2017	2018	2017	2017	2016	2015
Gross premiums ceded	18.0%	7.5%	17.8%	7.5%	7.9%	4.0%	4.7%
We monitor the financial condition of our reinsurers and attempt to place coverages only with substantial, financially sound carriers. If the financial condition of our reinsurers or retrocessionaires deteriorates, resulting in an impairment of their ability to make payments, we will provide for probable losses resulting from our inability to collect amounts due from such parties, as appropriate. We evaluate the creditworthiness of all the reinsurers to which we cede business. If our analysis indicates that there is significant uncertainty regarding our ability to collect amounts due from reinsurers, managing general agents, brokers and other clients, we will record a provision for doubtful accounts. See “Item 1A. Risk Factors-Risks related to our company-We are exposed to credit risk related to our cedants and policyholders in certain of our underwriting operations.”
The availability and cost of reinsurance and retrocessional protection is subject to market conditions, which are beyond our control. Although we believe that our underwriting operations have been successful in obtaining adequate reinsurance and retrocessional protection, it is not certain that they will be able to continue to obtain adequate protection at cost effective levels. As a result of such market conditions and other factors, our underwriting operations may not be able to successfully mitigate risk through reinsurance and retrocessional arrangements and may lead to increased volatility in our results of operations in future periods. See “Item 1A. Risk Factors-Risks related to our insurance and reinsurance business-The availability of reinsurance and retrocessional coverage may be limited and counterparty credit and other risks associated with our reinsurance arrangements may result in losses which could adversely affect our financial condition and results of operations.”
Premium revenues and related expenses
Premiums written include amounts reported by brokers, ceding companies, program administrators and coinsurers supplemented by our own estimates of premiums where reports have not been received. Premiums written include estimates; such premium estimates are derived from multiple sources which include the historical experience of the underlying business, similar business and available industry information. The determination of premium estimates requires a review of our experience with ceding companies, familiarity with each market, the timing of the reported information, an analysis and understanding of the characteristics of each line of business, and management’s judgment of the impact of various factors, including premium or loss trends, on the volume of business written and ceded to us. On an ongoing basis, our underwriters review the amounts reported by these third parties for reasonableness based on their experience and knowledge of the subject class of business, taking into account our historical experience with the brokers or ceding companies. In addition, reinsurance contracts under which we assume business generally contain specific provisions which allow us to perform audits of the ceding company to ensure compliance with the terms and conditions of the contract, including accurate and timely reporting of information. Based on a review of all available information, management establishes premium estimates where reports have not been received. Premium estimates are updated when new information is received and differences between such estimates and actual amounts are recorded in the period in which estimates are changed or the actual amounts are determined. Premiums written are recorded based on the type of contracts we write. Insurance premiums written are generally recorded at the policy inception. Premiums on our excess of loss and pro rata reinsurance contracts are estimated when the business is underwritten. For excess of loss contracts, premiums are recorded as written based on the terms of the contract. Estimates of premiums written under pro rata contracts are recorded in the period in which the underlying risks incept and are based on information provided by the brokers and the ceding companies.

For multi-year reinsurance treaties which are payable in annual installments, generally, only the initial annual installment is included as premiums written at policy inception due to the ability of the reinsured to commute or cancel coverage during the term of the policy. The remaining annual installments are included as premiums written at each successive anniversary date within the multi-year term.
Reinstatement premiums are recognized at the time a loss event occurs, where coverage limits for the remaining life of the contract are reinstated under pre-defined contract terms. Reinstatement premiums, if obligatory, are fully earned when recognized. The accrual of reinstatement premiums is based on an estimate of losses and loss adjustment expenses, which reflects management’s judgment, as described above in “Reserves for losses and loss adjustment expenses.”
The amount of reinsurance premium estimates included in premiums receivable and the amount of related acquisition expenses by line of business were as follows as of December 31, 2017:

	December 31, 2017
	Gross Amount	Acquisition Expenses	Net Amount
	($ in thousands)
Casualty reinsurance	$80,199	$(30,861)	$49,338
Other specialty reinsurance	32,456	(8,310)	24,146
Property catastrophe reinsurance	372	(79)	293
Insurance programs and coinsurance	13,836	(6,680)	7,156
Total	$126,863	$(45,930)	$80,933
Premium estimates are reviewed by management. Such review includes a comparison of actual reported premiums to expected ultimate premiums along with a review of the aging and collection of premium estimates. Based on management’s review, the appropriateness of the premium estimates is evaluated, and any adjustment to these estimates is recorded in the period in which it becomes known. Adjustments to premium estimates could be material and such adjustments could directly and significantly impact earnings favorably or unfavorably in the period they are determined because the estimated premium may be fully or substantially earned.
A significant portion of amounts included as premiums receivable, which represent estimated premiums written, net of commissions, are not currently due based on the terms of the underlying contracts. Based on currently available information, management believes that the premium estimates included in premiums receivable will be collectible and, therefore, no provision for doubtful accounts has been recorded on the premium estimates as of September 30, 2018 or December 31, 2017.
Reinsurance premiums assumed, irrespective of the class of business, are generally earned on a pro rata basis over the terms of the underlying policies or reinsurance contracts. Contracts and policies written on a “losses occurring” basis cover claims that may occur during the term of the contract or policy, which is typically 12 months. Accordingly, the premium is earned evenly over the term. Contracts which are written on a “risks attaching” basis cover claims which attach to the underlying insurance policies written during the terms of such contracts. Premiums earned on such contracts usually extend beyond the original term of the reinsurance contract, typically resulting in recognition of premiums earned over a 24-month period. Insurance premiums are primarily earned on a pro rata basis over the terms of the policies, generally 12 months.
Certain of our contracts include provisions that adjust premiums or acquisition expenses based upon the experience under the contracts. Premiums written and earned, as well as related acquisition expenses are recorded based upon the projected experience under such contracts.

Retroactive reinsurance reimburses a ceding company for liabilities incurred as a result of past insurable events covered by the underlying policies reinsured. For retroactive contracts that meet the established criteria for reinsurance accounting, written premiums are fully earned and corresponding losses and loss expense are recognized at inception. The initial gain, if applicable, is deferred and amortized into income over an actuarially determined expected payout period. Any future loss is recognized immediately and charged against earnings. The contracts can cause significant variances in gross premiums written, net premiums written, net premiums earned, and net incurred losses in the years in which they are written. Reinsurance contracts sold not meeting the established criteria for reinsurance accounting are recorded using the deposit method.
In certain instances, reinsurance contracts cover losses both on a prospective basis and on a retroactive basis and, accordingly, we bifurcate the prospective and retrospective elements of these reinsurance contracts and account for each element separately. Underwriting income generated in connection with retroactive reinsurance contracts is deferred and amortized into income over the settlement period while losses are charged to income immediately. Subsequent changes in estimated or actual cash flows under such retroactive reinsurance contracts are accounted for by adjusting the previously deferred amount to the balance that would have existed had the revised estimate been available at the inception of the reinsurance transaction, with a corresponding charge or credit to income.
Unearned premiums represent the portion of premiums written that is related to the estimated unexpired risk under the policy or contract, as applicable. A portion of premium payments may be refundable if the insured cancels coverage. Premium refunds reduce premiums earned in the consolidated statements of income. Generally, only unearned premiums are refundable.
Acquisition expenses and other expenses related to our underwriting operations that vary with, and are directly related to, the successful acquisition or renewal of business are deferred and amortized over the period in which the premiums are earned. Deferred acquisition costs are carried at their estimated realizable value and take into account anticipated losses and loss adjustment expenses, based on historical and current experience, and anticipated investment income.
In regard to unexpired policies and contracts, a premium deficiency occurs if the sum of anticipated losses and loss adjustment expenses and unamortized acquisition costs exceed unearned premiums and anticipated investment income. A premium deficiency reserve is recorded by charging any unamortized acquisition costs to expenses to the extent required in order to eliminate the deficiency. If the premium deficiency exceeds unamortized acquisition costs then a liability is accrued for the excess deficiency. No premium deficiency reserves were recorded by us during the nine months ended September 30, 2018 or the years ended December 31, 2017, 2016 and 2015.
Fair value measurements
Accounting guidance regarding fair value measurements addresses how companies should measure fair value when they are required to use a fair value measure for recognition or disclosure purposes under GAAP and provides a common definition of fair value to be used throughout GAAP. It defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly fashion between market participants at the measurement date. In addition, it establishes a three-level valuation hierarchy for the disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The level in the hierarchy within which a given fair value measurement falls is determined based on the lowest level input that is significant to the measurement (Level 1 being the highest priority and Level 3 being the lowest priority).
The determination of the existence of an active market for our investment assets is based on whether transactions for the financial instrument occur in such market with sufficient frequency and volume to provide reliable pricing information.

The independent pricing services we engage obtain market quotations and actual transaction prices for securities that have quoted prices in active markets. Each source has its own proprietary method for determining the fair value of securities that are not actively traded. In general, these methods involve the use of “matrix pricing” in which the independent pricing source uses observable market inputs including, but not limited to, investment yields, credit risks and spreads, benchmarking of like securities, broker-dealer quotes, reported trades and sector groupings to determine a reasonable fair value. In addition, pricing vendors use model processes, such as an option-adjusted spread model, to develop prepayment and interest rate scenarios. In certain circumstances, when fair values are unavailable from these independent pricing sources, quotes are obtained directly from broker-dealers who are active in the corresponding markets. When quoted prices are unavailable we use the best available pricing information, which in some cases, particularly for non-standard instruments, will be a modeled valuation provided by HPS. In such cases, HPS uses quantitative and qualitative assessments such as internally modeled values. The modeled values are based on comparisons to peer security and industry-specific market data. Any such valuations supplied by HPS are reviewed for reasonableness by our management.
We review our securities measured at fair value and discuss the proper classification of such investments with investment managers and others. See Note 7 - “Fair value” to our consolidated financial statements for a summary of our financial assets and liabilities measured at fair value as of September 30, 2018 and December 31, 2017 by valuation hierarchy.
Other-than-temporary impairments
On a quarterly basis, we perform reviews of our investments to determine whether declines in fair value below the cost basis are considered other-than-temporary in accordance with applicable accounting guidance regarding the recognition and presentation of other-than-temporary impairments, or OTTIs. The process of determining whether a security is other-than-temporarily impaired requires judgment and involves analyzing many factors. These factors include: an analysis of the liquidity, business prospects and overall financial condition of the issuer; the time in which there was a significant decline in value; the significance of the decline; and the analysis of specific credit events.
We evaluate the unrealized losses of our equity securities by issuer and determine if we can forecast a reasonable period of time by which the fair value of the securities would increase and we would recover our cost. If we are unable to forecast a reasonable period of time in which to recover the cost of our equity securities, we record an OTTI equivalent to the entire unrealized loss. For debt securities, we separate an OTTI into two components when there are credit-related losses associated with the impaired debt security for which we assert that we do not have the intent to sell the security, and it is more likely than not that we will not be required to sell the security before recovery of its cost basis. The amount of the OTTI related to a credit loss is recognized in earnings, and the amount of the OTTI related to other factors (e.g., interest rates, market conditions, etc.) is recorded as a component of other comprehensive income or loss. The amount of the credit loss of an impaired debt security is the difference between the amortized cost and the greater of (i) the present value of expected future cash flows and (ii) the fair value of the security. In instances where no credit loss exists but it is more likely than not that we will have to sell the debt security prior to the anticipated recovery, the decline in fair value below amortized cost is recognized as an OTTI in earnings. In periods after the recognition of an OTTI on debt securities, we account for such securities as if they had been purchased on the measurement date of the OTTI at an amortized cost basis equal to the previous amortized cost basis less the OTTI recognized in earnings. For debt securities for which OTTI was recognized in earnings, the difference between the new amortized cost basis and the cash flows expected to be collected will be accreted or amortized into net investment income. As of September 30, 2018, the Company did not identify any OTTIs.

Recent accounting pronouncements
Refer to “Significant accounting policies-Recent accounting pronouncements” in our consolidated financial statements.
Financial condition, liquidity and capital resources
General
We are a holding company whose assets primarily consist of the shares in our subsidiaries. Generally, we depend on our available cash resources, dividends or other distributions from subsidiaries to make payments, including the payment of dividends on our preference shares and operating expenses we may incur. During the nine months ended September 30, 2018 and the year ended December 31, 2017, we received dividends of $14.4 million and $19.3 million, respectively, from Watford Re, our Bermuda operating subsidiary.
The ability of our regulated operating subsidiaries to pay dividends or make distributions is dependent on their ability to meet applicable regulatory standards. Under Bermuda law, Watford Re is required to maintain an enhanced capital requirement, or ECR, which must equal or exceed its minimum solvency margin (in other words, the amount by which the value of its general business assets must exceed its general business liabilities). Watford Re is also required to maintain a minimum liquidity ratio whereby the value of its relevant assets is not less than 75% of the amount of its relevant liabilities for general business. Watford Re is prohibited from declaring or paying any dividends during any financial year if it is not in compliance with each of its ECR, minimum solvency margin and minimum liquidity ratio. In any financial year Watford Re is prohibited from declaring or paying dividends of more than 25% of its total statutory capital and surplus (as shown on its previous financial year’s statutory balance sheet) unless it files, at least seven days before payment of such dividends, with the BMA an affidavit attesting that a dividend would not cause the company to fail to meet its relevant margins. As of December 31, 2017, as determined under Bermuda law, Watford Re had statutory capital and surplus of $1.2 billion and Watford Re was in compliance with its ECR, minimum solvency margin and minimum liquidity ratio. Accordingly, Watford Re would be permitted to pay dividends of up to $290.3 million to us during 2018 without the requirement of filing such an affidavit with the BMA. In addition, Watford Re is prohibited, without prior approval of the BMA, from reducing by 15% or more its total statutory capital, as set out in its previous year’s statutory financial statements.
Our U.S. and Gibraltar insurance subsidiaries are subject to similar insurance laws and regulations in the jurisdictions in which they operate. The ability of these insurance subsidiaries to pay dividends or make distributions is also dependent on their ability to meet applicable regulatory standards.
Furthermore, the ability of our operating subsidiaries to pay dividends to us and to intermediate subsidiaries owned by us could be constrained by our dependence on financial strength ratings from independent rating agencies. Our ratings from these agencies depend to a large extent on the capitalization levels of our operating subsidiaries. We believe that we have sufficient cash resources and available dividend capacity to pay required dividends on our preference shares, service our indebtedness and satisfy other current outstanding obligations.
Financial condition
Shareholders’ equity
2018 versus 2017: Total shareholders’ equity was $985.4 million as of September 30, 2018, compared to $947.9 million as of December 31, 2017, an increase of $37.5 million or 4.0%. The increase in shareholders’ equity was driven by net investment income of $54.7 million, other underwriting income of $2.1 million and a foreign exchange gain of $1.8 million, offset in part by preferred dividends of $14.7 million, an other comprehensive loss of $3.3 million and an underwriting loss of $3.2 million.

2017 versus 2016: Total shareholders’ equity was $947.9 million as of December 31, 2017, compared to $957.4 million as of December 31, 2016, a decrease of $9.5 million or 1.0%. The reduction in shareholders’ equity was driven by an underwriting loss of $66.6 million, preferred dividends of $19.6 million and a net foreign currency translation loss of $0.6 million, offset in part by net investment income of $72.7 million, other underwriting income of $3.2 million and a foreign exchange gain of $1.4 million.
2016 versus 2015: Total shareholders’ equity was $957.4 million as of December 31, 2016, compared to $830.3 million as of December 31, 2015, an increase of $127.1 million or 15.3%. The growth in shareholders’ equity was driven by net investment income of $146.4 million, a foreign exchange gain of $4.9 million and other underwriting income of $3.7 million, offset in part by preferred dividends of $19.6 million and an underwriting loss of $8.3 million. The 2016 underwriting loss was inclusive of $2.9 million in certain corporate expenses relating to the establishment of our U.S. and European insurance platforms.

Investment portfolios
The table below summarizes the credit quality of our total investments as of September 30, 2018, December 31, 2017, 2016 and 2015, as rated by Standard & Poor’s Financial Services, LLC, or Standard & Poor’s, Moody’s Investors Service, or Moody’s, or Fitch Ratings Inc., or Fitch, as applicable:

	Credit Rating (1)
September 30, 2018	Fair Value	AAA	AA	A	BBB	BB	B	CCC	C	D	Not Rated
	($ in thousands)
Term loan investments	$1,060,004	$—	$—	$—	$—	$76,472	$675,542	$225,702	$—	$—	$82,288
Fixed maturities:
Corporate bonds	699,616	3,902	58,090	143,482	66,889	16,616	220,236	155,091	2,450	—	32,860
U.S. government and government agency bonds	262,596	—	262,596	—	—	—	—	—	—	—	—
Asset-backed securities	213,530	22,088	2,853	6,919	83,817	30,340	27,126	1,246	—	—	39,141
Mortgage-backed securities	6,552	—	—	—	—	565	—	—	—	4,997	990
Non-U.S. government and government agency bonds	136,643	5,292	122,834	8,517	—	—	—	—	—	—	—
Municipal government and government agency bonds	7,584	6,391	705	488	—	—	—	—	—	—	—
Total fixed income instruments	2,386,525	37,673	447,078	159,406	150,706	123,993	922,904	382,039	2,450	4,997	155,279
Short term investments	224,525	6,239	122,376	15,850	72,167	—	7,893	—	—	—	—
Total fixed income instruments and short term investments	2,611,050	43,912	569,454	175,256	222,873	123,993	930,797	382,039	2,450	4,997	155,279
Other Investments	48,393
Equities	116,537
Total	$2,775,980	$43,912	$569,454	$175,256	$222,873	$123,993	$930,797	$382,039	$2,450	$4,997	$155,279
(1) For individual fixed maturity investments, Standard & Poor’s ratings are used. In the absence of a Standard & Poor’s rating, ratings from Moody’s are used, followed by ratings from Fitch.

		Credit Rating
December 31, 2017	Fair Value (1)	AAA	AA	A	BBB	BB	B	CCC	CC	D	Not Rated
	($ in thousands)
Term loan investments	$877,818	$—	$—	$—	$42,673	$68,556	$526,183	$131,743	$4,485	$4,324	$99,854
Fixed maturities:
Corporate bonds	715,891	9,263	63,651	131,605	43,657	57,037	157,702	194,409	—	5,584	52,983
U.S. government and government agency bonds	231,019	14,676	216,343	—	—	—	—	—	—	—	—
Asset-backed securities	101,147	12,201	3,003	3,419	—	15,353	34,155	—	—	—	33,016
Mortgage-backed securities	9,290	—	—	—	—	—	1,027	—	—	6,682	1,581
Non-U.S. government and government agency bonds	104,205	2,785	95,514	5,906	—	—	—	—	—	—	—
Municipal government and government agency bonds	15,481	13,721	1,265	495	—	—	—	—	—	—	—
Total fixed income instruments	2,054,851	52,646	379,776	141,425	86,330	140,946	719,067	326,152	4,485	16,590	187,434
Short term investments	323,883	366	224,176	767	70,149	—	21,404	—	—	—	7,021
Total fixed income instruments and short term investments	2,378,734	53,012	603,952	142,192	156,479	140,946	740,471	326,152	4,485	16,590	194,455
Other Investments	49,613
Equities	67,868
Total	$2,496,215	$53,012	$603,952	$142,192	$156,479	$140,946	$740,471	$326,152	$4,485	$16,590	$194,455
(1) For individual fixed maturity investments, Standard & Poor’s ratings are used. In the absence of a Standard & Poor’s rating, ratings from Moody’s are used, followed by ratings from Fitch.

		Credit Rating
December 31, 2016	Fair Value (1)	AAA	AA	A	BBB	BB	B	CCC	D	Not Rated
	($ in thousands)
Term loan investments	$813,621	$—	$—	$—	$15,024	$112,298	$321,078	$222,490	$—	$142,731
Fixed maturities:
Corporate bonds	486,102	860	3,629	5,942	13,150	53,970	107,603	266,938	9,733	24,277
U.S. government and government agency bonds	196,942	—	196,942	—	—	—	—	—	—	—
Asset-backed securities	30,324	—	—	—	—	9,940	3,195	—	—	17,189
Non-U.S. government and government agency bonds	15,452	—	15,452	—	—	—	—	—	—	—
Municipal government and government agency bonds	4,313	429	2,576	1,039	—	—	—	—	—	269
Total fixed income instruments	1,546,754	1,289	218,599	6,981	28,174	176,208	431,876	489,428	9,733	184,466
Short-term investments	374,480	—	—	108,662	262,291	—	—	—	—	3,527
Total fixed income instruments and short-term investments	1,921,234	1,289	218,599	115,643	290,465	176,208	431,876	489,428	9,733	187,993
Equities	2,315
Total	$1,923,549	$1,289	$218,599	$115,643	$290,465	$176,208	$431,876	$489,428	$9,733	$187,993
(1) For individual fixed maturity investments, Standard & Poor’s ratings are used. In the absence of a Standard & Poor’s rating, ratings from Moody’s are used, followed by ratings from Fitch.

		Credit Rating
December 31, 2015	Fair Value (1)	AAA	AA	A	BBB	BB	B	CCC	D	Not Rated
	($ in thousands)
Term loan investments	$762,162	$—	$—	$—	$19,516	$121,714	$429,207	$147,755	$—	$43,970
Fixed maturities:
Corporate bonds	536,768	—	—	—	—	23,204	259,448	203,631	325	50,160
U.S. government and government agency bonds	114	—	114	—	—	—	—	—	—	—
Asset-backed securities	25,444	—	—	—	—	8,959	1,459	—	—	15,026
Non-U.S. government and government agency bonds	6,696	—	—	—	—	—	—	—	—	6,696
Total fixed income instruments	1,331,184	—	114	—	19,516	153,877	690,114	351,386	325	115,852
Short term investments	351,547	—	—	—	351,547	—	—	—	—	—
Total	$1,682,731	$—	$114	$—	$371,063	$153,877	$690,114	$351,386	$325	$115,852
(1) For individual fixed maturity investments, Standard & Poor’s ratings are used. In the absence of a Standard & Poor’s rating, ratings from Moody’s are used, followed by ratings from Fitch.

The amortized cost and fair value of our term loans, fixed maturities and short-term investments summarized by contractual maturity as of September 30, 2018, December 31, 2017, 2016 and 2015 were as follows:

	Amortized Cost	Fair Value	% of Fair Value
	($ in thousands)
September 30, 2018
Due in one year or less	$258,223	$257,634	9.9%
Due after one year through five years	1,312,515	1,300,571	49.7%
Due after five years through ten years	833,252	829,031	31.8%
Due after ten years	3,925	3,732	0.1%
Asset-backed securities	216,091	213,530	8.2%
Mortgage-backed securities	9,622	6,552	0.3%
Total	$2,633,628	$2,611,050	100.0%

December 31, 2017
Due in one year or less	$339,205	$339,358	14.3%
Due after one year through five years	1,197,346	1,193,733	50.2%
Due after five years through ten years	718,766	721,973	30.3%
Due after ten years	12,861	13,233	0.6%
Asset-backed securities	100,105	101,147	4.2%
Mortgage-backed securities	11,372	9,290	0.4%
Total	$2,379,655	$2,378,734	100.0%

December 31, 2016
Due in one year or less	$447,137	$446,743	23.3%
Due after one year through five years	900,587	909,235	47.3%
Due after five years through ten years	543,407	533,666	27.8%
Due after ten years	1,260	1,266	0.1%
Asset-backed securities	31,547	30,324	1.5%
Total	$1,923,938	$1,921,234	100.0%

December 31, 2015
Due in one year or less	$356,216	$354,448	21.1%
Due after one year through five years	547,716	508,645	30.2%
Due after five years through ten years	856,548	790,666	47.0%
Due after ten years	5,188	3,528	0.2%
Asset-backed securities	28,966	25,444	1.5%
Total	$1,794,634	$1,682,731	100.0%
Actual maturities may differ from contractual maturities because some borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Liquidity and capital resources
Cash flows
Our most significant source of operating cash flow is from premiums received from our insureds and reinsureds. Our underwriting operations provide liquidity in that premiums are received in advance, sometimes substantially in advance, of the time losses are paid. The period of time from the occurrence of a claim through the settlement of the resulting liability may extend many years into the future.
Our most significant operating cash outflow is for claim payments. Because the payment of claims occurs after the receipt of the premium, often years later, we invest the cash in various fixed income investments that earn interest. We also use cash to pay commissions to brokers, as well as to pay for ongoing operating expenses such as salaries, rent and taxes, and dividends on our contingently-redeemable preference shares. We have reinsurance agreements with Arch and others through which we cede a portion of our business. In purchasing reinsurance, we pay part of our premiums to reinsurers and collect cash back when our reinsurers reimburse us for losses subject to our reinsurance coverage.
The timing of our cash flows from operating activities can vary among periods due to the timing by which payments are made or received. Some of our payments and receipts, including loss settlements and subsequent reinsurance receipts, can be significant, so their timing can influence cash flows from operating activities in any given period.
Sources of liquidity include cash flows from operations, financing arrangements, or routine sales of investments. The following table summarizes our cash flows from operating, investing, and financing activities for the nine months ended September 30, 2018 and 2017 and the years ended December 31, 2017, 2016 and 2015:

	Nine Months Ended September 30,		Year Ended December 31,
	2018	2017	2017	2016	2015
	($ in thousands)
Cash and cash equivalents provided by (used for):
Operating activities	$174,287	$221,883	$292,225	$275,088	$302,556
Investing activities	(224,266)	(440,671)	(577,461)	(105,997)	(556,837)
Financing activities	61,917	198,757	262,307	(195,647)	353,096
Effects of exchange rate changes on foreign currency	(1,757)	2,289	2,539	(7,101)	(1,720)
Change in cash and cash equivalents	$10,181	$(17,742)	$(20,390)	$(33,657)	$97,095
Results for the nine months ended September 30, 2018:

•
Cash provided by operating activities for the nine months ended September 30, 2018 decreased from the same period in 2017 due to the timing of premium receipts and higher claim payments in 2018. We continued to generate significant operating cash inflows in all years presented, primarily driven by our premium receipts significantly exceeding the level of our paid claims.

•
Cash used for investing activities for the nine months ended September 30, 2018 was less than in the same period for 2017, as we used cash provided by operating activities and financing activities to fund a net increase in our investment portfolios.

•	Cash provided by financing activities for the nine months ended September 30, 2018 was less than in the same period for 2017 driven by lower net proceeds from borrowings used to purchase investments.

Results 2017 versus 2016:

•
Cash provided by operating activities for the year ended December 31, 2017 increased from the same period in 2016. We continued to generate significant operating cash inflows in all years presented, primarily driven by our premium receipts significantly exceeding the level of our paid claims.

•
Cash used for investing activities for the year ended December 31, 2017 was higher than in the same period for 2016, as we used cash provided by operating activities and financing activities to fund a net increase in our investment portfolios.

•	Cash provided by financing activities for the year ended December 31, 2017 was primarily driven by an increase in revolving credit agreement borrowings used to purchase investments.
Results 2016 versus 2015:

•
Cash provided by operating activities for the year ended December 31, 2016 decreased from the same period in 2015, due to increases in premiums receivable, funds held by reinsurers and claims payments, which were offset in part by a continued increase in our net premium volumes.

•
Cash used for investing activities for the year ended December 31, 2016 was lower than in the same period for 2015. During 2016, as credit spreads narrowed, we used cash provided by operating activities and financing activities to fund a net increase in our investment portfolios.

•
Cash used for financing activities for the year ended December 31, 2016 was driven by the repayment of borrowings previously used to purchase investments. Cash provided by financing activities for the year ended December 31, 2015 was related to the increase in revolving credit agreement borrowings used to purchase investments.

Our investments in certain securities may be illiquid due to contractual provisions or investment market conditions. Changes in general economic conditions could have a material adverse effect on the value and liquidity of securities in our investment portfolios. If we require significant amounts of cash on short notice in excess of anticipated cash requirements, we may have difficulty selling these investments in a timely manner or may be forced to sell or otherwise liquidate them at unfavorable values.
The primary goals of our asset liability management process are to satisfy insurance liabilities and maintain sufficient liquidity to cover fluctuations in projected liability cash flows, including payment of dividends on our preference shares and other debt service obligations. We do not explicitly implement an exact cash flow match in each period. However the substantial degree by which the fair value of our investment portfolios exceeds the expected present value of the net underwriting liabilities, as well as the ongoing cash flow from premiums and contractual principal and interest payments received from our investment portfolios, provide assurance of our ability to fund the payment of claims and to service our other outstanding obligations without having to sell securities at distressed prices. We believe that, generally, the combination of premium receipts and the expected principal and interest payments produced by our predominantly fixed income investment portfolios will adequately fund future claim payments and other liabilities when due.
Capital resources
In addition to the common shares and contingently-redeemable preference shares we issued in our initial funding, we have arranged credit facilities to support our business operations. We believe that we hold sufficient capital to allow us to take advantage of market opportunities and to maintain our financial strength ratings, as well as to comply with all applicable statutory regulations.
We monitor our capital adequacy on a regular basis and will seek to adjust our capital base (up or down) according to the needs of our business. As part of our capital management program, we may seek to raise additional capital or may seek to return capital to our shareholders through share repurchases, cash dividends or other methods (or a combination of such methods). Any such determination will be at the discretion of our board of directors and will be dependent upon our profits, financial requirements and other factors, including legal restrictions, rating agency requirements and such other factors as our board of directors deems relevant. In connection with the listing of our common shares on the NASDAQ Global Market, our board of directors intends to authorize a share repurchase program that we may implement, from time to time, following the listing. Other than pursuant to this share repurchase program, at the present time, we do not expect to repurchase common shares, declare or pay dividends on our common shares or otherwise return capital to our common shareholders for the foreseeable future.
The following table summarizes our consolidated capital position:

	September 30, 2018		December 31, 2017
	Amount	% of Total Capital	Amount	% of Total Capital
	($ in thousands)
Preferred shares	$220,899	18.3%	$220,622	18.9%
Shareholders’ equity	985,355	81.7%	947,882	81.1%
Total capital	$1,206,254	100.0%	$1,168,504	100.0%
The future capital requirements of our business will depend on many factors, including our ability to write new business successfully and to establish premium rates and reserves at levels sufficient to cover losses. Our ability to underwrite is largely dependent upon the quality of our claims paying and financial strength ratings as evaluated by independent rating agencies. In particular, we require (1) sufficient capital to maintain our financial strength ratings, as issued by ratings agencies, at a level considered necessary by management to enable our key operating subsidiaries to compete; (2) sufficient capital to enable our underwriting subsidiaries to meet the capital adequacy tests mandated by regulatory agencies in Bermuda, the United States and other key markets; and (3) sufficient letter of credit and other credit facilities to enable Watford Re to post regulatory and commercially required letters of credit and other forms of collateral that are necessary for it to write business.
To the extent that our existing capital is insufficient to fund our future operating requirements or maintain such ratings, we may need to raise additional funds through financings or limit our growth. However, we can provide no assurance that, if needed, we would be able to obtain additional funds through financing on satisfactory terms or at all. Adverse developments in the financial markets, such as disruptions, uncertainty or volatility in the capital and credit markets may result in realized and unrealized capital losses that could have a material adverse effect on our results of operations, financial position and our businesses, and may also limit our access to capital required to operate our business.
If we are not able to obtain adequate capital, our business, results of operations and financial condition could be adversely affected, which could include, among other things, the following possible outcomes: (1) potential downgrades in the financial strength ratings assigned by ratings agencies to our operating subsidiaries, which could place those operating subsidiaries at a competitive disadvantage compared to higher-rated competitors; (2) reductions in the amount of business that our operating subsidiaries are able to write in order to meet capital adequacy-based tests enforced by regulatory agencies; and (3) any resultant ratings downgrades could, among other things, affect our ability to write business and increase the cost of bank credit and letters of credit. In addition, under certain of the reinsurance agreements assumed by our reinsurance operations, upon the occurrence of a ratings downgrade or other specified triggering event with respect to our reinsurance operations, such as a reduction in surplus by specified amounts during specified periods, our ceding company clients may be provided with certain rights, including, among other things, the right to terminate the subject reinsurance agreement and/or to require that our reinsurance operations post additional collateral.
The holders of our preference shares have the option, at any time on or after June 30, 2034, to redeem their preference shares at the liquidation price of $25.00 per share. We have the right to redeem any or all of our preference shares on or after June 30, 2019 at the original purchase price of $25.00 per share.
In addition to the capital provided by the sale of common shares and preference shares, we may depend on external sources of finance to support our underwriting activities, such as bank credit facilities providing loans and/or letters of credit. As noted above, additional equity or debt financing, if available at all, may be on terms that are unfavorable to us. In the case of equity financings, dilution to our shareholders could result, and, in any case, such securities might have rights, preferences and privileges that are senior to those of our outstanding securities.
Ratings
Our operating subsidiaries, Watford Re, WICE, WIC, and WSIC, each carry a financial strength rating of “A-” (Excellent) from A.M. Best. A.M. Best assigns 16 ratings to insurance companies, which currently range from “A++” (Superior) to “F” (In Liquidation). “A-” (Excellent) is the fourth highest rating issued by A.M. Best. The “A-” (Excellent) rating is assigned to insurers that have, in A.M. Best’s opinion, an excellent ability to meet their ongoing obligations to policyholders. Each of our operating subsidiaries also carries a financial strength rating of “A” from KBRA. KBRA assigns 22 ratings to insurance companies, which currently range from “AAA” to “D”. The “A” rating, KBRA’s sixth highest rating category, is assigned to insurers for which, in KBRA’s opinion, the insurer’s financial condition is sound and the entity is likely to meet its policyholder obligations under difficult economic, financial and business conditions. These respective ratings are intended to provide an independent opinion of an insurer’s ability to meet its obligation to policyholders and neither is an evaluation directed at investors. See also “Item 1A. Risk Factors-Risks related to our insurance and reinsurance business-A downgrade or withdrawal of our financial strength ratings by insurance rating agencies could adversely affect the volume and quality of business presented to us and could negatively impact our relationships with clients and the sales of our products.”
The financial strength ratings assigned by A.M. Best and KBRA, respectively, have an impact on the ability of Watford Re to attract reinsurance clients, and also on the ability of our insurance subsidiaries to attract and retain program administrators, agents, brokers and insureds. The A.M. Best “A-” (Excellent) rating and KBRA “A” rating obtained by Watford Re, WICE, WIC, and WSIC are each consistent with our business plan and allow us to actively pursue relationships with the types of cedants, program administrators, agents, brokers and insureds targeted in our marketing plan.
Underwriting, natural and man-made catastrophic events
The broader P&C insurance and reinsurance market in which we operate has long been subject to market cycles. “Soft” markets occur when the supply of insurance capital in a given market or territory is greater than the amount of insurance capital necessary to meet the coverage needs of the insureds in that market. When this occurs, insurance prices tend to decline and policy terms and conditions become more favorable to the insured. Conversely, there are periods when there is not enough insurance capital in the market to meet insureds’ needs, leading to a “hard” market during which insurance prices generally rise and policy terms and conditions become more favorable to the insurer.
The overall insurance and reinsurance market has not experienced true cyclicality in the period since our inception in 2014. Instead, the reinsurance industry has had a gradual softening in response to a surplus of reinsurance industry capital and, prior to the second half of 2017, a number of years of benign catastrophe activity. However, as the result of recent Atlantic hurricanes, earthquake activity and U.S. wildfires in 2017, pricing on certain product lines appears to be firming and becoming more attractive on a risk-adjusted basis.
There have recently, however, been certain product lines that have experienced a favorable hardening, such as European motor insurance. The rates for these particular lines have been rising as a result of several years of higher than expected losses, as well as regulatory changes impacting loss costs. As rates and commensurate risk-adjusted returns have risen, we have increased our writings in those lines.
Since the formation of WICE, we have grown our European motor insurance business. The following chart details gross premiums written generated by WICE for the three and nine months ended September 30, 2018 and 2017, and for the years ended December 31, 2017, 2016 and 2015. The majority of such premiums relate to European motor insurance.

	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ended December 31,
	2018	2017	2018	2017	2017	2016	2015
	($ in thousands)
WICE gross premiums written	$46,430	$39,656	$137,192	$88,402	$115,549	$57,511	$12,106
In addition, certain “new” product lines, such as mortgage reinsurance (having historically been written by captive insurers allied with primary mortgage insurers or mortgage lenders), are now more widely available due to risk transfer programs initiated over the past few years by the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation. We believe the pricing for mortgage reinsurance is attractive on a risk-adjusted basis and have increased our writings as a result.
We target a medium- to long-term, lower volatility underwriting portfolio with tightly managed natural catastrophe exposure in order to reduce the likelihood that our capital and/or liquidity position would be adversely affected by a catastrophe event. We seek to limit our modeled net probable maximum loss, or PML, for property catastrophe exposures for each peak peril and peak zone from a modeled 1-in-250 year occurrence to no more than 10% of our total capital, which is less than most of our principal reinsurance competitors. As of September 30, 2018 our largest modeled peak peril and zone net occurrence PML was 2.3%, respectively, of our total capital. Our conscious effort to limit our catastrophe exposure is designed to lower the volatility of our overall underwriting portfolio and to provide greater certainty as to future claims-related payout patterns and timing. Our casualty-focused portfolio’s payout pattern is slower than that of most competitors due to the longer tail lines of business we write, and that slower payout pattern provides us with the potential for greater investment income on those premiums.
While we seek to limit our exposure to catastrophic events to a level with which we feel comfortable given the liquidity profile of our underwriting portfolio and investment portfolios, we do assume meaningful aggregate exposures to natural and man-made catastrophic events. Catastrophes can be caused by various events, including hurricanes, floods, windstorms, earthquakes, hailstorms, tornadoes, explosions, severe winter weather, fires, droughts and other natural disasters. Catastrophes can also cause losses in non-property business such as workers’ compensation or general liability. In addition to the general nature of the risks inherent in writing property business, we believe that economic and geographic trends affecting insured property, including inflation, property value appreciation and geographic concentration, tend to generally increase the size of losses from catastrophic events over time.
We monitor our exposure to catastrophic events, including earthquake and wind and periodically reevaluate the estimated PML for such exposures. Our estimated PML is determined through the use of modeling techniques, but such estimate does not represent our total potential loss for such exposures. Net PML estimates are net of expected reinsurance recoveries, before income tax and before excess reinsurance reinstatement premiums. Such modeled loss estimates are reflective of the zone indicated and not the entire portfolio. Since hurricanes and windstorms can affect more than one zone and make multiple landfalls, our loss estimates include clash estimates from other zones. Our loss estimates do not represent our maximum exposures and it is highly likely that our actual incurred losses would vary materially from the modeled estimates. There can be no assurances that we will not suffer pre-tax losses greater than 10% of total capital from one or more catastrophic events due to several factors, including the inherent uncertainties in estimating the frequency and severity of such events and the margin of error in making such determinations resulting from potential inaccuracies and inadequacies in the data provided by clients and brokers, the modeling techniques and the application of such techniques or as a result of a decision to change the percentage of shareholders’ equity exposed to a single catastrophic event. In addition, our actual losses may increase if our reinsurers fail to meet their obligations to us or the reinsurance protections purchased by us are exhausted or are otherwise unavailable. See “Item 1A. Risk Factors-Risks related to our insurance and reinsurance business.” Depending on business opportunities and the mix of business that may comprise our underwriting portfolio, we may seek to adjust our self-imposed limitations on PML for catastrophe-exposed business.
Contractual obligations and commitments
Letter of credit and revolving credit facilities
On May 16, 2018, Watford Re renewed its letter of credit facility with Lloyds Bank Plc, New York Branch. The Lloyds facility amount is $100.0 million and was renewed through to May 16, 2019. The principal purpose of the Lloyds facility is to issue, as required, evergreen standby letters of credit in favor of primary insurance or reinsurance counterparties with which we have entered into reinsurance arrangements to ensure that such counterparties are permitted to take credit for reinsurance obtained from us as required under insurance regulations in the United States. The amount of letters of credit issued is driven by, among other things, the timing and payment of catastrophe losses, loss development of existing reserves, the payment pattern of such reserves, the further expansion of our business and the loss experience of such business. When issued, the letters of credit are secured by certificates of deposit or cash. In addition, the Lloyds facility also requires the maintenance of certain covenants, with which we were in compliance as of September 30, 2018, December 31, 2017, 2016 and 2015. At such dates, we had approximately $72.2 million, $70.1 million, $65.9 million and $65.6 million respectively, in outstanding letters of credit issued from the Lloyds facility, which were secured by certificates of deposit. These collateral amounts are reflected as short-term investments in our consolidated balance sheets.
On November 30, 2017, Watford Re amended and restated its $800.0 million secured credit facility with Bank of America, N.A. through Watford Trust, which had originally been entered into in June 2015. Watford Re owns all of the beneficial interests of Watford Trust. The facility expires on November 30, 2021 and is backed by a portion of Watford Re’s non-investment grade portfolio which has been transferred to Watford Trust and which continues to be managed by HPS pursuant to an investment management agreement between HPS and Watford Trust. The purpose of the facility is to provide borrowing capacity, including for the purchase of loans, securities and other assets and to distribute cash or any such loans, securities or other assets to Watford Re. Pursuant to our credit agreement, the bank assigns borrowing or letter of credit capacity (or “advance rate”) for each eligible asset type held in the trust. Under our credit agreement, advance rates range from 100% for cash and 80% for certain first-lien loans to 40% for certain small-issue unsecured bonds.
Borrowings on the facility may be made at LIBOR or an alternative base rate at our option, in either case plus an applicable margin. The applicable margin varies based on the applicable base rate and, in the case of LIBOR rate borrowings, the currency in which the borrowing is denominated. In addition, the facility allows for us to issue up to $400.0 million in evergreen standby letters of credit in favor of primary insurance or reinsurance counterparties with which we have entered into reinsurance arrangements. We pay a fee on each letter of credit equal to the amount available to be drawn under such letter of credit multiplied by an applicable percentage. The applicable percentage varies based on the currency in which the letter of credit is denominated.
The borrowings and outstanding letters from credit from the Bank of America secured credit facility were as follows:

	September 30,	December 31,
	2018	2017	2016	2015
	($ in thousands)
Borrowings to purchase investments	$128,269	$187,717	$256,650	$430,434
Borrowings to purchase collateral	301,487	253,416	—	—
Total Borrowings	429,756	441,133	256,650	430,434
Outstanding letters of credit	51,832	43,913	186,563	60,000
The secured credit facility contains various affirmative and negative covenants. As of September 30, 2018, December 31, 2017, December 31, 2016, and December 31, 2015, Watford Re was in compliance with all covenants contained in the Bank of America secured credit facility.
Custodian bank facility
As of September 30, 2018, December 31, 2017 and 2016, we borrowed $194.2 million, $108.0 million and $2.2 million from our custodian bank to purchase U.S.-denominated securities. As of September 30, 2018, the total borrowed amount of $194.2 million included 2.0 million Swiss Francs, or CHF, ($2.0 million) to purchase CHF-denominated securities. During the year ended December 31, 2015, we borrowed approximately €4.4 million ($4.8 million) from our custodian bank to purchase Euro-denominated securities. We pay interest based on 3-month LIBOR plus a margin and the borrowed amount is payable upon demand. The foreign exchange gain or loss on revaluation on the borrowed Euro denominated funds is included as a component of foreign exchange gains (losses) included in the consolidated statements of net income (loss).
The custodian bank requires us to hold cash and investments in deposit with, or in an investment account with respect to the borrowed funds. As at September 30, 2018, December 31, 2017, 2016 and 2015, we were required to hold $277.7 million, $150.5 million, $3.0 million and $7.1 million, respectively, in such deposits and investment accounts.
Pledged and restricted assets
For the benefit of certain Arch entities and other third parties that cede business to us, we are required to post and maintain collateral to support our potential obligations under reinsurance contracts that we write. This collateral can be in the form of either investment assets held in collateral trust accounts or letters of credit. Under our credit facilities, in order for us to have the bank issue a letter of credit to our reinsurance contract counterparty, we must post investment assets or cash as collateral to the bank. In either case, the amounts remain restricted for the duration of the term of the trust or letter of credit, as applicable. See Note 15 - “Commitments and contingencies-Letter of credit and revolving credit facilities” to our audited consolidated financial statements included elsewhere in this registration statement for further details.
As of September 30, 2018, December 31, 2017, 2016 and 2015, we held $2.3 billion, $2.0 billion, $1.6 billion and $1.2 billion, respectively, in pledged assets in support of insurance and reinsurance liabilities as well as to collateralize our credit facilities. Included within total pledged assets, we held $6.0 million, $6.0 million, $6.6 million and $0.1 million, respectively, in deposits with U.S. regulatory authorities.

The following table summarizes our assets pledged as collateral for credit and letter of credit facilities, assets held in trust for underwriting transactions and regulatory deposits as of September 30, 2018 and December 31, 2017, 2016 and 2015:

	September 30,	December 31,
	2018	2017	2016	2015
	($ in thousands)
Total investments pledged for BAML credit facility	$967,994	$986,126	$933,833	$781,055
Total investments pledged for custodian bank	277,720	150,480	3,007	7,145
Total investments pledged for Lloyds credit facility	72,167	70,149	65,926	65,624
Total investments held in trust as collateral for underwriting transactions and regulatory deposits	978,171	795,472	549,116	316,467

Contractual obligations and commitments
The following table illustrates our contractual obligations and commitments by due date as of September 30, 2018 and December 31, 2017, 2016 and 2015:

	Payments Due by Period
	Total	Less Than One Year	One Year to Less Than Three Years	Three Years to Less Than Five Years	More Than Five Years
	($ in thousands)
September 30, 2018
Estimated gross payments for losses and loss adjustment expenses (1)	$962,927	$220,108	$288,696	$158,435	$295,688
Revolving credit agreement borrowings (2)	623,942	623,942	—	—	—
Operating lease obligations	1,615	323	646	646	—
Total	$1,588,484	$844,373	$289,342	$159,081	$295,688
December 31, 2017
Estimated gross payments for losses and loss adjustment expenses (1)	$798,262	$178,688	$243,788	$133,205	$242,581
Revolving credit agreement borrowings (2)	549,165	549,165	—	—	—
Operating lease obligations	1,857	323	646	646	242
Total	$1,349,284	$728,176	$244,434	$133,851	$242,823
December 31, 2016
Estimated gross payments for losses and loss adjustment expenses (1)	$510,809	$124,276	$155,213	$86,764	$144,556
Revolving credit agreement borrowings (2)	258,861	258,861	—	—	—
Operating lease obligations	2,180	323	646	646	565
Total	$771,850	$383,460	$155,859	$87,410	$145,121
December 31, 2015
Estimated gross payments for losses and loss adjustment expenses (1)	$290,997	$66,358	$90,209	$50,965	$83,465
Revolving credit agreement borrowings (2)	435,278	435,278	—	—	—
Operating lease obligations	2,503	323	646	646	888
Total	$728,778	$501,959	$90,855	$51,611	$84,353
(1) The estimated expected contractual commitments related to the reserves for loss and loss adjustment expenses are presented on a gross basis (not reflecting any corresponding reinsurance recoverable amounts that would be due to us).
(2) Revolving credit agreement borrowings include borrowings from our custodian bank to purchase securities, which is payable on demand. Therefore we have assumed that these payments will be made within one year, but payment may occur over a longer period of time.
Reserves for losses and loss adjustment expenses represent our best estimate of the ultimate cost of settling reported and unreported claims and related expenses. As discussed previously, the estimation of loss and loss expense reserves is based on various complex and subjective judgments.

Actual losses and settlement expenses we are ultimately required to pay may deviate, perhaps substantially, from the reserve estimates reflected in our financial statements. Similarly, the timing for payment of our estimated losses is not fixed and is not determinable on an individual or aggregate basis. The assumptions used in estimating the payments due by period are based on industry and peer-group claims payment experience. Due to the uncertainty inherent in the process of estimating the timing of such payments, there is a risk that the amounts paid in any period can be significantly different than the amounts discussed above. Amounts discussed above are gross of anticipated amounts recoverable from reinsurers. Reinsurance balances recoverable on reserves for losses and loss adjustment expenses are reported separately as assets, instead of being netted with the related liabilities, since having purchased reinsurance does not discharge us of our liability to policyholders. Reinsurance balances recoverable on reserves for paid and unpaid losses and loss adjustment expenses as of September 30, 2018, December 31, 2017, 2016 and 2015 totaled $69.8 million, $42.8 million, $24.4 million, and $14.1 million, respectively.
Inflation
The effects of inflation are considered implicitly in pricing our contracts and policies through the modeled components such as demand surge. Loss reserves are established to recognize likely loss settlements at the date payment is made. Those reserves inherently recognize the effects of inflation. The actual effects of inflation on our results cannot be accurately known, however, until claims are ultimately resolved.
Off-balance sheet arrangements
We are not party to any transaction, agreement or other contractual arrangement to which an entity unconsolidated with us is a party that management believes is reasonably likely to have a current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.
Quantitative and qualitative disclosures about market risk
We believe we are principally exposed to the following types of market risk:

•	foreign currency risk;

•	interest rate risk;

•	credit spread risk;

•	credit risk;

•	liquidity risk; and

•	political risk.
Foreign currency risk
Underwriting contracts and policies
We have foreign currency exposure related to non-U.S. dollar denominated contracts and policies. Of our gross premiums written from inception, $962.5 million, or 38.7%, were written in currencies other than the U.S. dollar. For these contracts, non-U.S. dollar assets generally offset liabilities in the same non-U.S. dollar currencies resulting in minimal net exposure. As of September 30, 2018, December 31, 2017, 2016 and 2015, loss and loss adjustment expense reserves included $306.8 million, $224.8 million, $100.3 million and $55.0 million, respectively, in foreign currencies.

Investments
We are exposed to foreign currency risk through cash and investments in loans and securities denominated in foreign currencies. Foreign currency exchange rate risk is the potential for adverse changes in the U.S. dollar value of investments (long and short) and foreign currency derivative instruments, which we may employ from a risk management perspective, due to a change in the exchange rate of the foreign currency in which cash and financial instruments are denominated. As of September 30, 2018, December 31, 2017, 2016 and 2015, our total net long exposure to foreign denominated investments represented 9.0%, 7.6%, 2.0% and 1.7% of our total investment portfolios of $2.8 billion, $2.5 billion, $1.9 billion and $1.7 billion, respectively.
The following table summarizes the net impact that a 10% increase and decrease in the value of the U.S. dollar against select foreign currencies in which we have written contracts and policies would have had on the value of our shareholders’ equity as of September 30, 2018, December 31, 2017, 2016 and 2015:

	September 30,	December 31,
	2018	2017	2016	2015
(U.S. dollars in thousands, except per share data)
Assets, net of insurance liabilities, denominated in foreign currencies, excluding shareholders’ equity and derivatives	$59,593	$47,763	$20,799	$(17,510)
Shareholders’ equity denominated in foreign currencies (1)	(24,399)	(25,708)	(16,081)	(11,496)
Net assets denominated in foreign currencies	$35,194	$22,055	$4,718	$(29,006)
Pre-tax impact of a hypothetical 10% appreciation of the U.S. Dollar against foreign currencies:
Shareholders’ equity	$(3,519)	$(2,206)	$(472)	$2,901
Book value per common share	$(0.16)	$(0.10)	$(0.02)	$0.13
Pre-tax impact of a hypothetical 10% decline of the U.S. Dollar against foreign currencies:
Shareholders’ equity	$3,519	$2,206	$472	$(2,901)
Book value per common share	$0.16	$0.10	$0.02	$(0.13)
(1) Represents capital contributions held in the foreign currency of WICE.
Interest rate risk
Our investment portfolios include interest rate sensitive securities, such as corporate and sovereign debt instruments and asset-backed securities. One key market risk exposure for any debt instrument is interest rate risk. As interest rates rise, the market value of our fixed income portfolio may fall, and the opposite is generally true when interest rates fall. Based on historical observations, there is a low probability that all interest rate yield curves would shift in the same direction at the same time. Furthermore, at times interest rate movements in certain credit sectors exhibit a much lower correlation to changes in U.S. Treasury yields. Accordingly, the actual effect of interest rate movements may differ materially from the amounts set forth in the following tables.

The following table estimates the impact that a 50 basis point and 100 basis point increase or decrease in interest rates would have on the value of our non-investment grade and investment grade portfolios as of September 30, 2018, December 31, 2017, 2016 and 2015:

	Interest Rate Shift in Basis Points
(U.S. dollars in millions)	-100	-50	0	+50	+100
September 30, 2018
Total fair value	$2,812	$2,794	$2,776	$2,758	$2,741
Change from base	1.3%	0.6%	—%	(0.6)%	(1.3)%
Change in unrealized value	$36	$18	$—	$(18)	$(35)

December 31, 2017
Total fair value	$2,536	$2,517	$2,496	$2,475	$2,454
Change from base	1.6%	0.8%	—%	(0.8)%	(1.7)%
Change in unrealized value	$40	$21	$—	$(21)	$(42)

December 31, 2016
Total fair value	$1,945	$1,934	$1,924	$1,913	$1,902
Change from base	1.1%	0.5%	—%	(0.6)%	(1.1)%
Change in unrealized value	$21	$10	$—	$(11)	$(22)

December 31, 2015
Total fair value	$1,701	$1,692	$1,683	$1,677	$1,671
Change from base	1.1%	0.5%	—%	(0.4)%	(0.7)%
Change in unrealized value	$18	$9	$—	$(6)	$(12)
Credit spread risk
We invest in credit spread sensitive assets, primarily debt assets. We consider the effect of credit spread movements on the market value of our fixed maturity investments, short-term investments, and certain of our other investments and the corresponding change in market value. As credit spreads widen, the fair value of our fixed income investments falls, and the converse is also true. Based upon historical observations, there is a low probability that credit spreads would change in the same magnitude across asset classes, industries, credit ratings, jurisdictions, and individual instruments. Accordingly, the actual effect of credit spread movements may differ materially from the amounts set forth in the following tables.

The following table summarizes the effect that an immediate, parallel shift in credit spreads in a static interest rate environment would have had on our portfolios as of September 30, 2018, December 31, 2017, 2016 and 2015:

	Percentage Shift in Credit Spreads
(U.S. dollars in millions)	-50%	-10%	0	+10%	+50%
September 30, 2018
Total fair value	$2,891	$2,793	$2,776	$2,742	$2,636
Change from base	4.1%	0.6%	—%	(1.2)%	(5.0)%
Change in unrealized value	$115	$17	$—	$(34)	$(140)

December 31, 2017
Total fair value	$2,722	$2,532	$2,496	$2,462	$2,336
Change from base	9.1%	1.4%	—%	(1.4)%	(6.4)%
Change in unrealized value	$226	$36	$—	$(34)	$(160)

December 31, 2016
Total fair value	$2,030	$1,945	$1,924	$1,903	$1,818
Change from base	5.5%	1.1%	—%	(1.1)%	(5.5)%
Change in unrealized value	$106	$21	$—	$(21)	$(106)

December 31, 2015
Total fair value	$1,878	$1,722	$1,683	$1,644	$1,488
Change from base	11.6%	2.3%	—%	(2.3)%	(11.6)%
Change in unrealized value	$195	$39	$—	$(39)	$(195)
Credit risk
Underwriting contracts and policies
We are exposed to credit risk from our clients relating to premiums receivable under our contracts and policies, and the possibility that counterparties may default on their obligations to us. The risk of counterparty default is partially mitigated by the fact that any amount owed to us from an insurance or reinsurance counterparty would be netted against any losses we would pay in the future. We monitor the collectability of these premiums on a regular basis.
Investments
Our investment strategy is to invest primarily in the debt obligations of non-investment grade corporate issuers. We rely upon our investment managers to invest our funds in debt instruments that provide an attractive risk-adjusted return, but the value we ultimately receive from these debt instruments is dependent upon the performance of the issuers of such obligations. In addition, the securities and cash in our investment portfolios are held with several custodians and prime brokers, subjecting us to the related credit risk from the possibility that one or more of them may default on their obligations to us. Our investment managers regularly monitor the concentration of credit risk with each broker and if necessary, transfer cash or securities among brokers to diversify and mitigate our credit risk.

Liquidity risk
Certain of our investments are, or may become, illiquid. Disruptions in the credit markets may materially affect the liquidity of certain investments including our Level 3 (non-quoted) assets, which as of September 30, 2018, December 31, 2017, 2016 and 2015, represented 5.3%, 5.6%, 5.0% and 3.9% of our total investments, respectively. If we require significant amounts of cash on short notice in excess of normal cash requirements, which could include the payment of claims expenses or to satisfy a requirement of rating agencies in a period of market illiquidity, certain of our investments may be difficult to sell in a timely manner and may have to be sold or otherwise liquidated for less than what may otherwise have been possible under normal market conditions.
Political risk
We are exposed to political risk to the extent that we underwrite business from entities located in foreign markets; we operate through subsidiaries located in Bermuda, the United States and Gibraltar, and to the extent that HPS or AIM trade securities or assets that are originated, listed, or traded in various U.S. and foreign markets. The governments in any of these jurisdictions could impose restrictions, regulations or other measures which may have a material impact on our investment strategy, the value of our investments and our underwriting operations.
We do not currently write political risk coverage in our insurance or reinsurance contracts; however, changes in government law and regulation may impact our underwriting operations.

Item 3. Properties
Our headquarters is located in leased office space that we maintain at Waterloo House in Hamilton, Bermuda. This lease runs through September 2, 2023 and we have the option to renew it for up to an additional ten years. We also maintain an office for our U.S.-based insurance subsidiaries in Morristown, New Jersey. Our Gibraltar insurance subsidiary currently operates from a shared office arrangement. We believe this office space will be sufficient for us to conduct our operations for the foreseeable future.

Item 4. Security Ownership of Certain Beneficial Owners and Management
Principal shareholders
The following table sets forth certain information regarding the beneficial ownership of our common shares as of January 29, 2019 by:

•	each person who is known by us to beneficially own more than 5% of our common shares;

•	each of our directors;

•	each of the named executive officers; and

•	all of our directors and executive officers as a group.
For purposes of the table below, the percentage ownership calculations for beneficial ownership are based on 22,682,875 common shares outstanding as of December 31, 2018.
Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of such securities, or to dispose or direct the disposition of such securities or has the right to acquire such securities or such powers within 60 days. Common shares that may be acquired by an individual or group within 60 days pursuant to the exercise of options, warrants or other rights are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each beneficial owner identified in the table possesses sole voting and investment power over all common shares shown as beneficially owned by the beneficial owner.

Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is Waterloo House, 1st Floor, 100 Pitts Bay Road, Pembroke HM 08, Bermuda.

	Common shares beneficially owned
Name and address of beneficial owner	Number	Percentage
Arch Reinsurance Ltd. (1)	3,475,503	14.7%
Named executive officers and directors:
John F. Rathgeber	12,500	*
Walter Harris	27,500	*
Nicolas Papadopoulo	62,500	*
Maamoun Rajeh	12,500	*
Laurence B. Richardson, II	2,500	*
Roderick Romeo	625	*
Deborah DeCotis	—	—
Thomas Miller	—	—
Elizabeth Gile	—	—
Robert L. Hawley	—	—
Jonathan D. Levy	—	—
Garth Lorimer Turner	—	—
All named executive officers and directors as a group:	118,125	0.5%
(1) Includes 975,503 common shares issuable upon the exercise of warrants. These warrants will become exercisable upon the listing of our common shares on the NASDAQ Global Market.
* Denotes less than 1%.

Item 5. Directors and Executive Officers
The following table sets forth the names, ages as of September 30, 2018 and positions of the individuals who will serve as our directors and executive officers following the listing of our common shares on the NASDAQ Global Market.

Name	Age	Title and Position
Executive Officers and Directors
John F. Rathgeber	63	Chief Executive Officer and Director
Walter Harris	66	Chairman of the Board and Director
Maamoun Rajeh	47	Director
Nicolas Papadopoulo	56	Director
Garth Lorimer Turner	52	Director
Deborah DeCotis	65	Director
Thomas Miller	62	Director
Elizabeth Gile	62	Director
Jonathan D. Levy	42	President and Chief Risk Officer
Robert L. Hawley	49	Chief Financial Officer
Laurence B. Richardson II	60	Chief Operating Officer
Alexandre J.M. Scherer	50	Chief Executive Officer, WSIC and WIC
Roderick Romeo	49	Chief Accounting Officer
Biographical information
Biographical information on our directors and executive officers is set forth below.
John Rathgeber, Chief Executive Officer and Director. Mr. Rathgeber has served as our Chief Executive Officer and as a director since January 2014. From October 2009 to January 2014, Mr. Rathgeber was Vice Chairman of the Arch Worldwide Reinsurance Group and Chairman of Arch Reinsurance Company. He served as President and Chief Executive Officer of Arch Reinsurance Company for eight years beginning with its formation in December 2001. Prior to joining Arch Reinsurance Company, Mr. Rathgeber was Executive Vice President of the Financial Solutions Business Unit of St. Paul Re, the reinsurance operation of the St. Paul Companies. From 1996 until 1998, he served as Senior Vice President in the Non-Traditional Underwriting Department of F&G Re Inc., the reinsurance operation of USF&G Corp., and from November 1992 until 1996, Mr. Rathgeber was Vice President of Non-Traditional reinsurance at F&G Re. Mr. Rathgeber started his career at Prudential Re, the reinsurance operation of The Prudential Insurance Company of America, in 1980 and worked there until 1992. During that time, he held various underwriting positions and was also a director in Prudential Re’s Actuarial Department. He is a former Chairman of the Reinsurance Association of America and currently serves on its board of directors. Mr. Rathgeber received a B.A. from Williams College. He is a Chartered Property and Casualty Underwriter, a Fellow of the Casualty Actuarial Society and a Member of the American Academy of Actuaries.
We believe Mr. Rathgeber’s qualifications to serve on our board of directors include his many decades of insurance and reinsurance industry executive-level leadership and underwriting experience as well as his actuarial expertise.
Walter Harris, Chairman of the Board and Director. Mr. Harris has served as our Chairman of the Board since March 2014. Since October 2014, Mr. Harris has been President and Chief Executive Officer of FOJP Service Corporation, a provider of insurance and risk management advisory services to major healthcare organizations, and President and Chief Executive Officer of Hospitals Insurance Company, Inc., a provider of medical professional liability insurance to physicians and hospitals. Before joining FOJP Service Corporation and Hospitals Insurance Company, Mr. Harris served as Senior Advisor and Vice Chairman Emeritus to Alliant Insurance Services, Inc., one of the largest insurance brokerage firms in the United States from December 2010 to May 2013. Prior to joining Alliant, he served as Chairman and Chief Executive Officer of T&H Group, one of the largest privately held insurance brokerage firms in the United States, from 1980 until its acquisition by Alliant in 2010. Mr. Harris has also served as an advisor to investors in insurance entities as well as special counsel to several major insurance coverage litigations. He is currently a director of Loews Corp. and chairman of its audit committee. Mr. Harris received a B.A. from Stanford University, a J.D. from the University of California, Berkeley and an LLM in Taxation from the N.Y.U. School of Law.
We believe Mr. Harris’s qualifications to serve on our board of directors include his extensive background in the insurance industry, substantial board experience and his broad strategic and operational leadership.
Maamoun Rajeh, Director. Mr. Rajeh has served as our director since March 2018. Since October 2017, Mr. Rajeh has served as the Chairman and Executive Officer of Arch Worldwide Reinsurance Group. Prior to October 2017, Mr. Rajeh served as President and Chief Executive Officer of Arch Reinsurance Ltd since July 2014. Prior to July 2014, Mr. Rajeh served as President and Chief Executive Officer of Arch Reinsurance Europe Underwriting Limited since August 2012. Prior to August 2012, he served as Chief Underwriting Officer of Arch Reinsurance Ltd. since November 2005, which he had joined as an underwriter in 2001. Prior to joining Arch Reinsurance Ltd., Mr. Rajeh served as an Assistant Vice President at HartRe, a subsidiary of The Hartford Financial Services Group, Inc. Mr. Rajeh graduated from The Wharton School of Business of the University of Pennsylvania with a B.S. degree. He is also a Chartered Property Casualty Underwriter.
We believe Mr. Rajeh’s qualifications to serve on our board of directors include his many years of executive-level reinsurance industry leadership and his deep reinsurance industry underwriting experience.
Nicolas Papadopoulo, Director. Mr. Papadopoulo has served as our director since March 2014. Since October 2017, Mr. Papadopoulo has served as Chief Executive Officer of Arch Insurance Group, an officer position of Arch Capital Group Ltd. Prior to October 2017, Mr. Papadopoulo served as the Chief Executive Officer of Arch Reinsurance Group, also an officer position of Arch Capital Group Ltd. Prior to July 2014, Mr. Papadopoulo served as President and Chief Executive Officer of Arch Reinsurance Ltd. since November 2005. Prior to November 2005, Mr. Papadopoulo served as Chief Underwriting Officer of Arch Reinsurance Ltd. from October 2004. Mr. Papadopoulo joined Arch Reinsurance Ltd. in December 2001 as Senior Global Property Underwriter. Prior to joining Arch Reinsurance Ltd., he held various positions at Sorema N.A. Reinsurance Group, a U.S. subsidiary of Groupama S.A., a Paris-based global insurance group, from 1990, including Executive Vice President and Chief Underwriting Officer beginning in 1997. Prior to 1990, Mr. Papadopoulo was an insurance examiner with the Ministry of Finance, Insurance Department, in France. Mr. Papadopoulo graduated from École Polytechnique in France in 1986 and École Nationale de la Statistique et de l’Administration Économique in France with the French equivalent of a Ph.D. in 1989. He is also a member of the International Actuarial Association and a fellow at the French Actuarial Society.
We believe Mr. Papadopoulo’s qualifications to serve on our board of directors include his many years of executive-level reinsurance industry leadership, his deep insurance and reinsurance industry underwriting experience as well as his actuarial expertise.
Garth Lorimer Turner, Director. Mr. Lorimer Turner has served as our director since March 2014. Mr. Lorimer Turner currently serves as Co-Founder and Director of Cohort Limited, a Bermuda company founded in July 2012 which provides corporate management and consultancy services to offshore companies and funds and acts as a Trading Member of the Bermuda Stock Exchange. From August 2001 to July 2012, Mr. Lorimer Turner served as Managing Director of Jupiter Asset Management

(Bermuda) Limited, a wholly-owned subsidiary of Jupiter Fund Management Plc, a leading U.K. fund management group listed on the London Stock Exchange with products that range from unit trusts to investment companies and offshore funds. Mr. Lorimer Turner received an LL.B. from the University of Southampton, England and Law Society Finals from the College of Law at Lancaster Gate in London. Mr. Lorimer Turner is a qualified lawyer in England & Wales and Hong Kong and a Bermuda qualified barrister and attorney.
We believe Mr. Lorimer Turner’s qualifications to serve on our board of directors include his extensive experience in the investment and broader financial services industries and his general financial and business acumen, all of which have provided him with significant expertise relevant to our business model which combines insurance and reinsurance underwriting with an investment strategy designed to complement our target business mix.
Deborah DeCotis, Director. Ms. DeCotis has served as our director since March 2017. Ms. DeCotis is a retired Morgan Stanley Managing Director. Currently she serves as director on both Allianz Global Investors Capital LLC - Multi-Fund Board and the PIMCO Closed-End Funds Board. Her prior professional experience also includes being a director and member of the Audit and Governance Committee for Armor Holdings, a manufacturer of military-grade safety equipment, and she served as Lead Director during the sale of Armor to BAE. Prior to Armor she was an Executive Vice-President for Sotheby Holdings, Inc. Outside of the professional realm she is a member of Circle Financial Group and the Council of Foreign Relations. She also recently ended her term as a trustee on the board of Stanford University, where she previously served on the Advisory Council of Stanford Business School and was trustee and Chair of the Stanford Business School Trust where she was a recipient of the John W. Gardner Volunteer Leadership Award. In addition, Ms. DeCotis recently completed her ten year term as co-Chair of the Special Projects Committee at Memorial Sloane Kettering Hospital, having served on that Committee for 28 years. Ms. DeCotis holds a B.A. in Mathematics from Smith College and an M.B.A. from the Stanford Graduate School of Business, from which she graduated with distinction as a Miller Scholar.
We believe Ms. DeCotis’ qualifications to serve on our board of directors includes her broad and deep senior-level experience in the financial services industry as well as her service on the boards of several well-known registered investment funds.
Thomas Miller, Director. Mr. Miller has served as our director since May 2017. Mr. Miller retired from PricewaterhouseCoopers Bermuda in 2016, having been with the firm since 1984, where he served a wide variety of financial services and specifically insurance and reinsurance company clients. He became a partner of Coopers & Lybrand in 1991 and was managing partner of the firm at the time of the merger with Price Waterhouse in 1998 and was joint managing partner of the merged PwC firm until 2003. Mr. Miller lives in Bermuda and has served on the boards of a number of Bermuda organizations including Bermuda Government’s Audit Committee and The Bermuda Institute of Chartered Accountants. Mr. Miller obtained his professional designation as a Chartered Accountant in 1981. He received his Bachelor of Commerce from Queen’s University, Kingston Ontario, and holds the professional designation of FCPA.
We believe Mr. Miller’s qualifications to serve on our board of directors include his extensive experience and expertise in public accounting for public and private financial services companies as well as his general business acumen.
Elizabeth Gile, Director. Ms. Gile has served as our director since September 2017. Ms. Gile retired from Deutsche Bank AG in 2005, where she served as Managing Director and Global Head of the Loan Exposure Management Group. She spent the first 24 years of her career at J.P. Morgan, where she was responsible for High Grade Credit Markets trading, Credit Portfolio Management, Corporate Lending and Credit Research in North America. She is currently a member of the Board of Directors of KeyCorp, a bank holding company, Deutsche Bank Trust Company of the Americas, a subsidiary of Deutsche Bank AG, and of various funds managed by BlueMountain Capital, a diversified alternative asset manager. She is the head of the Risk Committee at both KeyCorp and

Deutsche Bank Trust Company of the Americas. Ms. Gile holds a Bachelor of Arts in Government and History from Dartmouth College, where she graduated Phi Beta Kappa, Summa Cum Laude.
We believe Ms. Gile’s qualifications to serve on our board of directors include her broad and deep corporate credit lending, trading and research expertise gained through her many years of senior-level management experience in the financial services industry, as well as her service on the boards of several large banks for which she is also the head of the Risk Committee.
Jonathan D. Levy, President and Chief Risk Officer. Mr. Levy has served as our President since February 2018 and our Chief Risk Officer since March 2014. Mr. Levy has over 20 years of insurance experience, most recently with Endurance Specialty Holdings Ltd., where he worked from July 2008 to March 2014, most recently serving as Senior Vice President and Chief Pricing Actuary of Global Insurance. His prior roles within Endurance include Chief Pricing Actuary of Bermuda Insurance, after joining Endurance in 2008 as its Corporate Actuary. Prior to Endurance, Mr. Levy was a Senior Consultant at Tillinghast (now Towers Watson) in Philadelphia where he provided consulting services for domestic and international insurers and reinsurers, as well as asbestos and pollution liability analyses for corporate and insurance clients. Prior to Tillinghast, Mr. Levy spent five years with ACE INA in Philadelphia, including three years in its run-off claims division, Brandywine Holdings. Mr. Levy holds an A.B. from Lafayette College. He is also a Fellow of the Casualty Actuarial Society and a member of the American Academy of Actuaries.
Robert L. Hawley, Chief Financial Officer. Mr. Hawley has served as our Chief Financial Officer since July 2015. Mr. Hawley has over 20 years of professional experience in public accounting and reinsurance. Prior to joining our company, he held the position of Vice President, Corporate Treasury Manager at XL Group Ltd. from January 2010 to July 2014. At XL Group Ltd., he was responsible for capital and collateral management, including debt capital market and credit facility transactions. From 2006 to 2009, Mr. Hawley worked at RenaissanceRe Holdings Ltd., Bermuda, as the Assistant Treasurer where his role included treasury, rating agency and investor relations management. From 2002 to 2006, he worked as Assistant Vice President, Account Executive at Marsh & McLennan Companies Inc., Bermuda and was responsible for management of several Fortune 500 captive insurance companies. Prior to that, Mr. Hawley was a Corporate Advisory Services Manager at KPMG LLP, London, Canada, from 1995 to 2002. Mr. Hawley is a Chartered Professional Accountant, Chartered Accountant and a member of the Chartered Professional Accountants of Ontario, Canada. Mr. Hawley received an Advanced Business Accounting Diploma from Fanshawe College, Ontario, Canada.
Laurence B. Richardson, II, Chief Operating Officer. Mr. Richardson has served as our chief operating officer since January 2017. From March 2012 to January 2017, he held the position of Senior Vice President-Capital Markets at Arch Capital Group Ltd., where he primarily focused on convergence transactions through which reinsurance risk is transferred to capital markets investors. In such capacity, Mr. Richardson was involved in the formation and launch of our company. Mr. Richardson was seconded to our company by Arch Capital Group Ltd. from July 1, 2016 to January 3, 2017. Prior to joining Arch Capital Group Ltd., Mr. Richardson held the position of Senior Vice President in the Ventures Group at RenaissanceRe, which develops and structures non-traditional reinsurance products, makes strategic investments and creates and manages RenaissanceRe’s joint ventures and other managed vehicles, including Top Layer Re, DaVinci Re, Timicuan Re, Starbound Re-I, Starbound Re-II and Channel Re. Mr. Richardson had joined RenaissanceRe in mid-2001.
Prior to joining RenaissanceRe, Mr. Richardson was an investment banker with over 15 years of experience in the structured products and securitization arena, having been employed at a number of nationally recognized Wall Street firms, including the investment banks of E. F. Hutton & Co., Donaldson, Lufkin & Jenrette Securities Corporation, and Alex Brown & Sons, Incorporated and prior thereto was an attorney with the law firm Thacher, Proffitt & Wood LLP. Mr. Richardson graduated from the University of Virginia with both a B.S. degree from the McIntire School of Commerce and a J.D. degree from the School of Law.

Alexandre J.M. Scherer, Chief Executive Officer of WSIC and WIC. Alexandre Scherer is the head of our U.S. insurance operations and has served as the President and Chief Executive Officer of WSIC and WIC since September 2015 and August 2016, respectively. Mr. Scherer has over 23 years of experience in the insurance and reinsurance industry, including 11 years with AXA Insurance Company, a subsidiary of AXA S.A., of which he served eight years as President, Chief Executive Officer and director, as well as three years as Executive Vice President and Chief Operating Officer. Mr. Scherer also served as President and Chief Executive Officer, as well as Executive Vice President and Chief Operating Officer, of AXA Liabilities Managers, Inc., a subsidiary of AXA S.A. specializing in non-life insurance and reinsurance legacy business acquisition and management. Prior to that, he served as Vice President, Alternative Risk Transfer Underwriter, as well as Risk Manager, at AXA Reinsurance Company. Mr. Scherer also served as Second Vice President of Sorema North America and Underwriter and Head of Alternative Risk Transfer of Sorema SA. Mr. Scherer holds a degree of Diplome d’Ingenieur from École Centrale Paris in France. He is a Qualified Actuary from the French Actuaries Institute (France) and a Member of the American Academy of Actuaries.
Roderick Romeo, Chief Accounting Officer. Mr. Romeo has served as our Chief Accounting Officer since January 1, 2017. Mr. Romeo has recently been promoted to Chief Financial Officer of Arch Reinsurance Ltd., and therefore will gradually transition from his duties as our Chief Accounting Officer over the next several months. Mr. Romeo has previously served as our Controller from July 2015 to December 2016, and our interim Chief Financial Officer from January 2014 to June 2015. Mr. Romeo is leased to us from Arch Reinsurance Ltd. where, prior to serving as its Chief Financial Officer, he served as the Controller of Strategic Ventures since July 2013. Prior to joining Arch Reinsurance Ltd., Mr. Romeo was the Controller of Aeolus Reinsurance Ltd., Aeolus Capital Management Ltd. and Aeolus Re Ltd.  While serving as Controller of Aeolus Reinsurance Ltd., he assisted in the formation of Aeolus Capital Management Ltd. and Aeolus Re Ltd. in 2011.  Prior to joining Aeolus Reinsurance Ltd. in July 2007, Mr. Romeo held various financial and accounting positions at several subsidiaries within XL Group Ltd. from February 2001 to June 2007. Prior to his positions at XL Group Ltd., Mr. Romeo served as an Assistant Manager in the Deposit Taking Division at the Bermuda Monetary Authority from January 2000 to January 2001. From 1994 through 1999, Mr. Romeo worked as an audit associate at PricewaterhouseCoopers.  Mr. Romeo graduated in 1994 from Saint Mary’s University, Halifax, Nova Scotia, Canada with a Bachelor of Commerce - Major in Accounting. Mr. Romeo is a Chartered Professional Accountant, Chartered Accountant and a member of the Chartered Professional Accountants of Bermuda.
Director independence
See “Item 7. Certain Relationships and Related Transactions, and Director Independence-Director independence.”
Family relationships
There is no family relationship between any director or executive officer and any other director or executive officer or any person nominated to become a director or executive officer.
Board composition
Our business and affairs are managed under the direction of our board of directors, which, pursuant to the common shareholders agreement, is comprised of seven directors. Any director may be removed by the shareholders for cause (as such term is defined in the bye-laws) upon the affirmative vote of the holders of a majority of the total combined voting power of the issued and outstanding shares entitled to vote for the election of directors. Additionally, directors appointed by Arch may be removed by Arch without cause.
Upon the listing of our common shares on the NASDAQ Global Market, in accordance with the terms of our bye-laws, our board of directors will be divided into three classes, designated Class I, Class II and Class III, with members of each class serving staggered three-year terms. Our bye-laws further provide that the authorized number of directors may be increased by resolution adopted by the affirmative vote of a majority of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.
Pursuant to the terms of our bye-laws and the common shareholders agreement entered into in connection with our original private placement in March 2014, Arch is entitled to appoint two individuals to our board of directors. See “Item 7. Certain Relationships and Related Transactions, and Director Independence-Common shareholders agreement-Arch board seats” and “Item 11. Description of Registrant’s Securities To Be Registered-Description of Share Capital-Certain bye-law provisions-Number of directors.” Maamoun Rajeh and Nicolas Papadopoulo have been appointed by Arch to our board of directors in accordance with our bye-laws and the common shareholders agreement.
When considering whether directors and nominees have the experience, qualifications, attributes or skills, taken as a whole, to enable the board of directors to satisfy its oversight responsibilities effectively in light of our business and structure, the board of directors focused primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth immediately above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business.
Committees of the board of directors
Our board of directors has an audit committee, compensation committee, investment committee, risk committee, strategy committee and underwriting committee and will establish a nominating and corporate governance committee upon the listing of our common shares on the NASDAQ Global Market. Our board of directors may have such other committees as the board of directors shall determine from time to time. Each of the standing committees of the board of directors has the composition and responsibilities described below.
Audit committee
Upon the listing of our common shares on the NASDAQ Global Market, our audit committee will consist of Thomas Miller, Walter Harris, Garth Lorimer Turner and Deborah DeCotis. Thomas Miller will serve as the chairperson of our audit committee. Our board of directors has determined that Thomas Miller, Walter Harris, Garth Lorimer Turner and Deborah DeCotis satisfy the criteria for “independence” under Rule 10A-3 under the Exchange Act and the applicable listing standards established by the NASDAQ Stock Market. Our audit committee, pursuant to its written charter, among other things, assists the board of directors in the oversight of: (i) the integrity of our financial statements; (ii) the effectiveness of the internal control over financial reporting; (iii) the independent auditor’s qualifications and independence; (iv) the performance of our internal audit function; (v) our compliance with legal and regulatory requirements; and (vi) the performance of our compliance function.
We expect that Thomas Miller will be designated as our “audit committee financial expert,” as that term is defined in the rules of the SEC.
Compensation committee
Upon the listing of our common shares on the NASDAQ Global Market, our compensation committee will consist of Walter Harris, Garth Lorimer Turner and Elizabeth Gile. Walter Harris will serve as the interim chairperson of our compensation committee. Our board of directors has determined that Walter Harris, Garth Lorimer Turner and Elizabeth Gile satisfy the criteria for “independence” under the applicable listing standards established by the NASDAQ Stock Market. Our compensation committee, pursuant to its written charter, among other things, assists the board of directors’ responsibility with respect to the oversight of: (i) setting the compensation of our executive officers; (ii) reviewing and making recommendations to the full board of directors regarding compensation of the board of directors; and (iii) performing such other duties and responsibilities as may be consistent with the provisions of its charter.
Nominating and corporate governance committee
Upon the listing of our common shares on the NASDAQ Global Market, our board of directors will establish a nominating and corporate governance committee, which will comprise of Deborah DeCotis, Walter Harris and Thomas Miller. Deborah DeCotis will serve as the chairperson of our nominating and corporate governance committee. Our board of directors has determined that Deborah DeCotis, Walter Harris and Thomas Miller satisfy the criteria for “independence” under the applicable listing standards established by the NASDAQ Stock Market. The nominating and corporate governance committee, pursuant to its written charter, among other things, will be responsible for: (i) identifying individuals qualified to become members of our board of directors and recommending candidates for election to our board of directors; (ii) reviewing the composition of the board of directors and its committees; (iii) developing and recommending to the board of directors corporate governance guidelines that are applicable to us; and (iv) and leading the board of directors in its annual review of performance.
Investment committee
Upon the listing of our common shares on the NASDAQ Global Market, our investment committee will consist of Elizabeth Gile, Walter Harris, John Rathgeber, Deborah DeCotis and Nicolas Papadopoulo. Elizabeth Gile will serve as the chairperson of the investment committee. Each member of the investment committee has knowledge or experience relating to corporate and other financial matters. Our investment committee, pursuant to its written charter, among other things, oversees the board of directors’ responsibilities relating to our investing affairs and recommends to the board of directors financial policies, strategic investments and overall investment policy, including review of manager selection, benchmarks, risk components and investment performance.
Risk committee
Upon the listing of our common shares on the NASDAQ Global Market, our risk committee will consist of Garth Lorimer Turner, Maamoun Rajeh, John Rathgeber and Elizabeth Gile. Garth Lorimer Turner will serve as the chairperson of the risk committee. Each member of the risk committee has knowledge or experience relating to investment risk, underwriting risk, and operational risk. Our risk committee, pursuant to its written charter, among other things, oversees our board of directors’ responsibilities related to overall risk appetite, risk tolerances, and risk policies.
Strategy committee
Upon the listing of our common shares on the NASDAQ Global Market, our strategy committee will consist of John Rathgeber, Walter Harris, Maamoun Rajeh and Nicolas Papadopoulo. John Rathgeber will serve as the chairperson of the strategy committee. Our strategy committee, pursuant to its written charter, manages our strategic direction within limits agreed, from time to time, with the board of directors. Subject to the foregoing, the strategy committee has primary authority for our strategy and operations, except for those matters reserved to the board of directors or any board committee, from time to time.
Underwriting committee
Upon the listing of our common shares on the NASDAQ Global Market, our underwriting committee will consist of Maamoun Rajeh, Walter Harris and John Rathgeber. Maamoun Rajeh will serve as the chairperson of the underwriting committee. Our underwriting committee, pursuant to its written charter, among other things, assists the board of directors in reviewing and evaluating our policies, guidelines, performance, risk management, processes and procedures relating to our underwriting risks.

Director compensation
Prior to the listing of our common shares on the NASDAQ Global Market, we paid an annual cash retainer of $90,000 per year to our independent directors for their service as members of the board of directors and any committees thereof. We also paid an annual cash retainer to Walter Harris of $125,000 per year for his service as chairman of the board of directors and any committees thereof. We did not pay any cash or equity director compensation to John Rathgeber, as he is compensated as an employee of our company. Prior to the listing, we also have not paid any cash or equity compensation to directors appointed by Arch to serve on our board of directors. All directors were reimbursed for reasonable out-of-pocket expenses incurred for their service as members of the board of directors and any committees of the board of directors.
Immediately following the 20th trading day of our common shares on the NASDAQ Global Market, each of our independent directors will receive the following compensation for services as a director:
An annual grant of $50,000 restricted share units of our common shares (based on the average of the closing price of our common shares on those 20 days), pursuant to the 2018 Incentive Plan.
We will reimburse our directors for reasonable travel and out-of-pocket expenses incurred in connection with attending our board of directors and committee meetings.
The table below indicates the elements and total value of all compensation earned by directors who served on our board of directions in the fiscal year ended December 31, 2017.
2017 Director Summary Compensation Table

	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Non-qualified Deferred Compensation Earnings	All Other Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)
John F. Rathgeber	$—						$—
Walter Harris	125,000						125,000
Francois Chavel (1)	90,000						90,000
Garth Lorimer Turner	90,000						90,000
Deborah DeCotis	67,500						67,500
Thomas Miller	60,000						60,000
Elizabeth Gile	37,500						37,500
Maamoun Rajeh (2)	—						—
Nicolas Papadopoulo	—						—
(1) Francois Chavel resigned as a director on February 15, 2018
(2) Maamoun Rajeh replaced Marc Grandisson as a director on March 7, 2018
Compensation committee interlocks and insider participation
None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of another entity that has one or more executive officers serving on our board of directors or compensation committee.

Code of business conduct and ethics
Upon the listing of our common shares on the NASDAQ Global Market, our board of directors will adopt a code of business conduct and ethics applicable to our employees, directors and officers, in accordance with applicable U.S. federal securities laws and the corporate governance rules of the NASDAQ Stock Market. Any waiver of this code may be made only by our board of directors and will be promptly disclosed as required by applicable U.S. federal securities laws and the corporate governance rules of the NASDAQ Stock Market.

Item 6. Executive Compensation
The following section provides compensation information pursuant to the scaled disclosure rules applicable to “emerging growth companies” under the rules of the SEC, including reduced narrative and tabular disclosure obligations regarding executive compensation.
Compensation policies and practices and risk management
When establishing and reviewing our compensation philosophy and programs, we consider whether such programs align the interests of our directors and officers with our interests and those of our shareholders and whether such programs encourage unnecessary or excessive risk taking. Base salaries are fixed in amount and, consequently, we do not see them as encouraging risk taking. Employees are also eligible to receive a portion of their total compensation in the form of annual cash bonus awards. While the annual cash bonus awards focus on achievement of annual goals and could encourage the taking of short-term risks at the expense of long-term results, our annual cash bonus awards represent only a portion of eligible employees’ total compensation and are tied to both corporate performance measures and the executive officer’s individual performance and are at the discretion of our compensation committee. We believe that the annual cash bonus awards appropriately align the interests of our officers with our interests and those of our shareholders and balance risk with the desire to focus eligible employees on specific goals important to our success and do not encourage unnecessary or excessive risk taking.
Following the listing of our common shares on the NASDAQ Global Market, we will also provide our named executive officers and other members of senior management and our directors with long-term equity awards to help further align their interests with our interests and those of our shareholders. See “-Summary compensation table” below for information regarding our named executive officers, “-2018 Stock Incentive Plan” below for additional discussion regarding our equity incentive plan, and “-Employment agreements” below for information regarding specific equity awards that will be made to our named executive officers and other members of senior management in connection with the listing and otherwise pursuant to the terms of their employment agreements. We believe that these awards will not encourage unnecessary or excessive risk taking, since the awards will generally be provided at the beginning of an employee’s tenure or at various intervals to award achievements or provide additional incentive to build long-term value and will generally be subject to vesting schedules to help ensure that executives and members of senior management and our directors have significant value tied to our long-term corporate success and performance.
We believe our compensation philosophy and programs encourage employees and directors to strive to achieve both short- and long-term goals that are important to our success and building shareholder value, without promoting unnecessary or excessive risk taking. We will review our compensation policies and practices periodically to determine whether such policies and practices are appropriate in light of our risk management objectives.
Summary compensation table
The following table shows the compensation earned by John F. Rathgeber, Jonathan D. Levy and Laurence B. Richardson, II (collectively, the “named executive officers”) for the year ended December 31, 2017.

Our compensation packages for our named executive officers primarily consist of salary and annual bonuses.

Name	Year	Salary ($)	Bonus ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
John F. Rathgeber Chief Executive Officer	2017	$450,000	$375,000	$36,000	$203,302	$1,064,302
Jonathan D. Levy President and Chief Risk Officer	2017	386,000	408,333	36,000	320,138	1,150,471
Laurence B. Richardson, II Chief Operating Officer	2017	307,500	155,000	26,898	154,890	644,288
2018 Stock Incentive Plan
We have adopted the Watford Holdings Ltd. 2018 Stock Incentive Plan, or the 2018 Incentive Plan, which permits us to provide equity-based compensation to our employees, directors, officers, advisors, consultants, and certain other service providers of our company and our affiliates in the form of options, share appreciation rights, dividend equivalent rights, restricted shares, restricted share units, performance shares, performance units, cash performance units and other equity-based awards.
Administration of the 2018 Incentive Plan. Our compensation committee has full authority to administer and interpret the 2018 Incentive Plan, to authorize the granting of awards, to determine the eligibility of employees, directors, officers, advisors, consultants and certain other service providers of our company and our affiliates to receive an award, to determine the number of common shares to be covered by each award, to determine the terms, provisions and conditions of each award (which may not be inconsistent with the terms of the 2018 Incentive Plan), to prescribe the form of instruments evidencing awards and to take any other actions and make all other determinations that it deems necessary or appropriate in connection with the 2018 Incentive Plan or the administration or interpretation thereof. In connection with this authority, the compensation committee may, among other things, establish performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse. Each member of the compensation committee is intended to be, to the extent required by Rule 16b-3 under the Exchange Act, a non-employee director.
Eligibility. All employees, directors, officers, advisors, consultants and certain other service providers of our company and our affiliates are eligible to receive awards under the 2018 Incentive Plan.
Share authorization. Our 2018 Incentive Plan provides for grants of equity-based awards of our common shares, subject to a ceiling of 4% of our fully-diluted common shares outstanding on the date we list our shares.  If an award or any portion of an award granted under the 2018 Incentive Plan is forfeited, cancelled, terminated, exchanged or surrendered without having been exercised or paid, as the case may be, the shares subject to the award or a portion of the award will again become available for the issuance of additional awards.  Unless extended by our board of directors with shareholder approval, no new award may be granted under the 2018 Incentive Plan after the tenth anniversary of the date that such plan was initially approved by our board of directors.
No repricing. Except in connection with certain corporate transactions, no amendment or modification may be made to an outstanding stock option or share appreciation right, including by replacement with or substitution of another award type, that would be treated as a repricing under applicable stock exchange rules or would replace stock options or share appreciation rights with an exercise price in excess of the fair market value of a share of our common shares with cash, in each case, without the approval of our shareholders (although appropriate adjustments may be made to outstanding stock options and share appreciation rights to achieve compliance with applicable law, including the Code).
Recoupment. Award agreements granted pursuant to the 2018 Incentive Plan may provide for mandatory repayment by the recipient to us of any gain realized by the recipient to the extent we are required to prepare a financial restatement, such that the amount of the previously awarded incentive compensation would have been lower had results been properly reported.
Awards under the 2018 Incentive Plan
Stock options and share appreciation rights. The terms of specific stock options shall be determined by the compensation committee. The exercise price of a stock option shall be determined by the compensation committee and reflected in the applicable award agreement. The exercise price with respect to stock options may not be lower than 100% of the fair market value of our common shares on the date of grant. Each stock option will be exercisable after the period or periods specified in the award agreement, which will generally not exceed 10 years from the date of grant. Stock options will be exercisable at such times and subject to such terms as determined by the compensation committee. We may also grant share appreciation rights, which are a right to receive a number of shares, or, in the discretion of the compensation committee, an amount of cash, or a combination of shares and cash, based upon the increase in the fair market value of the shares underlying the right during a stated period of time specified in the award agreement.
Restricted shares. A restricted share award is an award of common shares that is subject to restrictions on transferability and such other restrictions the compensation committee may impose at the date of grant. Grants of restricted common shares will be subject to vesting schedules and other restrictions as determined by the compensation committee. The restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established performance criteria, in such installments or otherwise, as the compensation committee may determine. Generally, a participant granted restricted common shares has all of the rights of a shareholder, including, without limitation, the right to vote and the right to receive dividends on the restricted common shares. Although dividends will be paid on restricted common shares, whether or not vested, at the same rate and on the same date as on our common shares (unless otherwise provided in an award agreement), holders of restricted common shares are prohibited from selling such shares until they vest.
Restricted share units. Restricted share units represent a right to receive the fair market value of a common share, or, if provided by the compensation committee, the right to receive the fair market value of a common share in excess of a base value established by the compensation committee at the time of grant. Restricted share units may generally be settled in cash or by transfer of common shares.
Dividend equivalents. A dividend equivalent is a right to receive (or have credited) the equivalent value (in cash or common shares) of dividends paid on common shares otherwise subject to an award. The compensation committee may provide that amounts payable with respect to dividend equivalents shall be converted into cash or additional common shares. The compensation committee will establish all other limitations and conditions of awards of dividend equivalents as it deems appropriate.
Other share-based awards. Our 2018 Incentive Plan authorizes the granting of other awards based upon our common shares (including the grant of securities convertible into common shares), subject to terms and conditions established at the time of grant.
Change in control. Notwithstanding any other provision of the 2018 Incentive Plan, in the event of a change in control, the surviving, successor or acquiring entity shall assume any outstanding stock options and awards or shall substitute economically equivalent options or awards for the outstanding options or awards, as applicable. If the surviving, successor or acquiring entity does not assume the outstanding stock options and awards or substitute economically equivalent stock options or awards for the outstanding stock options or awards, as applicable, or if our board of directors otherwise determines in its discretion, we shall give written notice to all participants advising that the 2018 Incentive Plan shall be terminated effective immediately prior to the change in control and all stock options and awards shall be deemed to be vested and, to the extent applicable exercised or settled immediately prior to the termination of the 2018 Incentive Plan.
Amendment; termination. Our board of directors may amend or terminate the 2018 Incentive Plan at any time; provided that no amendment or termination may materially and adversely affect the rights of participants with respect to outstanding awards. Our shareholders must approve any amendment if such approval is required under applicable law or stock exchange requirements. Our shareholders also must approve any amendment that changes the no-repricing provisions of the 2018 Incentive Plan. Unless terminated sooner by our board of directors or extended with shareholder approval, the 2018 Incentive Plan will terminate as to future awards on the tenth anniversary of the adoption of the 2018 Incentive Plan.
Employment agreements
John F. Rathgeber
We have entered into an employment agreement with our Chief Executive Officer, John F. Rathgeber. We refer to the employment agreement with Mr. Rathgeber as the Rathgeber Employment Agreement. The term of employment is two years commencing January 1, 2018, subject to automatic one-year extensions unless either we or Mr. Rathgeber provides 90 days’ notice of non-renewal. Mr. Rathgeber’s annual base salary is $470,000 and his annual target annual bonus is 70% of his base salary. Immediately following the 20th trading day of our common shares on the NASDAQ Global Market, we will grant restricted share units of our common shares to Mr. Rathgeber with a value of $1,500,000 (based on the average of the closing price of our common shares on those twenty days).  The units will vest in equal annual installments on each of the first three anniversaries of the grant date.  In addition, each calendar year beginning with 2020, we will grant to Mr. Rathgeber restricted share units of our common shares with a target value of $500,000 based upon our compensation committee’s assessment of Mr. Rathgeber’s performance, one-half of which will vest in equal annual installments on each of the first three anniversaries of the grant date and one-half of which will vest based on the achievement of performance goals established by our compensation committee.  If we elect not to renew the term of the Rathgeber Employment Agreement, if we terminate Mr. Rathgeber’s employment without Cause or if Mr. Rathgeber terminates his employment for Good Reason (as each term is defined in the Rathgeber Employment Agreement), we will continue to pay Mr. Rathgeber his base salary for 18 months (36 months if the termination follows a change in control of the Company), pay him 150% of his target annual bonus (300% if the termination follows a change in control), and his outstanding unvested restricted share units will remain outstanding and continue to vest in accordance with their terms for 18 months (all unvested restricted share units will vest if the termination is following a change in control, with performance-vesting units vesting at “target” levels). Our severance obligation to Mr. Rathgeber is conditioned on his compliance with the restrictive covenants set forth in the Rathgeber Employment Agreement and his execution and non-revocation of a release of claims in favor of us. Mr. Rathgeber is subject to non-competition and non-solicitation of employees and customers covenants for a period of 12 months following termination of employment. If we elect to enforce the non-competition covenant in circumstances where Mr. Rathgeber is not paid severance, we must continue to pay Mr. Rathgeber his base salary and provide medical insurance for 12 months, and pay him an amount equal to his target annual bonus.
Jonathan D. Levy
We have entered into an employment agreement with our President and Chief Risk Officer, Jonathan D. Levy. We refer to the employment agreement with Mr. Levy as the Levy Employment Agreement. The term of employment is three years commencing January 1, 2018, subject to automatic one-year extensions unless either we or Mr. Levy provides 90 days’ notice of non-renewal. Mr. Levy’s annual base salary is $425,000 and his annual target annual bonus is 62.5% of his base salary. Immediately following the 20th trading day of our common shares on the NASDAQ Global Market, we will grant restricted share units of our common shares to Mr. Levy with a value of $900,000 (based on the average of the closing price of our common shares on those twenty days).  The units will vest in equal annual installments on each of the first three anniversaries of the grant date.  In addition, each calendar year beginning with 2020, we will grant to Mr. Levy restricted share units of our common shares with a target value of $300,000 based upon our compensation committee’s assessment of Mr. Levy’s performance, one-half of which will vest in equal annual installments on each of the first three anniversaries of the grant date and one-half of which will vest based on the achievement of performance goals established by our compensation committee.  If we elect not to renew the term of the Levy Employment Agreement, if we terminate Mr. Levy’s employment without Cause or if Mr. Levy terminates his employment for Good Reason (as each term is defined in the Levy Employment Agreement), we will continue to pay Mr. Levy his base salary for 12 months (24 months if the termination follows a change in control of the Company), pay him 100% of his target annual bonus (200% if the termination follows a change in control), and his outstanding unvested restricted share units will remain outstanding and continue to vest in accordance with their terms for 12 months (all unvested restricted share units will vest if the termination is following a change in control, with performance-vesting units vesting at “target” levels). Our severance obligation to Mr. Levy is conditioned on his compliance with the restrictive covenants set forth in the Levy Employment Agreement and his execution and non-revocation of a release of claims in favor of us. Mr. Levy is subject to non-competition and non-solicitation of employees and customers covenants for a period of 12 months following termination of employment. If we elect to enforce the non-competition covenant in circumstances where Mr. Levy is not paid severance, we must continue to pay Mr. Levy his base salary and provide medical insurance for 12 months, and pay him an amount equal to his target annual bonus.
Laurence B. Richardson, II
We have entered into an employment agreement with our Chief Operating Officer, Laurence B. Richardson, II. We refer to the employment agreement with Mr. Richardson as the Richardson Employment Agreement. The term of employment is three years commencing January 1, 2018, subject to automatic one-year extensions unless either we or Mr. Richardson provides 90 days’ notice of non-renewal. Mr. Richardson’s annual base salary is $315,000 and his annual target annual bonus is 50% of his base salary. Immediately following the 20th trading day of our common shares on the NASDAQ Global Market, we will grant restricted share units of our common shares to Mr. Richardson with a value of $450,000 (based on the average of the closing price of our common shares on those twenty days).  The units will vest in equal annual installments on each of the first three anniversaries of the grant date.  In addition, each calendar year beginning with 2020, we will grant to Mr. Richardson restricted share units of our common shares with a target value of $150,000 based upon our compensation committee’s assessment of Mr. Richardson’s performance, one-half of which will vest in equal annual installments on each of the first three anniversaries of the grant date and one-half of which will vest based on the achievement of performance goals established by our compensation committee.  If we elect not to renew the term of the Richardson Employment Agreement, if we terminate Mr. Richardson’s employment without Cause or if Mr. Richardson terminates his employment for Good Reason (as each term is defined in the Richardson Employment Agreement), we will continue to pay Mr. Richardson his base salary for 12 months (24 months if the termination follows a change in control of the Company), pay him 100% of his target annual bonus (200% if the termination follows a change in control), and his outstanding unvested restricted share units will remain outstanding and continue to vest in accordance with their terms for 12 months (all unvested restricted share units will vest if the termination is following a change in control, with performance-vesting units vesting at “target” levels). Our severance obligation to Mr. Richardson is conditioned on his compliance with the restrictive covenants set forth in the Richardson Employment Agreement and his execution and non-revocation of a release of claims in favor of us. Mr. Richardson is subject to non-competition and non-solicitation of employees and customers covenants for a period of 12 months following termination of employment. If we elect to enforce the non-competition covenant in circumstances where Mr. Richardson is not paid severance, we must continue to pay Mr. Richardson his base salary and provide medical insurance for 12 months, and pay him an amount equal to his target annual bonus.
Robert L. Hawley
We have entered into an employment agreement with our Chief Financial Officer, Robert L. Hawley. We refer to the employment agreement with Mr. Hawley as the Hawley Employment Agreement. The term of employment is three years commencing January 1, 2018, subject to automatic one-year extensions unless either we or Mr. Hawley provides 90 days’ notice of non-renewal. Mr. Hawley’s annual base salary is $285,000 and his annual target annual bonus is 50% of his base salary. Immediately following the 20th trading day of our common shares on the NASDAQ Global Market, we will grant restricted share units of our common shares to Mr. Hawley with a value of $525,000 (based on the average of the closing price of our common shares on those twenty days). The units will vest in equal annual installments on each of the first three anniversaries of the grant date. In addition, each calendar year beginning with 2020, we will grant to Mr. Hawley restricted share units of our common shares with a target value of $175,000 based upon our compensation committee’s assessment of Mr. Hawley’s performance, one-half of which will vest in equal annual installments on each of the first three anniversaries of the grant date and one-half of which will vest based on the achievement of performance goals established by our compensation committee.  If we elect not to renew the term of the Hawley Employment Agreement, if we terminate Mr. Hawley’s employment without Cause or if Mr. Hawley terminates his employment for Good Reason (as each term is defined in the Hawley Employment Agreement), we will continue to pay Mr. Hawley his base salary for 12 months (24 months if the termination follows a change in control of the Company), pay him 100% of his target annual bonus (200% if the termination follows a change in control), and his outstanding unvested restricted share units will remain outstanding and continue to vest in accordance with their terms for 12 months (all unvested restricted share units will vest if the termination is following a change in control, with performance-vesting units vesting at “target” levels). Our severance obligation to Mr. Hawley is conditioned on his compliance with the restrictive covenants set forth in the Hawley Employment Agreement and his execution and non-revocation of a release of claims in favor of us. Mr. Hawley is subject to non-competition and non-solicitation of employees and customers covenants for a period of 12 months following termination of employment. If we elect to enforce the non-competition covenant in circumstances where Mr. Hawley is not paid severance, we must continue to pay Mr. Hawley his base salary and provide medical insurance for 12 months, and pay him an amount equal to his target annual bonus.
Alexandre Scherer
We have entered into an employment agreement with the Chief Executive Officer of WSIC and WIC, Alexandre Scherer. We refer to the employment agreement with Mr. Scherer as the Scherer Employment Agreement. The term of employment is three years commencing January 1, 2018, subject to automatic one-year extensions unless either we or Mr. Scherer provides 90 days’ notice of non-renewal. Mr. Scherer’s annual base salary is $231,500 and his annual target annual bonus is 45% of his base salary. Immediately following the 20th trading day of our common shares on the NASDAQ Global Market, we will grant restricted share units of our common shares to Mr. Scherer with a value of $375,000 (based on the average of the closing price of our common shares on those twenty days).  The units will vest in equal annual installments on each of the first three anniversaries of the grant date.  In addition, each calendar year beginning with 2020, we will grant to Mr. Scherer restricted share units of our common shares with a target value of $125,000 based upon our compensation committee’s assessment of Mr. Sherer’s performance, one-half of which will vest in equal annual installments on each of the first three anniversaries of the grant date and one-half of which will vest based on the achievement of performance goals established by our compensation committee.  If we elect not to renew the term of the Scherer Employment Agreement, if we terminate Mr. Scherer’s employment without Cause or if Mr. Scherer terminates his employment for Good Reason (as each term is defined in the Scherer Employment Agreement), we will continue to pay Mr. Scherer his base salary for 12 months (24 months if the termination follows a change in control of the Company), pay him 100% of his target annual bonus (200% if the termination follows a change in control), and his outstanding unvested restricted share units will remain outstanding and continue to vest in accordance with their terms for 12 months (all unvested restricted share units will vest if the termination is following a change in control, with performance-vesting units vesting at “target” levels). Our severance obligation to Mr. Scherer is conditioned on his compliance with the restrictive covenants set forth in the Scherer Employment Agreement and his execution and non-revocation of a release of claims in favor of us. Mr. Scherer is subject to non-competition and non-solicitation of employees and customers covenants for a period of 12 months following termination of employment. If we elect to enforce the non-competition covenant in circumstances where Mr. Scherer is not paid severance, we must continue to pay Mr. Scherer his base salary and provide medical insurance for 12 months, and pay him an amount equal to his target annual bonus.
Retirement plan
We offer a retirement plan to all employees (including our named executive officers) for retirement savings. Our plan qualifies under both the IRS regulations related to 401(k) plans for employees who are U.S. taxpayers and under the Bermuda pension regulations for non-U.S. employees. Under this plan, employees are allowed to defer and invest up to 100% of their cash earnings, subject to the maximum 401(k) contribution amount (which, in 2018, was $18,500 for those under 50 years of age and $24,500 for those 50 years of age or older). Contributions can be invested in a diversified selection of mutual funds.
In order to encourage participation and to provide a retirement planning benefit to employees, we also provide a discretionary retirement contribution to each employee’s retirement account as a form of matching, and a profit sharing contribution of 4% of an employees’ eligible compensation, provided that profit share contributions are limited to the lesser of 4% of an employee’s compensation or, in 2018, $9,000. All new employee contributions are fully vested immediately upon entry to the plan.
Annual bonus plan
We have adopted the Watford Holdings Ltd. Annual Bonus Plan, or the Annual Bonus Plan, to incentivize our employees to achieve short-term operational and individual goals.  The target annual bonus of our executive officers ranges from 45% to 70% of their base salaries. Our Annual Bonus Plan is administered by our compensation committee.  For 2018, the percentage of target bonus which is earned is determined by multiplying the target by a factor of between 0.75x and 1.25x based on our 2018 return on equity and by a factor of between 0.0x and 2.0x based on individual performance.

Item 7. Certain Relationships and Related Transactions, and Director Independence
Agreements with Arch
We and/or our operating subsidiaries have entered into agreements with Arch as described below.
Services agreements
Services agreements with our operating subsidiaries. Our operating subsidiaries have entered into services agreements with Arch. Specifically, each of Watford Re and WICE has entered into a separate services agreement with Arch Underwriters Ltd., or AUL, and each of WSIC and WIC has entered into a separate services agreement with Arch Underwriters Inc., or AUI. Under the services agreements, AUL or AUI, as applicable, has the exclusive right to source, manage and supervise our underwriting portfolios and has agreed to provide the services and exercise the authorities specified therein, including, but not limited to: (i) soliciting and negotiating insurance and reinsurance contracts; (ii) with respect to Watford Re and WICE, providing underwriting recommendations and approvals/disapprovals of underwriting; (iii) retaining service providers, which may be affiliates of AUL or AUI (upon prior approval of our CEO or CRO), as applicable, in the ordinary course and establishing fees to be paid to such service providers by us or for our account in connection with services as may be needed from time to time; (iv) with respect to Watford Re and WIC, maintaining on our behalf, with our funds or letters of credit, any collateral accounts required in support of our reinsurance business underwritten pursuant to the services agreements; (v) invoicing and collections with respect to insurance and reinsurance for WSIC, WIC and WICE, actuarial assistance, loss reserve recommendations, claims management or, with respect to WSIC and WIC, claims recommendation services, and other administrative services with respect to our underwriting business; and (vi) making available certain employees who underwrite and bind contracts on our behalf in accordance with the agreed underwriting guidelines (provided that with respect to WSIC and WIC, certain functions are required to be performed by certain officers of WSIC and WIC). Under their respective services agreements, each of AUL and AUI, as applicable, has agreed to perform these services in accordance with the standard of care that is reasonably to be expected of a professional insurance underwriter and the standard of care that Arch applies to its own insurance and reinsurance business, as applicable, subject to and taking into account our underwriting guidelines, business framework, risk tolerances and investment assumptions.
Each services agreement has a term ending on December 31, 2025. Thereafter, the term will continue to renew for successive five-year periods unless either party gives notice to not renew at least 24 months before the end of the then-current term. Each services agreement is subject to termination upon the occurrence of certain events, including, without limitation (i) termination by us (x) upon a downgrade by the applicable rating agency of our rating below “A-” (or equivalent) caused primarily by and attributed to actions of AUL or AUI, as applicable, (unless such downgrade would not be reasonably likely to have an adverse effect on our ability to write business), (y) if AUL or AUI, as applicable, intentionally breaches the underwriting guidelines and such breach could reasonably be expected to have a material adverse effect on us, subject to a cure period, or (z) if AUL or AUI, as applicable, fails to exercise the standard of care set forth in the services agreement, subject to a cure period, and (ii) termination by AUL or AUI, as applicable (x) upon any material failure by us to comply with our obligations in the services agreements, including those which require us to not take any actions inconsistent with the recommendations of AUL or AUI, as applicable, with respect to certain reinsurance contracts covered by the services agreements, subject to a cure period, (y) upon the non-payment by us of a material amount due to AUL or AUI, as applicable, under the services agreement, subject to a cure period, or (z) in the event that AUL or AUI, as applicable, determines that the termination of such services agreement is necessary or advisable to comply with any current or future laws, rules, regulations or legal requirements applicable to AUL or AUI, as applicable.
Under the services agreements, we have agreed, to the fullest extent permitted by applicable law, to indemnify and hold harmless AUL or AUI, as applicable, and their members, managers, officers, partners, affiliates and employees from and against losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorney’s fees and the cost of enforcing any right to indemnification and the cost of pursuing any insurance providers (collectively, “Arch Losses”) suffered or sustained by such parties, except to the extent such Arch Losses resulted from an action or inaction, or mistake of judgment, taken by any such party that constituted fraud, gross negligence or intentional misconduct, as determined in a final, non-appealable judgment by a court of competent jurisdiction.
The services agreements provide that we will bear all risk with regard to all lines of business written or facilitated by AUL or AUI, as applicable, on our behalf. Neither of AUL or AUI, as applicable, nor their members, managers, officers, partners, affiliates or employees are liable to us for any losses suffered by us in connection with any matters to which the services agreements relate, including, but not limited to, underwriting losses, except those losses resulting from (x) their gross negligence or intentional misconduct or (y) material intentional breaches of the underwriting guidelines, subject to a cure period.
Under each services agreement, we have agreed to pay AUL or AUI, as applicable, certain fees, including the following:

•	Underwriting fees.

•	Under the services agreement pursuant to which AUL provides services to Watford Re, AUL receives an underwriting fee payable quarterly in arrears and calculated based on net earned premium.

•
Under the services agreements pursuant to which AUL or AUI, as applicable, provides services to WSIC, WIC and WICE, AUL or AUI, as applicable, receives an underwriting fee payable quarterly in arrears and calculated based on gross earned premium in the case of AUL, and based on earned premium net of premium ceded to ARC in the case of AUI.

•
In certain instances, AUL or AUI, as applicable, may determine that a potential opportunity would only qualify under our underwriting guidelines if it charges less than the fee to which it would contractually otherwise be entitled. In such cases, AUL or AUI, as applicable, may charge us a lower fee in order to have the business qualify under our profitability metrics. In the future, provided that a given opportunity would qualify under our profitability metrics at the contractual ceding fee, AUL or AUI, as applicable, may charge higher fees to us than in the past.

•	Profit commissions.

•
Under the services agreement relating to Watford Re, AUL receives a profit commission for each underwriting year, calculated annually, earned over four years and paid in arrears and thereafter adjusted annually over the ensuing fifteen years. The profit commission for any underwriting year is payable only if, for the contracts bound by us or on our behalf for such underwriting year and the contracts ceded to us by Arch for such underwriting year, (i) (a) the sum of net losses, loss adjustment expenses, extra-contractual obligations and acquisition expenses, less (b) the sum of underwriting investment income is less than (ii) a specified percentage of net earned premium, and in such event the amount of the profit commission will be one-half of the amount by which (ii) exceeds (i) (but not less than zero). Underwriting investment income is based on the product of cash flows related to underwriting and claims activity and a thirteen-month average of certain United States Treasury note rates, but not less than zero.

•
Under the services agreements relating to WSIC, WIC and WICE, AUL or AUI, as applicable, receives a profit commission for each underwriting year, calculated annually, earned over four years and paid in arrears and thereafter adjusted annually over the ensuing fifteen years. The profit commission for any underwriting year is payable only if for the contracts issued by or on behalf of WSIC, WIC or WICE, as applicable, for such underwriting year (i) (a) the sum of losses, loss adjustment expenses, extra-contractual obligations and acquisition expenses, less (b) underwriting investment income, is less than (ii) a specified percentage of net earned premium (net of earned premium ceded under outward reinsurance), and in such event the amount of the profit commission will be one-half of the amount by which (ii) exceeds (i) (but not less than zero). Underwriting investment income is based on the product of cash flows related to underwriting and claims activity and a thirteen-month average of certain United States Treasury note rates, but not less than zero.

•
Profit commissions on quota share cessions of business from WSIC, WIC and WICE to Watford Re are payable to AUL by Watford Re. The profit commissions related to each of Watford Re, quota share cessions from WSIC, quota share cessions from WIC and quota share cessions from WICE will be added (or netted, as appropriate) each applicable period, but in no case shall the overall sum be less than zero. Such cessions are deducted in the computations of profit commissions paid by WSIC, WIC and WICE.

•
If, at the time any profit commission otherwise is due in respect of the 2019 underwriting year or any subsequent underwriting year, our weighted (by equity) average annual post-2018 return on equity (giving effect to all past paid profit commission and an accrual for profit commission to be paid for the underwriting year in question but not to past deferred profit commission or the accrual for the profit commission otherwise due but to be deferred for the underwriting year in question) is less than or equal to 10%, we shall be entitled to withhold and defer payment of one-half of the profit commission otherwise due.  Any deferred profit commission shall be paid, without interest, only if and to the extent that such payment (or an accrual in respect thereof) would not cause the weighted average annual post-2018 return on equity to fall below 10%.  There shall be no clawback of any profit commission previously paid if our post-2018 weighted average annual return on equity falls below 10% in a subsequent period.

•
In certain circumstances, including, among others, if we direct the services provider to take any actions or make any changes that we believe are necessary to satisfy a rating agency requirement and such actions or changes are inconsistent with the underwriting guidelines, the services provider may elect, within five business days of the later of the day such business is bound or the services provider becomes aware of such business, to exclude any underwriting results arising from such business from the determination of its profit commission.

•	With regard to loss portfolio transfers or other non-traditional business, the profit commissions may be based on net cash received rather than net earned premium.

•
Run-off fee. AUL or AUI, as applicable, is also entitled to receive a run-off fee after termination of the applicable services agreement (except where termination is due to willful breaches by the services provider of underwriting guidelines or if the services provider is unable to service in-force business post-termination) in respect of its post-termination servicing of pre-termination business equal to a specified percentage per quarter, payable in arrears, of the average unearned premiums and loss reserves for pre-termination business in-force during such quarter. At our option we may seek competitive quotes for run-off services, and in such case the run-off fee will be adjusted accordingly (up or down).

In addition, under the services agreement with Watford Re, Watford Re pays a designated employee fee equal to the product of (i) the retained percentage under the outward retrocession agreement from Watford Re to ARL and (ii) a specified fixed amount per annum per designated employee in respect of the services of the employees that Arch makes available to Watford Re. The amount of this fee is deducted from the underwriting fee otherwise due under the Watford Re services agreement. Under the services agreements with WSIC, WIC and WICE, our subsidiary reimburses AUL or AUI, as applicable, based on a factor of the compensation of employees made available to our subsidiary.
In addition, under each of the services agreements, we are required to reimburse AUL or AUI as applicable, for certain other expenses described in the applicable services agreement, including the out-of-pocket expenses incurred directly in connection with or pursuant to AUL or AUI’s, as applicable, performance of services pursuant to, and exercise of its duties under, the applicable services agreements.
Our services agreements with AUL or AUI, as applicable, and investment management agreements with HPS contain a provision that each of AUL or AUI, as applicable, HPS and we must agree to any amendment of the underwriting guidelines or investment guidelines, as applicable.
Arch shares a portion of its fees received under the above described services agreements with HPS pursuant to a fee sharing agreement related to the services provided by Arch and HPS to Watford Re. Pursuant to the fee sharing agreement, Arch and HPS each share in the combined fee revenues of the two parties with respect to the services that they provide to Watford Re. The revenues generated by our underwriting portfolio and investment portfolios are in part affected by market cycles and the market cycles that affect insurance and reinsurance do not necessarily correspond to the market cycles that impact our credit-focused assets and other investments. The fee sharing agreement is consistent with our total return driven business model and serves to diminish Arch and HPS’s reliance on their respective market’s cycles. The fee sharing arrangement also provides an alignment of interest benefit by encouraging and rewarding collaborative efforts by allowing both Arch and HPS to participate in the revenue generated by the components of our business that are managed by the other.
The fee sharing arrangement covers fees earned by each of Arch and HPS for services performed prior to the earlier of (i) the termination of Watford Re’s services agreement with Arch or (ii) the termination of Watford Re’s investment management agreement with HPS. There is no set term for the fee sharing agreement. The fee sharing agreement provides a tail period for payment of any applicable fees after the termination of the services agreement or investment management agreement and will no longer be in effect after all payment obligations are satisfied by Arch and HPS. The fee sharing agreement may be amended or terminated in writing by the parties thereto.
With the exception of the right to consent to any proposed amendment, we have no rights under the fee sharing agreement. We are a party to the fee sharing agreement solely to ensure the continuity of the agreed fee sharing arrangement between HPS and Arch should either HPS’s or Arch’s relationship with us terminate. In particular, in the event Watford Re’s services agreement with Arch or investment management agreement with HPS is terminated, we have agreed to require any successor of Arch or HPS, as applicable, to agree to offer substantially the same terms and conditions as set forth in the fee sharing agreement. Arch or HPS, as applicable, may accept or decline this offer in its discretion. We have no other obligations under the fee sharing agreement. We pay each of Arch and HPS the fees due under the services agreement and investment management agreement, as applicable, and the fee sharing agreement does not affect the total amount of fees that we pay; we do not monitor, and we are not made aware of, the actual sharing payments between Arch and HPS.
Other than as described in this registration statement, there is no other formal contract or other arrangement governing the relationship or activities between Arch and HPS in relation to our operations. For example, as discussed above, our services agreements with and investment management agreements with Arch and HPS, respectively, contain provisions that each must agree to any amendment of the other’s underwriting guidelines or investment guidelines, as applicable. Furthermore, the common shareholders agreement discussed below provides that Arch-appointed directors may not vote upon certain matters related to the investment management agreement with HPS.
Pursuant to separate guarantee agreements, ACGL has guaranteed the performance of AUL under the services agreement among AUL, Watford Holdings and Watford Re, and Arch Capital Group (U.S.) Inc., a Delaware holding company indirectly wholly-owned by ACGL, has guaranteed the performance of AUI under the services agreement between AUI and WIC and under the services agreement between AUI and WSIC.
Underwriting guidelines
Each of the services agreements between AUL or AUI, as applicable, and our operating subsidiaries contains underwriting guidelines with respect to the business to be incepted by the applicable operating subsidiary pursuant to such services agreement. In each case, the underwriting guidelines do not apply to certain excluded business as described in the applicable services agreement. Any amendments to the underwriting guidelines require the written consent of Arch and HPS.
Watford Re
The underwriting guidelines relating to Watford Re require that the PML arising from natural catastrophes be modeled for each peak peril and peak zone in Watford Re’s portfolio consistent with the modeling approach then used by affiliates of AUL in their reinsurance business. The modeled PML for a 1-in-250 year occurrence for each peak peril and peak zone is targeted to not exceed 10% of Watford Re’s total capital. In the event Watford Re has any business sourced other than through AUL, that business will not be included in the modeled PML provided by AUL and will need to be modeled separately. Modeled PML arising from any man-made realistic disaster scenario, or RDS, is targeted to not exceed 10% of Watford Re’s total capital except for pandemic, nuclear, biological, chemical and radiological terrorism, terrorism and credit political risks where the target limit is 15% of Watford Re’s total capital. For each line of business, the RDS used to monitor our portfolio will be the same as the RDS used by affiliates of AUL to monitor their reinsurance portfolios. The largest known aggregate limit exposed per original name insured will be monitored for each line of business in Watford Re’s portfolio, with a soft limit of 5% of Watford Re’s total capital.
The underwriting guidelines applicable to Watford Re permit all lines of business written or targeted by the Arch insurance and reinsurance companies and permitted to be written pursuant to Watford Re’s Bermuda insurance license and permit Watford Re to assume business on both a proportional and non-proportional basis, write both treaty and facultative reinsurance and write insurance business.
WSIC, WIC and WICE
The underwriting guidelines relating to WSIC, WIC and WICE require that the PML arising from natural catastrophes be modeled for each peak peril and peak zone in the applicable company’s portfolio consistent with the modeling approach then used by affiliates of AUI or AUL, as applicable, in their reinsurance business. The modeled PML, net of all reinsurances, for a 1-in-250 year occurrence for each peak peril and peak zone is targeted to not exceed 10% of the applicable company’s policyholders’ surplus. Modeled PML, net of all reinsurances, arising from any RDS is targeted to not exceed, net of all reinsurances, 10% of the applicable company’s policyholders’ surplus. For each line of business, the RDS used to monitor the applicable company’s portfolio will be the same as the RDS used by affiliates of AUI or AUL, as applicable, to monitor their reinsurance portfolios. The largest known aggregate limit exposed per original named insured will be monitored for each line of business in the applicable company’s portfolio with a soft limit of 5% of the applicable company’s policyholders’ surplus, net of all reinsurances.
The underwriting guidelines of each of WSIC and WIC permit each of WSIC and WIC to write all individual lines of business permitted by its insurance license. The underwriting guidelines of WICE permit WICE to write all lines of business written or targeted by the Arch insurance and reinsurance companies and permitted by WICE’s insurance license. Each of WSIC, WIC and WICE writes insurance business and WIC may also write reinsurance business. In addition, the underwriting guidelines for each of WSIC, WIC and WICE permit AUL or AUI, as applicable, to negotiate policy-specific or program-specific outward reinsurance up to an amount of $20,000,000 limit any one risk and/or any one occurrence and up to 25% of such policy’s or program’s estimated gross premium. Any program-specific outward reinsurance with estimated annual ceded premium in excess of such amount, and any whole account outward reinsurance may be bound only with the approval of the underwriting committee (in the case of WICE) or the applicable company’s chief executive officer (in the case of WIC and WSIC).
The table below provides the incurred fees and expenses, including designated employees fees in aggregate to Arch under the services agreements with our operating subsidiaries, excluding other expenses reimbursed, for the three and nine months ended September 30, 2018 and 2017, and the years ended December 31, 2017, 2016 and 2015.

	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ended December 31,
	2018	2017	2018	2017	2017	2016	2015
	($ in thousands)
Underwriting Fees and Expenses to Arch, Including Designated Employee Fees (1)	$4,508	$3,109	$12,529	$8,911	$12,155	$8,607	$4,490
Certain other expenses	798	301	1,082	815	1,621	1,094	384
(1) Designated employee fees were $350.0 thousand for the three months ended September 30, 2018 and 2017, and $1.0 million for the nine months ended September 30, 2018 and 2017. Designated employee fees were $1.4 million for the years ended December 31, 2017, 2016 and 2015. Designated fees are included in general and administrative expenses in the Company’s consolidated statements of net income (loss).
Services agreements with ARC and ACS
Each of Watford Holdings U.S. on the one hand and Watford Holdings and Watford Re collectively on the other hand has entered into services agreements with each of ARC and ACS in connection with the formation of WSIC and WIC. Pursuant to such services agreements, ARC or ACS, as applicable, provides the applicable Watford entity with assistance in the formation, licensing, tax planning, staffing, securing of premises, systems (hardware and software) procurement and set up and other legal and logistical matters in connection with WSIC and WIC.
Under the services agreements with ACS, the applicable Watford entities agree to reimburse ACS no less frequently than on a quarterly basis for all expenses incurred in provision of the services on the following bases: (i) at a specified percentage of cost for expenses in connection with third-party legal, tax, financial and accounting advice and the advice of other consultants and experts, and expenses of, or incurred in connection with obtaining, any third-party service provider on behalf of the applicable Watford entity; (ii) at a specified percentage of cost with regard to all disbursements for goods procured on behalf of the applicable Watford entity; and (iii) with regard to time spent by each officer or employee on behalf of the applicable Watford entity during any period of time, an amount equal to a specified percentage of such officer’s or employee’s allocated costs for such period of time.
Under the services agreements with ARC, the applicable Watford entities agree to reimburse ARC no less frequently than on a quarterly basis for all expenses incurred in provision of the services on the following bases: (i) at cost for expenses in connection with third-party legal, tax, financial and accounting advice and the advice of other consultants and experts, and expenses of, or incurred in connection with obtaining, any third-party service provider on behalf of the applicable Watford entity; (ii) at cost with regard to all disbursements for goods procured on behalf of the applicable

Watford entity; and (iii) with regard to time spent by each officer or employee on behalf of the applicable Watford entity during any period of time, an amount based on a specified multiple times such officer’s or employee’s allocated costs for such period of time.
The table below provides the fees we incurred, in aggregate, under these services agreements for the three and nine months ended September 30, 2018 and 2017, and the years ended December 31, 2017, 2016 and 2015.

	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ended December 31,
	2018	2017	2018	2017	2017	2016	2015
	($ in thousands)
Expenses Reimbursable to ARC and ACS	$791	$714	$2,157	$2,407	$3,084	$2,417	$727
Reinsurance and retrocession agreements
Outward quota share retrocession and reinsurance agreements
Our operating subsidiaries have entered into outward quota share retrocession or reinsurance agreements with Arch. Specifically, each of Watford Re and WICE has entered into a separate outward quota share retrocession or reinsurance agreement with ARL, and each of WSIC and WIC has entered into a separate outward quota share reinsurance agreement with ARC.
Under the Watford Re outward quota share retrocession agreement Arch accepts a minimum15% quota share participation in all insurance and/or reinsurance contracts assumed by Watford Re other than: (i) certain contracts of reinsurance and retrocession agreements ceded from affiliates of Arch to us; (ii) business that, pursuant to the terms of the services agreement with Arch, has been excluded from the calculation of Arch’s profit commission due to not being sourced by Arch; and (iii) insurance or reinsurance contracts in which Arch separately directly holds a minimum interest equal to or greater than the product of the applicable ceded percentage under the Watford Re outward quota share retrocession agreement and the sum of Watford Re’s and Arch’s percentage participation on such contracts. Under the terms of the Watford Re outward quota share agreement, Arch may not reduce its quota share participation to below 15%.
Under (i) each of the WSIC and WIC outward quota share reinsurance agreements, Arch accepts between a 15% and 90% quota share participation and (ii) the WICE outward quota share agreement, Arch accepts between a 15% and 50% quota share participation, each at the election of Arch (on a contract-by-contract basis), in all insurance contracts issued by or on behalf of such insurance subsidiary other than (a) business that pursuant to the terms of the applicable services agreement with Arch has been excluded from the calculation of Arch’s profit commission, and (b) insurance or reinsurance contracts in which Arch separately directly holds a minimum interest equal to or greater than 17.65% of WSIC’s or WIC’s, as applicable, percentage participation on such risk.
Arch is required to reimburse us for their share of underlying acquisition expenses and pay us certain fees specified in the outward quota share retrocession and reinsurance agreements, and we are required to pay to Arch its quota share of premiums received by us.
The table below provides the ceded written premiums to Arch under several outward quota share retrocession and reinsurance agreements, excluding expenses reimbursed, for the three and nine months ended September 30, 2018 and 2017, and the years ended December 31, 2017, 2016 and 2015.

	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ended December 31,
	2018	2017	2018	2017	2017	2016	2015
	($ in thousands)
Ceded written premium to Arch under outward quota share retrocession and reinsurance agreements	$12,787	$7,542	$41,541	$23,383	$32,028	$13,817	$22,073
Inward reinsurance and retrocession agreements from Arch
Arch cedes business to us pursuant to inward reinsurance or retrocession agreements our operating subsidiaries have entered into with Arch. Pursuant to these inward reinsurance or retrocession agreements, Arch pays us the requisite premium and we pay Arch a ceding fee~~s~~ based on the business ceded and the applicable reinsurance or retrocession agreement. In certain instances, Arch may determine that a potential opportunity would only qualify under our underwriting guidelines if it charges less than the ceding fee to which it would contractually otherwise be entitled. In such cases, Arch may charge us a lower fee in order to have the business qualify under our profitability metrics. In the future, provided that a given opportunity would qualify under our profitability metrics at the contractual ceding fee, Arch may charge higher fees to us than in the past.
We are required to post collateral for the benefit of Arch pursuant to the inward reinsurance or retrocession agreements between our operating subsidiaries and Arch. We currently post collateral to Arch in connection with such inward reinsurance or retrocession agreements pursuant to letters of credit and trust agreements entered into between the applicable Arch ceding entity, as beneficiary, Watford Re, as grantor, and HSBC Bank USA, National Association, or the Bank of New York Mellon, as trustee.
The table below provides incurred ceding fees to Arch, in addition to our share of underlying acquisition expenses, in aggregate under these reinsurance or retrocession agreements, excluding expenses reimbursed for the three and nine months ended September 30, 2018 and 2017, and the years ended December 31, 2017, 2016 and 2015.

	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ended December 31,
	2018	2017	2018	2017	2017	2016	2015
	($ in thousands)
Underlying acquisition expenses under inward retrocession agreements, excluding expenses reimbursed	$3,992	$4,034	$12,861	$13,131	$17,021	$16,200	$13,644
Investment management agreements
Each of Watford Re, WICE, WSIC and WIC has entered into a separate investment management agreement with AIM pursuant to which AIM manages the largest portion of our investment grade investment portfolio. In general, each investment management agreement with AIM provides that AIM is responsible for the investment and reinvestment of the investment grade assets we allocate under that investment management agreement, pursuant to agreed investment grade investment guidelines specified in such investment management agreement with AIM. AIM is entitled to engage one or more third-party managers to manage, under the supervision and oversight of AIM, any portion of such investments. Each of the Watford Re, WICE, WSIC and WIC investment management agreements with AIM has a one-year term. Thereafter, each agreement renews for successive one-year periods; provided, however, that either we or AIM may terminate any of the investment management agreements with AIM at any time upon 45 days prior written notice. Each party has agreed to indemnify the other party for losses arising from or caused by its negligence or material breach, except to the extent that such losses arise from, or are caused by, the non-breaching party’s acts or omissions. Each investment management agreement with AIM provides that AIM is entitled to asset management fees calculated based on the assets managed and fees for investment-related administrative and risk analytics support services.
As of September 30, 2018 and December 31, 2017, 2016 and 2015, we held $775.5 million, $674.0 million, $233.2 million and $Nil, respectively, of investment grade assets managed by AIM.
The table below provides the aggregate fees payable to AIM under the investment management agreements with AIM incurred for the three and nine months ended September 30, 2018 and 2017, and the years ended December 31, 2017, 2016 and 2015.

	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ended December 31,
	2018	2017	2018	2017	2017	2016	2015
	($ in thousands)
Investment management fees to AIM	$306	$92	$888	$302	$624	$236	$—
Insurance management services agreement with Artex and Arch
In 2015, WICE and AUL entered into an insurance management services agreement with Artex Risk Solutions (Gibraltar) Limited (formerly known as Quest Insurance Management (Gibraltar) Limited), or Artex, pursuant to which Artex provides services to WICE relating to management, secretarial, governance, underwriting, claims, reinsurance, financial management, investment, regulatory, compliance, risk management and Solvency II. In exchange for these services, we pay Artex fees based on WICE’s gross written premiums, subject to a minimum amount of £150,000 per annum and a maximum amount of £400,000 per annum, in each case subject to an inflation increase on an annual basis. The insurance management services agreement may be terminated by either Artex or WICE upon twelve months prior written notice; provided that the agreement is subject to earlier termination by WICE or Artex upon the occurrence of certain events.
The table below provides the aggregate fees we paid to Artex under the insurance management services agreement for the three and nine months ended September 30, 2018 and 2017, and the years ended December 31, 2017, 2016 and 2015.

	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ended December 31,
	2018	2017	2018	2017	2017	2016	2015
	($ in thousands)
Fees paid to Artex under insurance management services agreement	$131	$76	$406	$223	$325	$217	$135
For the nine months ended September 30, 2018 and each of the years ended December 31, 2017, 2016 and 2015, we paid no fees to Arch under this insurance management services agreement.
Other agreements
ARL purchased 2,500,000 of our common shares in our original private placement. In connection therewith, ARL entered into the common shareholders agreement and the common share registration rights agreement, each of which grant ARL certain rights in connection with its ownership of our common shares, and received warrants to acquire additional shares. See “-

Common shareholders agreement,” “-Common share registration rights agreement” and “-Our original private placement-Warrants” below.
From time to time, we have entered into arrangements with Arch whereby Arch has seconded employees to us when and as we need their services and we have reimbursed Arch for the costs and expenses of such seconded employees.
The table below provides the reimbursement to Arch for various expenses in connection with the secondment to us of employees by Arch for the three and nine months ended September 30, 2018 and 2017, and the years ended December 31, 2017, 2016 and 2015.

	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ended December 31,
	2018	2017	2018	2017	2017	2016	2015
	($ in thousands)
Reimbursement of expenses related to secondment of Arch employees	$93	$51	$437	$260	$494	$522	$380
Agreements with HPS
Investment management agreements
We have entered into separate investment management agreements with HPS for Watford Re, Watford Trust and each of our insurance subsidiaries, pursuant to which HPS manages our non-investment grade portfolio as described in each such agreement.
For Watford Re, which has the majority of our invested assets, other than the portion of Watford Re’s assets that must be held in investment grade securities for the purpose of either meeting regulatory capital requirements or posting collateral into trusts for the benefit of cedants, and a small portion of Watford Re’s assets that are held in cash or cash equivalents, HPS manages all of Watford Re’s invested assets in non-investment grade corporate credit assets, including bank loans and high yield bonds, and may also invest in other instruments such as mezzanine debt, equities, credit default swaps, structured credit instruments and other derivative products pursuant to our non-investment grade investment guidelines.
In order to implement our non-investment grade investment strategy, HPS may, from time to time and upon consultation with us, invest a portion of our non-investment grade portfolio in investment funds managed by HPS. While there is no codified limit on the portion of our non-investment grade portfolio that may be invested in funds managed by HPS, we only expect to invest additional assets from our non-investment grade portfolio in funds managed by HPS to the extent that HPS, in consultation with us, determines that such investment would provide economic, tax, regulatory or other benefits to us, for instance, such as allowing us to access a strategy that we would not have been able to efficiently access other than through investment in such a fund. We do not pay HPS any separate or additional fees with respect to any such assets invested in HPS-managed funds. As of September 30, 2018 and December 31, 2017, 2016 and 2015, our non-investment grade portfolio held $48.4 million, $49.6 million, $Nil and $Nil, respectively, in investment funds managed by HPS.
HPS manages assets of Watford Trust in non-investment grade corporate credit assets, including bank loans and high yield bonds, and may also invest in other instruments such as mezzanine debt, equities, credit default swaps, structured credit instruments and other derivative products pursuant to the non-investment grade investment guidelines and subject to the secured credit facility with Bank of America, N.A.

Our U.S. insurance subsidiaries each have investment portfolios; not less than half of each such investment portfolio must comprise investment grade assets, which are currently managed by AIM. The remainder of the assets is managed by HPS in non-investment grade corporate credit assets pursuant to our non-investment grade investment guidelines.
As set forth in each of the investment management agreements with HPS related to our non-investment grade portfolio, HPS is required to adhere to the non-investment grade investment guidelines relating to each such investment management agreement when managing our non-investment grade portfolio, which guidelines can only be amended upon the mutual agreement of us, HPS and, except with respect to the investment management agreement relating to Watford Trust, Arch. The non-investment grade investment guidelines under the non-investment grade portfolio investment management agreement relating to Watford Re contain certain parameters and limitations, including the following:

•
Composition of Investments: The assets of Watford Re in the non-investment grade portfolio are primarily invested in corporate debt instruments, including bank loans and high yield bonds, but may also include other instruments, including mezzanine debt, equities, credit default swaps, structured credit instruments and other derivative products. The assets of Watford Re in the non-investment grade portfolio may be hedged to reduce volatility and protect against systemic risks primarily through credit derivative products including indices. In addition, the assets of Watford Re in the non-investment grade portfolio may include short positions (for example, opportunistic short positions in issuers that display deteriorating fundamentals or in securities or derivatives that appear mispriced).

•
Concentration of Investments: Other than cash and cash equivalents, investment positions with a single issuer will comprise no more than 7.5% of the aggregate value of the Long Market Value (as defined in “Item 1. Business-Our operations-Investment operations-Non-investment grade portfolio-Investment strategy-Non-investment grade portfolio”). Each such determination is made at the time of the applicable investment. Positions established primarily for hedging purposes (including, without limitation, index positions) are not subject to this limit. For the avoidance of doubt, capital structure arbitrage positions in an issuer are deemed separate investments for the purposes of calculating this limit.

•
Leverage: HPS may utilize leverage in order to increase its investment capacity. Leverage may take a variety of forms, including total return swaps and other derivatives, loans for borrowed money, trading on margin and the use of inherently leveraged instruments. Subject to certain exceptions, leverage, expressed as the excess of the Long Market Value of the portfolio over the net asset value of the portfolio as a percentage of the net asset value of the portfolio, will generally not exceed 80%.

•
Equity: HPS’s research and investment process may sometimes present attractive common or preferred equity opportunities. Generally, the strategy underlying an equity investment is focused on either a value-oriented approach or a catalyst to a realization event. Examples of such catalysts can include restructurings, lawsuits, and regulatory changes, among other examples. Equity investments resulting in ownership exceeding 18.5% of the outstanding equity securities of an issuer, measured at the time of investment, will require our prior approval. It is not expected that the equity investments will represent more than 10% of the Long Market Value, in the aggregate.

•	Monitoring: HPS provides monthly risk and performance reports to Watford Re regarding the investment performance of HPS and reviews risk and performance in detail with Watford Re on a quarterly basis.

•
Tax Considerations: HPS may not intentionally or with reckless disregard take any action with respect to the assets of Watford Re in the non-investment grade portfolio which would cause Watford Re to be engaged, or deemed to be engaged, in a United States trade or business for United States federal income tax purposes or to be subject to United States federal income tax on a net income basis or income tax on a net income basis in any other jurisdiction, or otherwise result in material adverse tax consequences to Watford Re; provided, however, that HPS will be deemed to have satisfied the requirements of this paragraph if HPS complies with the non-investment grade investment guidelines or has obtained written advice from counsel that such investment or transaction will not result in any effectively connected income to Watford Re.
The non-investment grade investment guidelines under Watford Trust’s and our insurance subsidiaries’ respective investment management agreements with HPS also provide certain limitations relating to, among other things, the composition of investments, concentration of investments, leverage, equity, monitoring and tax considerations. As they relate to the concentration of investments, such non-investment grade investment guidelines provide that investment positions of Watford Trust or one of our insurance subsidiaries in a single issuer will comprise no more than 7.5% of the aggregate value of the long investments of Watford Trust or WICE, as applicable, or the total asset value of the non-investment grade portfolio plus the investment grade portfolio of each of WSIC or WIC, as applicable. However, with respect to Watford Trust and WICE, to the extent permitted, positions established primarily for hedging purposes are not included in these limits. As they relate to leverage, our non-investment grade investment guidelines provide that HPS may use leverage (subject to the terms of the secured credit facility with Bank of America, N.A.) in order to increase investment capacity for Watford Trust’s investments, so long as leverage, expressed as the excess of the Long Market Value of the portfolio over the net asset value of the portfolio as a percentage of the net asset value of the portfolio, does not exceed 80%. HPS is not permitted to use leverage for WICE’s, WIC’s or WSIC’s investments.
Each of the investment management agreements with HPS related to our non-investment grade portfolio has a current term ending on December 31, 2025. Thereafter, the terms will continue to renew for successive five-year periods unless either we or HPS gives notice to not renew at least 24 months before the end of the then-current term. The investment management agreements with HPS relating to Watford Trust, WSIC and WIC will terminate automatically upon the termination or expiration of Watford Re’s investment management agreement with HPS. Each of the investment management agreements with HPS related to our non-investment grade portfolio is subject to termination by us or by HPS upon the occurrence of certain events, including, but not limited to: (i) termination by us (x) other than in the case of Watford Trust, upon a downgrade in our financial strength rating by the applicable rating agency below “A-” (or equivalent) caused primarily by and attributed by such rating agency to HPS’s investment strategy (unless such downgrade would not be reasonably likely to have an adverse effect on us or our ability to underwrite and bind insurance and/or reinsurance policies, as applicable), (y) if HPS intentionally breaches the non-investment grade investment guidelines related to the applicable investment management agreement and such breach could reasonably be expected to have a material adverse effect on us, subject to a cure period, or (z) if HPS fails to exercise substantially the same standard of care and apply substantially similar investment making and risk management processes as it applies to its other clients pursuing substantially similar investment strategies, taking into account certain considerations as outlined in the investment management agreements, subject to a cure period, and (ii) termination by HPS (w) upon the non-renewal or termination of our services agreements with Arch, (x) upon any material non-compliance by us with any material law or regulation applicable to us, subject to a cure period, (y) upon the non-payment by us of a material amount due to HPS under any of the investment management agreements with HPS related to our non-investment grade portfolio, subject to a cure period or (z) upon the determination by HPS that the termination of any of the investment management agreements related to our non-investment grade portfolio is necessary or advisable to comply with the Bank Holding Company Act, the Dodd-Frank Act or any other current or future laws, rules, regulations or legal requirements applicable to HPS or its affiliates.
Under the terms of the investment management agreements with HPS related to our non-investment grade portfolio, we generally will indemnify and hold harmless an HPS Indemnified Person from and against any HPS-related Losses suffered or sustained by such HPS Indemnified Person, except to the extent such HPS-related Losses resulted from an action or inaction, or mistake of judgment, taken by an HPS Indemnified Person that constituted fraud, gross negligence or intentional misconduct, in each case, as determined in a final, non-appealable judgment by a court of competent jurisdiction. See “Item 1A. Risk Factors-Risks related to our investments-Errors or misconduct by employees of our Investment Managers or their third-party service providers could cause significant losses to our investments.”
In addition, the investment management agreements related to our non-investment grade portfolio provide that no HPS Indemnified Person will be liable to us for any HPS-related Losses suffered by us in connection with any matters to which the investment management agreements with HPS relate, including, but not limited to, trading losses, except those HPS-related Losses resulting from (x) such HPS Indemnified Person’s gross negligence or intentional misconduct or (y) material intentional breaches of the investment guidelines by HPS, which breaches are not cured within 90 days of the earlier of (A) the date on which HPS becomes aware of such breach, and (B) the date on which we notify HPS of such breach. The investment management agreements related to our non-investment grade portfolio provide that no breach of the investment guidelines shall be deemed to have occurred if: (i) we have agreed in writing to an amendment to such investment guidelines such that HPS’s actions under the amended investment guidelines would not constitute a breach of such guidelines; or (ii) such actions were approved by our Chief Executive Officer or Chief Risk Officer in writing; or (iii) such actions were taken pursuant to our instructions.
The fee structure that we pay to HPS pursuant to our non-investment grade portfolio was reduced beginning on January 1, 2018. For periods prior to January 1, 2018, the management fee was calculated at an annual rate of 1.5% of the aggregate net asset value of the assets that are managed by HPS, payable quarterly in arrears. Pursuant to the investment management agreements with HPS related to our non-investment grade portfolio, for periods beginning on or after January 1, 2018, HPS receives management fees at an annual rate of 1.0% of the aggregate net asset value of the assets that are managed by HPS, payable quarterly in arrears. Beginning January 1, 2020, to the extent the aggregate net asset value of the HPS-managed assets exceeds $1.5 billion, the management fee shall be calculated at a blended annual rate equal to (i) 1.0% of the initial $1.5 billion in net asset value plus (ii) seventy-five basis points (0.75%) of the excess of aggregate net asset value over $1.5 billion, subject to a minimum blended management fee rate of eighty-five basis points (0.85%) on the aggregate net asset value of the HPS-managed assets. For purposes of calculating the management fees related to our non-investment grade portfolio, net asset value is determined by HPS in accordance with the investment management agreements and is measured before reduction for any management fees, performance fees or any expense reimbursement and as adjusted for any non-routine intra-month withdrawals. We have also agreed to reimburse HPS for certain expenses related to the management of our non-investment grade portfolio as set forth in the non-investment grade investment management agreements.
For periods prior to January 1, 2018, HPS received a performance fee equal to 15% of Income (as defined in the investment management agreements relating to Watford Re, WICE and Watford Trust) as additional compensation for managing our non-investment grade portfolio. For periods commencing on or after January 1, 2018, and as further set out in the investment management agreements with HPS related to our non-investment grade portfolio, subject to the then-applicable high water mark, HPS receives a base performance fee equal to 10% of the Income (as defined in the non-investment grade investment management agreements relating to Watford Re, WICE and Watford Trust) or Aggregate Income (as defined in those investment management agreements relating to WSIC and WIC), as applicable, if any, on the assets managed by HPS, calculated and payable as of each fiscal year-end and the date on which the investment management agreements related to our non-investment grade portfolio are terminated and not renewed, and is eligible to earn an additional performance fee equal to 25% of any Excess Income (as defined in those investment management agreements) in excess of a net 10% return to Watford after deduction for paid and accrued management fees and base performance fees, with the total performance fees not to exceed 17.5% of the Income or Aggregate Income, as applicable. No performance fees will be paid to HPS if the high water mark (as described in the non-investment grade investment management agreements with HPS) is not met.
Our services agreements with AUL or AUI, as applicable, and investment management agreements with HPS related to our non-investment grade portfolio contain a provision that each must agree to any amendment of the other’s underwriting guidelines or non-investment grade investment guidelines, as applicable.
In addition to its management of our non-investment grade portfolio, pursuant to an account management agreement incorporating investment grade investment guidelines, HPS manages a portion of our investment grade portfolio as a recently-created separate managed account. HPS earns a management fee of 0.60% per annum on the assets in this separate managed account. There is no performance fee component for this separate managed account, and no management fees have been accrued or paid to-date.
In addition, as described under “Agreements with Arch-Services agreements-Services agreements with our operating subsidiaries,” HPS shares a portion of the management fees and performance fees with Arch pursuant to a fee sharing agreement, such that Arch and HPS each share in the combined fee revenues of the two parties with respect to the services that they provide to Watford Re. We pay each of Arch and HPS the fees due under the respective services agreements and investment management agreements, as applicable, and the fee sharing agreement does not affect the total amount of fees that we pay; we do not monitor, and we are not made aware of, the actual sharing payments between Arch and HPS.
As of September 30, 2018, December 31, 2017, 2016 and 2015, we had $1.9 billion, $1.8 billion, $1.5 billion and $1.4 billion, respectively, of non-investment grade corporate credit assets managed by HPS.
The table below provides the aggregate management fees and performance fees incurred under all investment management agreements with HPS for the three and nine months ended September 30, 2018 and 2017, and the years ended December 31, 2017, 2016 and 2015.

	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ended December 31,
	2018	2017	2018	2017	2017	2016	2015
	($ in millions)
Investment management fees - related parties	$4,008	$5,224	$11,728	$14,694	$20,827	$16,327	$16,024
Investment performance fees - related parties	2,407	3,713	6,606	11,052	14,905	24,065	—
Aggregate fees under investment management agreements	$6,415	$8,937	$18,334	$25,746	$35,732	$40,392	$16,024
Other agreements
In March 2014, in connection with our original private placement, HPS received warrants to acquire shares. See “-Our original private placement-Warrants” below.
Our original private placement
Common and preference shares
In March 2014, we issued and sold an aggregate of 22,682,875 common shares at a price per share of $40.00 for an aggregate purchase price of $907.3 million and an aggregate of 9,065,200 8½% cumulative redeemable preference shares at a price per share of $24.50 for an aggregate purchase price of $222.1 million. We refer to this transaction as our original private placement. The following table sets forth the number of common shares that we issued to our directors, executive officers and 5% common shareholders and their affiliates in our original private placement:

	Number of common shares	Aggregate purchase price for common shares ($)
Arch Reinsurance Ltd.	2,500,000	$100,000,000
John F. Rathgeber	12,500	500,000
Walter Harris	27,500	1,100,000
Nicolas Papadopoulo	62,500	2,500,000
Maamoun Rajeh	12,500	500,000
Laurence B. Richardson, II	2,500	100,000
Roderick Romeo	625	25,000
None of our directors or executive officers, or any of their affiliates, or any 5% common shareholder directly owns any of our 8½% cumulative redeemable preference shares. A subsidiary of Arch Reinsurance Ltd. owns an aggregate of 600,000 preference shares or approximately 6.6% of our preference shares, and such subsidiary received preferred dividends totaling $318,750 during each of the three months ended September 30, 2018 and 2017, preferred dividends totaling $956,250 during each of the nine months ended September 30, 2018 and 2017, and preferred dividends totaling $1,275,000 during each of the fiscal years ended December 31, 2017, 2016 and 2015, respectively.
Warrants
In March 2014, in connection with our original private placement, we issued to ARL warrants to purchase up to 975,503 of our common shares and to HPS warrants to purchase up to 729,188 of our common shares. The warrants expire on March 31, 2020, and are exercisable at any time following the listing of our common shares on the NASDAQ Global Market. The exercise price of the warrants is determined on the date of exercise so that, if all such warrants then outstanding were exercised in full on such exercise date in respect of the common shares then subject to such warrants, initial holders who purchased common shares in our original private placement would achieve a 15% target return (including dilution from such warrants and excluding dilution from start-up expenses related to our formation and original private placement or any warrants we may issue in the future) from March 25, 2014, the initial closing of our original private placement, through the date of such exercise, based on the $40.00 initial purchase price per common share paid by such initial holders and the market value of the common shares that would be necessary for the initial holders to achieve such target return if the initial holders disposed of their common shares on the date of such exercise. As of September 30, 2018, the exercise price was $75.24 per share.
The warrants provide that, at the holder’s request and at our option and in our sole discretion, the holder may, subject to certain conditions, receive cash in lieu of common shares upon exercise of the warrants. The amount of the cash payment is calculated by multiplying (i) the number of common shares for which the warrant is being exercised by (ii) the volume weighted average price per common share for the 20 trading days immediately prior to (but not including) the date of exercise less the strike price. We are not, however, required to net cash settle the warrants.
Common shareholders agreement
All of the current holders of our common shares are party to a common shareholders agreement, which contains provisions that govern the rights and obligations of the common shareholders as security holders, including, but not limited to, transfer restrictions, corporate governance and other matters as described below and set out in the common shareholders agreement.

Restrictions on transfers
Pursuant to the common shareholders agreement, each shareholder (other than Arch) has agreed that prior to the earlier of (i) March 25, 2019 and (ii) the initial listing of the common shares on the NASDAQ Global Market, it will not sell any common shares owned by it without the consent of our board of directors.
In addition, pursuant to the common shareholders agreement, Arch has agreed that prior to the earlier of (i) March 25, 2019 and (ii) the initial listing of the common shares on the NASDAQ Global Market, subject to limited exceptions, including in the case of termination of the services agreements with Arch and the right to participate in any tender or other offer made to all holders of common shares, Arch will not sell any common shares purchased by it in our original private placement other than transfers to affiliates without the consent of our board of directors.
Pre-emptive rights
Arch currently has a preemptive right to purchase up to its pro rata portion of any new equity securities or securities convertible into or exercisable or exchangeable for equity securities that we may, from time to time, propose to issue and sell, subject to certain exceptions. Arch’s preemptive right will terminate on the first day following the listing of our common shares on the NASDAQ Global Market.
Arch board seats
Our bye-laws provide that our board of directors shall be comprised of not less than three nor more than fifteen directors, and we currently have eight directors. Our bye-laws also provide that Arch has the right to appoint two individuals to serve as directors on our board of directors until the earlier of the date that (i) the services agreement between Arch and Watford Re is terminated and (ii) the number of common shares that Arch owns is less than 75% of the number of common shares originally purchased by Arch in our original private placement in March 2014 (as adjusted for stock splits, stock dividends or similar events). From and after such date, Arch will have the right to appoint one individual to serve as a director on our board of directors until the date that (A) if the services agreement between Arch and Watford Re is then in effect, the number of common shares that Arch owns is less than 50% of the number of common shares originally purchased by Arch in our original private placement in March 2014 (as adjusted for stock splits, stock dividends or similar events) and (B) if the services agreement between Arch and Watford Re is not then in effect, the number of common shares that Arch owns either (x) is less than 50% of the number of common shares originally purchased by Arch (as adjusted for stock splits, stock dividends or similar events) or (y) comprises less than 5% of our outstanding common shares, at which time Arch’s rights to appoint a director to our board of directors shall terminate.
So long as Arch is entitled to appoint at least one director to our board of directors, the affirmative vote of at least one director appointed by Arch is required for our board of directors to take any action to: (i) increase the number of members of our board of directors; (ii) form or create any subsidiaries or branches; (iii) change our name or the name of any of our subsidiaries; (iv) appoint or remove or replace our Chief Executive Officer or the Chief Executive Officer of any of our subsidiaries; (v) or appoint or remove or replace our Chief Risk Officer or the Chief Risk Officer of any of our subsidiaries. Upon the listing of our common shares on the NASDAQ Global Market, the affirmative vote of a director appointed by Arch will no longer be required to appoint or remove or replace our Chief Risk Officer or the Chief Risk Officer of any of our subsidiaries.
In addition, Arch is entitled to have at least one director appointed by Arch serve on each committee of the board of directors; provided that upon the listing of our common shares on the NASDAQ Global Market, the director appointed by Arch that serves on any committee of the board of directors that is subject to independence requirements for membership on such committee under the Exchange Act or the rules and regulations of the NASDAQ Stock Market must be a person that satisfies such independence requirements.
Directors appointed by Arch are not entitled to vote upon matters before the board of directors that relate to: (i) the services agreements with Arch or other matters directly and primarily affecting Arch in a capacity other than as a shareholder or director; or (ii) the termination of the investment management agreement between HPS and Watford Re, or any amendments to the fee arrangements contained therein. A director appointed by Arch may be removed at any time without cause by Arch or for cause in accordance with our bye-laws.
Unless sooner terminated in accordance with its terms or extended by the parties, the common shareholders agreement will terminate ten years after the date of the listing of our common shares on the NASDAQ Global Market.
Common share registration rights agreement
All of the current holders of our common shares are party to a common share registration rights agreement, which contains provisions that govern the rights and obligations of our common shareholders and holders of our warrants as security holders with respect to any registration of our common shares, including lock-up agreements in connection with an initial registered public offering of our common shares and granting all such common shareholders and holders of warrants “piggyback” registration rights to include securities in a registration statement of ours filed with the SEC under the Securities Act after a consummation of an initial registered public offering or a listing of our common shares.
“Piggyback” registration rights
After the effective date of the listing, the common shareholders and holders of warrants that are parties to the common share registration rights agreement will be entitled to unlimited “piggyback” registration rights for offerings of common shares for so long as they remain issued and outstanding and continue to constitute Registrable Securities (as such term is defined in the common share registration rights agreement) (which Registrable Securities will cease to be such once such securities may be resold under Rule 144).
Shelf registrations
At such time as we have qualified to register our securities on Form S-3 or any successor form, Arch will have the right to (i) request that we file a shelf registration statement with respect to the Registrable Securities held by the common shareholders and warrantholders that are parties to the common share registration rights agreement and (ii) deliver up to three (3) shelf take-down notices for underwritten secondary offerings of the securities owned by it and included in such shelf registration statement.
Preference shareholders agreement
All of the current holders of our preferences shares are party to a preference shareholders agreement, which contains provisions that govern the rights and obligations of the preference shareholders as security holders, including, but not limited to, transfer restrictions, corporate governance and other matters as described below and set out in the preference shareholders agreement.
Restrictions on transfers
Pursuant to the preference shareholders agreement, each shareholder has agreed that, prior to the earlier of (i) March 31, 2019 and (ii) if we consummate an initial public offering of our preference shares in the United States or a listing of our preference shares on a U.S. national securities exchange, the expiration of any lock-up period with respect to our preference shares in connection with such offering or listing, it will not sell any preference shares owned by it without the consent of our board of directors.
Preference share registration rights agreement
All of the current holders of our preference shares are party to a preference share registration rights agreement, which contains provisions that govern the rights and obligations of our preference shareholders as security holders with respect to any registration of our preference shares, including lock-up agreements in connection with an intial registered public offering of our preference shares and granting all such preference shareholders “piggyback” registration rights to include securities in a registration statement of ours filed with the SEC under the Securities Act after consummation of an initial registered public offering or a listing of our preference shares.
“Piggyback” registration rights
If we consummate an initial registered public offering of our preference shares, beginning 180 days after the effectiveness of such registration, the preference shareholders will be entitled to unlimited “piggyback” registration rights for offerings of preference shares for so long as they remain issued and outstanding and continue to constitute Registrable Securities (as such term is defined in the preference share registration rights agreement) (which Registrable Securities will cease to be such once such securities may be resold under Rule 144).
Lock-up agreements
To the extent not inconsistent with applicable law and subject to certain limitations and exceptions, our preference shareholders have agreed not to effect any public sale or distribution (including sales pursuant to Rule 144 under the Securities Act) of our equity securities, or any securities, options or rights convertible into or exchangeable or exercisable for such securities, during the seven days prior to, and the 180-day period beginning on the effective date of an initial registered public offering of our preference shares in the United States.
Policies and procedures for approval of related person transactions
Upon the listing of our common shares on the NASDAQ Global Market, we intend to adopt a related person transactions policy pursuant to which our executive officers, directors and principal shareholders, including their immediate family members, will not be permitted to enter into a related person transaction with us without the consent of our audit committee, another independent committee of our board of directors or the full board of directors. Any request for us to enter into a transaction with an executive officer, director, principal shareholder or any of such persons’ immediate family members, in which the amount involved exceeds $120,000, will be required to be presented to our audit committee for review, consideration and approval. All of our directors, executive officers and employees will be required to report to our audit committee any such related person transaction. In approving or rejecting the proposed transaction, our audit committee will take into account, among other factors it deems appropriate, whether the proposed related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the related person’s interest in the transaction and, if applicable, the impact on a director’s independence. Under the related person transactions policy, if we should discover related person transactions that have not been approved, our audit committee will be notified and will determine the appropriate action, including ratification, rescission or amendment of the transaction. A copy of our related person transactions policy will be available on our website.
Director independence
The listing standards of the NASDAQ Stock Market require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. In addition, the listing standards of the NASDAQ Stock Market require that audit committee members satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act and that the compensation committee members satisfy independence criteria set forth in Rule 5605(d) of the NASDAQ Stock Market rules. The listing standards of the NASDAQ Stock Market further provide that a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Our board of directors has affirmatively determined that Walter Harris, Garth Lorimer Turner, Elizabeth Gile, Thomas Miller and Deborah DeCotis meet the definition of “independent director” under the applicable rules of the NASDAQ Stock Market. In making this determination, our board of directors considered the relationships that each such non-employee director has with our company and all other facts and circumstances that our board of directors deemed relevant in determining their independence, including beneficial ownership of our common shares. As a result, in accordance with listing standards of the NASDAQ Stock Market, a majority of our directors are independent.

Item 8. Legal Proceedings
There is no litigation currently pending or, to the knowledge of management, contemplated against us or any of our officers or directors in their capacity as such.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters
Market information
There is currently no public market for our common shares.
As of September 30, 2018, there were 861 shareholders of record of our common shareholders. As of September 30, 2018, there were approximately 117 shareholders of record of our preference shareholders.
As of September 30, 2018, there are 1,704,691 common shares subject to outstanding warrants, which will not become exercisable until the listing of our common shares on the NASDAQ Global Market.
Dividend policy
We do not expect to declare or pay dividends on our common shares for the foreseeable future. We intend to retain all of our future earnings, if any, generated by our operations for the development and growth of our business.
Additionally, we are subject to Bermuda legal constraints that may affect our ability to pay dividends on our common shares and make other payments. Under the Bermuda Companies Act, we may not declare or pay a dividend if there are reasonable grounds for believing that we are, or would after the payment be, unable to pay our liabilities as they become due or that the realizable value of our assets would thereafter be less than the aggregate of our liabilities. We are also currently restricted in our ability to pay dividends pursuant to the terms of our existing indebtedness unless we meet certain conditions, financial and otherwise. In addition, certain of our subsidiaries are currently restricted in their ability to pay dividends to us pursuant to applicable insurance regulatory requirements. Any decision to pay dividends in the future will be made at the discretion of our board of directors and depends on our financial condition, results of operations, capital requirements and other factors that our board of directors deems relevant.

Item 10. Recent Sales of Unregistered Securities
On March 25, 2014, we issued an aggregate of 22,682,875 common shares at price per share of $40.00 for an aggregate purchase price of $907,315,000, and, on March 31, 2014, we issued an aggregate of 9,065,200 8½% cumulative redeemable preference shares at a price per share of $25.00 for an aggregate purchase price of $226,630,000. These common shares and preference shares were sold for cash in private offerings to accredited investors pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D under the Securities Act. Each of the subscribers in the offerings represented that it was an accredited investor as defined in Regulation D and that it was acquiring the shares for its own account and not with a view to or for sale in connection with any distribution, and appropriate legends were affixed to the shares. J.P. Morgan Securities LLC acted as placement agent in connection with the offerings and received a placement fee of approximately $10 million.
In addition, on March 25, 2014, in connection with the private offering of common shares described above, we issued warrants to purchase an aggregate of 1,704,691 common shares to Arch and HPS. These warrants were issued in a private offering pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D under the Securities Act. Each of the warrant holders represented that it was an accredited investor as defined in Regulation D and that it was acquiring the warrants for investment purposes and not with a view to distribution or resale in the United States or otherwise in violation of U.S. securities laws, and appropriate legends were affixed to the warrants.

Item 11. Description of Registrant’s Securities To Be Registered
Description of Share Capital
The following description of our share capital summarizes certain provisions of our memorandum of association and our bye-laws that will become effective as of the listing of our common shares on the NASDAQ Global Market. Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of our memorandum of association and bye-laws, copies of which will be filed as exhibits to this registration statement, and applicable Bermuda law. Prospective investors are urged to read the exhibits for a complete understanding of our memorandum of association and bye-laws. The descriptions of our common shares reflect changes to our capital structure that will occur upon the listing of our common shares on the NASDAQ Global Market.
General
We are an exempted company incorporated under the laws of Bermuda and are registered with the Registrar of Companies in Bermuda under registration number 47717. We are incorporated under the name “Watford Holdings Ltd.” Our registered office is located at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda.
The objects of our business are unrestricted and we have the capacity of a natural person. We therefore are able to undertake activities without restriction on our capacity.
Share capital
Immediately following the listing of our common shares on the NASDAQ Global Market, our authorized share capital will consist of 120,000,000 common shares, par value $0.01 per share, and 30,000,000 preference shares, par value $0.01 per share, and there will be 22,682,875 of our common shares outstanding and 9,065,200 of our 8½% cumulative redeemable preference shares outstanding.
Common shares
Our common shares have no pre-emptive rights or other rights to subscribe for additional shares, and no rights of redemption, conversion or exchange. Under certain circumstances and subject to the provisions of our bye-laws, we may be required to make an offer to repurchase shares held by shareholders. All of our outstanding common shares are fully paid and non-assessable.
Dividend and distribution rights
We do not expect to declare or pay dividends on our common shares for the foreseeable future. We intend to retain all of our future earnings, if any, generated by our operations for the development and growth of our business.
Under Bermuda law, a company may not declare or pay dividends or make a distribution out of contributed surplus if there are reasonable grounds for believing that: (i) it is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) the realizable value of its assets would thereafter be less than its liabilities. Under our bye-laws, each common share is entitled to dividends, as and when dividends are declared by our board of directors, subject to any preferred dividend right of the holders of any preference shares, including our 8½% cumulative redeemable preference shares.
Except with respect to the dividends or distributions to be paid to the holders of our 8½% cumulative redeemable preference shares and other than as necessary to pay our expenses, we expect that our subsidiaries will retain virtually all profits, if any. However, the boards of directors of

Watford Re and our other corporate subsidiaries will have absolute discretion, subject to statutory requirements, regulatory requirements and the terms of our existing indebtedness to declare dividends at any time, including, for example, if a subsidiary is unable to keep its capital employed in a manner deemed suitable. Our board of directors will decide the appropriate use of any funds received by way of dividend from a subsidiary, including, possibly, declaration of dividends or share purchases by us.
See “Item 9. Market Price of Dividends on the Registrant’s Common Equity and Related Stockholder Matters-Dividend policy” for more information on our dividend policy.
Voting rights
In general, and subject to the restrictions described below, common shareholders will have one vote for each common share held by them and will be entitled to vote, on a non-cumulative basis, at all meetings of shareholders.
Each holder of common shares that is a U.S. person (other than HPS and certain of its employees and affiliates and Arch and certain of its affiliates, which are not subject to the voting limitation described herein) will be limited to voting (directly, indirectly or constructively, as determined for U.S. federal income tax purposes) that number of common shares equal to 9.9% of the total combined voting power of all classes of shares of our company entitled to vote at a general meeting (as determined taking into account all such reductions in voting rights). In addition to the foregoing, in order to ensure that non-U.S. shareholders are subject to similar voting limitations as apply to U.S. shareholders, no holder of common shares will be permitted to vote (directly, indirectly or constructively) more than that number of common shares equal to 9.9% of the total combined voting power of all classes of shares of our company entitled to vote at a general meeting.
Pursuant to our bye-laws, each shareholder shall provide us with such information as we may reasonably request so that we and our board of directors may make determinations as to the ownership (direct or indirect or by attribution) of shares to such shareholder or to any person to which shares may be attributed as a result of the ownership of shares by such shareholder.
Rights upon liquidation
In the event of the liquidation, dissolution or winding up of our company, the holders of our common shares will be entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to the liquidation preference on any issued and outstanding preference shares.
Variation of rights
If at any time we have more than one class of shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, may be varied by a resolution approved by at least 66⅔% of the combined voting power of the issued and outstanding shares of such class. Our bye-laws specify that the creation or issuance of shares ranking equally with existing shares will not, unless expressly provided by the terms of issue of existing shares, vary the rights attached to existing shares.
Preference shares
Pursuant to Bermuda law and our bye-laws, our board of directors may establish one or more series of preference shares having such designations, dividend rates, redemption features, liquidation rights and preferences, conversion or exchange rights, relative voting rights or such other special rights, qualifications, limitations or restrictions as may be fixed by our board of directors without any further shareholder approval. Such rights, preferences, powers and limitations as may be established could have the effect of discouraging an attempt to obtain control of our company.

8½% cumulative redeemable preference shares
On March 31, 2014, in connection with our original private placement, we issued 9,065,200 8½% cumulative redeemable preference shares, at a price of $24.50 per share, for an aggregate subscription price of approximately $226.6 million. In this subsection, we refer to these preference shares as the preference shares.
General
The preference shares rank senior to our common shares and rank pari passu with each other series of shares ranking on parity with the preference shares with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding-up. As of the listing of our common shares on the NASDAQ Global Market, there will be no other shares that will have been issued by us that rank pari passu with the preference shares with respect to payment of dividends and distribution of assets upon its liquidation, dissolution or winding-up. Our board of directors may from time to time create and issue new junior stock and parity stock of other series without the approval of the holders of the preference shares and fix their relative rights, preferences and limitations.
We are generally able to pay dividends and distributions upon liquidation, dissolution or winding-up only out of lawfully available funds for such payment (i.e., after satisfaction of indebtedness and other non-equity claims). The preference shares are fully-paid and nonassessable.
Holders of the preference shares do not have preemptive or subscription rights to acquire further shares in our company.
The preference shares are not convertible into, or exchangeable for, shares of any other class or series of shares or other securities of our company or our property or assets. The preference shares have no stated maturity and are not subject to any mandatory redemption, sinking fund, retirement fund, purchase fund or other obligation of ours to redeem, repurchase or retire the preference shares.
Dividends on the preference shares
Dividends on the preference shares are cumulative. Consequently, if our board of directors does not authorize and declare a dividend for any dividend period, holders of the preference shares will be entitled to receive a dividend for such period, and such undeclared dividend will accumulate and will be payable.
Dividends on the preference shares are payable quarterly on the last day of March, June, September and December (each, a Dividend Payment Date) when, as and if declared by our board of directors out of legally available funds for such purpose. Our board of directors may resolve, for any reason and in its absolute discretion, not to declare or pay in full or in part any dividends on the preference shares in respect of one or more dividend periods. Dividends accumulate in each dividend period from and including the preceding Dividend Payment Date or the initial issue date, as the case may be, to but excluding the applicable Dividend Payment Date for such dividend period. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payments on the preference shares which may be deferred or in arrears.
Dividends accrue (i) from (and including) June 30, 2014 to (but excluding) June 30, 2019 (the Fixed Rate Period) at 8½% (the Fixed Rate) of the $25 per share liquidation preference per annum (equivalent to $2.125 per share per annum); and (ii) from (and including) June 30, 2019 (the Floating Rate Period), at a floating rate per annum (the Floating Rate) equal to three-month U.S. dollar LIBOR plus 667.85 basis points; provided, that, if, at any time, the three-month U.S. dollar LIBOR shall be less than 1%, then the three-month U.S. dollar LIBOR for purposes of calculating the Floating Rate at the time of such calculation shall be 1%. Other than the right to payment of accrued but unpaid dividends, if any, on the preference shares, the holders of the preference shares are not entitled to share in any other dividends or distributions of our company.
Dividends are payable to holders of record of the preference shares as they appear in the register of members on the applicable record date, which shall be the 15th day of the month preceding that Dividend Payment Date or such other record date fixed by our board of directors that is not more than 60 nor less than ten days prior to such Dividend Payment Date. These dividend record dates apply regardless of whether a particular dividend record date is a business day. As used in this subsection, “business day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday, and is not a day on which banking institutions in New York City and Hamilton, Bermuda generally are authorized or obligated by law or executive order to close.
During the Fixed Rate Period, dividends payable on the preference shares are computed on the basis of a 360-day year consisting of twelve 30-day months. During the Floating Rate Period, dividends payable on the preference shares are computed on the basis of actual days elapsed over a year consisting of 365 days.
If any date on which dividends would otherwise be payable is not a business day, then the dividend payment date will be the next succeeding business day after the original Dividend Payment Date, and no additional dividends will accumulate on the amount so payable from such date to such next succeeding business day.
So long as any preference shares remain issued and outstanding for any dividend period, unless the full dividends for the latest completed dividend period on all issued and outstanding preference shares have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside:

•
no dividend (other than a dividend in common shares or in any other shares ranking junior to the preference shares as to dividends and upon liquidation, dissolution or winding-up) will be declared or paid or a sum sufficient for the payment thereof set aside for such payment or other distribution declared or made upon our common shares or upon any other shares ranking junior to the preference shares as to dividends or upon liquidation, dissolution or winding-up; and

•
no common shares, other shares ranking junior to or on a parity with the preference shares as to dividends or upon liquidation, dissolution or winding-up will be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by us.

As used in this subsection, “junior stock” means any class or series of shares that rank junior to the preference shares either as to the payment of dividends or as to the distribution of assets upon any liquidation, dissolution or winding-up of our company. Junior stock includes our common shares.
As used in this subsection, “parity stock” means any class or series of shares that ranks equally with the preference shares as to payment of dividends and the distribution of assets on any liquidation, dissolution or winding-up of our company. As of the listing of our common shares on the NASDAQ Global Market, there will be no shares which would be considered parity stock with the preference shares.
Liquidation rights of the preference shares
Upon any voluntary or involuntary liquidation, dissolution or winding-up of our company, holders of the preference shares are entitled to receive out of our assets legally available for distribution to shareholders, after satisfaction of indebtedness and other non-equity claims, if any, a liquidation preference in the amount of $25 per share, plus declared and unpaid dividends, if any, to, but excluding, the date fixed for distribution, with accumulation of any undeclared dividends, before any distribution of assets is made to holders of our common shares, or any of our other shares ranking junior to the preference shares. Holders of the preference shares are not entitled to any other amounts after they have received their full liquidation preference.
In any such distribution, if our assets are not sufficient to pay the liquidation preference in full to all holders of the preference shares, the amounts paid to the holders of the preference shares will be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders. If the liquidation preference has been paid in full to all holders of the preference shares, the holders of any other class of shares shall be entitled to receive all of its remaining assets according to their respective rights and preferences.
A consolidation, amalgamation, merger, arrangement or reconstruction involving our company or the sale or transfer of all or substantially all of our shares or our property or business is not deemed to constitute a liquidation, dissolution or winding-up of our company.
Redemption of preference shares
Optional redemption by us
The preference shares are not redeemable at our option prior to June 30, 2019. The preference shares are redeemable at our option, in whole or in part, upon not less than 30 nor more than 60 days’ prior written notice, at a redemption price equal to $25 per share, plus declared and unpaid dividends, if any, to, but excluding, the date of redemption, with accumulation of any undeclared dividends on and after June 30, 2019.
If the preference shares are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of the preference shares to be redeemed within the time period provided above. Each notice of redemption will include a statement setting forth:

•	the redemption date;

•	the number of preference shares to be redeemed and, if less than all the preference shares held by such holder are to be redeemed, the number of such preference shares to be redeemed from such holder;

•	the redemption price; and

•	the place or places where holders may surrender certificates evidencing the preference shares for payment of the redemption price.
If notice of redemption of any preference shares has been given and if the funds necessary for such redemption have been set aside by us for the benefit of the holders of the preference shares so called for redemption, then, from and after the redemption date, dividends will cease to accumulate on such preference shares, such preference shares shall no longer be deemed issued and outstanding and all rights of the holders of such preference shares will terminate, except the right to transfer the preference shares prior to the redemption date and the right to receive the redemption price, plus declared and unpaid dividends, if any.
In case of any redemption of only part of the preference shares at the time issued and outstanding, the preference shares to be redeemed shall be selected either pro rata or in such other manner as we may determine to be fair and equitable.
Optional redemption by the holder
Each holder of the preference shares may at any time on or after June 30, 2034, at such holder’s sole option and election, require us to redeem in cash any or all of the preference shares held by such holder at the $25 per share liquidation preference plus an amount equal to all accumulated and unpaid dividends thereon to the date of redemption, whether or not declared (an Optional Redemption).

To effect a redemption of the preference shares, the holder of record thereof shall make a written demand for such redemption to us at our principal executive offices setting forth therein the number of preference shares to be redeemed and the certificate or certificates representing such preference shares, if any. If we do not have sufficient funds legally available to redeem all preference shares which the holders thereof have required us to redeem, we shall redeem a pro rata portion of each such holder’s preference shares out of funds legally available therefor, based on the respective amounts which would otherwise be payable in respect of the preference shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after we have funds legally available therefor.
Payments on preference shares
We make all payments on the preference shares free and clear of, and without withholding or deduction at source for or on account of, any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any relevant taxing jurisdiction, unless such taxes, fees, duties, assessments or governmental charges are required to be withheld or deducted by (x) the laws (or any regulations or rulings promulgated thereunder) of any relevant taxing jurisdiction or (y) an official position regarding the application, administration, interpretation or to enforcement of any such laws, regulations or rulings (including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in any relevant taxing jurisdiction).
Preference share voting rights
Except as provided below and under Bermuda law, the holders of the preference shares have no voting rights.
Whenever dividends payable on preference shares have not been declared by our board of directors and paid for an aggregate amount equivalent to six full dividend periods (whether or not consecutive) on all of the preference shares or if we fail to effect an Optional Redemption requested by the holders of the preference shares from amounts legally available for such purpose, the holders of the preference shares have the right, voting as a single class, to elect one director of our board of directors. We are required to use our best efforts to effectuate the election or appointment of this one director.
Whenever dividends on the preference shares have been paid in full, or declared and sufficient funds have been set aside, the right of holders of the preference shares to be represented by a director will cease (but subject always to the same provision for the vesting of such rights in the case of any future suspension of payments in an amount equivalent to dividends for six full dividend periods whether or not consecutive), and the term of office of the additional director elected or appointed to our board of directors will terminate.
At any time when such special voting power has vested in the holders of the preference shares as described in the preceding paragraph, such right may be exercised initially either at a special meeting of the holders of the preference shares, or at any annual general meeting of shareholders, and thereafter at annual general meetings of shareholders. At any time when such special right has vested, our chairman will, upon the written request of the holders of record of at least 10% of the preference shares then issued and outstanding addressed to our secretary, call a special general meeting of the holders of the preference shares for the purpose of electing the director. Such meeting will be held at the earliest practicable date in such place as may be designated pursuant to our bye-laws (or if there be no designation, at our principal office in Bermuda). If such meeting is not called within 20 days after the secretary has been personally served with such request, or within 60 days after mailing the same by registered or certified mail addressed to our secretary at our principal office, then the holders of record of at least 10% of the preference shares may designate in writing one of their number to call such meeting at our expense, and such meeting may be called by such person so designated upon the notice required for annual general meetings of shareholders and will be held in Bermuda, unless otherwise designated. Any holder of the preference shares will have access to our register of members for the purpose of causing meetings of shareholders to be called pursuant to these provisions. Notwithstanding the foregoing, no such special meeting will be called during the period within 90 days immediately preceding the date fixed for the next annual general meeting of shareholders.
At any annual or special general meeting at which the holders of the preference shares have the special right to elect directors as described above, the presence, in person or by proxy, of the holders of 50% of the preference shares will be required to constitute a quorum for the election of any director by the holders of the preference shares voting as a separate class.
During any period in which the holders of the preference shares have the right to vote as a class for a director as described above, any vacancies in our board of directors will be filled by the vote of a majority of the board of directors pursuant to our bye-laws. During such period, the director so elected by the holders of the preference shares will continue in office (i) until the next succeeding annual general meeting or until his or her successor, if any, is elected by such holders or (ii) unless required by applicable law, rule or regulation to continue in office for a longer period, until termination of the right of the holders of the preference shares to vote as a class for a director, if earlier. Immediately upon any termination of the right of the holders of the preference shares to vote as a class for a director as provided herein, the term of office of the director then in office so elected by the holders of the preference shares will terminate.
Without the sanction of a resolution approved by at least 66⅔% of the combined voting power of the issued and outstanding preference shares, we may not take any action that would vary the rights attached to the preference shares.
We may create and issue additional series of parity stock and junior stock without the consent of any holder of the preference shares. Holders of the preference shares are not entitled to vote on any sale of all or substantially all of our assets.
On any item on which the holders of the preference shares are entitled to vote, such holders will be entitled to one vote for each preference share held.
The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all issued and outstanding preference shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by us for the benefit of the holders of preference shares to effect such redemption.
Certain bye-law provisions
Certain provisions of our bye-laws may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest, including an attempt that might result in such shareholder’s receipt of a premium over the market price for his or her shares. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which could result in an improvement of such persons’ terms. See “Item 1A. Risk Factors-Risks related to our common shares-Our bye-laws contain provisions that could impede an attempt to replace or remove the board of directors or management or delay or prevent the sale of our company, which could diminish the value of our common shares or prevent our shareholders from receiving premium prices for their shares in an unsolicited takeover.”
Number of directors
Our bye-laws provide that our board of directors shall have not less than three directors and not more than fifteen directors with the exact number of directors to be determined from time to time by resolution adopted by the affirmative vote of a majority of the board of directors. Our board of directors has adopted a resolution providing for a nine-member board of directors. For so long as Arch is entitled to appoint one director to our board of directors, the affirmative vote of at least one director appointed by Arch shall be required to increase the number of members of the board of directors.
Arch has the right to appoint two individuals to serve as directors on our board of directors until the earlier of the date that (i) the services agreement between Arch and Watford Re is terminated and (ii) the number of common shares that Arch owns is less than 75% of the number of common shares originally purchased by Arch in our original private placement in March 2014 (as adjusted for stock splits, stock dividends or similar events). From and after such date, Arch will have the right to appoint one director to our board of directors until the date that (A) if the services agreement between Arch and Watford Re is then in effect, the number of common shares that Arch owns is less than 50% of the number of common shares originally purchased by Arch in our original private placement in March 2014 (as adjusted for stock splits, stock dividends or similar events) and (B) if the services agreement between Arch and Watford Re is not then in effect, the number of common shares that Arch owns either (x) is less than 50% of the number of common shares originally purchased by Arch (as adjusted for stock splits, stock dividends or similar events) or (y) comprises less than 5% of our outstanding common shares, at which time Arch’s rights to appoint a director to our board of directors shall terminate.
In addition, the holders of our 8½% cumulative redeemable preference shares have the right to elect one director to our board of directors under certain circumstances. See “-Preference shares” above.
Classified board of directors
Upon the listing of our common shares on the NASDAQ Global Market, in accordance with the terms of our bye-laws, our board of directors will be divided into three classes, designated Class I, Class II and Class III, with members of each class serving staggered three-year terms. Each director will serve for a term ending on the date of our third annual general meeting next following the annual general meeting at which such director was elected; provided that directors initially designated as Class I directors will serve for an initial term ending on the date of our first annual general meeting next following the annual general meeting at which such directors were elected and directors initially designated as Class II directors will serve for an initial term ending on our second annual general meeting next following the annual general meeting at which such directors were elected.
Our classified board of directors prevents shareholders from electing an entirely new board of directors at an annual general meeting and could have the effect of delaying or discouraging an acquisition of us or a change in our management.
Removal of directors
In accordance with the terms of our bye-laws, a director may be removed by the shareholders for cause (as such term is defined in the bye-laws) upon the affirmative vote of the holders of a majority of the total combined voting power of the issued and outstanding shares entitled to vote for the election of directors; provided that the notice of any such meeting convened for such purpose shall contain a statement of the intention to do so and be served on such director not less than ten days before the meeting and, at such meeting, the director shall be entitled to be heard on the motion for such director’s removal. Additionally, directors appointed by Arch may be removed by Arch without cause.
Any vacancy on our board of directors may be filled at the meeting at which such director is removed upon the affirmative vote of the holders of a majority of the total combined voting power of the issued and outstanding shares entitled to vote. In the absence of such election or appointment, the board of directors may fill the vacancy. In the event the vacancy to be filled is for a director appointed by Arch, then Arch shall have the right to appoint the director to fill such vacancy. These provisions limit shareholders’ ability to remove incumbent directors and replace them with their own nominees.
No shareholder action by written consent
Our bye-laws provide that shareholder action may be taken only at an annual meeting or special meeting of shareholders and may not be taken by written consent in lieu of a meeting. Failure to satisfy any of the requirements for a shareholder meeting could delay, prevent or invalidate shareholder action.
Shareholder advance notice procedures
Our bye-laws establish an advance notice procedure for shareholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our shareholders. The bye-laws provide that any shareholder wishing to nominate persons for election as directors at, or bring other business before, an annual meeting must deliver to our secretary a written notice of the shareholder’s intention to do so. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company. To be timely, the shareholder’s notice must be delivered to or mailed and received by us not less than 90 days nor more than 120 days before the anniversary date of the preceding annual meeting, except that if the annual meeting is set for a date that is not within 30 days before or after such anniversary date, we must receive the notice not later than the close of business on the tenth day following the earlier of the date on which notice of the annual general meeting was posted to shareholders or the date on which public disclosure of the date of the annual general meeting was made. The notice must include the following information:

•	the name and address of the shareholder who intends to make the nomination and the name and address of the person or persons to be nominated or the nature of the business to be proposed;

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a representation that the shareholder is a holder of record of our share capital entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons or to introduce the business specified in the notice;

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if applicable, a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons, naming such person or persons, pursuant to which the nomination is to be made by the shareholder;

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such other information regarding each nominee or each matter of business to be proposed by such shareholder as would be required to be included in a proxy statement filed under the SEC’s proxy rules if the nominee had been nominated, or intended to be nominated, or the matter had been proposed, or intended to be proposed, by the board of directors;

•	if applicable, the consent of each nominee to serve as a director if elected; and

•	such other information that the board of directors may request in its discretion.
Amendments to memorandum of association and bye-laws
Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of its shareholders. Our bye-laws provide that the memorandum of association may not be altered or amended unless it shall have been approved by a resolution of our board of directors and by a resolution approved by a simple majority of votes cast at a meeting at which a quorum is present.

Our bye-laws provide that no bye-law shall be rescinded, altered or amended, and no new bye-law shall be made, unless it shall have been approved by a resolution of our board of directors and by a resolution approved by a simple majority of votes cast at a meeting at which a quorum is present; provided, however, approval by a resolution of our board of directors and by a resolution approved by at least 66⅔% of the shares entitled to vote is required in order to rescind, alter or amend any bye-law that would (i) change the approval required for the election or removal of directors; (ii) change the approval required for a merger or amalgamation; (iii) change the approval required for shareholders to take action; or (iv) alter the rights of any class of shares; provided, further, however, that an amendment or modification to the bye-laws modifying the rights or obligations of Arch with respect to the directors appointed by Arch, shall in each case be effective only with the consent of the shareholders that are affiliates of Arch. For a description of Arch’s director rights, see “Item 7. Certain Relationships and Related Transactions, and Director Independence-Common shareholders agreement-Arch board seats.” These provisions make it more difficult for any person to remove or amend any provisions in our memorandum of association and bye-law that may have an anti-takeover effect.
Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company’s issued share capital or any class thereof have the right to apply to the Supreme Court of Bermuda for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company’s share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No application may be made by shareholders voting in favor of the amendment.
Business combinations
Our bye-laws provide that we are prohibited from engaging in any “business combination” with any “interested shareholder” without the approval by our board of directors and the authorization at an annual or special general meeting, by the affirmative vote of at least a majority of our issued and outstanding shares entitled to vote that are not owned by the interested shareholder.
Our bye-laws define “business combination” to include the following:

•	any merger or consolidation of our company with the interested shareholder or its affiliates;

•	any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of our assets involving the interested shareholder;

•	any transaction involving us that has the effect of increasing the proportionate share of any class or series of our shares beneficially owned by the interested shareholder; or

•	any receipt by the interested shareholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through us.
An “interested shareholder” is any entity or person who, together with affiliates and associates, owns, or within the previous three years owned, 15% or more of our issued and outstanding voting shares.
Meetings of shareholders
Under Bermuda law, a company is required to convene at least one general meeting of shareholders entitled to attend and vote each calendar year. However, under Bermuda law the shareholders may, by resolution, waive this requirement, either for a specific year or period of time, or indefinitely.

When the requirement has been so waived, any shareholder may, on notice to the company, terminate the waiver, in which case an annual general meeting must be called. Bermuda law provides that a special general meeting of shareholders may be called by the board of a company and must be called upon the request of shareholders holding not less than 10% of its paid-up capital carrying the right to vote at general meetings. Bermuda law also requires that shareholders be given at least five days’ advance notice of a general meeting, but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting.
Our bye-laws provide that the board of directors may convene an annual general meeting or a special general meeting. Under our bye-laws, at least 21 days’ notice of an annual general meeting or a special general meeting must be given to each shareholder entitled to vote at such meeting. This notice requirement is subject to the ability to hold such meetings on shorter notice if such notice is agreed: (i) in the case of an annual general meeting, by all of the shareholders entitled to attend and vote at such meeting; or (ii) in the case of a special general meeting, by a majority in number of the shareholders entitled to attend and vote at the meeting holding not less than 95% in nominal value of the shares entitled to vote at such meeting. Our bye-laws provide that the quorum required for a general meeting of shareholders is two or more persons present in person at the start of the meeting and representing in person or by proxy not less than a majority of the total combined voting power of the issued and outstanding shares entitled to vote.
Market listing
We have applied to list our common shares on NASDAQ under the symbol “WTRE.”
Transfer agent and registrar
Following the listing of our common shares on the NASDAQ Global Market, the transfer agent and registrar for our common shares will be American Stock Transfer & Trust Company LLC.
Comparison of Shareholder Rights
Prospective investors should be aware that the Companies Act, which applies to us, differs in certain material respects from laws generally applicable to U.S. companies incorporated in the State of Delaware and their shareholders. The following is a summary of certain significant differences between the Companies Act (including modifications adopted pursuant to our bye-laws) and Bermuda common law applicable to us and our shareholders, on the one hand, and the provisions of the Delaware General Corporation Law applicable to U.S. companies organized under the laws of Delaware and their shareholders, on the other hand.
Duties of directors
The Companies Act authorizes the directors of a company, subject to its bye-laws, to exercise all powers of the company except those that are required by the Companies Act or the company’s bye-laws to be exercised by the shareholders of the company. Our bye-laws provide that our business is to be managed and conducted by our board of directors. In accordance with Bermuda common law, members of a board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty includes the following essential elements:

•	a duty to act in good faith in the best interests of the company;

•	a duty not to make a personal profit from opportunities that arise from the office of director; and

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a duty to avoid situations in which there is an actual or potential conflict between a personal interest or the duties owed a duty to exercise powers for the purpose for which such powers were intended.

The Companies Act imposes a duty on directors and officers of a Bermuda company:

•	to act honestly and in good faith with a view to the best interests of the company; and

•	to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.
The Companies Act also imposes various duties on directors and officers of a company with respect to certain matters of management and administration of the company.
Under Bermuda law, directors and officers generally owe fiduciary duties to the company itself, not to the company’s individual shareholders or members, creditors, or any class of shareholders, members or creditors. Our shareholders may not have a direct cause of action against our directors.
Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the company. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the company and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the company.
Interested directors
Bermuda law provides that a transaction entered into by us in which a director has an interest will not be voidable by us and such director will not be liable to us for any profit realized pursuant to such transaction as a result of such interest, provided the nature of the interest is disclosed at the first opportunity either at a meeting of directors or in writing to the directors. While we are not aware of any Bermuda case law on the meaning of “first opportunity,” a Bermuda court will likely employ a practical interpretation of those words. Subject to the NASDAQ Stock Market rules and applicable U.S. securities laws, our bye-laws do not require directors to recuse themselves from any discussion or decision involving any contract or proposed contract or arrangement in which the director is directly or indirectly interested so long as the nature of the interest is disclosed, and such director may be counted in the quorum for such meeting; provided, however, that a director appointed by Arch is not entitled to vote upon matters before the board of directors that relate to (i) the services agreements with Arch or any other matters directly and primarily affecting Arch in a capacity other than as a shareholder or director; or (ii) the termination of the investment management agreement between HPS and Watford Re, or any amendments to the fee arrangements contained therein.
Under Delaware law, such transaction would not be voidable if: (i) the material facts as to such interested director’s relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors; (ii) such material facts are disclosed or are known to the shareholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote on the matter; or (iii) the transaction is fair as to the company as of the time it is authorized, approved or ratified. Under Delaware law, such interested director could be held liable for a transaction in which such director derived an improper personal benefit.
Voting rights and quorum requirements
Under Bermuda law, the voting rights of our shareholders are regulated by our bye-laws and, in certain circumstances, the Companies Act. Generally, except as otherwise provided in the bye-laws or the Companies Act, any action or resolution requiring approval of the shareholders may be passed by a simple majority of votes cast. Our bye-laws provide that the election of directors requires the affirmative vote of only a plurality of the votes cast.
Any individual who is a shareholder of our company and who is present at a meeting may vote in person, as may any corporate shareholder that is represented by a duly authorized representative at a meeting of shareholders. Our bye-laws also permit attendance at general meetings by proxy, provided the instrument appointing the proxy is in the form specified in the bye-laws or such other form as the board may determine. The specific voting rights of our common shares are set forth in detail under “Description of Share Capital-Common shares-Voting rights.”
Under Delaware law, unless otherwise provided in a company’s certificate of incorporation, each shareholder is entitled to one vote for each share of stock held by the shareholder. Delaware law provides that unless otherwise provided in a company’s certificate of incorporation or bylaws, a majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum at a meeting of shareholders. In matters other than the election of directors, with the exception of special voting requirements related to extraordinary transactions, and unless otherwise provided in a company’s certificate of incorporation or bylaws, the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote at a meeting in which a quorum is present is required for shareholder action, and the affirmative vote of a plurality of shares present in person or represented by proxy and entitled to vote at the meeting is required for the election of directors.
Amalgamations, mergers and similar arrangements
The amalgamation or merger of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation or merger agreement to be approved by the company’s board of directors and by its shareholders. Unless the company’s bye-laws provide otherwise, the approval of 75% of the shareholders voting at such meeting is required to approve the amalgamation or merger agreement, and the quorum for such meeting must be two persons holding or representing more than one-third of the issued shares of the company. Subject to the exception for “business combinations” with any “interested shareholder,” as discussed above in “Description of Share Capital-Certain bye-law provisions” our bye-laws provide that a majority of the shares issued and entitled to vote is required to approve an amalgamation or merger.
Under Bermuda law, in the event of an amalgamation or merger of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation or merger and is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares.
Under Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the issued and outstanding shares entitled to vote on such transaction. A shareholder of a company participating in certain merger and consolidation transactions may, under certain circumstances, be entitled to appraisal rights, such as having a court to determine the fair value of the stock or requiring the company to pay such value in cash. However, such appraisal right is not available to shareholders if the stock received in such transaction is listed on a national securities exchange, including NASDAQ.
Acquisitions
Under Bermuda law, an acquiring party is generally able to acquire compulsorily the common shares of minority holders of a company in the following ways:

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By a procedure under the Companies Act known as a “scheme of arrangement.” The Companies Act enables the Supreme Court of Bermuda to approve a scheme of arrangement between a company and its shareholders or any class of shareholders. If the requisite majority (being a majority in number of shareholders representing 75% in value) agrees to the acquisition of their shares pursuant to the terms of the scheme, and the Court sanctions the scheme, the remaining shares can be compulsorily acquired. Schemes may provide for the target’s shares to be either transferred or cancelled, but unlike a transfer scheme, a cancellation scheme requires the company to pass a solvency test. In either case, dissenting shareholders do not have express statutory appraisal rights although shareholders have a right to appear at the hearing, and the Court will only sanction a scheme if the Court is satisfied that the scheme is fair. Shares owned by the acquirer can be voted to approve the scheme, but the Court will be concerned to see that the shareholders approving the scheme are fairly representative of the general body of shareholders.

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If the acquiring party is a company, by acquiring pursuant to a tender offer 90% of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the offeror), or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of 90% or more of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, by notice compulsorily acquire the shares of any non-tendering shareholder on the same terms as the original offer unless the Supreme Court of Bermuda (on application made within a one-month period from the date of the offeror’s notice of its intention to acquire such shares) orders otherwise.

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Where the acquiring party or parties hold not less than 95% of the shares or a class of shares of the company, by acquiring, pursuant to a notice given to the remaining shareholders or class of shareholders, the shares of such remaining shareholders or class of shareholders. When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Supreme Court of Bermuda for an appraisal of the value of their shares. This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired.

Delaware law provides that a parent corporation, by resolution of its board of directors and without any shareholder vote, may merge with any subsidiary of which it owns at least 90% of each class of its capital stock. Upon any such merger, and in the event the parent corporation does not own all of the stock of the subsidiary, dissenting shareholders of the subsidiary are entitled to certain appraisal rights. Delaware law also provides, subject to certain exceptions, that if a person acquires 15% of voting stock of a company, the person is an “interested shareholder” and may not engage in “business combinations” with the company for a period of three years from the time the person acquired 15% or more of voting stock.
Dissenters’ rights of appraisal
Under Bermuda law, in the event of an amalgamation or merger of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation or merger and who is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of notice of the shareholders’ meeting, apply to the

Supreme Court of Bermuda to appraise the fair value of those shares. Under Bermuda law each share of an amalgamating or merging company carries the right to vote in respect of an amalgamation or merger whether or not it otherwise carries the right to vote.
In addition, any minority shareholder receiving notice that the holders of 95% or more of a company’s shares or class of shares intend to compulsorily acquire the minority shareholder’s shares may within one month of receiving the notice apply to the Supreme Court of Bermuda to appraise the value of the shares.
Appraisal rights are available under Delaware law for any class or series of common shares of a corporation in a merger or consolidation, subject to limited exceptions, such as a merger or consolidation of corporations listed on a national securities exchange in which listed stock is the offered consideration.
Shareholders’ suits
Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum of association or bye-laws.
Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.
Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.
Indemnification of Directors and Officers
Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to Section 281 of the Companies Act. Section 98 of the Companies Act further provides that a company may advance moneys to an officer or auditor for the costs, charges and expenses incurred by the officer or auditor in defending any civil or criminal proceedings against them, on condition that the officer or auditor shall repay the advance if any allegation of fraud or dishonesty is proved against them.
We have adopted provisions in our bye-laws that provide that we shall indemnify our officers and directors in respect of their actions and omissions except in respect of fraud or dishonesty.
Pursuant to our bye-laws, our shareholders have agreed to waive any claim or right of action such shareholder may have, whether individually or by or in our right, against any director or officer on account of any action taken by such director or officer, or the failure of such director or officer to take any action in the performance of his or her duties with or for us or any of our subsidiaries; provided that such waiver does not extend to any matter in respect of any fraud or dishonesty in relation to us which may attach to such director or officer.

Under Delaware law, a corporation may include in its certificate of incorporation a provision that, subject to the limitations described below, eliminates or limits director liability to the corporation or its shareholders for monetary damages for breaches of their fiduciary duty of care. Under Delaware law, a director’s liability cannot be eliminated or limited for: (i) breaches of the duty of loyalty; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) the payment of unlawful dividends or expenditure of funds for unlawful stock purchases or redemptions; or (iv) transactions from which such director derived an improper personal benefit.
Delaware law provides that a corporation may indemnify a director, officer, employee or agent of the corporation against any liability or expenses incurred in any civil, criminal, administrative or investigative proceeding if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful, except that in any action brought by or in the right of the corporation, such indemnification may be made only for expenses (not judgments or amounts paid in settlement) and may not be made even for expenses if the officer, director or other person is adjudged liable to the corporation (unless otherwise determined by the court). In addition, under Delaware law, to the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to above, he or she must be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by that party. Furthermore, under Delaware law, a corporation is permitted to maintain directors’ and officers’ insurance.
Meeting of shareholders
The Companies Act requires an annual meeting of shareholders unless waived by resolution of shareholders. Our bye-laws provide that subject to an election made by us in accordance with the Companies Act to dispense with the holding of annual general meetings, an annual general meeting shall be held in each year at such time and place as our president or chairman or any two directors or any director and the secretary or the board of directors shall appoint. Our annual general meeting shall be held outside the United States. Any annual general meeting purported to be convened and held in the United States shall be void, and any business conducted at any such purported meeting shall be of no force or effect.
Under our bye-laws, a special general meeting of shareholders may be held when, in the judgment of our president or chairman (if any) or any two directors or any director and the secretary or the board or directors, decide such a meeting is necessary. Any such special general meeting shall be held outside the United States. Any special general meeting purported to be convened and held in the United States shall be void, and any business conducted at any such purported meeting shall be of no force or effect. In addition, the board of directors shall, on the requisition of shareholders holding at the date of the deposit of the requisition not less than one-tenth of such of our paid-up share capital as at the date of the deposit carries the right to vote at general meetings, forthwith proceed to convene a special general meeting and the provisions of the Companies Act shall apply.
Delaware law permits the board of directors or any person who is authorized under a corporation’s certificate of incorporation or bylaws to call a special meeting of shareholders.
Notice of shareholder meetings
Bermuda law requires that shareholders be given at least five days’ advance notice of any general meeting and our bye-laws provide that not less than 21 days’ notice be provided. Under Delaware law, a company is generally required to give written notice of any meeting not less than ten days neither more than 60 days before the date of the meeting to each shareholder entitled to vote at the meeting.

Dividends and other distributions
Under Bermuda law, a company may not declare or pay a dividend, or make a distribution out of contributed surplus, if there are reasonable grounds for believing that (i) it is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) the realizable value of its assets would thereafter be less than its liabilities. “Contributed surplus” is defined for purposes of Section 54 of the Companies Act to include the proceeds arising from donated shares, credits resulting from the redemption or conversion of shares at less than the amount set up as nominal capital and donations of cash and other assets to the company.
Under Delaware law, subject to any restrictions contained in the company’s certificate of incorporation, a company may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.
Inspection of corporate records
Members of the general public have the right to inspect our public documents available at the office of the Registrar of Companies in Bermuda. These documents include our memorandum of association and any charges on its assets. Our shareholders have the additional right to inspect our bye-laws, minutes of general meetings and audited financial statements, which must be presented to the annual general meeting of shareholders.
The register of members of a company is also open to inspection by shareholders and members of the general public without charge. The register of members is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of members for not more than 30 days in a year). A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside of Bermuda. A company is required to keep at its registered office a register of directors and officers and a list of its directors must be filed with the Register of Companies where it shall be available for public inspection. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.
Delaware law requires that a company, within ten days before a meeting of shareholders, prepare and make available a complete list of shareholders entitled to vote at the meeting. This list must be open to the examination of any shareholder for any purpose relating to the meeting for a period of at least ten days prior to the meeting either on a reasonably accessible electronic network or during ordinary business hours at the principal place of business of the company. Delaware law also permits a shareholder to inspect the company’s books and records if the shareholder can establish that he or she is a shareholder of the company, the shareholder has complied with Delaware law with respect to the form and manner of making demand for inspection of corporate records and the inspection by the shareholder is for a proper purpose.
Shareholder proposals
Under Bermuda law, on the requisition in writing of such number of shareholders as is hereinafter specified and at their own expense (unless the company otherwise resolves), the company shall be required to: (i) give notice to all shareholders entitled to receive notice of the annual general meeting of any resolution which may properly be moved and is intended to be moved at the next annual general meeting; and/or (ii) circulate to all shareholders entitled to receive notice of any general meeting a statement of not more than one thousand words with respect to the matter referred to in any proposed resolution or any business to be conducted at such general meeting. The number of shareholders necessary for a requisition under the foregoing sentence is (i) either any number of shareholders representing not less than 1/20th of the total voting rights of all members having at the date of the requisition a right to vote at that meeting to which the requisition relates; or (ii) not less than one hundred shareholders.
The specific procedures under our bye-laws governing shareholder proposals in relation to our company are set forth under “Description of Share Capital-Certain bye-law provisions-Shareholder advance notice procedures.”
Delaware law does not include a provision restricting the manner in which nominations for directors may be made by shareholders or the manner in which business may be brought before a meeting, although restrictions may be included in a Delaware corporation’s certificate of incorporation or bylaws.
Amendment of memorandum of association/certificate of incorporation
Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. Certain amendments to the memorandum of association may require approval of the Bermuda Minister of Finance, who may grant or withhold approval at his or her discretion.
Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company’s issued and outstanding share capital have the right to apply to the Bermuda courts for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company’s share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company’s memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their designees as such holders may appoint in writing for such purpose. No application may be made by the shareholders voting in favor of the amendment.
Under Delaware law, amendment of the certificate of incorporation, which is the equivalent of a memorandum of association, of a company must be made by a resolution of the board of directors setting forth the amendment, declaring its advisability, and either calling a special meeting of the shareholders entitled to vote or directing that the proposed amendment be considered at the next annual meeting of the shareholders. Delaware law requires that, unless a greater percentage is provided for in the certificate of incorporation, a majority of the outstanding voting power of the corporation is required to approve the amendment of the certificate of incorporation at the shareholders’ meeting. If the amendment would alter the number of authorized shares or par value or otherwise adversely affect the powers, preferences or special rights of any class of a company’s stock, the holders of the issued and outstanding shares of such affected class, regardless of whether such holders are entitled to vote by the certificate of incorporation, are entitled to vote as a class upon the proposed amendment. However, the number of authorized shares of any class may be increased or decreased, to the extent not falling below the number of shares then outstanding, by the affirmative vote of the holders of a majority of the stock entitled to vote, if so provided in the company’s original certificate of incorporation.
Amendment of bye-laws
Subject to certain exceptions discussed in “Description of Share Capital-Certain bye-law provisions-Amendments to memorandum of association and bye-laws,” our bye-laws generally provide that the bye-laws may only be amended upon a resolution approved by a majority of our board of directors and by a resolution approved by a simple majority of votes cast at a meeting at which a quorum is present.

Under Delaware law, unless the certificate of incorporation or bylaws provide for a different vote, holders of a majority of the voting power of a corporation and, if so provided in the certificate of incorporation, the directors of the corporation have the power to adopt, amend and repeal the bylaws of a corporation.
Dissolution
Under Bermuda law, a solvent company may be wound up by way of a shareholders’ voluntary liquidation. Prior to the company entering liquidation, a majority of the directors are each required to make a statutory declaration, which states that the directors have made a full inquiry into the affairs of the company and have formed the opinion that the company will be able to pay its debts within a period of 12 months of the commencement of the winding up and must file the statutory declaration with the Registrar of Companies in Bermuda. The general meeting is required to be convened primarily for the purposes of passing a resolution that the company be wound up voluntarily and appointing a liquidator. The winding up of the company is deemed to commence at the time of the passing of the resolution.
Under Delaware law, a corporation may voluntarily dissolve (i) if a majority of the board of directors adopts a resolution to that effect and the holders of a majority of the issued and outstanding shares entitled to vote thereon vote for such dissolution; or (ii) if all shareholders entitled to vote thereon consent in writing to such dissolution.

Item 12. Indemnification of Directors and Officers
The registrant’s bye-laws provide that, subject to the Bermuda Companies Act, every director, managing director, secretary or other officer of the registrant and its subsidiaries and affiliates shall be entitled to be indemnified by the registrant against any liability incurred by him in defending any proceedings, civil or criminal, in which judgment is given in his favor; or in which he is acquitted; or in connection with any application under the Bermuda Companies Act in which relief is granted to him by the Court.
Section 98 of the Bermuda Companies Act provides generally that the registrant may indemnify its directors, officers and auditors against any liability which, by virtue of any rule of law, would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company.
The registrant has adopted provisions in its bye-laws that provide that it shall indemnify its officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. The registrant’s bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Bermuda Companies Act permits the registrant to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not the registrant may otherwise indemnify such officer or director.
The registrant has entered into indemnification agreements with its officers and directors. These indemnification agreements provide the registrant’s officers and directors with indemnification to the maximum extent permitted by the Bermuda Companies Act. The registrant has also obtained a policy of directors’ and officers’ liability insurance that will insure directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances which are permitted under the Bermuda Companies Act.

Item 13. Financial Statements and Supplementary Data
See “Item 15. Financial Statements and Exhibits.”

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
None.

Item 15. Financial Statements and Exhibits
The following financial statements are being filed as part of this registration statement.

WATFORD HOLDINGS LTD.
CONSOLIDATED BALANCE SHEETS
(U.S. dollars in thousands, except share data)

	(Unaudited)
	September 30, 2018	December 31, 2017
Assets
Investments
Term loans, fair value option (Amortized cost: $1,063,186 and $879,010)	$1,060,004	$877,818
Fixed maturities, fair value option (Amortized cost: $1,036,672 and $1,176,982)	1,021,133	1,177,033
Short-term investments, fair value option (Cost: $224,872 and $323,663)(1)	224,525	323,883
Equity securities, fair value option	69,956	67,868
Other investments, fair value option (1)	48,393	49,613
Investments, fair value option	2,424,011	2,496,215
Fixed maturities, available for sale (Amortized cost: $308,898 and NIL)	305,388	—
Equity securities, fair value through net income	46,581	—
Total investments	2,775,980	2,496,215
Cash and cash equivalents	64,684	54,503
Accrued investment income	17,650	18,261
Premiums receivable (1)	217,582	177,492
Reinsurance recoverable on unpaid and paid losses and loss adjustment expenses (1)	69,849	42,777
Prepaid reinsurance premiums (1)	63,772	24,762
Deferred acquisition costs, net (1)	84,980	85,961
Receivable for securities sold	36,153	36,374
Intangible assets	7,650	7,650
Funds held by reinsurers (1)	59,500	45,196
Other assets	21,652	25,392
Total assets	$3,419,452	$3,014,583
Liabilities
Reserve for losses and loss adjustment expenses (1)	$962,927	$798,262
Unearned premiums (1)	407,957	330,644
Losses payable (1)	21,333	35,805
Reinsurance balances payable (1)	24,696	18,424
Payable for securities purchased	135,690	42,501
Payable for securities sold short	9,288	34,375
Revolving credit agreement borrowings	623,942	549,165
Amounts due to affiliates (1)	4,848	4,484
Investment management and performance fees payable (1)	11,032	21,036
Other liabilities	11,485	11,383
Total liabilities	2,213,198	1,846,079
Commitments and contingencies
Contingently redeemable preferred shares	220,899	220,622
Shareholders’ equity
Common shares ($0.01 par; shares authorized: 120 million; shares issued and outstanding: 22,682,875)	227	227
Additional paid-in capital	895,386	895,386
Retained earnings (deficit)	93,984	53,241
Accumulated other comprehensive income (loss)	(4,242)	(972)
Total shareholders’ equity	985,355	947,882
Total liabilities, contingently redeemable preferred shares and shareholders’ equity	$3,419,452	$3,014,583
(1) See Note 11 - “Transactions with related parties” for disclosure of related party amounts.

See Notes to Unaudited Consolidated Financial Statements

WATFORD HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(U.S. dollars in thousands, except share and per share data)

	(Unaudited)		(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenues
Gross premiums written (1)	$185,033	$166,198	$574,078	$473,131
Gross premiums ceded (1)	(33,356)	(12,471)	(102,263)	(35,315)
Net premiums written (1)	151,677	153,727	471,815	437,816
Change in unearned premiums (1)	(16,053)	(25,098)	(39,926)	(36,436)
Net premiums earned (1)	135,624	128,629	431,889	401,380
Other underwriting income (loss)	703	737	2,092	2,377
Interest income	38,704	31,181	109,830	88,198
Investment management fees - related parties (1)	(4,314)	(5,316)	(12,616)	(14,996)
Borrowing and miscellaneous other investment expenses	(6,993)	(3,891)	(19,636)	(10,855)
Net interest income	27,397	21,974	77,578	62,347
Realized and unrealized gains (losses) on investments	(3,617)	2,510	(16,237)	12,686
Investment performance fees - related parties (1)	(2,407)	(3,713)	(6,606)	(11,052)
Net investment income (loss)	21,373	20,771	54,735	63,981
Total revenues	157,700	150,137	488,716	467,738
Expenses
Loss and loss adjustment expenses (1)	(96,957)	(123,581)	(312,087)	(319,612)
Acquisition expenses (1)	(33,778)	(34,835)	(106,708)	(107,191)
General and administrative expenses (1)	(5,801)	(5,506)	(16,274)	(16,447)
Net foreign exchange gains (losses)	2,582	567	1,847	959
Total expenses	(133,954)	(163,355)	(433,222)	(442,291)
Income (loss) before income taxes	23,746	(13,218)	55,494	25,447
Income tax expense	—	(21)	(27)	(21)
Net income (loss) before preferred dividends	23,746	(13,239)	55,467	25,426
Preferred dividends	(4,909)	(4,909)	(14,724)	(14,724)
Net income (loss) available to common shareholders	$18,837	$(18,148)	$40,743	$10,702
Earnings (loss) per share:
Basic and diluted	$0.83	$(0.80)	$1.80	$0.47
Weighted average number of ordinary shares used in the determination of earnings (loss) per share:
Basic and diluted	22,682,875	22,682,875	22,682,875	22,682,875
(1) See Note 11 - “Transactions with related parties” for disclosure of related party amounts.

See Notes to Unaudited Consolidated Financial Statements

WATFORD HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(U.S. dollars in thousands)

	(Unaudited)		(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

Net income (loss)	$18,837	$(18,148)	$40,743	$10,702
Other comprehensive income (loss) net of income tax:
Available-for-sale investments:
Unrealized holding gains (losses) arising during the period	(1,429)	—	(4,194)	—
Reclassification of net realized (gains) losses, net of income taxes, included in net income	38	—	684	—
Foreign currency translation adjustments	88	(461)	240	(538)
Other comprehensive income (loss) net of income tax	(1,303)	(461)	(3,270)	(538)
Comprehensive income (loss)	$17,534	$(18,609)	$37,473	$10,164

See Notes to Unaudited Consolidated Financial Statements

WATFORD HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(U.S. dollars in thousands)

	(Unaudited)
	Nine Months Ended September 30,
	2018	2017
Common shares
Balance at beginning of period	$227	$227
Common shares issued	—	—
Balance at end of period	227	227

Additional paid-in capital
Balance at beginning of period	895,386	895,386
Common shares issued, net	—	—
Balance at end of period	895,386	895,386

Accumulated other comprehensive income (loss)
Balance at beginning of period	(972)	(375)
Unrealized holding gains (losses) of available for sale investments:
Balance at beginning of period	—	—
Unrealized holding gains (losses) of available for sale investments, net of reclassification adjustment	(3,510)	—
Balance at end of period	(3,510)	—
Currency translation adjustment:
Balance at beginning of period	(972)	(375)
Currency translation adjustment	240	(538)
Balance at end of period	(732)	(913)
Balance at end of period	(4,242)	(913)

Retained earnings (deficit)
Balance at beginning of period	53,241	62,133
Net income (loss) before preferred dividends	55,467	25,426
Preferred share dividends paid and accrued	(14,724)	(14,724)
Balance at end of period	93,984	72,835
Total shareholders’ equity	$985,355	$967,535

See Notes to Unaudited Consolidated Financial Statements

WATFORD HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(U.S. dollars in thousands)

	(Unaudited)
	Nine Months Ended September 30,
	2018	2017
Operating activities:
Net income (loss) before preferred dividends	$55,467	$25,426
Adjustments, including foreign currency, to reconcile net income (loss) to net cash provided by operating activities:
Net realized and unrealized (gains) losses on investments	20,912	(15,170)
Amortization of fixed assets	119	144
Changes in:
Accrued investment income	603	3,299
Premiums receivable	(49,188)	(13,002)
Reinsurance recoverable on unpaid and paid losses and loss adjustment expenses	(26,507)	(12,897)
Prepaid reinsurance premiums	(39,010)	(10,606)
Deferred acquisition costs, net	1,599	(786)
Reserve for losses and loss adjustment expenses	182,637	209,812
Unearned premiums	78,936	47,040
Reinsurance balances payable	7,301	9,464
Funds held with reinsurers	(19,143)	(12,830)
Other liabilities	(26,248)	(1,321)
Other items	(13,191)	(6,690)
Net cash provided by operating activities	174,287	221,883
Investing activities:
Purchase of term loans	(629,478)	(533,093)
Purchase of fixed maturity investments	(934,669)	(1,135,103)
Purchase of other investments	—	(50,000)
Proceeds from sale, redemptions and maturity of term loans	524,423	421,505
Proceeds from sales, redemptions and maturities of fixed maturity investments	762,672	812,231
Net (purchases) sales of short-term investments	100,700	65,227
Purchase of equity securities	(87,316)	(25,311)
Proceeds from sales of equity securities	39,083	5,620
Net settlements of derivative instruments	330	(1,734)
Purchases of furniture, equipment and other assets	(11)	(13)
Net cash used for investing activities	(224,266)	(440,671)
Financing activities:
Dividends paid on redeemable preferred shares	(14,448)	(14,448)
Repayments on borrowings	(177,000)	(72,000)
Proceeds from borrowings	253,365	285,205
Net cash provided by financing activities	61,917	198,757
Effects of exchange rate changes on foreign currency cash	(1,757)	2,289
Increase (decrease) in cash	10,181	(17,742)
Cash and cash equivalents, beginning of period	54,503	74,893
Cash and cash equivalents, end of period	$64,684	$57,151
Supplementary information
Income taxes paid	$27	$21
Interest paid	$19,046	$10,185

See Notes to Unaudited Consolidated Financial Statements

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(U.S. dollars in thousands, except share data)

1. Organization
Watford Holdings Ltd. (the “Parent”) and its wholly-owned subsidiary, Watford Re Ltd. (“Watford Re”), were incorporated under the laws of Bermuda on July 19, 2013.
As used herein, the term “Company” or “Companies” collectively refers to the Parent and/or, as applicable, its subsidiaries.
Watford Re is licensed as a Class 4 multi-line insurer under the Insurance Act 1978 of Bermuda, as amended, and related regulations (the “Insurance Act”) and is licensed to underwrite general business on an insurance and reinsurance basis. Through Watford Re, the Company primarily underwrites reinsurance on exposures worldwide.
In May 2018, Watford Insurance Company Europe (“WICE”) formed a branch in Romania and commenced underwriting operations in June 2018. WICE is a wholly-owned subsidiary of Watford Re.
Watford Re and WICE have engaged Arch Underwriters Ltd. (“AUL”), a company incorporated in Bermuda and a wholly-owned subsidiary of Arch Capital Group Ltd. (“ACGL”), to act as their insurance and reinsurance manager pursuant to services agreements between AUL and Watford Re and WICE, respectively. AUL manages the day-to-day underwriting activities of Watford Re and WICE, subject to the provisions of the services agreement and the oversight of our board of directors. See Note 11 - “Transactions with related parties” for further details.
Watford Specialty Insurance Company (“WSIC”) and Watford Insurance Company (“WIC”) have engaged Arch Underwriters Inc. (“AUI”), a company incorporated in Delaware and a wholly-owned subsidiary of ACGL, to act as their insurance and reinsurance manager pursuant to services agreements between AUI and WSIC and WIC, respectively. AUI manages the day-to-day underwriting activities of WSIC and WIC, subject to the provisions of the services agreement and the oversight of our board of directors. See Note 11 - “Transactions with related parties” for further details.
The Company has engaged HPS Investment Partners, LLC (“HPS”) as investment manager of the assets in its non-investment grade portfolio pursuant to various investment management agreements. HPS invests the Company’s non-investment grade assets, subject to the terms of the applicable investment management agreements. See Note 11 - “Transactions with related parties” for further details.
The Company has engaged Arch Investment Management Ltd. (“AIM”), a Bermuda exempted company and a subsidiary of ACGL, as investment manager of the assets in its investment grade portfolio pursuant to various investment management agreements. AIM manages the Company’s investment grade assets pursuant to the terms of the investment management agreements with AIM. See Note 11 - “Transactions with related parties” for further details.
The results for the nine months ended September 30, 2018 are not necessarily indicative of the results expected for the full calendar year.
2. Significant accounting policies
There has been no material change to the Company’s significant accounting policies as described in its audited consolidated financial statements and the accompanying notes as of December 31, 2017 and 2016, and for each of the three years in the period ended December 31, 2017, 2016 and 2015, and included elsewhere in this registration statement, except as noted below.

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(U.S. dollars in thousands, except share data)

(a) Basis of presentation
The unaudited interim consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). All significant intercompany transactions and balances have been eliminated in consolidation. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions. In the opinion of management, the accompanying unaudited interim consolidated financial statements reflect all adjustments (consisting of normally recurring accruals) necessary for a fair statement of results on an interim basis. The results of any interim period are not necessarily indicative of the results for a full year or any future periods.
Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted; however management believes that the disclosures are adequate to make the information presented not misleading. This report should be read in conjunction with the Company’s audited consolidated financial statements and the accompanying notes for the years ended December 31, 2017, 2016 and 2015, included elsewhere in this registration statement.
(b) Investments
Beginning January 1, 2018, the Company elected to classify newly acquired debt investments in its investment grade portfolio as “available for sale.” Accordingly, they are carried at estimated fair value (also known as fair value) with the changes in fair value recorded as an unrealized gain or loss component of accumulated other comprehensive income in shareholders’ equity.
The Company performs quarterly reviews of its investments to determine whether declines in fair value below the cost basis are considered other-than-temporary in accordance with applicable accounting guidance regarding the recognition and presentation of other-than-temporary impairment (“OTTI”). The process of determining whether a security is other-than-temporarily impaired requires judgment and involves analyzing many factors. These factors include (i) an analysis of the liquidity, business prospects and overall financial condition of the issuer, (ii) the time period in which there was a significant decline in value, (iii) the significance of the decline and (iv) the analysis of specific credit events.
When there are credit-related losses associated with debt securities for which the Company does not have an intent to sell and it is more likely than not that it will not be required to sell the security before recovery of its cost basis, the amount of the OTTI related to a credit loss is recognized in earnings and the amount of the OTTI related to other factors (e.g., interest rates, market conditions, etc.) is recorded as a component of other comprehensive income (loss). The amount of the credit loss of an impaired debt security is the difference between the amortized cost and the greater of (i) the present value of expected future cash flows and (ii) the fair value of the security. In instances where no credit loss exists but it is more likely than not that the Company will have to sell the debt security prior to the anticipated recovery, the decline in fair value below amortized cost is recognized as an OTTI in earnings. In periods after the recognition of an OTTI on debt securities, the Company accounts for such securities as if they had been purchased on the measurement date of the OTTI at an amortized cost basis equal to the previous amortized cost basis less the OTTI recognized in earnings. For debt securities for which OTTI were recognized in earnings, the difference between the new amortized cost basis and the cash flows expected to be collected will be accreted or amortized into net investment income. As of September 30, 2018, the Company had no investment losses considered as other-than-temporary.
Investment gains or losses realized on the sale of investments are determined on a first-in, first-out basis and are reflected in net income. Unrealized appreciation or decline in the value of available

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(U.S. dollars in thousands, except share data)

for sale securities, which are carried at fair value, is excluded from net income and recorded as a separate component of accumulated other comprehensive income, net of applicable deferred income tax.
See Note 6 - “Investment information” for further information about the investment portfolios.
(c) Recent accounting pronouncements
Issued and effective as of September 30, 2018
The FASB issued Accounting Standard Update 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”) in May 2014, and has updated it through various Accounting Standard Updates in 2016. This ASU (and as updated in 2016) creates a new comprehensive revenue recognition standard that will serve as a single source of revenue guidance for all companies in all industries. The guidance applies to all companies that either enter into contracts with customers to transfer goods or services, or enter into contracts for the transfer of non-financial assets, unless such contracts are within the scope of other standards, such as insurance contracts or financial instruments. The ASU also requires enhanced disclosures about revenue. The ASU is effective for financial statements issued for fiscal years beginning after December 15, 2017, and the Company has adopted the ASU using the modified retrospective method, whereby the cumulative effect of adoption is recognized as an adjustment to retained earnings at the date of initial application. This ASU does not apply to premium revenues or revenues from its investment portfolio, which represent substantially all of the Company’s consolidated revenues. This ASU was adopted on January 1, 2018, and did not have a material impact on the Company’s consolidated financial statements.
In January 2016, the FASB issued Accounting Standards Update 2016-01, Financial Instruments-Overall (Subtopic 825-10)-Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”). The new accounting guidance was issued to enhance the reporting model for financial instruments and to provide improved financial information to readers of the financial statements. Among other provisions focused on improving the recognition and measurement of financial instruments, the ASU requires that equity investments be measured at fair value on the balance sheet with changes in fair value reported in the income statement and that an exit price notion be used when measuring the fair value of financial instruments for disclosure purposes. The ASU also requires that an entity evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets. This ASU was adopted on January 1, 2018 and did not have a material impact on the Company’s financial position, cash flows, or comprehensive income.
In August 2016, the FASB issued Accounting Standards Update 2016-15, Statement of Cash Flows (Topic 230), a Consensus of the FASB’s Emerging Issues Task Force (“ASU 2016-15”). ASU 2016-15 intended to reduce diversity in practice in how certain transactions are classified in the statement of cash flows. ASU 2016-15 is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. This ASU was adopted on January 1, 2018, and did not have a material impact on the Company’s consolidated statement of cash flows.
In February 2018, the FASB issued Accounting Standards Update 2018-03, Technical Corrections and Improvements to Financial Instruments - Overall (Subtopic 825-10), Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2018-03”). ASU 2018-03 was issued to provide technical corrections and improvements related to ASU 2016-01, and added Topic 321, Investments - Equity Securities. ASU 2018-03 is effective for fiscal years beginning after December 31, 2017, and interim periods within those fiscal years beginning after June 15, 2018. This ASU was adopted on July 1, 2018, and did not have a material impact on the Company’s consolidated financial statements.

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(U.S. dollars in thousands, except share data)

In March 2018, the FASB issued Accounting Standards Update 2018-05, Income Taxes (Topic 740), Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118 (“ASU 2018-05”). ASU 2018-05 was issued to address the application of U.S. GAAP in situations when a registrant does not have the necessary information available to complete the accounting for certain income tax effects of the Tax Cuts and Jobs Act. ASU 2018-05 is effective in the first quarter of 2018. This ASU was adopted on January 1, 2018, and did not have a material impact on the Company’s consolidated financial statements.
Issued but not yet effective as of September 30, 2018
In June 2016, the FASB issued Accounting Standards Update 2016-13, Financial Instruments - Credit Losses (Topic 326) (“ASU 2016-13”). The new accounting guidance introduces a new model for recognizing credit losses on financial instruments based on an estimate of current expected credit losses. ASU 2016-13 will be effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. The Company is assessing the impact the implementation will have on its consolidated financial statements and disclosures, but does not believe such impact will be material.
In August 2017, the FASB issued Accounting Standards Update 2017-12, Derivatives and Hedging (Topic 815), Targeted Improvements to Accounting for Hedging Activities (“ASU 2017-12”). ASU 2017-12 intends to improve the financial reporting of hedging relationships to better portray the economic results of an entity’s risk management activities in its financial statements. ASU 2017-12 is effective January 1, 2019. The Company is assessing the impact the implementation will have on its consolidated financial statements and disclosures, but does not believe such impact will be material.
In February 2018, the FASB issued Accounting Standards Update 2018-02, Income Statement - Reporting Comprehensive Income (Topic 220), Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income (“ASU 2018-02”). ASU 2018-02 permits companies to reclassify disproportionate tax effects in accumulated other comprehensive income caused by the Tax Cuts and Jobs Act of 2017 to retained earnings. ASU 2018-02 is effective for fiscal years beginning after December 31, 2018 and interim periods within those fiscal years. The Company is assessing the impact the implementation will have on its consolidated financial statements and disclosures, but does not believe such impact will be material.
In July 2018, the FASB issued Accounting Standards Update 2018-10, Codification Improvements to Topic 842, Leases (“ASU 2018-10”). ASU 2018-10 intends to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing transactions. This accounting guidance is effective for the 2019 first quarter, though early application is permitted, and should be applied on a modified retrospective basis. The Company is assessing the impact the implementation will have on its consolidated financial statements and disclosures, but does not believe such impact will be material.
In July 2018, the FASB issued Accounting Standards Update 2018-11, Leases (Topic 842), Targeted Improvements (“ASU 2018-11”) which will ease implementation of the lease standard ASU 2016-02. The guidance provides an alternative transition method by which leases are recognized at the date of adoption. Entities that elect this transition option will still be required to adopt the new leases standard using the modified retrospective transition method required by the standard, but they will recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption rather than in the earliest period presented. The Company will adopt this alternative transition method when adopting the new lease standard as of January 1, 2019. The Company is currently evaluating the impact of the new guidance on the consolidated financial statements.
In August 2018, the FASB issued Accounting Standards Update 2018-13, Fair Value Measurement (Topic 820), Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurements (“ASU 2018-13”). ASU 2018-13 intends to modify the disclosure requirements on fair value measurements. The accounting guidance is effective for fiscal years, and interim periods

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(U.S. dollars in thousands, except share data)

within those fiscal years, beginning after December 15, 2019. Early adoption is permitted; removal or modification disclosures can be early adopted upon issuance of ASU 2018-13, and a delay of the adoption of additional disclosures is permitted until the effective date noted above. The Company is assessing the impact the implementation of this standard will have on its consolidated financial statements and disclosures.
3. Segment information
The Company reports results under one segment, which we refer to as our “underwriting segment.” The underwriting segment captures the results of the Company’s underwriting lines of business, which are comprised of specialty products on a worldwide basis. Lines of business include: (i) casualty reinsurance; (ii) property catastrophe reinsurance; (iii) other specialty reinsurance; and (iv) insurance programs and coinsurance.
The accounting policies of the underwriting segment are the same as those used for the preparation of the Company’s consolidated financial statements.
The Company has a corporate function that includes certain general and administrative expenses related to corporate activities, net foreign exchange gains (losses), income tax expense and items related to the Company’s contingently redeemable preferred shares.
The following tables provide summary information regarding premiums written and earned by line of business and net premiums written by client location and underwriting location:

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(U.S. dollars in thousands, except share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	($ in thousands)
Gross premiums written:
Casualty reinsurance	$80,274	$82,322	$222,636	$231,896
Other specialty reinsurance	37,434	35,625	151,083	131,723
Property catastrophe reinsurance	1,353	3,924	8,740	12,017
Insurance programs and coinsurance	65,972	44,327	191,619	97,495
Total	$185,033	$166,198	$574,078	$473,131

Net premiums written:
Casualty reinsurance	$80,149	$81,525	$221,669	$229,652
Other specialty reinsurance	35,466	33,035	138,259	121,243
Property catastrophe reinsurance	1,342	3,899	8,515	11,756
Insurance programs and coinsurance	34,720	35,268	103,372	75,165
Total	$151,677	$153,727	$471,815	$437,816

Net premiums earned by line of business:
Casualty reinsurance	$63,292	$71,513	$206,532	$239,316
Other specialty reinsurance	36,987	30,702	125,271	101,082
Property catastrophe reinsurance	2,481	4,749	7,443	10,034
Insurance programs and coinsurance	32,864	21,665	92,643	50,948
Total	$135,624	$128,629	$431,889	$401,380

Net premiums written by client location:
United States	$92,117	$87,707	$223,978	$223,749
Bermuda	12,140	11,804	38,515	48,614
Europe	46,403	51,492	206,389	159,199
Asia and Pacific	1,017	2,724	2,933	6,254
Total	$151,677	$153,727	$471,815	$437,816

Net premiums written by underwriting location:
United States	$13,712	$2,928	$37,554	$5,520
Europe	21,614	32,340	66,959	69,645
Bermuda	116,351	118,459	367,302	362,651
Total	$151,677	$153,727	$471,815	$437,816

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(U.S. dollars in thousands, except share data)

4. Reinsurance
Through reinsurance agreements with ARL and Arch Reinsurance Company (“ARC”), subsidiaries of ACGL and as well as other, less material reinsurance agreements, the Company cedes a portion of its premiums. The effects of reinsurance on the Company’s written and earned premiums, losses and loss adjustment expenses were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Premiums written	($ in thousands)
Direct	$65,972	$44,327	$191,619	$97,495
Assumed	119,061	121,871	382,459	375,636
Ceded	(33,356)	(12,471)	(102,263)	(35,315)
Net	$151,677	$153,727	$471,815	$437,816
Premiums earned
Direct	$54,726	$27,567	$141,352	$64,236
Assumed	105,849	110,863	351,978	361,853
Ceded	(24,951)	(9,801)	(61,441)	(24,709)
Net	$135,624	$128,629	$431,889	$401,380
Losses and loss adjustment expenses
Direct	$46,027	$22,747	$106,388	$49,193
Assumed	73,554	112,330	244,909	291,333
Ceded	(22,624)	(11,496)	(39,210)	(20,914)
Net	$96,957	$123,581	$312,087	$319,612
The Company monitors the financial condition of its reinsurers and attempts to place coverages only with financially sound carriers. At September 30, 2018 and December 31, 2017, a majority of the Company’s reinsurance recoverables on paid and unpaid losses (not including prepaid reinsurance premiums) were due from ARL and ARC, each of which have ratings of “A+” from A.M. Best. Although the Company has not experienced any material credit losses to date, an inability of its reinsurers to meet their obligations to it over the relevant exposure periods for any reason could have a material adverse effect on its financial condition and results of operations.

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(U.S. dollars in thousands, except share data)

5. Reserve for losses and loss adjustment expenses
The following table represents an analysis of losses and loss adjustment expenses and a reconciliation of the beginning and ending reserve for losses and loss adjustment expenses for the nine months ended September 30, 2018 and 2017:

	Nine Months Ended September 30,
	2018	2017
	($ in thousands)
Gross reserve for losses and loss adjustment expenses at beginning of year	$798,262	$510,809
Unpaid losses and loss adjustment expenses recoverable	39,856	21,518
Net reserve for losses and loss adjustment expenses at beginning of year	758,406	489,291

Net incurred losses and loss adjustment expenses relating to losses occurring in:
Current year	314,381	302,115
Prior years	(2,294)	17,497
Total net losses and loss adjustment expenses	312,087	319,612

Foreign exchange gains (losses)	(18,582)	14,257

Net paid losses and loss adjustment expenses relating to losses occurring in:
Current year	(25,891)	(36,138)
Prior years	(130,577)	(86,451)
Total paid losses and loss adjustment expenses	(156,468)	(122,589)

Net reserve for losses and loss adjustment expenses at end of period	895,443	700,571
Unpaid losses and loss adjustment expenses recoverable	67,484	34,561
Gross reserve for losses and loss adjustment expenses at end of period	$962,927	$735,132
During the nine months ended September 30, 2018, the Company recorded net favorable development on prior year loss reserves of $2.3 million. Net favorable development was experienced on property catastrophe losses of $4.4 million and other specialty reinsurance of $1.2 million. This favorable development was offset by adverse development on casualty reinsurance losses of $2.6 million and insurance losses of $0.7 million.
During the nine months ended September 30, 2017, the Company recorded net unfavorable development on prior year loss reserves of $17.5 million. The net unfavorable prior year development was driven by casualty reinsurance. Casualty reinsurance experienced net unfavorable development of $18.6 million primarily due to the U.K. Ministry of Justice’s reduction of the discount rate known as the “Ogden” rate and adverse development on certain large multi-line and professional liability contracts. The Ogden rate was reduced from 2.5% to negative 0.75%; the resulting claims development in 2017 was higher than expected. Other specialty reinsurance experienced net unfavorable development of $0.4 million primarily due to worse than expected emergence on nonstandard and U.K. motor quota share contracts. The remaining lines had net favorable prior year development of $1.6 million due to better than expected emergence of reported losses.

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(U.S. dollars in thousands, except share data)

6. Investment information
Available for Sale Investments
The following table summarizes the fair value of the Company’s securities classified as available for sale as at September 30, 2018:

	Cost or Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
September 30, 2018	($ in thousands)
Fixed maturities:
U.S. government and government agency bonds	$143,825	$2	$(886)	$142,941
Corporate bonds	94,659	61	(901)	93,819
Non-U.S. government and government agency bonds	59,829	44	(1,800)	58,073
Asset-backed securities	10,036	2	(30)	10,008
Municipal government and government agency bonds	549	—	(2)	547
Total	$308,898	$109	$(3,619)	$305,388
As at September 30, 2018, no OTTI has been recognized in relation to the available for sale portfolio.
The following table summarizes, for all available for sale securities in an unrealized loss position, the fair value and gross unrealized losses by length of time the security has been in a continual unrealized loss position:

	Less than 12 Months		12 Months or More		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
September 30, 2018	($ in thousands)
Fixed maturities:
Non-U.S. government and government agency bonds	$58,074	$(1,800)	$—	$—	$58,074	$(1,800)
Corporate bonds	71,277	(901)	—	—	71,277	(901)
U.S. government and government agency bonds	127,834	(886)	—	—	127,834	(886)
Asset-backed securities	7,506	(30)	—	—	7,506	(30)
Municipal government and government agency bonds	547	(2)	—	—	547	(2)
Total	$265,238	$(3,619)	$—	$—	$265,238	$(3,619)
At September 30, 2018, 37 positions out of a total of 43 positions were in an unrealized loss position and the largest single unrealized loss from a single position in the Company’s fixed maturity portfolio was $1.7 million. The decrease in value can be attributed to an increase in interest rates and unfavorable foreign exchange rates for the non-U.S. government agency bonds during the nine months ended September 30, 2018. The Company believes that such securities were temporarily impaired at September 30, 2018.

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(U.S. dollars in thousands, except share data)

The amortized cost and fair value of our fixed maturities classified as available for sale, summarized by contractual maturity as of September 30, 2018 were as follows:

	September 30, 2018
	Amortized Cost	Estimated Fair Value	% of Fair Value
	($ in thousands)
Due after one year through five years	$253,807	$251,504	82.3%
Due after five years through ten years	45,055	43,876	14.4%
Asset-backed securities	10,036	10,008	3.3%
Total	$308,898	$305,388	100.0%
Fair Value Option and Fair Value Through Net Income
The following table summarizes the fair value of the Company’s securities held as at September 30, 2018 and December 31, 2017, classified as fair value through net income or for which the fair value option was elected:

	Cost or Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
September 30, 2018	($ in thousands)
Fair Value Option:
Term loan investments	$1,063,186	$14,738	$(17,920)	$1,060,004
Fixed maturities:
Corporate bonds	609,766	15,250	(19,219)	605,797
U.S. government and government agency bonds	123,144	—	(3,489)	119,655
Asset-backed securities	206,055	1,691	(4,224)	203,522
Mortgage-backed securities	9,622	—	(3,070)	6,552
Non-U.S. government and government agency bonds	80,776	—	(2,206)	78,570
Municipal government and government agency bonds	7,309	—	(272)	7,037
Short term investments	224,872	8	(355)	224,525
Equities	57,156	15,839	(3,039)	69,956
Other investments	50,000	—	(1,607)	48,393
Investments, fair value option, at fair value	$2,431,886	$47,526	$(55,401)	$2,424,011
Fair Value Through Net Income:
Equities, fair value through net income (1)	$50,709	$1,690	$(5,818)	$46,581
(1) Effective January 1, 2018, the Company adopted new accounting guidance for financial instruments (refer to Note 2, “Significant accounting policies”). As a result, equity securities acquired after January 1, 2018 are classified as fair value through net income and are shown separately above.

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(U.S. dollars in thousands, except share data)

	Cost or Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2017	($ in thousands)
Term loan investments	$879,010	$14,525	$(15,717)	$877,818
Fixed maturities:
Corporate bonds	713,393	21,719	(19,221)	715,891
U.S. government and government agency bonds	233,810	3	(2,794)	231,019
Asset-backed securities	100,105	2,329	(1,287)	101,147
Mortgage-backed securities	11,372	—	(2,082)	9,290
Non-U.S. government and government agency bonds	102,687	1,538	(20)	104,205
Municipal government and government agency bonds	15,615	1	(135)	15,481
Short term investments	323,663	220	—	323,883
Other investments	50,000	—	(387)	49,613
Equities	63,461	6,825	(2,418)	67,868
Total	$2,493,116	$47,160	$(44,061)	$2,496,215
The amortized cost and fair value of our term loans, fixed maturities and short-term investments, excluding securities classified as available for sale, summarized by contractual maturity as of September 30, 2018 and December 31, 2017 were as follows:

	September 30, 2018
	Amortized Cost	Estimated Fair Value	% of Fair Value
	($ in thousands)
Due in one year or less	$258,223	$257,634	11.1%
Due after one year through five years	1,058,708	1,049,067	45.5%
Due after five years through ten years	788,197	785,155	34.1%
Due after ten years	3,925	3,732	0.2%
Asset-backed securities	206,055	203,522	8.8%
Mortgage-backed securities	9,622	6,552	0.3%
Total	$2,324,730	$2,305,662	100.0%

	December 31, 2017
	Amortized Cost	Estimated Fair Value	% of Fair Value
	($ in thousands)
Due in one year or less	$339,205	$339,358	14.3%
Due after one year through five years	1,197,346	1,193,733	50.2%
Due after five years through ten years	718,766	721,973	30.3%
Due after ten years	12,861	13,233	0.6%
Asset-backed securities	100,105	101,147	4.2%
Mortgage-backed securities	11,372	9,290	0.4%
Total	$2,379,655	$2,378,734	100.0%

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(U.S. dollars in thousands, except share data)

The table below summarizes the credit quality of our total investments as of September 30, 2018 and December 31, 2017, as rated by Standard & Poor’s, Moody’s, or Fitch, as applicable:

	Credit Rating (1)
September 30, 2018	Fair Value	AAA	AA	A	BBB	BB	B	CCC	C	D	Not Rated
	($ in thousands)
Term loan investments	$1,060,004	$—	$—	$—	$—	$76,472	$675,542	$225,702	$—	$—	$82,288
Fixed maturities:
Corporate bonds	699,616	3,902	58,090	143,482	66,889	16,616	220,236	155,091	2,450	—	32,860
U.S. government and government agency bonds	262,596	—	262,596	—	—	—	—	—	—	—	—
Asset-backed securities	213,530	22,088	2,853	6,919	83,817	30,340	27,126	1,246	—	—	39,141
Mortgage-backed securities	6,552	—	—	—	—	565	—	—	—	4,997	990
Non-U.S. government and government agency bonds	136,643	5,292	122,834	8,517	—	—	—	—	—	—	—
Municipal government and government agency bonds	7,584	6,391	705	488	—	—	—	—	—	—	—
Total fixed income instruments	2,386,525	37,673	447,078	159,406	150,706	123,993	922,904	382,039	2,450	4,997	155,279
Short term investments	224,525	6,239	122,376	15,850	72,167	—	7,893	—	—	—	—
Total fixed income instruments and short term investments	2,611,050	43,912	569,454	175,256	222,873	123,993	930,797	382,039	2,450	4,997	155,279
Other Investments	48,393
Equities	116,537
Total	$2,775,980	$43,912	$569,454	$175,256	$222,873	$123,993	$930,797	$382,039	$2,450	$4,997	$155,279
(1) For individual fixed maturity investments, Standard & Poor’s ratings are used. In the absence of a Standard & Poor’s rating, ratings from Moody’s are used, followed by ratings from Fitch.

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(U.S. dollars in thousands, except share data)

	Credit Rating (1)
December 31, 2017	Fair Value	AAA	AA	A	BBB	BB	B	CCC	CC	D	Not Rated
	($ in thousands)
Term loan investments	$877,818	$—	$—	$—	$42,673	$68,556	$526,183	$131,743	$4,485	$4,324	$99,854
Fixed maturities:
Corporate bonds	715,891	9,263	63,651	131,605	43,657	57,037	157,702	194,409	—	5,584	52,983
U.S. government and government agency bonds	231,019	14,676	216,343	—	—	—	—	—	—	—	—
Asset-backed securities	101,147	12,201	3,003	3,419	—	15,353	34,155	—	—	—	33,016
Mortgage-backed securities	9,290	—	—	—	—	—	1,027	—	—	6,682	1,581
Non-U.S. government and government agency bonds	104,205	2,785	95,514	5,906	—	—	—	—	—	—	—
Municipal government and government agency bonds	15,481	13,721	1,265	495	—	—	—	—	—	—	—
Total fixed income instruments	2,054,851	52,646	379,776	141,425	86,330	140,946	719,067	326,152	4,485	16,590	187,434
Short term investments	323,883	366	224,176	767	70,149	—	21,404	—	—	—	7,021
Total fixed income instruments and short term investments	2,378,734	53,012	603,952	142,192	156,479	140,946	740,471	326,152	4,485	16,590	194,455
Other Investments	49,613
Equities	67,868
Total	$2,496,215	$53,012	$603,952	$142,192	$156,479	$140,946	$740,471	$326,152	$4,485	$16,590	$194,455
(1) For individual fixed maturity investments, Standard & Poor’s ratings are used. In the absence of a Standard & Poor’s rating, ratings from Moody’s are used, followed by ratings from Fitch.

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(U.S. dollars in thousands, except share data)

Fair value option
The Company elected to carry the majority of fixed maturity securities and other investments at fair value under the fair value option afforded by accounting guidance regarding the fair value option for financial assets and liabilities. Changes in fair value of investments accounted for using the fair value option are included in “realized and unrealized gain (loss) on investments” in the consolidated statements of income (loss). The Company elected to use this option as investments are not necessarily held to maturity, and in order to address simplification and cost-benefit considerations.
Net investment income (loss)
The components of net investment income (loss) for the three and nine months ended September 30, 2018 and 2017 were derived from the following sources:

	Three Months Ended September 30, 2018
	Net Interest Income	Net Unrealized Gains (Losses)	Net Realized Gains (Losses)	Net Investment Income (Loss)
Net investment income (loss) by asset class:	($ in thousands)
Term loan investments	$20,249	$(3,510)	$972	$17,711
Fixed maturities - Fair value option	15,997	(4,261)	3,090	14,826
Fixed maturities - Available for sale (1)	1,579	—	(38)	1,541
Short term investments	779	(283)	—	496
Equities (2)	(545)	2,439	—	1,894
Equities, fair value through net income (2)	645	727	(20)	1,352
Other investments	—	(2,800)	—	(2,800)
Other (3)	—	67	—	67
Investment management fees - related parties	(4,314)	—	—	(4,314)
Borrowing and miscellaneous other investment expenses	(6,993)	—	—	(6,993)
Investment performance fees - related parties	—	—	—	(2,407)
	$27,397	$(7,621)	$4,004	$21,373
(1) Net realized gains (losses) from the fixed maturities available for sale portfolio consists of realized gains and realized losses of $7 thousand and $45 thousand, respectively.
(2) Net interest income consists of dividends for securities held in long and short positions.
(3) Other includes unrealized gains and unrealized losses for call options and investment derivatives.

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(U.S. dollars in thousands, except share data)

	Three Months Ended September 30, 2017
	Net Interest Income	Net Unrealized Gains (Losses)	Net Realized Gains (Losses)	Net Investment Income (Loss)
Net investment income (loss) by asset class	($ in thousands)
Term loan investments	$19,193	$(555)	$529	$19,167
Fixed maturities	11,540	(691)	(2,200)	8,649
Short term investments	222	(3,313)	(25)	(3,116)
Equities	226	8,694	—	8,920
Other investments	—	71	—	71
Investment management fees - related parties	(5,316)	—	—	(5,316)
Borrowing and miscellaneous other investment expenses	(3,891)	—	—	(3,891)
Investment performance fees - related parties	—	—	—	(3,713)
	$21,974	$4,206	$(1,696)	$20,771

	Nine Months Ended September 30, 2018
	Net Interest Income	Net Unrealized Gains (Losses)	Net Realized Gains (Losses)	Net Investment Income (Loss)
Net investment income (loss) by asset class:	($ in thousands)
Term loan investments	$56,668	$(331)	$(1,435)	$54,902
Fixed maturities - Fair value option	46,887	(9,687)	(7,638)	29,562
Fixed maturities - Available for sale (1)	3,543	—	(684)	2,859
Short term investments	2,269	(283)	36	2,022
Equities (2)	(714)	8,772	(348)	7,710
Equities, fair value through net income (2)	1,177	(4,167)	682	(2,308)
Other investments	—	(1,221)	—	(1,221)
Other (3)	—	67	—	67
Investment management fees - related parties	(12,616)	—	—	(12,616)
Borrowing and miscellaneous other investment expenses	(19,636)	—	—	(19,636)
Investment performance fees - related parties	—	—	—	(6,606)
	$77,578	$(6,850)	$(9,387)	$54,735
(1) Net realized gains (losses) from the fixed maturities available for sale portfolio consists of realized gains and losses of $44 thousand and $728 thousand, respectively.
(2) Net interest income consists of dividends for securities held in long and short positions.
(3) Other includes unrealized gains and unrealized losses for call options and investment derivatives.

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(U.S. dollars in thousands, except share data)

	Nine Months Ended September 30, 2017
	Net Interest Income	Net Unrealized Gains (Losses)	Net Realized Gains (Losses)	Net Investment Income (Loss)
Net investment income (loss) by asset class	($ in thousands)
Term loan investments	$52,473	$(6,938)	$62	$45,597
Fixed maturities	33,768	11,570	2,987	48,325
Short term investments	1,731	(17)	(1,481)	233
Equities	226	6,432	—	6,658
Other investments	—	71	—	71
Investment management fees - related parties	(14,996)	—	—	(14,996)
Borrowing and miscellaneous other investment expenses	(10,855)	—	—	(10,855)
Investment performance fees - related parties	—	—	—	(11,052)
	$62,347	$11,118	$1,568	$63,981
Other-than-temporary impairments
The Company reviews its available for sale investments on a quarterly basis to determine whether declines in fair value below the amortized cost basis are considered other-than-temporary in accordance with applicable guidance. As of the quarter ended September 30, 2018, the Company did not identify any other-than-temporary impairments.
Pledged and restricted assets
For the benefit of certain Arch entities and other third parties that cede business to us, we are required to post and maintain collateral to support our potential obligations under reinsurance contracts that we write. This collateral can be in the form of either investment assets held in collateral trust accounts or letters of credit. Under our credit facilities, in order for us to have the bank issue a letter of credit to our reinsurance contract counterparty, we must post investment assets or cash as collateral to the bank. In either case, the amounts remain restricted for the duration of the term of the trust or letter of credit, as applicable.
As of September 30, 2018 and December 31, 2017, we held $2.3 billion and $2.0 billion, respectively, in pledged assets in support of insurance and reinsurance liabilities as well as to collateralize our credit facilities and investment derivatives. Included within total pledged assets, we held $6.0 million and $6.0 million, respectively, in deposits with U.S. regulatory authorities.
7. Fair value
Fair value hierarchy
Accounting guidance regarding fair value measurements addresses how companies should measure fair value when they are required to use a fair value measure for recognition or disclosure purposes under U.S. GAAP and provides a common definition of fair value to be used throughout U.S. GAAP. It defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In addition, it establishes a three-level valuation hierarchy for the disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The level in the hierarchy within which a given fair value measurement falls is determined based on the lowest level input that is significant to the measurement (Level 1 being the highest priority and Level 3 being the lowest priority).

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(U.S. dollars in thousands, except share data)

The levels in the hierarchy are defined as follows:

•	Level 1: Inputs to the valuation methodology are observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets;

•
Level 2: Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument; and

•	Level 3: Inputs to the valuation methodology are unobservable and significant to the fair value measurement.
The availability of observable inputs can vary by financial instrument and is affected by a wide variety of factors including, for example, the type of financial instrument, whether the financial instrument is new and not yet established in the marketplace, and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires significantly more judgment. The degree of judgment exercised by the Company in determining fair value is greatest for financial instruments categorized in Level 3. In periods of market dislocation, the observability of prices and inputs may be reduced for many financial instruments. This may lead to a change in the valuation techniques used to estimate the fair value measurement and cause an instrument to be reclassified between levels within the fair value hierarchy.
Fair value measurements on a recurring basis
The following is a description of the valuation methodologies used for securities measured at fair value, as well as the general classification of such securities pursuant to the valuation hierarchy.
The Company determines the existence of an active market based on its judgment as to whether transactions for the financial instrument occur in such market with sufficient frequency and volume to provide reliable pricing information. The independent pricing sources obtain market quotations and actual transaction prices for securities that have quoted prices in active markets. The Company uses quoted values and other data provided by nationally recognized independent pricing sources as inputs into its process for determining fair values of its fixed maturity investments. Each price source has its own proprietary method for determining the fair value of securities that are not actively traded. In general, these methods involve the use of “matrix pricing” in which the independent pricing source uses observable market inputs including, but not limited to, investment yields, credit risks and spreads, benchmarking of like securities, broker-dealer quotes, reported trades and sector groupings to determine a reasonable fair value.
Where multiple quotes or prices are obtained, a price source hierarchy is maintained in order to determine which price source would be used (i.e., a price obtained from a pricing service with more seniority in the hierarchy will be used over a less senior one in all cases). The hierarchy prioritizes pricing services based on availability and reliability and assigns the highest priority to index providers. Based on the above review, the Company will challenge any prices for a security or portfolio which are considered not to be representative of fair value.
In certain circumstances, when fair values are unavailable from these independent pricing sources, quotes are obtained directly from broker-dealers who are active in the corresponding markets. Such quotes are subject to the validation procedures noted above. Where quotes are unavailable, fair value is determined by the investment manager using quantitative and qualitative assessments such as internally modeled values, which are reviewed by the Company’s management.
Of the $2.8 billion of financial assets and liabilities measured at fair value at September 30, 2018, approximately $164.1 million, or 5.9% were priced using non-binding broker-dealer quotes or modeled valuations. Of the $2.5 billion of financial assets and liabilities measured at fair value at

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(U.S. dollars in thousands, except share data)

December 31, 2017, approximately $198.5 million, or 8.1% were priced using non-binding broker-dealer quotes or modeled valuations.
The Company reviews its securities measured at fair value and discusses the proper classification of such investments with its investment managers and others. A discussion of the general classification of the Company’s financial instruments follows:
Fixed Maturities. The Company uses the market approach valuation technique to estimate the fair value of its fixed maturity securities, when possible. The market approach includes obtaining prices from independent pricing services, such as index providers and pricing vendors, as well as to a lesser extent quotes from broker-dealers. The independent pricing sources obtain market quotations and actual transaction prices for securities that have quoted prices in active markets. Each source has its own proprietary method for determining the fair value of securities that are not actively traded. In general, these methods involve the use of “matrix pricing” in which the independent pricing source uses observable market inputs including, but not limited to, investment yields, credit risks and spreads, benchmarking of like securities, broker-dealer quotes, reported trades and sector groupings to determine a reasonable fair value.
The following describes the significant inputs generally used to determine the fair value of the Company’s investment securities by asset class:
Term Loans. Fair values are estimated by using quoted prices obtained from independent pricing services for term loan investments with similar characteristics, pricing models or matrix pricing. Such investments are generally classified within Level 2. The fair values for certain of the Company’s term loans are determined by the investment manager using quantitative and qualitative assessments such as internally modeled values, which are reviewed by the Company’s management. The modeled values are based on peer loans and comparison to industry-specific market data. In addition, the investment manager assesses the fair value based on the valuation of the underlying holdings in accordance with the fund’s governing documents. Significant unobservable inputs used to price these securities may include changes in peer and/or comparable credit spreads, accretion of any original issue discount and changes in the issuer’s debt leverage since issue. Changes in peer credit spreads, comparable credits spreads, and issuer debt leverage are negatively correlated with the modeled fair value measurement. Such investments are generally classified within Level 3.
Corporate Bonds. Valuations are provided by independent pricing services, substantially all through index providers and pricing vendors, with a small amount through broker-dealers. The fair values of these securities are generally determined using the spread above the risk-free yield curve. These spreads are generally obtained from the new issue market, secondary trading and from broker-dealers who trade in the relevant security market. As the significant inputs used in the pricing process for corporate bonds are observable market inputs, the fair value of the majority of these securities are classified within Level 2. The fair values for certain of the Company’s corporate bonds are determined by the investment manager using quantitative and qualitative assessments such as internally modeled values, which are reviewed by the Company’s management. The modeled values are based on peer bonds and comparison to industry-specific market data. In addition, the investment manager assesses the fair value based on the valuation of the underlying holdings in accordance with the bonds’ governing documents. Significant unobservable inputs used to price these securities may include changes in peer and/or comparable credit spreads, accretion of any original issue discount and changes in the issuer’s debt leverage since issue. Changes in peer credit spreads, comparable credits spreads, and issuer debt leverage are negatively correlated with the modeled fair value measurement. Such investments are generally classified within Level 3.
Asset-Backed Securities. Valuations are provided by independent pricing services, substantially all through index providers and pricing vendors, with a small amount through broker-dealers. The fair values of these securities is generally determined through the use of pricing models (including option adjusted spread) which use spreads to determine the appropriate average life of the securities. These spreads are generally obtained from the new issue market, secondary trading and

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(U.S. dollars in thousands, except share data)

from broker-dealers who trade in the relevant security market. The pricing services also review prepayment speeds and other indicators, when applicable. As the significant inputs used in the pricing process for asset-backed securities are observable market inputs, the fair value of these securities are classified within Level 2.
Mortgage-Backed Securities. Valuations are provided by independent pricing services, substantially all through pricing vendors and index providers with a small amount through broker-dealers. The fair values of these securities are generally determined through the use of pricing models (including option adjusted spread) which use spreads to determine the expected average life of the securities. These spreads are generally obtained from the new issue market, secondary trading and from broker-dealers who trade in the relevant security market. The pricing services also review prepayment speeds and other indicators, when applicable. As the significant inputs used in the pricing process for mortgage-backed securities are observable market inputs, the fair value of these securities are classified within Level 2.
U.S. Government and Government Agencies. Valuations are provided by independent pricing services, with all prices provided through index providers and pricing vendors. The Company determined that all U.S. Treasuries would be classified as Level 1 securities due to observed levels of trading activity, the high number of strongly correlated pricing quotes received on U.S. Treasuries and other factors.
Non-U.S. Government Securities. Valuations are provided by independent pricing services, with all prices provided through index providers and pricing vendors. The fair values of these securities are generally based on international indices or valuation models which include daily observed yield curves, cross-currency basis index spreads and country credit spreads. As the significant inputs used in the pricing process for non-U.S. government securities are observable market inputs, the fair value of these securities are classified within Level 2.
Municipal Government Bonds. Valuations are provided by independent pricing services, with all prices provided through index providers and pricing vendors. The fair values of these securities are generally determined using spreads obtained from broker-dealers who trade in the relevant security market, trade prices and the new issue market. As the significant inputs used in the pricing process for municipal bonds are observable market inputs, the fair value of these securities are classified within Level 2.
Short-Term Investments. The Company determined that certain of its short-term investments, held in highly liquid money market-type funds, and equities would be included in Level 1 as their fair values are based on quoted market prices in active markets. The fair values of other short-term investments are generally determined using the spread above the risk-free yield curve and are classified within Level 2.
Equity Securities. The Company determined that exchange-traded equity securities would be included in Level 1 as their values are based on quoted market prices in active markets. Other equity securities are initially valued at cost which approximates fair value. In subsequent measurement periods, the fair values of these securities are determined using non-binding broker-dealer quotes. These equity securities are included in Level 2 of the valuation hierarchy. Where such quotes are unavailable, fair value is determined by the investment manager using quantitative and qualitative assessments such as internally modeled values, which are reviewed by the Company’s management. As the significant inputs used to price these securities are unobservable, the fair value of these securities are classified as Level 3. Significant unobservable inputs used to price preferred stock may include changes in peer and/or comparable credit spreads, accretion of any original issue discount and changes in the issuer’s debt leverage since issue. Changes in peer credit spreads, comparable credit spreads, and issuer debt leverage are negatively correlated with the modeled fair value measurement.

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(U.S. dollars in thousands, except share data)

Underwriting Derivative Instruments. The Company values the government-sponsored enterprise credit-risk sharing transactions using a valuation methodology based on observable inputs from non-binding broker-dealer quotes and/or recent trading activity. As the inputs used in the valuation process are observable market inputs, the fair value of these securities are classified within Level 2.
Investment Derivative Instruments. The Company values the investment derivatives, including total return swaps, at fair value. As the underlying loans have observable inputs, the fair value of these securities are classified within Level 2.
Measuring the Fair Value of Other Investments Using Net Asset Valuations
The fair value of the Company’s investment in the hedge fund is measured using the most recently available NAVs as advised by the third party administrator. The fund NAVs are based on the administrator’s valuation of the underlying holdings in accordance with the fund’s governing documents and in accordance with U.S. GAAP.
The Company often does not have access to financial information relating to the underlying securities held within the fund therefore management is unable to corroborate the fair values placed on the securities underlying the asset valuations provided by fund manager or fund administrator. In order to assess the reasonableness of the NAVs, we perform a number of monitoring procedures on a quarterly basis, to assess the quality of the information provided by fund manager and funds administrator. These procedures include, but are not limited to, regular review and discussion of the fund’s performance with its manager.
The fair value of the hedge fund is measured using the NAV as a practical expedient, therefore the fair value of the fund has not been categorized within the fair value hierarchy.

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(U.S. dollars in thousands, except share data)

The following table presents the Company’s financial assets and liabilities measured at fair value by level as at September 30, 2018 and December 31, 2017:

		Fair Value Measurement Using:
September 30, 2018	Estimated Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets measured at fair value:	($ in thousands)
Investments accounted for using the fair value option:
Term loans	$1,060,004	$—	$1,025,914	$34,090
Fixed maturities:
Corporate bonds	699,616	—	674,837	24,779
U.S. government and government agency bonds	262,596	262,489	107	—
Asset-backed securities	213,530	—	213,530	—
Mortgage-backed securities	6,552	—	6,552	—
Non-U.S. government and government agencies	136,643	—	136,643	—
Municipal government and government agency bonds	7,584	—	7,584
Short-term investments	224,525	216,632	7,893	—
Equities	116,537	8,991	17,913	89,633
Other underwriting derivative assets	317	—	317	—
Other investments measured at net asset value (1)	48,393	—	—	—
Total asset measured at fair value	$2,776,297	$488,112	$2,091,290	$148,502

Investment derivative liabilities (2)	$39	$—	$39	$—
Payable for securities sold short:
Corporate bonds	9,065	—	9,065	—
Equities (2)	223	—	223	—
Total liabilities measured at fair value	$9,327	$—	$9,327	$—
(1) In accordance with applicable accounting guidance, Other Investments that are measured at fair value using the net asset value practical expedient have not been classified in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the amounts presented in the consolidated balance sheets.
(2) Investment derivative liabilities represent the fair value of total return swaps, which are recorded in other liabilities in the consolidated balance sheets as of September 30, 2018. The Company’s call options are recorded as equities in payable for securities sold short in the consolidated balance sheets as of September 30, 2018.

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(U.S. dollars in thousands, except share data)

		Fair Value Measurement Using:
December 31, 2017	Estimated Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets measured at fair value:	($ in thousands)
Term loans	$877,818	$—	$815,340	$62,478
Fixed maturities:
Corporate bonds	715,891	—	691,181	24,710
U.S. government and government agency bonds	231,019	231,019	—	—
Asset-backed securities	101,147	—	101,147	—
Mortgage-backed securities	9,290	—	9,290	—
Non-U.S. government and government agencies	104,205	—	104,205	—
Municipal government and government agency bonds	15,481	—	15,481	—
Short-term investments	323,883	295,458	28,425	—
Equities	67,868	1,995	12,952	52,921
Other underwriting derivative assets	336	—	336	—
Other investments measured at net asset value (1)	49,613	—	—	—
Total assets measured at fair value	$2,496,551	$528,472	$1,778,357	$140,109

Liabilities measured at fair value:
Payable for securities sold short:
Corporate bonds	$29,750	$—	$29,750	$—
Equities	4,625	4,625	—	—
Total liabilities measured at fair value	$34,375	$4,625	$29,750	$—
(1) In accordance with applicable accounting guidance, Other Investments that are measured at fair value using the net asset value practical expedient have not been classified in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the amounts presented in the consolidated balance sheets.
When the fair value of financial assets and financial liabilities cannot be derived from active markets, the fair value is determined using a variety of valuation techniques that include the use of models. The inputs to these models are taken from observable markets where possible, but where this is not feasible, estimation is required to establish fair values. Changes in assumptions about these factors could affect the reported fair value of financial instruments and the level where the instruments are disclosed in the fair value hierarchy.
The transfers into and out of fair value hierarchy levels reflect the fair value of the securities at the end of the reporting period.
One equity security was transferred from Level 1 to Level 2, effective January 1, 2017. There were no additional transfers between Level 1 and Level 2 in the three and nine months ended September 30, 2018 and 2017.
The following table presents a reconciliation of the beginning and ending balances for all the financial assets measured at fair value on a recurring basis using Level 3 inputs for the three and nine months ended September 30, 2018 and 2017:

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(U.S. dollars in thousands, except share data)

Three Months Ended September 30, 2018	Beginning Balance	Net Purchases (Sales)(1)	Net Unrealized Gains (Losses)(2)	Net Unrealized Foreign Exchange Gains (Losses)	Ending Balance
	($ in thousands)
Term loans	$33,616	$1,843	$(1,369)	$—	$34,090
Corporate bonds	24,969	—	(70)	(120)	24,779
Equities	100,200	(11,922)	1,355	—	89,633
Total	$158,785	$(10,079)	$(84)	$(120)	$148,502

Three Months Ended September 30, 2017	Beginning Balance	Net Purchases (Sales)(1)	Net Unrealized Gains (Losses)(2)	Net Unrealized Foreign Exchange Gains (Losses)	Ending Balance
	($ in thousands)
Term loans	$112,299	$367	$317	$—	$112,983
Corporate bonds	23,674	—	(175)	812	24,311
Short-term investments	5,146	—	—	—	5,146
Equities	1,135	43,826	1,108	—	46,069
Total	$142,254	$44,193	$1,250	$812	$188,509
(1) For the three months ended September 30, 2018, the net purchases (sales) consisted of redemptions and disposals of $11.9 million of equities and $0.1 million of term loan calls and redemptions, offset by purchases of $1.9 million of term loans. For the three months ended September 30, 2017, the net purchases (sales) consisted of purchases of: $43.8 million of equities and $0.7 million of term loans, partially offset by $0.3 million of term loan calls and redemptions.
(2) Realized and unrealized gains or losses on Level 3 investments are included in “realized and unrealized gain (loss) on investments” in the Company’s consolidated statements of income (loss).

Nine Months Ended September 30, 2018	Beginning Balance	Net Purchases (Sales)(1)	Net Unrealized Gains (Losses)(2)	Net Unrealized Foreign Exchange Gains (Losses)	Ending Balance
	($ in thousands)
Term loans	$62,478	$(26,718)	$(1,670)	$—	$34,090
Corporate bonds	24,710	985	(144)	(772)	24,779
Equities	52,921	33,906	2,806	—	89,633
Total	$140,109	$8,173	$992	$(772)	$148,502

Nine Months Ended September 30, 2017	Beginning Balance	Transfers in to Level 3 (3)	Net Purchases (Sales)(1)	Net Unrealized Gains (Losses)(2)	Net Unrealized Foreign Exchange Gains (Losses)	Ending Balance
	($ in thousands)
Term loans	$72,229	$38,810	$1,241	$703	$—	$112,983
Corporate bonds	21,764	—	—	66	2,481	24,311
Short-term investments	2,125	—	3,021	—	—	5,146
Equities	—	—	44,961	1,108	—	46,069
Total	$96,118	$38,810	$49,223	$1,877	$2,481	$188,509
(1) For the nine months ended September 30, 2018, the net purchases (sales) consisted of purchases of: $51.3 million of equities, $1.9 million of term loans and $1.0 million of corporate bonds, offset by redemptions and disposals of $28.6 million of term loans and $17.4 million of equities. For the nine months ended September 30, 2017, the net purchases (sales) consisted of purchases of: $45.0 million of equity securities, 3.0 million of short-term investments and $2.0 million of term loans, partially offset by $0.8 million of term loan calls and redemptions.
(2) Realized and unrealized gains or losses on Level 3 investments are included in “realized and unrealized gain (loss) on investments” in the Company’s consolidated statements of income (loss).

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(U.S. dollars in thousands, except share data)

(3) During the year, the Company was unable to obtain recent independent pricing for a term loan which was purchased during 2015. As such, the security was transferred from Level 2 to Level 3 at its fair value as of December 31, 2016.
Financial instruments disclosed, but not carried, at fair value
The Company uses various financial instruments in the normal course of its business. The carrying values of cash and cash equivalents, accrued investment income, receivable for securities sold, certain other assets, payable for securities purchased and certain other liabilities approximated their fair values at September 30, 2018 and December 31, 2017 due to their respective short maturities. As these financial instruments are not actively traded, their respective fair values are classified within Level 2.
Fair value measurements on a non-recurring basis
The Company measures the fair value of certain assets on a non-recurring basis, generally quarterly, annually, or when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The Company uses a variety of techniques to measure the fair value of these assets when appropriate, as described below:
Intangible Assets
The Company tests intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount may not be recoverable. When the Company determines intangible assets may be impaired, the Company uses techniques including discounted expected future cash flows, to measure fair value.
8. Derivative instruments
Underwriting Derivatives
The Company’s underwriting strategy allows it to enter into government-sponsored enterprise credit-risk sharing transactions. These transactions are accounted for as derivatives. The derivative assets and derivative liabilities relating to these transactions are included in other assets and other liabilities, respectively, in the Company’s consolidated balance sheets. Realized and unrealized gains and losses from other derivatives are included in other underwriting income (loss) in the Company’s consolidated statements of net income (loss). The risk in force of these transactions is considered the notional amount.
As at September 30, 2018 and December 31, 2017, the Company held $16.2 million and $17.9 million, respectively, in assets as collateral for these transactions. These assets are included in fixed maturities accounted for using the fair value option in the Company’s consolidated balance sheets.
Investment Derivatives
The Company’s investment strategy allows for the use of derivative securities. Beginning in the third quarter of 2018, the Company invested in call options to manage specific market risks; such derivative instruments are recorded at fair value, and shown as part of payable for securities sold short on its consolidated balance sheets.
The Company began investing in total return swaps (“swaps”) during the third quarter of 2018, and recognizes the swap derivatives at fair value. The derivative assets and derivative liabilities relating to these transactions are included in other assets and other liabilities, respectively, in the Company’s consolidated balance sheets. As at September 30, 2018, the Company had collateral funds held by the counterparty of $5.4 million included in short-term investments in the Company’s consolidated balance sheets.
The fair value of such options and swaps are based on observable inputs and classified in Level 2 of the valuation hierarchy. Realized and unrealized gains and losses from investment derivatives are

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(U.S. dollars in thousands, except share data)

included in realized and unrealized gains (losses) on investments in the Company’s consolidated statements of net income (loss).
The Company did not hold any derivatives which were designated as hedging instruments at September 30, 2018 or December 31, 2017.
The following table summarizes information on the fair values and notional amount of the Company’s derivative instruments at September 30, 2018 and December 31, 2017:

	Estimated Fair Value
	Asset Derivatives	Liability Derivatives	Net Derivatives	Notional Amount (1)
September 30, 2018	($ in thousands)
Underwriting derivatives	$317	$—	$317	$75,922
Investment derivatives (2)	—	262	(262)	20,200
Total	$317	$262	$55	$96,122

December 31, 2017
Underwriting derivatives	$336	$—	$336	$84,855
Total	$336	$—	$336	$84,855
(1) The notional amount represents the absolute value of all outstanding contracts.
(2) Investment derivatives consist of call options and swaps, which are recorded in payable for securities sold short and other liabilities, respectively, in the consolidated balance sheets as of September 30, 2018.
The realized and unrealized gains and losses on the Company’s derivative instruments are reflected in the consolidated statements of income, as summarized in the following table:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	($ in thousands)
Underwriting derivatives:
Other underwriting income (loss)	$703	$737	$2,092	$2,377
Investment derivatives:
Realized and unrealized gains (losses) on investments	67	—	67	—

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(U.S. dollars in thousands, except share data)

9. Earnings per common share
The calculation of basic earnings per common share is computed by dividing income available to the Parent’s common shareholders by the weighted average number of common shares outstanding for the periods. The following table sets forth the computation of basic and diluted earnings per common share:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Numerator:	($ in thousands, except share and per share data)
Net income (loss) before preferred dividends	$23,746	$(13,239)	$55,467	$25,426
Preferred dividends	(4,909)	(4,909)	(14,724)	(14,724)
Net income (loss) available to common shareholders	$18,837	$(18,148)	$40,743	$10,702
Denominator:
Weighted average common shares outstanding - basic and diluted	22,682,875	22,682,875	22,682,875	22,682,875
Earnings (loss) per common share:
Basic and diluted (1)	$0.83	$(0.80)	$1.80	$0.47
10. Income taxes
Watford Holdings and Watford Re are incorporated under the laws of Bermuda and, under current law, are not obligated to pay any taxes in Bermuda based upon income or capital gains. In the event that any legislation is enacted in Bermuda imposing such taxes, a written undertaking has been received from the Bermuda Minister of Finance under the Exempted Undertakings Tax Protection Act 1966 that such taxes will not be applicable to Watford Holdings and Watford Re until March 31, 2035.
WICE is incorporated under the laws of Gibraltar and regulated by the Gibraltar Financial Services Commission (the “FSC”) under the Financial Services (Insurance Company) Act (the “Gibraltar Act”). As a result, WICE will be subject to corporation tax. The current rate of tax on applicable profits is 10%.
Watford Holdings (UK) Limited is incorporated in the United Kingdom and is subject to UK corporate income tax. The UK corporate income tax rates were reduced from 20% to 19% on April 1, 2017 and will be further reduced to 17% from April 1, 2020.
Watford Holdings (U.S.) Inc. is incorporated in the U.S. and files a consolidated U.S. federal tax return with its subsidiaries Watford Specialty Insurance Company, Watford Insurance Company, and Watford Services Inc. The U.S. federal tax rate was 35% through December 31, 2017. On December 22, 2017, the U.S. government passed new legislation (The United States Tax Cuts and Jobs Acts, or “TCJA”) which reduced the corporate income tax rate to 21% for tax years beginning after December 31, 2017. Deferred taxes at December 31, 2017 have been measured based on the enacted tax rate of 21%.
On December 22, 2017, Staff Accounting Bulletin No. 118 (“SAB 118”) was issued to address the application of GAAP in situations when a registrant does not have the necessary information available, prepared or analyzed in reasonable detail to complete the accounting for certain income tax effects of the Tax Cuts and Jobs Act of 2017 (“Tax Cuts Act”). Pursuant to the guidance within SAB 118, the Company’s remeasurement of its deferred taxes at December 31, 2017 included certain provisional effects associated with enactment of the Tax Cuts Act for which measurement could be reasonably estimated. Provisional amounts may be adjusted in 2018 during the measurement period in accordance with SAB 118 when additional information is obtained.

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(U.S. dollars in thousands, except share data)

Additional information that may affect the provisional amounts would include, completion of the Company’s U.S. subsidiaries’ 2017 tax return filings, and potential future guidance from the IRS with respect to the transitional adjustment pertaining to loss reserve discounting. The Company’s income tax provision for the nine months ended September 30, 2018 does not include any adjustments to the provisional effects recorded at December 31, 2017.
The Company provides a valuation allowance to reduce certain deferred tax assets to an amount which management expects to more likely than not be realized. As of September 30, 2018 and December 31, 2017, the Company’s valuation allowance was $1.6 million and $1.1 million, respectively, representing an increase of $0.2 million for the period. The 2017 valuation allowance primarily related to U.S., Gibraltar and U.K. operating loss carry-forwards. Under applicable law, the existing U.S. net operating loss carry-forwards begin to expire in 2035. The Gibraltar and U.K. net operating loss carry-forwards do not expire.
After taking into account the impact of the increase in the valuation allowance, the Company recognized income tax expense during the three months ended September 30, 2018 and 2017 of $0.0 thousand and $21.0 thousand, respectively. During the nine months ended September 30, 2018 and 2017 the Company recognized income tax expense of $27.0 thousand and $21.0 thousand, respectively.
As of September 30, 2018 and December 31, 2017, the Company had net deferred tax assets of $Nil and $Nil, respectively.
11. Transactions with related parties
In March 2014, ARL invested $100.0 million in the Parent and acquired approximately 11% of its common equity. AUL acts as the insurance and reinsurance manager for Watford Re and WICE while AUI acts as the insurance and reinsurance manager for WSIC and WIC, all under separate long-term services agreements. HPS manages the Company’s non-investment grade portfolio as investment manager and AIM manages the Company’s investment grade portfolio as investment manager, each under separate long-term services agreements. ARL and HPS were granted warrants to purchase additional common equity based on performance criteria. In recognition of the sizable ownership interest, two senior executives of ACGL were appointed to our board of directors. The services agreements with AUL and AUI and the investment management agreements with HPS and AIM provide for services for an extended period of time with limited termination rights by the Company. In addition, these agreements allow for AUL, AUI, HPS and AIM to participate in the favorable results of the Company in the form of performance fees.
AUL and AUI
Watford Re and WICE entered into services agreements with AUL. WSIC and WIC entered into services agreements with AUI. AUL and AUI provide services related to the management of the underwriting portfolio for an initial term ending December 2020. The services agreements perpetually renew automatically in five-year increments unless either we or Arch gives notice to not renew at least 24 months before the end of the then-current term.
As part of the services agreements, AUL and AUI make available to the Companies, on a non-exclusive basis, certain designated employees who serve as officers of the Companies and underwrite business on behalf of the Companies (the “Designated Employees”). AUL and AUI also provide portfolio management, Designated Employee supervision, exposure modeling, loss reserve recommendations, claims-handling, accounting and other related services as part of the services agreements.
In return for their services, AUL and AUI receive fees from the Companies, including an underwriting fee and profit commission, as well as reimbursement for the services of the Designated Employees and reimbursements for an allocated portion of the expenses related to seconded employees, plus other expenses incurred on behalf of the Company.

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(U.S. dollars in thousands, except share data)

The related AUL and AUI fees and reimbursements incurred in the consolidated statement of income (loss) for the three and nine months ended September 30, 2018 and 2017 were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Consolidated statement of income (loss) items:	($ in thousands)
Acquisition expenses	$4,159	$2,762	$11,479	$7,863
General and administrative expenses	2,031	1,413	4,726	4,530
	$6,190	$4,175	$16,205	$12,393
HPS
Certain HPS principals and management own common and preference shares of the Company.
In return for its investment services, HPS receives a management fee, a performance fee and allocated operating expenses. For periods prior to January 1, 2018 the management fee was calculated at an annual rate of 1.5% of the aggregate net asset value of the assets that are managed by HPS, payable quarterly in arrears. For periods beginning January 1, 2018, the management fee is calculated at an annual rate of 1.0% of the aggregate net asset value of the assets that are managed by HPS, payable quarterly in arrears. For purposes of calculating the management fees, net asset value is determined by HPS in accordance with the investment management agreements and is measured before reduction for any management fees, performance fees or any expense reimbursement and as adjusted for any non-routine intra-month withdrawals. We have also agreed to reimburse HPS for certain expenses related to the management of our non-investment grade portfolio as set forth in the investment management agreements.
For periods prior to January 1, 2018, the performance fee was equal to 15% of Income (as defined in such investment management agreements relating to Watford Re, WICE and Watford Trust) or Aggregate Income (as defined in such investment management agreements relating to WSIC and WIC), as applicable, if any, on the assets managed by HPS, calculated and payable as of each fiscal year-end and the date on which the investment management agreements are terminated and not renewed. For periods beginning January 1, 2018, the base performance fee is equal to 10% of the Income (as defined in the investment management agreements relating to Watford Re, WICE and Watford Trust) or Aggregate Income (as defined in the investment management agreements relating to WSIC and WIC), as applicable, if any, on the assets managed by HPS, calculated and payable as of each fiscal year-end and the date on which the investment management agreements are terminated and not renewed, and HPS is eligible to earn an additional performance fee equal to 25% of any Excess Income (as defined in the investment management agreements) in excess of a net 10% return to Watford after deduction for paid and accrued management fees and base performance fees, with the total performance fees not to exceed 17.5% of the Income or Aggregate Income, as applicable. No performance fees will be paid to HPS if the high water mark (as described in the investment management agreements with HPS) is not met.
During the year ended December 31, 2017, the Company invested $50.0 million in a private fund (“Master Fund”) as part of HPS’s investment strategy. HPS acts as the Trading Manager and provides certain administrative management services to the Master Fund. As at September 30, 2018, the Master Fund balance was $299.4 million, and the Company’s investment represents approximately 16.2% of the Fund. The management fees and performance fees on the Master Fund will be subject to the existing fee structure of the existing investment management agreement between the Company and HPS, as discussed above.

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(U.S. dollars in thousands, except share data)

The related consolidated statement of income (loss) for the three and nine months ended September 30, 2018 and 2017, and consolidated balance sheet account balances for HPS management fees and performance fees as of September 30, 2018 and December 31, 2017 were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Consolidated statement of income (loss) items:	($ in thousands)
Investment management fees - related parties	$4,008	$5,224	$11,728	$14,694
Investment performance fees - related parties	2,407	3,713	6,606	11,052
	$6,415	$8,937	$18,334	$25,746

	September 30, 2018	December 31, 2017
Consolidated balance sheet items:	($ in thousands)
Other investments, at fair value	$48,393	$49,613
Investment management and performance fees payable	11,032	21,107
AIM
Watford Re, WSIC, WICE, and WIC entered into investment management agreements with AIM pursuant to which AIM manages our investment grade portfolio. Each of the Watford Re, WICE, WSIC and WIC investment management agreements with AIM has a one-year term, which terms end annually on March 31, July 31, January 31 and July 31, respectively. The terms will continue to renew for successive one-year periods; provided, however, that either the Company or AIM may terminate any of the investment management agreements with AIM at any time upon 45 days prior written notice. To date, there has been no such notice filed on such agreements.
In return for its investment management services, AIM receives a monthly management fee. The management fee is based on a percentage of the aggregate asset value of the AIM managed portfolio. For the purposes of calculating the management fees, asset value is determined by AIM in accordance with the investment management agreements and is measured before deduction of any management fees or expense reimbursement. We have also agreed to reimburse AIM for additional services related to investment consulting and oversight services, administrative operations and risk analytic support services related to the management of our portfolio, as set forth in the investment management agreements.
The related consolidated statement of income (loss) for the three and nine months ended September 30, 2018 and 2017, and consolidated balance sheet account balances for AIM management fees as of September 30, 2018 and December 31, 2017 were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Consolidated statement of income (loss) items:	($ in thousands)
Investment management fees - related parties	$306	$92	$888	$302

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(U.S. dollars in thousands, except share data)

	September 30, 2018	December 31, 2017
Consolidated balance sheet items:	($ in thousands)
Investment management and performance fees payable (1)	$—	$(71)
(1) The negative balance in “investment management and performance fees payable” relates to an over-accrual of investment management fees.
ACGL
Certain directors, executive officers and management of ACGL own common and preference shares of the Company.
The Company reinsures ARL and other ACGL subsidiaries and affiliates for property and casualty risks on a quota share basis. ACGL cedes business to us pursuant to inward retrocession agreements our operating subsidiaries have entered into with ACGL. Pursuant to these inward retrocession agreements we pay a ceding fee based on the business ceded and the applicable retrocession agreement. For the three and nine months ended September 30, 2018 and 2017, we incurred ceding fees to Arch under these inward retrocession agreements as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Consolidated statement of income (loss) items:	($ in thousands)
Acquisition expenses	$3,992	$4,034	$12,861	$13,131
The related consolidated statement of income (loss) for the three and nine months ended September 30, 2018 and 2017, and consolidated balance sheets account balances for these transactions (excluding AUL and AUI expenses described above) as of September 30, 2018 and December 31, 2017 were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	($ in thousands)
Consolidated statement of income (loss) items:
Gross premiums written	$63,612	$67,928	$202,193	$232,007
Gross premiums ceded	(12,787)	(7,542)	(41,541)	(23,383)
Net premiums earned	52,606	64,499	174,523	215,413
Losses and loss adjustment expenses	37,745	71,321	117,284	170,107
Acquisition expenses	22,039	30,771	72,908	82,045

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(U.S. dollars in thousands, except share data)

	September 30, 2018	December 31, 2017
	($ in thousands)
Consolidated balance sheet items:
Total investments	$713,919	$590,157
Premiums receivable	117,000	115,192
Reinsurance recoverable on unpaid and paid losses and loss adjustment expenses	39,484	27,817
Prepaid reinsurance premiums	26,365	16,853
Deferred acquisition costs, net	53,427	60,863
Funds held by reinsurers	35,072	39,687
Reserve for losses and loss adjustment expenses	581,599	517,450
Unearned premiums	187,133	191,226
Losses payable	18,759	33,065
Reinsurance balances payable	19,119	14,104
Amounts due to affiliates	4,848	4,484
Contingent commissions	2,920	1,893
12. Commitments and contingencies
Concentrations of credit risk
For our reinsurance agreements, the creditworthiness of a counterparty is evaluated by the Company, taking into account credit ratings assigned by independent agencies. The credit approval process involves an assessment of factors, including, among others, the counterparty country and industry exposures. Collateral may be required, at the discretion of the Company, on certain transactions based on the creditworthiness of the counterparty.
The areas where significant concentrations of credit risk may exist include unpaid losses and loss adjustment expenses recoverable, prepaid reinsurance premiums and paid losses and loss adjustment expenses recoverable net of reinsurance balances payable (collectively, “net reinsurance recoverables”), investments and cash and cash equivalent balances.
The Company’s reinsurance recoverables and prepaid reinsurance premiums, net of reinsurance balances payable, resulting from reinsurance agreements entered into with ARL and ARC as at September 30, 2018 and December 31, 2017 amounted to $46.7 million and $30.6 million, respectively. ARL and ARC have “A+” credit ratings from A.M. Best.
A credit exposure exists with respect to reinsurance recoverables as they may become uncollectible. The Company manages its credit risk in its reinsurance relationships by transacting with reinsurers that it considers financially sound and, if necessary, the Company may hold collateral in the form of funds, trust accounts and/or irrevocable letters of credit. This collateral can be drawn on for amounts that remain unpaid beyond specified time periods on an individual reinsurer basis.
In addition, the Company underwrites a significant amount of its business through brokers and a credit risk exists should any of these brokers be unable to fulfill their contractual obligations with respect to the payments of insurance and reinsurance balances owed to the Company.
The Company’s investment portfolios are managed in accordance with investment guidelines that include standards of diversification, which limit the allowable holdings of any single issue. There were no investments in any entity in excess of 10% of the Company’s shareholders’ equity at September 30, 2018 and December 31, 2017, other than cash and cash equivalents held in operating and investment accounts with financial institutions with credit ratings between “A” and “AA-.”

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(U.S. dollars in thousands, except share data)

Letter of credit and revolving credit facilities
On May 16, 2018, Watford Re renewed its letter of credit facility with Lloyds Bank Plc, New York Branch (the “Lloyds Facility”). The Lloyds Facility amount is $100.0 million and was renewed through to May 16, 2019. The principal purpose of the Lloyds Facility is to issue, as required, evergreen standby letters of credit in favor of primary insurance or reinsurance counterparties with which the Company has entered into reinsurance arrangements to ensure that such counterparties are permitted to take credit for reinsurance obtained from the Company as required under insurance regulations in the United States. The amount of letters of credit issued is driven by, among other things, the timing and payment of catastrophe losses, loss development of existing reserves, the payment pattern of such reserves, the further expansion of the Company’s business and the loss experience of such business. When issued, the letters of credit are secured by certificates of deposit or cash. In addition, the Lloyds Facility also requires the maintenance of certain covenants, which the Company was in compliance with at September 30, 2018 and December 31, 2017. At such dates, the Company had $72.2 million and $70.1 million, respectively, in restricted assets as collateral for outstanding letters of credit issued from the Lloyds Facility, which were secured by certificates of deposit. These amounts are reflected as short-term investments in the Company’s consolidated balance sheets.
Secured credit facility
On November 30, 2017, Watford Re amended and restated its $800 million secured credit facility (the “Secured Facility”) with Bank of America, N.A. which expires on November 30, 2021. The purpose of the Secured Facility is to provide borrowings, backed by Watford Re’s investment portfolios. In addition, the Secured Facility allows for Watford Re to issue up to $400.0 million in evergreen standby letters of credit in favor of primary insurance or reinsurance counterparties with which the Company has entered into reinsurance arrangements. At September 30, 2018, Watford Re had $429.8 million and $51.8 million in borrowings and outstanding letters of credit, respectively. At December 31, 2017, Watford Re had $441.1 million and $43.9 million in borrowings and outstanding letters of credit, respectively. At September 30, 2018 and December 31, 2017, Watford Re was in compliance with all covenants contained in the Secured Facility.
Custodian bank facility
As of September 30, 2018 and December 31, 2017, we borrowed $194.2 million and $108.0 million, respectively, from our custodian bank to purchase U.S.-denominated securities. As of September 30, 2018, the total borrowed amount of $194.2 million included 2.0 million Swiss Francs, or CHF, ($2.0 million) to purchase CHF-denominated securities. We pay interest based on 3-month LIBOR plus a margin and the borrowed amount is payable upon demand. The foreign exchange gain or loss on revaluation on the borrowed funds is included as a component of foreign exchange gains (losses) included in the consolidated statements of net income (loss).
The custodian bank requires us to hold cash and investments on deposit with, or in an investment account, with respect to the borrowed funds. As at September 30, 2018 and December 31, 2017, we were required to hold $277.7 million and $150.5 million, respectively, in such deposits and investment accounts.
Employment and other arrangements
The Company has employment agreements with certain of its executive officers. Such employment arrangements provide for compensation in the form of base salary, annual bonus, participation in the Company’s employee benefit programs and the reimbursements of expenses.

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(U.S. dollars in thousands, except share data)

Investment commitments
As at September 30, 2018, the company had no unfunded commitments. As at December 31, 2017, the company had unfunded commitments of $1.0 million and $10.9 million relating to its term loans and equities, respectively, within its investment portfolios.
13. Legal proceedings
The Company, in common with the insurance industry in general, is subject to litigation and arbitration in the normal course of its business. As of September 30, 2018, the Company was not a party to any litigation or arbitration which is expected by management to have a material adverse effect on the Company’s results of operations or financial condition and liquidity.
14. Subsequent events
During the fourth quarter of 2018 the Company resolved that it would directly list its shares on the NASDAQ stock exchange. As a result, the Company will recognize non-recurring expenses relating to advisory, legal and accounting fees of $9.0 million in the fourth quarter of 2018.
The Company has completed its subsequent events evaluation for the period subsequent to the balance sheet date of September 30, 2018 through December 6, 2018, the date the consolidated financial statements were available to be issued.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders of Watford Holdings Ltd.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Watford Holdings Ltd. and its subsidiaries as of December 31, 2017, 2016 and 2015, and the related consolidated statements of income (loss) and comprehensive income (loss), of changes in shareholders’ equity and of cash flows for each of the three years in the period ended December 31, 2017, including the related notes and financial statement schedules listed in the accompanying index (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017, 2016 and 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2017 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers Ltd.

Hamilton, Bermuda
March 9, 2018

We have served as the Company’s auditor since 2014.

See Notes to Consolidated Financial Statements

WATFORD HOLDINGS LTD.
CONSOLIDATED BALANCE SHEETS
(U.S. dollars in thousands, except share and per share data)

	December 31,
	2017	2016	2015
Assets
Investments:
Term loans (Amortized cost: $879,010, $804,521 and $813,867)	$877,818	$813,621	$762,162
Fixed maturities (Amortized cost: $1,176,982, $745,148 and $629,220)	1,177,033	733,133	569,022
Short-term investments (Cost: $323,663, $374,269 and $351,547) (1)	323,883	374,480	351,547
Equity securities (Cost: $63,461, $1,274 and NIL)	67,868	2,315	—
Other investments (1)	49,613	—	—
Total investments	2,496,215	1,923,549	1,682,731
Cash and cash equivalents	54,503	74,893	108,550
Accrued investment income	18,261	17,017	19,249
Premiums receivable (1)	177,492	189,911	162,263
Reinsurance recoverable on unpaid and paid losses and loss adjustment expenses (1)	42,777	24,420	14,135
Prepaid reinsurance premiums (1)	24,762	12,145	11,129
Deferred acquisition costs, net (1)	85,961	86,379	75,443
Receivable for securities sold	36,374	1,326	34,095
Intangible assets	7,650	7,650	—
Funds held by reinsurers (1)	45,196	27,341	133
Contingent commissions (1)	11,980	12,096	5,854
Other assets	13,412	6,023	8,856
Total assets	$3,014,583	$2,382,750	$2,122,438
Liabilities
Reserve for losses and loss adjustment expenses (1)	$798,262	$510,809	$290,997
Unearned premiums (1)	330,644	293,480	249,980
Losses payable (1)	35,805	17,795	7,718
Reinsurance balances payable (1)	18,424	12,289	14,112
Payable for securities purchased	42,501	42,922	33,062
Payable for securities sold short	34,375	33,157	30,583
Revolving credit agreement borrowings	549,165	258,861	435,278
Amounts due to affiliates (1)	4,484	3,319	2,590
Investment management and performance fees payable (1)	21,036	27,942	3,901
Other liabilities	11,383	4,552	3,987
Total liabilities	1,846,079	1,205,126	1,072,208
Commitments and Contingencies
Contingently redeemable preferred shares	220,622	220,253	219,882
Shareholders’ equity
Common shares ($0.01 par; shares authorized: 120 million, 80 million and 80 million; shares issued and outstanding: 22,682,875)	227	227	227
Additional paid-in capital	895,386	895,386	895,386
Retained earnings (deficit)	53,241	62,133	(64,967)
Accumulated other comprehensive income (loss)	(972)	(375)	(298)
Total Shareholders’ Equity	947,882	957,371	830,348
Total Liabilities, Contingently Redeemable Preferred Shares and Shareholders’ Equity	$3,014,583	$2,382,750	$2,122,438
(1) See Note 14 - “Transactions with related parties” for disclosure of related party amounts.

See Notes to Consolidated Financial Statements

WATFORD HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS)
(U.S. dollars in thousands, except share data)

	Year Ended December 31,
	2017	2016	2015
Revenues
Gross premiums written (1)	$600,304	$535,094	$488,899
Gross premiums ceded (1)	(47,187)	(21,306)	(22,940)
Net premiums written (1)	553,117	513,788	465,959
Change in unearned premiums (1)	(21,391)	(45,818)	(68,107)
Net premiums earned (1)	531,726	467,970	397,852
Other underwriting income (loss)	3,180	3,746	4,468
Interest income	125,463	122,378	94,619
Investment management fees - related parties (1)	(21,451)	(16,563)	(16,024)
Borrowing and miscellaneous other investment expenses	(17,489)	(15,997)	(5,737)
Net interest income	86,523	89,818	72,858
Realized and unrealized gains (losses) on investments	1,120	80,643	(81,337)
Investment performance fees - related parties (1)	(14,905)	(24,065)	—
Net investment income (loss)	72,738	146,396	(8,479)
Total revenues	607,644	618,112	393,841

Expenses
Loss and loss adjustment expenses (1)	(436,402)	(321,581)	(277,659)
Acquisition expenses (1)	(140,726)	(136,733)	(116,441)
General and administrative expenses (1)	(21,174)	(17,956)	(11,929)
Net foreign exchange gains (losses)	1,420	4,893	(1,877)
Total expenses	(596,882)	(471,377)	(407,906)
Income (loss) before income taxes	10,762	146,735	(14,065)
Income tax expense	(21)	(1)	—
Net income (loss) before preferred dividends	10,741	146,734	(14,065)
Preferred dividends	(19,633)	(19,634)	(19,633)
Net income (loss) available to common shareholders	$(8,892)	$127,100	$(33,698)

Other comprehensive income (loss)
Net foreign currency translation gains (losses)	(597)	(77)	(298)
Total comprehensive income (loss)	$(9,489)	$127,023	$(33,996)

Earnings (loss) per share:
Basic and diluted	$(0.39)	$5.60	$(1.49)
Weighted average number of ordinary shares used in the determination of earnings (loss) per share:
Basic and diluted	22,682,875	22,682,875	22,682,875
(1) See Note 14 - “Transactions with related parties” for disclosure of related party amounts.

See Notes to Consolidated Financial Statements

WATFORD HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(U.S. dollars in thousands)

	Year Ended December 31,
	2017	2016	2015
Common shares
Balance at beginning of year	$227	$227	$227
Common shares issued	—	—	—
Balance at end of year	227	227	227

Additional paid-in capital
Balance at beginning of year	895,386	895,386	895,386
Common shares issued, net	—	—	—
Balance at end of year	895,386	895,386	895,386

Accumulated other comprehensive income (loss)
Balance at beginning of year	(375)	(298)	—
Currency translation adjustment	(597)	(77)	(298)
Balance at end of year	(972)	(375)	(298)

Retained earnings (deficit)
Balance at beginning of year	62,133	(64,967)	(31,269)
Net income (loss) before preferred dividends	10,741	146,734	(14,065)
Preferred share dividends paid and accrued	(19,633)	(19,634)	(19,633)
Balance at end of year	53,241	62,133	(64,967)
Total shareholders’ equity	$947,882	$957,371	$830,348
See Notes to Consolidated Financial Statements

WATFORD HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(U.S. dollars in thousands)

	Year Ended December 31,
	2017	2016	2015
Operating Activities
Net income (loss) before preferred dividends	$10,741	$146,734	$(14,065)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Net realized and unrealized (gains) losses on investments	(4,977)	(80,295)	86,709
Amortization of fixed assets	187	199	192
Changes in:
Accrued investment income	(1,237)	2,232	(10,712)
Premiums receivable	18,923	(29,409)	(21,657)
Reinsurance recoverable on unpaid and paid losses and loss adjustment expenses	(18,023)	(10,297)	(10,770)
Prepaid reinsurance premiums	(11,716)	(1,534)	(2,157)
Deferred acquisition costs, net	950	(11,480)	(25,971)
Reserve for losses and loss adjustment expenses	272,295	232,174	228,794
Unearned premiums	33,106	47,352	70,264
Reinsurance balances payable	5,367	(1,196)	3,833
Funds held with reinsurers	(17,855)	(27,208)	(133)
Other liabilities	18,051	36,149	9,092
Other items	(13,587)	(28,333)	(10,863)
Net Cash Provided By Operating Activities	292,225	275,088	302,556
Investing Activities
Purchase of term loans	(827,757)	(619,611)	(862,626)
Purchase of fixed maturity investments	(1,579,591)	(1,058,200)	(637,366)
Purchase of other investments	(50,000)	—	—
Proceeds from sale, redemptions and maturity of term loans	731,679	667,914	708,192
Proceeds from sales, redemptions and maturities of fixed maturity investments	1,162,210	945,578	307,496
Net (purchases) sales of short-term investments	50,829	(14,311)	(72,584)
Net (purchases) sales of equity securities	(63,076)	(1,274)	—
Net settlements of derivative instruments	(1,734)	(6,633)	101
Purchase of business, net of cash acquired	—	(19,451)	—
Purchases of furniture, equipment and other assets	(21)	(9)	(50)
Net Cash Used For Investing Activities	(577,461)	(105,997)	(556,837)
Financing Activities
Dividends paid on redeemable preferred shares	(19,264)	(19,263)	(19,263)
Repayments on borrowings	(72,000)	(222,384)	(50,181)
Proceeds from borrowings	359,238	46,000	431,361
Borrowings issuance costs	(5,667)	—	(8,821)
Net Cash Provided By (Used For) Financing Activities	262,307	(195,647)	353,096
Effects of exchange rate changes on foreign currency cash	2,539	(7,101)	(1,720)
Increase (decrease) in cash	(20,390)	(33,657)	97,095
Cash and cash equivalents, beginning of year	74,893	108,550	11,455
Cash and cash equivalents, end of year	$54,503	$74,893	$108,550
Supplementary information
Income taxes paid	$21	$1	$—
Interest paid	$15,719	$13,795	$2,114

See Notes to Consolidated Financial Statements

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

1. Organization
Watford Holdings Ltd. (the “Parent”) and its wholly-owned subsidiary, Watford Re Ltd. (“Watford Re”), were incorporated under the laws of Bermuda on July 19, 2013.
As used herein, the term “Company” or “Companies” collectively refers to the Parent and/or, as applicable, its subsidiaries.
In the first quarter of 2014, the Company raised approximately $1.1 billion of capital consisting of $907.3 million in common equity ($895.6 million net of issuance costs) and $226.6 million in preference equity ($219.2 million net of issuance costs and discount). Through its wholly-owned subsidiary, Arch Reinsurance Ltd. (“ARL”), Arch Capital Group Ltd. (“ACGL”) invested $100.0 million and acquired approximately 11% of the Company’s common equity and a warrant to purchase up to 975,503 of common shares. See Note 17 - “Shareholders’ equity” for further details.
Watford Re is licensed as a Class 4 multi-line insurer under the Insurance Act 1978 of Bermuda, as amended, and related regulations (the “Insurance Act”) and is licensed to underwrite general business on an insurance and reinsurance basis. Through Watford Re, the Company primarily underwrites reinsurance on exposures worldwide, and commenced operations in the first quarter of 2014.
In June 2015, the Company formed Watford Insurance Company Europe Limited (“WICE”) in Gibraltar as a wholly-owned subsidiary of Watford Re. WICE is licensed to underwrite business across Europe and commenced operations in the second quarter of 2015.
In September 2015, the Company formed Watford Specialty Insurance Company (“WSIC”), a New Jersey insurance company, and Watford Services Inc. (“Watford Services”), a Delaware service company. WSIC did not undertake any underwriting activities in 2015. WSIC and Watford Services are wholly-owned subsidiaries of Watford Holdings U.S. Inc. (“Holdings U.S.”). Holdings U.S. is the wholly-owned subsidiary of Watford Holdings (U.K.) Limited (“Holdings U.K.”), a company incorporated under the laws of England & Wales in the United Kingdom. Holdings U.K. is a wholly-owned subsidiary of Watford Re.
In August 2016, the Company acquired Watford Insurance Company (“WIC”), domiciled in New Jersey. WIC is a wholly-owned subsidiary of WSIC. See Note 2 - “Business acquired” for further details.
Watford Re and WICE have engaged Arch Underwriters Ltd. (“AUL”), a company incorporated in Bermuda and a wholly-owned subsidiary of Arch Capital Group Ltd. (“ACGL”), to act as their insurance and reinsurance manager pursuant to services agreements between AUL and Watford Re and WICE, respectively. AUL manages the day-to-day underwriting activities of Watford Re and WICE, subject to the provisions of the services agreement and the oversight of our board of directors. See Note 14 - “Transactions with related parties” for further details.
WSIC and WIC have engaged Arch Underwriters Inc. (“AUI”), a company incorporated in Delaware and a wholly-owned subsidiary of ACGL, to act as their insurance and reinsurance manager pursuant to services agreements between AUI and WSIC and WIC, respectively. AUI manages the day-to-day underwriting activities of WSIC and WIC, subject to the provisions of the services agreement and the oversight of our board of directors. See Note 14 - “Transactions with related parties” for further details.
The Company has engaged HPS Investment Partners, LLC (“HPS”) (formerly known as Highbridge Principal Strategies, LLC), as investment manager of the assets in its non-investment grade portfolio pursuant to various investment management agreements. HPS invests the Company’s non-investment grade assets, subject to the terms of the applicable investment management agreements. See Note 14 - “Transactions with related parties” for further details.

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

The Company has engaged Arch Investment Management Ltd. (“AIM”); a Bermuda exempted company with limited liability and a subsidiary of ACGL, as investment manager of the assets in its investment grade portfolio pursuant to various investment management agreements. AIM manages the Company’s investment grade assets pursuant to the terms of the investment management agreements with AIM. See Note 14 - “Transactions with related parties” for further details.
2. Business acquired
In August 2016, the Company’s U.S.-based subsidiary, WSIC, acquired a previously-dormant insurance company that held admitted insurance licenses in all 50 states and the District of Columbia. The carrier was renamed “WIC” and was re-domesticated to New Jersey. WIC’s liabilities relating to pre-acquisition business are fully reinsured pursuant to a 100% quota share agreement with The Hanover Insurance Company (“Hanover”), which carries financial strength ratings of A/A/A3 from A.M. Best Company (“A.M. Best”), Standard & Poor’s Financial Services, LLC and Moody’s Investors Service, respectively. Hanover will not have any liability for, or interest in, business written by WIC. WIC was purchased for approximately $19.5 million in cash. As part of the transaction, total assets purchased included investments of $11.8 million, insurance licenses of $7.7 million and unpaid losses and loss adjustment expenses recoverable of $8.9 million. The assets were offset by reserve for losses and loss adjustment expenses of $8.9 million. The licenses are disclosed as intangible assets at fair market value in the consolidated financial statements and have an indefinite useful life.
3. Significant accounting policies
(a) Basis of presentation
The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include the accounts of the Parent and its subsidiaries. All significant inter-company transactions and balances have been eliminated in consolidation. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.
(b) Premium revenues and related expenses
Reinsurance premiums written are recorded based on the type of contracts the Company writes. Premiums on the Company’s excess of loss and pro rata reinsurance contracts are estimated when the business is underwritten. For excess of loss contracts, premiums are recorded as written, on the inception date, based on the terms of the contract. Estimates of premiums written under pro rata contracts are recorded in the period in which the underlying risks are expected to incept and are based on information provided by the brokers and the ceding companies. For multi-year reinsurance treaties which are payable in annual installments, premium recognition depends on whether the contract is non-cancellable. If either party retains the ability to cancel or commute coverage prior to expiration, only the initial annual installment is included as premiums written at policy inception. The remaining annual installments would then be included as premiums written at each successive anniversary date within the multi-year term. If, on the other hand, the contract is non-cancellable, the full multi-year premiums would be recognized as written at policy inception.
Reinsurance premiums written and assumed include amounts reported by brokers and ceding companies, supplemented by the Company’s own estimates of premiums where reports have not been received. The determination of premium estimates requires a review of the ceding companies, familiarity with each market, the timing of the reported information, an analysis and understanding of the characteristics of each line of business, and management’s judgment of the impact of various factors, including premium or loss trends, on the volume of business written and ceded to the Company. On an ongoing basis, the Company reviews the amounts reported by these third parties

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

for reasonableness based on their experience and knowledge of the subject class of business. In addition, reinsurance contracts under which the Company assumes business generally contain specific provisions which allow the Company to perform audits of the ceding company to ensure compliance with the terms and conditions of the contract, including accurate and timely reporting of information. Based on a review of all available information, management establishes premium estimates where reports have not been received. Premium estimates are updated when new information is received and differences between such estimates and actual amounts are recorded in the period in which estimates are changed or the actual amounts are determined. Adjustments to premium estimates could be material and such adjustments could directly and significantly impact earnings favorably or unfavorably in the period they are determined because the estimated premium may be fully or substantially earned.
Reinstatement premiums are recognized at the time a loss event occurs, where coverage limits for the remaining life of the contract are reinstated under pre-defined contract terms. Reinstatement premiums, if obligatory, are fully earned when recognized. The accrual of reinstatement premiums is based on an estimate of losses and loss adjustment expenses, which reflects management’s judgment.
Reinsurance premiums written, irrespective of the class of business, are generally earned on a pro rata basis over the term of the underlying policies or reinsurance contracts. Contracts and policies written on a “losses occurring” basis cover claims that may occur during the term of the contract or policy, which is typically 12 months. Accordingly, the premium is earned evenly over the term. Contracts which are written on a “risks attaching” basis cover claims which attach to the underlying insurance policies written during the terms of such contracts. Premiums earned on such contracts usually extend beyond the original term of the reinsurance contract, typically resulting in recognition of premiums earned over a 24-month period. Certain of the Company’s reinsurance contracts include provisions that adjust premiums or acquisition expenses based upon the experience under the contracts. Premiums written and earned, as well as related acquisition expenses are recorded based upon the projected experience under such contracts.
Acquisition expenses consist primarily of brokerage fees, ceding commissions, premium taxes, underwriting fees payable to Arch under our services agreements and other direct expenses that relate to our contracts and policies and are presented net of commissions received from reinsurance we purchase. We amortize deferred acquisition expenses over the related contract term in the same proportion that the premiums are earned. Our acquisition expenses may also include profit commissions paid to our sources of business in the event of favorable underwriting experience.
Deferred acquisition costs, which are based on the related unearned premiums, are carried at their estimated realizable value and take into account anticipated losses and loss adjustment expenses, based on historical and current experience, and anticipated investment income. A premium deficiency occurs if the sum of anticipated losses and loss adjustment expenses, unamortized acquisition costs and anticipated investment income exceed unearned premiums. A premium deficiency is recorded by charging any unamortized acquisition costs to expense to the extent required in order to eliminate the deficiency. If the premium deficiency exceeds unamortized acquisition costs then a liability is accrued for the excess deficiency. No premium deficiency charges were recorded by the Company during 2017, 2016 or 2015.
(c) Retroactive Reinsurance Accounting
Retroactive reinsurance reimburses a ceding company for liabilities incurred as a result of past insurable events covered by the underlying policies reinsured. For retroactive contracts that meet the established criteria for reinsurance accounting, written premiums are fully earned and corresponding losses and loss expense are recognized at inception. The initial gain, if applicable, is deferred and amortized into income over an actuarially determined expected payout period. Any future loss is recognized immediately and charged against earnings. The contracts can cause significant variances in gross premiums written, net premiums written, net premiums earned, and

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

net incurred losses in the years in which they are written. Reinsurance contracts sold not meeting the established criteria for reinsurance accounting are recorded using the deposit method.
In certain instances, reinsurance contracts cover losses both on a prospective basis and on a retroactive basis and, accordingly, the Company bifurcates the prospective and retrospective elements of these reinsurance contracts and accounts for each element separately where practical. Underwriting income generated in connection with retroactive reinsurance contracts is deferred and amortized into income over the settlement period while losses are charged to income immediately. Subsequent changes in estimated or actual cash flows under such retroactive reinsurance contracts are accounted for by adjusting the previously deferred amount to the balance that would have existed had the revised estimate been available at the inception of the reinsurance transaction, with a corresponding charge or credit to income.
(d) Reinsurance ceded
The accompanying consolidated statements of income (loss) reflect premiums and losses and loss adjustment expenses and acquisition expenses, net of reinsurance ceded (see Note 5, “Reinsurance”). Ceded unearned premiums are reported as prepaid reinsurance premiums and estimated amounts of reinsurance recoverable on unpaid losses are reported as unpaid losses and loss adjustment expenses recoverable. Reinsurance premiums ceded and unpaid losses and loss adjustment expenses recoverable are estimated in a manner consistent with that of the original policies issued and the terms of the reinsurance contracts. If the reinsurers are unable to satisfy their obligations under the agreements, the Company would be liable for such defaulted amounts. Reinsurance ceding commissions are recognized as income on a pro rata basis over the period of risk. Reinsurance ceding commissions that represent a recovery of acquisition costs are recognized as a reduction to acquisition expenses while the remaining portion is deferred.
(e) Cash and cash equivalents
Cash includes cash equivalents, which are investments with original maturities of three months or less that are not managed by the external investment managers. Cash managed by the external investment managers is included in short-term investments.
(f) Investments
The Company has elected the fair value option for its long and short-term investments in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) 825, Financial Instruments. As a result, the Company’s investments are reported at fair value with changes in fair value included in “realized and unrealized gain (loss) on investments” in the consolidated statements of income (loss). See Note 8 - “Investment information” for further information about the investment portfolios.
The fair values of investments are based on quotations received from nationally recognized pricing services, or when such prices are not available, by reference to broker or underwriter bid indications. Short-term investments are comprised of securities due to mature within one year of the date of issue. Investment transactions are recorded on a trade date basis with balances pending settlement recorded separately in the consolidated balance sheets as receivable for securities sold or payable for securities purchased. See Note 9 - “Fair value” for further details.
Net interest income includes interest income together with amortization of market premiums and discounts, net of investment management fees, interest expense and custody fees. Anticipated prepayments and expected maturities are used in applying the interest method for certain investments, such as asset-backed securities. When actual prepayments differ significantly from anticipated prepayments, the effective yield is recalculated to reflect actual payments to date and anticipated future payments. The investment in such securities is adjusted to the amount that would have existed had the new effective yield been applied since the acquisition of the security. Such adjustments, if any, are included in interest income when determined. Investment gains or losses

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

realized on the sale of investments are determined on a first-in, first-out basis and are reflected in “realized and unrealized gain (loss) on investments” in the consolidated statements of income (loss).
Performance fees related to the non-investment grade portfolio (i) equal to 15% of income for periods prior to January 1, 2018 and (ii) for periods beginning January 1, 2018 equal to 10% of income plus an additional performance fee equal to 25% of any Excess Income (as defined in such investment management agreements) in excess of a net 10% return to Watford after deduction for paid and accrued management fees and base performance fees, with the total performance fees not to exceed 17.5% of the Income or Aggregate Income, as applicable, are reflected in “investment performance fees - related parties” in the consolidated statements of income (loss). See Note 8 - “Investment information” for further details.
(g) Derivative instruments
The Company recognizes all derivative financial instruments, including embedded derivative instruments, at fair value in the consolidated balance sheets. The Company’s investment and underwriting strategy allows for the use of derivative instruments to enhance investment performance, replicate investment positions or manage market exposures and duration risk that would be allowed under the Company’s investment guidelines if implemented in other ways. For such investment derivative instruments, changes in assets and liabilities measured at fair value are recorded as a component of “realized and unrealized gain (loss) on investments.” In addition, the Company’s derivative instruments include amounts related to underwriting activities where an insurance or reinsurance contract meets the accounting definition of a derivative instrument. For such contracts, changes in fair value are reflected in “other underwriting income” in the consolidated statements of income (loss), as the underlying contract originates from the Company’s underwriting operations. See Note 11 - “Derivative instruments” for further details.
(h) Reserves for losses and loss adjustment expenses
The reserve for losses and loss adjustment expenses consists of estimates of unpaid reported losses and loss adjustment expenses and estimates for losses incurred but not reported. The reserve for unpaid reported losses and loss adjustment expenses, established by management based on reports from ceding companies and claims from insureds, represents the estimated ultimate cost of events or conditions that have been reported to or specifically identified by the Company. Such reserves are supplemented by management’s estimates of reserves for losses incurred for which reports or claims have not been received. The Company’s reserves are based on a combination of reserving methods, incorporating ceding company and industry loss development patterns. The Company selects the initial expected loss and loss adjustment expense ratios based on information derived by AUL and AUI managers during the initial pricing of the business, supplemented by industry data where appropriate. Such ratios consider, among other things, rate changes and changes in terms and conditions that have been observed in the market. The Company, in conjunction with data and analysis supplied by AUL and AUI, reviews the reserves regularly and, as experience develops and new information becomes known, the reserves are adjusted as necessary. Such adjustments, if any, are reflected in income in the period in which they are determined. Inherent in the estimates of ultimate losses and loss adjustment expenses are expected trends in claims severity and frequency and other factors which may vary significantly as claims are settled. Accordingly, ultimate losses and loss adjustment expenses may differ materially from the amounts recorded in the accompanying consolidated financial statements. Losses and loss adjustment expenses are recorded on an un-discounted basis. See Note 6 - “Reserve for losses and loss adjustment expenses” for further details.
(i) Foreign exchange
Monetary assets and liabilities, such as premiums receivable and the reserve for losses and loss adjustment expenses, denominated in foreign currencies are revalued at the exchange rate in effect at the balance sheet date with the resulting foreign exchange gains and losses included in net

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

income. Accounts that are classified as non-monetary, such as deferred acquisition costs and the unearned premium reserves, are not subsequently re-measured. In the case of foreign currency-denominated cash and investments, the change in exchange rates between the local currency and the Company’s functional currency at each balance sheet date is included as a component of net foreign exchange gains and losses included in the consolidated statements of income (loss).
Assets and liabilities of foreign operations whose functional currency is not the U.S. Dollar are translated at the prevailing exchange rates at each balance sheet date. Revenues and expenses of such foreign operations are translated at average exchange rates during the year. The net effect of the translation adjustments for foreign operations is included in accumulated other comprehensive income.
(j) Intangible assets
The Company’s intangible assets with indefinite lives include licenses held by its U.S. insurance subsidiary which allow such subsidiary to write insurance business in various jurisdictions. These indefinite-lived intangible assets are carried at or below fair value and are tested annually for impairment, either qualitatively or quantitatively, and between annual tests if events or change in circumstances indicate that it is more likely than not that the asset is impaired. If intangible assets are impaired, such assets are written down to their fair values with the related expense recorded in the Company’s results of operations.
(k) Income taxes
Deferred income taxes reflect the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. A valuation allowance is recorded if it is more likely than not that some or all of a deferred tax asset may not be realized. The Company considers future taxable income and feasible tax planning strategies in assessing the need for a valuation allowance. In the event the Company determines that it will not be able to realize all or part of its deferred income tax assets in the future, an adjustment to the deferred income tax assets would be charged to income in the period in which such determination is made. In addition, if the Company subsequently assesses that the valuation allowance is no longer needed, a benefit would be recorded to income in the period in which such determination is made. See Note 13 - “Income taxes” for more information.
The Company recognizes a tax benefit where it concludes that it is more likely than not that the tax benefit will be sustained on audit by the taxing authority based solely on the technical merits of the associated tax position. If the recognition threshold is met, the Company recognizes a tax benefit measured at the largest amount of the tax benefit that, in the Company’s judgment, is greater than 50% likely to be realized. The Company records related interest and penalties in income tax expense.
(l) Warrants
The Company issued certain warrant contracts to Arch and HPS in conjunction with the initial capitalization of the Company which may be settled by the Company using either the physical settlement or net-share settlement methods. In the event these warrants are exercised and settled, the fair value of these warrants would be recorded in equity as additional paid-in capital based on an option-pricing model (Black-Scholes) used to calculate the fair value of the warrants issued.
(m) Earnings per share
Basic earnings per share is calculated by dividing net income (loss) available to common shareholders by the weighted average number of common shares and participating securities outstanding during the period. The weighted average number of common shares excludes any dilutive effect of outstanding warrants, options and convertible securities, such as nonparticipating

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

unvested restricted shares, if applicable. Diluted earnings per share are based on the weighted average number of common shares and share equivalents including any dilutive effects of warrants, options and other awards under stock plans, if applicable. U.S. GAAP requires that unvested stock awards that contain non-forfeitable rights to dividends or dividend equivalents, whether paid or unpaid (referred to as “participating securities”), be included in the number of shares outstanding for both basic and diluted earnings per share calculations. In the event of a net loss, the participating securities are excluded from the calculation of both basic and diluted loss per share. See Note 12 - “Earnings per common share” for more information.
(n) Recent accounting pronouncements
Issued and effective as of December 31, 2017
In May 2015, the FASB issued Accounting Standards Update 2015-09, Disclosures about Short-Duration Contracts (“ASU 2015-09”). ASU 2015-09 amends ASC 944 (Financial Services-Insurance) to expand the disclosures that an insurance entity must provide about its short-duration insurance contracts. Under ASU 2015-09, the FASB focused on targeted improvements to provide users with additional information about insurance liabilities, including the nature, amount, timing, and uncertainty of future cash flows related to insurance liabilities. The amendments in ASU 2015-09 are effective for annual periods beginning after December 15, 2015, and interim periods within annual periods beginning after December 15, 2016 for U.S. GAAP reporters. The guidance was applied retrospectively and only impacted the Company’s disclosures. See Note 7 - “Short duration contracts”.
In October 2016, the FASB issued Accounting Standards Update 2016-17, Consolidation (Topic 810): Interests Held Through Related Parties That Are Under Common Control (“ASU 2016-17”). ASU 2016-17 alters how the Company needs to consider indirect interests in a variable interest entity held through an entity under common control. The new guidance amends ASU 2015-02 Consolidation (Topic 810): Amendments to the Consolidation Analysis, issued in February 2015. ASU 2016-17 is effective for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. This pronouncement does not have a material impact on the Company’s consolidated financial statements and disclosures.
Issued but not yet effective as of December 31, 2017
The FASB issued Accounting Standard Update 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”) in May 2014, and has updated through various Accounting Standard Updates in 2016. This ASU (and as updated in 2016) creates a new comprehensive revenue recognition standard that will serve as a single source of revenue guidance for all companies in all industries. The guidance applies to all companies that either enter into contracts with customers to transfer goods or services, or enter into contracts for the transfer of non-financial assets, unless such contracts are within the scope of other standards, such as insurance contracts or financial instruments. The ASU also requires enhanced disclosures about revenue. The ASU is effective for financial statements issued for fiscal years beginning after December 15, 2017, and the Company intends on adopting the ASU using the modified retrospective method, whereby the cumulative effect of adoption will be recognized as an adjustment to retained earnings at the date of initial application. The adoption of this ASU will not impact the Company’s premium revenues or revenues from its investment portfolio, which represent substantially all of the Company’s consolidated revenues. Based on the Company’s evaluation of impacted revenue streams, the ASU is not expected to have a material effect on the Company’s consolidated financial statements and the cumulative effect adjustment to retained earnings at the date of the initial application is not expected to be material.
In January 2016, the FASB issued Accounting Standards Update 2016-01, Financial Instruments-Overall (Subtopic 825-10)-Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”). The new accounting guidance was issued to enhance the reporting model for

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

financial instruments and to provide improved financial information to readers of the financial statements. Among other provisions focused on improving the recognition and measurement of financial instruments, the ASU requires that equity investments be measured at fair value on the balance sheet with changes in fair value reported in the income statement and that an exit price notion be used when measuring the fair value of financial instruments for disclosure purposes. The ASU is effective in the 2018 first quarter and, aside from limited situations, cannot be early adopted. This pronouncement will not have a material impact on the Company’s consolidated financial statements and disclosures.
In February 2016, the FASB issued Accounting Standards Update 2016-02, Leases (“ASU 2016-02”). The new accounting guidance requires that the lessee recognize an asset and a liability for leases with a lease term greater than 12 months regardless of whether the lease is classified as operating or financing. Under current accounting, operating leases are not reflected in the balance sheet. This accounting guidance is effective for the 2019 first quarter, though early application is permitted, and should be applied on a modified retrospective basis. The Company is assessing the impact the implementation of this standard will have on its consolidated financial statements and disclosures, but does not believe such impact will be material.
In August 2016, the FASB issued Accounting Standards Update 2016-15, Statement of Cash Flows (Topic 230), a Consensus of the FASB’s Emerging Issues Task Force (“ASU 2016-15”). ASU 2016-15 intended to reduce diversity in practice in how certain transactions are classified in the statement of cash flows. ASU 2016-15 is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. The Company is assessing the impact the implementation of this standard will have on its consolidated financial statements and disclosures, but does not believe such impact will be material.
In October 2016, the FASB issued Accounting Standards Update 2016-16, Income Taxes-Intra-Entity Transfers of Assets Other than Inventory (Topic 740) (“ASU 2016-16”). ASU 2016-16 will require companies to recognize the income tax effects of inter-company sales and transfers of assets other than inventory (e.g., intangible assets) in the period in which the transfer occurs. ASU 2016-16 is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company is assessing the impact the implementation of this standard will have on its consolidated financial statements and disclosures, but does not believe such impact will be material.
In August 2017, the FASB issued Accounting Standards Update 2017-12, Derivatives and Hedging (Topic 815), Targeted Improvements to Accounting for Hedging Activities (“ASU 2017-12”). ASU 2017-12 intends to improve the financial reporting of hedging relationships to better portray the economic results of an entity’s risk management activities in its financial statements. ASU 2017-12 is effective January 1, 2019. The Company is assessing the impact the implementation will have on its consolidated financial statements and disclosures, but does not believe such impact will be material.
4. Segment information
The Company reports results under one segment, which we refer to as our “underwriting segment.” The underwriting segment captures the results of the Company’s underwriting lines of business, which are comprised of specialty products on a worldwide basis. Lines of business include: (i) casualty reinsurance; (ii) property catastrophe reinsurance; (iii) other specialty reinsurance; and (iv) insurance programs and coinsurance.
The accounting policies of the underwriting segment are the same as those used for the preparation of the Company’s consolidated financial statements.
In June 2015 and September 2015, the Company formed WICE and WSIC, respectively, to underwrite insurance business.

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

The Company has a corporate function that includes certain general and administrative expenses related to corporate activities, net foreign exchange gains (losses), income tax expense and items related to the Company’s contingently redeemable preferred shares.
The following tables provide summary information regarding premiums written and earned by line of business and net premiums written by client location and underwriting location:

	Year Ended December 31,
	2017	2016	2015
	($ in thousands)
Gross premiums written:
Casualty reinsurance	$284,481	$331,127	$338,383
Other specialty reinsurance	169,100	125,404	125,635
Property catastrophe reinsurance	12,740	11,756	12,716
Insurance programs and coinsurance	133,983	66,807	12,165
Total	$600,304	$535,094	$488,899

Net premiums written:
Casualty reinsurance	$281,783	$329,149	$333,680
Other specialty reinsurance	155,666	117,267	109,643
Property catastrophe reinsurance	12,455	11,463	12,440
Insurance programs and coinsurance	103,213	55,909	10,196
Total	$553,117	$513,788	$465,959

Net premiums earned by line of business:
Casualty reinsurance	$308,526	$320,769	$285,067
Other specialty reinsurance	134,855	101,435	98,449
Property catastrophe reinsurance	12,690	11,421	12,540
Insurance programs and coinsurance	75,655	34,345	1,796
Total	$531,726	$467,970	$397,852

Net premiums written by client location:
United States	$290,222	$352,519	$364,835
Bermuda	56,740	56,682	17,211
Europe	197,952	102,004	73,560
Asia and Pacific	8,203	2,583	10,353
Total	$553,117	$513,788	$465,959

Net premiums written by underwriting location:
United States	$11,750	$5,714	$—
Europe	91,463	50,195	10,196
Bermuda	449,904	457,879	455,763
Total	$553,117	$513,788	$465,959

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

5. Reinsurance
Through reinsurance agreements with ARL and Arch Reinsurance Company (“ARC”), subsidiaries of ACGL and as well as other, less material reinsurance agreements, the Company cedes a portion of its premiums. The effects of reinsurance on the Company’s written and earned premiums, losses and loss adjustment expenses were as follows:

	Year Ended December 31,
	2017	2016	2015
Premiums written	($ in thousands)
Direct	$133,983	$66,807	$12,106
Assumed	466,321	468,287	476,793
Ceded	(47,187)	(21,306)	(22,940)
Net	$553,117	$513,788	$465,959
Premiums earned
Direct	$96,125	$39,561	$1,873
Assumed	471,073	448,181	416,762
Ceded	(35,472)	(19,772)	(20,783)
Net	$531,726	$467,970	$397,852
Losses and loss adjustment expenses
Direct	$71,679	$26,230	$1,179
Assumed	393,565	306,721	292,551
Ceded	(28,842)	(11,370)	(16,071)
Net	$436,402	$321,581	$277,659
The Company monitors the financial condition of its reinsurers and attempts to place coverages only with financially sound carriers. At December 31, 2017, 2016 and 2015, a majority of the Company’s reinsurance recoverables on paid and unpaid losses (not including prepaid reinsurance premiums) were due from ARL, which has a rating of “A+” from A.M. Best. Although the Company has not experienced any material credit losses to date, an inability of its reinsurers to meet their obligations to it over the relevant exposure periods for any reason could have a material adverse effect on its financial condition and results of operations.

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

6. Reserve for losses and loss adjustment expenses
The following table represents an analysis of losses and loss adjustment expenses and a reconciliation of the beginning and ending reserve for losses and loss adjustment expenses for the years ended December 31, 2017, 2016 and 2015:

	Twelve months ended December 31,
	2017	2016	2015
	($ in thousands)
Gross reserve for losses and loss adjustment expenses at beginning of year	$510,809	$290,997	$66,328
Unpaid losses and loss adjustment expenses recoverable	21,518	11,571	2,705
Net reserve for losses and loss adjustment expenses at beginning of year	489,291	279,426	63,623

Net incurred losses and loss adjustment expenses relating to losses occurring in:
Current year	399,530	318,523	278,414
Prior years	36,872	3,058	(755)
Total net losses and loss adjustment expenses	436,402	321,581	277,659

Foreign exchange gains (losses)	14,832	(12,360)	(4,067)

Net paid losses and loss adjustment expenses relating to losses occurring in:
Current year	(70,423)	(46,198)	(44,364)
Prior years	(111,696)	(53,158)	(13,425)
Total paid losses and loss adjustment expenses	(182,119)	(99,356)	(57,789)

Net reserve for losses and loss adjustment expenses at end of year	758,406	489,291	279,426
Unpaid losses and loss adjustment expenses recoverable	39,856	21,518	11,571
Gross reserve for losses and loss adjustment expenses at end of year	$798,262	$510,809	$290,997
During 2017, the Company recorded net unfavorable development on prior year loss reserves of $36.9 million. The net unfavorable prior year development was driven by casualty reinsurance and other specialty reinsurance contracts. Casualty reinsurance experienced net unfavorable development of $33.8 million primarily due to the U.K. Ministry of Justice’s reduction of the discount rate known as the “Ogden” rate and adverse development on certain large multi-line and professional liability contracts. The Ogden rate was reduced from 2.5% to negative 0.75%; the resulting claims development in 2017 was higher than expected.
Other specialty reinsurance experienced net unfavorable development of $5.2 million primarily due to worse than expected emergence on nonstandard and U.K. motor quota share contracts. The remaining lines had net favorable prior year development of $2.2 million due to better than expected emergence of reported losses.
During 2016, the Company recorded net unfavorable development on prior year loss reserves of $3.1 million due to an increase in estimates for medium and short-tail lines.

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

During 2015, the Company recorded estimated net favorable development on prior year loss reserves of $0.8 million, which was due to favorable development in medium-tail lines.
7. Short duration contracts
The Company is required by applicable insurance laws and regulations and U.S. GAAP to establish reserves for losses and loss adjustment expenses (“loss reserves”) that arise from the business it underwrites. Loss reserves are balance sheet liabilities representing estimates of future amounts required to pay losses and loss adjustment expenses for insured or reinsured events which have occurred at or before the balance sheet date. Loss reserves do not reflect contingency reserve allowances to account for future loss occurrences. Losses arising from future events will be estimated and recognized at the time the losses are incurred and could be substantial.
Loss reserves are comprised of (1) case reserves for claims reported, (2) additional case reserves, or ACRs, and (3) IBNR reserves. Loss reserves are established to provide for loss adjustment expenses and represent the estimated expense of settling claims, including legal and other fees and the general expenses of administering the claims adjustment process. Periodically, adjustments to the reported or case reserves may be made as additional information regarding the claims is reported or payments are made.
IBNR reserves are established to provide for incurred claims which have not yet been reported at the balance sheet date as well as to adjust for any projected variance in case reserving. Actuaries estimate ultimate losses and loss adjustment expenses using various generally accepted actuarial methods applied to known losses and other relevant information. Like case reserves, IBNR reserves are adjusted as additional information becomes known or payments are made. The process of estimating reserves involves a considerable degree of judgment by management and, as of any given date, is inherently uncertain.
Ultimate losses and loss adjustment expenses are generally determined by extrapolation of claim emergence and settlement patterns observed in the past that can reasonably be expected to persist into the future. In forecasting ultimate losses and loss adjustment expenses with respect to any line of business, past experience with respect to that line of business is the primary resource, developed through both industry and company experience, but cannot be relied upon in isolation. Uncertainties in estimating ultimate losses and loss adjustment expenses are magnified by the time lag between when a claim actually occurs and when it is reported and settled. This time lag is sometimes referred to as the “claim-tail.” The claim-tail for most property coverages is typically short (usually several months up to a few years). The claim-tail for certain professional liability, executive assurance and health care coverages, which are generally written on a claims-made basis, is typically longer than property coverages but shorter than casualty lines. The claim-tail for liability/casualty coverages, such as general liability, products liability, multiple peril coverage and workers’ compensation, may be especially long as claims are often reported and ultimately paid or settled years, or even decades, after the related loss events occur. During the claims reporting and settlement period, additional facts regarding coverages written in prior accident years, as well as about actual claims and trends, may become known and, as a result, management may adjust its reserves. If management determines that an adjustment is appropriate, the adjustment is recorded in the accounting period in which such determination is made in accordance with U.S. GAAP. Accordingly, if loss reserves need to be increased or decreased in the future from amounts currently established, future results of operations would be negatively or positively impacted, respectively.
In addition, the inherent uncertainties of estimating such reserves are even greater for our reinsurance lines of business, due primarily to the following factors: (1) the claim-tail for reinsurers is generally longer because claims are first reported to the ceding company and then to the reinsurer through one or more intermediaries, (2) the reliance on premium estimates, where reports have not been received from the ceding company, in the reserving process, (3) the potential for writing a number of reinsurance contracts with different ceding companies with the same exposure to a single loss event, (4) the diversity of loss development patterns among different types of

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

reinsurance contracts, (5) the necessary reliance on the ceding companies for information regarding reported claims and (6) the differing reserving practices among ceding companies.
In determining ultimate losses and loss adjustment expenses, the cost to indemnify claimants, provide needed legal defense and other services for insureds and administer the investigation and adjustment of claims are considered. These claim costs are influenced by many factors that change over time, such as expanded coverage definitions as a result of new court decisions, inflation in costs to repair or replace damaged property, inflation in the cost of medical services and legislated changes in statutory benefits, as well as by the particular, unique facts that pertain to each claim. As a result, the rate at which claims arose in the past and the costs to settle them may not always be representative of what will occur in the future. The factors influencing changes in claim costs are often difficult to isolate or quantify and developments in paid and incurred losses are frequently subject to multiple and conflicting interpretations. Changes in coverage terms or claims handling practices may also cause future experience and/or development patterns to vary from the past. A key objective of actuaries in developing estimates of ultimate losses and loss adjustment expenses, and resulting IBNR reserves, is to identify aberrations and systemic changes occurring within historical experience and accurately adjust for them so that the future can be projected reliably. Pricing actuaries devote considerable effort to understanding and analyzing a ceding company and program administrator’s operations and loss history during the underwriting of the business, using a combination of ceding company, program administrator, and industry statistics. Such statistics normally include historical premium and loss data by class of business, individual claim information for larger claims, distributions of insurance limits provided, loss reporting and payment patterns, and rate change history. Because of the factors previously discussed, this process requires the substantial use of informed judgment and is inherently uncertain.
As mentioned above, there can be a considerable time lag from the time a claim is reported to a ceding company to the time it is reported to the reinsurer. The lag can be several years in some cases and may be attributed to a number of reasons; including the time it takes to investigate a claim, delays associated with the litigation process, the deterioration in a claimant’s physical condition many years after an accident occurs, the case reserving approach of the ceding company, etc. In the reserving process, the Company assumes that such lags are predictable, on average, over time and therefore the lags are contemplated in the loss reporting patterns used in their actuarial methods. This means that reserves for our reinsurance lines of business must rely on estimates for a longer period of time than for our insurance lines of business. Backlogs in the recording of assumed reinsurance can also complicate the accuracy of loss reserve estimation. As of December 31, 2017 there were no significant backlogs related to the processing of assumed reinsurance information for our reinsurance lines of business.
Although loss reserves are initially determined based on underwriting and pricing analysis, we apply several generally accepted actuarial methods, as discussed below, on a quarterly basis. Each quarter, as part of the reserving process, actuaries at our operations reaffirm that the assumptions used in the reserving process continue to form a sound basis for projection of liabilities. If actual loss activity differs substantially from expectations based on historical information, an adjustment to loss reserves may be supported. Estimated loss reserves for more mature underwriting years are based more on actual loss activity and historical patterns than on the initial assumptions based on pricing indications. More recent underwriting years rely more heavily on internal pricing assumptions. We place more or less reliance on a particular actuarial method based on the facts and circumstances at the time the estimates of loss reserves are made.
These methods generally fall into one of the following categories or are hybrids of one or more of the following categories:

•
Expected loss methods: these methods are based on the assumption that ultimate losses vary proportionately with premiums. Expected loss and loss adjustment expense ratios are typically developed based upon the information derived by underwriters and actuaries during the initial

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

pricing of the business, supplemented by industry data available from organizations, such as statistical bureaus and consulting firms, where appropriate. These ratios consider, among other things, rate changes and changes in terms and conditions that have been observed in the market. Expected loss methods are useful for estimating ultimate losses and loss adjustment expenses in the early years of long-tailed lines of business, when little or no paid or incurred loss information is available, and is commonly applied when limited loss experience exists for a company.

•
Historical incurred loss development methods: these methods assume that the ratio of losses in one period to losses in an earlier period will remain constant in the future. These methods use incurred losses (i.e., the sum of cumulative historical loss payments plus outstanding case reserves) over discrete periods of time to estimate future losses. Historical incurred loss development methods may be preferable to historical paid loss development methods because they explicitly take into account open cases and the claims adjusters’ evaluations of the cost to settle all known claims. However, historical incurred loss development methods necessarily assume that case reserving practices are consistently applied over time. Therefore, when there have been significant changes in how case reserves are established, using incurred loss data to project ultimate losses may be less reliable than other methods.

•
Historical paid loss development methods: these methods, like historical incurred loss development methods, assume that the ratio of losses in one period to losses in an earlier period will remain constant. These methods use historical loss payments over discrete periods of time to estimate future losses and necessarily assume that factors that have affected paid losses in the past, such as inflation or the effects of litigation, will remain constant in the future. Because historical paid loss development methods do not use incurred losses to estimate ultimate losses, they may be more reliable than the other methods that use incurred losses in situations where there are significant changes in how incurred losses are established by a company’s claims adjusters. However, historical paid loss development methods are more leveraged (meaning that small changes in payments have a larger impact on estimates of ultimate losses) than actuarial methods that use incurred losses because cumulative loss payments take much longer to equal the expected ultimate losses than cumulative incurred amounts. In addition, and for similar reasons, historical paid loss development methods are often slow to react to situations when new or different factors arise than those that have affected paid losses in the past.

•
Adjusted historical paid and incurred loss development methods: these methods take traditional historical paid and incurred loss development methods and adjust them for the estimated impact of changes from the past in factors such as inflation, the speed of claim payments or the adequacy of case reserves. Adjusted historical paid and incurred loss development methods are often more reliable methods of predicting ultimate losses in periods of significant change, provided the actuaries can develop methods to reasonably quantify the impact of changes. As such, these methods utilize more judgment than historical paid and incurred loss development methods.

•
Bornhuetter-Ferguson, or B-F, paid and incurred loss methods: these methods utilize actual paid and incurred losses and expected patterns of paid and incurred losses, taking the initial expected ultimate losses into account to determine an estimate of expected ultimate losses. The B-F paid and incurred loss methods are useful when there are few reported claims and a relatively less stable pattern of reported losses.

•
Additional analysis: other methodologies are often used in the reserving process for specific types of claims or events, such as catastrophic or other specific major events. These include vendor catastrophe models, which are typically used in the estimation of loss reserves at the early stage of known catastrophic events before information has been reported to an insurer or reinsurer, and analysis of specific industry events, such as large lawsuits or claims.

In the initial reserving process for short-tail lines, consisting of property catastrophe and other exposures, we rely on a combination of the reserving methods discussed above. For known catastrophic events, our reserving process also includes the usage of catastrophe models and a

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

heavy reliance on analysis which includes ceding company inquiries and management judgment. The development of property losses may be unstable, especially where there is high catastrophic exposure, may be characterized by high severity, low frequency losses for excess and catastrophe-exposed business and may be highly correlated across contracts. As time passes, for a given underwriting year, additional weight is given to the paid and incurred B-F loss development methods and historical paid and incurred loss development methods in the reserving process. We make a number of key assumptions in reserving for short-tail lines, including that historical paid and reported development patterns are stable, catastrophe models provide useful information about our exposure to catastrophic events that have occurred and our underwriters’ judgment and guidance received from ceding companies as to potential loss exposures may be relied on. The expected loss ratios used in the initial reserving process for our property exposures will vary over time due to changes in pricing, reinsurance structure, estimates of catastrophe losses, terms and conditions and geographical distribution. As losses in property lines are reported relatively quickly, expected loss ratios are selected for the current underwriting year incorporating the experience for earlier underwriting years, adjusted for rate changes, inflation, changes in reinsurance programs, expectations about present and future market conditions and expected attritional losses based on modeling. Due to the short-tail nature of property business, reported loss experience emerges quickly and ultimate losses are known in a comparatively short period of time.
In the initial reserving process for medium-tail and long-tail lines, consisting of casualty, other specialty, and other exposures, we primarily rely on the expected loss method. The development of medium-tail and long-tail business may be unstable, especially if there are high severity major events, with business written on an excess of loss basis typically having a longer tail than business written on a pro rata basis. As time passes, for a given exposure, additional weight is given to the paid and incurred B-F loss development methods and historical paid and incurred loss development methods in the reserving process. We make a number of key assumptions in reserving for medium-tail and long-tail lines, including that the pricing loss ratio is the best estimate of the ultimate loss ratio at the time the contract is entered into, historical paid and reported development patterns are stable and our claims personnel and underwriters analysis of our exposure to major events are assumed to be our best estimate of our exposure to the known claims on those events. The expected loss ratios used in initial reserving process for medium-tail and long-tail contracts will vary over time due to changes in pricing, terms and conditions and reinsurance structure. As the credibility of historical experience for earlier underwriting year’s increases, the experience from these underwriting years will be used in the actuarial analysis to determine future underwriting year expected loss ratios, adjusted for changes in pricing, loss trends, terms and conditions and reinsurance structure.
Our reinsurance business receives reports of claims notices from ceding companies and record case reserves based upon the amount of reserves recommended by the ceding company. Case reserves on known events may be supplemented by ACRs, which are often estimated by our reinsurance operations’ claims personnel ahead of official notification from the ceding company, or when our reinsurance operations’ judgment regarding the size or severity of the known event differs from the ceding company. In certain instances, our reinsurance operations establish ACRs even when the ceding company does not report any liability on a known event. In addition, specific claim information reported by ceding companies or obtained through claim audits can alert our reinsurance operations to emerging trends such as changing legal interpretations of coverage and liability, claims from unexpected sources or classes of business, and significant changes in the frequency or severity of individual claims.
Our reinsurance business relies heavily on information reported by ceding companies, as discussed above. In order to determine the accuracy and completeness of such information, underwriters, actuaries, and claims personnel at our reinsurance operations often perform audits of ceding companies and regularly review information received from ceding companies for unusual or unexpected results. Material findings are usually discussed with the ceding companies. Our reinsurance operations sometimes encounter situations where they determine that a claim

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

presentation from a ceding company is not in accordance with contract terms. In these situations, our reinsurance operations attempt to resolve the dispute with the ceding company. Most situations are resolved amicably and without the need for litigation or arbitration. However, in the infrequent situations where a resolution is not possible, our reinsurance operations will vigorously defend their position in such disputes.
For our insurance program and coinsurance line of business, Arch’s claim personnel, under our service arrangements, determine whether to establish a case reserve for the estimated amount of the ultimate settlement of individual claims. The estimate reflects the judgment of claims personnel based on general corporate reserving practices, the experience and knowledge of such personnel regarding the nature and value of the specific type of claim and, where appropriate, advice of counsel. We contract with a number of outside third-party administrators in the claims process who, in certain cases, have limited authority to establish case reserves. The work of these administrators is reviewed and monitored by such claims personnel.
Our reserves for loss and loss adjustment expenses primarily relate to short-duration contracts with various characteristics (e.g. type of coverage, geography, claims duration). We have considered such information in determining the level of disaggregation for disclosures related to our short-duration contracts, as detailed in the table below:

Level of disaggregation	Included product lines
Casualty reinsurance - pro rata
Executive assurance, medical malpractice liability, other professional liability, workers’ compensation, excess and umbrella liability and excess auto liability all written primarily on a treaty pro rata basis

Casualty reinsurance - excess of loss
Executive assurance, medical malpractice liability, other professional liability, workers’ compensation, excess and umbrella liability and excess auto liability all written primarily on an treaty excess of loss basis

Other specialty reinsurance	Personal and commercial auto (other than excess auto liability), surety, accident and health, and workers compensation catastrophe written primarily on a treaty basis
Property catastrophe reinsurance	Property catastrophe reinsurance
Insurance programs and coinsurance
Primary and excess general liability, umbrella liability, professional liability, workers’ compensation, personal and commercial automobile, inland marine and property business with minimal catastrophe exposure written on a direct basis

We have determined the following product lines to be insignificant for disclosure purposes: (i) mortgage reinsurance, (ii) marine and aviation reinsurance; (iii) other property reinsurance; and (iv) agriculture reinsurance. Such amounts are included as reconciling items.
We do not include claim count information in our short duration triangles for reinsurance. A significant percentage of our reinsurance business is written on a proportional basis, for which individual loss information is typically unavailable.
For our insurance programs and coinsurance line of business, we generally consider a reported claim to be per claimant, and we include claims with nil or nominal payments and/or case reserves.
We write the majority of our reinsurance contracts on an underwriting year basis and therefore may involve multiple accident years. Pursuant to customary cedent/reinsurer reporting requirements,

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

the cedent reports premium for a given contract to us in total for the contract period, not separated by accident year. Similarly, for certain contract structures, the paid and outstanding losses will also be reported in total for the contract period, not by accident year. The short duration disclosure requires us to separately disclose paid losses, case reserves and IBNR losses by accident year, which necessitates an allocation of the underwriting year data between each of the applicable accident years. To separate reported losses by accident year we employ certain assumptions, which can lead to anomalies in the presentation of individual accident year results.
The following tables present information on the short-duration contracts by line of business:

Casualty reinsurance - Pro Rata ($000’s)
Incurred losses and allocated loss adjustment expenses, net of reinsurance					December 31, 2017
	Year ended December 31,				Total of IBNR liabilities plus expected development on reported claims
Accident year	2014 unaudited	2015 unaudited	2016 unaudited	2017
2014	$43,887	$43,237	$44,456	$45,868	$15,529
2015		165,827	166,118	174,386	70,778
2016			177,782	186,911	104,357
2017				178,510	130,382
			Total	$585,675

Cumulative paid losses and allocated loss adjustment expenses, net of reinsurance
2014	$883	$6,881	$14,021	$20,748
2015		13,380	38,650	70,295
2016			12,139	45,212
2017				15,369
			Total	151,624
Liabilities for losses and loss adjustment expenses, net of reinsurance				$434,051

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

Casualty reinsurance - Excess of Loss ($000’s)
Incurred losses and allocated loss adjustment expenses, net of reinsurance					December 31, 2017
	Year ended December 31,				Total of IBNR liabilities plus expected development on reported claims
Accident year	2014 unaudited	2015 unaudited	2016 unaudited	2017
2014	$4,855	$5,873	$5,425	$11,879	$317
2015		28,437	29,565	37,099	5,031
2016			38,982	43,363	11,295
2017				46,203	22,195
			Total	$138,544

Cumulative paid losses and allocated loss adjustment expenses, net of reinsurance
2014	$—	$2	$73	$685
2015		104	649	2,079
2016			233	834
2017				107
			Total	3,705
Liabilities for losses and loss adjustment expenses, net of reinsurance				$134,839

Other specialty reinsurance ($000’s)
Incurred losses and allocated loss adjustment expenses, net of reinsurance					December 31, 2017
	Year ended December 31,				Total of IBNR liabilities plus expected development on reported claims
Accident year	2014 unaudited	2015 unaudited	2016 unaudited	2017
2014	$16,745	$17,117	$17,005	$17,671	$1,154
2015		66,264	67,854	72,038	7,630
2016			57,091	57,939	13,337
2017				83,618	30,273
			Total	$231,266

Cumulative paid losses and allocated loss adjustment expenses, net of reinsurance
2014	$4,835	$12,472	$14,304	$15,479
2015		29,770	48,133	58,201
2016			24,654	38,621
2017				30,427
			Total	142,728
Liabilities for losses and loss adjustment expenses, net of reinsurance				$88,538

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

Property catastrophe reinsurance ($000’s)
Incurred losses and allocated loss adjustment expenses, net of reinsurance					December 31, 2017
	Year ended December 31,				Total of IBNR liabilities plus expected development on reported claims
Accident year	2014 unaudited	2015 unaudited	2016 unaudited	2017
2014	$1,583	$1,194	$870	$841	$59
2015		4,732	3,626	2,837	255
2016			5,194	4,205	597
2017				22,587	1,716
			Total	$30,470

Cumulative paid losses and allocated loss adjustment expenses, net of reinsurance
2014	$—	$241	$592	$626
2015		394	822	1,406
2016			1,041	1,974
2017				6,628
			Total	10,634
Liabilities for losses and loss adjustment expenses, net of reinsurance				$19,836

Insurance programs and coinsurance ($000’s except claim amount)
Incurred losses and allocated loss adjustment expenses, net of reinsurance					December 31, 2017
	Year ended December 31,				Total of IBNR liabilities plus expected development on reported claims	Cumulative number of reported claims
Accident year	2014 unaudited	2015 unaudited	2016 unaudited	2017
2014	$—	$—	$—	$—	$—	—
2015		1,055	1,055	1,186	120	770
2016			26,838	26,524	3,574	31,432
2017				61,204	23,208	49,195
			Total	$88,914

Cumulative paid losses and allocated loss adjustment expenses, net of reinsurance
2014	$—	$—	$—	$—
2015		9	412	750
2016			6,163	16,051
2017				18,906
			Total	35,707
Liabilities for losses and loss adjustment expenses, net of reinsurance				$53,207

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

The following table presents the average annual percentage payout of incurred losses and allocated loss adjustment expenses by age, net of reinsurance, as of December 31, 2017:

	Average annual percentage payout of incurred losses and loss adjustment expenses by age, net of reinsurance
	Year 1	Year 2	Year 3	Year 4
Casualty reinsurance - pro rata	6.2%	15.1%	16.9%	14.7%
Casualty reinsurance - excess of loss	0.3%	1.0%	2.2%	5.2%
Other specialty reinsurance	36.9%	30.9%	12.2%	6.6%
Property catastrophe reinsurance	17.0%	22.0%	31.1%	4.0%
Insurance programs and coinsurance	18.3%	35.6%	28.6%	N/A
For the year ended December 31, 2017, the Company did not make any significant changes in its methodologies or assumptions.
The following table represents a reconciliation of the disclosures of net incurred and paid loss development tables to the reserve for losses and loss adjustment expenses at December 31, 2017:

December 31, 2017
Net outstanding liabilities:	($ in thousands)
Casualty reinsurance - pro rata	$434,051
Casualty reinsurance - excess of loss	134,839
Other specialty reinsurance	88,538
Insurance programs and coinsurance	53,207
Property catastrophe reinsurance	19,836
Other short duration lines not included in disclosures (1)	24,202
Total for short duration lines	754,673

Unpaid losses and loss adjustment expenses recoverable:
Other specialty reinsurance	15,755
Insurance programs and coinsurance	12,660
Casualty reinsurance - pro rata	4,920
Casualty reinsurance - excess of loss	1,373
Property catastrophe reinsurance	5
Other short duration lines not included in disclosures (1)	5,143
Total for short duration lines	39,856

Unallocated claims adjustment expenses	3,733
3,733
Reserve for losses and loss adjustment expenses	$798,262
(1) Other short duration lines includes liabilities acquired in the purchase of WIC of $5.1 million, which are 100% reinsured pursuant to a 100% quota share agreement, and other miscellaneous items.

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

8. Investment information
The following table summarizes the fair value of the Company’s securities held as at December 31, 2017, 2016 and 2015, for which the fair value option was elected:

	Cost or Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2017	($ in thousands)
Term loan investments	$879,010	$14,525	$(15,717)	$877,818
Fixed maturities:
Corporate bonds	713,393	21,719	(19,221)	715,891
U.S. government and government agency bonds	233,810	3	(2,794)	231,019
Asset-backed securities	100,105	2,329	(1,287)	101,147
Mortgage-backed securities	11,372	—	(2,082)	9,290
Non-U.S. government and government agency bonds	102,687	1,538	(20)	104,205
Municipal government and government agency bonds	15,615	1	(135)	15,481
Short term investments	323,663	220	—	323,883
Other investments	50,000	—	(387)	49,613
Equities	63,461	6,825	(2,418)	67,868
Total	$2,493,116	$47,160	$(44,061)	$2,496,215

	Cost or Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2016	($ in thousands)
Term loan investments	$804,521	$21,895	$(12,795)	$813,621
Fixed maturities:
Corporate bonds	494,639	19,741	(28,278)	486,102
U.S. government and government agency bonds	199,262	50	(2,370)	196,942
Asset-backed securities	31,547	227	(1,450)	30,324
Non-U.S. government and government agency bonds	15,363	89	—	15,452
Municipal government and government agency bonds	4,337	8	(32)	4,313
Short term investments	374,269	222	(11)	374,480
Equities	1,274	1,041	—	2,315
Total	$1,925,212	$43,273	$(44,936)	$1,923,549

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

	Cost or Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2015	($ in thousands)
Term loan investments	$813,867	$617	$(52,322)	$762,162
Fixed Maturities:
Corporate bonds	588,942	3,349	(55,523)	536,768
Asset-backed securities	28,966	—	(3,522)	25,444
Non-U.S. government and government agency bonds	11,197	—	(4,501)	6,696
U.S. government and government agency bonds	115	—	(1)	114
Short term investments	351,547	—	—	351,547
Total	$1,794,634	$3,966	$(115,869)	$1,682,731
The amortized cost and fair value of our term loans, fixed maturities and short-term investments summarized by contractual maturity as of December 31, 2017, 2016 and 2015 were as follows:

	December 31, 2017
	Amortized Cost	Estimated Fair Value	% of Fair Value
	($ in thousands)
Due in one year or less	$339,205	$339,358	14.3%
Due after one year through five years	1,197,346	1,193,733	50.2%
Due after five years through ten years	718,766	721,973	30.3%
Due after ten years	12,861	13,233	0.6%
Asset-backed securities	100,105	101,147	4.2%
Mortgage-backed securities	11,372	9,290	0.4%
Total	$2,379,655	$2,378,734	100.0%

	December 31, 2016
	Amortized Cost	Estimated Fair Value	% of Fair Value
	($ in thousands)
Due in one year or less	$447,137	$446,743	23.3%
Due after one year through five years	900,587	909,235	47.3%
Due after five years through ten years	543,407	533,666	27.8%
Due after ten years	1,260	1,266	0.1%
Asset-backed securities	31,547	30,324	1.5%
Total	$1,923,938	$1,921,234	100.0%

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

	December 31, 2015
	Amortized Cost	Estimated Fair Value	% of Fair Value
	($ in thousands)
Due in one year or less	$356,216	$354,448	21.1%
Due after one year through five years	547,716	508,645	30.2%
Due after five years through ten years	856,548	790,666	47.0%
Due after ten years	5,188	3,528	0.2%
Asset-backed securities	28,966	25,444	1.5%
Total	$1,794,634	$1,682,731	100.0%

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

The table below summarizes the credit quality of our total investments as of December 31, 2017, 2016 and 2015, as rated by Standard & Poor’s Financial Services, LLC, or Standard & Poor’s, Moody’s Investors Service, or Moody’s, or Fitch Ratings Inc., or Fitch, as applicable:

	Credit Rating (1)
December 31, 2017	Fair Value	AAA	AA	A	BBB	BB	B	CCC	CC	D	Not Rated
	($ in thousands)
Term loan investments	$877,818	$—	$—	$—	$42,673	$68,556	$526,183	$131,743	$4,485	$4,324	$99,854
Fixed maturities:
Corporate bonds	715,891	9,263	63,651	131,605	43,657	57,037	157,702	194,409	—	5,584	52,983
U.S. government and government agency bonds	231,019	14,676	216,343	—	—	—	—	—	—	—	—
Asset-backed securities	101,147	12,201	3,003	3,419	—	15,353	34,155	—	—	—	33,016
Mortgage-backed securities	9,290	—	—	—	—	—	1,027	—	—	6,682	1,581
Non-U.S. government and government agency bonds	104,205	2,785	95,514	5,906	—	—	—	—	—	—	—
Municipal government and government agency bonds	15,481	13,721	1,265	495	—	—	—	—	—	—	—
Total fixed income instruments	2,054,851	52,646	379,776	141,425	86,330	140,946	719,067	326,152	4,485	16,590	187,434
Short term investments	323,883	366	224,176	767	70,149	—	21,404	—	—	—	7,021
Total fixed income instruments and short term investments	2,378,734	53,012	603,952	142,192	156,479	140,946	740,471	326,152	4,485	16,590	194,455
Other Investments	49,613
Equities	67,868
Total	$2,496,215	$53,012	$603,952	$142,192	$156,479	$140,946	$740,471	$326,152	$4,485	$16,590	$194,455
(1) For individual fixed maturity investments, Standard & Poor’s ratings are used. In the absence of a Standard & Poor’s rating, ratings from Moody’s are used, followed by ratings from Fitch.

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

	Credit Rating (1)
December 31, 2016	Fair Value	AAA	AA	A	BBB	BB	B	CCC	D	Not Rated
	($ in thousands)
Term loan investments	$813,621	$—	$—	$—	$15,024	$112,298	$321,078	$222,490	$—	$142,731
Fixed maturities:
Corporate bonds	486,102	860	3,629	5,942	13,150	53,970	107,603	266,938	9,733	24,277
U.S. government and government agency bonds	196,942	—	196,942	—	—	—	—	—	—	—
Asset-backed securities	30,324	—	—	—	—	9,940	3,195	—	—	17,189
Non-U.S. government and government agency bonds	15,452	—	15,452	—	—	—	—	—	—	—
Municipal government and government agency bonds	4,313	429	2,576	1,039	—	—	—	—	—	269
Total fixed income instruments	1,546,754	1,289	218,599	6,981	28,174	176,208	431,876	489,428	9,733	184,466
Short-term investments	374,480	—	—	108,662	262,291	—	—	—	—	3,527
Total fixed income instruments and short-term investments	1,921,234	1,289	218,599	115,643	290,465	176,208	431,876	489,428	9,733	187,993
Equities	2,315
Total	$1,923,549	$1,289	$218,599	$115,643	$290,465	$176,208	$431,876	$489,428	$9,733	$187,993
(1) For individual fixed maturity investments, Standard & Poor’s ratings are used. In the absence of a Standard & Poor’s rating, ratings from Moody’s are used, followed by ratings from Fitch.

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

	Credit Rating (1)
December 31, 2015	Fair Value	AAA	AA	A	BBB	BB	B	CCC	D	Not Rated
	($ in thousands)
Term loan investments	$762,162	$—	$—	$—	$19,516	$121,714	$429,207	$147,755	$—	$43,970
Fixed maturities:
Corporate bonds	536,768	—	—	—	—	23,204	259,448	203,631	325	50,160
U.S. government and government agency bonds	114	—	114	—	—	—	—	—	—	—
Asset-backed securities	25,444	—	—	—	—	8,959	1,459	—	—	15,026
Non-U.S. government and government agency bonds	6,696	—	—	—	—	—	—	—	—	6,696
Total fixed income instruments	1,331,184	—	114	—	19,516	153,877	690,114	351,386	325	115,852
Short term investments	351,547	—	—	—	351,547	—	—	—	—	—
Total	$1,682,731	$—	$114	$—	$371,063	$153,877	$690,114	$351,386	$325	$115,852
(1) For individual fixed maturity investments, Standard & Poor’s ratings are used. In the absence of a Standard & Poor’s rating, ratings from Moody’s are used, followed by ratings from Fitch.

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

Fair value option
The Company elected to carry all fixed maturity securities and other investments at fair value under the fair value option afforded by accounting guidance regarding the fair value option for financial assets and liabilities. Changes in fair value of investments accounted for using the fair value option are included in “realized and unrealized gain (loss) on investments” in the consolidated statements of income (loss). The Company elected to use this option as investments are not necessarily held to maturity, and in order to address simplification and cost-benefit considerations.
Net investment income (loss)
The components of net investment income (loss) for the years ended December 31, 2017, 2016 and 2015 were derived from the following sources:

	Year Ended December 31, 2017
	Net Interest Income	Net Unrealized Gains (Losses)	Net Realized Gains (Losses)	Net Investment Income (Loss)
Net investment income (loss) by asset class:	($ in thousands)
Term loan investments	$73,472	$(10,354)	$346	$63,464
Fixed maturities	49,179	8,017	(660)	56,536
Short term investments	1,016	220	(1,745)	(509)
Equities	339	2,902	2,781	6,022
Other investments	—	(387)	—	(387)
Cash and cash equivalents	1,457	—	—	1,457
Investment management fees - related parties	(21,451)	—	—	(21,451)
Borrowing and miscellaneous other investment expenses	(17,489)	—	—	(17,489)
Investment performance fees - related parties	—	—	—	(14,905)
	$86,523	$398	$722	$72,738

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

	Year Ended December 31, 2016
	Net Interest Income	Net Unrealized Gains (Losses)	Net Realized Gains (Losses)	Net Investment Income (Loss)
Net investment income (loss) by asset class	($ in thousands)
Term loan investments	$66,018	$60,825	$(15,298)	$111,545
Fixed maturities	53,192	41,982	(1,422)	93,752
Short term investments	2,441	1,278	(7,763)	(4,044)
Equities	—	1,041	—	1,041
Cash and cash equivalents	727	—	—	727
Investment management fees - related parties	(16,563)	—	—	(16,563)
Borrowing and miscellaneous other investment expenses	(15,997)	—	—	(15,997)
Investment performance fees - related parties	—	—	—	(24,065)
	$89,818	$105,126	$(24,483)	$146,396

	Year Ended December 31, 2015
	Net Interest Income	Net Unrealized Gains (Losses)	Net Realized Gains (Losses)	Net Investment Income (Loss)
Net investment income (loss) by asset class	($ in thousands)
Term loan investments	$51,830	$(40,823)	$2,341	$13,348
Fixed maturities	42,609	(43,195)	(477)	(1,063)
Short term investments	94	928	(111)	911
Cash and cash equivalents	86	—	—	86
Investment management fees - related parties	(16,024)	—	—	(16,024)
Borrowing and miscellaneous other investment expenses	(5,737)	—	—	(5,737)
	$72,858	$(83,090)	$1,753	$(8,479)
Pledged assets
Certain of the Company’s invested assets are held in trust and pledged in support of insurance and reinsurance liabilities as well as to collateralize our credit facilities. At December 31, 2017, 2016 and 2015, the Company held $2.0 billion, $1.6 billion and $1.2 billion, respectively, in pledged assets. Included within total pledged assets, the Company held $6.0 million, $6.6 million and $0.1 million, respectively, in deposits with U.S. regulatory authorities.
9. Fair value
Fair value hierarchy
Accounting guidance regarding fair value measurements addresses how companies should measure fair value when they are required to use a fair value measure for recognition or disclosure purposes under U.S. GAAP and provides a common definition of fair value to be used throughout U.S. GAAP. It defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In addition, it

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

establishes a three-level valuation hierarchy for the disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The level in the hierarchy within which a given fair value measurement falls is determined based on the lowest level input that is significant to the measurement (Level 1 being the highest priority and Level 3 being the lowest priority).
The levels in the hierarchy are defined as follows:

•	Level 1: Inputs to the valuation methodology are observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets;

•
Level 2: Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument; and

•	Level 3: Inputs to the valuation methodology are unobservable and significant to the fair value measurement.
The availability of observable inputs can vary by financial instrument and is affected by a wide variety of factors including, for example, the type of financial instrument, whether the financial instrument is new and not yet established in the marketplace, and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires significantly more judgment. The degree of judgment exercised by the Company in determining fair value is greatest for financial instruments categorized in Level 3. In periods of market dislocation, the observability of prices and inputs may be reduced for many financial instruments. This may lead to a change in the valuation techniques used to estimate the fair value measurement and cause an instrument to be reclassified between levels within the fair value hierarchy.
Fair value measurements on a recurring basis
The following is a description of the valuation methodologies used for securities measured at fair value, as well as the general classification of such securities pursuant to the valuation hierarchy.
The Company determines the existence of an active market based on its judgment as to whether transactions for the financial instrument occur in such market with sufficient frequency and volume to provide reliable pricing information. The independent pricing sources obtain market quotations and actual transaction prices for securities that have quoted prices in active markets. The Company uses quoted values and other data provided by nationally recognized independent pricing sources as inputs into its process for determining fair values of its fixed maturity investments. Each price source has its own proprietary method for determining the fair value of securities that are not actively traded. In general, these methods involve the use of “matrix pricing” in which the independent pricing source uses observable market inputs including, but not limited to, investment yields, credit risks and spreads, benchmarking of like securities, broker-dealer quotes, reported trades and sector groupings to determine a reasonable fair value.
Where multiple quotes or prices are obtained, a price source hierarchy is maintained in order to determine which price source would be used (i.e., a price obtained from a pricing service with more seniority in the hierarchy will be used over a less senior one in all cases). The hierarchy prioritizes pricing services based on availability and reliability and assigns the highest priority to index providers. Based on the above review, the Company will challenge any prices for a security or portfolio which are considered not to be representative of fair value.
In certain circumstances, when fair values are unavailable from these independent pricing sources, quotes are obtained directly from broker-dealers who are active in the corresponding markets. Such quotes are subject to the validation procedures noted above. Where quotes are unavailable, fair

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

value is determined by the investment manager using quantitative and qualitative assessments such as internally modeled values, which are reviewed by the Company’s management.
Of the $2.5 billion of financial assets and liabilities measured at fair value at December 31, 2017, approximately $198.5 million, or 8.1% were priced using non-binding broker-dealer quotes or modeled valuations. Of the $1.8 billion of financial assets and liabilities measured at fair value at December 31, 2016, approximately $131.4 million, or 7.1%, were priced using non-binding broker-dealer quotes or modeled valuations. Of the $1.7 billion of financial assets and liabilities measured at fair value at December 31, 2015, approximately $116.9 million, or 7.1% were priced using non-binding broker-dealer quotes or modeled valuations.
The Company reviews its securities measured at fair value and discusses the proper classification of such investments with its investment managers and others. A discussion of the general classification of the Company’s financial instruments follows:
Fixed Maturities. The Company uses the market approach valuation technique to estimate the fair value of its fixed maturity securities, when possible. The market approach includes obtaining prices from independent pricing services, such as index providers and pricing vendors, as well as to a lesser extent quotes from broker-dealers. The independent pricing sources obtain market quotations and actual transaction prices for securities that have quoted prices in active markets. Each source has its own proprietary method for determining the fair value of securities that are not actively traded. In general, these methods involve the use of “matrix pricing” in which the independent pricing source uses observable market inputs including, but not limited to, investment yields, credit risks and spreads, benchmarking of like securities, broker-dealer quotes, reported trades and sector groupings to determine a reasonable fair value.
The following describes the significant inputs generally used to determine the fair value of the Company’s investment securities by asset class:
Term Loans. Fair values are estimated by using quoted prices obtained from independent pricing services for term loan investments with similar characteristics, pricing models or matrix pricing. Such investments are generally classified within Level 2. The fair values for certain of the Company’s term loans are determined by the investment manager using quantitative and qualitative assessments such as internally modeled values, which are reviewed by the Company’s management. The modeled values are based on peer loans and comparison to industry-specific market data. In addition, the investment manager assesses the fair value based on the valuation of the underlying holdings in accordance with the fund’s governing documents. Significant unobservable inputs used to price these securities may include changes in peer and/or comparable credit spreads, accretion of any original issue discount and changes in the issuer’s debt leverage since issue. Changes in peer credit spreads, comparable credits spreads, and issuer debt leverage are negatively correlated with the modeled fair value measurement. Such investments are generally classified within Level 3.
Corporate Bonds. Valuations are provided by independent pricing services, substantially all through index providers and pricing vendors, with a small amount through broker-dealers. The fair values of these securities are generally determined using the spread above the risk-free yield curve. These spreads are generally obtained from the new issue market, secondary trading and from broker-dealers who trade in the relevant security market. As the significant inputs used in the pricing process for corporate bonds are observable market inputs, the fair value of the majority of these securities are classified within Level 2. The fair values for certain of the Company’s corporate bonds are determined by the investment manager using quantitative and qualitative assessments such as internally modeled values, which are reviewed by the Company’s management. The modeled values are based on peer bonds and comparison to industry-specific market data. In addition, the investment manager assesses the fair value based on the valuation of the underlying holdings in accordance with the bonds’ governing documents. Significant unobservable inputs used to price these securities may include changes in peer and/or comparable credit spreads, accretion of any original issue discount and changes in the issuer’s debt leverage since issue. Changes in peer credit

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

spreads, comparable credits spreads, and issuer debt leverage are negatively correlated with the modeled fair value measurement. Such investments are generally classified within Level 3.
Asset-Backed Securities. Valuations are provided by independent pricing services, substantially all through index providers and pricing vendors, with a small amount through broker-dealers. The fair values of these securities is generally determined through the use of pricing models (including option adjusted spread) which use spreads to determine the appropriate average life of the securities. These spreads are generally obtained from the new issue market, secondary trading and from broker-dealers who trade in the relevant security market. The pricing services also review prepayment speeds and other indicators, when applicable. As the significant inputs used in the pricing process for asset-backed securities are observable market inputs, the fair value of these securities are classified within Level 2.
Mortgage-Backed Securities. Valuations are provided by independent pricing services, substantially all through pricing vendors and index providers with a small amount through broker-dealers. The fair values of these securities are generally determined through the use of pricing models (including option adjusted spread) which use spreads to determine the expected average life of the securities. These spreads are generally obtained from the new issue market, secondary trading and from broker-dealers who trade in the relevant security market. The pricing services also review prepayment speeds and other indicators, when applicable. As the significant inputs used in the pricing process for mortgage-backed securities are observable market inputs, the fair value of these securities are classified within Level 2.
U.S. Government and Government Agencies. Valuations are provided by independent pricing services, with all prices provided through index providers and pricing vendors. The Company determined that all U.S. Treasuries would be classified as Level 1 securities due to observed levels of trading activity, the high number of strongly correlated pricing quotes received on U.S. Treasuries and other factors.
Non-U.S. Government Securities. Valuations are provided by independent pricing services, with all prices provided through index providers and pricing vendors. The fair values of these securities are generally based on international indices or valuation models which include daily observed yield curves, cross-currency basis index spreads and country credit spreads. As the significant inputs used in the pricing process for non-U.S. government securities are observable market inputs, the fair value of these securities are classified within Level 2.
Municipal Government Bonds. Valuations are provided by independent pricing services, with all prices provided through index providers and pricing vendors. The fair values of these securities are generally determined using spreads obtained from broker-dealers who trade in the relevant security market, trade prices and the new issue market. As the significant inputs used in the pricing process for municipal bonds are observable market inputs, the fair value of these securities are classified within Level 2.
Short-Term Investments. The Company determined that certain of its short-term investments, held in highly liquid money market-type funds, and equities would be included in Level 1 as their fair values are based on quoted market prices in active markets. The fair values of other short-term investments are generally determined using the spread above the risk-free yield curve and are classified within Level 2. Certain of the Company’s term loans purchased before December 31, 2017 with maturity dates less than one year but greater than 30 days are included in short-term investments. The fair values of these term loans are determined by the investment manager using quantitative and qualitative assessments such as internally modeled values, which are reviewed by the Company’s management. The modeled values are based on peer loans and comparison to industry-specific market data. In addition, the investment manager assesses the fair value based on the valuation of the underlying holdings in accordance with governing documents. Significant unobservable inputs used to price these securities may include changes in peer and/or comparable credit spreads, accretion of any original issue discount and changes in the issuer’s debt leverage

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

since issue. Changes in peer credit spreads, comparable credits spreads, and issuer debt leverage are negatively correlated with the modeled fair value measurement. Such investments are generally classified within Level 3.
Equity Securities. The Company determined that exchange-traded equity securities would be included in Level 1 as their values are based on quoted market prices in active markets. Other equity securities are initially valued at cost which approximates fair value. In subsequent measurement periods, the fair values of these securities are determined using non-binding broker-dealer quotes. These equity securities are included in Level 2 of the valuation hierarchy. Where such quotes are unavailable, fair value is determined by the investment manager using quantitative and qualitative assessments such as internally modeled values, which are reviewed by the Company’s management. As the significant inputs used to price these securities are unobservable, the fair value of these securities are classified as Level 3. Significant unobservable inputs used to price preferred stock may include changes in peer and/or comparable credit spreads, accretion of any original issue discount and changes in the issuer’s debt leverage since issue. Changes in peer credit spreads, comparable credit spreads, and issuer debt leverage are negatively correlated with the modeled fair value measurement.
Derivative Instruments. The Company values the government-sponsored enterprise credit-risk sharing transactions using a valuation methodology based on observable inputs from non-binding broker-dealer quotes and/or recent trading activity. As the inputs used in the valuation process are observable market inputs, the fair value of these securities are classified within Level 2.
Other Investments. The fair value of the Company’s investment in the hedge fund is measured using the most recently available NAV as advised by a third-party administrator. The fair value of this investment is measured using the NAV as a practical expedient and therefore has not been categorized within the fair value hierarchy.
Measuring the Fair Value of Other Investments Using Net Asset Valuations
The fair value of the hedge fund is estimated using NAVs as advised by the third-party administrator. The fund NAVs are based on the administrator’s valuation of the underlying holdings in accordance with the fund’s governing documents and in accordance with U.S. GAAP.
The Company often does not have access to financial information relating to the underlying securities held within the fund therefore management is unable to corroborate the fair values placed on the securities underlying the asset valuations provided by fund manager or fund administrator. In order to assess the reasonableness of the NAVs, we perform a number of monitoring procedures on a quarterly basis, to assess the quality of the information provided by fund manager and funds administrator. These procedures include, but are not limited to, regular review and discussion of the fund’s performance with its manager.

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

The fair value of the hedge fund is measured using the NAV practical expedient, therefore the fair value of the fund has not been categorized within the fair value hierarchy. The following table presents the Company’s financial assets and liabilities measured at fair value by level as at December 31, 2017, 2016 and 2015:

		Fair Value Measurement Using:
December 31, 2017	Estimated Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets measured at fair value:	($ in thousands)
Term loans	$877,818	$—	$815,340	$62,478
Fixed maturities:
Corporate bonds	715,891	—	691,181	24,710
U.S. government and government agency bonds	231,019	231,019	—	—
Asset-backed securities	101,147	—	101,147	—
Mortgage-backed securities	9,290	—	9,290	—
Non-U.S. government and government agencies	104,205	—	104,205	—
Municipal government and government agency bonds	15,481	—	15,481	—
Short-term investments	323,883	295,458	28,425	—
Equities	67,868	1,995	12,952	52,921
Other underwriting derivative assets	336	—	336	—
Other investments measured at net asset value (1)	49,613	—	—	—
Total assets measured at fair value	$2,496,551	$528,472	$1,778,357	$140,109

Liabilities measured at fair value:
Payable for securities sold short:
Corporate bonds	29,750	—	29,750	—
Equities	4,625	4,625	—	—
Total liabilities measured at fair value	$34,375	$4,625	$29,750	$—
(1) In accordance with applicable accounting guidance, Other Investments that are measured at fair value using the net asset value practical expedient have not been classified in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the amounts presented in the consolidated balance sheets.

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

		Fair Value Measurement Using:
December 31, 2016	Estimated Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets measured at fair value:	($ in thousands)
Term loans	$813,621	$—	$741,392	$72,229
Fixed maturities:
Corporate bonds	486,102	—	464,338	21,764
U.S. government and government agency bonds	196,942	196,942	—	—
Asset-backed securities	30,324	—	30,324	—
Non-U.S. government and government agencies	15,452	—	15,452	—
Municipal government and government agency bonds	4,313	—	4,313
Short-term investments	374,480	372,355	—	2,125
Equities	2,315	—	2,315	—
Other underwriting derivative assets	154	—	154	—
Total assets measured at fair value	$1,923,703	$569,297	$1,258,288	$96,118

Liabilities measured at fair value:
Payable for securities sold short:
Corporate bonds	26,551	—	26,551	—
Non-U.S. government and government agencies	6,606	—	6,606	—
Total liabilities at fair value	$33,157	$—	$33,157	$—

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

		Fair Value Measurement Using:
December 31, 2015	Estimated Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets measured at fair value:	($ in thousands)
Term loans	$762,162	$—	$718,399	$43,763
Fixed maturities:
Corporate bonds	536,768	—	514,600	22,168
Asset-backed securities	25,444	—	25,444	—
U.S. government and government agency bonds	114	114	—	—
Non-U.S. government and government agencies	6,696	—	6,696	—
Short-term investments	351,547	351,547	—	—
Other underwriting derivative assets	1	—	—	1
Total assets measured at fair value	$1,682,732	$351,661	$1,265,139	$65,932

Liabilities measured at fair value:
Payable for securities sold short:
Corporate bonds	24,460	—	24,460	—
Non-U.S. government and government agencies	6,123	—	6,123	—
Other underwriting derivative liabilities	239	—	—	239
Total liabilities measured at fair value	$30,822	$—	$30,583	$239
When the fair value of financial assets and financial liabilities cannot be derived from active markets, the fair value is determined using a variety of valuation techniques that include the use of models. The inputs to these models are taken from observable markets where possible, but where this is not feasible, estimation is required to establish fair values. Changes in assumptions about these factors could affect the reported fair value of financial instruments and the level where the instruments are disclosed in the fair value hierarchy.
The transfers into and out of fair value hierarchy levels reflect the fair value of the securities at the end of the reporting period.
During 2017, one equity security was re-presented as a Level 1 from Level 2. There were no additional transfers between Level 1 and Level 2 in 2017, 2016 or 2015.

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

The following table presents a reconciliation of the beginning and ending balances for all the financial assets measured at fair value on a recurring basis using Level 3 inputs for 2017, 2016 and 2015:

Year Ended December 31, 2017	Beginning Balance	Transfers in (out) of Level 3 (1)	Reclass of Level 3 Security (2)	Net Purchases (Sales)(3)	Net Unrealized Gains (Losses)(4)	Net Unrealized Foreign Exchange Gains (Losses)	Ending Balance
Term loans	$72,229	$39,501	$2,125	$(51,422)	$45	$—	$62,478
Corporate bonds	21,764	—	—	—	103	2,843	24,710
Short-term investments (2)	2,125	—	(2,125)	—	—	—	—
Equities	—	—	—	52,261	660	—	52,921
Total	$96,118	$39,501	$—	$839	$808	$2,843	$140,109

Year Ended December 31, 2016	Beginning Balance	Transfers in (out) of Level 3	Net Purchases (Sales)(3)	Net Unrealized Gains (Losses)(4)	Net Unrealized Foreign Exchange Gains (Losses)	Ending Balance
Term loans	$43,763	$—	$26,520	$1,946	$—	$72,229
Corporate bonds	22,168	—	—	218	(622)	21,764
Other underwriting derivatives (5)	(238)	238		—	—	—
Short-term investments	—	—	2,125	—	—	2,125
Total	$65,693	$238	$28,645	$2,164	$(622)	$96,118

Year Ended December 31, 2015	Beginning Balance	Net Purchases (Sales)(3)	Net Unrealized Gains (Losses) (3)	Net Unrealized Foreign Exchange Gains (Losses)	Ending Balance
Term loans	$—	$45,073	$(1,310)	$—	$43,763
Corporate bonds	23,475	—	1,101	(2,408)	22,168
Other underwriting derivatives (5)	—	—	(238)	—	(238)
Total	$23,475	$45,073	$(447)	$(2,408)	$65,693
(1) During the year, the Company was unable to obtain recent independent pricing for a term loan which was purchased during 2015. As such, the security was transferred from Level 2 to Level 3 at its fair value as of December 31, 2016.
(2) As of December 31, 2017, it was determined that a Level 3 security would be held for longer than 1 year, and as such was reclassified from short-term investments to term loans. The security was transferred into term loans at its fair value as of December 31, 2016.
(3) For the year ended December 31, 2017, the net purchases (sales) consisted of $54.4 million of term loan calls and redemptions, $52.3 million of equity purchases and $3.0 million of term loan purchases. For the year ended December 31, 2016, the net purchases (sales) consisted of $31.1 million of term loan purchases, $4.6 million of term loan sales and $2.1 million of short-term investment purchases. For the year ended December 31, 2015, net purchases (sales) consisted of $45.1 million of term loan purchases.
(4) Realized and unrealized gains or losses on Level 3 investments are included in “realized and unrealized gain (loss) on investments” in the Company’s consolidated statements of income (loss).
(5) Realized and unrealized gains or losses in other underwriting derivatives classified as Level 3 are included in “other underwriting income (loss)” in the Company’s consolidated statements of income (loss). The transfer to Level 2 from Level 3 made during 2016 was primarily due to a review of the inputs used on certain other derivatives and occurred at the end of the period prior to the valuation. The transfer was effective December 31, 2016. See Note 11 - “Derivative instruments” for further details.

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

Financial instruments disclosed, but not carried, at fair value
The Company uses various financial instruments in the normal course of its business. The carrying values of cash and cash equivalents, accrued investment income, receivable for securities sold, certain other assets, payable for securities purchased and certain other liabilities approximated their fair values at December 31, 2017, 2016 and 2015 due to their respective short maturities. As these financial instruments are not actively traded, their respective fair values are classified within Level 2.
Fair value measurements on a non-recurring basis
The Company measures the fair value of certain assets on a non-recurring basis, generally quarterly, annually, or when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The Company uses a variety of techniques to measure the fair value of these assets when appropriate, as described below:
Intangible Assets
The Company tests intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount may not be recoverable. When the Company determines intangible assets may be impaired, the Company uses techniques including discounted expected future cash flows, to measure fair value.
10. Borrowings to purchase investments
Secured credit facility
On November 30, 2017, Watford Re amended and restated its $800.0 million secured credit facility with Bank of America, N.A. “Bank of America” through Watford Asset Trust I, “Watford Trust” which had originally been entered into in June 2015. Watford Re owns all of the beneficial interests of Watford Trust. The facility expires on November 30, 2021 and is backed by a portion of Watford Re’s non-investment grade portfolio which has been transferred to Watford Trust and which continues to be managed by HPS pursuant to an investment management agreement between HPS and Watford Trust. The purpose of the facility is to provide borrowing capacity, including for the purchase of loans, securities and other assets and distributing cash or any such loans, securities or other assets to Watford Re. Borrowings on the facility may be made at LIBOR or an alternative base rate at our option, in either case plus an applicable margin. The applicable margin varies based on the applicable base rate and, in the case of LIBOR rate borrowings, the currency in which the borrowing is denominated. In addition, the facility allows for us to issue up to $400.0 million in evergreen standby letters of credit in favor of primary insurance or reinsurance counterparties with which we have entered into reinsurance arrangements. We pay a fee on each letter of credit equal to the amount available to be drawn under such letter of credit multiplied by an applicable percentage. The applicable percentage varies based on the currency in which the letter of credit is denominated.
As at December 31, 2017, 2016 and 2015, Watford Re, through Watford Trust, had borrowed approximately $441.1 million, $256.7 million and $430.4 million respectively. Bank of America requires the Company to hold cash and investments in deposit with, or in trust accounts with respect to the borrowed funds and outstanding letters of credit. As at December 31, 2017, 2016 and 2015, the Company was required to hold $728.6 million, $773.9 million and $665.9 million, respectively, in such deposits and trust accounts. Watford Re has deferred the issuance and extension costs relating to the borrowings of $14.5 million and is subsequently amortizing the deferred costs over the term of the borrowing arrangements.
Custodian bank facility
During the years ended December 31, 2017 and 2016, the Company borrowed $108.0 million and $2.2 million from the Company’s custodian bank to purchase U.S.-denominated securities. During

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

the year ended December 31, 2015, the Company borrowed approximately €4.4 million ($4.8 million) from the Company’s custodian bank to purchase Euro-denominated securities. The Company pays interest based on 3-month LIBOR plus a margin and the borrowed amount is payable upon demand.
The custodian bank requires the Company to hold cash and investments in deposit with, or in an investment account with respect to the borrowed funds. As at December 31, 2017, 2016 and 2015, the Company was required to hold $150.5 million, $3.0 million and $7.1 million, respectively, in such deposits and investment accounts. The foreign exchange gain or loss on revaluation on the borrowed Euro denominated funds is included as a component of foreign exchange gains (losses) included in the consolidated statements of net income (loss).
Revolving credit agreement borrowings
As at December 31, 2017, 2016 and 2015, the Company had total revolving credit agreement borrowings of $549.2 million, $258.9 million and $435.3 million, respectively, which consist of the Secured Facility and borrowings from the custodian bank as discussed above.
During 2017, 2016 and 2015, interest expense incurred on the Secured Facility and borrowings from the custodian bank was $15.9 million, $14.0 million and $3.3 million, respectively. The interest expense incurred is included as a component of borrowings and miscellaneous other investment expenses in the Company’s consolidated statements of income (loss).
As of December 31, 2017, 2016 and 2015, the fair value of the Company’s outstanding borrowings approximated their carrying value.
11. Derivative instruments
The Company’s underwriting strategy allows it to enter into government-sponsored enterprise credit-risk sharing transactions. These transactions are accounted for as derivatives. During 2015, these transactions were classified in Level 3 of the valuation hierarchy based on inputs to the valuation methodology which were considered unobservable and significant to the fair value measurement. During 2016, these transactions were transferred from Level 3 to Level 2 primarily due to inputs to the existing valuation methodology which were considered observable based on non-binding broker dealer quotes. The derivative assets and derivative liabilities relating to these transactions are included in other assets and other liabilities, respectively, in the Company’s consolidated balance sheets. Realized and unrealized gains and losses from other derivatives classified as Level 2 in 2017 and 2016, and those classified as Level 3 in 2015 are included in other underwriting income (loss) in the Company’s consolidated statements of net income (loss). The risk in force of these transactions is considered the notional amount.
As at December 31, 2017, 2016 and 2015, the Company held $17.9 million, $20.6 million and $24.3 million respectively, in assets as collateral for these transactions. These assets are included in fixed maturities accounted for using the fair value option in the Company’s consolidated balance sheets.

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

The following table summarizes information on the fair values and notional amount of the Company’s derivative instruments at December 31, 2017, 2016 and 2015:

	Estimated Fair Value
	Asset Derivatives	Liability Derivatives	Net Derivatives	Notional Amount (1)
December 31, 2017	($ in thousands)
Other underwriting derivatives	$336	$—	$336	$84,855
Total	$336	$—	$336	$84,855

December 31, 2016
Other underwriting derivatives	$154	$—	$154	$102,258
Total	$154	$—	$154	$102,258

December 31, 2015
Other underwriting derivatives	$1	$(239)	$(238)	$130,495
Total	$1	$(239)	$(238)	$130,495
(1) The notional amount represents the absolute value of all outstanding contracts.
12. Earnings (loss) per common share
The calculation of basic earnings per common share is computed by dividing income available to the Parent’s common shareholders by the weighted average number of common shares outstanding for the periods. The following table sets forth the computation of basic and diluted earnings per common share:

	Year Ended December 31,
	2017	2016	2015
Numerator:	($ in thousands except share and per share data)
Net income (loss) before preferred dividends	$10,741	$146,734	$(14,065)
Preferred dividends	(19,633)	(19,634)	(19,633)
Net income (loss) available to common shareholders	$(8,892)	$127,100	$(33,698)
Denominator:
Weighted average common shares outstanding - basic and diluted	22,682,875	22,682,875	22,682,875
Earnings (loss) per common share:
Basic and diluted	$(0.39)	$5.60	$(1.49)
13. Income taxes
Watford Holdings and Watford Re are incorporated under the laws of Bermuda and, under current law, are not obligated to pay any taxes in Bermuda based upon income or capital gains. In the event that any legislation is enacted in Bermuda imposing such taxes, a written undertaking has been received from the Bermuda Minister of Finance under the Exempted Undertakings Tax Protection Act 1966 that such taxes will not be applicable to Watford Holdings and Watford Re until March 31, 2035.
WICE is incorporated under the laws of Gibraltar and regulated by the Gibraltar Financial Services Commission (the “FSC”) under the Financial Services (Insurance Company) Act (the “Gibraltar Act”).

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

As a result, WICE will be subject to corporation tax. The current rate of tax on applicable profits is 10%. The open tax years that are potentially subject to examination by Gibraltar tax authorities are 2017, 2016 and 2015.
Watford Holdings (UK) Limited is incorporated in the United Kingdom and is subject to UK corporate income tax. The UK corporate income tax rates were reduced from 20% to 19% on April 1, 2017 and will be further reduced to 17% from April 1, 2020. The open tax years that are potentially subject to examination by UK tax authorities are 2017 and 2016.
Watford Holdings (U.S.) Inc. is incorporated in the U.S. and files a consolidated U.S. federal tax return with its subsidiaries Watford Specialty Insurance Company, Watford Insurance Company, and Watford Services Inc. The U.S. federal tax rate was 35% through December 31, 2017. On December 22, 2017, the U.S. government passed new legislation (The United States Tax Cuts and Jobs Acts, or “TCJA”) which reduced the corporate income tax rate to 21% for tax years beginning after December 31, 2017. Deferred taxes at December 31, 2017 have been measured based on the enacted tax rate of 21%. The open tax years that are potentially subject to examination by U.S. tax authorities are 2017, 2016 and 2015.
The components of income taxes attributable to operations were as follows:

	Year Ended December 31,
	2017	2016	2015
	($ in thousands)
Current income tax expense (benefit):
United States	$—	$1	$—
Gibraltar	21	—	—
United Kingdom	—	—	—
	21	1	—
Deferred income tax expense (benefit):
United States	—	—	—
Gibraltar	—	—	—
United Kingdom	—	—	—
	—	—	—
Total income tax expense (benefit)	$21	$1	$—
The Company’s income or loss after preferred dividends and before income taxes was earned in the following jurisdictions:

	Year Ended December 31,
	2017	2016	2015
	($ in thousands)
Income (loss) before income taxes:
Bermuda	$(6,041)	$129,041	$(32,649)
United States	(1,485)	(2,257)	(972)
Gibraltar	(1,293)	317	(77)
United Kingdom	(52)	—	—
Total income (loss) before income taxes	$(8,871)	$127,101	$(33,698)

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

The reconciliation between the Company’s effective tax rate and the expected tax rate at the Bermuda statutory income rate is as follows:

	Year Ended December 31,
	2017	2016	2015
	($ in thousands)
Expected income tax expense (benefit) at Bermuda statutory rate	$—	$—	$—
Foreign taxes at local expected rates	(659)	(758)	(348)
Change in tax rate related to U.S. tax reform	664	—	—
Change in valuation allowance	17	(3)	—
Other	(1)	762	348
Total income tax expense (benefit)	$21	$1	$—
Deferred income tax assets and liabilities reflect temporary differences based on enacted tax rates between the carrying amounts of assets and liabilities for financial reporting and income tax purposes. Significant components of the Company’s deferred income tax assets and liabilities were as follows:

	Year Ended December 31,
	2017	2016	2015
	($ in thousands)
Deferred income tax assets:
Net operating loss	$1,068	$1,449	$348
Unearned premium reserve	49	43	—
Loss reserves	10	4	—
Ceding commissions	170	—	—
Capitalized expenses	109	210	—
Goodwill and intangible assets	—	148	—
Deferred tax assets before valuation allowance	1,406	1,854	348
Valuation allowance	(1,127)	(1,110)	(348)
Deferred tax assets net of valuation allowance	279	744	—
Deferred income tax liabilities:
Deferred acquisition costs	—	(265)	—
Goodwill and intangible assets	(27)	—	—
Investment basis differences	(252)	(479)	—
Total deferred tax liabilities	(279)	(744)	—
Net deferred income tax assets (liabilities)	$—	$—	$—
The Company provides a valuation allowance to reduce certain deferred tax assets to an amount which management expects to more likely than not be realized. As of December 31, 2017, 2016 and 2015, the Company’s valuation allowance was $1.1 million, $1.1 million and $0.3 million, respectively. The 2017 valuation allowance primarily related to U.S., Gibraltar and U.K. operating loss carry-forwards. Under applicable law, the existing U.S. net operating loss carry-forwards begin to expire in 2035. The Gibraltar and U.K. net operating loss carry-forwards do not expire.
The Company recognizes a tax benefit where it concludes that it is more likely than not that the tax benefit will be sustained on audit by the taxing authority based solely on the technical merits of the

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

associated tax position. The Company records interest and penalties related to unrecognized tax benefits in the provision for income taxes. As of December 31, 2017, 2016, and 2015 the Company’s total unrecognized tax benefits, including interest and penalties, were nil.
Federal excise taxes
The United States also imposes an excise tax on insurance and reinsurance premiums paid to non-U.S. insurers or reinsurers with respect to risks located in the United States. The rate of tax, unless reduced by an applicable U.S. tax treaty, is 1% for all reinsurance premiums. The Company incurs federal excise taxes on certain of its reinsurance transactions. For the years ended December 31, 2017, 2016 and 2015, the Company incurred approximately $3.6 million, $4.0 million and $3.5 million, respectively, of federal excise taxes. Such amounts are reflected as acquisition expenses in the Company’s consolidated statements of income (loss).
14. Transactions with related parties
In March 2014, ARL invested $100.0 million in the Parent and acquired approximately 11% of its common equity. AUL acts as the insurance and reinsurance manager for Watford Re and WICE while AUI acts as the insurance and reinsurance manager for WSIC and WIC, all under separate long-term services agreements. HPS manages the Company’s non-investment grade portfolio as investment manager and AIM manages the Company’s investment grade portfolio as investment manager, each under separate long-term services agreements. ARL and HPS were granted warrants to purchase additional common equity based on performance criteria. In recognition of the sizable ownership interest, two senior executives of ACGL were appointed to our board of directors. The services agreements with AUL and AUI and the investment management agreements with HPS and AIM provide for services for an extended period of time with limited termination rights by the Company. In addition, these agreements allow for AUL, AUI, HPS and AIM to participate in the favorable results of the Company in the form of performance fees.
AUL and AUI
Watford Re and WICE entered into services agreements with AUL. WSIC and WIC entered into services agreements with AUI. AUL and AUI provide services related to the management of the underwriting portfolio for an initial term ending December 2020. The services agreements perpetually renew automatically in five-year increments unless either we or Arch gives notice to not renew at least 24 months before the end of the then-current term.
As part of the services agreements, AUL and AUI make available to the Companies, on a non-exclusive basis, certain designated employees who serve as officers of the Companies and underwrite business on behalf of the Companies (the “Designated Employees”). AUL and AUI also provide portfolio management, Designated Employee supervision, exposure modeling, loss reserve recommendations, claims-handling, accounting and other related services as part of the services agreements.
In return for their services, AUL and AUI receive fees from the Companies, including an underwriting fee and profit commission, as well as reimbursement for the services of the Designated Employees and reimbursements for an allocated portion of the expenses related to seconded employees, plus other expenses incurred on behalf of the Company.

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

The related AUL and AUI fees and reimbursements incurred in the consolidated statement of income (loss) for the years ended December 31, 2017, 2016 and 2015 were as follows:

	Year Ended December 31,
	2017	2016	2015
Consolidated statement of income (loss) items:	($ in thousands)
Acquisition expenses	$10,755	$7,207	$2,990
General and administrative expenses	6,599	5,433	2,991
	$17,354	$12,640	$5,981
HPS
Certain HPS principals and management own common and preference shares of the Company.
In return for its investment services, HPS receives a management fee, a performance fee and allocated operating expenses. The management fee is calculated at an annual rate of 1.5% of the aggregate net asset value of the assets that are managed by HPS, payable quarterly in arrears. For purposes of calculating the management fees, net asset value is determined by HPS in accordance with the investment management agreements and is measured before reduction for any management fees, performance fees or any expense reimbursement and as adjusted for any non-routine intra-month withdrawals. We have also agreed to reimburse HPS for certain expenses related to the management of our non-investment grade portfolio as set forth in the investment management agreements.
The performance fee is equal to 15% of Income (as defined in such investment management agreements relating to Watford Re, WICE and Watford Trust) or Aggregate Income (as defined in such investment management agreements relating to WSIC and WIC), as applicable, if any, on the assets managed by HPS, calculated and payable as of each fiscal year-end and the date on which the investment management agreements are terminated and not renewed. No performance fees will be paid to HPS if the high water mark (as defined in such investment management agreements) is not met.
During the year ended December 31, 2017, the Company invested $50.0 million in a private fund (“Master Fund”) as part of HPS’s investment strategy. HPS acts as the Trading Manager and provides certain administrative management services to the Master Fund. As at December 31, 2017, the Master Fund balance was $365.7 million, and the Company’s investment represents approximately 13.6% of the Fund. The management fees and performance fees on the Master Fund will be subject to the existing fee structure of the existing investment management agreement between the Company and HPS, as discussed above.
The related consolidated statement of income (loss) for the years ended December 31, 2017, 2016 and 2015, and consolidated balance sheet account balances for HPS management fees and performance fees as of December 31, 2017, 2016 and 2015 were as follows:

	Year Ended December 31,
	2017	2016	2015
Consolidated statement of income (loss) items:	($ in thousands)
Investment management fees - related parties	$20,827	$16,327	$16,024
Investment performance fees - related parties	14,905	24,065	—
	$35,732	$40,392	$16,024

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

	December 31,
	2017	2016	2015
Consolidated balance sheet items:	($ in thousands)
Other investments, at fair value	$49,613	$—	$—
Investment management and performance fees payable	21,107	27,942	3,901
AIM
Watford Re, WSIC, WICE, and WIC entered into investment management agreements with AIM pursuant to which AIM manages our investment grade portfolio. Each of the Watford Re, WICE, WSIC and WIC investment management agreements with AIM has a one-year term, which terms end annually on March 31, July 31, January 31 and July 31, respectively. The terms will continue to renew for successive one-year periods; provided, however, that either the Company or AIM may terminate any of the investment management agreements with AIM at any time upon 45 days prior written notice. To date, there has been no such notice filed on such agreements.
In return for its investment management services, AIM receives a monthly management fee. The management fee is based on a percentage of the aggregate asset value of the AIM managed portfolio. For the purposes of calculating the management fees, asset value is determined by AIM in accordance with the investment management agreements and is measured before deduction of any management fees or expense reimbursement. We have also agreed to reimburse AIM for additional services related to investment consulting and oversight services, administrative operations and risk analytic support services related to the management of our portfolio, as set forth in the investment management agreements.
There was no agreement in place for year ended December 31, 2015 and therefore no asset management fees were incurred. The related consolidated statement of income (loss) for the years ended December 31, 2017, 2016 and 2015 were as follows:

	Year Ended December 31,
	2017	2016	2015
Consolidated statement of income (loss) items:	($ in thousands)
Investment management fees - related parties	$624	$236	$—

	Year Ended December 31,
	2017	2016	2015
Consolidated balance sheet items:	($ in thousands)
Investment management and performance fees payable (1)	$(71)	$—	$—
(1) The negative balance in “investment management and performance fees payable” relates to an over-accrual of investment management fees.
ACGL
Certain directors, executive officers and management of ACGL own common and preference shares of the Company.
The Company reinsures ARL and other ACGL subsidiaries and affiliates for property and casualty risks on a quota share basis. ACGL cedes business to us pursuant to inward retrocession agreements our operating subsidiaries have entered into with ACGL. Pursuant to these inward retrocession agreements, we pay a ceding fee based on the business ceded and the applicable retrocession

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

agreement. For the years ended December 31, 2017, 2016 and 2015, we incurred ceding fees to Arch, in aggregate, of $17.0 million, $16.2 million and $13.6 million, respectively, under these inward retrocession agreements. Such fees, in addition to origination fees, are reflected in “acquisition expenses” on the consolidated statement of income (loss).
The related consolidated statement of income (loss) and consolidated balance sheets account balances for these transactions (excluding AUL and AUI expenses described above) for the years ended December 31, 2017, 2016 and 2015 were as follows:

	Year Ended December 31,
	2017	2016	2015
Consolidated statement of income (loss) items:	($ in thousands)
Gross premiums written	$289,484	$338,937	$326,634
Gross premiums ceded	(32,028)	(13,817)	(22,073)
Net premiums earned	278,423	290,994	252,842
Losses and loss adjustment expenses	(223,954)	(189,007)	(163,831)
Acquisition expenses	(97,192)	(93,803)	(81,842)

Consolidated balance sheet items:
Total investments	$590,157	$358,559	$274,913
Premiums receivable	115,192	137,252	104,041
Reinsurance recoverable on unpaid and paid losses and loss adjustment expenses	27,817	18,059	14,135
Prepaid reinsurance premiums	16,853	8,763	10,475
Deferred acquisition costs, net	60,863	71,804	60,432
Funds held by reinsurers	39,687	25,155	—
Contingent commissions	1,794	447	—
Reserve for losses and loss adjustment expenses	517,450	358,237	205,720
Unearned premiums	191,226	204,516	172,030
Reinsurance balances payable	14,104	10,352	13,328
Amounts due to affiliates	4,484	3,319	2,590
Losses payable	33,065	15,092	4,077
15. Commitments and contingencies
Concentrations of credit risk
For our reinsurance agreements, the creditworthiness of a counterparty is evaluated by the Company, taking into account credit ratings assigned by independent agencies. The credit approval process involves an assessment of factors, including, among others, the counterparty country and industry exposures. Collateral may be required, at the discretion of the Company, on certain transactions based on the creditworthiness of the counterparty.
The areas where significant concentrations of credit risk may exist include unpaid losses and loss adjustment expenses recoverable, prepaid reinsurance premiums and paid losses and loss adjustment expenses recoverable net of reinsurance balances payable (collectively, “net reinsurance recoverables”), investments and cash and cash equivalent balances.
The Company’s reinsurance recoverables, net of prepaid reinsurance premiums and reinsurance balances payable, resulting from reinsurance agreements entered into with ARL as at December 31,

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

2017, 2016 and 2015 amounted to $30.6 million, $16.5 million and $11.4 million, respectively. ARL has an “A+” credit rating from A.M. Best.
A credit exposure exists with respect to reinsurance recoverables as they may become uncollectible. The Company manages its credit risk in its reinsurance relationships by transacting with reinsurers that it considers financially sound and, if necessary, the Company may hold collateral in the form of funds, trust accounts and/or irrevocable letters of credit. This collateral can be drawn on for amounts that remain unpaid beyond specified time periods on an individual reinsurer basis.
In addition, the Company underwrites a significant amount of its business through brokers and a credit risk exists should any of these brokers be unable to fulfill their contractual obligations with respect to the payments of insurance and reinsurance balances owed to the Company.
The Company’s investment portfolios are managed in accordance with investment guidelines that include standards of diversification, which limit the allowable holdings of any single issue. There were no investments in any entity in excess of 10% of the Company’s shareholders’ equity at December 31, 2017, 2016 and 2015, other than cash and cash equivalents held in operating and investment accounts with financial institutions with credit ratings between “A” and “AA-.”
Letter of credit and revolving credit facilities
On May 19, 2015, Watford Re renewed its letter of credit facility with Lloyds Bank Plc, New York Branch (the “Lloyds Facility”). The Lloyds Facility amount was reduced from $200.0 million to $100.0 million. On May 19, 2017, the Lloyds facility was renewed through to May 19, 2018, and is expected to be renewed. The principal purpose of the Lloyds Facility is to issue, as required, evergreen standby letters of credit in favor of primary insurance or reinsurance counterparties with which the Company has entered into reinsurance arrangements to ensure that such counterparties are permitted to take credit for reinsurance obtained from the Company as required under insurance regulations in the United States. The amount of letters of credit issued is driven by, among other things, the timing and payment of catastrophe losses, loss development of existing reserves, the payment pattern of such reserves, the further expansion of the Company’s business and the loss experience of such business. When issued, the letters of credit are secured by certificates of deposit or cash. In addition, the Lloyds Facility also requires the maintenance of certain covenants, which the Company was in compliance with at December 31, 2017, 2016 and 2015. At such dates, the Company had $70.1 million, $65.9 million and $65.6 million, respectively, in restricted assets as collateral for outstanding letters of credit issued from the Lloyds Facility, which were secured by certificates of deposit. These amounts are reflected as short-term investments in the Company’s consolidated balance sheets.
Secured credit facility
On November 30, 2017, Watford Re amended and restated its $800 million secured credit facility (the “Secured Facility”) with Bank of America, N.A. which expires on November 30, 2021. The purpose of the Secured Facility is to provide borrowings, backed by Watford Re’s investment portfolios. In addition, the Secured Facility allows for Watford Re to issue up to $400.0 million in evergreen standby letters of credit in favor of primary insurance or reinsurance counterparties with which the Company has entered into reinsurance arrangements. At December 31, 2017, Watford Re had $441.1 million and $43.9 million in borrowings and outstanding letters of credit, respectively. At December 31, 2016, Watford Re had $256.7 million and $186.6 million in borrowings and outstanding letters of credit, respectively. At December 31, 2015, Watford Re had $430.4 million and $60.0 million in borrowings and outstanding letters of credit, respectively. At December 31, 2017, 2016 and 2015, Watford Re was in compliance with all covenants contained in the Secured Facility.

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

Leases and purchase obligations
At December 31, 2017 the future minimum rental commitments for the Company’s operating lease are as follows:

Future rental commitments	December 31, 2017
2018	$323
2019	323
2020	323
2021	323
2022	323
Thereafter	242
Total	$1,857
The lease is for the rental of office space, with an expiration date of September 2, 2023. Rental expense for each of the years ended December 31, 2017, 2016 and 2015 was $0.3 million.
Employment and other arrangements
The Company has employment agreements with certain of its executive officers. Such employment arrangements provide for compensation in the form of base salary, annual bonus, participation in the Company’s employee benefit programs and the reimbursements of expenses.
Investment commitments
As at December 31, 2017, 2016 and 2015, the Company had unfunded commitments of $1.0 million, $1.1 million and $Nil, respectively, relating to term loans within its investment portfolios. As at December 31, 2017, 2016 and 2015, the Company had unfunded commitments of $10.9 million, $Nil and $Nil, respectively, relating to equities within its investment portfolios.
16. Contingently redeemable preference shares
In March 2014, the Company issued 9,065,200 8½% cumulative redeemable preference shares (“Preference Shares”). The Company recorded the Preference Shares in the mezzanine section of its consolidated balance sheets in accordance with applicable accounting guidance. The Preference Shares have a par value of $0.01 per share and a liquidation preference of $25.00 per share. The Preference Shares were issued at a discounted amount of $24.50 per share. Holders of the Preference Shares are entitled to receive, if declared by the board of directors, quarterly cash dividends on the last day of March, June, September, and December. Dividends accrue (i) from (and including) June 30, 2014 to (but excluding) June 30, 2019 (the “Fixed Rate Period”) at 8½% (the “Fixed Rate”) of the $25 per share liquidation preference per annum (equivalent to $2.125 per share per annum) and (ii) from) (and including) June 30, 2019 (the “Floating Rate Period”), at a floating rate per annum (the “Floating Rate”) equal to three-month U.S. dollar LIBOR plus a margin; provided, that, if, at any time, the three-month U.S. dollar LIBOR shall be less than 1%, then the three-month U.S. dollar LIBOR for purposes of calculating the Floating Rate at the time of such calculation shall be 1%. The Preference Shares may be redeemed by the Company on or after June 30, 2019 or at the option of the preferred shareholders at any time on or after June 30, 2034 at the liquidation price of $25.00 per share. Because the redemption features are not solely within the control of the Company, the Preference Shares are recorded in the mezzanine section of its consolidated balance sheets. Preference Share dividends, including the accretion of the discount and issuance costs, are included in “Preference dividends” in the Company’s consolidated statements of income (loss).

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

On September 28, 2017, the Company’s shareholders increased the authorized preferred share capital to 20 million preference shares from 10 million preference shares at a par value of $0.01 per share. For the year ended December 31, 2017, no additional preference shares have been issued.
During 2017, 2016 and 2015, preferred dividends paid on the Preference Shares totaled $19.3 million, $19.3 million and $19.3 million, respectively, and accretion of the discount and issuance costs was $0.4 million, $0.4 million and $0.4 million, respectively.
17. Shareholders’ equity
Common shares
On September 28, 2017, the Company’s shareholders increased the authorized share capital of the Company to 80 million common shares from 40 million common shares at a par value of $0.01 per share. For the year ended December 31, 2017, no additional common shares have been issued.
The Company issued 22,682,875 common shares in March 2014. The issued and outstanding share capital of the Company consists of 22,682,875 common shares, par value of $0.01 per share at December 31, 2017, 2016 and 2015.
Warrants
In connection with our initial private placement, we issued to Arch warrants to purchase up to 975,503 of common shares and to HPS warrants to purchase up to 729,188 of common shares. The warrants expire on March 25, 2020, and are exercisable at any time following a listing or public share offering by the Company. The exercise price of the warrants is determined on the date of exercise so that, if all such warrants then outstanding were exercised in full on such exercise date in respect of the common shares then subject to such warrants, initial holders who purchased common shares in our initial private placement would achieve a 15% target return (including dilution from such warrants and excluding dilution from start-up expenses related to our formation and initial private placement or any warrants we may issue in the future) from March 25, 2014, the initial closing of our private placement, through the date of such exercise, based on the $40.00 initial purchase price per common share paid by such initial holders and the market value of the common shares that would be necessary for the initial holders to achieve such target return if the initial holders disposed of their common shares on the date of such exercise.
The warrants issued to Arch and HPS contain a provision where, at the holder’s request and at our option and in our sole discretion, the holder may, subject to certain conditions, receive cash in lieu of common shares upon exercise of the warrants. The amount of the cash payment is calculated by multiplying (i) the number of common shares for which the warrant is being exercised by (ii) the volume weighted average price per common share for the 20 trading days immediately prior to (but not including) the date of exercise less the strike price. We are not, however, required to net cash settle the warrants.
18. Retirement plans
For purposes of providing employees with retirement benefits, the Company maintains defined contribution retirement plans. Contributions are based on the participants’ eligible compensation. For the years ended December 31, 2017, 2016 and 2015, the Company expensed approximately $0.2 million, $0.2 million and $0.1 million, respectively, related to these retirement plans.
19. Legal proceedings
The Company, in common with the insurance industry in general, is subject to litigation and arbitration in the normal course of its business. As of December 31, 2017, the Company was not a party to any litigation or arbitration which is expected by management to have a material adverse effect on the Company’s results of operations or financial condition and liquidity.

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

20. Statutory information
Bermuda
Under the Insurance Act, Watford Re, the Company’s reinsurance subsidiary, is registered as a Class 4 insurer and is required to annually prepare and file statutory financial statements and a statutory financial return with the Bermuda Monetary Authority (“BMA”). The Insurance Act also requires Watford Re to maintain minimum share capital and must ensure that the value of its general business assets exceeds the amount of its general business liabilities by an amount greater than the prescribed minimum solvency margins and enhanced capital requirement pertaining to its general business. At December 31, 2017, 2016 and 2015, all such requirements were met.
Watford Re is also required under its Class 4 license to maintain a minimum liquidity ratio whereby the value of its relevant assets is not less than 75% of the amount of its relevant liabilities for general business. As of December 31, 2017, 2016 and 2015, Watford Re met the minimum liquidity ratio requirement.
Under the Insurance Act, Watford Re is subject to capital requirements calculated using the Bermuda Solvency Capital Requirement model (“BSCR Model”), which is a standardized statutory risk-based capital model used to measure the risk associated with Watford Re’s assets, liabilities and premiums. The BSCR Model is based on an economic balance sheet (“EBS”) derived from the U.S. GAAP financial statements, with certain adjustments related to loss reserves, intangibles and contingencies, among others. Under the BSCR Model, Watford Re’s minimum required statutory capital and surplus is referred to as the enhanced capital requirement (“ECR”). The ECR is the greater of the calculated BSCR and the minimum solvency margin (“MSM”). Watford Re is required to calculate and submit the ECR to the BMA annually.
The BSCR for Watford Re for the year ended December 31, 2017 will not be filed with the BMA until April 2018. As such, the minimum required statutory capital and surplus, the ECR, disclosed as at December 31, 2017 was $550.0 million, being the higher of the then-current MSM and the estimated BSCR as of December 31, 2017. The minimum required statutory capital and surplus as at December 31, 2016 and 2015 was $517.5 million and $490.2 million, respectively, which in each case is the ECR, being the higher of the then-current MSM and BSCR on those dates. As of December 31, 2017, 2016 and 2015, Watford Re met its ECR.
The Bermuda Companies Act 1981 limits Watford Re’s ability to pay dividends and distributions to its Parent if there are reasonable grounds for believing that: (a) Watford Re is, or would after the payment be, unable to pay its liabilities as they become due; or (b) the realizable value of Watford Re’s assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts.
Under the Insurance Act, Watford Re may declare dividends subject to it continuing to meet its minimum solvency and capital requirements, which includes continuing to hold statutory capital and surplus equal to or exceeding its ECR. Watford Re is prohibited from declaring or paying in any fiscal year dividends of more than 25% of its prior year’s statutory capital and surplus unless Watford Re files with the BMA a signed affidavit by at least two members of the board of directors attesting that a dividend would not cause the company to fail to meet its relevant margins. As of December 31, 2017, Watford Re could pay dividends or return capital in 2018 of approximately $290.3 million without providing an affidavit to the BMA.
Watford Re is also prohibited, without prior approval of the BMA, from reducing by 15% or more its prior year statutory capital. During 2017, 2016 and 2015, Watford Re paid $19.3 million, $19.3 million and $19.3 million, respectively, in dividends to the Parent based on solvency and capital requirements in those years.

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

Gibraltar
WICE is licensed by the Gibraltar Financial Services Commission (“GFSC”) under the Gibraltar Financial Services (Insurance Companies) Act (“the Gibraltar Act”) to underwrite various insurance businesses across Europe. Under the Gibraltar Act, WICE is subject to capital requirements and is required to prepare and submit annual financial statements to the GFSC as outlined in the Gibraltar Act and in accordance with Gibraltar Generally Accepted Accounting Practice.
WICE shall notify the GFSC of any proposals to declare or pay a dividend on any of its share capital. WICE shall not declare or pay any dividend within 14 days of the date of notification. As of December 31, 2017, 2016 and 2015, WICE was in compliance with the GFSC dividend requirement.
United States
The Company’s U.S. subsidiaries file financial statements prepared in accordance with statutory accounting practices prescribed or permitted by insurance regulators. Statutory net income and statutory policyholders’ surplus, as reported to the insurance regulatory authorities, differ in certain respects from the amounts prepared in accordance with U.S. GAAP. The main differences between statutory net income and U.S. GAAP net income relate to unrealized gains (losses) on investments and deferred acquisition costs, among others. In addition, other differences between statutory policyholders’ surplus and U.S. GAAP shareholder’s equity are unrealized appreciation or decline in value of investments and non-admitted assets, among others.
The Company’s U.S. subsidiaries are subject to insurance laws and regulations in the jurisdictions in which they operate. The ability of the Company’s regulated U.S. subsidiaries to pay dividends or make distributions is dependent on their ability to meet applicable regulatory standards. These regulations include restrictions that limit the amount of dividends or other distributions, such as loans or cash advances, available to common shareholders without prior approval of the insurance regulatory authorities. Any dividends or distributions made by WSIC or WIC would result in an increase in available capital at Holdings U.S. WSIC and WIC can declare a maximum of $6.5 million and $2.0 million, respectively, of dividends during 2018, without prior approval from the New Jersey Commissioner of Insurance.
The statutory policyholders’ surplus for WSIC at December 31, 2017, 2016 and 2015 was $64.5 million, $65.1 million and $59.5 million, respectively. The minimum required statutory policyholders’ surplus, referred to as authorized control level risk-based capital, for WSIC at December 31, 2017, 2016 and 2015 was $3.0 million, $3.1 million and $90 thousand, respectively.
The statutory policyholders’ surplus for WIC at December 31, 2017 and 2016 was $20.1 million and $20.7 million, respectively. The minimum required statutory policyholders’ surplus, referred to as authorized control level risk-based capital, for WIC at December 31, 2017 and 2016 was $671.3 thousand and $716.0 thousand, respectively.

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

The statutory capital and surplus in our significant regulatory jurisdictions at December 31, 2017, 2016 and 2015 was as follows:

	December 31,
	2017		2016		2015
	Actual	Required	Actual	Required	Actual	Required
	($ in thousands)
Statutory capital and surplus:
Bermuda (1)	$1,161,004	$550,000	$1,164,589	$517,486	$964,395	$490,207
United States	84,668	3,707	85,771	3,835	59,495	90
Gibraltar	23,372	12,281	15,256	5,363	11,422	5,462
(1) The BSCR for Watford Re for the year ended December 31, 2017 will not be filed with the BMA until April 2018. As such, the required statutory capital and surplus as at December 31, 2017 is an estimate of ECR.
The statutory net income (loss) in our significant regulatory jurisdictions at December 31, 2017, 2016 and 2015 was as follows:

	Year Ended December 31,
	2017	2016	2015
	($ in thousands)
Statutory net income (loss):
Bermuda	$10,982	$146,801	$(39,130)
United States	111	218	(505)
Gibraltar	1,320	290	(77)
21. Subsequent events
The Company has completed its subsequent events evaluation for the period subsequent to the balance sheet date of December 31, 2017 through March 9, 2018, the date the consolidated financial statements were available to be issued, and concluded that there are no subsequent events requiring recognition or disclosure.

WATFORD HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

WATFORD HOLDINGS LTD.
Schedule I - Summary of investments - other than investments in related parties.
(expressed in thousands of U.S. dollars)

	Cost or Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2017
Term loan investments	$879,010	$14,525	$(15,717)	$877,818
Fixed maturities:
Corporate bonds	713,393	21,719	(19,221)	715,891
U.S. government and government agency bonds	233,810	3	(2,794)	231,019
Asset-backed securities	100,105	2,329	(1,287)	101,147
Mortgage-backed securities	11,372	—	(2,082)	9,290
Non-U.S. government and government agency bonds	102,687	1,538	(20)	104,205
Municipal government and government agency bonds	15,615	1	(135)	15,481
Short term investments	323,663	220	—	323,883
Other investments (1)	50,000	—	(387)	49,613
Equities	63,461	6,825	(2,418)	67,868
Total	$2,493,116	$47,160	$(44,061)	$2,496,215
(1) See Note 14 - “Transactions with related parties” for disclosure of related party amounts.

WATFORD HOLDINGS LTD.
Schedule II - Condensed Financial Statements of Registrant
Condensed Balance Sheets - Parent company only
(expressed in thousands of U.S. dollars)

	December 31, 2017	December 31, 2016	December 31, 2015
Assets
Cash and cash equivalents	$1	$12	$79
Investments in subsidiaries	1,168,725	1,177,606	1,050,146
Prepaid expenses	3,856	6	5
Total Assets	$1,172,582	$1,177,624	$1,050,230

Liabilities
Other liabilities	$374	$—	$—
Amounts due to affiliates	3,704	—	—
Total Liabilities	4,078	—	—

Contingently Redeemable Preferred Shares	220,622	220,253	219,882

Common shares ($0.01 par; shares authorized, issued and outstanding: 22,682,875)	227	227	227
Additional paid-in capital	895,386	895,386	895,386
Retained earnings (deficit)	53,241	62,133	(64,967)
Accumulated other comprehensive income (loss)	(972)	(375)	(298)
Total Liabilities, Contingently Redeemable Preferred Shares and Shareholders’ Equity	$1,172,582	$1,177,624	$1,050,230

WATFORD HOLDINGS LTD.
Schedule II - Condensed Financial Statements of Registrant
Condensed Statements of Income (Loss) and Comprehensive Income (Loss) - Parent company only
(expressed in thousands of U.S. dollars)

	Twelve Months Ended December 31,
	2017	2016	2015
Revenues
Equity in earnings of consolidated subsidiaries	$10,981	$146,801	$(13,965)
Net interest income (loss)	(1)	(1)	(1)
Total revenues	10,980	146,800	(13,966)

Expenses
General and administrative expenses	(239)	(66)	(99)
Total expenses	(239)	(66)	(99)

Net income (loss) before preferred dividends	10,741	146,734	(14,065)
Preferred dividends	(19,633)	(19,634)	(19,633)
Net income (loss) available to common shareholders	(8,892)	127,100	(33,698)

Other comprehensive income (loss)	(597)	(77)	(298)
Total comprehensive income (loss)	$(9,489)	$127,023	$(33,996)

WATFORD HOLDINGS LTD.
Schedule II - Condensed Financial Statements of Registrant
Condensed Statements of Cash Flows - Parent company only
(expressed in thousands of U.S. dollars)

	Twelve Months Ended December 31,
	2017	2016	2015
Operating Activities
Net income (loss)	$10,741	$146,734	$(14,065)
Adjustments to reconcile net loss to net cash provided by operating activities:
Equity in earnings of subsidiaries	(10,981)	(146,801)	13,965
Prepaid expenses	(3,850)	(1)	1
Amounts due from affiliates	—	—	43
Other Liabilities	374	—	—
Amounts due to affiliates	3,704	—	—
Net cash used for Operating Activities	(12)	(68)	(56)

Investing Activities
Dividend received from subsidiary	19,265	19,265	19,264
Net cash provided by Investing Activities	19,265	19,265	19,264

Financing Activities
Dividends paid on redeemable preferred shares	(19,264)	(19,264)	(19,264)
Net cash used for Financing Activities	(19,264)	(19,264)	(19,264)

Decrease in cash	(11)	(67)	(56)
Cash and cash equivalents, beginning of period	12	79	135
Cash and cash equivalents, end of period	$1	$12	$79

WATFORD HOLDINGS LTD.
Schedule IV - Reinsurance
(expressed in thousands of U.S. dollars)

	Gross Amount	Ceded to Other Companies	Assumed from Other Companies	Net Amount	Percentage of Amount Assumed to Net
December 31, 2017
Premiums written:
Insurance	$133,983	$(30,770)	$—	$103,213	—%
Reinsurance	—	(16,417)	466,321	449,904	103.6%
Total	$133,983	$(47,187)	$466,321	$553,117	84.3%
December 31, 2016
Premiums written:
Insurance	$66,807	$(10,898)	$—	$55,909	—%
Reinsurance	—	(10,408)	468,287	457,879	102.3%
Total	$66,807	$(21,306)	$468,287	$513,788	91.1%
December 31, 2015
Premiums written:
Insurance	$12,106	$(1,969)	$59	$10,196	0.6%
Reinsurance	—	(20,971)	476,734	455,763	104.6%
Total	$12,106	$(22,940)	$476,793	$465,959	102.3%

WATFORD HOLDINGS LTD.
Schedule VI - Supplementary Information for Property and Casualty Insurance Underwriters
(expressed in thousands of U.S. dollars)

Column A	Column B	Column C	Column D	Column E	Column F	Column G	Column H		Column I	Column J	Column K
							Net Losses and Loss Adjustment Expenses Incurred Relating to
Affiliation with Registrant	Deferred Acquisition Costs, Net	Reserves for Losses and Loss Adjustment Expenses	Discount, if any, deducted in Column C	Unearned Premiums	Net Premiums Earned	Net Investment Income (Loss)	(a) Current Year	(b) Prior Years	Amortization of Deferred Acquisition Costs	Net Paid Losses and Loss Adjustment Expenses	Net Premiums Written
Consolidated Subsidiaries
2017	85,961	798,262	—	330,644	531,726	72,738	399,530	36,872	(140,726)	182,119	553,117
2016	86,379	510,809	—	293,480	467,970	146,396	318,523	3,058	(136,733)	99,356	513,788
2015	75,443	290,997	—	249,980	397,852	(8,479)	278,414	(755)	(116,441)	57,789	465,959

Exhibit Index

Exhibit number
3.1	Certificate of Incorporation.
3.2	Memorandum of Association.
3.3	Amended and Restated Bye-Laws.
4.1	Certificate of Designation of 8½% Cumulative Redeemable Preference Shares of Watford Holdings Ltd., dated March 14, 2014.
4.2	Watford Holdings Ltd. Common Share Shareholders’ Agreement, dated March 25, 2014.
4.3	Watford Holdings Ltd. Common Share Registration Rights Agreement, dated March 25, 2014.
4.4	Watford Holdings Ltd. Preference Share Shareholders’ Agreement, dated March 31, 2014.
4.5	Watford Holdings Ltd. Preference Share Registration Rights Agreement, dated March 31, 2014.
4.6	Watford Holdings Ltd. - Warrant to purchase Common Shares issued to Arch Reinsurance Ltd., dated March 25, 2014.
4.7	Watford Holdings Ltd. - Warrant to purchase Common Shares issued to Highbridge Principal Strategies, LLC, dated March 25, 2014.
10.1	Amended and Restated Services Agreement by and among Watford Re Ltd., Watford Holdings Ltd., Arch Underwriters Ltd., and HPS Investment Partners, LLC, dated January 1, 2019.
10.1.1	Addendum No. 1 effective as of January 1, 2019 to Services Agreement by and among Watford Re Ltd., Watford Holdings Ltd., Arch Underwriters Ltd., and HPS Investment Partners, LLC.
10.2	Amended and Restated Services Agreement by and among Watford Specialty Insurance Co., Arch Underwriters Inc., and HPS Investment Partners, LLC, dated October 1, 2016.
10.3	Amended and Restated Services Agreement by and among Watford Insurance Company, Arch Underwriters Inc., HPS Investment Partners LLC, dated October 1, 2016.
10.3.1	Addendum No. 1 to Amended and Restated Services Agreement by and among Watford Insurance Company, Arch Underwriters Inc., HPS Investment Partners LLC, dated as of November 1, 2017.
10.4	Services Agreement by and among Watford Insurance Company Europe Limited, Arch Underwriters Ltd., and Highbridge Principal Strategies, LLC, dated December 7, 2015.
10.5	Investment Manager Agreement by and between Watford Re Ltd. and Arch Investment Management Ltd., dated April 1, 2016.
10.6	Investment Manager Agreement by and between Watford Specialty Insurance Company and Arch Investment Management Ltd., dated February 1, 2016.
10.7	Investment Manager Agreement by and between Watford Insurance Company and Arch Investment Management Ltd., dated August 1, 2016.
10.8	Investment Manager Agreement by and between Watford Insurance Company Europe Limited and Arch Investment Management Ltd., dated August 1, 2016.
10.9
Second Amended and Restated Investment Management Agreement by and among Watford Re Ltd., Watford Holdings Ltd., Highbridge Investment Partners, LLC, and Arch Underwriters Ltd., effective as of January 1, 2018.

10.10	Amended and Restated Investment Management Agreement by and among Watford Asset Trust I, Watford Re Ltd., and HPS Investment Partners, LLC, effective January 1, 2018.
10.11	Amended and Restated Investment Management Agreement by and among Watford Specialty Insurance Company, HPS Investment Partners, LLC, and Arch Underwriters Inc., effective as of January 1, 2018.
10.12	Amended and Restated Investment Management Agreement by and among Watford Insurance Company, HPS Investment Partners, LLC and Arch Underwriters Inc., effective as of January 1, 2018.
10.13	Investment Management Agreement by and among Watford Insurance Company Europe Limited, HPS Principal Strategies, LLC and Arch Underwriters Ltd., dated December 7, 2015.
10.14	Guarantee Agreement by and among Watford Re Ltd., Watford Holdings Ltd., and Arch Capital Group Ltd., dated March 25, 2014.
10.15#	Quota Share Retrocession Agreement between Arch Reinsurance Europe Underwriting Limited and Watford Re Ltd., effective as of January 1, 2014.
10.15.1#	Addendum No. 1 effective as of January 1, 2017 to Quota Share Retrocession Agreement between Arch Reinsurance Europe Underwriting Designated Activity Company and Watford Re Ltd.
10.16#	Property Catastrophe Quota Share Retrocession Agreement between Arch Reinsurance Ltd. and Watford Re Ltd., effective as of April 1, 2014.
10.16.1	Addendum No. 1 to Property Catastrophe Quota Share Retrocession Agreement between Arch Reinsurance Ltd. and Watford Re Ltd., dated as of September 9, 2014.
10.16.2	Addendum No. 2 to Property Catastrophe Quota Share Retrocession Agreement between Arch Reinsurance Ltd. and Watford Re Ltd., dated as of December 31, 2014.
10.16.3#	Addendum No. 3 effective as of January 1, 2017 to Property Catastrophe Quota Share Retrocession Agreement between Arch Reinsurance Ltd. and Watford Re Ltd.
10.17#	Quota Share Retrocession Agreement between Arch Reinsurance Ltd. and Watford Re Ltd., effective as of January 1, 2014.
10.17.1#	Addendum No. 1 effective as of January 1, 2017 to Quota Share Retrocession Agreement between Arch Reinsurance Ltd. and Watford Re Ltd.
10.18#	Quota Share Retrocession Agreement between Arch Reinsurance Company and Watford Re Ltd., effective as of January 1, 2014.
10.18.1#	Endorsement effective as of April 1, 2014 to Quota Share Retrocession Agreement between Arch Reinsurance Company and Watford Re Ltd.
10.18.2#	Endorsement No. 2 effective as of January 1, 2016 to Quota Share Retrocession Agreement between Arch Reinsurance Company and Watford Re Ltd.
10.18.3#	Endorsement No. 3 effective as of January 1, 2017 to the Quota Share Retrocession Agreement between Arch Reinsurance Company and Watford Re Ltd.
10.19#	Quota Share Retrocession Agreement between Watford Re Ltd. and Arch Reinsurance Ltd., effective as of January 1, 2014.
10.19.1	Addendum No. 1 effective as of January 1, 2014 to Quota Share Retrocession Agreement between Watford Re Ltd. and Arch Reinsurance Ltd.
10.19.2	Addendum No. 2 effective as of July 28, 2015, February 17, 2016 or September 1, 2016 (as applicable) to Quota Share Retrocession Agreement between Watford Re Ltd. and Arch Reinsurance Ltd.
10.19.3	Addendum No. 3 to Quota Share Retrocession Agreement between Watford Re Ltd. and Arch Reinsurance Ltd., dated as of August 30, 2018.
10.20#	Quota Share Reinsurance Agreement between Watford Specialty Insurance Company and Arch Reinsurance Company, effective as of January 1, 2016.
10.20.1	Addendum No. 1 to Quota Share Reinsurance Agreement between Watford Specialty Insurance Company and Arch Reinsurance Company, dated October 15, 2018.
10.21#	Quota Share Reinsurance Agreement between Watford Insurance Company and Arch Reinsurance Company, effective as of September 1, 2016.
10.21.1	Addendum No. 1 effective as of September 1, 2016 to Quota Share Reinsurance Agreement between Watford Insurance Company and Arch Reinsurance Company., dated October 15, 2018.
10.22#	Quota Share Reinsurance Agreement between Watford Insurance Company Europe Limited and Arch Reinsurance Ltd., effective as of July 28, 2015.
10.23	Services Agreement between Watford Holdings (U.S.) Inc. and Arch Reinsurance Company, dated as of October 1, 2015.
10.24	Services Agreement between Watford Holdings (U.S.) Inc. and Arch Capital Services Inc., dated as of October 1, 2015.
10.25	Insurance Management Services Agreement between Quest Insurance Management (Gibraltar) Limited, Watford Insurance Company Europe Limited and Arch Underwriters Ltd., dated July 28, 2015.
10.26	Guarantee Agreement between Watford Insurance Company and Arch Capital Group (U.S.) Inc., dated January 1, 2017.
10.27	Guarantee Agreement between Watford Specialty Insurance Company and Arch Capital Group (U.S.) Inc., dated January 1, 2017.
10.28	Employment Agreement between Watford Holdings Ltd. and John Rathgeber, dated December 4, 2018.
10.29	Employment Agreement between Watford Holdings Ltd. and Jonathan D. Levy, dated December 18, 2018.
10.30	Employment Agreement between Watford Holdings Ltd. and Robert Hawley, dated November 30, 2018.
10.31	Employment Agreement between Watford Holdings Ltd. and Laurence B. Richardson, II, dated November 30, 2018.
10.32	Employment Agreement between Watford Holdings Ltd. and Alexandre Scherer, dated November 18, 2018.
10.33#	Amended and Restated Credit Agreement among Watford Asset Trust I, Bank of America, N.A., dated November 30, 2017.
10.34	Facility letter agreement between Lloyds Bank plc and Watford Re Ltd., dated May 19, 2014.
10.34.1	Continuing Agreement for Standby Letters of Credit between Lloyds Bank plc and Watford Re Ltd., dated May 19, 2014.
10.34.2	Facility extension letter agreement between Lloyds Bank plc and Watford Re Ltd., effective as of May 19, 2017.
10.34.3	Pledge and Security Agreement between Lloyds Bank plc and Watford Re Ltd., dated May 19, 2014.
10.35	2018 Equity Incentive Plan.
10.36	Form of Director and Officer Indemnification Agreement.
10.37	Form of Director Acceptance Letters.
10.38	Amended and Restated Fee Sharing Agreement by and among Arch Underwriters Ltd., Highbridge Principal Strategies, LLC, Watford Re Ltd. and Watford Holdings Ltd., effective as of March 25, 2014.
21.1	List of Subsidiaries.

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#	Certain provisions of this exhibit have been omitted and separately submitted to the Securities and Exchange Commission pursuant to a request for confidential treatment.

Glossary of Selected Reinsurance, Insurance and Investment Terms

Accident year	With respect to losses, the calendar year during which the loss events related to such losses occurred and, with respect to premiums, the calendar year during which such premiums were earned.
Acquisition expense ratio	A ratio calculated by dividing acquisition expenses by net premiums earned.
Acquisition expenses	The aggregate expenses incurred by a company that relate directly to acquiring business, including commissions and underwriting expenses.
Actuary	A person professionally trained in the mathematical and technical aspects of insurance and related fields particularly in the calculation of premiums, actuarial liabilities and other values.
Adjusted acquisition expense ratio
Adjusted acquisition expense ratio is calculated by dividing acquisition expenses by the sum of net premiums earned and other underwriting income (loss). The adjusted acquisition ratio is a non-U.S. GAAP financial measure.

Adjusted combined ratio
The sum of loss and loss adjustment expenses, acquisition expenses and general and administrative expenses, excluding the effects of certain corporate expenses, divided by the sum of net premiums earned and other underwriting income (loss). The adjusted combined ratio is a non-U.S. GAAP financial measure.

Adjusted general and administrative expense ratio
Adjusted general and administrative expense ratio is calculated by dividing general and administrative expenses, excluding the effects of certain corporate expenses, by the sum of net premiums earned and other underwriting income (loss).  The adjusted general and administrative expense ratio is a non-U.S. GAAP financial measure.

Adjusted loss ratio
Adjusted loss ratio is calculated by dividing loss and loss adjustment expenses by the sum of net premiums earned and other underwriting income (loss). The adjusted loss ratio is a non-U.S. GAAP financial measure.

Adjusted underwriting income (loss)
Adjusted underwriting income (loss) is calculated as underwriting income (loss) plus other underwriting income (loss) and excluding certain corporate expenses. Adjusted underwriting income (loss) is a non-U.S. GAAP financial measure.

Admitted insurer	A company licensed or authorized to sell insurance to the general public within a jurisdiction.
A.M. Best rating
An evaluation published by A.M. Best of all life, property, and casualty insurers domiciled in the United States and U.S. branches of foreign property insurer groups active in the United States. The ratings are often used to determine the claims-paying ability, suitability, service record, and financial stability of insurance companies.

Assumed reinsurance	A portion of one or more risks that is accepted by a reinsurer from a ceding insurance company under a contract of reinsurance or ceding reinsurer under a retrocession contract.
Broker
An intermediary who negotiates contracts of insurance or reinsurance, receiving a commission for placement and other services rendered, between (1) a policyholder and a primary insurer, on behalf of the policyholder, (2) a primary insurer and a reinsurer, on behalf of the primary insurer, or (3) a reinsurer and a retrocessionaire, on behalf of the reinsurer.

Capacity
The percentage of surplus that an insurer or reinsurer is willing or able to place at risk or the dollar amount of exposure it is willing to assume. Capacity may apply to a single risk, a program, a line of business or an entire book of business. Capacity may be constrained by legal restrictions, corporate restrictions, or indirect financial restrictions such as capital adequacy requirements.

Case reserves	Loss reserves established with respect to specific, individual reported claims.

Casualty reinsurance
Reinsurance that is primarily concerned with the losses caused by injuries to third persons (persons other than the policyholder) and the legal liability imposed on the policyholder resulting therefrom. This includes, but is not limited to, workers’ compensation, automobile liability and general liability.

Catastrophe
A severe loss, typically involving multiple claimants. Common perils include earthquakes, hurricanes, tsunamis, hailstorms, severe winter weather, floods, fires, tornados, explosions, and other natural or man-made disasters. Catastrophe losses may also arise from acts of war, acts of terrorism and political instability.

Cedant
A ceding insurer or a reinsurer. A ceding insurer is an insurer that underwrites and issues an original, primary policy to an insured and contractually transfers (cedes) a portion of the risk to a reinsurer. A ceding reinsurer is a reinsurer that transfers (cedes) a portion of the underlying reinsurance to a retrocessionaire.

Cede	When a party reinsures its liability to another party, it “cedes” business to the reinsurer and is referred to as the “customer,” “ceding party” or “cedant.”
Claim	Request by an insured or reinsured for indemnification by an insurance or reinsurance company for loss incurred from an insured peril or event.
Combined ratio
The ratio of loss and loss adjustment expenses, acquisition expenses and general and administrative expenses to net premiums earned, or equivalently, the sum of the loss ratio, acquisition expense ratio and general and administrative expense ratio.

Commercial lines	The various kinds of insurance that are written for businesses such as property, workers’ compensation and crop.
Cost of underwriting collateral
The cost of underwriting capital is calculated as the revolving credit agreement expenses for the investment grade portfolios divided by the average total revolving credit agreement borrowings for the investment grade portfolios during the period.

Customer	A party whose liability is reinsured by a reinsurer. Also known as a “cedant” or “ceding company.”
Demand surge	The temporary inflation of costs for building materials and labor resulting from increased demand for rebuilding services in the aftermath of a catastrophe.
Direct insurance	Insurance sold by an insurer that contracts with the insured, as distinguished from reinsurance.
Excess
Coverage means a layer of insurance coverage which attaches in excess of the point at which the limit of the primary coverage becomes exhausted by the payment of one or more claims; there may be multiple layers of excess coverage.

Excess and surplus lines
Lines of insurance generally unavailable from admitted insurers due to perceived risk related to the insured’s business and which, consequently, are placed by excess and surplus lines agents or brokers with insurers that are not admitted, but are eligible to accept business on an excess and surplus lines basis, in the subject jurisdiction.

Excess of loss reinsurance	Reinsurance that indemnifies the reinsured against all or a specified portion of losses in excess of a specified dollar or percentage loss ratio amount.
Exclusions	A listing of specific types of coverage or loss that are not covered by a given treaty contract.
Facultative reinsurance
In pro rata reinsurance, the reinsurance of part or all of the insurance provided by a single policy, with separate negotiation for each policy cession of insurance-for sharing liability, premium and loss. In excess of loss reinsurance, the reinsurance of each policy, with separate negotiation for each-for indemnity of loss in excess of the reinsured’s loss retention. The word “facultative” connotes that both the primary insurer and the reinsurer usually have the faculty or option of accepting or rejecting the individual submission (as distinguished from the obligation to cede and accept, to which the parties agree in most treaty reinsurance).

Financial strength rating	The opinion of rating agencies regarding the financial ability of an insurance or reinsurance company to meet its financial obligations under its policies.

Frequency	The number of claims occurring during a given coverage period.
General and administrative expense ratio	A ratio calculated by dividing general and administrative expenses by net premiums earned.
Growth in basic and diluted book value per share
Basic and diluted book value per share is calculated by dividing common shareholders’ equity by the number of issued and outstanding shares at the end of each reporting period. Growth in basic and diluted book value per share is calculated as the percentage change in value of beginning and ending basic and diluted book value per share over the reporting period.

Incurred but not reported (IBNR)
Reserves for estimated loss and loss adjustment expenses that have been incurred by insureds and reinsureds, but not yet reported to the insurer or reinsurer, including unknown future developments on loss and loss adjustment expenses which are known to the insurer or reinsurer.

Kroll Bond Rating Agency (KBRA)
An evaluation published by Kroll Bond Rating Agency (“KBRA”) of certain life, property and casualty insurers and reinsurers that have sought a rating from KBRA, which ratings are often used in the determination of the claims-paying ability, suitability, service record and financial stability of such insurance and reinsurance companies.

Lloyds	The Lloyds of London insurance market.
Long-tail
Certain types of third-party liability exposures (e.g., malpractice, products, errors and omissions) where the incidence of loss and the determination of damages are frequently subject to delays which extend beyond the term the insurance or reinsurance was in force. An example would be asbestos liability, where the manifestation of the disease and determination of liability does not occur until years later.

Loss adjustment expenses	The expenses of settling claims, including legal and other fees and the portion of general expenses allocated to claim settlement costs. Also known as claim adjustment expenses.
Loss ratio	A ratio calculated by dividing loss and loss adjustment expenses by net premiums earned.
Loss reserve development	The difference between the amount of reserves for losses and loss adjustment expenses initially estimated by an insurer or reinsurer and the amount re-estimated in an evaluation at a later date.
Losses occurring	Contracts and policies that cover claims that may occur during the term of the contract or policy, which is typically 12 months.
Margin	As a pricing factor (along with expenses and losses), the profit the insurer or reinsurer expects to earn.
Minimum solvency margin (MSM)	The minimum excess unimpaired surplus as a percent of outstanding loss reserve as set by regulators.
Net assets under management
Net assets under management is calculated as the sum of total investments, accrued investment income and receivables for securities sold, less revolving credit agreement borrowings, payable for securities purchased and payable for securities sold short.

Net interest income	Net interest income is defined as interest income, less investment management fees - related parties and borrowing and miscellaneous other investment expenses.
Net interest income return on average net assets under management
Calculated by dividing net interest income by the average net assets under management. The average net assets under management is calculated as the average of the beginning and ending balance of net assets under management for each quarterly period. For the twelve month period, average net assets under management is calculated using the averages of each quarterly period.

Net investment income (loss)	Net investment income (loss) is defined as the sum of net interest income and realized and unrealized gain (loss) on investments, less investment performance fees - related parties.

Net investment income return on average net assets under management
Calculated by dividing net investment income (loss) by the average net assets under management. The average net assets under management is calculated as the average of the beginning and ending balance of net assets under management for each quarterly period. For the twelve month period, average net assets under management is calculated using the averages of each quarterly period.

Net investment income return on average total investments
Calculated by dividing net investment income by average total investments per the balance sheet. For the twelve month period, average total investments is calculated using the averages of each quarterly period.

Net reserve	Gross reserve for losses and loss adjustment expenses less unpaid losses and loss adjustment expenses recoverable from reinsurers.
Non-admitted insurers
A company not licensed to do business in the jurisdiction in question. A non-admitted insurer is permitted to issue insurance policies only in accordance with an exemption from the jurisdiction’s insurance licensing laws, for example, through an excess and surplus lines broker licensed in that jurisdiction, or to issue policies “self- procured” by the insured or its broker from the insurer outside the jurisdiction of the insured. Also known as an unauthorized insurer and unlicensed insurer.

Personal lines	Types of insurance or reinsurance written for individuals or families, rather than for businesses.
Premiums; written, earned, unearned and net
Premiums represent the cost of insurance that is paid by the cedant or insurer to the insurer or reinsurer. Written represents the complete amount of premiums received, and earned represents the amount recognized as income over a period of time. Unearned is the difference between written and earned premiums. Net premiums written is an insurer’s or reinsurer’s gross premiums written less premiums ceded to reinsurers or retrocessional reinsurers.

Primary
Coverage is the lowest (and perhaps only) layer of direct insurance coverage which may apply to the first dollar of loss or, more commonly, in excess of a deductible or retention to be borne by the insured.

Probable maximum loss (PML)
The anticipated maximum loss that could result, as opposed to MFL (maximum foreseeable loss), which would be a similar valuation, but on a worst case basis. Underwriting decisions would typically be influenced by PML evaluations, and the amount of reinsurance ceded on a risk would normally be predicated on the PML valuation.

Program administrator
A licensed insurance agent who is delegated authority to manage part of an insurer’s insurance business. The scope of any particular program administrator’s authority is governed by a contract with the insurer and may include the authority to bind insurance coverage on behalf of the insurer and/or settle claims.

Program business	Products written through managing general agents to whom the insurer has delegated underwriting and claims settlement authority.
Property reinsurance
Reinsurance exposures that are exposed to losses from damage or theft to buildings and their contents-money and securities, records, inventory, furniture, machinery, supplies and even intangible assets such as trademarks.

Proportional reinsurance
All forms of reinsurance in which the reinsurer shares a proportional part of the original premiums and losses of the reinsured. In proportional reinsurance, the reinsurer generally pays the client a ceding commission. The ceding commission generally is based on the customer’s cost of acquiring the business being reinsured (including commissions, premium taxes, assessments and miscellaneous administrative expenses) and also may include a profit component. Frequently referred to as quota share reinsurance.

Quota share reinsurance	A form of proportional reinsurance in which the reinsurer assumes an agreed percentage of each underlying insurance contract being reinsured.

Reinsurance
The practice whereby one party, called the reinsurer, in consideration of a premium paid to it, agrees to indemnify another party, called the reinsured, for part or all of the liability assumed by the reinsured under a policy or policies of insurance which the reinsured has issued. The reinsured may also be referred to as the original insurer, the direct writing company, or the ceding company.

Reinsurer	An insurer that agrees to indemnify another insurer against all or part of a loss which the latter may incur under a policy or policies of insurance it has issued.
Reserves; claim reserves; loss reserves; loss adjustment expense reserves
Liabilities established by insurers and reinsurers to reflect the estimated cost of claims payments and the related expenses that the insurer or reinsurer will ultimately be required to pay in respect of insurance or reinsurance contracts it has written. Reserves are established for claims, losses and for loss adjustment expenses, and consist of reserves established with respect to individual reported claims and incurred, but not reported losses.

Retention
In the context of reinsurance, the amount or portion of a risk which an insurer retains or assumes for its own account. Losses, or a portion thereof, in excess of the retention level are paid by the reinsurer. In quota share or pro rata reinsurance, the retention may be a percentage of the original policy limit. In excess of loss reinsurance, the retention may be a fixed amount of loss, a loss ratio, or a percentage of loss. In the context of direct insurance, the “
retention” (or “deductible”) means the amount of covered loss that the policyholder must retain for the policyholder’s own account, above which the insurer’s obligations apply.

Retrocession; retrocessional coverage
A transaction whereby a reinsurer cedes to another reinsurer, commonly referred to as the retrocessionaire, all or part of the reinsurance that the first reinsurer has assumed. Retrocessional reinsurance does not legally discharge the ceding reinsurer from its liability with respect to its obligations to the reinsured.

Return on average equity
Return on average equity represents net income (loss) expressed as a percentage of average common shareholders’ equity during the period. Annualized return on average equity for quarterly periods is calculated by extrapolating the quarterly return on average equity over a twelve month period. For the twelve month period, the average common shareholders’ equity is calculated as the average of the beginning and ending common shareholders’ equity of each quarterly period.

Risk transfer	The shifting of all or a part of a risk to another party.
Risk-adjusted return	A concept that refines an investment’s return by measuring how much risk is involved in producing that return, which is generally expressed as a number or rating.
Risks attaching
Contracts that cover claims that attach to the underlying insurance policies written during the terms of such contracts; risks attaching coverage does not apply to events during the stated term of the reinsurance which trigger underlying policies that incepted prior to the stated term and extend into the stated term of the reinsurance.

Short-tail
A type of insurance or reinsurance where payments for losses are made over shorter periods of time, providing the insurance or reinsurance company with a reduced opportunity to generate investment earnings. Property insurance is an example of short-tail business. The opposite of short-tail business is long-tail business.

Solvency II
Solvency II is a European Union legislative program that was implemented on January 1, 2016 in all 27 Member States. It introduces a new, harmonized European Union-wide insurance regulatory regime and governs the prudential regulation of insurers and reinsurers in the European Union. The legislation replaced 14 existing European Union insurance directives.

Specialty lines	Lines of insurance and reinsurance that provide coverage for risks that are often unusual or difficult to place and do not fit the underwriting criteria of standard commercial products carriers.
Surplus
The amount by which an insurer’s assets exceed its liabilities. It is the equivalent of “owners’ equity” in standard accounting terms. The ratio of an insurer’s premiums written to its surplus is one of the key measures of its solvency.

Tail	The length of time between receiving premiums and paying out claims.
Total capital	The sum of our total shareholders’ equity plus our contingently redeemable preferred shares.
Treaty reinsurance
A form of reinsurance in which the ceding company makes an agreement to cede certain classes of business to a reinsurer. The reinsurer, in turn, agrees to accept all business qualifying under the agreement, known as the “treaty.” Under a reinsurance treaty, the ceding company is assured that all of its risks falling within the terms of the treaty will be reinsured in accordance with treaty terms.

Umbrella liability
A policy designed to provide protection against catastrophic losses. It generally is written over various primary liability policies, such as the business auto policy, commercial general liability policy, watercraft and aircraft liability policies, and employer’s liability coverage. The umbrella policy serves three purposes: it provides excess limits when the limits of underlying liability policies are exhausted by the payment of claims; it drops down and picks up where the underlying policy leaves off when the aggregate limit of the underlying policy in question is exhausted by the payment of claims; and it provides protection against some claims not covered by the underlying policies, subject to the assumption by the named insured of a self-insured retention.

Underwriter	An employee of an insurance or reinsurance company who examines, accepts or rejects risks and classifies risks in order to charge an appropriate premium for each accepted risk.
Underwriting
The process of evaluating, defining and pricing reinsurance risks including, where appropriate, the rejection of such risks, and the acceptance of the obligation to pay the reinsured under the terms of the contract.

Underwriting cycle
Market-wide fluctuations in the prevailing level of insurance and reinsurance premiums. A soft market, i.e., a period of increased competition, depressed premiums and excess capacity, is followed by a hard market, i.e., a period of rising premiums and decreased capacity.

Underwriting income (loss)	Net premiums earned, less loss and loss adjustment expenses, acquisition expenses and general and administrative expenses. Underwriting income (loss) is a non-U.S. GAAP financial measure.

Signatures
Pursuant to the requirements of Section 12 of the Securities Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:	January 29, 2019

WATFORD HOLDINGS LTD.

By:	/s/ John F. Rathgeber
John F. Rathgeber, Chief Executive Officer